As filed with the Securities and Exchange Commission on April 18, 2008

Registration No. 333-149480

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NYSE Euronext

(Exact name of registrant as specified in its charter)

Delaware	6200	20-5110848
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

11 Wall Street

New York, New York 10005

(212) 656-3000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

John K. Halvey, Esq.

Executive Vice President, General Counsel and Corporate Secretary

NYSE Euronext

11 Wall Street

New York, New York 10005

(212) 656-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David C. Karp, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Roland Hlawaty, Esq. John D. Franchini, Esq. Milbank, Tweed, Hadley & McCloy LLP One Chase Manhattan Plaza New York, New York 10005 (212) 530-5000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)(4)
Common stock, par value $0.01 per share	Not Applicable	Not Applicable	$520,000,000	$20,436

(1)	In accordance with Rule 457(o) under the Securities Act of 1933, the number of shares has not been included.

(2)	Estimated solely for the purpose of calculation of the registration fee. Pursuant to Rule 457(o), the registration fee has been computed on the basis of the maximum aggregate offering price of the shares of the Registrant’s common stock expected to be issued. In the proposed merger, the registrant will issue (i) shares of common stock with a value of $260,000,000 plus (ii) shares of common stock with a value equal to the net proceeds from the sale of the headquarters of American Stock Exchange LLC. Under the terms of the merger agreement (as defined herein), the number of shares to be issued pursuant to clause (ii) cannot exceed the number of shares to be issued pursuant to clause (i) (adjusted for stock splits, combinations, reclassifications or other similar transactions occurring after the completion of the mergers). Solely for purposes of calculating the maximum aggregate offering price, the registrant has assumed that the value of the common stock being issued pursuant to clause (ii) will not exceed $260,000,000.

(3)	Calculated by multiplying the estimated aggregate offering price of securities to be registered by 0.00003930.

(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this document is subject to completion or amendment. A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

SUBJECT TO COMPLETION, DATED APRIL 18, 2008

PROXY STATEMENT OF THE AMEX MEMBERSHIP CORPORATION	PROSPECTUS OF NYSE EURONEXT

TO THE MEMBERS OF THE AMEX MEMBERSHIP CORPORATION

ACQUISITION PROPOSAL—YOUR VOTE IS VERY IMPORTANT

NYSE Euronext and The Amex Membership Corporation (“MC”) have entered into a merger agreement whereby NYSE Euronext, the world’s leading and most liquid exchange group, has agreed to acquire the business of MC and its subsidiaries, including the American Stock Exchange LLC (“Amex”). Following the transactions contemplated by the merger agreement, a successor to Amex will function as a self-regulatory organization and operate a securities exchange business. The proposed transaction offers Amex the scale and liquidity that it likely would not be able to achieve going forward independently. The proposed transaction also provides MC members with an opportunity to obtain an ownership stake in NYSE Euronext. We are sending you this proxy statement/prospectus in order to provide you with important information regarding the proposed acquisition.

Under the terms of the merger agreement, upon the completion of the transactions contemplated thereby, each holder of a regular membership of MC is expected to receive approximately $311,923 in shares of NYSE Euronext common stock for such membership and each holder of an options principal membership (“OPM”) of MC is expected to receive approximately $275,923 in shares of NYSE Euronext common stock for such membership. This estimated dollar value of the shares of NYSE Euronext common stock to be received by each member has been calculated based on the 807 regular memberships and 30 OPMs currently outstanding. The actual number of shares received by each member will be calculated by dividing the dollar amount of NYSE Euronext common stock such member is entitled to receive by the volume-weighted average price of NYSE Euronext common stock during the 15 consecutive trading days leading up to the date on which NYSE Euronext’s acquisition of the business of Amex is completed. In addition, the holders of memberships will also be entitled to receive contingent consideration in the form of additional shares of NYSE Euronext common stock based on the net proceeds, if any, from the sale of the Amex headquarters in lower Manhattan, if such sale occurs within a specified period of time and certain other conditions are met. Shares of NYSE Euronext common stock that are issued pursuant to the merger agreement will be listed on the New York Stock Exchange (“NYSE”) and Euronext Paris and will be freely transferable subject to the ownership and voting limitations contained in the organizational documents of NYSE Euronext. Any contingent consideration will be distributed equally among each regular and options principal member. The acquisition has been structured through a series of mergers that are intended to qualify as tax-free transactions for U.S. federal income tax purposes. The completion of the acquisition is subject to certain conditions.

Upon the completion of the acquisition, all trading rights appurtenant to memberships will be cancelled. In addition, effective upon the completion of the acquisition, each lessee of a membership will cease to have any trading rights under its lease. Physical and electronic access to Amex’s trading facilities following the acquisition will be made available to individuals and organizations that obtain a trading permit from Amex. For a period of one year following the completion of the acquisition, assuming the market structure of Amex remains substantially the same, NYSE Euronext expects to make Amex equity trading permits available at a price no greater than the cost of licenses to trade on the NYSE and to make Amex options trading permits available at a price no greater than the price of NYSE Arca, Inc. options trading permits.

We will hold a special meeting at which we will ask the members of MC to approve the merger agreement and the transactions contemplated thereby. The merger agreement must be approved by the affirmative vote of at least two-thirds of the votes cast by the persons entitled to exercise voting rights thereon at a duly convened meeting where a quorum is present. The affirmative vote also must represent a majority of the votes held by persons entitled to exercise voting rights.

BOTH THE BOARD OF DIRECTORS OF MC AND THE BOARD OF GOVERNORS OF AMEX HAVE APPROVED THE MERGER AGREEMENT AND RECOMMEND THAT THE MEMBERS VOTE “FOR” ITS APPROVAL.

Your vote is very important. Whether or not you plan to attend the special meeting of the members, please vote as soon as possible to make sure your membership is represented at the special meeting. If you do not vote, it may have the same effect as a vote against the approval and adoption of the merger agreement. If you abstain from voting on this proposal, it will have the same effect as a vote against the proposal.

We urge you to read this document carefully, including the “ Risk Factors” section that begins on page [22].

Sincerely,

Neal L. Wolkoff Chairman and Chief Executive Officer American Stock Exchange LLC	Matthew H. Frank Chairman The Amex Membership Corporation

Neither the U.S. Securities and Exchange Commission nor any state securities regulator has approved or disapproved of the securities to be issued in connection with the mergers, or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This document is dated [—], 2008 and was first mailed, with the form of proxy, to members on or about [—], 2008.

CERTAIN FREQUENTLY USED TERMS

Unless otherwise specified or if the context so requires:

•

“Amex” refers (1) prior to the completion of NYSE Euronext’s acquisition of the business of MC, to the American Stock Exchange LLC, a Delaware limited liability company, a wholly owned subsidiary of MC and a registered U.S. national securities exchange; and (2) following the completion of NYSE Euronext’s acquisition of the business of MC, to the American Stock Exchange LLC (currently known as American Stock Exchange 2, LLC and sometimes referred to in this document as “Amex merger sub”), a Delaware limited liability company, a wholly owned subsidiary of NYSE Euronext and a registered U.S. national securities exchange;

•

“Archipelago” refers to Archipelago Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of NYSE Group, and its subsidiaries and, where the context requires, its predecessor, Archipelago Holdings, LLC, a Delaware limited liability company and its subsidiaries;

•

“merger agreement” refers to the Agreement and Plan of Merger, dated as of January 17, 2008, by and among NYSE Euronext, Amsterdam Merger Sub, LLC, a Delaware limited liability company and a newly formed wholly owned subsidiary of NYSE Euronext, MC, AMC Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of MC, American Stock Exchange Holdings, Inc., a Delaware corporation and a newly formed wholly owned subsidiary of MC, Amex and American Stock Exchange 2, LLC, a Delaware limited liability company and a wholly owned subsidiary of American Stock Exchange Holdings, Inc.;

•	“MC” refers to The Amex Membership Corporation, a New York Type A not-for-profit corporation, and its subsidiaries;

•	“Euronext” refers to Euronext N.V., a company organized under the laws of the Netherlands and a subsidiary of NYSE Euronext, and its subsidiaries;

•

“NYSE” refers to (1) prior to the completion of the business combination of the New York Stock Exchange, Inc. and Archipelago, which occurred on March 7, 2006, New York Stock Exchange, Inc., a New York Type A not-for-profit corporation and a registered U.S. national securities exchange, and (2) after the completion of such business combination on March 7, 2006, New York Stock Exchange LLC, a New York limited liability company, a wholly owned subsidiary of NYSE Group and a registered U.S. national securities exchange, and, where the context requires, its subsidiaries, NYSE Market, Inc., a Delaware corporation, and NYSE Regulation, Inc., a New York Type A not-for-profit corporation;

•

“NYSE Arca” refers to, collectively: NYSE Arca, L.L.C., a Delaware limited liability company (formerly known as Archipelago Exchange, L.L.C.), NYSE Arca, Inc., a Delaware corporation (formerly known as the Pacific Exchange, Inc.), and NYSE Arca Equities, Inc., a Delaware corporation (formerly known as PCX Equities, Inc.);

•	“NYSE Arca, Inc.,” where that specific term is used, refers to the entity registered as a U.S. national securities exchange (formerly known as the Pacific Exchange, Inc.);

•	“NYSE Euronext” refers to NYSE Euronext, a Delaware corporation, and its subsidiaries; and

•	“NYSE Group” refers to NYSE Group, Inc., a Delaware corporation and a wholly owned subsidiary of NYSE Euronext, and its subsidiaries.

ADDITIONAL INFORMATION

This proxy statement/prospectus forms a part of a registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) by NYSE Euronext. Please note that copies of the documents provided to you will not include exhibits to the registration statement of which this proxy statement/prospectus is a part. If you are an MC member, in order to receive timely delivery of requested exhibits in advance of the special meeting, you should make your request no later than 5:00 p.m., Eastern Standard Time on [—] to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, call Toll-Free: (800) 322-2885, call Collect: (212) 929-5500, email: proxy@mackenziepartners.com.

No person is authorized to give any information or to make any representation with respect to the matters that this document describes other than those contained in this document or the exhibits, and, if given or made, the information or representation must not be relied upon as having been authorized by NYSE Euronext or MC. This document does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this document nor any distribution of securities made under this document shall, under any circumstances, create an implication that there has been no change in the affairs of NYSE Euronext or MC since the date of this document or that any information contained herein is correct as of any time subsequent to the date of this document.

Each of NYSE Euronext and Amex maintains an Internet site. The NYSE Euronext Internet site is at www.nyse.com. The Amex Internet site is at www.amex.com. Information contained in or otherwise accessible through these Internet sites is not a part of this proxy statement/prospectus. All references in this proxy statement/prospectus to these Internet sites are inactive textual references to these URLs and are for your information only.

THE AMEX MEMBERSHIP CORPORATION

Notice of Special Meeting of Members

To Be Held on [—], 2008

To:	Regular Members and Options Principal Members (collectively, the “members”) of The Amex Membership Corporation (“MC”):

A special meeting of the members will be held on [—], 2008, at [—], Eastern Standard Time, at 86 Trinity Place, New York, NY 10006 for the following purposes, as described in this document of which this Notice forms a part:

(1)	to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 17, 2008 (the “merger agreement”), by and among NYSE Euronext, Amsterdam Merger Sub, LLC (“merger sub”), MC, AMC Acquisition Sub, Inc., American Stock Exchange Holdings, Inc. (“Holdings”), American Stock Exchange LLC (“Amex”) and American Stock Exchange 2, LLC (“Amex merger sub”), the transactions contemplated by the merger agreement, whereby a successor to Amex will become an indirect wholly owned subsidiary of NYSE Euronext, and other actions as disclosed in the attached proxy statement/prospectus;

(2)	to consider and vote on any proposal that may be made by the Chairman of the board of directors of MC to adjourn or postpone the special meeting for the purpose of soliciting additional proxies with respect to the above-mentioned proposal; and

(3)	to transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

Each (i) owner of record of a membership in good standing as of the close of business on [—], 2008, the record date for the meeting, or in the case of a membership held subject to a special transfer or lease agreement, the lessor or the lessee as specified in the special transfer or lease agreement, or (ii) a designee of such a person authorized to vote pursuant to an irrevocable proxy (in each case, a “Voting Member”), will be entitled to vote on the matters presented at the special meeting and at any adjournment thereof. Each Voting Member will be entitled to one vote for each membership with respect to which such person has the right to vote. The presence, in person or by proxy, of a majority of the memberships entitled to vote is necessary to constitute a quorum at the special meeting.

The merger agreement must be approved by the affirmative vote of at least two-thirds of the votes cast by the persons entitled to exercise voting rights thereon at a duly convened meeting where a quorum is present. The affirmative vote also must represent a majority of the votes held by persons entitled to exercise voting rights. If you do not vote, it may have the same effect as a vote against the approval and adoption of the merger agreement. If you abstain from voting on this proposal, it will have the same effect as a vote against the proposal.

The approval of any other proposals presented at the special meeting generally requires the affirmative vote of a majority of the votes cast by the members at the special meeting where a quorum is present.

If no quorum of members is present in person or by proxy at the special meeting, the special meeting may be adjourned by a majority of the memberships present and entitled to vote at that meeting.

BOTH THE BOARD OF DIRECTORS OF MC AND THE BOARD OF GOVERNORS OF AMEX RECOMMEND THAT YOU VOTE “FOR” THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND “FOR” ANY PROPOSAL THAT MAY BE MADE BY THE CHAIRMAN OF THE BOARD OF DIRECTORS OF MC TO ADJOURN OR POSTPONE THE MC SPECIAL MEETING FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES.

You may vote in person or by proxy. To grant a proxy to vote, you can use one of the following three methods: (1) call toll free 1-800-690-6903; (2) log onto Internet voting website at www.proxyvote.com; or (3) mark, date and sign the enclosed proxy/ballot card and return it promptly in the enclosed postage-paid envelope. It is required that proxy/ballot cards be mailed or delivered so that they will be received on or before the close of business on [—], 2008. If you vote by phone or Internet, do not mail the proxy/ballot card. Members submitting proxies by phone or through the Internet must do so no later than [—], 2008. All memberships represented by properly executed proxy/ballot cards or voting instructions (including instructions given by phone or Internet) received in time for the MC special meeting will, unless revoked, be voted in accordance with the instructions indicated on those proxies or voting instructions. If you return a properly executed proxy/ballot card but do not indicate how you want to vote on a particular proposal, your proxy will be voted in accordance with the recommendation of the board of directors of MC (and, therefore, will be voted in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement).

Please vote promptly whether or not you expect to attend the special meeting. Returning your completed proxy/ballot, thereby granting your proxy, in advance of the special meeting will not prevent you from voting in person at the special meeting. Please note, however, that if you vote by proxy, you will not need to attend the special meeting of the members, or take any further action in connection with the special meeting, because you already will have directed your proxy how you wish to vote with respect to the proposals. The proxy may be granted by any Voting Member, as defined above.

You may revoke your proxy at any time before it is exercised at the special meeting by taking any of the following actions:

•	delivering a written notice to the corporate secretary of MC by any means, including facsimile, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	delivering a proxy/ballot relating to the same membership on a later date than the date of the proxy/ballot you previously returned;

•	voting again by Internet or telephone; or

•	attending the special meeting and voting in person, although attendance at the meeting without voting will not, by itself, revoke a proxy.

We encourage you to vote on this important matter.

The Board of Directors of MC and the Board of Governors of Amex

Geraldine M. Brindisi

Corporate Secretary

On behalf of the Board of Directors of MC and the Board of Governors of Amex

[—], 2008

- i -

- ii -

- iii -

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETING OF MC MEMBERS

The questions and answers below highlight only selected procedural information from this document. They do not contain all of the information that may be important to you. You should read carefully this entire document, including the annexes, to fully understand the proposed transaction and the voting procedures for the special meeting.

Q:	What is the proposed transaction for which I am being asked to vote?

A:	As a member of MC, you are being asked to vote to approve and adopt the merger agreement, pursuant to the terms of which the business of MC and its subsidiaries (including Amex) will be acquired by NYSE Euronext, the world’s leading and most liquid exchange group with both the highest average daily value of cash trading and the largest market capitalization of listed operating companies of all exchanges.

All five members of the board of directors of MC and 10 of the 11 members of the board of governors of Amex in attendance have voted to recommend that the members vote for the proposal to approve and adopt the merger agreement. For a discussion of their reasons for this recommendation, see “The Mergers—MC and Amex’s Reasons for the Mergers; Recommendation of the Mergers.”

Q:	What will I receive in the mergers if I am a member?

A:	Under the terms of the merger agreement, each holder of a regular membership is expected to receive approximately $311,923 in shares of NYSE Euronext common stock for each such membership and each holder of an OPM is expected to receive approximately $275,923 in shares of NYSE Euronext common stock for each such membership. The estimated dollar value of the shares of NYSE Euronext common stock to be received by each member is calculated based on the 807 regular memberships and 30 OPMs currently outstanding. The actual number of shares received by each member will be calculated by dividing the dollar amount of NYSE Euronext common stock such member is entitled to receive by the volume-weighted average price of NYSE Euronext common stock during the 15 consecutive trading days leading up to the date on which NYSE Euronext’s acquisition of the business of Amex is completed. In addition, the holders of memberships will also be entitled to receive contingent consideration (the “contingent consideration”) in the form of additional shares of NYSE Euronext common stock based on the net proceeds, if any, from the sale of the Amex headquarters in lower Manhattan, if such sale occurs within a specified period of time and certain conditions are met. Shares of NYSE Euronext common stock that are issued in the mergers will be listed on the NYSE and Euronext Paris and will be freely transferable subject to the ownership and voting limitations contained in the NYSE Euronext organizational documents. The contingent consideration, if any, will be distributed equally among each regular and options principal member. For a description of the merger consideration and contingent consideration, see “The Mergers—General—Contingent Consideration” and “The Merger Agreement—Contingent Consideration Upon Sale of the Amex Headquarters.”

Q: How do I vote?

A:	After carefully reading and considering the information contained in this document (including the annexes), please vote by telephone, through the Internet or by returning your signed and dated proxy card by mail as soon as possible so that your membership is represented and voted at the special meeting. Alternatively, you may vote in person at the special meeting by ballot.

You should be aware that, as of April 14, 2008, directors of MC and governors of Amex held memberships entitling them to cast an aggregate of 47 votes on the proposal, representing 5.62% of the total membership votes that may be cast.

Q-1

Q:	What happens if I do not vote or if I abstain from voting?

A:	The merger agreement must be approved by the affirmative vote of at least two-thirds of the votes cast by the persons entitled to exercise voting rights thereon at a duly convened meeting where a quorum is present. The affirmative vote also must represent a majority of the votes held by persons entitled to exercise voting rights. As a result, if you do not vote, it may have the same effect as a vote against the proposal. If you abstain from voting on this proposal, it will have the same effect as a vote against the proposal.

The approval of any other proposals presented at the special meeting generally requires the affirmative vote of a majority of the votes cast by the members at the special meeting where a quorum is present. If no quorum of members is present in person or by proxy at the special meeting, the special meeting may be adjourned by a majority of the memberships present and entitled to vote at that meeting.

All memberships represented by properly executed proxy/ballot cards or voting instructions (including instructions given by phone or Internet) received in time for the MC special meeting will, unless revoked, be voted in accordance with the instructions indicated on those proxies or voting instructions. If you return a properly executed proxy/ballot card but do not indicate how you want to vote on a particular proposal, your proxy will be voted in accordance with the recommendation of the board of directors of MC (and, therefore, will be voted in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement).

Q:	Can I change my vote after I have delivered my proxy?

A:	You may revoke your proxy at any time before it is exercised at the special meeting by taking any of the following actions:

•	delivering a written notice to the corporate secretary of MC by any means, including facsimile, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	delivering a proxy/ballot relating to the same membership on a later date than the date of the proxy/ballot that you previously returned;

•	voting again by Internet or telephone; or

•	attending the special meeting and voting in person, although attendance at the meeting without voting will not, by itself, revoke a proxy/ballot.

Q.	When and where will the special meeting take place?

A.	The special meeting will be held on [—], 2008, at [—], Eastern Standard Time, at 86 Trinity Place, New York, NY 10006.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger agreement or how to submit your proxy/ballot, or if you need additional copies of this document, the form of election or the enclosed proxy card, you should contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Call Toll-Free: 1-800-322-2885

Call Collect: 212-929-5500

Email: proxy@mackenziepartners.com

Q-2

SUMMARY

This summary highlights selected information in this document and may not contain all of the information that is important to you. You should carefully read this entire document, including its annexes, for a more complete understanding of the merger agreement, the transactions contemplated by the merger agreement, NYSE Euronext and MC.

The Parties

NYSE Euronext (see page 131)

NYSE Euronext is a holding company created by the combination of the businesses of NYSE Group, Inc. and Euronext N.V., which was completed on April 4, 2007. NYSE Euronext is the world’s leading and most liquid exchange group with both the highest average daily value of cash trading and the largest market capitalization of listed operating companies of all exchanges. NYSE Euronext offers a diverse array of financial products and services, and operates six cash equities and six derivatives exchanges in six countries and two continents. NYSE Euronext is a world leader for trading in cash equities, exchange traded funds (“ETFs”) and other structured products, and equity and interest rate derivatives, as well as the creation and global distribution of market information related to trading in these products. NYSE Euronext is the largest listing venue in the world, home to corporations representing over $30 trillion in market capitalization (as of December 31, 2007). In the United States, NYSE Euronext operates NYSE and NYSE Arca, leading providers of securities listing, trading and market data products and services. In Europe, NYSE Euronext operates cash equities and derivatives exchanges through its subsidiaries in Belgium, France, the Netherlands and Portugal, in addition to services for derivatives markets in the United Kingdom. NYSE Euronext also operates a globally-distributed connectivity network and provides commercial trading and information technology solutions for customers and other exchanges. Representing a combined $30.4 trillion total market capitalization of listed operating companies and average daily trading value of approximately $141.2 billion (as of December 31, 2007), NYSE Euronext seeks to provide the highest standards of market quality and integrity, innovative products and services to investors, issuers, and all users of its markets. For the year ended December 31, 2007, based on financial statements prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), NYSE

Euronext generated $4,158 million in total revenues and $643 million in net income.

NYSE Euronext’s principal executive offices are located at 11 Wall Street, New York, New York 10005 and the telephone number is (212) 656-3000.

Amsterdam Merger Sub, LLC

Amsterdam Merger Sub, LLC, a Delaware limited liability company (which we refer to in this document as “merger sub”), is a wholly owned subsidiary of NYSE Euronext that was formed for the purpose of completing the mergers. Merger sub has not engaged in any business except activities incidental to its organization and in connection with the transactions contemplated by the merger agreement.

The Amex Membership Corporation

The Amex Membership Corporation (which we refer to in this document as “MC”), a New York Type A not-for-profit corporation, is the holding company of Amex.

MC’s principal executive offices are located at 86 Trinity Place, New York, New York 10006 and the telephone number is (212) 306-1000.

American Stock Exchange LLC (see page 256)

American Stock Exchange LLC (which we refer to in this document as “Amex”) operates a securities market that conducts trading through an auction market structure that has both floor-based and electronic features. Amex offers trading across a full range of equities, options and ETFs. In addition to its role as a national equities market in the United States, Amex has been the pioneer of ETFs, responsible for bringing the first domestic ETF product to market in 1993 and continues to have the largest number of ETF listings of any exchange in the United States. Amex also operates one of seven options exchanges in the United States, which trades options on domestic and foreign stocks, American depositary receipts (“ADRs”), broad-based, industry and sector and international indexes, ETFs and Holding Company Depositary Receipts (“HOLDRs”). Amex also offers trading in structured products and disseminates market data.

Amex generates revenue primarily from execution services (transaction charges), issuer services (listing fees) and market information services (primarily tape revenue). Amex also generates revenue from registration fees, assessment fees and other revenues, including fees earned from trading floor services provided to members, fees from index calculation services, contractual fees derived from trademark licenses to use Amex-owned indexes and other services.

Amex has incurred operating losses each year since 2001. For the year ended December 31, 2007, Amex generated operating revenues of $178.5 million and a net loss of $32.4 million.

Amex’s principal executive offices are located at 86 Trinity Place, New York, New York 10006 and the telephone number is (212) 306-1000.

AMC Acquisition Sub, Inc.

AMC Acquisition Sub, Inc., a Delaware corporation, is a wholly owned subsidiary of MC that was formed for the purpose of acquiring the interests in Amex formerly held by Financial Industry Regulatory Authority, Inc. or FINRA (formerly known as National Association of Securities Dealers, Inc. or NASD) in 2004. AMC Acquisition Sub, Inc. has not engaged in any business except activities incidental to its organization and in connection with the acquisition of interests in Amex from FINRA.

American Stock Exchange Holdings, Inc.

American Stock Exchange Holdings, Inc., a Delaware corporation (which we refer to in this document as “Holdings”), is a wholly owned subsidiary of MC that was formed for the purpose of completing the mergers. Holdings has not engaged in any business except activities incidental to its organization and in connection with the transactions contemplated by the merger agreement.

American Stock Exchange 2, LLC

American Stock Exchange 2, LLC, a Delaware limited liability company (which we refer to in this document as “Amex merger sub”), is a wholly owned subsidiary of Holdings that was formed for the purpose of completing the mergers. Amex merger sub has not engaged in any business except activities incidental to its organization and in connection with the transactions contemplated by the merger agreement.

Special Meeting of MC Members (see page 46)

A special meeting of the members will be held on [—], 2008, at [—], Eastern Standard Time, at 86 Trinity Place, New York, NY 10006. You may vote at the special meeting or any adjournments thereof if you are a Voting Member of record and in good standing as of the close of business on [—], 2008, the record date for the special meeting. On each proposal at the special meeting, each Voting Member may cast one vote for each membership the Voting Member has the right to vote. The presence, in person or by proxy, of a majority of the memberships entitled to vote is necessary to constitute a quorum at the special meeting.

Proposal to Approve the Merger Agreement. The merger agreement must be approved by the affirmative vote of at least two-thirds of the votes cast by the persons entitled to exercise voting rights thereon at a duly convened meeting where a quorum is present. The affirmative vote also must represent a majority of the votes held by persons entitled to exercise voting rights.

Proposal to Adjourn or Postpone the Meeting. To approve any proposal to adjourn or postpone the meeting, should such a proposal be made at the meeting, members holding a majority of the memberships present or represented by proxy at the meeting must approve such proposal.

Other Proposals. The approval of any other proposals presented at the special meeting generally requires the affirmative vote of a majority of the votes cast by the members at the special meeting.

What MC Members Will Receive in the Mergers (see page 102)

Upon the completion of the mergers, holders of regular memberships and OPMs will receive $260 million in NYSE Euronext common stock in the aggregate. Specifically, each holder of a regular membership is expected to receive approximately $311,923 in shares of NYSE Euronext common stock for such membership and each holder of an OPM is expected to receive approximately $275,923 in shares of NYSE Euronext common stock for each such membership as set forth below. In determining the $36,000 difference, the board of directors of MC and the board of governors of Amex considered that OPMs have more limited trading rights and a less favorable liquidation preference than regular memberships and have traded historically at a lower price than regular memberships, and that OPM holders had most recently been offered an opportunity to upgrade their OPM to a regular membership for $36,000. The estimated dollar value of the shares of NYSE Euronext common stock to be received by each member has been calculated based on the 807 regular memberships and 30 OPMs currently outstanding. The actual number of shares received by each member will be calculated by dividing the dollar amount of NYSE Euronext common stock such member is entitled to receive by the volume-weighted average price of NYSE Euronext common stock during the 15 consecutive trading days leading up to the date on which NYSE Euronext’s acquisition of the business of Amex is completed.

In addition, the holders of memberships may also be entitled to receive contingent consideration in the form of additional shares of NYSE Euronext common stock based on the net proceeds, if any, from the sale of the Amex headquarters, if such sale occurs within a specified period of time and certain other conditions are satisfied. The contingent consideration, if any, will be distributed equally among each regular and options principal member. Shares of NYSE Euronext common stock that are issued in the mergers will be listed on the NYSE and Euronext Paris and will be freely transferable subject to the ownership and voting limitations contained in the NYSE Euronext organizational documents.

Merger Consideration

As a result of the mergers, pursuant to the merger agreement, each regular membership of MC (each a “regular membership”) will be converted into the right to receive, following completion of the mergers, the “regular merger consideration,” which is a number of shares of NYSE Euronext common stock equal to the quotient obtained by dividing:

•	the quotient obtained by dividing:

•	the sum of (i) $260,000,000 and (ii) the product of $36,000 and the number of OPMs outstanding immediately prior to the Holdings merger;

•	by the number of regular memberships and OPMs outstanding immediately prior to the Holdings merger;

(which quotient we refer to as the “dollar value of the regular merger consideration”)

•	by the volume-weighted average price of NYSE Euronext common stock during the 15 consecutive trading days ending immediately prior to the date on which the NYSE Euronext/Amex merger is completed.

As a result of the mergers, pursuant to the merger agreement, each OPM will be converted into the right to receive, following completion of the mergers, the “OPM merger consideration,” which is a number of shares of NYSE Euronext common stock equal to the quotient obtained by dividing:

•	the quotient obtained by dividing:

•

the difference between (i) $260,000,000 and (ii) the product of the dollar value of the regular merger consideration and the number of regular memberships issued and outstanding immediately prior to the Holdings merger;

•	by the number of OPMs outstanding immediately prior to the Holdings merger;

•	by the volume-weighted average price of NYSE Euronext common stock during the 15 consecutive trading days ending immediately prior to the date on which the NYSE Euronext/Amex merger is completed.

The “regular merger consideration” and the “OPM merger consideration” are each generally referred to as the “merger consideration.”

Contingent Consideration

The merger agreement also provides that if 86 Trinity Place, New York, NY and 22 Thames Street, New York, NY (which we refer to in this document as the “Amex headquarters”) are sold at any time before the date which is four years and 240 days following the completion of the mergers, and certain other conditions are met, MC members (comprised of holders of regular memberships and OPMs) will be entitled to receive, as additional merger consideration, a number of shares of NYSE Euronext common stock equal to the quotient (rounded down to the nearest whole share) obtained by dividing:

•	the quotient obtained by dividing:

•

the difference between (a) the sum of (1) the proceeds from the sale of the Amex headquarters and (2) with respect to the periods commencing one month after the completion of the mergers, certain amounts based on the fair market rental value of the space in the Amex headquarters occupied by NYSE Euronext and any actual rent received from any third party (in this document (1) and (2) are referred to as the “gross building sale proceeds”) and (b) any carrying costs, fees, taxes, brokerage commissions, payments in lieu of real estate taxes, expenses, amounts due under any mortgage (including defeasance costs and expenses), amounts (including repayments and penalties) paid or incurred under any tax benefit or abatement, grant, economic development incentive or similar agreement, other liabilities and obligations associated with owning, marketing, selling or otherwise transferring the real properties and other items as specified in the merger agreement;

•	by the number of regular memberships and OPMs outstanding immediately prior to the Holdings merger;

•	by the volume weighted average price of NYSE Euronext common stock during the 15 consecutive trading days ending immediately prior to the later of the date on which the NYSE Euronext/Amex merger is completed or the date on which the sale of the Amex headquarters is completed.

We refer to this as the “contingent consideration.” It is important to note that in addition to the other restrictions on the contingent consideration described in the merger agreement, the right to receive the contingent consideration is non-transferable and non-assignable except by operation of law and that the aggregate number of shares of NYSE Euronext common stock that MC members can receive as contingent consideration is capped at the aggregate number (as appropriately adjusted for any stock splits, combinations, reclassifications or other similar actions occurring after the completion of the mergers) of shares of NYSE Euronext common stock received by MC members at the effective time of the mergers. If the aggregate number of shares of NYSE Euronext common stock to be issued as contingent consideration exceeds the cap, the number of shares that each MC member will receive as contingent consideration will be reduced on a pro rata basis such that the resulting aggregate number of NYSE Euronext shares received by MC members as contingent consideration does not exceed this cap.

Amex has retained the brokerage firm of Cushman & Wakefield, Inc. to market the Amex headquarters.

Who Will Receive the Merger Consideration and Contingent Consideration (see page 98)

Only regular members and options principal members are equity owners of MC, and, therefore only regular members and options principal members will be entitled to receive the consideration described above and described in more detail under “The Merger Agreement—Consideration to be Received by MC Members.” Therefore, if you are a member who owns a membership immediately prior to the effective time of the Holdings merger, you will receive NYSE Euronext common stock in exchange for your membership. If you are a member immediately prior to the effective time of the Holdings merger, you will also be entitled to receive the contingent consideration in the form of additional shares of NYSE Euronext common stock based on the net proceeds, if any, from the sale of the Amex headquarters, if such sale occurs within a specified time frame and certain other conditions are satisfied. For a description of other material conditions to MC members receipt of the contingent consideration, see “The Merger Agreement—Consideration to be Received by MC Members—Contingent Consideration” and “The Merger Agreement—Contingent Consideration Upon Sale of the Amex Headquarters.” Lessees of memberships, allied members, associate members and limited trading permit holders will not be entitled to receive any NYSE Euronext common stock or any other form of consideration in connection with the mergers. In addition, effective upon the completion of the mergers, lessees of memberships will cease to have any trading rights under the lease. Access to Amex’s trading facilities will be made available exclusively through trading permits newly issued by Amex (currently known as Amex merger sub).

Structure of the Mergers (see page 101)

The merger agreement provides that MC will demutualize and the business of Amex will be acquired by a subsidiary of NYSE Euronext through the following mergers (which we refer to as the “mergers”):

•	First, AMC Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of MC, will merge with and into MC (we refer to this merger as the “AMCAS merger”). As a result of the
AMCAS merger, Amex will be a direct wholly owned subsidiary of MC.

•

Second, MC will merge with and into Holdings, with Holdings surviving the merger (we refer to this merger as the “Holdings merger”); and simultaneously, Amex will merge with and into Amex merger sub, a wholly owned subsidiary of Holdings, with Amex merger sub (to be renamed “American Stock Exchange LLC”) surviving the merger (we refer to this merger as the “SRO merger”); and

•

Third, Holdings, as the surviving corporation of the Holdings merger, will merge with and into merger sub, with merger sub surviving the merger (we refer to this merger as the “NYSE Euronext/Amex merger”).

In the Holdings merger, each membership will be converted into the type and amount of consideration described under “—What MC Members Will Receive in the Mergers” above, except that, instead of shares of NYSE Euronext common stock, MC members will receive shares of Holdings common stock, par value $0.01 per share (“Holdings common stock”). As a result of the NYSE Euronext/Amex merger, the holders of issued and outstanding shares of Holdings common stock will be entitled to the right to receive (1) one share of NYSE Euronext common stock for each share of Holdings common stock they own and (2) the contingent consideration, if any, for each membership held immediately prior to the Holdings merger.

The Mergers

After the Mergers

For a more detailed diagram of NYSE Euronext after the mergers, see “The Merger Agreement—Structure of the Mergers.”

MC and Amex’s Reasons for the Mergers; Recommendation for the Mergers (see page 68)

The board of directors of MC and the board of governors of Amex considered a number of factors pertaining to the NYSE Euronext/Amex merger, including (i) financial factors, such as the historical performance of Amex, significant expenses, the greater liquidity of NYSE Euronext common stock, financial terms of the merger agreement and the marketing presentations containing a range of preliminary valuations of the Amex headquarters, (ii) operational factors, such as the unsuccessful pursuit of other potential strategic alliances and mergers and the challenges to Amex’s business in continuing to operate as an independent company, (iii) strategic rationale, such as the expectation that Amex would be able to take advantage of NYSE Euronext’s leading reputation and (iv) other terms of the transaction. In addition, the board of directors of MC and the board of governors of Amex also considered the risks of the NYSE Euronext/Amex merger, including the risk that the merger might not be completed in a timely manner or at all, the risk of disruption to Amex’s business, the cap on contingent consideration, the fees and expenses, the risk that expected synergies and cost savings may not be realized and the risks involved in integration. Based on such reasons, which are set forth in more detail in “The Mergers—MC and Amex’s Reasons for the Mergers; Recommendation of the Mergers,” all five members of the board of directors of MC and 10 of the 11 members of the board of governors of Amex in attendance voted to recommend that members vote “FOR” the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement. In addition, the board of directors of MC and the board of governors of Amex recommend that the members vote “FOR” any proposal that may be made by the Chairman of the board of directors of MC or his or her designee to adjourn or postpone the special meeting for the purpose of soliciting additional proxies with respect to the proposal to adopt the merger agreement.

Interests of MC Directors, Amex Governors and Executive Officers in the Mergers (see page 88)

MC members should be aware that certain governors and officers of Amex have agreements or arrangements that provide them with interests in the mergers that may be different from, in addition to, or in conflict with, those of MC members. These interests may include, but are not limited to, the treatment in the NYSE Euronext/Amex merger of certain employment agreements and Amex’s Supplemental Executive Retirement Plan, and the indemnification of former Amex governors and officers by NYSE Euronext. In particular, Mr. Wolkoff may be entitled to certain change of control payments in the event of termination, Mr. Shagoury may be entitled to a retention bonus as well as certain change of control payments in the event of termination and Messrs. Warner and Seetin may be entitled to certain severance payments. While such terms were not negotiated in connection with the NYSE Euronext/Amex merger, such payments may be triggered by the NYSE Euronext/Amex merger. Please see “The Mergers—Interests of Officers and directors in the Mergers” for more information on these payments.

In addition, certain members of MC board of directors and Amex board of governors own or lease memberships in Amex or own, lease, or are affiliated with or employed by, entities that own or lease memberships in Amex. In particular, each of Dr. Frost and Messrs. Fischer, Frank, Hyde, Koondel, Olah, Pohs, Sheridan, Silver and Whitman either owns or leases a membership or owns, leases, or is affiliated with or employed by, an entity that owns or leases a membership and either the individual himself/herself or the membership owner entity will have the right to receive the merger consideration upon the completion of the NYSE Euronext/Amex merger and may have the right to receive the contingent consideration, if any, at such time as provided in the merger agreement.

As of April 14, 2008, directors of MC and governors of Amex held memberships entitling them to cast an aggregate of 47 votes on the proposal, representing approximately 5.62% of the total membership votes that may be cast. None of the directors of MC nor governors of Amex hold OPMs.

Opinions of Financial Advisors (see page 73)

In connection with the proposed mergers, NYSE Euronext retained Lehman Brothers to act as a financial advisor and to deliver an opinion in connection with the proposed mergers. Lehman

Brothers rendered to NYSE Euronext board of directors an opinion, dated January 17, 2008, to the effect that, as of the date of the opinion and based upon and subject to the considerations and limitations set forth in the opinion, the aggregate consideration to be paid by NYSE Euronext in the mergers is fair, from a financial point of view, to NYSE Euronext stockholders. Lehman Brothers addressed its opinion to NYSE Euronext’s board of directors, and the opinion does not constitute a recommendation to any person as to how to vote or as to any other action with respect to the mergers.

In connection with the proposed mergers, the board of directors of MC retained Morgan Stanley and Co. Incorporated (“Morgan Stanley”) to act as its financial advisor and received an opinion from Morgan Stanley, dated January 17, 2008, as to the fairness, from a financial point of view, of the consideration to be received by the MC members who receive shares of Holdings common stock pursuant to the merger agreement to such MC members. For the purposes of rendering its opinion, Morgan Stanley assumed, per the instructions of the MC board of directors, that the contingent consideration will consist of aggregate net building sale proceeds of not less than $56 million. There can be no assurance that there will be any net building sale proceeds or, if there are net building sale proceeds, that this assumption is indicative of what the actual net building sale proceeds will be. Morgan Stanley addressed its opinion to MC’s board of directors, and the opinion does not constitute a recommendation to any member as to how to vote or as to any other action that a member should take relating to the mergers.

The full text of the written opinions of Lehman Brothers and Morgan Stanley are included as Annexes B and C, respectively, to this proxy statement and prospectus, and are incorporated herein by reference. You are urged to read each of the opinions carefully and in their entirety for a description of the procedures followed, matters considered and limitations on the review undertaken.

Material U.S. Federal Income Tax Consequences of the Mergers (see page 91)

It is a condition to the obligation of NYSE Euronext to consummate the NYSE Euronext/Amex merger that it receive a private letter ruling from the Internal Revenue Service (“IRS”) or an opinion from its counsel, dated as of the closing date of the NYSE Euronext/Amex merger, in either case to the effect that the NYSE Euronext/Amex merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). It is a condition to the obligation of MC to consummate the NYSE Euronext/Amex merger that it receive a private letter ruling from the IRS and/or an opinion of its counsel, dated as of the closing date of the NYSE Euronext/Amex merger, in either case or collectively to the effect that (i) the AMCAS merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and/or as a tax-free liquidation under Sections 332 and 337 of the Code, (ii) the Holdings merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and no gain or loss will be recognized by holders of MC memberships upon their exchange of MC memberships for Holdings common stock pursuant to the Holdings merger, (iii) the NYSE Euronext/Amex merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and no gain or loss will be recognized by holders of Holdings commons stock upon their exchange of Holdings common stock for NYSE Euronext common stock pursuant to the NYSE Euronext/Amex merger, except with respect to cash received in lieu of fractional shares of NYSE Euronext common stock and any portion of the contingent consideration that is required to be treated as interest for U.S. federal income tax purposes.

Assuming that the private letter ruling (or the opinions of counsel) described above are received, a holder of an MC membership generally will not recognize income, gain or loss for U.S. federal income tax purposes upon the receipt of NYSE Euronext common stock solely in exchange for its MC membership, except with respect to (1) cash received in lieu of fractional shares of NYSE Euronext common stock and (2) any portion of the contingent consideration treated as imputed interest.

You should read “The Mergers—Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the mergers. Please consult your tax advisor for a full understanding of the tax consequences of the mergers to you.

Regulatory Approvals and Conditions to Completion of the Mergers (see page 94)

Competition and Antitrust

NYSE Euronext and MC have each agreed to use its reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules promulgated thereunder by the Federal Trade Commission (the “FTC”), the mergers may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice (the “DOJ”), and applicable waiting periods have expired or been terminated. On February 4, 2008 and February 6, 2008, respectively, NYSE Euronext and MC filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ. On March 6, 2008, NYSE Euronext and Amex received a notification from the FTC that early termination of the applicable waiting period under the HSR Act had been granted.

Securities and Other Regulatory Authorities

SROs such as NYSE, NYSE Arca and Amex, are required to file proposed rule changes with the SEC, and in many cases the SEC has the right to approve, pursuant to Section 19 of the Exchange Act and the rules and regulations thereunder. Changes to the organizational documents of any SRO constitute rule changes and changes to the organizational documents of entities that directly or indirectly control SROs may constitute rule changes. NYSE, NYSE Arca (if required) and Amex intend to file proposed rule changes with the SEC relating to certain elements of the proposed organization and operations described in this document.

L’Autorité des marchés financiers (“AMF”). NYSE Euronext may be required to file a registration document with the AMF in connection with obtaining approval to list the NYSE Euronext common stock to be issued as merger consideration and contingent consideration on Euronext Paris. Any registration document filed with the AMF will be subject to the approval of the AMF.

European Regulators. Euronext’s College of Regulators, which includes the Chairmen of the AMF, the Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten), the Belgian Banking, Finance, and Insurance Commission (Commission Bancaire, Financière, et des Assurances), the Portuguese Securities Commission (Comissão do Mercado de Valores Mobiliários), and the U.K. Financial Services Authority has the right to approve certain changes to the organizational documents of NYSE Euronext and its subsidiaries to the extent that such changes affect NYSE Euronext’s European exchanges and may have the right to approve the changes to the NYSE Euronext bylaws resulting from the mergers.

In addition to the regulatory approvals noted above, the mergers are subject to the receipt of all other governmental approvals or the making of all other required governmental filings, the failure of which to be obtained or made, individually or in the aggregate, would reasonably be expected to result in a “detriment” as defined in the merger agreement.

While NYSE Euronext and Amex believe that they will receive the requisite regulatory approvals for the mergers, they can give no assurance that a challenge to the mergers will not be made or, if made, would be unsuccessful.

See “The Merger Agreement—Conditions to Completing the Mergers.”

Member Approval and Other Conditions

The mergers are also subject to the satisfaction or waiver of other conditions as provided in the merger agreement, including the approval of the MC members. See “The Merger Agreement—Conditions to Completing the Mergers.” Subject to the satisfaction or waiver of the conditions set forth in the merger agreement, NYSE Euronext and MC expect to complete the mergers in the third quarter of 2008.

Absence of Appraisal Rights (see page 98)

Under the New York Not-for-Profit Corporation Law, members are not entitled to any appraisal rights in connection with the Holdings merger. Under the Delaware General Corporation Law, Holdings stockholders are not entitled to any appraisal rights in connection with the NYSE Euronext/Amex merger.

Directors and Management of NYSE Euronext Following the Mergers (see page 120)

The composition of the NYSE Euronext board of directors and management committee is not expected to change as a result of the mergers.

Third-Party Acquisition Proposals (see page 108)

MC, AMC Acquisition Sub, Inc., Holdings, Amex and Amex merger sub have agreed that they will not, nor will they permit any of their respective subsidiaries or any of their or their subsidiaries’ respective officers, directors, employees, agents and representatives to, directly or indirectly:

•	initiate, solicit, facilitate or knowingly encourage any inquiry or the making of any “Takeover Proposal” (as defined in the merger agreement);

•	approve or recommend, or propose to approve or recommend, a Takeover Proposal;

•	approve or recommend, or propose to approve or recommend, or enter into any letter of intent, merger or other agreement or understanding relating to any Takeover Proposal; or

•	participate in any discussions or negotiations, cooperate or provide any person with confidential information, or take any other action to knowingly facilitate any Takeover Proposal.

Notwithstanding the foregoing, MC may, prior to the receipt of its members’ approval of the mergers, in response to a bona fide, written and unsolicited Takeover Proposal:

•	furnish information to the person making the Takeover Proposal; and

•	participate in discussions or negotiations with such person regarding the Takeover Proposal;

provided, in each case, that the board of directors of MC determines in good faith after consultation with its outside counsel and financial advisor, that (i) furnishing such information or participating in such discussions would be reasonably necessary to perform its fiduciary duties under applicable law and (ii) the Takeover Proposal is or is reasonably likely to lead to a “Superior Proposal” (as defined in the merger agreement).

MC has also agreed that its board of directors will not change its recommendation with respect to the mergers or approve any alternative agreement. Notwithstanding the previous sentence, at any time prior to the MC member approval, the MC board of directors may make a change in recommendation if it determines, in good faith and in accordance with advice from its outside counsel and financial advisor, that such change is reasonably necessary for it to perform its fiduciary duties and may, in response to a Superior Proposal, make a change in recommendation and recommend such Superior Proposal.

The merger agreement requires MC to call, give notice of and hold a meeting of its members for the purposes of obtaining the MC member approval. Even if the MC board of directors effects a “change in recommendation,” as permitted under the circumstances described above, it is nonetheless required to submit the merger agreement to its members for approval, unless the merger agreement has been terminated in accordance with its terms prior to the MC special meeting.

Termination of the Merger Agreement; Termination Fee and Expense Reimbursement (see page 113)

Termination Rights

NYSE Euronext and MC may terminate the merger agreement at any time prior to the completion of the mergers by mutual consent. In addition, either NYSE Euronext or MC may terminate the merger agreement at any time prior to the completion of the mergers if:

•	the mergers are not completed by July 15, 2008 (together with any extensions permitted by the merger agreement the “outside date”). However (1) if all conditions to closing have been met other than receipt of the requisite regulatory approvals (including HSR, SEC and foreign approvals), either MC or NYSE Euronext may extend the outside date to September 30, 2008 and (2) if by September 30, 2008 the only remaining closing condition to be satisfied is receipt of SEC approval under Rule 19b-4 of the Securities Exchange Act of 1934 (the “Exchange Act”), either MC or NYSE Euronext may again extend the outside date to December 31, 2008. The right to terminate the merger agreement or extend the outside date is not available to any party whose failure to perform its obligations under the merger agreement has resulted in the failure of the mergers to be consummated by such date.

•

a governmental entity or self-regulatory organization (“SRO”) has issued a rule, regulation, statute, ordinance, order, injunction, judgment or similar action of a court or other governmental entity or SRO having the effect of making the mergers illegal or otherwise prohibiting the mergers and such action has become final and non-appealable;

•

MC’s members do not approve the merger agreement, except that this right to terminate is not available to MC if MC has not complied with its obligations with respect to obtaining the MC member approval and the non-solicitation of alternative transactions; or

•

the other party breaches any of its representations, warranties or covenants contained in the merger agreement, and such breach (i) would prevent the satisfaction of the non-breaching party’s relevant closing conditions and (ii) is incapable of being cured by the outside date or is not cured by the earlier of the outside date or 30 business days following written notice to the breaching party.

NYSE Euronext may also terminate the merger agreement at any time prior to the completion of the mergers if:

•	MC breaches in any material respect its obligations regarding the non-solicitation of alternative transactions; or

•

MC effects a “change in recommendation” (as defined in the merger agreement), or the MC board of directors recommends a Takeover Proposal other than the mergers, or the MC members’ meeting is not called and held as required by the merger agreement.

Termination Fees and Expenses

MC must pay a termination fee of $10 million to NYSE Euronext if the merger agreement is terminated because:

•	of MC’s breach in any material respect of its obligations regarding solicitation of alternative transaction proposals (other than a one time inadvertent breach by an outside advisor of MC); or

•

MC effects a “change in recommendation” (as described above), or the MC board of directors recommends a Takeover Proposal other than the mergers, or the MC members’ meeting is not called and held as required by the merger agreement.

If the merger agreement is terminated because of (1) MC’s uncured breach of the merger agreement, which prevents the satisfaction of NYSE Euronext’s relevant closing conditions; (2) the failure of MC’s members to adopt the merger agreement at the members’ meeting; or (3) the mergers not having been completed by the outside date and a vote of the MC members not having occurred; and, in each case, a Takeover Proposal (as described above) has been made at any time from the date of the merger agreement and prior to the special meeting of MC members in the case of clause (2) and the termination of the merger agreement in the case of clauses (1) and (3), then MC must pay one half of the termination fee ($5 million) to NYSE Euronext. Then, if MC enters into a definitive agreement to consummate or consummates the transactions contemplated by the Takeover Proposal within 18 months of termination of the merger agreement, MC must pay an additional one half of the termination fee ($5 million) to NYSE Euronext.

In addition, if the merger agreement is terminated because:

•	of MC’s uncured breach of the merger agreement;

•	of MC’s breach in any material respect of its obligations regarding the non-solicitation of alternative transaction proposals; or

•

MC effects a “change in recommendation,” if MC board of directors recommends a Takeover Proposal other than the mergers, or if MC members’ meeting is not called and held as required by the merger agreement;

MC must reimburse NYSE Euronext for its out-of-pocket fees and expenses incurred in connection with the mergers, but in no event shall MC pay more than a total of $10 million (including any termination fee) to NYSE Euronext.

Also, if the merger agreement is terminated because of NYSE Euronext’s uncured breach of the merger agreement, it shall reimburse MC for its expenses in connection with the mergers, up to $10 million.

Stock Exchange Listing and Stock Prices (see page 96)

NYSE Euronext common stock is listed on the NYSE and Euronext Paris under the symbol “NYX.” NYSE Euronext intends to apply to list the NYSE Euronext common stock to be issued in the mergers on the NYSE and on Euronext Paris.

Membership Prices (see page 96)

MC memberships are not traded or quoted on a stock exchange or quotation system. All transfers of memberships, including transfers through private sales, currently must be processed through Amex’s membership department. Amex records the sale prices of memberships.

Certain Differences in the Rights of a Member Before and After the Mergers (see page 274)

MC members will become NYSE Euronext stockholders after the closing of the mergers, and their rights as stockholders will be governed by NYSE Euronext’s certificate of incorporation and bylaws and by Delaware law. As a result, there will be material differences between the current rights of MC members as owners of MC membership interests and the rights they can expect to have as NYSE Euronext stockholders. For example, MC is a New York Type A not-for-profit corporation governed by the New York Not-for-Profit Corporation Law, whereas NYSE Euronext is a for-profit publicly held corporation governed by Delaware General Corporation Law.

In addition, there will be voting and ownership limitations on NYSE Euronext common stock. The NYSE Euronext certificate of incorporation contains provisions prohibiting any person, acting either alone or together with its related persons (as defined in the NYSE Euronext certificate of incorporation and described under “Description of NYSE Euronext Capital Stock—Ownership and Voting Limits on NYSE Euronext Capital Stock”), from voting more than 10% of the then outstanding votes entitled to be cast on any matter, acquiring the ability to vote more than 10% of the then outstanding votes entitled to be cast on any matter by virtue of agreements entered into by other persons not to vote shares of NYSE Euronext capital stock, or owning beneficially shares of stock of NYSE Euronext representing in the aggregate more than 20% of the then outstanding votes entitled to be cast on any matter unless (1) the NYSE Euronext board resolves to expressly permit such voting or ownership in accordance with the standard for approving such voting or ownership set forth in the NYSE Euronext certificate of incorporation (which provides, among other limitations, that the NYSE Euronext board may not waive the ownership or voting limitations above the 20% level for members or trading permit holders of NYSE, NYSE Arca, Inc., NYSE Equities, Inc., and following the mergers, Amex, or their related persons) and (2) such resolution has been approved by the relevant European regulators and the SEC.

In addition, the common stock of NYSE Euronext that MC members receive in the NYSE

Euronext/Amex merger will not entitle them to trade on Amex or on any other exchange. Physical and electronic access to Amex’s trading facilities will be subject to such limitations and requirements as will be specified in the Amex rules, which will become effective upon the completion of the mergers and will be made available to individuals and organizations that obtain a trading permit from Amex. For a period of one year following the completion of the mergers, assuming the market structure of Amex remains substantially the same as it was on the date of the merger agreement, NYSE Euronext will make Amex equity trading permits available at a price no greater than the cost of licenses to trade on the NYSE and to make Amex options trading permits available at a price no greater than the price of NYSE Arca, Inc. options trading permits. NYSE Euronext currently anticipates that it will make an unlimited number of such Amex equity and options trading permits available.

Following its acquisition of Amex, NYSE Euronext currently intends to (1) maintain the Amex listing with respect to Amex equities and options; (2) relocate the Amex options and equities trading facilities to the NYSE trading floor, utilizing the trading systems based on those of NYSE Arca, Inc. and NYSE, respectively; (3) move Amex listed ETFs and certain structured products to the NYSE Arca, Inc. listing and trading system (which is all electronic); and (4) move Amex listed bonds to the NYSE listing and NYSE bond trading system (which is all electronic).

Termination of the Gratuity Fund (see page 99)

Currently, the Amex constitution provides for a Gratuity Fund. Upon the completion of the mergers, Amex merger sub will not have a Gratuity Fund. Following the mergers, there will be no further payment of gratuities other than those related to the deaths that occurred prior to the completion of the mergers. Upon completion of the NYSE Euronext/Amex merger, Amex merger sub currently expects to allocate the assets then remaining in the Gratuity Fund (net of any administrative expenses incurred in the distribution of such amount), first to pay out the death benefits that are accrued but unpaid as of the completion of the NYSE Euronext/Amex merger, and then to distribute the remaining balance, if any, to the participants that existed immediately prior to the SRO merger. The amounts paid to each participant, if any, will vary based on the length of time such person was a participant in the Gratuity

Fund. If the assets remaining in the Gratuity Fund are insufficient, families of the deceased participants may see a redu ction in death benefits. As of March 31, 2008, there was $254,302 remaining in the Gratuity Fund before the above-mentioned expenses.

Fees and Expenses

NYSE Euronext and MC will incur significant legal, accounting and other transaction fees and other costs related to the mergers. Some of these costs are payable regardless of whether the mergers are completed. A significant portion of each of Morgan Stanley’s and Lehman Brothers’s fee is contingent upon the completion of the mergers. In general and except as otherwise specified in the merger agreement, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such expenses, except that those expenses incurred in connection with printing and mailing this proxy statement/prospectus, all filing and other fees that are paid to the SEC in connection with the filing of the registration statement of which this proxy statement/prospectus forms a part, and all filing fees associated with the filing of the notification and report forms under the HSR Act will be borne equally by MC and NYSE Euronext.

Share Repurchases

Subject to applicable laws and regulations, NYSE Euronext may announce and/or engage in share repurchases of NYSE Euronext common stock prior to or following the completion of the mergers. In March 2008, NYSE Euronext’s board of directors authorized the repurchase of up to $1 billion of NYSE Euronext common stock. Under the program, NYSE Euronext may repurchase stock from time to time at the discretion of management in open market or privately negotiated transactions or otherwise, subject to applicable U.S. or European laws, regulations and approvals, strategic considerations, market conditions and other factors. The stock repurchase program does not obligate NYSE Euronext to repurchase any dollar amount or number of shares of NYSE Euronext common stock and any such repurchases will be made in compliance with the applicable laws and regulations, including rules and regulations of the SEC and applicable EU regulations and regulations of the AMF. NYSE Euronext may decide not to repurchase any shares of its common stock or to discontinue the share repurchase program at any time.

SUMMARY HISTORICAL FINANCIAL DATA

The following financial information is to assist you in your analysis of the financial aspects of the mergers. The following tables present selected historical financial data of NYSE Euronext.

Selected Historical Financial Data of NYSE Euronext

NYSE Euronext is a Delaware corporation that was formed for the purpose of consummating the business combination of NYSE Group and Euronext, which was completed on April 4, 2007. NYSE Group was formed for the purpose of consummating the business combination of the NYSE and Archipelago, which was completed on March 7, 2006. The combination of the businesses of NYSE Group and Euronext has been treated as a purchase business combination for accounting purposes, with NYSE Group designated as the acquirer. The combination of the NYSE and Archipelago has been treated as a purchase business combination for accounting purposes, with the NYSE designated as the acquirer. As such, the historical financial statements of the NYSE (for periods prior to the NYSE/Archipelago business combination) and NYSE Group (for periods following the NYSE/Archipelago business combination transaction and prior to the NYSE Group/Euronext business combination transaction) have become the historical financial statements of NYSE Euronext. Set forth below are selected historical financial data for: (1) NYSE Euronext, (2) Euronext, which was acquired by NYSE Euronext on April 4, 2007 as part of the business combination transaction between NYSE Group and Euronext and (3) Archipelago, as predecessor to NYSE Arca, which was acquired by NYSE Group on March 7, 2006 as part of the business combination transaction between the NYSE and Archipelago. Because NYSE/Archipelago business combination transaction was not consummated until March 7, 2006 and the NYSE Group/Euronext business combination transaction was not consummated until April 4, 2007, the following selected historical financial data for NYSE Euronext (1) for periods prior to March 7, 2006, reflects only the NYSE’s results and does not include Archipelago’s or Euronext’s results and (2) for periods commencing on March 7, 2006 and prior to April 4, 2007, reflects only NYSE Group’s results and does not include Euronext’s results.

The following selected consolidated financial data has been derived from the historical consolidated financial statements and related notes for the years ended December 31, 2003 through December 31, 2007, which have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, and prepared in accordance with U.S. GAAP. The information presented here is only a summary, and it should be read together with the consolidated financial statements set forth on pages F-1 to F-39 of this document. The information set forth below is not necessarily indicative of NYSE Euronext’s results of future operations and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of NYSE Euronext.”

	Year ended December 31,
(U.S. GAAP)	2007(1)	2006(1)(2)	2005	2004	2003
	(in millions)
Results of Operations
Revenues
Activity assessment	$556	$673	$595	$360	$420
Cash trading	1,575	645	146	154	157
Derivatives trading	661	31	—	—	—
Listing	385	356	343	330	321
Market data	371	223	178	168	172
Software and technology services	318	137	183	220	225
Regulatory	152	184	132	115	113
Other	140	127	56	59	72

	Year ended December 31,
(U.S. GAAP)	2007(1)	2006(1)(2)	2005	2004	2003
	(in millions)
Total revenues	4,158	2,376	1,633	1,406	1,480
Section 31 fees	(556)	(673)	(595)	(360)	(420)
Merger expenses and exit costs(3)	(67)	(54)	(26)	—	—
Compensation	(724)	(558)	(516)	(529)	(521)
Liquidity payments	(729)	(265)	—	—	—
Routing and clearing	(222)	(74)	—	—	—
Systems and communication	(294)	(120)	(124)	(139)	(146)
Professional services	(123)	(110)	(122)	(124)	(97)
Depreciation and amortization	(252)	(136)	(103)	(96)	(89)
Occupancy	(127)	(85)	(70)	(68)	(67)
Marketing and other	(185)	(103)	(68)	(85)	(76)
Regulatory fine income	30	36	35	8	11

Operating income	909	234	44	13	75
Investment and other income, net	(31)	74	47	30	32
Gain on sale of equity investment	33	21	—	—	—
Income from associates	10	—	—	—	—

Income before provision for income taxes and minority interest	921	329	91	43	107
Provision for income taxes	(253)	(121)	(48)	(12)	(45)
Minority interest in income of consolidated subsidiary	(25)	(3)	(2)	(1)	(1)

Net income	$643	$205	$41	$30	$61

	Year ended December 31,
(U.S. GAAP)	2007	2006(1)		2005		2004		2003
	(in millions, except per share data)
Basic earnings per share	$2.72	$1.38		$0.35		$0.26		$0.52
Diluted earnings per share	$2.70	$1.36		$0.35		$0.26		$0.52
Basic weighted average shares outstanding	237	149	(5)	116	(5)	116	(5)	116	(5)
Diluted weighted average shares outstanding	238	150	(5)	116	(5)	116	(5)	116	(5)
Dividends per share	$0.75	—		—		—		—

	At December 31,
(U.S. GAAP)	2007	2006(1)	2005	2004	2003
	(in millions)
Balance Sheet
Total assets	$16,618	$3,466	$2,204	$1,982	$2,009

Current assets	2,278	1,443	1,464	1,265	1,294
Current liabilities	3,462	806	685	487	513

Working capital	$(1,184)	$637	$779	$778	$781

Long term liabilities(4)	$3,020	$991	$685	$695	$736
Long term debt	$521	—	—	—	—
Stockholders’ equity	$9,384	$1,669	$799	$767	$728

(1)

The results of operations of Euronext have been included in NYSE Euronext’s results of operations since April 4, 2007 and the results of operations of Archipelago have been included in NYSE Euronext’s results of operations since March 7, 2006. For the year ended December 31, 2006, only results of NYSE Group (including results of Archipelago from March 7, 2006, but not Euronext) are represented. For periods ended

December 31, 2005, December 31, 2004 and December 31, 2003, only results of NYSE (not including Archipelago or Euronext) are represented.

(2)	On November 1, 2006, NYSE Group completed the purchase of the one-third ownership stake in the Securities Industry Automation Corporation (“SIAC”) previously held by Amex, as a result of which NYSE Group now fully owns SIAC.

(3)	Represents legal costs, accelerated amortization, severance payments and integration costs incurred in connection with the merger between the NYSE and Archipelago or the combination between NYSE Group and Euronext.

(4)	Represents liabilities due after one year, including accrued employee benefits, deferred revenue, and deferred income taxes.

(5)	Adjusted to reflect the March 7, 2006 merger between the NYSE and Archipelago, giving retroactive effect to the issuance of shares to former NYSE members.

Selected Historical Financial Data of Euronext

The selected financial data presented below is derived from Euronext’s audited consolidated financial statements. Such selected financial data should be read in connection with Euronext’s consolidated financial statements and related notes included in this proxy statement/prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Euronext.” Historical financial statement information may not be indicative of Euronext’s future performance.

Euronext’s consolidated financial statements have been prepared in accordance with IFRS as adopted by the European Union (“EU”), which differ in certain significant respects from U.S. GAAP. For a description of the principal differences between IFRS and U.S. GAAP as they relate to Euronext and to its consolidated subsidiaries, and for a reconciliation of Euronext’s shareholders’ equity and net income to U.S. GAAP, see Note 3.12 to the audited consolidated financial statements on pages F-40 to F-128 of this document. U.S. GAAP shareholders’ equity and net income data presented in the following tables has been derived from those Notes. Other U.S. GAAP data presented in the following tables has been derived from unaudited analyses prepared by Euronext from its accounting records.

	Year ended December 31,
(IFRS)	2006(4)	2005(2)(3)	2004	2003(1)
		(*restated)	(*restated)
	(in millions of euros, except share and per share data)
Results of Operations
Revenues
Cash trading	€286.9	€215.7	€189.7	€187.5
Listing fees	55.6	63.1	43.3	30.7
Derivatives trading	391.6	331.9	324.9	300.0
Clearing	—	—	—	165.1
MTS fixed income	24.0	1.4	—	—
Settlement and Custody	14.6	39.3	33.1	28.2
Information services	112.0	93.6	87.3	91.2
Sale of software	184.6	195.2	186.0	172.5
Other income	32.9	21.7	22.5	15.8

Total revenues	1,102.2	961.9	886.8	991.0

Expenses
Salaries and employee benefits	275.4	264.4	272.0	267.8
Depreciation	32.6	49.7	67.4	67.6
Goodwill amortization(5)	—	—	39.9	64.8
IT expenses	166.2	139.8	129.3	187.8
Office, telecom and consultancy	130.1	98.8	84.4	86.2
Accommodation	44.3	50.1	51.0	52.9
Marketing	20.3	15.6	15.3	19.3
Other expenses	24.3	25.0	27.3	35.7

Operating expenses	693.2	643.4	686.6	782.1

Profit from operations	409.0	318.5	200.2	208.9
Net financing income (expense)	11.5	11.2	7.7	23.6

	Year ended December 31,
(IFRS)	2006(4)	2005(2)(3)	2004	2003(1)
		(*restated)	(*restated)
	(in millions of euros, except share and per share data)
Impairment of investments	—	—	—	(47.1)
Gain on disposal of discontinued operation	—	—	—	175.1
Gain (loss) on sale of associates and activities	15.4	9.1	4.4	(1.2)
Income (loss) from associates	53.8	18.5	3.3	2.4

Total	80.7	38.8	15.4	152.8

Profit before tax	489.7	357.3	215.6	361.7
Income tax expense	116.0	103.9	54.8	134.6
Profit for the period	373.7	253.4	160.8	227.1
Attributable to shareholders of the parent company	€361.8	€240.0	€149.7	€211.7
Minority interests	11.9	13.4	11.0	15.4

	373.7	253.4	160.8	227.1

Basic earnings per share	3.25	2.17	1.28	1.77
Diluted earnings per share	3.23	2.16	1.28	1.76

Basic weighted average shares outstanding	111,214,661	110,603,062	116,786,810	119,419,446
Diluted weighted average shares outstanding	112,138,650	111,105,390	117,277,653	120,207,882

Dividends declared per share(6)
Euro	—	4.00	0.60	0.50
US$	—	4.74	0.81	0.63

	At December 31,
(IFRS)	2006	2005	2004	2003
		(*Restated)	(*Restated)
Balance sheet
Property and equipment	€42.7	€50.7	€88.6	€108.7
Investment property	4.7	—	—	—
Intangible assets	965.5	837.7	771.8	739.9
Cash and cash equivalents	416.3	429.5	523.7	496.8
Total assets	2,676.4	2,601.7	2,352.6	2,389.6
Current financial liabilities	142.6	27.5	11.7	222.3
Non-current financial liabilities	383.0	377.2	365.9	—
Total liabilities	958.6	846.9	808.2	711.4
Minority interests	50.7	33.6	21.0	33.2
Total shareholders’ equity	1,667.0	1,721.3	1,523.4	1,645.0

(U.S. GAAP)	Year ended December 31,
	2006(4)	2005(2)
	(in millions of euros, except share and per share data)
Results of operations
Revenues	€1,057.5	€945.5
Operating expenses	720.6	665.7
Operating income	336.9	279.8
Net income	329.0	221.1

Basic earnings per share	2.96	2.00
Diluted earnings per share	2.93	1.99

Basic weighted average shares outstanding	111,214,661	110,603,062
Diluted weighted average shares outstanding	112,152,806	111,148,538

Dividends declared per share
Euro	—	4.00
US$	—	4.74

(U.S. GAAP)	At December 31,
	2006	2005
	(in millions of euros)
Balance sheet
Property and equipment	€46.0	€49.2
Intangible assets	1,147.7	1,104.0
Short-term financial investments and cash and cash equivalents	566.8	687.3
Total assets	2,911.6	2,922.9
Current financial liabilities	107.7	8.9
Non-current financial liabilities	378.6	377.2
Total liabilities	1,155.3	1,061.2
Shareholders’ equity	1,720.0	1,820.9

*	As a consequence of the amendment to IAS 39 “Financial Instruments: Recognition and Measurement—The Fair Value Option”, Euronext reclassified the certain equity investments as of January 1, 2006 from the category Fair Value through Profit or Loss to the category Available for Sale with comparative information restated.

(1)	In June 2003, Euronext reached an agreement with the London Clearing House (LCH) to merge BCC/Clearnet and LCH into a new independent UK holding company LCH.Clearnet Group Ltd. (“LCH.Clearnet”). On December 22, 2003, Euronext exchanged its 80% stake in BCC/Clearnet and its 17.7% interest in LCH for 49.1% of LCH.Clearnet. Simultaneously, Euronext sold 7.6% of these shares to third parties. Euronext’s 41.5% interest in LCH.Clearnet is divided into ordinary shares (24.9%) and Redeemable Convertible Preference Shares (16.6%). Euronext recorded a gain on disposal of discontinued operation of €175 million in connection with the transaction. As from December 22, 2003, Euronext no longer records clearing revenues, but instead accounts for its interest in LCH.Clearnet under the equity method, recording its share of income under “Income from associates.”

(2)	On July 22, 2005, Euronext formed Atos Euronext Market Solutions (“AEMS”) as a continuation and expansion of its pre-existing Atos Euronext relationship with Atos Origin. The main assets Euronext contributed were the activities of Liffe Market Solutions, the information technology division of its derivatives trading business Liffe, and its 50% stake in Atos Euronext. Atos Origin contributed its own 50% share in Atos Euronext, plus other major assets from market-related businesses, including middle- and back-office solutions, and its 51% stake in the connectivity platform Bourse Connect. The transfer of the activities of Liffe Market Solutions to AEMS led to a significant reduction in Euronext’s salaries and employee benefit costs, consultancy expenses, other office, telecom and consultancy costs and depreciation charges, and a parallel increase in IT expenses, which from the date of creation of AEMS include all IT expenses related to Liffe.

(3)	On November 18, 2005, Euronext and Borsa S.p.A, through MBE Holding S.p.A, 51% owned by Euronext and 49% by Borsa Italiana S.p.A, subscribed to a controlling 51% interest in MTS’s share capital. The remaining MTS shares were subject to a pre-emptive rights subscription and sale mechanism first between the historical shareholders and MTS dealers, where the latter became new shareholders, and subsequently to MBE Holding S.p.A. As a result of the pre-emptive rights and sale mechanism, MBE Holding S.p.A. was committed to acquire as at December 31, 2005 an additional stake in MTS leading to a 60.37% ownership of MTS by MBE Holding S.p.A. Such an acquisition was realized in February 2006. Under IFRS, Euronext consolidated proportionally 51% of MTS consolidated assets, liabilities, revenues and expenses as MBE Holding S.p.A. was jointly controlled by Euronext (51%) and Borsa Italiana S.p.A. (49%). Euronext’s proportionate ownership percentage was 30.79% and a minority interest of 20.21% was therefore accounted for under IFRS. Under U.S. GAAP, MBE Holding was accounted for under the equity method.

(4)	In January 2006, Euronext completed the sale of the Belgian central securities depository CIK N.V./SA, a wholly owned subsidiary of Euronext Brussels, to Euroclear. In exchange for this asset, Euronext received an additional 0.4% stake in Euroclear.

(5)	As from January 1, 2005, Euronext no longer amortizes goodwill relating to acquisitions made before March 31, 2004 as part of a business combination, in line with IFRS 3.

(6)	Dividends declared with respect to 2005 consist of a €1 per share ordinary dividend. In addition, a €3 per share capital reduction was made.

COMPARATIVE PER SHARE MARKET INFORMATION

Shares of NYSE Euronext common stock are listed under the symbol “NYX” on both NYSE and Euronext Paris. NYSE Euronext common stock has been publicly traded only since April 4, 2007, the day of the completion of the business combination transaction between NYSE Group and Euronext. Prior to that date, there was no public market in NYSE Euronext common stock.

MC memberships are not traded or quoted on a stock exchange or quotations system. All transfers of memberships, including transfers through private sales, must be processed through the membership department of Amex. As a result, Amex records the sale prices of MC memberships.

The following table sets forth, for the periods indicated, the high and low sale prices of NYSE Euronext common stock on the NYSE, as well as the high and low sale prices of memberships as recorded in Amex’s records.

	NYSE Euronext Common Stock(1)					Regular Membership				OPM
Calendar Quarter	High		Low		Dividend	High		Low		High		Low
2005
First Quarter	—		—		—	$110,000		$85,000		—		—
Second Quarter	—		—		—	$97,000		$85,000		—		—
Third Quarter	—		—		—	$150,000		$97,500		$80,000		$80,000
Fourth Quarter	—		—		—	$124,000		$102,000		—		—
2006					—
First Quarter	—		—		—	$175,000		$115,000		—		—
Second Quarter	—		—		—	$320,000		$210,000		—		—
Third Quarter	—		—		—	$250,000		$215,000		—		—
Fourth Quarter	—		—		—	$350,000		$205,000		—		—
2007					—
First Quarter	—		—		—	$425,000		$282,000		$340,000		$320,000
Second Quarter(2)	$99.99		$72.34		$0.25	$400,000		$292,000		—		—
Third Quarter	$84.50		$64.26		$0.25	$435,000		$320,000		—		—
Fourth Quarter	$92.25		$78.18		$0.25	$415,000		$260,000		—		—
2008
First Quarter	$87.70		$55.12		$0.25	$400,000		$300,000		—		—
Second Quarter (through [—], 2008)	[	—]	[	—]	$0.25	[	—]	[	—]	[	—]	[	—]

(1)	Prices for NYSE Euronext common stock traded on NYSE under the symbol “NYX.”

(2)	Second quarter information for NYSE Euronext common stock is from April 4, 2007 (the date on which NYSE Euronext common stock commenced trading on the NYSE) to June 30, 2007.

On January 17, 2008, the last full trading day before the public announcement of the merger agreement, the high and low sale prices of NYSE Euronext common stock as reported on the NYSE were $78.79 and $70.50, respectively. On [—], 2008, the last full trading day before the date of this document, the high and low sale prices of NYSE Euronext common stock as reported on the NYSE were $[—] and $[—], respectively.

On January 17, 2008, the last full trading day before the public announcement of the merger agreement, one regular membership was sold at a price of $345,000. On [—], 2008, the last full trading day before the date of this document, the high and low sale prices of regular memberships were $[—] and $[—], respectively.

On January 17, 2008, the last full trading day before the public announcement of the merger agreement, no OPM was traded. The most recent date on which an OPM was traded was March 9, 2007. On such date, one OPM was sold at a price of $320,000. On [—], 2008, the last full trading day before the date of this document, the high and low sale prices of OPMs were $[—] and $[—], respectively.

The market price of NYSE Euronext common stock or MC memberships could change significantly and may not be indicative of the value of the shares of NYSE Euronext common you receive as merger consideration or contingent consideration, if any. You are urged to obtain current bid and offer prices for MC memberships and market quotations for shares of NYSE Euronext common stock before making your decision with respect to the approval and adoption of the merger agreement.

RISK FACTORS

In addition to the other information contained in this document, including the matters addressed under “Forward-Looking Statements,” you should carefully consider the following risk factors.

Risks Relating to the Mergers

Because the market price of NYSE Euronext stock will fluctuate, MC members cannot be certain of the price of NYSE Euronext common stock after completion of the mergers.

Upon completion of the mergers, MC members will receive aggregate merger consideration of $260,000,000 in NYSE Euronext common stock. The precise number of shares of NYSE Euronext common stock that MC members will receive in the mergers will be based on the volume weighted average price of NYSE Euronext common stock for the 15 consecutive trading days immediately preceding the date of completion of the mergers. As such, the price of NYSE Euronext common stock used for the purposes of this calculation will likely differ from the prices at which it traded on the date we announced the mergers or on the date this document was mailed, or the prices at which it will trade on the date of the special meeting of MC members, on the closing date or on the date you receive the merger consideration. In addition, NYSE Euronext may engage in share repurchases either before or after the mergers, in accordance with applicable law, which may also affect the price of NYSE Euronext common stock. Because the cash value of the merger consideration will not be adjusted to reflect any changes in the market price of NYSE Euronext common stock prior to the closing date, the number of shares of NYSE Euronext common stock issued in the NYSE Euronext/Amex merger may be higher or lower than what would be issued had the NYSE Euronext/Amex merger occurred on a different date. In addition, because the price of NYSE Euronext common stock will continue to fluctuate after completion of the mergers, the aggregate value of NYSE Euronext common stock received by the members in the NYSE Euronext/Amex merger may, at any particular time, be higher or lower than the cash value of merger consideration.

Under the merger agreement, MC members will be entitled to receive additional shares of NYSE Euronext common stock as contingent consideration, based upon the net sale proceeds, if any, of the Amex headquarters in lower Manhattan, if such sale occurs within a specified period of time and certain conditions are satisfied. The precise number of shares of NYSE Euronext common stock that MC members will receive, if any, will be based in part on the volume weighted average price of NYSE Euronext common stock during the 15 consecutive trading days immediately prior to the date on which the NYSE Euronext/Amex merger is completed or the date on which the sale of the Amex headquarters is completed, whichever is later. Because the aggregate number of shares of NYSE Euronext common stock to be issued as contingent consideration, if any, is capped at the number of shares issued at the effective time of the mergers (as adjusted for any post-closing stock splits, combinations or reclassification), the contingent consideration, if any, received by MC members may be less than the net proceeds of the sale.

Obtaining required approvals may delay or prevent completion of the mergers or reduce the anticipated benefits of the mergers.

Completion of the mergers is conditioned upon, among other things, the receipt of certain regulatory authorizations, consents, orders and approvals, including the approval of the SEC, the expiration or termination of applicable waiting periods under the HSR Act. NYSE Euronext and MC intend to pursue all required approvals in accordance with their obligations under the merger agreement. In connection with granting these approvals, the respective governmental or other authorities may impose conditions on, or require divestitures or other changes relating to, the divisions, operations or assets of NYSE Euronext or MC. Any such conditions or changes could have the effect of delaying or preventing completion of the mergers, imposing additional costs on NYSE Euronext or limiting the revenues of NYSE Euronext following the mergers. In addition, the SEC or other regulators may require changes to the structure, certificate of incorporation or bylaws of NYSE Euronext or its subsidiaries or the proposed structure or operating agreements of merger sub or Amex merger sub, as a precondition to their approval of the mergers. Neither NYSE Euronext nor MC can predict what, if any, changes may be required. Certain changes may require MC or NYSE Euronext to obtain the approval of their shareholders or members, respectively, and, therefore, to solicit proxies, which may result in significant additional delays, expenses and costs. More generally, these and other conditions, divestitures or other changes may jeopardize or delay completion of the mergers or may reduce the anticipated benefits of the mergers. See “The Merger Agreement—Conditions to Completing the Mergers” for a discussion of the conditions to the completion of the mergers and “The Mergers—Regulatory Approvals” for a description of the regulatory approvals necessary in connection with the mergers.

We cannot guarantee if or when or at what price the Amex headquarters will be sold or the amount of contingent consideration (if any) which may be payable to MC members.

As a result of NYSE Euronext/Amex merger, MC members may receive contingent consideration payable in connection with the sale of the Amex headquarters. The merger agreement provides that if the Amex headquarters are sold at any time before the date which is four years and 240 days following the completion of the mergers, and certain other conditions are met, MC members will be entitled to receive additional shares of NYSE Euronext common stock based on the net proceeds of that sale (net of any carrying costs, fees, taxes, brokerage commissions, payments in lieu of real estate taxes, expenses, amounts due under any mortgage (including defeasance costs and expenses), amounts (including repayments and penalties) paid or incurred under any tax benefit or abatement, grant, economic development incentive or similar agreement, other liabilities and obligations associated with owning, marketing, selling or otherwise transferring the Amex headquarters and other items as specified in the merger agreement).

Under the terms of the merger agreement, if the sale date occurs after the date which is four years and 240 days following the completion of the NYSE Euronext/Amex merger or certain other conditions are not satisfied, MC members will not be entitled to receive any contingent consideration. In the event that the contingent consideration is not issued on or prior to the fifth anniversary of the closing of the mergers, NYSE Euronext will not have any further obligation to issue the contingent consideration. While a representative of the former MC members will conduct the sale process with respect to the Amex headquarters for the first three years following the completion of the mergers, NYSE Euronext has consent rights (which consent shall not be unreasonably withheld, conditioned or delayed) with respect to the terms and conditions of any sale, including, without limitation, the identity and creditworthiness of the buyer, the buyer’s source of funds and/or financing, the due diligence period and timing of the closing of any such sale. Also, subject to certain exceptions, NYSE Euronext has an absolute consent right with respect to any term or condition of any sale of the Amex headquarters providing for obligations of NYSE Euronext or MC that continue after the later of the date on which the sale of the Amex headquarters is completed or the date on which the NYSE Euronext/Amex merger is completed. There is no assurance that any sale arrangement will qualify for NYSE Euronext’s consent.

The completion of the sale of the Amex headquarters within the timeframe provided by the merger agreement will depend to a large extent on a number of factors that are outside of the control of NYSE Euronext and MC, including economic conditions in general and the conditions of the New York real-estate market in particular, including any market conditions which may be particular to lower Manhattan. NYSE Euronext and MC may not succeed in selling the Amex headquarters within the aforementioned four years and 240 day period, in which case MC members will not receive any contingent consideration. Also, NYSE Euronext’s obligation to issue the contingent consideration is conditioned on no governmental entity having enacted or issued any order that is in effect and enjoins or otherwise prohibits the payment of the contingent consideration and the merger agreement provides that, if the contingent consideration is not issued within five years of the completion of the mergers, then NYSE Euronext is not required to pay or issue any contingent consideration.

Furthermore, even if the properties are sold within the four years and 240 days following the mergers, there can be no guarantee of the price at which they will be sold. The value of the Amex headquarters may decline significantly and/or the price at which the Amex headquarters is ultimately sold may not reflect its current value. Additionally, any carrying costs, fees, taxes, brokerage commissions, payments in lieu of real estate taxes, expenses, amounts due under any mortgage (including defeasance costs and expenses), amounts (including repayments and penalties) paid or incurred under any tax benefit or abatement, grant, economic development incentive or similar agreement, other liabilities and obligations associated with owning, marketing, selling or otherwise transferring the real properties and other items as specified in the merger agreement that are permitted as deductions in calculating the net sale proceeds from the sale of the Amex headquarters may equal or exceed gross building sale proceeds, in which case MC members will not receive any contingent consideration. Included in the aforementioned deductions from the gross building sale proceeds is any portion of past benefits that Amex is required to repay to the New York City Industrial Development Agency (the “IDA”). While Amex is currently negotiating with the IDA to mitigate the consequences of potential non-compliance with the requirements of the agreement with the IDA in connection with the mergers, there is no assurance that such negotiation will be successful. If Amex is required to repay the entire amount of the past benefits received from the IDA, Amex believes it would be required to repay approximately $15 million. Please see “The Mergers—General—Contingent Consideration—Amounts Deducted From Gross Building Sale Proceeds” for more detail on the past benefits received from the IDA.

In addition, the precise number of shares of NYSE Euronext common stock that MC members will receive as part of the contingent consideration, if any, is based in part on the volume weighted average price of a share of NYSE Euronext common stock during the 15 consecutive trading days immediately prior to the later of the date on which the sale of the Amex headquarters is completed or the date on which the NYSE Euronext/Amex merger is completed or such other date as mutually agreed to by NYSE Euronext and the former MC member representative. In addition, the aggregate number of shares of NYSE Euronext common stock that MC members can receive as contingent consideration is capped at the aggregate number (as appropriately adjusted for any stock splits, combinations, reclassifications or other similar actions occurring after the completion of the mergers) of NYSE Euronext shares received by MC members at the effective time of the mergers. This may have the effect of limiting the value of any contingent consideration that may be issued to the MC members following the sale of the Amex headquarters to the extent that the net proceeds of the sale exceeds the value of the maximum number of shares of NYSE Euronext common stock that may be issued under the terms of the merger agreement.

For more information about the contingent consideration and the sale process, see “The Merger Agreement—Consideration to be Received by MC Members—Contingent Consideration” and “The Merger Agreement—Contingent Consideration Upon Sale of the Amex Headquarters.”

NYSE Euronext has consent rights over certain aspects of the sale of the Amex headquarters and may have interests that are in conflict with those of MC members.

With respect to any sale of the Amex headquarters that occurs after four years and 240 days following the date on which the NYSE Euronext/Amex merger is completed, MC members will not receive any contingent consideration and NYSE Euronext, as owner of the Amex headquarters, will be entitled to all proceeds. Additionally, while a representative of the former MC members will conduct the sale process with respect to the Amex headquarters for the first three years following the completion of the mergers, NYSE Euronext has consent rights (which consent shall not be unreasonably withheld, conditioned or delayed) with respect to the terms and conditions of any sale, including, without limitation, the identity and creditworthiness of the buyer, the buyer’s source of funds and/or financing, the due diligence period and timing of the closing of any such sale. Also, subject to certain exceptions, NYSE Euronext has an absolute consent right with respect to any term or condition of any sale of the Amex headquarters providing for obligations of NYSE Euronext or MC that continue after the later of the date on which the sale of the Amex headquarters is completed or the date on which the NYSE Euronext/Amex merger is completed. Therefore, NYSE Euronext may have interests that differ from MC members with respect to the timing of any sale of the Amex headquarters and may be able to affect such timing.

The combined company may fail to realize the anticipated cost savings, growth opportunities and other benefits anticipated from the mergers.

The success of the mergers will depend, in part, on NYSE Euronext’s ability to realize anticipated cost savings and growth opportunities from combining the businesses of NYSE Euronext and Amex. NYSE Euronext expects to benefit from operational synergies resulting from the consolidation of capabilities and elimination of redundancies as well as greater efficiencies from increased scale, shared technology and automation. Specifically, NYSE Euronext expects that the combined company will achieve annualized run rate cost savings of approximately $100 million within two years after the completion of the mergers. These cost savings are expected to result from the overall rationalization of the combined company’s technology systems and platforms as well as from the rationalization of non-information technology related activities, including the integration of corporate support functions such as finance and human resources, and the streamlining of marketing and other corporate expenditures such as insurance, occupancy and professional services. There is a risk, however, that the businesses of NYSE Euronext and MC may not be combined in a manner that permits these cost savings to be realized in the timeframe currently expected, or at all. A variety of factors, including but not limited to wage inflation, currency fluctuations, and difficulty integrating technology platforms, may adversely affect NYSE Euronext’s anticipated cost savings and revenues. Also, as an independent company, Amex’s business has faced several challenges including:

•

the historical decline in Amex’s share of trading volume in the United States across its product lines, including in (i) trading Amex-listed equities (including listed companies, structured products and closed-end funds) from 47.2% in 2005 to 42.3% in 2006, and further to 25.8% in 2007, (ii) trading options from 13.4% in 2005 to 9.7% in 2006, and further to 8.4% in 2007, (iii) trading ETFs from 12.2% in 2005 to 8.0% in 2006 and further to 3.3% in 2007 and (iv) Tape B trade distribution from 25.2% in 2006 to 14.9% in 2007, after a slight increase from 2005 to 2006; and

•

the difficulty of upgrading the Auction and Electronic Market Integration (“AEMI”) trading platform and management’s determination that major changes or a new version of AEMI would be needed to enhance the ability of the specialists to do business.

If NYSE Euronext is unable to successfully address these challenges, NYSE Euronext’s anticipated cost savings and revenues may be adversely affected. Also, the combined company may not be able to achieve its anticipated cost savings without adversely affecting its revenues. If NYSE Euronext is not able to successfully achieve its objectives, the anticipated benefits of the mergers may not be realized fully, or at all, or may take longer to realize than expected.

NYSE Euronext may not be able to successfully integrate its current businesses and operations with those of MC in a timely fashion or at all.

Currently, NYSE Euronext and MC operate as independent companies. Following the mergers, NYSE Euronext expects to integrate certain of the management and technological functions of MC with its current management and technological functions. NYSE Euronext management may face significant challenges in integrating the two companies’ technologies, organizations, procedures, policies and operations, as well as in addressing differences in the business cultures of the two companies, and retaining key MC personnel. The integration process may prove to be complex and time consuming and require substantial resources and effort. It may also disrupt each company’s ongoing businesses, which may adversely affect NYSE Euronext’s relationships with market participants, employees, regulators and others with whom NYSE Euronext has business or other dealings.

The business combination transaction of NYSE Group and Euronext, which was completed on April 4, 2007, may add further challenges and complexity. NYSE Euronext is currently in the process of integrating the businesses of NYSE Group and Euronext and this process is not expected to be completed before the completion of the mergers. As a result, NYSE Euronext’s management will have to integrate the businesses of NYSE Group, Euronext and MC simultaneously, which may be difficult. If NYSE Euronext fails to manage the integration of these businesses effectively, its growth strategy and future profitability could be negatively affected, and it may fail to achieve the anticipated benefits of the mergers. In addition, difficulties in integrating these businesses could harm NYSE Euronext’s reputation.

The combined company will incur significant transaction and merger-related costs in connection with the mergers.

NYSE Euronext and MC expect to incur a number of non-recurring costs associated with NYSE Euronext’s integration of the operations of MC, anticipated to be approximately $20-$25 million over the next three years. In addition, NYSE Euronext and MC will incur significant legal, accounting and other transaction fees and other costs related to the mergers. Some of these costs are payable regardless of whether the mergers are completed. Moreover, under specified circumstances, in connection with the termination of the proposed merger agreement, NYSE Euronext or MC may be required to reimburse certain expenses incurred by the other party and MC may be required to pay a fee of up to $10 million to NYSE Euronext. See “The Merger Agreement—Termination—Termination Fee and Expense Reimbursement.” Additional unanticipated costs may be incurred in the integration of the businesses of NYSE Euronext and MC.

Although NYSE Euronext expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset these transaction- and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

There will be material differences between the current ownership rights of MC members and the rights they can expect to have as NYSE Euronext stockholders.

MC members will become NYSE Euronext stockholders after the closing of the mergers, and their rights as stockholders will be governed by NYSE Euronext’s certificate of incorporation and bylaws. As a result, there will be material differences between the current rights of MC members as owners of MC membership interests and the rights they can expect to have as NYSE Euronext stockholders. For example, MC is a New York Type A not-for-profit corporation governed by the New York Not-for-Profit Corporation Law, whereas NYSE Euronext is a for-profit publicly held corporation governed by Delaware General Corporation Law. Also, unlike MC memberships, the shares of NYSE Euronext common stock received by MC members in the mergers will have no trading privileges associated with them.

In addition there will be voting and ownership limitations on NYSE Euronext common stock. The NYSE Euronext certificate of incorporation contains provisions prohibiting any person, acting either alone or together with its related persons (as defined in the NYSE Euronext certificate of incorporation and described under “Description of NYSE Euronext Capital Stock—Ownership and Voting Limits on NYSE Euronext Capital Stock”), from voting more than 10% of the then outstanding votes entitled to be cast on any matter, acquiring the ability to vote more than 10% of the then outstanding votes entitled to be cast on any matter by virtue of agreements entered into by other persons not to vote shares of NYSE Euronext capital stock, or owning beneficially shares of stock of NYSE Euronext representing in the aggregate more than 20% of the then outstanding votes entitled to be cast on any matter unless (1) the NYSE Euronext board resolves to expressly permit such voting or ownership in accordance with the standard for approving such voting or ownership set forth in the NYSE Euronext certificate of incorporation (which provides, among other limitations, that the NYSE Euronext board may not waive the ownership or voting limitations above the 20% level for members or trading permit holders of NYSE, NYSE Arca, Inc., NYSE Equities, Inc., and following the mergers, Amex, or their related persons) and (2) such resolution has been approved by the relevant European regulators and the SEC.

For a discussion of these and other material differences between the current rights of MC members and the rights they can expect to have as NYSE Euronext stockholders, see “Comparison of Member/Stockholder Rights Prior to and After the Mergers.”

MC members will have a reduced ownership and voting interest after the mergers and will exercise less influence over management.

After the completion of the mergers, MC members will own only a small fraction of NYSE Euronext whereas they currently own 100% of MC. Consequently, MC members, as a group, will have reduced ownership and voting power in NYSE Euronext compared to their ownership and voting power in MC.

Certain MC directors, Amex governors and executive officers may have interests in the mergers that are different from, or in addition to or in conflict with, yours.

Executive officers of Amex and NYSE Euronext negotiated the terms of the merger agreement, and the board of directors of each of NYSE Euronext and MC, and the board of governors of Amex approved the merger agreement. These directors and executive officers may have interests in the mergers that are different from, or in addition to or in conflict with, yours. These interests include the continued employment of certain executive officers of Amex by NYSE Euronext and the indemnification of former MC and Amex directors and officers by NYSE Euronext. With respect to certain executive officers, these interests also include the treatment in the mergers of employment agreements, change-of-control severance or retirement plans and other rights held by them. You should be aware of these interests when you consider your board of directors’ recommendation that you vote in favor of the mergers. For a discussion of the interests of directors and executive officers in the mergers, see “The Mergers—Interests of Officers and Directors in the Mergers.”

The merger agreement limits MC’s ability to pursue alternatives to the mergers including limits on its ability to terminate the merger agreement in the event MC receives a Takeover Proposal.

MC, AMC Acquisition Sub, Inc., Holdings, Amex and Amex merger sub have agreed that they will not, nor will they permit any of their respective subsidiaries or any of their or their subsidiaries’ respective officers, directors, employees, agents and representatives to, initiate, solicit, facilitate or encourage any inquiries or proposals regarding, or take certain other actions in connection with, any acquisition proposals by third parties, subject to limited exceptions, including in the event it receives a written unsolicited Takeover Proposal from a third party that MC’s board of directors determines in good faith, after consultation with its legal and financial advisors, constitutes a superior proposal or is reasonably likely to lead to a superior proposal. MC has also agreed that its board of directors will not change its recommendation to its members or approve any alternative agreement, subject to limited exceptions, including that, at any time prior to the applicable member approval, the board of directors may make a change in recommendation in response to a superior proposal or if reasonably necessary for it to perform its fiduciary duties, subject to certain conditions. See “The Merger Agreement—No Solicitation of Alternative Transactions.” Additionally, under the terms of the merger agreement, MC may not terminate the merger agreement if it receives a takeover proposal that is or is reasonably likely to lead to a superior proposal compared to the terms of the merger agreement. If MC receives such a proposal, MC must first notify NYSE Euronext of the proposal and then provide NYSE Euronext five business days to offer a matching bid. If NYSE Euronext does not submit a matching bid to MC within the five-business day period, MC may change the recommendation to its members in favor of approval and adoption of the merger agreement. However, MC does not have the right to terminate the merger agreement upon changing its recommendation, but rather, can only terminate after the MC special meeting if the members do not vote in favor of the merger agreement. In addition, under specified circumstances, MC may be required to pay a termination fee of up to $10 million if the mergers are not consummated and/or to reimburse NYSE Euronext for its expenses. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of MC from considering or proposing an acquisition even if it were prepared to pay consideration of higher value than that proposed in the mergers, or might result in a competing acquiror proposing to pay a lower value to acquire MC than it might have otherwise proposed to pay.

Additional Risks Relating to NYSE Euronext’s Business

NYSE Euronext faces intense competition and competes globally with a broad range of market participants for listings and trading volumes. Its failure to compete successfully will have a material adverse effect on its business.

NYSE Euronext faces significant competition, in particular with respect to listings and trading of cash equities, ETFs, closed-end funds, structured products and derivatives (including a range of securities futures and options, financial futures and options, and commodities futures and options), and this competition is expected to intensify in the future. NYSE Euronext’s current and prospective competitors, both domestically and around the world, are numerous and include both traditional and non-traditional execution and listings venues. These include regulated markets, ECNs and other alternative trading systems, market makers and other execution venues.

NYSE Euronext also faces significant and growing competition from large brokers and customers that have the ability to divert trading volumes from NYSE Euronext. Large banks may assume the role of principal and act as counterparty to orders originating from retail customers, thus “internalizing” order flow that would otherwise be transacted on exchanges. Banks and brokers may also enter into bilateral trading arrangements by matching their respective order flows, depriving NYSE Euronext of potential trading volumes. The competitive significance in Europe of these varied alternate trading venues is likely to increase substantially in the future, with the regulatory environment in Europe becoming more favorable to off-exchange trading as a result of the reforms contained in the European Commission’s Market in Financial Instruments Directive (“MiFID”). MiFID was required to be implemented under local laws of the EU Member States by January 31, 2007 and these local implementation measures were required to enter into effect on November 1, 2007. See “—The implementation of MiFID may accelerate the development of off-exchange trading in Europe, which may harm NYSE Euronext’s competitive position.”

NYSE Euronext competes with such market participants in a variety of ways, including the cost, quality and speed of trade execution, liquidity, the functionality, ease of use and performance of trading systems, the range of products and services offered to trading participants and listed companies, technological innovation and reputation. NYSE Euronext’s competitors may:

•	respond more quickly to competitive pressures because they are not subject to the same degree of regulatory oversight as NYSE Euronext is;

•	develop products and services that are preferred by NYSE Euronext customers;

•	price their products and services more competitively;

•	develop and expand their network infrastructure and service offerings more efficiently;

•	utilize faster, more efficient technology;

•	consolidate and form alliances, which may create greater liquidity, lower costs and better pricing than NYSE Euronext will be able to offer;

•	market, promote and sell their products and services more effectively; and

•	better leverage existing relationships with customers and alliance partners or better exploit brand names to market and sell their services.

NYSE Euronext may also face competition from new entrants into the markets in which it competes. The emergence of new competitors may increase price competition and reduce margins for all existing cash and derivatives markets, including NYSE Euronext’s markets. New entrants may include new alternative trading systems and new initiatives by existing market participants, including established markets or exchanges. For more information of the competitive environment in which NYSE Euronext operates, see “Information about NYSE Euronext—Competition.”

Globalization, growth, consolidations and other strategic arrangements in the exchange sector may impair NYSE Euronext’s competitive position.

The liberalization and globalization of world markets have resulted in greater mobility of capital, greater international participation in local markets and more competition among markets in different geographical areas. As a result, global competition among listing venues, trading markets and other execution venues has become more intense.

In addition, in the last several years, the structure of the exchange sector has changed significantly through demutualizations and consolidations. In response to increasing competition, many marketplaces in both Europe and the United States have demutualized to provide greater flexibility for future growth. The exchange sector is also experiencing consolidation, creating a more intense competitive environment. For example, in the United States, each of the Philadelphia Stock Exchange, Inc., on November 7, 2007, and the Boston Stock Exchange, Inc., on October 2, 2007, announced that it had entered into an agreement to be acquired by Nasdaq. On

September 20, 2007, Nasdaq and Bourse Dubai announced that they had entered into an agreement pursuant to which Bourse Dubai would acquire a 19.99% stake in Nasdaq and Nasdaq’s 20% stake in London Stock Exchange, and Nasdaq would acquire the shares of OMX anticipated to be acquired by Bourse Dubai in its exchange offer for OMX, and on February 27, 2008, the merger between Nasdaq and OMX was completed, leading to the formation of The Nasdaq OMX Group, Inc. On July 12, 2007, Chicago Mercantile Holdings, Inc. and CBOT Holdings, Inc. completed their merger to form CME Group, Inc. On December 20, 2007, the International Securities Exchange Holdings, Inc. (“ISE”) was acquired by Eurex, a derivatives exchange jointly owned by Deutsche Börse AG and SWX Swiss Exchange. On October 1, 2007, the London Stock Exchange and Borsa Italiana completed their merger, and it is anticipated that the process of consolidation in the European exchange sector will continue.

Because of these market trends, NYSE Euronext faces intense competition. If it is unable to compete successfully in this environment, its business, financial condition and operating results will be adversely affected.

Future business combinations, acquisitions, partnerships, joint ventures and strategic investments and alliances may require significant resources and/or result in significant unanticipated costs or liabilities.

NYSE Euronext may seek to grow and diversify its company and businesses by entering into business combination transactions, making acquisitions or entering into partnerships, joint ventures or strategic investments or alliances, which may be material. For example, in 2007, NYSE Euronext completed its business combination transaction with Euronext and its acquisition of TransactTools, Inc. (“TransactTools”), acquired a 5% equity position in the National Stock Exchange of India, entered into a strategic alliance with the Tokyo Stock Exchange, acquired a 1% stake in Bovespa (a Brazilian stock exchange), and entered into an agreement pursuant to which NYSE Euronext would acquire the 50% stake in AEMS owned by Atos Origin. In 2008, NYSE Euronext acquired the business of Wombat Financial Software (“Wombat”), signed a definitive agreement to acquire a 5% equity position in India’s Multi Commodity Exchange, subject to certain conditions and obtaining all regulatory approvals, and entered into an agreement with CME Group to acquire the CBOT Metals Complex, including volume and open interest.

The market for acquisition targets and strategic alliances is highly competitive, particularly in light of increasing consolidation in the exchange sector and existing or potential future regulatory restrictions on foreign direct investments in certain countries, which may adversely affect NYSE Euronext’s ability to identify acquisition targets or strategic partners consistent with its objectives. Even if NYSE Euronext does succeed in making acquisitions or entering into strategic alliances, the process of integration may produce unforeseen operating difficulties and expenditures and may absorb significant attention of management that would otherwise be available for the ongoing development of the business. If NYSE Euronext makes future acquisitions, it may issue shares of its stock that dilute existing stockholders’ stakes in the company, expend cash, incur debt, assume contingent liabilities or create other additional expenses, any of which could harm its business, financial condition or results of operations.

In addition, NYSE Euronext’s bylaws require acquisitions, mergers and consolidations involving more than 30% of the aggregate equity market capitalization or value of NYSE Euronext (or, under certain circumstances, transactions involving an entity whose principal place of business is outside of the United States and Europe) to be approved by two-thirds of the directors then in office. This requirement may prevent NYSE Euronext from pursuing an acquisition, even if a majority of the board believes it to be in the best interests of NYSE Euronext and its stockholders.

Furthermore, NYSE Euronext’s ability to direct the actions of its strategic investment partners that it does not control is limited. For example, NYSE Euronext is unable unilaterally to cause dividends or distributions to be made to it from the entities in which it has a minority strategic investment or to direct the management of such entities. Some of NYSE Euronext’s investments may entail particular risks, including the possibility that a partner, majority investor or co-venturer may have different interests or goals, and may take action contrary to

NYSE Euronext’s instructions, requests, policies or business objectives, any and all of which could adversely impact its brand name and reputation. Also, a number of NYSE Euronext’s minority positions may be illiquid due to regulatory impediments to sale or because the market for them is limited. If NYSE Euronext is unable to successfully maximize the benefits of its strategic investments, its business, financial condition or results of operations could be negatively affected.

The legal and regulatory environment in the United States may make it difficult for NYSE Euronext to compete with non-U.S. securities exchanges for listings of U.S. and non-U.S. companies.

The U.S. exchanges of NYSE Euronext compete to obtain the listing of U.S. and non-U.S. issuer securities. However, the legal and regulatory environment in the United States, as well as the perception of this environment, has made and may continue to make it more difficult for the NYSE Euronext’s U.S. exchanges to compete with non-U.S. securities exchanges for these listings and may adversely affect NYSE Euronext’s competitive position. For example, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) imposes a stringent set of corporate governance, reporting and other requirements on both U.S. and non-U.S. companies that are listed on a U.S. securities exchange. Significant resources are necessary for issuers to come into and remain in compliance with the requirements of the Sarbanes-Oxley Act, which has had, and may continue to have, an impact on the ability of the NYSE Euronext’s U.S. exchanges to attract and retain listings. In this regard, the number of U.S. companies that have chosen to list shares issued in an initial public offering (“IPO”) exclusively on a non-U.S. exchange has steadily increased in recent years. International companies also cite the need for financial statement reconciliations to U.S. GAAP, and concern of greater exposure to U.S. class action litigation, as additional factors weighing against listing in the United States.

At the same time, international companies are increasingly seeking access to the U.S. markets through private transactions that do not require listing or trading in the U.S. public markets, such as through Rule 144A transactions. In 2007, only 11.5% of the IPO capital raised in the United States by non-U.S. companies was listed on a U.S. stock exchange; 88.5% was marketed to institutional investors via Rule 144A. This contrasts with 2000, when nearly half (48.6%) of the global IPO equity raised by non-U.S. companies in the United States was raised on U.S. exchanges, while 51.4% was marketed to institutional investors via Rule 144A.

The SEC has taken steps to address these concerns through a number of initiatives, including the recent elimination of the requirement for foreign private issuers to provide a reconciliation of their home country financial statements to U.S. GAAP. The SEC and the Public Company Accounting Oversight Board have also adopted amendments to the rules relating to internal control over financial reporting established in connection with Section 404 of the Sarbanes-Oxley Act in an effort to address widespread concerns about the costs and burdens of compliance with those rules. It is unclear whether U.S. and international companies will exhibit greater interest in accessing the U.S. public markets as a result of these changes.

On June 4, 2007, the SEC also amended its rules to make it easier for foreign private issuers to deregister under the Exchange Act and exit the U.S. public markets. Since that date, approximately 49 international companies have delisted or announced their intention to delist from NYSE. If NYSE Euronext’s U.S. exchanges are unable to successfully attract and retain the listings of non-U.S. issuers, the perception of those exchanges as premier listing venues may be diminished, and NYSE Euronext’s competitive position may be adversely affected or its operating results could suffer.

NYSE Euronext’s European exchanges are not subject to perceptions that may exist with respect to U.S. securities exchanges—namely, that listing on a U.S. securities exchange subjects a company to cumbersome and costly regulatory requirements and heightened litigation risks. In addition, listed companies on the Euronext exchanges are not subject to the requirements of the Sarbanes-Oxley Act unless they otherwise choose to list or register their securities in the United States. However, there can be no assurances that U.S. and non-U.S. issuers that do not list on NYSE Euronext’s U.S. exchanges will elect to list on a Euronext exchange rather than other non-U.S. exchanges.

NYSE Euronext’s business may be adversely affected by price competition.

The securities industry is characterized by intense price competition. The pricing model for trade execution for equity securities has changed in response to competitive market conditions. Some of NYSE Euronext’s competitors have recently lowered their transaction costs by either reducing the fees that they charge and/or increasing the liquidity payments (or rebates) they provide as an incentive for providers of liquidity in certain markets. In addition, NYSE Euronext faces price competition in the fees that it charges to customers to list securities on its securities exchanges. It is likely that NYSE Euronext will continue to experience significant pricing pressures and that some of its competitors will seek to increase their share of trading or listings by further reducing their transaction fees or listing fees, by offering larger liquidity payments or by offering other forms of financial or other incentives. NYSE Euronext’s operating results and future profitability could be adversely affected as a result of these activities. For example, NYSE Euronext could lose a substantial percentage of its share of trading or listings if it is unable to compete effectively, or its profit margins could decline if it reduces pricing in response. In addition, one or more competitors may engage in aggressive pricing strategies and significantly decrease or completely eliminate their profit margin for a period of time in order to capture a greater share of trading or listings. Some competitors, especially those outside of the United States, have high profit margins in business areas in which NYSE Euronext does not engage, which may assist them in executing these strategies. This environment could lead to loss of order flow and decreased revenues, and consequently could adversely affect NYSE Euronext’s operating results.

NYSE Euronext’s share of trading in NYSE-listed securities has declined.

As a result of increasing competition, NYSE Euronext’s share of trading on a matched basis in NYSE-listed securities has declined from approximately 72.2% for the year ended December 31, 2006, to 60.5% for the year ended December 31, 2007. If growth in NYSE Euronext’s overall trading volume of NYSE-listed securities does not offset any significant decline in NYSE Euronext’s share of NYSE-listed trading, or if a decline in NYSE Euronext’s share of trading in NYSE-listed securities makes the NYSE’s market appear less liquid, then NYSE Euronext’s financial condition and operating results could be adversely affected.

In addition, the allocation of market data revenues under the Regulation NMS formula, while complex, is largely tied to trading share performance. A decline in NYSE trading share lowers the percentage of the National Market Systems tape pool revenues from the Consolidated Tape Association (“CTA”) and Unlisted Trading Privileges that NYSE keeps. Similarly, a lower share of trading may cause issuers to question the value of an NYSE listing which may in turn adversely impact NYSE Euronext’s listing business.

NYSE Euronext must keep up with emerging technological changes in order to compete effectively in a rapidly evolving and highly competitive industry.

Technology is a key component of NYSE Euronext’s business strategy, and NYSE Euronext regards it as crucial to its success. NYSE Euronext seeks to leverage its recent technology initiatives—such as its agreement to acquire the 50% of AEMS it does not already own, its acquisition of Wombat, and the integration of TransactTools—to offer market participants a comprehensive suite of best-in-class technology solutions in a centralized environment. However, NYSE Euronext operates in a business environment that has undergone, and continues to experience, significant and rapid technological change. In recent years, electronic trading has grown significantly, and customer demand for increased choice of execution methods has increased. To remain competitive, NYSE Euronext must continue to enhance and improve the responsiveness, functionality, capacity, accessibility and features of its trading platforms, software, systems and technologies. NYSE Euronext’s success will depend, in part, on its ability to:

•	develop and license leading technologies useful in its businesses;

•	enhance existing trading platforms and services;

•	respond to customer demands, technological advances and emerging industry standards and practices on a cost-effective and timely basis; and

•	continue to attract and retain highly skilled technology staff to maintain and develop existing technology and to adapt to and manage emerging technologies.

The development and expansion of electronic trading and market data related technologies entail significant technological, financial and business risks. Any failure or delay in exploiting technology, or failure to exploit technology as effectively as competitors, could have a material adverse effect on NYSE Euronext’s business, financial condition and operating results.

NYSE Euronext uses leading technologies and currently devotes substantial resources to its services. The adoption of new technologies or market practices may require NYSE Euronext to devote additional resources to modify and adapt its services. In such cases, NYSE Euronext cannot assure that it will succeed in making these improvements to its technology infrastructure in a timely manner or at all. If NYSE Euronext is unable to anticipate and respond to the demand for new services, products and technologies on a timely and cost-effective basis and to adapt to technological advancements and changing standards, it may be unable to compete effectively, which could have a materially negative effect on its business, financial condition and results of operations. Moreover, NYSE Euronext may incur substantial development, sales and marketing expenses and expend significant management effort to add new products or services to its trading platforms. Even after incurring these costs, NYSE Euronext ultimately may not realize any, or may realize only small amounts of, revenues for these new products or services. Consequently, if revenue does not increase in a timely fashion as a result of these expansion initiatives, the up-front costs associated with expansion may exceed revenue and reduce its working capital and income.

In addition, NYSE Euronext owns approximately 40% of the common equity of GL TRADE, which is listed separately on Euronext Paris. NYSE Euronext consolidates the results of GL TRADE. Any failure of GL TRADE to keep up with emerging technological changes could cause its customers to decrease the number of workstations and subscriptions they buy from GL TRADE or change their strategy by shifting to other providers or to in-house technology, which could in return have a materially negative effect on the return on NYSE Euronext’s investment in GL TRADE.

NYSE Euronext may fail to realize the anticipated cost savings, growth opportunities and synergies and other benefits anticipated from the business combination transaction between NYSE Group and Euronext.

On April 4, 2007, NYSE Group and Euronext completed a business combination transaction, becoming subsidiaries of NYSE Euronext. Previously, NYSE Euronext had announced that it expected that the combined company would achieve $250 million in annualized run rate cost savings by the first quarter of 2010. In February 2008, NYSE Euronext announced that it would not achieve the full $250 million in annualized run rate cost savings until the fourth quarter of 2010. NYSE Euronext fully expects to achieve these cost savings. NYSE Euronext also expects to achieve the $100 million in annualized run-rate revenue synergies, identified in connection with the combination transaction between NYSE Group and Euronext, by the end of the first quarter of 2010. There is a risk, however, that the businesses of NYSE Group and Euronext may not be combined in a manner that permits these costs savings and revenue synergies to be realized in the time currently expected, or at all. For example, a variety of factors, including but not limited to wage inflation, currency fluctuations, and difficulty integrating technology platforms, may adversely affect NYSE Euronext’s anticipated cost savings and revenues. Also, NYSE Euronext must achieve its anticipated cost savings without adversely affecting its revenues. If NYSE Euronext is not able to successfully achieve these objectives, the anticipated benefits of the NYSE Group/Euronext business combination transaction may not be realized fully, or may take longer to realize than expected.

An “extraterritorial” change of law may adversely affect the businesses of NYSE Euronext and, under certain special arrangements, the rights of NYSE Euronext to control a substantial portion of its assets.

NYSE Euronext operates securities exchanges and regulated markets in various jurisdictions and thus is subject to a variety of laws and regulations. Although NYSE Euronext does not anticipate that there will be a material adverse application of European laws to NYSE Euronext’s U.S. exchanges, or a material adverse application of U.S. laws to NYSE Euronext’s European exchanges, the possibility of such an occurrence cannot be ruled out entirely. If this were to occur, and NYSE Euronext were not able to effectively mitigate the effects of such extraterritorial application, the affected exchanges of NYSE Euronext could experience a reduction in the number of listed companies or business from other market participants, or the business of NYSE Euronext could be otherwise adversely affected. In addition, in connection with obtaining regulatory approval of the business combination transaction between NYSE and Euronext, which was completed on April 4, 2007, NYSE Euronext implemented certain special arrangements consisting of two standby structures, one involving a Dutch foundation and one involving a Delaware trust. The Dutch foundation is empowered to take actions to mitigate the adverse effects of any potential changes in U.S. law that have certain “extraterritorial” effects on the European regulated markets of NYSE Euronext, and the Delaware trust is empowered to take actions to ameliorate the adverse effects of any potential changes in European law that have certain “extraterritorial” effects on NYSE and NYSE Arca, Inc. (and following the mergers, Amex). These actions include the exercise by the foundation or the trust of potentially significant control over the European or the U.S. businesses of NYSE Euronext, as the case may be. Although the Dutch foundation and the Delaware trust are required to act in the best interest of NYSE Euronext, subject to certain exceptions, and any remedies implemented may be implemented only for so long as the effects of the material adverse application of law persist, NYSE Euronext may, as a result of the exercise of such rights, be required to transfer control over a substantial portion of its business and assets to the direction of the trust or of the foundation. Any such transfer of control could adversely affect the ability of NYSE Euronext to implement its business strategy and to operate on an integrated and global basis, which could adversely affect its business.

The implementation of MiFID may accelerate the development of off-exchange trading in Europe, which may harm NYSE Euronext’s competitive position.

MiFID came into effect on November 1, 2007. In addition to regulated exchange trading, MiFID provides that trades may be executed on multilateral trading facilities (or MTFs) via over the counter (OTC) trading, or through systematic internalization of the order flow collected by investment firms and banks. As a result, MiFID creates an opportunity for new multilateral trading facilities, OTC and internalization arrangements to be developed on a pan-European basis, thereby substantially facilitating entry and increasing their attractiveness to users. In addition, investment firms will have to ensure that they obtain the “best execution” conditions for their clients, and will therefore have to direct orders to the most favorable execution venue, without any regulatory incentive to favor established regulated exchanges. Taken together, these changes to the regulatory environment may make it easier for MTFs to establish themselves in Europe as low-cost alternatives to regulated exchanges, thereby increasing the level of competition with and between market operators. Increased competition from MTFs could cause NYSE Euronext to lose trading share or to lower its fees in order to remain competitive, either of which could lead to lower revenues and/or lower margins, harming profitability. In response, Euronext has announced plans to develop its own MTF, “SmartPool,” and a service for systematic internalizers. There can be no assurance that these initiatives will be successful.

Regulatory changes or future court rulings may have an adverse impact on NYSE Euronext’s market data fees.

Market data fees are one of NYSE Euronext’s sources of revenues. For the year ended December 31, 2007, U.S. market data made up 5.4% of total NYSE Euronext revenue. Regulatory developments, however, could reduce the amount of revenue that NYSE Euronext can obtain from this source. With respect to NYSE Euronext’s U.S. exchanges, the ability to assess fees for market data products is contingent upon receiving approval from the SEC. There continues to be opposing industry viewpoints as to the extent that NYSE Euronext should be able to charge for market data, and it is conceivable that the SEC may broaden its examination of exchange market data fees. If such an examination is conducted, and the results are detrimental to NYSE Euronext’s U.S. exchanges’ ability to charge for market data, there could be a negative impact on NYSE Euronext’s revenues. In addition, in November 2004, the SEC proposed corporate governance, transparency, oversight and ownership rules for registered national securities exchanges and other SROs and issued a concept release examining the efficacy of self-regulation. The concept release also solicited public comment concerning the level of market data fees, following several years of claims from some competitors and data intermediaries that market data fees and revenues are excessive. NYSE Euronext cannot predict whether, or in what form, any regulatory changes will take effect, or their impact on NYSE Euronext’s business. A determination by the SEC, for example, to link market data fees to marginal costs, to take a more active role in the market data rate-setting process, or to reduce the current levels of market data fees could have an adverse effect on NYSE Euronext’s market data revenues.

In addition, the approach to fees reflected in MiFID, made effective in November 2007, which explicitly authorizes market operators to sell trade information on a non-discriminatory commercial basis at a reasonable cost, could be modified by the European Commission or future European court decisions in a manner that may have an adverse impact on NYSE Euronext’s ability to charge market data fees with respect to its European regulated markets.

NYSE Euronext intends to enter into or increase its presence in markets where it does not currently compete. Demand and market acceptance for NYSE Euronext’s products and services within these markets will be subject to a high degree of uncertainty and risks and may affect its growth potential.

NYSE Euronext intends to enter into or increase its presence in certain markets which already possess established competitors who may enjoy the protection of high barriers to entry. Attracting customers in certain countries may also be subject to a number of risks, including currency exchange rate risk, difficulties in enforcing agreements or collecting receivables, longer payment cycles, compliance with the laws or regulations of these countries, and political and regulatory uncertainties. As a result, demand and market acceptance for NYSE Euronext’s products and services within these markets will be subject to a high degree of uncertainty and risk. NYSE Euronext may be unable to enter into or increase its presence in these markets and compete successfully, and as a result, NYSE Euronext may not generate sufficient revenues from these products and services.

The loss of key personnel may adversely affect NYSE Euronext’s business.

NYSE Euronext is dependent upon the contributions of its senior management team and other key employees for its success. If one or more of these executives, or other key employees, were to cease to be employed by NYSE Euronext, it could be adversely affected. In particular, NYSE Euronext may have to incur costs to replace senior executive officers or other key employees who leave, and NYSE Euronext’s ability to execute its business strategy could be impaired if it is unable to replace such persons in a timely manner.

NYSE Euronext may be at greater risk from terrorism than other companies.

Given NYSE Euronext’s position as the world’s leading cash equities market, its prominence in the U.S. and global securities industry, and the concentration of many of its properties and personnel in lower Manhattan, it may be more likely than other companies to be a direct target of, or an indirect casualty of, attacks by terrorists or terrorist organizations.

It is impossible to predict the likelihood or impact of any terrorist attack on the securities industry generally or on NYSE Euronext’s business. In the event of an attack or a threat of an attack, NYSE Euronext’s security measures and contingency plans may be inadequate to prevent significant disruptions in its business, technology or access to the infrastructure necessary to maintain its business. For example, if part or all of NYSE Euronext’s primary data center facility(ies) become(s) inoperable, its disaster recovery/business continuity planning practices may not be sufficient and NYSE Euronext may experience a significant delay in resuming normal business processing which could have a materially negative effect on NYSE Euronext’s business. For a discussion of some of NYSE Euronext’s security measures and contingency plans, see “Information About NYSE Euronext—Security Measures and Contingency Plans.” Damage to NYSE Euronext’s facilities due to terrorist attacks may be significantly in excess of any amount of insurance received, or NYSE Euronext may not be able to insure against certain damage at a reasonable price or at all. The threat of terrorist attacks may also negatively affect NYSE Euronext’s ability to attract and retain employees. In addition, terrorist attacks may cause instability or decreased trading in the securities markets, including trading on exchanges. Any of these events could have a materially negative effect on NYSE Euronext’s business, financial condition and operating results.

NYSE Euronext operates in a highly regulated industry, and may be subject to censures, fines and other legal proceedings if it fails to comply with its legal and regulatory obligations.

NYSE Euronext operates in a highly regulated industry and is subject to extensive regulation. The securities industry is subject to extensive governmental regulation and could be subject to increased regulatory scrutiny. As a matter of public policy, these regulations are designed to safeguard the integrity of the securities and other financial markets and to protect the interests of investors in those markets. The SEC regulates the U.S. securities exchanges and has broad powers to audit, investigate and enforce compliance with its rules and regulations and impose sanctions for non-compliance. European regulators have similar powers with respect to European exchanges in their respective countries. NYSE Euronext’s ability to comply with applicable laws and rules will be largely dependent on its establishment and maintenance of appropriate systems and procedures, as well as its ability to attract and retain qualified personnel.

Both the SEC and the European regulators are vested with broad enforcement powers to censure, fine, issue cease-and-desist orders, prohibit exchanges from engaging in some of its businesses or suspend or revoke the exchange recognition, license or registration of its subsidiaries as national securities exchanges in the respective countries in which the regulators are located. In the case of actual or alleged noncompliance with regulatory requirements, NYSE Euronext could be subject to investigations and administrative or judicial proceedings that may result in substantial penalties, including revocation of a subsidiary’s exchange recognition, license or registration as a securities exchange or market. Any such investigation or proceeding, whether successful or unsuccessful, would result in substantial costs and diversions of resources and might also harm NYSE Euronext’s business reputation, any of which may have a material adverse effect on its business, financial condition and operating results.

In addition, there may be a conflict between the self-regulatory responsibilities of certain of NYSE Euronext’s businesses and some of the market participants or customers of NYSE Euronext’s subsidiaries. Any failure by NYSE Euronext to diligently and fairly regulate its member organizations or to otherwise fulfill its regulatory obligations could significantly harm NYSE Euronext’s reputation, prompt SEC scrutiny and adversely affect its business.

Damage to NYSE Euronext’s reputation could have a material adverse effect on its businesses.

One of NYSE Euronext’s competitive strengths is its strong reputation and brand name. NYSE Euronext’s reputation could be harmed in many different ways, including by regulatory governance or technology failures. Damage to NYSE Euronext’s reputation could cause some issuers not to list their securities on NYSE Euronext’s exchanges, as well as reduce the trading volume on NYSE Euronext’s exchanges. This, in turn, may have a material adverse effect on NYSE Euronext’s business, financial condition and operating results.

NYSE Euronext will face restrictions with respect to the way in which it conducts certain of its operations, and may experience certain competitive disadvantages if it does not receive SEC and the relevant European regulatory approval(s) for new business initiatives or does not receive them in a timely manner.

NYSE Euronext currently operates two U.S. registered national securities exchanges—the NYSE and NYSE Arca, Inc.—and following the mergers, it will operate a third. Pursuant to the Exchange Act, the NYSE, NYSE Arca, Inc. and Amex are responsible for regulating their member organizations through the adoption and enforcement of rules governing the trading activities, business conduct and financial responsibility of their member organizations and the individuals associated with them. Changes to those rules are generally subject to the approval of the SEC, which publishes proposed rule changes for public comment. Changes to its certificate of incorporation or bylaws and changes to the certificate of incorporation, bylaws, operating agreement or rules of certain of NYSE Euronext’s subsidiaries, to the extent that these changes could affect the activities of these national exchanges, must also be approved. NYSE Euronext may from time to time seek to engage in new business activities, some of which may require changes to NYSE Euronext’s governing documents.

NYSE Euronext also operates exchanges in France, Belgium, Portugal, the Netherlands and the United Kingdom. Regulators in each of these countries regulate exchanges through the adoption and enforcement of rules governing the trading activities, business conduct and financial responsibility of such exchanges and individuals associated with them. All NYSE Euronext initiatives with regulatory implications must be approved by the relevant authorities in each of these countries, as well as by the coordinating bodies set up under the Euronext regulators’ memoranda of understanding. Changes to NYSE Euronext’s certificate of incorporation or bylaws and changes to the certificate of incorporation, bylaws, operating agreement or rules of certain of NYSE Euronext’s subsidiaries, to the extent that these changes could affect the activities of these exchanges, may also require approvals. NYSE Euronext may from time to time seek to engage in new business activities, some of which may require changes to NYSE Euronext’s governing documents.

Any delay or denial of a requested approval could cause NYSE Euronext to lose business opportunities or slow the integration process in the future between its different markets. NYSE Euronext’s competitive position could be significantly weakened if its competitors are able to obtain regulatory approval for new functionalities faster, or with less cost or difficulty, than NYSE Euronext is, or if approval is not required for NYSE Euronext’s competitors but is required for NYSE Euronext. Competitors that are not registered exchanges are subject to less stringent regulation. In addition, as NYSE Euronext seeks to expand its product base, it could become subject to the oversight of additional regulatory bodies.

The obligation of NYSE Euronext to fund NYSE Regulation and allocate resources of certain of its U.S. subsidiaries limits the ability of NYSE Euronext to reduce its expenses or use its cash in other ways.

Certain of NYSE Euronext’s U.S. subsidiaries are required to allocate significant resources to NYSE Regulation, Inc., a wholly-owned not-for-profit subsidiary (“NYSE Regulation”). This dedication of resources may limit NYSE Euronext’s ability to reduce its expense structure.

NYSE Regulation has generally undertaken to perform the regulatory functions of the NYSE and NYSE Arca pursuant to agreements with each entity and following the mergers, is expected to generally undertake the regulatory functions of Amex. NYSE Regulation also has an agreement with NYSE Group, the NYSE and NYSE Market, Inc. (“NYSE Market”) requiring that NYSE Regulation be provided with adequate funding. Moreover, under the operating agreement of the NYSE, no regulatory fees, fines or penalties collected by NYSE Regulation may be distributed to NYSE Euronext or any entity other than NYSE Regulation. Following the mergers, the operating agreement of Amex is expected to contain a similar provision. The obligations to fund NYSE Regulation under the agreements covering those services could negatively affect the cash available to NYSE Euronext, as well as NYSE Euronext’s ability to invest in or pursue other opportunities that may also be beneficial to NYSE Euronext’s stockholders.

Any conflicts of interest between NYSE Euronext and NYSE Regulation may have a material adverse effect on NYSE Euronext’s business.

NYSE Regulation regulates and monitors the activities on NYSE Euronext’s U.S. securities exchanges (which following the merger, will include Amex) and enforces issuer and member organization compliance with applicable law and the rules of the exchanges. In a 2004 concept release, the SEC noted that there is an inherent conflict that exists within every SRO between its regulatory functions, on the one hand, and its member organizations, market operations, listed issuers, and stockholders, on the other hand. The SEC has also expressed concern about the conflicts of interest that may exist when a for-profit entity owns an SRO. The for-profit entity’s goal of maximizing stockholder value might conflict with the SRO’s self-regulatory responsibilities imposed by the securities laws. For example, the for-profit entity might have an incentive to commit insufficient funds to the regulatory operations of the SRO, or use the disciplinary powers of the SRO to generate revenue for the for-profit entity by disciplining member organizations that operate or participate in competing trading systems. In addition, the regulatory responsibilities imposed by the U.S. securities laws (such as encouraging low-cost trading and competitive markets) may conflict with NYSE Euronext’s profit-oriented goals as a public company. There may be more opportunities for conflicts of interest to arise when SROs regulate listed companies. Additional conflicts of interest arise where a company (such as NYSE Euronext) lists its securities on the national securities exchange that it owns. The listing of NYSE Euronext’s common stock on NYSE and Euronext exchanges could potentially create a conflict of interest between the exchanges’ regulatory responsibilities to vigorously oversee the listing and trading of securities, on the one hand, and the exchanges’ commercial and economic interest, on the other hand. Since NYSE Regulation also has regulatory responsibilities, including disciplinary authority, over broker dealers that are both NYSE and/or NYSE Arca members and potential competitors of one or both exchanges with respect to trading volume, a similar potential conflict of interest could arise between the exchanges’ commercial interests, on the one hand, and the exchanges’ exercise of its disciplinary authority, on the other hand.

While NYSE Euronext has implemented structural protections to minimize these potential conflicts of interest, we cannot assure you that such measures will be successful. For a discussion of some of these structural protections, see “Regulation—U.S. Regulation—NYSE Regulation—Structure, Organization and Governance of NYSE Regulation.” In addition, on July 30, 2007, NYSE Group and NYSE Regulation completed a transaction with NASD, pursuant to which the member firm regulatory functions of NYSE Regulation, including related enforcement activities, risk assessment and the arbitration service, were consolidated with those of the NASD. The consolidated organization is known as FINRA. Following this transaction, NYSE Regulation continues to perform market surveillance and related enforcement activities and listed company compliance for the NYSE and NYSE Arca. While this transaction significantly reduced the scope of NYSE Regulation’s regulatory authority over broker dealer members, conflicts of interests may still arise.

Market fluctuations and other risks beyond NYSE Euronext’s control could significantly reduce demand for NYSE Euronext’s services and harm its business.

NYSE Euronext’s revenues and profitability are highly dependent upon the levels of activity on its exchanges, in particular, the volume of financial instruments traded, the number and shares outstanding of listed issuers, the number of new listings, the number of traders in the market and similar factors.

NYSE Euronext has no direct control over such variables. Among other things, NYSE Euronext is dependent upon the relative attractiveness of the financial instruments traded on its exchanges, and the relative attractiveness of the exchanges as a market on which to trade these financial instruments, as compared to other exchanges and trading platforms. Such variables are in turn influenced by economic, political and market conditions in the United States, Europe and elsewhere in the world that are beyond NYSE Euronext’s control, including:

•	broad trends in business and finance;

•	terrorism and war;

•	concerns over inflation and the level of institutional or retail confidence;

•	changes in government monetary policy and foreign currency exchange rates;

•	the availability of short-term and long-term funding and capital;

•	the availability of alternative investment opportunities;

•	changes in the level of trading activity;

•	changes and volatility in the prices of securities;

•	changes in tax policy;

•	the level and volatility of interest rates;

•	legislative and regulatory changes, including the potential for regulatory arbitrage among U.S. and non-U.S. markets if significant policy differences emerge among markets;

•	the perceived attractiveness of the U.S. capital markets, as well as the costs (e.g., potential class actions);

•	the perceived attractiveness of the European capital markets; and

•	unforeseen market closures or other disruptions in trading.

General economic conditions affect securities markets in a variety of ways, from determining availability of capital to influencing investor confidence. Poor economic conditions also have an impact on the process of raising capital by reducing the number or size of securities offerings or listings. The economic climate in recent years has been characterized by challenging business and economic conditions. During 2000 through early 2003, and again in the second half of 2007 and the beginning of 2008, the major U.S. market indices experienced severe declines. The weak and uncertain economic climate, together with corporate governance and accounting concerns, contributed to a reduction in corporate transactions and a generally more difficult business environment. In addition, the United States and other countries in which NYSE Euronext hopes to offer its services have suffered acts of war or terrorism or other armed hostilities. These or similar acts have in the past increased or prolonged, and may in the future increase or prolong, negative economic conditions. Adverse changes in the economy or the outlook for the securities industry can have a negative impact on NYSE Euronext’s revenues through declines in trading volume, new listings and demand for market data. Generally adverse economic conditions may also have a disproportionate effect on NYSE Euronext’s business. Because NYSE Euronext’s infrastructure and overhead will be based on assumptions of certain levels of market activity, significant declines in trading volumes, new listings or demand for market data may have a materially negative effect on NYSE Euronext’s business, financial condition and operating results.

A significant portion of NYSE Euronext’s revenues depend, either directly or indirectly, on NYSE Euronext’s transaction-based business which, in turn, is dependent on NYSE Euronext’s ability to attract and maintain order flow, both in absolute terms and relative to other market centers. If the amount of trading volume on NYSE Euronext’s exchanges decreases, NYSE Euronext’s revenue from transaction fees will decrease. There may also be a reduction in revenue from market data fees. If NYSE Euronext’s share of total trading volume decreases relative to its competitors, NYSE Euronext may be less attractive to market participants as a source of liquidity and may lose additional trading volume and associated transaction fees and market data fees as a result. In addition, declines in NYSE Euronext’s share of trading volume could adversely affect the growth, viability and importance of various of NYSE Euronext’s market information products, which will constitute an important portion of NYSE Euronext’s revenues.

NYSE Euronext also generates a significant portion of its revenues from listing fees. Also, the number of companies listed on NYSE Euronext’s exchanges affects its ability to increase or maintain trading share. Among the factors affecting companies’ decision to go public and/or list their shares on U.S. markets are general economic conditions, industry-specific circumstances, capital market trends, mergers and acquisitions environment and regulatory requirements. The extent to which these and other factors cause companies to become or remain privately owned or decide not to list their shares on NYSE Euronext’s exchanges may have a materially negative effect on NYSE Euronext’s business, financial condition and operating results.

The financial services industry and, particularly, the securities transactions business are dynamic, uncertain and highly competitive environments. Accordingly, NYSE Euronext expects exchange consolidation and member organization consolidation to persist in the future. This environment has led to business failures and has encouraged the introduction of alternative trading venues with varying market structures and new business models. In the United States, NYSE Euronext’s principal U.S. competitor for listings by U.S. issuers has historically been Nasdaq. Well-capitalized competitors from outside the United States may also seek to expand their operations in the U.S. In addition, the financial services industry is subject to extensive regulation and increasing competition, which may change dramatically the industry market structure. For example, recently both U.S. and European regulators have been considering the business model of futures exchanges. If NYSE Euronext is unable to adjust in a timely manner to structural changes within the industry, technological and financial innovation, and other competitive factors, its business will suffer.

Insufficient systems capacity or systems failure could harm NYSE Euronext’s business.

NYSE Euronext’s business depends on the performance and reliability of the computer and communications systems supporting it. In particular, heavy use of NYSE Euronext’s platforms and order routing systems during peak trading times or at times of unusual market volatility could cause the systems to operate slowly or even to fail for periods of time. NYSE Euronext’s U.S. system capacity requirements could grow significantly in the future as the result of a variety of factors, including changes in the NYSE market and growth in NYSE Arca’s options trading business. If the systems cannot be expanded to handle increased demand, or otherwise fail to perform, NYSE Euronext could experience disruptions in service, slower response times, delays in introducing new products and services and loss of revenues. In addition, NYSE Euronext’s trading activities may be negatively affected by system failures of other trading systems, as a result of which NYSE Euronext may be required to suspend trading activity in particular stocks or, in the case of NYSE Arca, cancel previously executed trades under certain circumstances.

With respect to LIFFE CONNECT®, NSC (nouveau système de cotation) and related ancillary systems and distribution network, the growth of algorithmic and so called “black box trading” requires NYSE Euronext to increase systems and network capacity to ensure the increases in message traffic can be accommodated without adverse effect on system performance. Keeping pace with these ever increasing requirements can be expensive. If NYSE Euronext fails to address these requirements in a timely manner, this could result in reputational risk, loss of share of trading volume and reductions in revenue.

Failure to maintain systems or to ensure sufficient capacity may also result in a temporary disruption of NYSE Euronext’s regulatory and reporting functions. These consequences, in turn, could result in lower trading volumes, financial losses, decreased customer service and satisfaction, litigation or customer claims, or regulatory sanctions.

The NYSE market systems have been upgraded several times over the last 12 months increasing from 17,000 messages per second in February 2007 to the current level of 54,000 messages per second. The NYSE market currently plans to increase its capacity again to 100,000 messages per second by early third quarter of 2008 with the goal of being at 140,000 messages per second by year-end 2008. The NYSE Arca systems have been also upgraded to maintain three times the capacity of the actual messages-per-second peaks experienced.

NYSE Euronext has experienced systems failures in the past. It is possible that NYSE Euronext will experience systems failures in the future, or periods of insufficient systems capacity or network bandwidth, power or telecommunications failure, acts of God or war, terrorism, human error, natural disasters, fire, power loss, sabotage, hardware or software malfunctions or defects, computer viruses, intentional acts of vandalism or similar events. Any system failure that causes an interruption in service or decreases the responsiveness of NYSE Euronext’s service could impair its reputation and negatively impact its revenues. NYSE Euronext also relies on third parties for systems support. Any interruption in these third-party services or deterioration in the performance of these services could also be disruptive to NYSE Euronext’s business and have a material adverse effect on NYSE Euronext’s business, financial condition and operating results.

NYSE Euronext’s networks and those of its third-party service providers may be vulnerable to security risks, which could result in wrongful use of NYSE Euronext’s information or cause interruptions in NYSE Euronext’s operations that cause a loss of trading volume and result in significant liabilities. NYSE Euronext will also incur significant expense to protect its systems.

The secure transmission of confidential information over public networks is a critical element of NYSE Euronext’s operations. NYSE Euronext’s networks and those of its third-party service providers may be vulnerable to unauthorized access, computer viruses and other security problems. Persons who circumvent security measures could wrongfully access and use NYSE Euronext’s information or cause interruptions or malfunctions in NYSE Euronext’s operations. Any of these events could cause NYSE Euronext to lose trading volume. NYSE Euronext will be required to expend significant further resources to protect against the threat of security breaches or to alleviate problems, including reputational harm and litigation, caused by breaches. NYSE Euronext’s security measures are costly, and may prove to be inadequate and result in system failures and delays that could cause NYSE Euronext to lose business.

Any failure by NYSE Euronext to protect its intellectual property rights, or allegations that it has infringed on the intellectual property rights of others, could adversely affect its business.

NYSE Euronext owns the rights to a number of trademarks, service marks, trade names, copyrights and patents that it uses in its businesses. To protect its intellectual property rights, NYSE Euronext relies on a combination of trademark laws, copyright laws, patent laws, trade secret protection, confidentiality agreements and other contractual arrangements with its affiliates, customers, strategic investors and others. The protective steps taken may be inadequate to deter misappropriation of proprietary information. NYSE Euronext may be unable to detect the unauthorized use of, or take appropriate steps to enforce, its intellectual property rights. Failure to protect its intellectual property adequately could harm NYSE Euronext’s reputation and affect its ability to compete effectively. Further, defending its intellectual property rights may require significant financial and managerial resources, the expenditure of which may have a material adverse effect on NYSE Euronext’s business, financial condition and operating results.

In the future NYSE Euronext may be subject to intellectual property rights claims, which may be costly to defend, could require the payment of damages and could limit its ability to use certain technologies. Some of NYSE Euronext’s competitors currently own patents and have actively been filing patent applications in recent years, some of which may relate to NYSE Euronext’s trading platforms and business processes. As a result, NYSE Euronext may face allegations that NYSE Euronext has infringed or otherwise violated the intellectual property rights of third parties. Any intellectual property claims, with or without merit, could be time-consuming, expensive to litigate or settle and could divert management resources and attention. Successful challenges against NYSE Euronext could require it to modify or discontinue its use of technology where such use is found to infringe or violate the rights of others, or require NYSE Euronext to obtain licenses from third parties at material cost.

NYSE Euronext is subject to significant litigation risk and potential securities law liability.

Many aspects of NYSE Euronext’s business involve substantial liability risks. These risks include, among others, potential liability from disputes over terms of a trade or from claims that a system or operational failure or delay caused monetary losses to a customer, that NYSE Euronext entered into an unauthorized transaction or that NYSE Euronext provided materially false or misleading statements in connection with a transaction. Dissatisfied customers frequently make claims against their service providers regarding quality of trade execution, improperly settled trades, mismanagement or even fraud. NYSE Euronext could be exposed to substantial liability under European, federal and state laws and court decisions, as well as rules and regulations promulgated by the SEC or European regulators. NYSE Euronext could incur significant legal expenses defending claims, even those without merit. In addition, an adverse resolution of any future lawsuit or claim against NYSE Euronext may have a material adverse effect on NYSE Euronext’s business, financial condition and operating results. For a discussion of certain legal claims against NYSE Euronext, see “Information about NYSE Euronext—Legal

Proceedings.” For a discussion of certain legal claims against Amex, see “Information about Amex—Legal and Administrative Proceedings.”

If NYSE Euronext is unable to complete its acquisition of AEMS, it would not gain control of a provider of a number of its key information technology services.

AEMS is Euronext’s preferred external supplier of key information technology and is responsible for the development of Euronext’s technology and the management of its key information technology systems, including the NSC cash trading platform and the LIFFE CONNECT® futures and options electronic trading system. Currently, Euronext and Atos Origin each hold 50% of the shares of AEMS, and AEMS provides IT services to Euronext under a complex contractual framework, incorporating an umbrella services agreement and a series of interim service agreements. As discussed below, NYSE Euronext has entered into an agreement to acquire the remaining stake of AEMS. Until it fully controls AEMS, if AEMS does not dedicate sufficient resources or provide sufficiently experienced personnel or experiences difficulties or losses, and is unable to perform the services to the required levels and meet its contractual obligations to Euronext under the IT services arrangements, the business, financial condition or results of operations of Euronext could be adversely affected.

On December 11, 2007, NYSE Euronext and Atos Origin announced that they had entered into an agreement pursuant to which NYSE Euronext would acquire the 50% stake in AEMS owned by Atos Origin. Under the terms of this agreement, NYSE Euronext would re-acquire ownership of the NSC cash trading and LIFFE CONNECT® derivatives trading platform technology and all of the management and development services surrounding these platforms as well as AEMS’s third-party exchange technology business, and Atos Origin would acquire the third-party clearing and settlement and capital markets businesses from AEMS. NYSE Euronext expects to incur a number of non-recurring costs associated with this transaction. It is expected that this transaction will be completed by the end of the summer in 2008 though the transaction is subject to conditions and there can be no assurance that the transaction will be completed by then, or ever. This transaction will allow NYSE Euronext to insource its information technology trading requirements for its European business and to bundle a variety of exchange and trading technology solutions to offer market participants. Accordingly, if it is unable to complete its acquisition of AEMS, it would be required to continue to outsource these requirements and rely on an external supplier. In addition, its inability to acquire AEMS would also limit its strategic initiatives involving the acquired technology.

Euronext also relies on intellectual property owned by AEMS. If AEMS does not protect its existing or future intellectual property rights, it may have to pay third parties for rights to use their intellectual property, pay damages for infringement or misappropriation and/or be enjoined from using such intellectual property. AEMS relies mainly on copyright legislation, patents, trademarks and protection of know-how to protect its intellectual property. Euronext cannot guarantee that any of the intellectual property rights owned by AEMS or other intellectual property rights that third parties license to AEMS will not be invalidated, circumvented, challenged or rendered unenforceable. Conversely, if AEMS became involved in litigation or other proceedings as the result of alleged infringement of the rights of others, AEMS might have to spend significant amounts of money, regardless of fault.

NYSE Euronext’s reliance on LCH.Clearnet and Euroclear, neither of which is controlled by NYSE Euronext, for the majority of Euronext’s clearing and settlement services could adversely affect its business to the extent either party experiences significant difficulties or otherwise materially changes its business relationship with Euronext.

NYSE Euronext uses the services of LCH.Clearnet for clearing transactions executed on its cash markets and Liffe, and the services of Euroclear for settling transactions on its cash markets (except in Portugal). On July 27, 2007, LCH.Clearnet redeemed all of the outstanding LCH.Clearnet redeemable convertible preference shares held by NYSE Euronext, and repurchased a portion of LCH.Clearnet ordinary shares held by NYSE Euronext for €399 million. According to an agreement between NYSE Euronext and LCH.Clearnet,

LCH.Clearnet is expected to repurchase an additional 6 million ordinary shares from NYSE Euronext by April 2008, subject to certain conditions. Following the second repurchase, NYSE Euronext will retain a 5% stake in LCH.Clearnet’s outstanding share capital and will retain the right to appoint one director to LCH.Clearnet’s board of directors.

Despite these terms and the other contractual arrangements with LCH.Clearnet and Euroclear for the provision of services, NYSE Euronext does not have any significant influence over their businesses generally, particularly with respect to their relationships with third parties. To the extent that LCH.Clearnet or Euroclear experience serious difficulties or materially change their business relationship with NYSE Euronext, the business of NYSE Euronext may be materially adversely affected. Additionally, because LCH.Clearnet and Euroclear each plays a vital role in the functioning of certain of NYSE Euronext’s exchanges, NYSE Euronext may be affected by any difficulties that either of them experiences. If this occurs, NYSE Euronext could be harmed financially or its reputation could suffer.

NYSE Euronext faces foreign currency exchange rate risk.

Since NYSE Euronext conducts operations in both the United States and Europe, a substantial portion of its assets, liabilities, revenues and expenses is denominated in U.S. dollars, euros and pounds sterling. Because NYSE Euronext’s financial statements are denominated in U.S. dollars, fluctuations in currency exchange rates, especially the euro/pound sterling against the U.S. dollar, could have a material impact on NYSE Euronext’s reported results. NYSE Euronext may also experience other market risks, including changes in interest rates and in prices of marketable equity securities that it owns. NYSE Euronext may use derivative financial instruments to reduce certain of these risks. If NYSE Euronext’s strategies to reduce its foreign currency exchange rate risks are not successful, its financial condition and operating results may be adversely affected.

Risks Relating to an Investment in NYSE Euronext Common Stock

NYSE Euronext’s share price may decline due to the large number of shares eligible for future sale.

Sales of substantial amounts of NYSE Euronext common stock, or the possibility of such sales, may adversely affect the market price of its common stock. These sales may also make it more difficult for NYSE Euronext to raise capital through the issuance of equity securities at a time and price it deems appropriate.

Immediately following the completion of the transactions contemplated by the merger agreement, NYSE Euronext expects there will be approximately 265,300,000 shares of NYSE Euronext common stock outstanding plus the number of shares issued as merger consideration and contingent consideration, if any. Approximately 42 million of those shares will be subject to restrictions on transfer that are scheduled to expire on March 7, 2009. These restrictions are a continuation of the restrictions placed on shares of NYSE Group common stock issued to former NYSE members and certain Archipelago stockholders in the merger between the NYSE and Archipelago. NYSE Euronext’s board of directors may, from time to time in its sole discretion, remove any of these transfer restrictions from any number of these restricted shares, on terms and conditions and in ratios and numbers to be fixed by the board of directors in its sole discretion. For a description of the transfer restrictions see “Description of NYSE Euronext Capital Stock—Transfer Restrictions on Certain Shares of NYSE Euronext Common Stock.”

Expiration or removal of the transfer restrictions may lead to significant numbers of shares of NYSE Euronext common stock becoming available for sale, which may adversely affect the then-prevailing market price of NYSE Euronext common stock.

Provisions of NYSE Euronext’s organizational documents and applicable law may delay or deter a change of control of NYSE Euronext.

NYSE Euronext’s organizational documents contain provisions that may have the effect of discouraging, delaying or preventing a change of control of, or unsolicited acquisition proposals for, NYSE Euronext that a stockholder might consider favorable. These include provisions:

•	vesting the NYSE Euronext board of directors with sole power to set the number of directors;

•	limiting the persons that may call special stockholders’ meetings;

•	limiting stockholder action by written consent;

•	requiring supermajority stockholder approval or supermajority board approval with respect to certain amendments to NYSE Euronext’s bylaws;

•	requiring supermajority stockholder approval with respect to certain amendments to NYSE Euronext certificate of incorporation;

•

restricting any person (either alone or together with its related persons) from voting, causing the voting of or acquiring the ability to vote by virtue of an agreement entered into by other persons not to vote shares of NYSE Euronext capital stock representing more than 10% of NYSE Euronext’s outstanding voting capital stock; and

•

restricting any person (either alone or together with its related persons) from beneficially owning shares of stock representing more than 20% of the then outstanding votes entitled to be cast on any matter.

For a more detailed description of these provisions, see “Description of NYSE Euronext’s Capital Stock,” as well as NYSE Euronext’s certificate of incorporation and the form of the NYSE Euronext’s bylaws expected to be in place following the completion of the mergers, which have been filed as exhibits 3.1 and 3.2.2, respectively, to the registration statement of which this document forms a part.

Furthermore, the NYSE Euronext board of directors has the authority to issue shares of preferred stock in one or more series and to fix the rights and preferences of these shares without stockholder approval. Any series of NYSE Euronext preferred stock is likely to be senior to the NYSE Euronext common stock with respect to dividends, liquidation rights and, possibly, voting rights. The ability of the NYSE Euronext board of directors to issue preferred stock also could have the effect of discouraging unsolicited acquisition proposals, thus adversely affecting the market price of the common stock.

In addition, Delaware law makes it difficult for stockholders that recently have acquired a large interest in a corporation to cause the merger or acquisition of the corporation against the directors’ wishes. Under Section 203 of the Delaware General Corporation Law, a Delaware corporation may not engage in any merger or other business combination with an interested stockholder for a period of three years following the date that the stockholder became an interested stockholder except in limited circumstances, including by approval of the corporation’s board of directors. See “Comparison of Member/Stockholder Rights Prior to and After the Mergers.”

Additionally, any change of control of NYSE Euronext would be conditioned upon, among other things, governmental authorizations, consents, orders and approvals of certain European regulatory authorities and the SEC, which must approve of any such transaction and may impose conditions on, or require divestitures or other changes relating to, the divisions, operations or assets of NYSE Euronext. For example, the SEC and the European regulators may require changes to the structure, certificate of incorporation or bylaws of NYSE Euronext and its subsidiaries as a precondition to their approval of any change of control of NYSE Euronext or its subsidiaries.

FORWARD-LOOKING STATEMENTS

Forward-looking statements have been made under “Summary,” “Risk Factors,” “Information About NYSE Euronext,” “Information About Amex,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of NYSE Euronext” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Euronext” and in other sections of this document. These statements may include statements regarding the period following the completion of the mergers. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “can,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions, may include projections of NYSE Euronext’s and MC’s future financial performance based on their growth strategies and anticipated trends in their businesses and industry. These statements are only predictions based on NYSE Euronext’s and MC’s current expectations and projections about future events. There are important factors that could cause NYSE Euronext’s and MC’s actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described under “Risk Factors.”

These risks and uncertainties are not exhaustive. Other sections of this prospectus describe additional factors that could adversely impact NYSE Euronext’s and MC’s business and financial performance. Moreover, NYSE Euronext operates in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can NYSE Euronext or MC assess the impact that these factors will have on NYSE Euronext’s or MC’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although NYSE Euronext and MC believe the expectations reflected in the forward-looking statements are reasonable, they cannot guarantee future results, level of activity, performance or achievements. Moreover, neither NYSE Euronext nor MC nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Neither NYSE Euronext nor MC has a duty to update any of these forward-looking statements after the date of this prospectus to conform the prior statements to actual results or revised expectations and no party intends to do so.

Forward-looking statements include, but are not limited to, statements about:

•	possible or assumed future results of operations and operating cash flows;

•	strategies and investment policies;

•	financing plans and the availability of capital;

•	competitive position;

•	potential growth opportunities available to NYSE Euronext or MC;

•	the risks associated with potential acquisitions or alliances;

•	the recruitment and retention of officers and employees;

•	expected levels of compensation;

•	potential operating performance, achievements, productivity improvements, efficiency and cost reduction efforts;

•	the likelihood of success and impact of litigation;

•	protection or enforcement of intellectual property rights;

•	the expectation with respect to securities markets and general economic conditions;

•	the ability to keep up with rapid technological change;

•	the effects of competition; and

•	the impact of future legislation and regulatory changes.

NYSE Euronext and MC caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this document in the case of forward-looking statements contained in this document, or the dates of the documents incorporated by reference into this document in the case of forward-looking statements made in those incorporated documents.

NYSE Euronext and MC expressly qualify in their entirety all forward-looking statements attributable to NYSE Euronext and MC or any person acting on their behalf by the cautionary statements contained or referred to in this section.

THE SPECIAL MEETING OF MC MEMBERS

Time, Place and Purpose of the Special Meeting

A special meeting of the members will be held on [—], 2008, at [—], Eastern Standard Time, at 86 Trinity Place, New York, NY 10006 for the following purposes:

(1)	to consider and vote on a proposal to adopt the merger agreement, the transactions contemplated by the merger agreement and other actions as disclosed in the attached proxy statement/prospectus;

(2)	to consider and vote on any proposal that may be made by the Chairman of the board of directors of MC to adjourn or postpone the special meeting for the purpose of soliciting additional proxies with respect to the above-mentioned proposal; and

(3)	to transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

Both the board of directors of MC and the board of governors of Amex recommend that you vote “FOR” the approval and adoption of the merger agreement and “FOR” any proposal that may be made by the Chairman of the board of directors of MC to adjourn or postpone the special meeting for the purpose of soliciting additional proxies.

Who Can Vote at the Special Meeting

Each Voting Member of record and in good standing as of the close of business on [—], 2008, the record date for the meeting, will be entitled to vote on the matters presented at the special meeting and at any adjournment thereof. Each Voting Member entitled to vote will be entitled to one vote for each membership with respect to which he or it has the right to vote. As of the date of this document, there are 837 total memberships entitled to vote. In addition, MC holds 27 additional memberships which are not deemed to be outstanding or entitled to be voted while they are held by MC.

Vote Required

The merger agreement must be approved by the affirmative vote of at least two-thirds of the votes cast by the persons entitled to exercise voting rights thereon at a duly convened meeting where a quorum is present. The affirmative vote also must represent a majority of the votes held by persons entitled to exercise voting rights. If you return a properly executed proxy/ballot card but do not indicate how you want to vote on a particular proposal, your proxy will be voted in accordance with the recommendation of the board of directors of MC (and, therefore, will be voted in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement). If you do not vote, it may have the same effect as a vote against the approval and adoption of the merger agreement. If you abstain from voting on this proposal, it will have the same effect as a vote against the proposal.

The approval of any other proposals presented at the special meeting generally requires the affirmative vote of a majority of the votes cast by the members at the special meeting where a quorum is present.

The presence, in person or by proxy, of a majority of the memberships entitled to vote is necessary to constitute a quorum at the special meeting.

As of April 14, 2008, directors of MC and governors of Amex held memberships entitling them to cast an aggregate of 47 votes on the proposal, representing approximately 5.62% of the total membership votes that may be cast.

Adjournments

If no quorum of the members is present in person or by proxy at the special meeting, the special meeting may be adjourned by a majority of the memberships present and entitled to vote at that meeting from time to time, without notice other than announcement at the meeting, unless otherwise required by statute. If the Chairman of the board of directors of MC proposes to adjourn the special meeting and this proposal is approved by the members, the special meeting will be adjourned. At any adjourned meeting of the special meeting at which a quorum is present, any business may be transacted which might have been transacted at the special meeting as originally notified. In order for the special meeting to be adjourned, the proposal to adjourn the meeting must be approved by a majority of the memberships present or represented by proxy at the meeting and entitled to vote.

Manner of Voting

If you are a Voting Member, you may cast your vote for or against the proposals submitted at the special meeting in person at the meeting or by proxy prior to the time the meeting is called. To vote in person, you must be present at the special meeting and cast your ballot.

To vote by proxy, and avoid the inconvenience of in-person voting at the special meeting, you may submit your properly executed proxy/ballot card at any time prior to the time the special meeting is called to order. The following materials are enclosed with this proxy statement/prospectus: a proxy/ballot card and a postage paid return envelope. You may submit your proxy/ballot card by mail, fax or hand delivery to the Office of the Secretary of Amex, or you can submit your proxy/ballot card through the Internet or by telephone. All MC memberships represented by properly executed proxy/ballot cards or voting instructions (including instructions given by phone or Internet) received in time for the MC special meeting will, unless revoked, be voted in accordance with the instructions indicated on those proxies or voting instructions. If you return a properly executed proxy/ballot card but do not indicate how you want to vote on a particular proposal, your proxy will be voted in accordance with the recommendation of the board of directors of MC (and, therefore, will be voted in favor of the approval and adoption of the merger agreement).

The following is a detailed description of how to vote by proxy using the telephone, Internet and mail methods:

By Telephone (Available only until [—] Eastern Standard Time on [—], 2008.)

•	This method of voting is available for residents of the U.S. and Canada.

•	On a touch tone telephone, call TOLL FREE 1-800- 690-6903, 24 hours a day, 7 days a week.

•	You will be asked to enter ONLY the CONTROL NUMBER shown on the ballot.

•	Have your ballot ready, and then follow the simple instructions.

•	Your vote will be confirmed and cast as you directed.

**If you are voting by telephone, please do not mail your ballot.

By Internet (Available only until [—] Eastern Standard Time on [—], 2008.)

•	Visit the Internet voting website at http://www.proxyvote.com.

•	Enter the CONTROL NUMBER shown on the ballot and follow the instructions on your screen.

•	You will incur only your usual Internet charges.

**If you are voting by Internet, please do not mail your ballot.

By Mail

•	Mark the proxy/ballot card indicating how you would like it to be voted.

•	Sign and date your proxy/ballot card and return it in the postage-paid envelope by [—], 2008.

•	Only proxy/ballot cards sealed in the appropriate envelope (unless transmitted by fax) and properly executed will be counted.

**If you are voting by telephone or the Internet, please do not mail your ballot.

Members are encouraged to submit their ballot/proxies promptly in order to ensure timely receipt and an efficient election. You may verify receipt of your ballot/proxy by contacting the Office of the Corporate Secretary of Amex at 212-306-1408.

Following the completion of the vote count, the vote results will be issued in a press release that will be posted on the Amex websites at www.amex.com and www.amextrader.com.

Ballots along with a duly executed proxy authorizing the persons designated therein to cast such ballot at the special meeting must be received at the American Stock Exchange LLC, Office of the Secretary, at 86 Trinity Place, New York, New York 10006, prior to [—], Eastern Standard Time, on [—], 2008 in order to be counted.

All ballots (including those given by phone or through the Internet) received before the deadline stated above or by any later established deadline for any adjourned meeting, as the case may be, will, unless revoked, be cast as indicated in those ballots. If no vote is indicated on a ballot that has been delivered with a properly executed proxy card, the membership(s) represented by the ballot and proxy card will be voted in accordance with the recommendation of the board of directors of MC and, therefore, “FOR” the adoption of the merger agreement and “FOR” any proposal that may be made to adjourn or postpone the special meeting.

If you return a properly executed proxy/ballot card that affirmatively indicates that you have abstained from voting on a proposal, your memberships represented by the ballot and proxy will be considered present at the special meeting for purposes of determining a quorum. Amex urges you to mark each applicable box on the ballot or voting instruction card to indicate how to vote your membership.

You may change your ballot and revoke your proxy at any time before it is exercised at the special meeting by taking any of the following actions:

•	delivering a written notice to the corporate secretary of MC by any means, including facsimile, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	delivering a properly executed proxy/ballot card relating to the same membership on a later date than the date of the previously returned proxy/ballot card;

•	voting again by Internet or telephone; or

•	attending the special meeting and voting in person.

Attendance at the special meeting without voting will not, in and of itself, constitute revocation of a previously delivered proxy/ballot. If the special meeting is adjourned or postponed, it will not affect the ability of members to exercise their voting rights or to change any previously delivered ballot or to revoke any previously granted proxy using the methods described above.

Returning your completed proxy/ballot card will not prevent you from changing your vote or revoking your proxy and voting in person at the special meeting of the members. Please note, however, that if you submit your proxy/ballot card or vote by Internet or phone, you will not need to attend the special meeting of the members or take any further action in connection with the special meeting because you already will have directed your proxy to deliver your ballot with respect to the proposal to be brought at the special meeting.

Confidential Voting

It is Amex’s policy that all ballots and voting tabulations that identify members be kept confidential. Amex has engaged Broadridge Financial Solutions, Inc. (“Broadridge”) to serve as independent tabulating agent at the special meeting. A representative of Broadridge will serve as inspector of election and will be present at the special meeting.

Solicitation of Ballots and Proxies

MC is making the solicitation of ballots and proxies. MC will pay the expenses incurred in connection with the printing and mailing of this document. To assist in the solicitation of ballots and proxies, MC has retained MacKenzie Partners, Inc. for a fee not to exceed $125,000 plus reimbursement of out-of-pocket expenses. Solicitation of ballots and proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, governors, officers or employees of MC and Amex. No additional compensation will be paid to MC or Amex’s directors, governors, officers or employees for solicitation.

THE MERGERS

This section of the document describes material aspects of the proposed mergers. This summary may not contain all of the information that is important to you. You should carefully read this entire document, including the full text of the merger agreement, which is attached as Annex A, and the other documents referred to for a more complete understanding of the mergers.

General

NYSE Euronext and MC have entered into a merger agreement pursuant to which NYSE Euronext has agreed to acquire the business of MC and its subsidiaries. The merger agreement provides that immediately prior to the merger through which NYSE Euronext acquires the business of MC, MC will demutualize through a series of mergers, as follows: (1) AMC Acquisition Sub, Inc. will merge with and into MC (we refer to this merger as the “AMCAS merger”), (2) MC will merge with and into Holdings, a newly formed wholly owned subsidiary of MC (we refer to this merger as the “Holdings merger”) and (3) simultaneously with the Holdings merger, Amex will merge with and into, Amex merger sub, a newly formed wholly owned subsidiary of Holdings (we refer to this merger as the “SRO merger”). After the demutualization, NYSE Euronext will acquire the business of MC and its subsidiaries when Holdings (the successor to MC following the Holdings merger) merges with and into merger sub, a newly-formed limited liability company that is a direct wholly owned subsidiary of NYSE Euronext (we refer to this merger as the “NYSE Euronext/Amex merger,” and together with the AMCAS merger, the Holdings merger and the SRO merger, the “mergers”).

Merger Consideration

As a result of the mergers, each issued and outstanding regular membership will be converted into:

(1) the right to receive a number of shares of NYSE Euronext common stock equal to the quotient obtained by dividing:

•	the quotient obtained by dividing:

•	the sum of (i) $260,000,000 and (ii) the product of $36,000 and the number of OPMs outstanding immediately prior to the Holdings merger;

•	by the number of MC memberships outstanding immediately prior to the Holdings merger;

(which quotient we refer to as the “dollar value of the regular merger consideration”)

•	by the volume weighted average price of NYSE Euronext common stock during the 15 consecutive trading days ending immediately prior to the date on which the NYSE Euronext/Amex merger is completed; and

(2) the right to receive the contingent consideration, if any.

For the purposes of this document, the merger consideration described in clause (1) above (excluding (2)) is referred to as the “regular merger consideration.”

As a result of the mergers, each issued and outstanding OPM will be converted into:

(1) the right to receive a number of shares of NYSE Euronext common stock equal to the quotient obtained by dividing:

•	the quotient obtained by dividing:

•

the difference between (i) $260,000,000 and (ii) product of the dollar value of the regular merger consideration and the number of regular memberships issued and outstanding immediately prior to the Holdings merger;

•	by the number of OPMs outstanding immediately prior to the Holdings merger;

•	by the volume weighted average price of NYSE Euronext common stock during the 15 consecutive trading days ending immediately prior to the date on which the NYSE Euronext/Amex merger is completed; and

(2) the right to receive the contingent consideration, if any.

For the purposes of this document, the merger consideration described in clause (1) immediately preceding this paragraph (excluding (2)) is referred to as the “OPM merger consideration” and the OPM merger consideration and the regular merger consideration, are each referred to as the “merger consideration.”

Contingent Consideration

As a result of the NYSE Euronext/Amex merger, MC members may also be entitled to receive, as additional consideration, contingent consideration payable in connection with the sale of the Amex headquarters. Specifically, the merger agreement provides that if the Amex headquarters, which are currently owned by a subsidiary of MC, are sold at anytime before the date which is four years and 240 days following the completion of the mergers, and certain other conditions are met, holders of memberships as of immediately prior to the Holdings merger will be entitled to receive a number of shares of NYSE Euronext common stock equal to the quotient (rounded down to the nearest whole share) obtained by dividing:

•	the quotient obtained by dividing:

•

the difference between (a) the sum of (1) the proceeds from the sale of Amex headquarters and (2) with respect to the periods commencing one month after the completion of the mergers, certain amounts based on the fair market rental value of the space in the Amex headquarter occupied by NYSE Euronext and any actual rent received from any third party (in this document (1) and (2) are referred to as the “gross building sale proceeds”) and (b) any carrying costs, fees, taxes, brokerage commissions, payments in lieu of real estate taxes, expenses, amounts (including defeasance costs and expenses) due under any mortgage, amounts (including repayments and penalties) paid or incurred under any tax benefit or abatement, grant, economic development incentive or similar agreement, other liabilities and obligations associated with owning, marketing, selling or otherwise transferring the real properties and other items as specified in the merger agreement;

•	by the number of regular memberships and OPMs outstanding immediately prior to the Holdings merger;

•

by the volume weighted average price of NYSE Euronext common stock during the 15 consecutive trading days ending immediately prior to the later of the date on which the sale of the Amex headquarters is completed or the date on which the NYSE Euronext/Amex merger is completed or such other date as mutually agreed to by NYSE Euronext and the former MC member representative.

We refer to this as the “contingent consideration.” It is important to note that in addition to the other restrictions on the contingent consideration described in the merger agreement, the right to receive the contingent consideration is non-transferable and non-assignable except by operation of law and that the aggregate number of shares of NYSE Euronext common stock that MC members can receive as contingent consideration is capped at the aggregate number (as appropriately adjusted for any stock splits, combinations, reclassifications or other similar actions occurring after the completion of the mergers) of NYSE Euronext shares received by MC members as merger consideration at the time of the completion of the mergers. If the aggregate number of shares of NYSE Euronext common stock to be issued as contingent consideration exceeds this cap, the number of shares that each MC member will receive as contingent consideration will be reduced on a pro rata basis such that the resulting aggregate number of NYSE Euronext shares received by MC members as contingent consideration does not exceed this cap.

NYSE Euronext’s obligation to issue the contingent consideration is conditioned on, among other things, no court or other governmental entity having enacted, issued, promulgated, enforced or entered any order that is in effect and restrains, enjoins or otherwise prohibits or imposes any penalty (other than penalties which are absolute dollar amounts, which shall be included in deductions from the gross building sale proceeds provided for under the merger agreement and which do not, together with all other such deductions, exceed the gross building sale proceeds). If the contingent consideration has not been issued and paid by the fifth anniversary of the completion of the mergers, NYSE Euronext shall have no further obligation to issue or pay the contingent consideration.

For the purposes of its analysis and recommendation to the MC members, the MC board of directors assumed that the contingent consideration would be not less than $56 million. This assumption was based on the estimated valuation range of $145 million – $175 million contained in marketing presentations from certain real estate brokers dating from 2006 and deducting from such range management’s estimates of associated mortgage debt obligations, taxes, brokerage commissions and other expenses associated with a sale of the Amex headquarters. Certain of these real estate brokers have suggested that this estimated valuation range may have recently declined due to various factors including market conditions. There can be no assurance that there will be any net building sale proceeds or, if there are net building sale proceeds, that this assumption of minimum contingent consideration of $56 million is indicative of what the actual net building sale proceeds will be.

Until the completion of the mergers, MC owns the Amex headquarters and is responsible for conducting the sale process in connection with the sale of the Amex headquarters. Thereafter NYSE Euronext owns the Amex headquarters and, as provided in the merger agreement, for the first three years following the completion of the mergers, a former MC member representative selected by MC prior to the completion of the mergers will be responsible for conducting the sale process. If after the three-year period following the completion of the mergers the Amex headquarters remains unsold, the former MC member representative and NYSE Euronext will submit the properties to an auction.

For more information about the sale of the Amex headquarters and the contingent consideration, see “The Merger Agreement—Contingent Consideration Upon Sale of the Amex Headquarters” and “Risk Factors—Risks Relating to the Mergers—We cannot guarantee if or when or at what price the Amex headquarters will be sold or the amount of contingent consideration (if any) which may be payable to MC members.”

Gross Building Sale Proceeds

The gross building sale proceeds will be the sum of the gross cash proceeds from the sale of the Amex headquarters and any building rent. The building rent will be an amount agreed to by MC or the former MC member representative (as described in “The Merger Agreement—Contingent Consideration Upon Sale of the Amex Headquarters—The Sale Process”), as applicable, and NYSE Euronext based on the sum of (i) the fair market rental value of the space occupied by the employees of NYSE Euronext and (ii) actual rent received from any other person, if any, in each case for the period commencing after the date which is one month following the closing date of the NYSE Euronext/Amex merger.

Amounts Deducted From Gross Building Sale Proceeds

The merger agreement provides that, without duplication, all costs, fines, penalties, fees and expenses of whatever nature paid or incurred (or reasonably anticipated to be incurred) in connection with the operation of the Amex headquarters, marketing and sale of the Amex headquarters, and costs of determining (including the costs of resolving, enforcing or defending against any claim or dispute relating to the sale of the Amex headquarters) and paying the contingent consideration will be deducted from the gross building sale proceeds.

The items to be deducted from the gross building sale proceeds include, but are not limited to:

(1)

all mortgage payments, prepayments or defeasance costs, including without limitation all payments of principal, interest, and penalties and mortgagee’s fees, expenses and charges, and associated expenses with respect to mortgages existing on the closing date of the NYSE Euronext/Amex merger, including financial analyses, accounting and legal opinions, purchase of financial instruments, consultants’ and attorneys’ fees and expenses. As of December 31, 2007, Amex Realty Borrower, LLC had $26.5 million of secured debt relating to an outstanding mortgage note that is collateralized by the Amex headquarters. The mortgage note requires interest only monthly payments at a fixed interest rate of 4.926% per annum, with the unpaid principal balance and interest thereon for the final month due and payable on September 1, 2015. Under the terms of the mortgage, there is no right of prepayment but the mortgage may currently be defeased and the Amex headquarters released from the lien of the mortgage upon delivery to the lender of direct, non-callable obligations of the United States of America (referred to as “US obligations”) sufficient to make all payments as and when required under the promissory note evidencing the debt secured by the mortgage, including the principal balance and accrued and unpaid interest on maturity on September 1, 2015. The cost to defease the mortgage (including the purchase of such US obligations) may be materially greater than the amount of debt outstanding under the mortgage and may increase or decrease depending on general economic, market and interest-rate factors which may affect the amount of and the purchase price for such US obligations at the time of the defeasance. For example, depending on such factors, it may be necessary to purchase US obligations in a face amount in excess of $26.5 million, which shall be held as collateral for payment of the debt and any remaining balance (if any) returned to the borrower on payment of the promissory note in full.

(2)	all real estate broker commissions, marketing and advertising costs, costs and expenses (including repairs, restorations, demolition, renovations and alterations) associated with readying the Amex headquarters for sale, and fees and expenses of physical and environmental engineers, auctioneers and other consultants. Amex has retained the brokerage firm of Cushman & Wakefield, Inc. to market the Amex headquarters. Under the agreement with Cushman & Wakefield, Inc., real estate broker commissions would be 0.5% of the total sale price of the Amex headquarters up to $175 million in sales price and 3.5% of the amount by which the sale price exceeds $175 million, if any.

(3)	all costs, fees and expenses associated with owning, operating and/or maintaining the Amex headquarters between the closing date and the sale date including, but not limited to, non-income taxes or payment in lieu of real estate taxes (“PILOT”), security, insurance, utilities, repairs, restorations, renovation, demolition and alterations and other costs associated with maintaining the physical condition of the Amex headquarters. If it were to terminate the agreement with New York City Industrial Development Agency, Amex would be likely to incur a significant amount of additional annual real estate taxes for so long as it owned the Amex Headquarters. See “—Description of the Amex Headquarters—Liabilities Associated with the Amex Headquarters.”

(4)	all costs, fees and expenses incurred with respect to any contract of sale or other sale arrangements and closing costs, including attorneys’ fees, transfer or other taxes, title insurance premiums and charges and all other seller costs and expenses, including closing costs and prorations (including post-closing prorations and adjustments if any).

(5)

all costs, fees, payments, interest, penalties, and other amounts paid or incurred under any PILOT, tax benefit or abatement, grant, economic development, incentive or other similar agreements or leases with any Economic Development Entity (as defined in the merger agreement), including without limitation with respect to any termination of or breach or default under tax benefit agreements and payment or repayment or recapture (whether or not scheduled in the applicable agreement) of grants and/or tax or economic benefits including penalties and interest and/or renegotiation or settlement of same (including payments made by NYSE Euronext in its sole discretion in connection therewith) together with attorneys’ fees and expenses as a result of, or in connection with, the transactions contemplated by the merger agreement (including without limitation in connection with the mergers) or any of the Amex headquarters or the relocation or reduction of any facilities or employees. As discussed in “—Liabilities Associated with the Amex Headquarters,” Amex is bound by an Amended and Restated Project Agreement (the “Project Agreement”) with the IDA, which has provided and is scheduled to continue to provide significant economic benefits to Amex. Under this agreement, (a) if Amex fails to maintain certain required headcount (subject to certain permitted adjustments), or (b) if Amex (1) fails to occupy not less than 206,000 rentable square feet at the Amex headquarters and to utilize such location for its headquarters and other related support services, or (2) relocates its headquarters or trading floor outside of New York City or fails to renovate the Amex headquarters as justified for trading operations (or publicly announces its intention to take such actions in (b) which the IDA reasonably determines after discussion with Amex will result in a breach of such obligations), then (i) Amex will be subject to mandatory reductions in or forfeiture of future benefits to Amex based on the nature, extent and timing of the failure, and in addition, (ii) in the case of reduction in employment due to relocation of its headquarters or operations outside of New York City or in the event of the breach of obligations in (b) (2), Amex would be required to repay to the IDA some or all of the past benefits received by Amex under the agreement together with substantial recapture penalties based on a formula which varies based on the date of breach. The IDA may also terminate the agreement and has other contractual remedies in the event of a breach of the agreement by Amex. In addition, pursuant to certain grant agreements, Amex has received a series of grants from the Empire State Development Corporation (“ESDC”). These grants also impose minimum employment obligations on Amex. If Amex fails to comply with the terms of these grants, Amex expects that it would be required to repay some portion of the grants. Amex is currently negotiating with the IDA and ESDC to mitigate the consequences of potential non-compliance with the requirements of the Project Agreement and the grants in connection with the mergers.

(6)	all transfer taxes, as reasonably determined by NYSE Euronext to be incurred in connection with the transfer and/or sale of the Amex headquarters (including any transfer taxes imposed or incurred by reason of any change in control or beneficial interest) whether as a result of the mergers and/or as a result of any other direct or indirect sale or transfer of the Amex headquarters.

(7)	all unpaid transfer and other taxes with respect to the Amex headquarters and penalties thereon incurred in connection with the reacquisition of Amex from FINRA (formerly NASD) in 2004 and all costs, fees, payments, interest, penalties, and other amounts incurred in connection therewith or with any late payment thereof (net of any amounts received from FINRA prior to the sale date with respect thereto).

(8)	the cost of obtaining an errors and omissions policy or other insurance by the former MC member representative in connection with its duties as such. For more information on the duties of the former MC member representative, please see “The Merger Agreement—Contingent Consideration Upon Sale of the Amex Headquarters—The Sale Process.”

(9)	all expenses of the former MC member representative incurred in the performance of his duties and obligations described in “The Merger Agreement—Contingent Consideration Upon Sale of the Amex Headquarters—The Sale Process,” including but not limited to amounts paid to any of such former MC member representative’s agents, counsel and other advisors for such purpose paid or required to be paid by NYSE Euronext, MC or any of their respective subsidiaries.

(10)	the sum of (i) the hypothetical income tax cost (or benefit) arising from the ownership or operation of the Amex headquarters between the date of the mergers and the sale date, and (ii) the hypothetical income tax cost arising from the sale or disposition of the Amex headquarters, which will equal the product of (a) the net income or gain on the sale or disposition of the Amex headquarters and (b) 45% (which rate may be lower if the Amex headquarters are sold prior to the completion of the mergers pursuant to the merger agreement), (determined without taking into account any net operating or capital losses). The amount described in clauses (i) and (ii) will be determined by NYSE Euronext acting in good faith.

(11)	any amount assessed, imposed, incurred, paid or payable after the date hereof under any environmental law, whether remedial or otherwise (including as a result of any repairs, restorations, demolition, renovations or alterations), with respect to the Amex headquarters.

(12)	(a) the amount of any post-closing obligation or liability, including all amounts escrowed at closing for payment of post-closing matters, including indemnities and escrows and (b) reasonable reserves for the future payment of any of the foregoing items described in (1) through (11) above which are not fully or finally known or determined at the time of sale (including without limitation indemnities, if any, to the buyer).

There can be no assurance of what the individual or aggregate amount of such deductions will be. Depending on the amount of the gross building sale proceeds, and the amount of such deductions, it is possible that the aggregate amount of such deductions will exceed the gross building sale amount, in which case MC members will not receive any contingent consideration.

Cap on Number of NYSE Euronext Common Stock that May Be Issued

The precise number of shares of NYSE Euronext common stock that MC members will receive as part of the contingent consideration, if any, is based in part on the volume weighted average price of a share of NYSE Euronext common stock during the 15 consecutive trading days immediately prior to the later of the date on which the sale of the Amex headquarters is completed or the date on which the NYSE Euronext/Amex merger is completed. However, the aggregate number of shares of NYSE Euronext common stock that MC members can receive as contingent consideration is capped at the aggregate number (as appropriately adjusted for any stock splits, combinations, reclassifications or other similar actions occurring after the completion of the mergers) of NYSE Euronext shares received by MC members as merger consideration at the closing of the mergers. This may have the effect of limiting the value of any contingent consideration that may be issued to the members following the sale of the Amex headquarters to the extent that the net proceeds of the sale exceeds the value of the maximum number of shares of NYSE Euronext common stock that may be issued under the terms of the merger agreement.

As a result of the mergers, MC members will receive NYSE Euronext common stock, which, unlike MC memberships, will not permit them to trade on the trading facilities of Amex

Currently MC members have the right to trade on Amex. In the mergers MC members will receive NYSE Euronext common stock, but will not receive any license to trade on the trading facilities of Amex after the mergers. NYSE Euronext expects that an unlimited number of trading permits will be sold separately by NYSE Euronext or its subsidiaries. However, for a period of one year following the completion of the mergers, assuming the market structure of Amex remains substantially the same as it was on the date of the merger agreement, NYSE Euronext expects to make Amex equity trading permits available at a price no greater than the cost of licenses to trade on the NYSE and to make Amex options trading permits available at a price no greater than the price of NYSE Arca, Inc. options trading permits. Additionally, rights of holders of NYSE Euronext common stock will be different from the rights of holders of memberships because the NYSE Euronext certificate of incorporation and bylaws in effect immediately after the mergers will be different from the governing documents of MC, and will be governed by Delaware law instead of New York Not-For-Profit Corporation Law. See “Comparison of Member/Stockholder Rights Prior to and After the Mergers” for a description of the material differences.

Background of the Mergers

In December 2004, MC (through AMC Acquisition Sub, Inc.) acquired the Class B participation interest in Amex from FINRA (then known as NASD), which resulted in MC holding all of the equity interest of Amex. One of the principal purposes of MC’s reacquisition of all of the equity interest in Amex was to better position Amex to address the challenges confronting it in a rapidly changing and increasingly competitive environment, and in particular, to reduce the costs associated with, and improve the functionality of, Amex’s trading technology. FINRA had been actively marketing Amex for two to three years prior to the acquisition by MC, but without success. With the acquisition by MC, FINRA essentially returned the equity interest of Amex to the MC members, along with working capital, for no monetary consideration.

The cost of Amex’s data processing provider, SIAC, alone exceeded $100 million annually at that time. Further, Amex’s equity and ETF technology systems were not compliant with the SEC’s proposed Regulation NMS, a reform of the manner in which securities are traded. Thus, in 2005, in anticipation of the implementation of Regulation NMS, Amex began the development of a hybrid market structure that integrates automated execution and floor-based auction trading for equities and ETFs. In order to facilitate this hybrid market, Amex undertook a major technology upgrade and implemented a new trading platform designated as AEMI, which was designed to be in compliance with Regulation NMS. AEMI sought to provide easy and fast access to automated order execution and encompassed auction market capabilities to address situations involving order imbalances that require additional liquidity or price improvement from an auction process.

Throughout 2005 and 2006, Amex also made a number of changes to its regulatory structure and significant progress in addressing certain regulatory issues pursuant to an SEC order, including the settlement of an outstanding enforcement matter and the adoption of a plan to meet the SEC’s proposed Regulation NMS requirements.

Despite operating at a small loss for 2006, Amex ended the year with a profit due to the sale of its interest in SIAC for approximately $40 million. However, in 2007, Amex experienced drastic changes in its business and competitive environment. The implementation of Regulation NMS created significant challenges for Amex’s specialist and broker model. As a result, Amex lost nearly half of its share of equities trading volume and saw its share of ETF trading volume decline to a quarter of the pre-Regulation NMS level. Market data revenue likewise fell in line with share of trading volume. In addition, in the options business, the introduction of the penny pilot program pursuant to the rules of the SROs in the U.S. options market undermined Amex’s open outcry, payment for order flow model, as implemented through Amex New Trading Environment (“ANTE”), its options trading system, which combined electronic trading with a floor-based auction market.

Amex had expended considerable effort to implement AEMI and therefore lacked the resources to concurrently implement the system upgrades to the options trading platform it needed to enhance its performance in an increasingly electronic model. Intense competition prevented Amex from increasing its fees to help support Amex’s relatively high cost of doing business and physical infrastructure.

As Amex sought to address its technology challenges, it also faced increased competition from both new and existing securities exchanges. Some of these competitors were established as for-profit corporations, while others were converted from not-for-profit membership organizations to for-profit stock corporations. With corporate governance and capital structures like those of other for-profit businesses, these exchanges had greater flexibility in responding to the demands of a rapidly changing regulatory and business environment, as well as opportunities to engage in business combinations and joint ventures with other organizations and to access capital markets in ways that are not available to not-for-profit membership organizations like Amex.

As part of its continuing effort to respond to these changes, in January 2006, the Amex board of governors and the MC board of directors formed the Special Committee on the Future Structure of Amex (which we refer to as the “demutualization committee”) to consider alternatives to Amex’s organizational structure, including converting MC from a not-for-profit corporation into a for-profit corporation, or what is commonly referred to as demutualization, and possible strategic transactions with third parties. The demutualization committee was directed to report its conclusions and recommendations to the Amex board of governors and the MC board of directors.

The demutualization committee consisted of five Amex governors and two MC directors and was co-chaired by Mr. Neal Wolkoff, chairman and CEO of Amex, and Dr. Phillip Frost, co-vice chairman of the Amex board of governors. Paul, Weiss, Rifkind, Wharton & Garrison LLP (which we refer to as “Paul Weiss”), special counsel to MC, advised the committee on legal matters. Since its formation, the demutualization committee has held ten formal meetings, including eight meetings jointly with the MC board of directors.

At its initial meetings on February 3, 2006 and March 20, 2006, the demutualization committee, after considering the potential benefits of a demutualization transaction to Amex and its members including a more liquid ownership structure and a more flexible corporate governance structure post-demutualization, recommended that the MC board of directors and Amex board of governors approve taking steps to demutualize

MC either on a stand-alone basis or through a transaction with a third party, to better enable Amex to respond to the changing business environment and focus on returning to profitability. The committee’s recommendation was adopted by the MC board of directors and Amex board of governors at their regular meetings held on March 20, 2006 and March 22, 2006, respectively. On March 23, 2006, Amex issued a press release announcing the commencement of the demutualization process.

At a meeting held on May 8, 2006, the MC board of directors and the demutualization committee considered pursuing discussions with third parties that had previously contacted Amex management with indications of interest in a potential investment in Amex. The MC board of directors and the demutualization committee decided not to engage in such discussions at that time due to their concern that valuations for the business would be unattractive until Amex’s revenue and earnings improved; instead, they concluded that Amex should focus on implementing its new technology, executing its business plan and continuing to work on the demutualization transaction. The Amex board of governors was briefed on the decision at a regular meeting and agreed to defer discussions with potential investors and reconsider the matter in six months, after taking into consideration any progress that may be achieved by Amex in its business and operations during the interim period.

On July 24, 2006 and July 26, 2006, at regular meetings of the MC board of directors and the Amex board of governors, respectively, the MC board of directors and the Amex board of governors discussed the opportunities and challenges facing Amex, including the need to change Amex’s ownership structure, develop new and expanded business lines, and regain its competitiveness in the marketplace, possibly through partnerships or joint ventures. The MC board of directors and the Amex board of governors also discussed engaging a financial advisor to assist the MC board of directors and the Amex board of governors in the implementation of the demutualization transaction and their future consideration of strategic alternatives.

At the direction of the MC board of directors and the Amex board of governors and the demutualization committee, representatives of the boards and management interviewed several financial advisory firms in the third quarter of 2006 and, on November 27, 2006, at a joint meeting of the MC board of directors and the demutualization committee, the MC board of directors approved the engagement of Morgan Stanley as financial advisor to the MC board of directors and Amex board of governors.

On November 29, 2006, at a meeting of the Amex board of governors, Mr. Wolkoff was authorized to further negotiate the terms under which Morgan Stanley would be engaged to act as financial advisor and to execute an engagement letter with Morgan Stanley.

On December 22, 2006, at a special telephonic meeting of the Executive Committee of the Amex board of governors, or the Executive Committee, Mr. Wolkoff apprised the committee that he was contacted by a consortium of investors regarding the potential acquisition of an interest in Amex. The Executive Committee authorized management to conduct preliminary discussions with the consortium of investors and any other credible interested parties. Mr. Wolkoff also reported that he, Governors Silver and Veit and Mr. Paul Warner, Amex’s Chief Financial Officer, met with certain real estate brokers regarding the Amex headquarters and received an estimated valuation range of $145-$175 million for the Amex headquarters.

On January 22, 2007 and January 24, 2007, at a joint meeting of the MC board of directors and the demutualization committee and a regular meeting of the Amex board of governors, respectively, Morgan Stanley discussed a number of matters relating to the demutualization, including the basic demutualization process, a summary of Amex’s competitive position in the industry, a valuation framework for U.S. and global exchanges, and recent transactions by U.S. exchanges. Morgan Stanley also noted that demutualization would facilitate other potential transactions that could create value for MC members, including third party investments, strategic alliances, business combinations and public offerings. The MC board of directors and the demutualization committee further discussed with Morgan Stanley the need to develop, in connection with the demutualization, a more efficient governance structure that would enable Amex to respond more efficiently to market developments and implement necessary changes while preserving many of the members’ existing rights to determine the future direction of Amex. Following this discussion, the MC board and the demutualization committee directed Morgan Stanley to formulate a detailed demutualization plan for presentation to the MC board of directors and the Amex board of governors.

On January 25, 2007, Amex issued a press release announcing that Morgan Stanley had been retained to advise “on the preparation and execution of a demutualization plan for Amex as well as potential strategic future initiatives.”

In January 2007, Morgan Stanley was contacted by the same consortium of investors that Mr. Wolkoff apprised the Executive Committee of at the December 22, 2006 special meeting, and by a securities exchange (which we refer to as Exchange A), both seeking financial information regarding Amex. Morgan Stanley began to work with management to prepare due diligence materials in response to these and any other third-party inquiries regarding a potential investment in or transaction with Amex. In February 2007, Amex signed non-disclosure agreements with members of the consortium and Exchange A.

Although previously advised by the law firm of Davis, Polk & Wardwell regarding legal matters relating to demutualization, on February 23, 2007, Milbank, Tweed, Hadley & McCloy LLP (which we refer to as Milbank Tweed) was engaged as legal counsel by MC and Amex to advise on the demutualization and potential transactions with third parties.

On February 26 and 27, 2007, at a joint meeting of the MC board of directors and the demutualization committee and a special meeting of the Amex board of governors, respectively, Morgan Stanley recommended that Amex proceed with demutualization, identified certain outstanding issues that needed to be resolved by the boards and proposed a demutualization timeline. The MC board of directors and the Amex board of governors then authorized Amex’s legal counsel to prepare the documents necessary to implement the demutualization. The MC board of directors and the Amex board of governors also directed Morgan Stanley to respond to inquiries that had been received from the consortium of investors and Exchange A regarding potential transactions with Amex, and to notify the MC board of directors and the Amex board of governors of any proposals made by these third parties.

Financial projections and detailed company information were provided to Exchange A and the consortium of investors in March 2007 and data room access was granted to both parties at the end of April, 2007.

Over the next several months, the MC board of directors and the Amex board of governors in consultation with Morgan Stanley, continued to analyze strategic alternatives, and Morgan Stanley provided updates to the MC board of directors and the Amex board of governors on the demutualization process as described in more detail below.

At a regular meeting of the MC board of directors on March 20, 2007, the board discussed with its financial and legal advisors various aspects of the proposed demutualization, including the governance powers and trading rights of members following the demutualization, as well as the corporate structure of the resulting entities and the potential liquidity opportunities to members. The board also discussed with management a number of issues relating to the implementation of the AEMI technology, the loss of share of trading volume in options and other potentially adverse developments in the business and operations of Amex. In addition, a number of non-disclosure agreements were executed with private equity firms and potential investors seeking additional information regarding Amex to facilitate their consideration of a transaction with Amex. After preliminary due diligence, the private equity firms and potential investors decided not to proceed further.

On April 23, 2007, at a joint meeting of the MC board of directors and the demutualization committee, Morgan Stanley reported on the status of preliminary discussions with potential investors regarding transactions with Amex, several of whom had the ability to provide order flow to Amex. Following the report, representatives of Milbank Tweed made a presentation on the proposed organizational and governance structures following the demutualization. On April 24, 2007, at a meeting of the Executive Committee, Morgan Stanley provided the same update regarding preliminary discussions with potential investors to the Executive Committee.

On May 3, 2007, at a special meeting of the MC board of directors, the board discussed with its legal advisors revisions to the proposed governance structures of Amex and the boards following demutualization. On May 8, 2007, at a special meeting of the Amex board of governors, management provided an update on the progress of discussions with third parties that had expressed an interest in a potential transaction involving Amex.

On May 10, 2007, representatives of Amex and its legal advisors met with SEC staff to discuss, on a preliminary basis, Amex’s demutualization plans, including the proposed post-demutualization governance structure. Amex representatives advised SEC staff that Amex may pursue alternative transactions with third parties that would result in a different governance structure.

A bid deadline of May 28, 2007 had been put in place for Exchange A and the consortium of investors. On May 27, 2007, Amex received a written transaction proposal from the consortium of investors to acquire a minority interest in Amex following its demutualization. The consortium of investors sought a 42.5% minority stake at an indicative seat price, which implied an Amex standalone equity value of $255 million, plus potential commitments for order flow. On May 28, 2007, Amex received a letter from Exchange A containing a non-binding expression of interest for a transaction in which Exchange A would acquire 100% of Amex for $600 million plus up to a $200 million earn-out. The earn-out of $200 million would be payable based on Amex achieving or exceeding its forecasted net revenue in 2008 and 2009. The proposals of both the consortium of investors and Exchange A were conditioned on Amex’s agreement to an exclusivity period during which due diligence and negotiation of a definitive agreement would occur.

On May 29, 2007 and May 31, 2007, at a joint meeting of the MC board of directors and the demutualization committee, and a regular meeting of the Amex board of governors, respectively, the boards discussed these proposals with their financial and legal advisors and concluded that the transaction proposal advanced by Exchange A was more favorable to Amex. However, the boards requested further details on the structure of the earn-out portion of the acquisition price, particularly with respect to how and on what basis the earn-out would be calculated as proposed by Exchange A. The boards authorized its financial and legal advisors to negotiate an exclusivity agreement with Exchange A and subsequently negotiate the terms and conditions of a transaction and definitive agreement with Exchange A. At the same time, Amex was directed to continue with its preparations for a demutualization transaction.

On June 7, 2007, Amex entered into an exclusivity agreement with Exchange A. The discussions with Exchange A involved an ongoing series of conversations, sharing of financial data, and several management calls and meetings. On June 19, 2007, a management meeting was held between Amex and Exchange A to provide a business update and overview of Amex’s strategic plan. On June 26, 2007, a synergies discussion and financial update meeting was held between the parties to review potential synergies and financial forecasts.

On June 27, 2007, at a special telephonic meeting of the Executive Committee, with the Chairman of the MC board of directors, Mr. Frank, present, Morgan Stanley provided an update on the status of discussions with Exchange A and the progress of Exchange A’s due diligence investigation, and highlighted the fact that Exchange A was particularly focused on Amex’s revenue projections for 2008 and 2009.

In order to facilitate further due diligence, Amex extended the exclusivity period with Exchange A to the second week of July. On July 16, 2007, a management discussion was held between Amex and Exchange A to discuss Amex’s latest financial results and projected future results.

On July 20, 2007, the exclusivity agreement with Exchange A expired by its terms without Exchange A having submitted an updated indication of interest or a draft definitive acquisition agreement to MC or Amex.

On July 23, 2007 and July 25, 2007, at a joint meeting of the MC board of directors and the demutualization committee and a regular meeting of the Amex board of governors, respectively, Morgan Stanley reported that it expected to hear from Exchange A regarding the status of its proposal shortly, noting that the exclusivity period had expired on July 20. While Exchange A reconfirmed through its financial advisors that it did not identify any material deficiencies, Exchange A indicated to Morgan Stanley that it was increasingly uncomfortable with the financial projections of Amex, in particular, the scope and timing of Amex’s projected profitability turnaround in 2007 and 2008. In light of the expiration of the exclusivity agreement with Exchange A and the lapse in conducting due diligence by Exchange A, the MC board of directors and the demutualization committee discussed other potential strategic alternatives available to Amex including initiating inquiries to third parties to discuss potential transactions, continuing to entertain inbound inquiries and an auction process. The board concurred with Morgan Stanley’s recommendation to continue to pursue demutualization to position Amex for other strategic alternatives while continuing to consider and assess the interest of other potential investors based upon “ordinary course” conversations with such investors.

At the same meetings, Milbank Tweed made a presentation regarding Amex’s progress towards demutualization, addressing demutualization both on a stand-alone basis and through a merger, an acquisition or a third party investment. Not having reached a conclusion as to the relative merits of pursuing demutualization either on a stand-alone basis or through a transaction with a third party, the MC board of directors and the Amex board of governors decided to pursue demutualization on a parallel path with their exploration of strategic alternatives for Amex in order to provide Amex and MC members with the greatest flexibility. In addition, upon the recommendation of the MC board of directors and the demutualization committee, the Amex board of governors formed a special committee designated as the “Ad-Hoc Committee on Membership Matters”, consisting of three disinterested independent governors of Amex to make a recommendation to the boards regarding the disposition of the Gratuity Fund and the appropriate value differential, if any, between the options principal and regular memberships in a demutualization.

Around the same time in July 2007, another securities exchange (which we refer to as Exchange B) contacted Amex and expressed an interest in pursuing a transaction. On July 24, 2007, Amex shared initial discussion materials with Exchange B that included financial results and projections. On July 27, 2007, a meeting was held to review materials and commence due diligence with Exchange B.

On the same day, Exchange A made a revised proposal for Amex to Morgan Stanley, but on terms substantially less favorable to Amex than those contained in its May 28 proposal, including a reduction in purchase price from $600 million to $400 million, plus up to $200 million in an earn-out. Morgan Stanley requested but was not provided with a specific, detailed proposal nor a definitive agreement from Exchange A. Representatives of Exchange A advised Morgan Stanley that its revised proposal reflected Exchange A’s concerns regarding Amex’s ability to achieve its projections in 2008, which were predicated, among other things, upon Amex’s return to profitability by the end of 2007.

On July 27, 2007, at a special telephonic meeting of the Executive Committee, Morgan Stanley apprised the committee of the revised proposal from Exchange A. The MC board of directors was also informed of Exchange A’s revised proposal at a meeting on August 1, 2007, which was also attended by the industry representatives of the demutualization committee. Discussions regarding other potential investors were held at both meetings, including scheduled meetings with representatives of Exchange B to share confidential information. The Executive Committee compared the strategic differences between a transaction with Exchange A and Exchange B. The Executive Committee, the MC board of directors and the industry representatives of the demutualization committee supported further discussions with both interested parties in anticipation of arriving at a proposal that would be actionable by the Amex and MC boards.

Morgan Stanley’s repeated subsequent calls to Exchange A and its financial advisor failed to elicit an actionable proposal. Exchange A did not submit either a formal bid or a definitive agreement.

On August 1, 2007, at a regular meeting of the MC board, the board of directors discussed with Morgan Stanley the status of contacts with other potential interested parties, as well as strategies likely to result in a transaction favorable to Amex and its members. The Amex board decided to continue with the demutualization transaction and to continue to engage with Exchange B. Amex cooperated with Exchange B in its due diligence review in the next several months, including the sharing of Amex’s financial information. Management meetings between Amex and Exchange B were also held in early August, followed by multiple follow-up discussions in response to Exchange B’s due diligence requests.

On August 27, 2007, at a meeting of the MC board of directors, Mr. Wolkoff discussed Amex’s competitive standing in the marketplace, in particular, Amex’s high cost structure and continuing decline in both its revenue and share of trading volume across all product lines. The board then discussed with management current plans and strategies for resolving a number of operational and financial issues, including trading system outages as well as other issues relating to the implementation of Amex’s new technology. The board also met with an Amex equity specialist to review issues involving trading technology, commissions, order flow and other matters that could materially affect the long-term prospects of Amex.

On September 24, 2007 and September 26, 2007, at regular meetings of the MC board of directors and the Amex board of governors, the Ad-Hoc Committee on Membership Matters presented its preliminary recommendations relating to the value differential between the regular and options principal memberships and the disposition of the Gratuity Fund. Morgan Stanley updated the boards on the status of the implementation of the demutualization plan and of discussions with Exchange A, Exchange B and other interested parties. A timeline of the demutualization process was provided to illustrate the necessary steps to proceed with the demutualization.

In early October, Exchange B expressed an interest in acquiring the business of Amex for $200 million, excluding the value of the Amex headquarters; however, no formal bid was submitted.

Also in early October, a consortium of investors, including some who had previously submitted a proposal to acquire a minority interest in Amex and whom we refer to as the acquisition consortium, sought Amex’s participation in a joint bid for another national securities exchange, which we refer to as the target exchange. Amex agreed to participate in the acquisition consortium and an initial indication of interest to acquire the target exchange for approximately $600 million was sent to the target exchange’s advisors. The bid, if successful, would have resulted in the combination of Amex’s operations with those of the target exchange, and in ownership of the combined businesses by MC members together with the acquisition consortium participants. Sandler O’Neill & Partners, L.P. was engaged on October 5, 2007 to advise the acquisition consortium on the acquisition transaction. Due diligence was conducted in October and after consultation with the Executive Committee and Mr. Frank (who had discussed the matter with the MC board of directors) at a special telephonic meeting on October 23, 2007, a second non-binding indication of interest was sent to the target exchange’s advisors. A non-binding term sheet that was part of the proposal from Amex and the acquisition consortium valued the target exchange at a standalone equity value of $600 million and Amex at a standalone equity value of $300 million. The valuation for Amex included the value of its headquarters net of associated liabilities. In late October, the target exchange rejected the bid from Amex and the acquisition consortium.

Throughout October and November, an unrelated securities exchange (which we refer to as Exchange C), and a revised consortium of investors with certain new participants, expressed interest in Amex. Exchange C and the revised consortium verbally expressed a preliminary interest in Amex; however, Exchange C did not indicate a specific price and subsequently indicated that they were not prepared to move forward with a transaction before January 2008.

On October 29, 2007, Amex received a call from NYSE Euronext expressing initial interest in exploring a transaction. On October 31, 2007, the two companies entered into a confidentiality agreement. On November 6 and November 9, 2007, senior management and advisors of NYSE Euronext and Amex met to discuss a potential transaction. At the November 9, 2007 meeting, subject to further due diligence and NYSE Euronext board approval among other things, NYSE Euronext and Amex began discussing the basic terms of a potential transaction, which would value Amex at $375 million in equity value, including the Amex headquarters, payable in cash and/or stock of NYSE Euronext, without post-closing escrow or indemnification obligations on the part of Amex members.

On November 12 and 14, 2007, at special telephonic meetings of the MC board of directors and the Amex board of governors, respectively, joined by Amex’s financial and legal advisors, the boards were apprised of the NYSE Euronext proposal and discussed the basic terms of the proposed transaction. After comparing the status of other potential strategic alternatives to the NYSE Euronext preliminary proposal, the boards authorized management to enter into a three-week exclusivity agreement with NYSE Euronext during which NYSE Euronext would conduct due diligence and the parties would negotiate the terms of the transaction. On November 14, 2007, NYSE Euronext and Amex entered into an agreement granting NYSE Euronext exclusivity until December 5, 2007.

On the same day, the NYSE Euronext board of directors held a special meeting to discuss, among other matters, a potential acquisition of Amex. At the meeting, NYSE Euronext management briefed the board of directors on management’s preliminary discussions with Amex, outlined the potential benefits and risks associated with such a transaction and informed the board of directors that management had negotiated a three-week exclusivity agreement with Amex. Lehman Brothers also reviewed with the board of directors the anticipated financial aspects of such a transaction. The board of directors authorized NYSE Euronext management to continue its discussions with Amex.

On November 16, 2007, Amex granted NYSE Euronext access to its data room and NYSE Euronext began reviewing materials. One week later, NYSE Euronext provided an initial draft merger agreement to Amex. On November 28, 2007, at a regular meeting of the Amex board of governors, joined by the MC board of directors, Morgan Stanley reported on the status of NYSE Euronext’s due diligence and, together with Milbank Tweed, discussed the draft merger agreement. Following the board meeting, Milbank Tweed conveyed to Wachtell, Lipton, Rosen & Katz (which we refer to as Wachtell Lipton), NYSE Euronext’s legal counsel in connection with the transaction, Amex’s position on the various outstanding issues.

On the same day, the MC board of directors received the final report of the Special Ad-Hoc Committee on Membership Matters and adopted the following recommendations:

•	upon demutualization, no new participants (i.e., individuals eligible to receive a benefit) would be permitted in the Gratuity Fund;

•	the Gratuity Fund would continue after demutualization up to the time of a liquidity event, at which point it would be terminated;

•	upon termination of the Gratuity Fund, the remaining cash in the Fund would be distributed to each participant depending on the length of time he/she has been a participant in the Fund; and

•	each of the OPMs would receive a $36,000 valuation discount on the number of shares to be issued in connection with the demutualization.

On December 5, 2007, the exclusivity period with NYSE Euronext expired by its terms. The next day, the principals of Amex and NYSE Euronext discussed an alternative structure for the merger in which NYSE Euronext would pay a lower purchase price and did not wish to acquire the Amex headquarters as part of the transaction. The proposed lower purchase price, which was approximately $211 million, was obtained by NYSE Euronext by deducting an estimated value for the Amex headquarters and several liabilities of Amex. Amex management believed that many of the liabilities deducted from the original proposal were significantly overstated by NYSE Euronext. During the next several weeks, Amex management worked to ensure that Amex’s assets and liabilities were properly valued and accurately reflected in the purchase price.

On December 13, 2007, at a regular meeting of the NYSE Euronext board of directors, NYSE Euronext management updated the board of directors on the status of the potential transaction with AMEX and informed the board of directors that based on further due diligence, NYSE Euronext management had reduced the proposed consideration to be paid to AMEX.

On the following day, at a special meeting of the MC board of directors, the board was informed that NYSE Euronext had proposed an alternative transaction in which it would acquire Amex’s business for $250 million payable in NYSE Euronext common stock subject to adjustment. Under the revised proposal, NYSE Euronext would not pay for the Amex headquarters upfront in the transaction. The board discussed the terms of the revised proposal, the potential impact on Amex if the NYSE Euronext transaction was not pursued, and the uncertainty of achieving benefits from a stand-alone demutualization given Amex’s high cost structure, continuous decline in both its revenue and share of trading volume across all product lines, and obstacles in implementing its new technology. The board then concluded that although the revised proposal was less favorable than the initial proposal, given the challenges facing Amex in its short and long-term business plans, the revised proposal should be pursued on the most favorable terms possible.

After expiration of NYSE Euronext’s exclusivity period, Morgan Stanley and Amex held discussions in mid-December with the management team of Exchange C and a member of the consortium of investors. Access to the data room was granted to the consortium of investors.

On December 21, 2007, the principals of Amex and NYSE Euronext and others met to continue discussions regarding NYSE Euronext’s acquisition of Amex. NYSE Euronext made a revised offer that provided for a purchase price of $250 million plus a contingent payment representing the value of the net proceeds from the sale of the Amex headquarters, in each case payable in NYSE Euronext common stock, which revised offer would expire on January 4, 2008.

On December 24, 2007, at a special meeting of the MC board of directors, the board was apprised of two separate meetings held on December 21 and attended by Mr. Wolkoff and Mr. Warner with representatives from each of Exchange C and NYSE Euronext regarding a potential acquisition. Exchange C expressed an interest in exploring the possibility of a transaction, but was uncertain whether it could do so on an expedited basis. The board reviewed the terms of the NYSE Euronext revised proposal with management and Morgan Stanley and instructed Amex’s representatives to seek to clarify several provisions in the term sheet.

On December 27, 2007, Amex entered into a new exclusivity agreement with NYSE Euronext with an expiration date of January 10, 2008.

On January 3, 2008, Amex received a revised draft of the merger agreement from NYSE Euronext and, thereafter, the parties continued to negotiate the principal terms of the agreement, including the purchase price, the outside date, provisions relating to the sale of the Amex headquarters, Amex’s ability to accept a superior proposal and the related termination fee.

On January 4, 2008 and again on January 7, 2008, at special meetings of the MC board of directors, Milbank Tweed and Paul Weiss reviewed the status of negotiations with representatives of NYSE Euronext and the principal issues requiring further discussion.

On January 9, 2008, at a special meeting of the MC board of directors, management reported on the status of negotiations with representatives of NYSE Euronext and discussed the significant issues that remained unresolved, including price. The board proposed that the purchase price be increased to $265 million to accurately reflect the value of certain assets and prepaid liabilities of Amex.

On the same day, Amex received another revised proposal from NYSE Euronext providing for $255 million as merger consideration plus contingent consideration from the sale of the Amex headquarters. Amex and

Milbank Tweed then met with NYSE Euronext and Wachtell Lipton to discuss the outstanding major issues and Amex proposed $260 million as merger consideration. However, the parties failed to reach an agreement and the exclusivity period expired by its terms the next day.

On January 10, 2008, at a special meeting of the Amex board of governors, joined by the MC board of directors, Morgan Stanley reviewed the events leading up to current negotiations with NYSE Euronext, including the boards’ analysis and exploration of strategic alternatives in consultation with Morgan Stanley and Morgan Stanley’s updates to the boards on the status of discussions and negotiations. Morgan Stanley also noted the expiration of the exclusivity agreement with NYSE Euronext at 10:00 p.m. on January 10, 2008 and reviewed the discussions held throughout the demutualization process with potential partners for Amex as well as the discussions held with various potential purchasers during periods when Amex was not subject to exclusivity. Milbank Tweed discussed the ongoing negotiations with NYSE Euronext representatives and the remaining issues in the merger agreement, reviewed the SEC’s approval process and matters relating to the oversight of Amex’s regulatory program on an on-going basis. Morgan Stanley further provided the boards with overviews of NYSE Euronext, Amex and its financial condition, historical and current market share data, alternative future financial scenarios for Amex, an illustrative valuation framework under the proposed financial scenarios, seat trading history and building sale valuations.

On January 14, 2008, at a special meeting of the MC board of directors, management reported on their discussions with NYSE Euronext representatives on the remaining issues. Morgan Stanley reported on a meeting scheduled between the principals of Amex and Exchange C, which had been provided with summary financial information relating to Amex. Morgan Stanley noted that while there were expressions of interest, no firm proposal had been submitted by Exchange C nor any indication that Exchange C would be able to proceed on an expedited basis due to its own strategic initiatives that were under way. In addition, Morgan Stanley reported that both Exchange A and representatives of Exchange B had been contacted again and neither provided any indication that it was prepared to submit a proposal to acquire Amex at that time or any specific guidance on when a proposal would be forthcoming. Based on the uncertainty of their responses, the MC board of directors decided to continue merger negotiations with NYSE Euronext.

On the same day, Amex received a revised draft of the merger agreement from NYSE Euronext with a purchase price of $260 million. Discussion between the principals of Amex and NYSE Euronext continued while Milbank Tweed and Wachtell, Lipton negotiated the remaining issues in the merger agreement.

On January 15, 2008, at a special and joint meeting of the Amex board of governors and the MC board of directors, management and Milbank Tweed provided the boards with an update on the status of the proposed merger agreement and the issues that remained outstanding, including the outside date and the provisions relating to the sale of the Amex headquarters. Thereafter, the parties continued to negotiate the outstanding issues in the merger agreement and eventually reached a resolution on those issues that both parties were prepared to present to their respective boards for approval.

On January 17, 2008, after having delivered a preliminary opinion based on a draft of the merger agreement on January 8, 2008, Lehman Brothers delivered its written opinion to NYSE Euronext’s board of directors that as of such date and, based upon and subject to the matters stated in its opinion, from a financial point of view, the consideration to be paid in the mergers was fair to NYSE Euronext. On January 10, 2008, the board of directors of NYSE Euronext approved the merger agreement and the transactions contemplated thereby.

On January 17, 2008, at a special and joint meeting of the Amex board of governors and the MC board of directors, the boards again reviewed the key terms of the merger agreement. Morgan Stanley rendered an oral opinion to the MC board of directors, later confirmed in writing, to the effect that, as of January 17, 2008 and based upon and subject to the matters stated in its written opinion, the merger consideration together with the contingent consideration (assumed to be not less than $56 million in the aggregate) to be received by the MC members who receive shares of Holdings common stock pursuant to the merger agreement, was fair, from a financial point of view, to such MC members. Mr. Wolkoff discussed the challenges to Amex’s business and the industry and recalled the stream of reports presented to the boards over time discussing the competitive industry environment, continuous declines in share of trading volume and revenue at Amex and, most recently, a significant net income loss, which challenges could not easily be addressed by demutualization alone. Mr. Wolkoff also presented to the boards an overview of the business risks and benefits associated with a sale of Amex to a larger, better branded entity. After the presentations by Mr. Wolkoff and Morgan Stanley, all five members of the board of directors of MC approved the acquisition of Amex by NYSE Euronext and 10 of the 11 members of the board of governors of Amex in attendance approved the acquisition.

On January 17, 2008, the merger agreement was executed and NYSE Euronext and Amex issued a joint press release regarding the transaction.

NYSE Euronext’s Reasons for the Mergers

On January 10, 2008, the NYSE Euronext board of directors determined that the merger agreement and the transactions contemplated by the merger agreement were advisable, fair to and in the best interests of NYSE Euronext stockholders and approved and adopted the merger agreement and the transactions contemplated by the merger agreement.

In reaching this decision, the NYSE Euronext board of directors consulted with NYSE Euronext management and its financial and legal advisors and considered a variety of factors, including the material factors described below. In light of the number and wide variety of factors considered in connection with its evaluation of the transaction, the NYSE Euronext board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination. The NYSE Euronext board of directors viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of NYSE Euronext’s reasons for the proposed mergers and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”

Strategic Considerations

The NYSE Euronext board of directors considered a number of factors pertaining to the strategic rationale for the mergers as generally supporting its decision to enter into the merger agreement, including the following:

•

NYSE Euronext’s acquisition of Amex being consistent with NYSE Euronext’s broader strategy to (i) be a leader in global consolidation in the exchange sector, (ii) continue to diversify its product and service offerings on a global scale, (iii) derive technology and operational efficiencies through product expansion and (iv) offer maximum choice to its customers;

•

its expectation that the addition of Amex to the NYSE Euronext exchange group would provide additional volume to NYSE Euronext’s U.S. options business, making it the third largest U.S. options marketplace;

•

its expectation that obtaining a second U.S. options exchange license will enable NYSE Euronext to operate a compelling dual market structure making available to all customers the choice of price-time priority on NYSE Arca or the Amex’s traditional market-maker model;

•	its expectation that the mergers would benefit NYSE Arca’s ETF listing and trading business, joining 381 current Amex ETF listings with 240 NYSE Arca ETF listings;

•	its expectation that the combined company would offer a leading venue for listing and trading closed-end funds and structured products, including 545 listings on Amex and over 1,000 listings on NYSE;

•

the expectation that the addition of Amex to the NYSE Euronext exchange group would be highly beneficial for the two companies’ customers and members and stockholders, could create new business opportunities and would demonstrate NYSE Euronext’s ongoing commitment to growing its business and product lines;

•	its expectation that, following the mergers, certain of Amex’s trading floor operations would be relocated to NYSE trading floor;

•

its expectation that, following the mergers, Amex options exchange would be transitioned to a platform that uses technology based on the state of the art technology currently used by NYSE Arca’s trading platform, creating cost synergies and enhancing the reliability and performance of the Amex options market;

•	its expectation that the mergers would over time create incremental efficiency and growth opportunities for NYSE Euronext’s U.S. business; and

•	its expectation that the combined company would operate a third, complementary U.S. cash equities exchange, in addition to NYSE and NYSE Arca.

Financial Considerations

The NYSE Euronext board of directors also considered a number of financial factors pertaining to the mergers as generally supporting its decision to enter into the merger agreement, including the following:

•

based on the advice of NYSE Euronext management who had discussions with Amex management, its expectation that the mergers would create strategic synergies including approximately $100 million of annualized run-rate cost savings, achievable within two years after the completion of the mergers;

•	the financial terms of the merger, including:

•	the $260,000,000 of NYSE Euronext common stock and contingent consideration, if any, in the form of NYSE Euronext common stock that MC members would be entitled to receive in the mergers; and

•	the earnings, cash flow and balance sheet impact of the proposed mergers, as well as the historical financial performance of MC; and

•

the financial analyses and opinion of Lehman Brothers, NYSE Euronext’s financial advisor, that, as of January 17, 2008 and based upon and subject to the considerations and limitations set forth in the opinion, Lehman Brothers’ financial analysis and other factors that Lehman Brothers deemed relevant, the aggregate consideration to be paid by NYSE Euronext in the mergers is fair, from a financial point of view, to NYSE Euronext.

Other Transaction Considerations

The NYSE Euronext board of directors also considered a number of additional factors in its decision to enter into the merger agreement, including the following:

•	information concerning Amex’s businesses, historical financial performance and condition, operations, properties, assets, regulatory issues, competitive positions, prospects and management;

•

the current and prospective economic and competitive environment facing the securities industry and NYSE Euronext in particular, including the historical and anticipated consolidation in the industry and the competitive effects of this consolidation on NYSE Euronext;

•	the historical sale prices of MC memberships;

•

the effect that the transactions contemplated by the merger agreement would have on the ability of (1) NYSE Euronext’s European market subsidiaries to carry out their responsibilities under applicable European exchange regulations as operators of European regulated markets, (2) NYSE Euronext’s U.S.

regulated subsidiaries to carry out their responsibilities under the Exchange Act; and (3) NYSE Euronext’s U.S. regulated subsidiaries, NYSE Group and NYSE Euronext (a) to engage in conduct that fosters and does not interfere with their ability to prevent fraudulent and manipulative acts and practices in the securities markets; (b) to promote just and equitable principles of trade in the securities markets; (c) to foster cooperation and coordination with persons engaged in regulating, clearing, settling, processing information with respect to, and facilitating transactions in securities; (d) to remove impediments to and perfect the mechanisms of a free and open market in securities and a U.S. national securities market system; and (e) in general, to protect investors and the public interest;

•	the expectation that the NYSE Euronext/Amex merger would qualify as a reorganization for U.S. federal income tax purposes;

•	the material terms of the merger agreement (see “The Merger Agreement”), including the nature and scope of the closing conditions; and

•	the view of the board of directors that the satisfaction of the conditions to completion of the mergers was probable within a reasonable period of time.

Risks

The NYSE Euronext board of directors also considered a number of uncertainties, risks and other potentially negative factors associated with the mergers, including the following:

•	the risk that the amount of cost savings that are actually achieved by NYSE Euronext could turn out to be less than originally projected;

•	the possibility that regulatory or governmental authorities might seek to impose conditions on or otherwise prevent or delay the mergers;

•

the risks and costs to NYSE Euronext if the mergers are not completed, including the potential diversion of management and employee attention, and the potential effect on business and customer relationships;

•

the risk of diverting management focus and resources from other strategic opportunities and from operational matters, and potential disruption associated with successfully integrating the business of MC into the business of NYSE Euronext;

•

the risk that the potential benefits of the mergers may not be fully or partially realized, recognizing the many potential challenges associated with successfully integrating the business and operations of MC into the business and operations of NYSE Euronext;

•	the risk that MC members may fail to approve the mergers;

•	the historical downward trend in share of trading volume and/or revenue associated with each of the Amex’s major product lines and the risk that the trend would continue;

•

the requirement that NYSE Euronext pay MC expense reimbursement if the merger agreement were to be terminated as a result of NYSE Euronext’s uncured breach of the merger agreement (see “The Merger Agreement—Termination”);

•	the fees and expenses associated with completing the mergers; and

•	various other risks associated with the mergers and the business of NYSE Euronext described under “Risk Factors.”

The NYSE Euronext board of directors believed that these potential risks and drawbacks were outweighed by the potential benefits that the NYSE Euronext board expected NYSE Euronext and its stockholders to achieve as a result of the proposed mergers.

In considering the proposed mergers, the NYSE Euronext board of directors was aware of the interests of certain advisors to NYSE Euronext and its board in the mergers, as described under “—Certain Relationships and Related-Party Transactions.”

MC and Amex’s Reasons for the Mergers; Recommendation of the Mergers

On January 17, 2008, all five members of the board of directors of MC and 10 of the 11 members of the board of governors of Amex in attendance determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of MC, Amex and the members, approved the mergers and the other transactions contemplated by the merger agreement and approved and adopted the merger agreement. The board of directors of MC and the board of governors of Amex recommend that MC members vote FOR the approval and adoption of the merger agreement at the MC special meeting of members.

In approving the merger agreement, the board of directors of MC and the board of governors of Amex considered a number of factors, including the ones discussed in the following paragraphs. In light of the number and wide variety of factors considered in connection with their evaluation of the transaction, the board of directors of MC and the board of governors of Amex did not consider it practicable, and did not attempt, to quantify or otherwise assign relative weights to the specific factors they considered in reaching their determinations. The board of directors of MC and the board of governors of Amex viewed their positions as being based on all of the information available and the factors presented to and considered by them. In addition, individual directors and governors may have given different weight to different factors. This explanation of MC’s and Amex’s reasons for the proposed mergers and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”

In reaching their decision, the board of directors of MC and the board of governors of Amex consulted with Amex’s management with respect to strategic, operational and regulatory matters and was advised by Milbank Tweed, MC and Amex’s legal counsel, with respect to the merger agreement and the transactions contemplated by the merger agreement. MC was also assisted by Paul Weiss. MC and Amex also engaged investment banking firm Morgan Stanley to provide advisory services and to render an opinion to the board of directors of MC as to the fairness, from a financial point of view, of the consideration to be received by MC members who receive shares of Holdings common stock pursuant to the merger agreement to such MC members.

Financial Considerations

The board of directors of MC and the board of governors of Amex considered a number of financial factors pertaining to the NYSE Euronext/Amex merger as generally supporting their decisions to enter into the merger agreement and to recommend that MC members approve the merger agreement and the transactions contemplated thereby, including the following:

•	the historical financial performance of Amex, including operating losses incurred each year since 2001 and a net loss of approximately $32 million incurred in 2007;

•

the significant operating expenses Amex has incurred in the recent years in its attempt to update technology and the expectation to share NYSE Euronext technology following the merger with NYSE Euronext;

•

the significant regulatory expenses paid to FINRA for regulatory functions that it has outsourced to FINRA and opportunities to achieve technological and operational efficiencies in the provision of regulatory services following the merger with NYSE Euronext;

•

the greater liquidity of NYSE Euronext common stock with listing on NYSE and Euronext Paris and the absence of transfer restrictions compared to the equity interest in the current memberships which are not publicly traded;

•	the financial terms of the merger agreement, including:

•

that each holder of a regular membership is expected to receive approximately $311,923 in shares of NYSE Euronext common stock in exchange for such membership and each holder of an OPM is expected to receive approximately $275,923 in shares of NYSE Euronext common stock (the estimated dollar value of the shares of NYSE Euronext common stock to be received by each member being calculated based on the 807 regular memberships and 30 OPMs currently outstanding);

•

the potential for MC members to receive contingent consideration in the form of additional shares of NYSE Euronext common stock based on the net proceeds, if any, from the sale of the Amex headquarters in lower Manhattan within a specified time frame and the ability of the former MC member representative to have a degree of control over the sale process for three years following the closing of the NYSE Euronext/Amex merger; and

•

the written opinion of Morgan Stanley to the effect that, as of January 17, 2008, and based upon the factors and subject to the assumptions set forth in its written opinion, the merger consideration together with the contingent consideration (assumed to be not less than $56 million in the aggregate) to be received by the MC members who receive Holdings common stock pursuant to the merger agreement was fair, from a financial point of view, to such MC members; and

•	the marketing presentations by certain real estate brokers containing a range of preliminary valuations of the Amex headquarters of $145 million to $175 million.

Operational Considerations

In addition to the above factors, in the course of their meetings the board of directors of MC and the board of governors of Amex reviewed and considered alternatives to the merger with NYSE Euronext that Amex may pursue and the associated risks of such alternatives, including:

•

the unsuccessful pursuit of other potential strategic alliances and mergers prior to entertaining the merger with NYSE Euronext since the engagement of Morgan Stanley as demutualization advisor in December 2006, as set forth in more detail in “—Background of the Mergers”;

•	the limited universe of strategic partners available in Amex’s business and lack of visibility into what transaction could be consummated if the transaction with NYSE Euronext is not successful;

•	the challenges to Amex’s business in continuing to operate as an independent company including:

•

the historical decline in Amex’s share of trading volume in the United States across its product lines, including in (i) trading Amex-listed equities (including listed companies, structured products and closed-end funds) from 47.2% in 2005 to 42.3% in 2006, and further to 25.8% in 2007, (ii) trading options from 13.4% in 2005 to 9.7% in 2006, and further to 8.4% in 2007, (iii) trading ETFs from 12.2% in 2005 to 8.0% in 2006 and further to 3.3% in 2007 and (iv) Tape B trade distribution from 25.2% in 2006 to 14.9% in 2007, after a slight increase from 2005 to 2006;

•

Amex’s market model of specialists and a few market makers, and the challenges Amex has experienced since the implementation of Regulation NMS which required automated execution and intermarket linkage, and which resulted in the rise in the number of orders routed away for execution and the significant challenges Amex has experienced in accommodating the trading of ETFs electronically, despite the significant expenditures Amex has made to create the AEMI platform;

•

the intense price competition faced by Amex, Amex’s inability to offer payment of transaction and tape revenue for providers of liquidity and Amex’s lack of success in eliminating equity specialist commissions;

•	the difficulty of upgrading the AEMI system and the management’s determination that major changes or a new version of AEMI would be needed to enhance the ability of the specialists to do business;

•

the failure in making ANTE, Amex’s options trading system, competitive, despite major efforts and costs and management’s determination that more investment in improved technology may not be successful in recapturing trading volume sufficiently to warrant the investment;

•	the inability to operate ANTE or AEMI according to industry-acceptable uptime standards;

•

the uncertainty of success of the initiatives implemented to promote revenue growth, including the lack of assurance that new products would be successful or that Amex’s proclaimed intellectual property rights will be honored without litigation and the risk of losing operating companies to Nasdaq and NYSE and not attracting new listings;

•

the costs of the regulatory services agreement entered into with FINRA as a result of regulatory problems experienced by Amex in recent years, which are above prior expenditures by Amex for such services and are above industry norms and the opportunities to achieve technological and operational efficiencies in the provision of regulatory services following the transaction with NYSE Euronext;

•	the high costs anticipated to operate the Amex headquarters and the risks associated with converting Amex to an electronic exchange;

•	the need to streamline Amex’s corporate governance structure, which includes two boards, in order to facilitate a decision-making process that is more responsive to changing market conditions;

•

the costs already incurred and expected in connection with restructuring and uncertainty of achieving benefits of a stand-alone demutualization as a result of unfavorable market conditions, the regulatory environment or other circumstances; and

•	the determination that Amex business was unlikely to materially improve in the foreseeable future.

Strategic Considerations

The board of directors of MC and the board of governors of Amex considered that the securities exchange sector is experiencing consolidation, in response to intensifying competition among exchanges worldwide and the competitive benefits that can be achieved by increasing scale. The board of directors of MC and the board of governors of Amex considered that one of the key drivers of the trend towards consolidation is the perceived benefit in combining and harmonizing technologies across exchanges in order to lower trading costs and increase liquidity. The board of directors of MC and the board of governors of Amex also considered that regulation and competition was driving business to faster electronic trading systems with lower costs and in many cases away from floor-based models. The board of directors of MC and the board of governors of Amex also considered that Amex was losing share of trading volume to the other exchanges and had no reliable plan to recover in a timely manner from the competition with the larger, better-capitalized exchanges which have better technology platforms. In this context, the board of directors of MC and the board of governors of Amex discussed possible combinations with a number of potential partners in the period preceding the meeting of the board of directors of MC and board of governors of Amex on January 17, 2008, which was held to discuss the merger with NYSE Euronext. The board of directors of MC and the board of governors of Amex considered a number of factors pertaining to the strategic rationale for the combination with NYSE Euronext as generally supporting their decision to enter into the merger agreement, including the following:

•

the current and prospective economic and competitive environment facing the securities exchange industry and Amex in particular, including the potential benefits to joining one of the leading participants in the consolidation within the industry;

•	their expectation that Amex would be able to take advantage of NYSE Euronext’s leading reputation, technology, platform, greater volume and liquidity;

•

their expectation that joining NYSE Euronext’s leadership with Amex’s position in options, ETFs, closed-end funds, structured products and cash equities, would further diversify business model for the combined company, which includes cash equities, listings, derivatives, equity options and futures, bonds, market data and technology, ensuring its ability to grow into, and compete using, new products and services;

•

their expectation that the combined company in ETF listing and trading, business would benefit from the combination of Amex and NYSE Arca, joining 380 current Amex ETF listings with 240 NYSE Arca ETF listings; and

•	the determination that operating Amex as an independent company would not allow Amex to be competitive, as discussed in more detail under “Operational Considerations” above.

For a discussion of NYSE Euronext’s strategy for taking advantages of these strengths of the combined company after the mergers, see “Information About NYSE Euronext—Competitive Strengths” and “Information About NYSE Euronext—Strategy.”

Other Transaction Considerations

The board of directors of MC and the board of governors of Amex also considered a number of additional factors pertaining to the NYSE Euronext/Amex merger in their decisions to enter into the merger agreement and to recommend that MC members approve the merger agreement and the transactions contemplated thereby, including the following:

•

the mergers were structured to permit holders of MC memberships to receive shares of NYSE Euronext common stock without recognizing income, gain or loss for U.S. federal income tax purposes, except with respect to (1) cash received in lieu of fractional shares of NYSE Euronext common stock and (2) any portion of the contingent consideration treated as imputed interest;

•

the terms and conditions of the merger agreement and the transactions contemplated in the merger agreement, including the covenants, the nature and scope of the closing conditions and the ability of the board of directors of MC and the board of governors of Amex to change its recommendation to MC members in connection with a superior proposal as described under “The Merger Agreement—No Solicitation of Alternative Transactions”; and

•

the view of the board of directors of MC and the board of governors of Amex that the satisfaction of the conditions to completion of the NYSE Euronext/Amex merger was probable within a reasonable time frame.

Risks of NYSE Euronext/Amex Merger

The board of directors of MC and the board of governors of Amex also identified and considered a number of uncertainties and risks associated with the NYSE Euronext/Amex merger. Those negative factors included:

•

the risk that the merger with NYSE Euronext might not be completed in a timely manner or at all and the attendant adverse consequences for Amex’s business as a result of the pendency of the merger and operational disruption and regulatory concerns;

•	the risk that Amex may lose customers and business flow during the period between announcement and closing of the mergers as a result of the announcement;

•	the risk that NYSE Euronext may terminate the merger agreement for occurrence of an event having a material adverse effect on MC or Amex;

•	the risk that MC members fail to approve the transaction;

•	the risk that regulators, such as the SEC, may impose significant changes to the current business and market structure of Amex and NYSE Euronext as a condition to granting their approval for the rule filings relating to the transaction and the related risk that such conditions might provide NYSE Euronext with grounds to terminate the merger agreement;

•

the uncertainty relating to the timing, value and likelihood of the contingent consideration, if any, and the risk of not receiving any contingent consideration as described under “Risk Factors—Risks Relating to the Mergers—We cannot guarantee if or when or at what price the Amex headquarters will be sold or what contingent consideration (if any) which may be payable to MC members.”;

•

the cap on the aggregate number of shares that MC members may receive as contingent consideration, which may have the effect of limiting the value of the contingent consideration to be received by the MC members;

•	the risk of diverting Amex management focus and resources from other strategic opportunities and from operational matters while working to implement the transaction with NYSE Euronext;

•	the possibility of management and employee disruption associated with the transaction and the integration of the two companies’ businesses;

•

the restrictions on the conduct of Amex’s business prior to the completion of the combination, requiring Amex to conduct its business in the ordinary course, subject to specific limitations, which could delay or prevent Amex from undertaking business opportunities that might arise pending completion of the combination;

•

the fact that some directors of MC and governors and officers of Amex have interests in the NYSE Euronext/Amex merger as individuals in addition to, and that may be different from, their interests as members (see “The Mergers—Interests of Officers and Directors in the Mergers”);

•

the requirement that MC and Amex pay NYSE Euronext a termination fee and expense reimbursement of up to $10 million if the merger agreement were to be terminated as a result of MC and/or Amex’s uncured breach of the merger agreement (see “The Merger Agreement—Termination”);

•

the fact that even if the MC board of directors changes its recommendation with respect to the merger agreement, as permitted by the merger agreement under certain circumstances, it is nonetheless required to submit the merger agreement to MC members for approval, unless the merger agreement has been terminated in accordance with its terms prior to obtaining the MC member approval;

•	the potential fees and expenses associated with the transaction;

•	the fluctuation of the market price of NYSE Euronext common stock and the uncertainty of the price of NYSE Euronext common stock after completion of the mergers;

•	the risk that the combined company may fail to realize the anticipated cost savings, growth opportunities and other benefits anticipated from the mergers;

•	the risk that NYSE Euronext may not be able to successfully integrate its current businesses and operations with those of MC in a timely fashion or at all;

•	the significant transaction and merger-related costs that will be incurred by the combined company in connection with the mergers;

•	the fact that MC members will have a reduced ownership and voting interest after the mergers and will exercise less influence over management; and

•	various other risks associated with the business of NYSE Euronext and the combined company set forth under “Risk Factors—Additional Risks Relating to NYSE Euronext’s Business.”

The board of directors of MC and the board of governors of Amex weighed the benefits, advantages and opportunities and the risks of not pursuing a transaction with NYSE Euronext against the risks and challenges inherent in the proposed merger. The board of directors of MC and the board of governors of Amex realized that there can be no assurance about future results, including results expected or considered in the factors listed above. However, the board of directors of MC and the board of governors of Amex concluded that the potential benefits described above in connection with the NYSE Euronext/Amex merger outweighed the potential risks associated with both consummating the merger with NYSE Euronext and not pursuing the transaction.

After taking into account these and other factors, all five members of the board of directors of MC and 10 of the 11 members of the board of governors of Amex in attendance determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of Amex and MC members, approved the NYSE Euronext/Amex merger and the other transactions contemplated by the merger agreement, and approved, adopted and authorized the merger agreement.

Opinion of Lehman Brothers, Financial Advisor to NYSE Euronext

In November 2007, the NYSE Euronext board of directors engaged Lehman Brothers to act as its financial advisor with respect to pursuing a strategic combination with MC. On January 8, 2008, Lehman Brothers delivered a preliminary opinion based on a draft merger agreement (subsequently delivered in final form based on the final merger agreement) to the NYSE Euronext board of directors that as of such date and, based upon and subject to the matters stated in its opinion, from a financial point of view, the consideration to be paid by NYSE Euronext to the holders of memberships in the mergers was fair to NYSE Euronext. Thereafter, at the request of the NYSE Euronext board of directors, in connection with the board of directors’ review of the final terms of the transaction, on January 17, 2008, Lehman Brothers delivered its written opinion to NYSE Euronext’s board of directors that as of such date and, based upon and subject to the matters stated in its opinion, from a financial point of view, the consideration to be paid in the mergers was fair to NYSE Euronext.

The full text of Lehman Brothers’ written opinion, dated January 17, 2008, is attached as Annex B to this document. Stockholders are encouraged to read Lehman Brothers’ opinion carefully in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion. Lehman Brothers’ opinion is not intended to be and does not constitute a recommendation to any stockholder as to how that stockholder should vote or act with respect to the proposed mergers or any other matters described in this document. The following is a summary of Lehman Brothers’ opinion and the methodology that Lehman Brothers used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Lehman Brothers was requested by the board of directors of NYSE Euronext to render its opinion with respect to the fairness, from a financial point of view, to NYSE Euronext of the consideration to be paid by NYSE Euronext in the mergers. Lehman Brothers was not requested to opine as to, and its opinion does not in any manner address, NYSE Euronext’s underlying business decision to proceed with or effect the mergers. In addition, Lehman Brothers expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the merger agreement, or any class of such persons, relative to the consideration paid in the mergers or otherwise.

In arriving at its opinion, Lehman Brothers reviewed and analyzed, among other things:

•	the merger agreement and the specific terms of the proposed transaction;

•

publicly available information concerning NYSE Euronext that Lehman Brothers believed to be relevant to its analysis, including NYSE Euronext’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and NYSE Euronext’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007;

•	publicly available information concerning MC that Lehman Brothers believed to be relevant to its analysis;

•

financial and operating information with respect to the business, operations and prospects of NYSE Euronext furnished to Lehman Brothers by NYSE Euronext, including, in particular, the amounts of certain cost savings and operating synergies expected by the management of NYSE Euronext to result from the proposed transaction;

•

financial and operating information with respect to the business, operations and prospects of MC furnished to Lehman Brothers by NYSE Euronext, including financial projections of MC prepared by management of NYSE Euronext;

•	published estimates of independent research analysts with respect to the future financial performance of NYSE Euronext;

•	a comparison of the historical financial results and present financial condition of MC with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the financial terms of the proposed transaction with the financial terms of certain other transactions that Lehman Brothers deemed relevant;

•	a transaction history of sale prices for MC’s memberships; and

•	the potential pro forma effect of the proposed transaction on the future financial performance of NYSE Euronext, including the expected synergies.

In addition, Lehman Brothers had discussions with the management of NYSE Euronext and Amex concerning their respective businesses, operations, assets, liabilities, financial condition and prospects and the potential strategic benefits expected by the management of NYSE Euronext to result from the combination of the businesses of NYSE Euronext and MC. Furthermore, Lehman Brothers also undertook such other studies, analyses and investigations as it deemed appropriate.

In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without any independent verification of such information. Lehman Brothers further relied upon the assurances of management of NYSE Euronext that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to NYSE Euronext’s projections of MC, at the request of NYSE Euronext, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of NYSE Euronext as to the future financial performance of MC and that MC would perform substantially in accordance with such projections. Lehman Brothers was not provided with financial projections of NYSE Euronext prepared by management of NYSE Euronext. Accordingly, with NYSE Euronext’s consent, Lehman Brothers assumed that the NYSE Euronext research estimates were a reasonable basis upon which to evaluate the future financial performance of NYSE Euronext and that NYSE Euronext would perform substantially in accordance with such estimates. With respect to the expected synergies, Lehman Brothers assumed that the amount and timing of the expected synergies was reasonable and, at the request of NYSE Euronext, Lehman Brothers also assumed that the expected synergies would be realized substantially in accordance with such estimates. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of MC and did not make or obtain any evaluations or appraisals of the assets or liabilities of MC. Lehman Brothers’ opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of January 17, 2008.

Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The NYSE Euronext board of directors selected Lehman Brothers because of its expertise, reputation and familiarity with NYSE Euronext and the market infrastructure industry generally and because its investment banking professionals have substantial experience in transactions comparable to the mergers.

The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to NYSE Euronext board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Lehman Brothers’ opinion.

Comparable Company Analysis

In order to assess how the public market values shares of similar companies which are publicly traded, Lehman Brothers, based on its experience with companies in the market infrastructure industry, reviewed and compared specific financial and operating data relating to MC with selected exchanges and equity trading companies that Lehman Brothers deemed comparable to MC, including:

Exchanges

•	Australian Securities Exchange;

•	Bolsas y Mercados Españoles;

•	Bovespa Holding;

•	Bursa Malaysia;

•	CME Group, Inc.;

•	Deutsche Börse Group;

•	Hong Kong Exchanges & Clearing;

•	IntercontinentalExchange;

•	London Stock Exchange;

•	The Nasdaq Stock Market, Inc.;

•	New Zealand Exchange;

•	Oslo Bors;

•	NYMEX Holdings, Inc.;

•	NYSE Euronext;

•	Philippine Stock Exchange;

•	Singapore Exchange Limited; and

•	TSX Group.

Equity Trading Companies

•	Investment Technology Group;

•	Knight Trading;

•	LaBranche; and

•	Penson.

As part of its comparable company analysis, Lehman Brothers calculated and analyzed each comparable company’s ratio of current stock price to its projected earnings per share, commonly referred to as a “price earnings ratio.” For MC, Lehman Brothers calculated and analyzed the ratio of recent seat prices and overall value of all seats to projected earnings. Lehman Brothers also calculated and analyzed various financial multiples, including MC’s and each comparable company’s enterprise value to certain historical and projected financial criteria such as revenue and earnings before interest, taxes, depreciation and amortization, or “EBITDA.” The enterprise value of each comparable company was obtained by adding its short- and long-term debt to the sum of the market value of its common equity, or membership interests in the case of MC, and subtracting its cash and cash equivalents. For the comparable companies, these calculations were performed, and based on publicly available financial data (including Wall Street consensus estimates per the Institutional Broker Estimate System, or “IBES,” database) and closing prices, as of January 17, 2008, the last trading date prior to the delivery of Lehman Brothers’ opinion. For MC’s implied equity and enterprise values, the calculations were based on financial projections prepared by NYSE Euronext’s management.

The following table sets forth the results of this analysis.

Comparable Companies at January 17, 2008 Closing Prices
	Range	Median
Ratio of Price to:
Calendar Year 2007 Estimated Earnings	9.9 – 38.9x	26.4x
Calendar Year 2008 Estimated Earnings	8.0 – 32.8x	20.7x
Calendar Year 2009 Estimated Earnings	7.3 – 34.3x	17.6x

Ratio of Firm Value to:
Calendar Year 2007 Estimated Revenue	0.4 – 23.0x	12.8x
Calendar Year 2008 Estimated Revenue	0.5 – 16.0x	11.5x
Calendar Year 2009 Estimated Revenue	0.5 – 14.4x	9.8x

Ratio of Firm Value to:
Calendar Year 2007 Estimated EBITDA	1.4 – 40.5x	20.0x
Calendar Year 2008 Estimated EBITDA	1.3 – 25.1x	15.4x
Calendar Year 2009 Estimated EBITDA	5.9 – 19.1x	12.6x

Lehman Brothers selected the comparable companies above because their businesses and operating profiles are reasonably similar to those of MC. However, because of the inherent differences between the business, operations and prospects of MC and the businesses, operations and prospects of the selected comparable companies, no comparable company is exactly the same as MC. Therefore, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis. Accordingly, Lehman Brothers also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of MC and the companies included in the comparable company analysis that would affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between NYSE Euronext and MC and the companies included in the comparable company analysis. Lehman Brothers’ qualitative judgments resulted in the selection of a set of firms that most closely matched the financial and operating characteristics of MC used in determining the appropriate reference range for the implied equity value of MC. The reference range for the implied equity value of MC was calculated by Lehman Brothers by reference to these companies. After establishing a baseline reference range based on these comparable company trading multiples, Lehman Brothers credited MC’s equity value with 50% of the value of the estimated full run-rate synergies resulting from the proposed mergers and discounted the resulting number by 15% to reflect a discount ascribed to the value due to the fact that it is a private company.

Based on this analysis, Lehman Brothers derived a reference range for the implied equity value of MC of approximately $193 million to $270 million.

Comparable Transaction Analysis

Using publicly available information, Lehman Brothers reviewed and compared the purchase prices and financial multiples paid in twenty-two acquisitions or strategic mergers of companies that Lehman Brothers, based on its experience with merger and acquisition transactions, deemed relevant to arriving at its opinion. Lehman Brothers chose the transactions used in the comparable transaction analysis based on the similarity of the target companies in the transactions to MC in the size, mix, margins and other characteristics of their businesses. Lehman Brothers referenced the following transactions:

•	TSX Group / Montreal Exchange;

•	The Nasdaq Stock Market, Inc. / The Philadelphia Stock Exchange;

•	Borse Dubai / OMX AB;

•	London Stock Exchange Group plc / Borsa Italiana S.p.A.;

•	The Nasdaq Stock Market, Inc. / OMX AB;

•	Eurex / International Securities Exchange;

•	State Street Corporation / Currenex;

•	CME Group, Inc. / CBOT;

•	IntercontinentalExchange / New York Board of Trade;

•	NYSE Group / Euronext;

•	ICAP PLC / EBS;

•	Australian Stock Exchange / Sydney Futures Exchange;

•	The Nasdaq Stock Market, Inc. / INET ECN;

•	New York Stock Exchange, Inc. / Archipelago;

•	Archipelago / PCX Holdings;

•	OMHEX AB / Copenhagen Stock Exchange;

•	The Nasdaq Stock Market, Inc. / Brut, LLC;

•	Bank of New York / Pershing;

•	ICAP PLC / BrokerTec;

•	Instinet Corp / Island ECN;

•	Euronext / Liffe; and

•	IntercontinentalExchange / International Petroleum Exchange.

Lehman Brothers selected an equity value multiple range of 1.5x to 2.0x the estimated revenue for the 12 months ended December 31, 2007, referred to as “LTM,” which is based on average enterprise value to revenue multiples, consideration type and judgmental impact of cycle timing. No company or transaction utilized in the precedent transaction analyses, however, is identical to MC or the mergers. In determining the appropriate reference range for equity value, Lehman Brothers applied qualitative judgments to select a set of transactions that most closely matched the characteristics of the acquisition of MC; namely, The Nasdaq Stock Market, Inc. / OMX AB, The Nasdaq Stock Market, Inc. / INET ECN, Archipelago / PCX Holdings, The Nasdaq Stock Market, Inc. / Brut, LLC, and Instinet Corp / Island ECN. Based on the range of enterprise value to revenue multiples and using the financial projections of MC prepared by NYSE Euronext’s management, the implied equity value of MC on January 17, 2008 was $279 million to $368 million.

MC Discounted Cash Flow Analysis

As part of its analysis, and in order to estimate the present value of MC equity on a standalone basis, Lehman Brothers also prepared a five-year discounted cash flow analysis, or “DCF,” for MC, calculated as of June 30, 2008, of after-tax unlevered free cash flows for fiscal years 2008 through 2012 based upon estimated financial data for MC prepared by NYSE Euronext’s management.

Based upon projected financial results for MC prepared by NYSE Euronext’s management, Lehman Brothers estimated a range of terminal values by applying perpetuity growth rates of 2.0% to 4.0% to the 2012 estimated unlevered free cash flow. The perpetuity growth rate change was selected by Lehman Brothers based on historical and expected growth rates for the U.S. economy. Lehman Brothers discounted the unlevered free cash flow streams and the estimated terminal value to a present value at a range of discount rates from 15.0% to 16.0%. The discount rates utilized in this analysis were chosen by Lehman Brothers based on an analysis of the weighted average cost of capital of MC. In recognition of the fact that MC was a privately held company at the time the analysis was performed, and therefore had minimal market data available for determining its market volatility, Lehman Brothers also considered the market volatility of an appropriate set of comparable public companies to provide a broader measure of expected future market volatility used in determining the weighted average cost of capital of MC. In selecting a set of comparable public companies for this purpose, Lehman Brothers, based on its experience with companies in the market infrastructure industry, reviewed and compared specific financial, operating and market data relating to MC with selected companies that Lehman Brothers deemed comparable to MC, including:

•	CME Group, Inc.;

•	IntercontinentalExchange;

•	The Nasdaq Stock Market, Inc.;

•	NYMEX Holdings, Inc.; and

•	NYSE Euronext.

Lehman Brothers calculated equity values by first determining a range of enterprise values of MC by adding the present values of the after-tax unlevered free cash flows and perpetuity growth rates and discount rate scenario, and then subtracting from the enterprise values the net debt (which is total debt minus cash) and non-operating assets of MC.

Based on the projections and assumptions set forth above, the discounted cash flow analysis of MC yielded an implied valuation of MC equity on a standalone basis of approximately $60 million.

In addition, Lehman Brothers performed a discounted cash flow analysis to calculate an implied valuation range of the unlevered, after-tax free cash flows to MC, including the potential expense and revenue synergies, resulting from the transaction. After taking into account the synergies estimated by NYSE Euronext’s management, Lehman applied a range of perpetuity growth rates of 2.0% to 4.0% and discounted the unlevered free cash flow and the estimated terminal value to a present value at a range of discount rates from 15.0% to 16.0%.

Based on the projections and assumptions set forth above, the discounted cash flow analysis of MC, including 50% of full run-rate synergies, yielded an implied equity valuation of MC of approximately $290 million.

Pro Forma Analysis

In order to evaluate the estimated ongoing impact of the mergers, Lehman Brothers analyzed the pro forma earnings effect of the mergers from the perspective of NYSE Euronext stockholders. The pro forma earnings effect analysis was performed in order to assess the impact of the mergers on earnings per share from the perspective of NYSE Euronext stockholders. For the purposes of this analysis, Lehman Brothers assumed (i) $260,000,000 in total consideration, in the form of 3.66 million NYSE Euronext shares of common stock, paid by NYSE Euronext to MC members for their interest in MC, (ii) a $71.07 per share price for NYSE Euronext common stock (the closing market price per share on January 17, 2008), (iii) no adjustment for the sale of real estate assets and associated contingent payment, which directs all related economics to existing MC members, (iv) financial forecasts for each company prepared by the management of NYSE Euronext, (v) a closing date for the mergers of June 30, 2008, (vi) the achievement of full run-rate expense synergies six quarters post-closing, and (vii) a ten-year amortization of estimated identifiable intangibles created by the mergers.

Lehman Brothers estimated that, based on the assumptions described above, the pro forma impact of the transaction would be accretive to earnings per share of NYSE Euronext on a U.S. GAAP basis in fiscal year 2009. The financial forecasts that underlie this analysis are subject to substantial uncertainty and, therefore, actual results may be substantially different.

General

In connection with the review of the mergers by NYSE Euronext’s board of directors, Lehman Brothers performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Lehman Brothers considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Lehman Brothers believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of its analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. In addition, Lehman Brothers may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Lehman Brothers’ view of the actual value of NYSE Euronext or MC. The issuance of Lehman Brothers opinion was approved by Lehman Brothers’ fairness opinion committee.

In performing its analyses, Lehman Brothers made numerous assumptions with respect to industry risks associated with reserves, industry performance, general business and economic conditions and other matters, many of which are beyond the control of NYSE Euronext or MC. Any estimates contained in Lehman Brothers’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Lehman Brothers’ analysis of the fairness from a financial point of view to NYSE Euronext stockholders of the mergers and were prepared in connection with the written opinion by Lehman Brothers delivered on January 17, 2008 to NYSE Euronext’s board of directors. The analyses do not purport to be appraisals or to reflect the prices at which NYSE Euronext common stock or memberships might trade following announcement of the mergers or the prices at which NYSE Euronext common stock might trade following consummation of the mergers.

The terms of the mergers were determined through arm’s length negotiations between NYSE Euronext and MC and were unanimously approved by NYSE Euronext’s and MC’s respective boards of directors. Lehman Brothers did not recommend any specific exchange ratio or form of consideration to NYSE Euronext or that any specific exchange ratio or form of consideration constituted the only appropriate consideration for the mergers.

Lehman Brothers’ opinion was one of the many factors taken into consideration by NYSE Euronext’s board of directors in making its unanimous determination to approve the merger agreement. Lehman Brothers’ analyses summarized above should not be viewed as determinative of the opinion of NYSE Euronext’s board of directors with respect to the value of NYSE Euronext or MC or of whether NYSE Euronext’s board of directors would have been willing to agree to a different exchange ratio or form of consideration.

As compensation for its services in connection with the mergers, NYSE Euronext has agreed to pay Lehman Brothers fees customary for such services, a substantial portion of which is payable and conditioned upon the completion of the mergers. In addition, NYSE Euronext has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the mergers and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by NYSE Euronext and the rendering of the Lehman Brothers’ opinion.

Lehman Brothers has performed various investment banking and financial services for NYSE Euronext in the past and has received customary fees for such services. Specifically, in the past two years, Lehman Brothers has performed the following investment banking and financial services for NYSE Euronext: (i) acted as Joint Global Coordinator on NYSE Group’s $1.5 billion secondary stock offering in May 2006, (ii) acted as agent and dealer on NYSE Euronext’s U.S. commercial paper program and was recently appointed as a dealer on NYSE Euronext’s European commercial paper program, (iii) acted as a dealer on a portion of the foreign currency transaction that NYSE completed in connection with closing the Euronext acquisition, and (iv) acted as managing agent in NYSE Euronext’s 2007 credit facilities. Lehman Brothers also expects to provide various investment banking and financial services for NYSE Euronext in the future and expects to receive customary fees for such services. In addition, prior to the business combination transaction between NYSE and Archipelago, Lehman Brothers was a NYSE member holding 22 NYSE seats and Lehman Brothers elected to receive the standard consideration in such transaction receiving $300,000 in cash plus 87,000 shares per seat. Lehman Brothers sold 450,937 shares in NYSE’s secondary offering in May 2006. In addition, Lehman Brothers and certain of its affiliates hold licenses to trade on certain exchanges owned by NYSE Euronext and equity interests in NYSE Euronext and, as of January 17, 2008, held two seats on Amex, which represents less than 1% of the outstanding membership interests in Amex. In the ordinary course of business, Lehman Brothers actively trades in the securities of NYSE Euronext for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

As described above, Lehman Brothers’ opinion to NYSE Euronext’s board of directors was one of many factors taken into consideration by NYSE Euronext’s board of directors in making its determination to approve the mergers. The foregoing summary does not purport to be a complete description of the analyses performed by Lehman Brothers in connection with its fairness opinion and is qualified in its entirety by reference to the written opinion of Lehman Brothers attached as Annex B to this document.

Opinion of Morgan Stanley, Financial Advisor to MC and Amex

MC and Amex retained Morgan Stanley to provide them with, among other things, financial advisory services and a financial opinion to MC in connection with a possible merger, sale or other strategic business combination. MC and Amex selected Morgan Stanley to act as their financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of MC. At the meeting of MC’s board of directors on January 17, 2008, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of January 17, 2008, based upon and subject to the various considerations set forth in the opinion, the merger consideration together with the contingent consideration (assumed to be not less than $56 million in the aggregate) to be received by the MC members who receive Holdings common stock pursuant to the merger agreement was fair, from a financial point of view, to such MC members.

The full text of the written opinion of Morgan Stanley, dated as of January 17, 2008, is attached to this proxy statement/prospectus as Annex C. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We encourage you to read the entire opinion carefully. Morgan Stanley’s opinion is directed to MC’s board of directors and addresses only the fairness from a financial point of view of the merger consideration pursuant to the merger agreement to MC members who receive shares of Holdings common stock pursuant to the merger agreement as of the date of the opinion. It does not address any other aspects of the mergers and does not constitute a recommendation to any MC members as to how to vote at the MC members’ meetings to be held in connection with the merger of MC with and into Holdings and the merger of Holdings with and into merger sub. The summary of the opinion of Morgan Stanley set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

(a)	reviewed certain publicly available financial statements and other business and financial information of MC;

(b)	reviewed certain internal financial statements and other financial and operating data concerning MC;

(c)	reviewed certain financial projections prepared by the management of MC;

(d)	discussed the past and current operations and financial condition and the prospects of MC;

(e)	reviewed certain publicly available financial statements and other business and financial information of NYSE Euronext;

(f)	discussed the past and current operations and financial condition and the prospects of NYSE Euronext with senior executives of NYSE Euronext;

(g)	discussed information relating to certain strategic, financial and operational benefits anticipated from the mergers, prepared by the management of MC, with senior executives of MC and NYSE Euronext;

(h)	reviewed the reported prices and trading activity for the regular memberships and NYSE Euronext common stock, respectively;

(i)	compared the prices and trading activity of the regular memberships and NYSE Euronext common stock with the securities of certain other publicly-traded companies comparable with MC and NYSE Euronext;

(j)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(k)	participated in discussions and negotiations among representatives of MC and NYSE Euronext and their financial and legal advisors;

(l)	reviewed the merger agreement and certain related documents; and

(m)	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by MC and NYSE Euronext, and formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the mergers, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of MC of the future financial performance of MC. In addition, Morgan Stanley assumed that the Holdings merger and the NYSE Euronext/Amex merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that each of the mergers will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed mergers, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed mergers. Morgan Stanley is not a legal, tax, or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of NYSE Euronext and MC and their legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of MC’s directors or employees, or any class of such persons, relative to the merger consideration to be received by the MC members in the mergers. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of MC, nor was it furnished with any such appraisals other than preliminary real estate broker building valuation estimates, upon which they relied without independent verification. For the purposes of rendering its opinion, Morgan Stanley assumed, per the instructions of the MC board of directors, that the contingent consideration will consist of aggregate net building sale proceeds of not less than $56 million. There can be no assurance that there will be any net building sale proceeds or, if there are net building sale proceeds, that this assumption is indicative of what the actual net building sale proceeds will be. Although Morgan Stanley included the contingent consideration in its analyses, Morgan Stanley expressed no opinion as to the likelihood that the sale of the Amex headquarters will be achieved, or as to the actual amount of the gross or net sales proceeds, if any, that may be received in connection with any such sale, or whether the contingent consideration will be paid. Furthermore, Morgan Stanley expressed no opinion as to the fairness or sufficiency of (i) the OPM Discount (as defined in the merger agreement) employed by MC in connection with the calculation of the OPM merger consideration, or (ii) the consideration to be received by the MC members pursuant to the merger agreement in connection with the Holdings merger. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, January 17, 2008. Events occurring after that date, may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated January 17, 2008. The various analyses summarized below were based on closing prices for regular membership interests as of January 16, 2008, the last full trading day preceding the day of the special meeting of MC’s board of directors to consider and approve, adopt and authorize the merger agreement. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Trading Range Analysis

Morgan Stanley reviewed the range of closing prices of regular memberships for the last twelve months ending on January 16, 2008. Morgan Stanley observed that regular memberships traded in a range of $260,000 - $425,000 over this time period implying an equity value of approximately $219 million - $357 million assuming 837 outstanding regular memberships (assuming, per the instructions of the MC board of directors, the conversion of 30 OPMs into regular memberships at a discount of $36,000 per OPM).

Morgan Stanley also noted in its analysis that the increase in regular memberships closing values in the weeks prior to January 16, 2008 may have reflected media speculation of a proposed merger between MC and NYSE Euronext.

Comparable Company Analysis

Morgan Stanley compared certain financial information of MC with publicly available consensus earnings estimates for other companies that shared similar business characteristics to MC. The companies used in this comparison included the following companies and associated financial statistics:

Comparable Company as of January 16, 2008	Aggregate Value / Estimated Calendar Year 2008 EBITDA	Aggregate Value / Estimated Calendar Year 2009 EBITDA	Share Price / Estimated Earnings per Share for Calendar Year 2008	Share Price / Estimated Earnings per Share for Calendar Year 2009
North American Cash Equities Exchanges
NYSE Euronext	13.1x	11.0x	23.1x	18.9x
The Nasdaq Stock Market, Inc.	9.8x	7.3x	20.1x	17.2x
TSX Group Inc.	8.9x	7.9x	17.6x	15.8x
Mean	10.6x	8.7x	20.2x	17.3x
Median	9.8x	7.9x	20.1x	17.2x
International Exchanges
ASX Limited	15.2x	13.8x	20.9x	18.9x
Bolsas y Mercados Españoles, Sociedad Holding de Mercados y Sistemas Financieros, S.A.	10.0x	9.5x	16.0x	15.1x
BOVESPA Holding S.A.	15.2x	11.8x	23.2x	19.1x
Bursa Malaysia Berhad	16.9x	15.7x	26.5x	23.8x
Deutsche Börse Aktiengesellschaft	12.8x	11.5x	20.1x	17.5x
Hellenic Exchanges S.A. Holding, Clearing, Settlement & Registry	10.8x	10.9x	16.3x	16.1x
Hong Kong Exchanges and Clearing Limited	18.1x	18.0x	22.6x	20.1x
London Stock Exchange Group plc	13.9x	12.1x	20.5x	17.7x
Singapore Exchange Limited	14.2x	12.4x	19.0x	16.1x
Mean	14.1x	12.9x	20.6x	18.3x
Median	14.2x	12.1x	20.5x	17.7x
Derivatives Exchanges
Bolsa de Mercadorias & Futuros-BM&F S.A.	23.8x	16.0x	33.8x	23.9x
CME Group Inc.	17.8x	14.0x	30.1x	24.2x
IntercontinentalExchange, Inc.	17.6x	14.1x	29.5x	23.0x
NYMEX Holdings, Inc.	15.0x	11.5x	28.4x	21.4x
Mean	18.5x	13.9x	30.4x	23.1x
Median	17.7x	14.1x	29.8x	23.4x

Based on the analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected a representative range of financial multiples of the comparable companies and applied this range of multiples to the relevant Company financial statistic. For purposes of estimated calendar year 2008 and 2009 EBITDA and calendar year 2008 and 2009 earnings, Morgan Stanley calculated a range of estimates by utilizing financial forecasts prepared by the management of MC. Based on MC’s current number of MC memberships, Morgan Stanley estimated the implied value per MC membership and the implied aggregate value of all MC memberships of MC as of January 16, 2008 as shown in the table below. In connection with its analysis, Morgan Stanley analyzed two scenarios from management, both subject to significant execution risk – Scenario A represented a case in which MC benefited from a material near-term improvement in its operating results; Scenario B represented an alternative case in which MC benefited from a more conservative but longer term improvement in its operating results:

MC Calendar Year Financial Statistic	MC Earnings (million)	Comparable MC Multiple Statistic	Implied Value Per MC membership ($000s)	Implied Value of MC (million)
Scenario A:
Share Price to Estimated Earnings per share 2008	$4	17.0x - 20.0x	$77 -$ 90	$64 -$ 76
Share Price to Estimated Earnings per share 2009	$22	15.0x - 17.0x	$394 -$447	$330 -$374
Scenario B:
Share Price to Estimated Earnings per share 2008	NM	NM	NM	NM
Share Price to Estimated Earnings per share 2009	NM	NM	NM	NM
Assumed Transaction Value(1)			$377	$316

NM:	Not meaningful.

(1)	Assumes, per the instructions of the MC board of directors, receipt of net building sale proceeds equal to $56 million for the sale of the Amex headquarters. There can be no assurance that there will be any net building sale proceeds or, if there are net building sale proceeds, that this assumption is indicative of what the actual net building sale proceeds will be.

MC Calendar Year Financial Statistic	MC EBITDA (million)	Comparable MC Multiple Statistic	Implied Value Per MC membership ($000s)	Implied Value of MC (million)
Scenario A:
Aggregate Value to Estimated Calendar Year 2008 EBITDA	$22	8.0 x- 10.0x	$254 - $306	$213 - $256
Aggregate Value to Estimated Calendar Year 2009 EBITDA	$54	6.0x - 8.0x	$437 -$567	$366 -$475

Scenario B:
Aggregate Value to Estimated Calendar Year 2008 EBITDA	$(3)	8.0x - 10.0x	$8 - $ 16	$7 - $ 13
Aggregate Value to Estimated Calendar Year 2009 EBITDA	$12	6.0x - 8.0x	$130 - $158	$109 -$132
Assumed Transaction Value(1)			$377	$316

(1)	Assumes, per the instructions of the MC board of directors, receipt of net building sale proceeds equal to $56 million for the sale of the Amex headquarters. There can be no assurance that there will be any net building sale proceeds or, if there are net building sale proceeds, that this assumption is indicative of what the actual net building sale proceeds will be.

No company utilized in the comparable company analysis is identical to MC. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of MC, such as the impact of competition on the businesses of MC and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of MC or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Analysis of Precedent Transactions

Morgan Stanley analyzed the ratio of price to next twelve months estimated earnings (based on publicly available information), of eight selected transactions in the securities exchange sector since April 22, 2005 and the implied value per MC membership based on a range of multiples. For the purposes of this analysis, Morgan Stanley used MC’s estimated calendar year 2008 earnings to represent MC’s next twelve months earnings.

The following table summarizes the eight selected securities exchange transactions that Morgan Stanley analyzed since April 22, 2005:

Transaction	Price /LTM Earnings	Price /Estimated NTM Earnings	Aggregate Value / LTM EBITDA	Aggregate Value / Estimated NTM EBITDA
TSX Group Inc. / Montreal Exchange Inc.	43.5x	36.8x	28.0x	27.3x
The Nasdaq Stock Market, Inc. / Philadelphia Stock Exchange, Inc.	NA	NA	17.1x	NA
The Nasdaq Stock Market, Inc. / OMX AB	32.7x	30.7x	23.3x	19.6x
Borse Dubai Limited / London Stock Exchange(1)	24.8x	18.7x	14.3x	12.9x
London Stock Exchange Group plc / Borsa Italiana S.p.A	25.3x	NA	13.4x	NA
Deutsche Börse Aktiengesellschaft / International Securities Exchange Holdings, Inc.	45.7x	35.7x	23.6x	20.2x
NYSE Group, Inc. / Euronext N.V.	27.2x	21.9x	18.8x	15.7x
The Nasdaq Stock Market, Inc. / Instinet Group, Inc.	42.0x	28.3x	8.9x	NA
Mean	34.5x	28.7x	18.4x	19.1x
Median	32.7x	29.5x	18.0x	19.6x

NA:	Not available.

(1)	Borse Dubai Limited acquired a 28.0% stake in London Stock Exchange Group plc

The following table summarizes Morgan Stanley’s analysis:

MC Financial Statistics	MC Earnings (million)	Comparable MC Multiple Statistic	Implied Value Per MC membership ($000s)	Implied Value of MC (million)
Scenario A:
Price to Estimated Next Twelve Months Earnings	$4	20.0x –30.0x	$90 - $136	$76 - $113
Scenario B:
Price to Estimated Next Twelve Months Earnings	NM	NM	NM	NM
Assumed Transaction Value(1)			$377	$316

(1)	Assumes, per the instructions of the MC board of directors, receipt of net building sale proceeds equal to $56 million for the sale of the Amex headquarters. There can be no assurance that there will be any net building sale proceeds or, if there are net building sale proceeds, that this assumption is indicative of what the actual net building sale proceeds will be.

No company or transaction utilized in the precedent transaction analyses is identical to MC or the mergers. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of MC and NYSE Euronext, such as the impact of competition on the business of MC, NYSE Euronext or the industry generally, industry growth and the absence of any adverse material change in the financial condition of MC, NYSE Euronext or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

Discounted Cash Flow Analysis

Morgan Stanley calculated a range of equity values per MC membership based on a discounted cash flow analysis. Morgan Stanley relied on financial projections provided by the management of MC for calendar years 2007 through 2008 and extrapolations from those projections reviewed by the management of MC for calendar years 2009 through 2013. In arriving at the estimated equity values per MC membership, Morgan Stanley calculated a terminal value as of December 31, 2012 by applying a perpetual growth rate of 3%. The unlevered free cash flows from calendar year 2008 through 2012 and the terminal value were then discounted to present values using a range of discount rates of 11% to 15%.

The following table summarizes Morgan Stanley’s analysis:

Discounted Cash Flow Assumptions	Implied Equity Value of MC (million)	Implied Equity Value Per MC membership of MC ($000s)
Scenario A	$459 -$703	$549 -$839
Scenario B	$156 -$238	$187 -$284
Assumed Transaction Value(1)	$316	$377

(1)	Assumes, per the instructions of the MC board of directors, receipt of net building sale proceeds equal to $56 million for the sale of the Amex headquarters. There can be no assurance that there will be any net building sale proceeds or, if there are net building sale proceeds, that this assumption is indicative of what the actual net building sale proceeds will be.

Morgan Stanley noted that applying discount rates typical for the venture capital or private equity industries to the Scenario A discounted cash flow analysis would result in an equity value range for MC of $243.9 million - $318.8 million, using a weighted average cost of capital of 20%-25%.

Asset Sale Valuation Analysis

Morgan Stanley analyzed the potential value realized assuming the sale of the Amex headquarters and MC’s net cash (defined as cash less total debt) on hand. For the purposes of its analysis, per the instructions of MC, Morgan Stanley assumed the sale of the Amex headquarters at value levels consistent with an estimated valuation range of $145 million - $175 million contained in marketing presentations from certain real estate brokers dating from 2006, which were provided by the management of MC to Morgan Stanley. Deducting MC management estimates of associated mortgage debt obligations, taxes, brokerage commissions and other expenses associated with a sale of the Amex headquarters yielded an estimated net value range for the Amex headquarters of $56 million - $71 million. Combining the assumed net sale proceeds of such a sale with MC’s total net cash as of November 30, 2007, Morgan Stanley calculated an estimated total value range of $122 million - $137 million.

Morgan Stanley noted that adding the estimated net value range for the Amex headquarters to the $260 million Stock Consideration Amount (as defined in the merger agreement) resulted in a valuation range of $316 million - $331 million of total estimated merger consideration, including the estimated contingent consideration. For the purposes of rendering its opinion, however, Morgan Stanley assumed, per the instructions of the MC board of directors, that the contingent consideration will consist of aggregate net building proceeds of not less than $56 million. However, Morgan Stanley expressed no opinion as to the likelihood that the sale of the Amex headquarters will be achieved, or as to the actual amount of the proceeds, if any, that may be received in connection with any such sale, or whether the contingent consideration will be paid.

In connection with the review of the mergers by MC’s board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of MC. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of MC. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley employees in accordance with Morgan Stanley’s customary practice.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the merger consideration pursuant to the merger agreement from a financial point of view to MC members who receive Holdings common stock pursuant to the merger agreement, and in connection with the delivery of its opinion to MC’s board of directors. These analyses do not purport to be appraisals or to reflect the prices at which common shares of NYSE Euronext might actually trade following consummation of the mergers.

The merger consideration was determined through arm’s-length negotiations between MC and NYSE Euronext and was approved by MC’s board of directors. Morgan Stanley provided advice to MC during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to MC or that any specific merger consideration constituted the only appropriate merger consideration for the mergers.

Morgan Stanley’s opinion and its presentation to MC’s board of directors was one of many factors taken into consideration by MC’s board of directors in deciding to approve, adopt and authorize the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of MC’s board of directors with respect to the merger consideration or of whether MC’s board of directors would have been willing to agree to a different merger consideration.

Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of Morgan Stanley’s securities underwriting, trading, brokerage, foreign exchange, commodities and derivatives trading, prime brokerage, investment management, financing and financial advisory activities, Morgan Stanley or its affiliates may at any time hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for its own account or the accounts of customers, in debt or equity securities, membership interests or loans of NYSE Euronext, MC or any other company or any currency or commodity that may be involved in the mergers or any related derivative instrument. In the past, Morgan Stanley provided financial advisory and financing services for NYSE Euronext and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to NYSE Euronext in the future and expects to receive fees for the rendering of these services. As of September 30, 2007, affiliates of Morgan Stanley owned approximately 0.53% of the common stock of NYSE Euronext. In addition, as of April 14, 2008, Morgan Stanley owned one regular membership interest in Amex. Furthermore, shares of common stock of Morgan Stanley’s parent company are listed on the NYSE. In that regard, the parent company has paid in the past, and currently pays, regular listing fees to the NYSE pursuant to a standard listing agreement.

Under the terms of its engagement letter, Morgan Stanley provided MC financial advisory services and a financial opinion in connection with the mergers, and MC agreed to pay Morgan Stanley a customary fee, a significant portion of which is contingent upon completion of the mergers. MC has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, MC has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement.

Interests of Officers and Directors in the Mergers

Amex Governors. Certain members of the Amex board of governors own or lease memberships in Amex or own, lease, or are affiliated with or employed by, entities that own or lease memberships in Amex. In particular, each of Dr. Frost and Messrs. Hyde, Sheridan, Silver and Whitman either owns or leases a membership or owns, leases, or is affiliated with or employed by, an entity that owns or leases a membership and either the individual himself/herself or the membership owner entity would receive NYSE Euronext common stock upon the completion of the NYSE Euronext/Amex merger. There is no equity participation incentive plan in place for Amex governors.

MC Directors. The members of the MC board of directors either own or are affiliated with or employed by entities that own or lease memberships in Amex and either the individual himself/herself or the membership owner entity would receive NYSE Euronext common stock upon the completion of the NYSE Euronext/Amex merger.

As of April 14, 2008, directors of MC and governors of Amex held memberships entitling them to cast an aggregate of 47 votes on the proposal, representing approximately 5.62% of the total membership votes that may be cast. None of the directors of MC nor governors of Amex hold OPMs. However, Lyne Koondel, Ira Koondel’s wife, owns one membership. Ira Koondel has no voting authority with respect to that membership. Ira Koondel is on the board of directors of MC.

Amex Executive Officers. In addition to the customary benefits provided to its executive officers such as medical, dental, life insurance, disability coverage, vacation, and reimbursement of reasonable expenses incurred while carrying out their duties under their employment agreements or arrangements, Amex maintains a Supplemental Executive Retirement Plan for its senior executives, which provides supplemental retirement benefits to participants who retire from Amex after age 55 with at least 10 years of service. The employment and/or letter Agreements of the following executive officers also provide for the following additional compensation benefits:

•

Neal L. Wolkoff, Chairman and Chief Executive Officer: Under the Amex Supplemental Executive Retirement Plan, as amended by the terms of an employment agreement, Mr. Wolkoff is entitled to a payment in the amount of $5,299,000, assuming a September 30, 2008 termination date. Pursuant to the terms of Mr. Wolkoff’s employment agreement, in the event of termination other than for cause within 12 months following a change in control of Amex, Mr. Wolkoff is entitled to the following benefits:

•

Compensation including two times annual base salary, which, based on current annual salary of $850,000, would total $1,700,000 and two times average previous years’ annual bonus totaling $1,442,500, and a prorated bonus based on the number of months of service provided during the calendar year in which Mr. Wolkoff’s employment terminates following a change in control of Amex.

•	Continuation of health benefits for 12 months.

•

Antoine Shagoury, Executive Vice President and Chief Information Officer: Pursuant to the terms of an employment agreement, Mr. Shagoury is entitled to a retention bonus in the amount of $1,000,000 payable in a lump sum if he remains employed by Amex until December 31, 2010; in the event that Mr. Shagoury is terminated other than for cause prior to that date, he is entitled to receive a prorated portion of the retention bonus based on the number of months of service rendered subsequent to January 1, 2006. Mr. Shagoury is also entitled to an additional $600,000 payable in $200,000 installments if he remains employed by Amex through December 31, 2008, through December 31, 2009 and through December 31, 2010. In the event of termination other than for cause within 12 months following a change in control of Amex, Mr. Shagoury is entitled to the following in addition to the prorated retention bonus:

•

Compensation including two times annual base salary, which, based on current annual salary of $600,000, would total $1,200,000 and two times average previous years’ annual bonus totaling $800,000, and a prorated bonus based on the number of months of service provided during the calendar year in which Mr. Shagoury’s employment terminates following a change in control of Amex.

•	Continuation of health benefits for 12 months.

•

Paul M. Warner, Senior Vice President and Chief Financial Officer: In the event that Amex ceases to continue as an exchange and/or Mr. Warner is terminated due to the closing of Amex or a reorganization (defined as a major change in Mr. Warner’s department eliminating the need for his duties and responsibilities and/or requiring relocation beyond 50 miles), Mr. Warner is entitled to receive severance in the gross amount of $250,000 which will be payable in accordance with Amex’s standard payroll practices and will be subject to all applicable taxes and withholdings.

•

Mark W. Seetin, Senior Vice President: In the event that Amex ceases to continue as an exchange and/or Mr. Seetin is terminated due to the closing of Amex or a reorganization (defined as a major change in Mr. Seetin’s department eliminating the need for his duties and responsibilities and/or requiring relocation beyond 50 miles), Mr. Seetin will receive severance in the gross amount of six months’ salary (based upon his annual salary at the time) and six months continuation of medical insurance coverage, which will be payable in accordance with Amex’s standard payroll practices and will be subject to all applicable taxes and withholdings.

There is no equity participation incentive plan in place for Amex employees. None of the officers or employees of Amex hold memberships.

Indemnification and Insurance. The merger agreement provides that, upon completion of the mergers, NYSE Euronext will indemnify and hold harmless, and provide advancement of expenses to, all past and present directors and officers of MC and its subsidiaries to the same extent those individuals were entitled to indemnification or advancement of expenses under MC’s constituent documents and indemnification agreements, if any, in existence as of the date of the merger agreement. The merger agreement also provides that NYSE Euronext will maintain, for a period of six years after the completion of the mergers, the current policies of directors’ and officers’ liability insurance maintained by MC covering claims arising from facts or events that occurred on or before the completion of the mergers (including in connection with the approval of the merger agreement), although NYSE Euronext will not be required to expend in any one year more than approximately $2.5 million for such policies. Alternatively, MC may, at NYSE Euronext’s option, purchase a six-year “tail” prepaid policy on terms and conditions no less advantageous to the insured than the current directors’ and officers’ liability insurance policies maintained by MC, provided the amount paid by MC for such “tail” policy does not exceed approximately $2.5 million.

Certain Relationships and Related-Party Transactions

Lehman Brothers. For a discussion of certain relationships between Lehman Brothers and NYSE Euronext and MC, respectively, see “The Mergers—Opinion of Lehman Brothers, Financial Advisor to NYSE Euronext.” In addition, shares of common stock of Lehman Brothers’ parent company are listed on the NYSE. In that regard, the parent company has paid in the past, and currently pays, regular listing fees to the NYSE pursuant to a standard listing agreement. NYSE Euronext believes that these interests and relationships of Lehman Brothers did not present a conflict of interest that affected Lehman Brothers’ judgment in rendering a fairness opinion.

Morgan Stanley. For a discussion of certain relationships between Morgan Stanley and NYSE Euronext and MC, respectively, see “The Mergers—Opinion of Morgan Stanley, Financial Advisors to MC and Amex.” In addition, shares of common stock of Morgan Stanley’s parent company are listed on the NYSE. In that regard, the parent company has paid in the past, and currently pays, regular listing fees to the NYSE pursuant to a standard listing agreement. As of April 14, 2008, Morgan Stanley owned one regular membership interest in Amex. Amex believes that these interests and relationships of Morgan Stanley did not present a conflict of interest that affected Morgan Stanley’s judgment in rendering a fairness opinion.

Description of the Amex Headquarters

As described in “The Merger Agreement—Contingent Consideration Upon Sale of the Amex Headquarters,” the MC members will be entitled to receive the contingent consideration upon the sale of the

Amex headquarters if such sale occurs within a specified period of time and certain other conditions are met. Amex currently owns two contiguous interconnected office buildings in downtown Manhattan, one located at 86 Trinity Place and one located at 22 Thames Street.

86 Trinity Place

86 Trinity Place is located on a block-through site on the west side of Trinity Place, and the east side of Greenwich Street between Thames and Rector Streets. 86 Trinity Place contains 14 stories and gross building area of approximately 181,725 square feet on an approximately 26,800 square foot parcel of land. The only public entrance is located on the Trinity Place side of the building.

22 Thames Street

22 Thames Street is located on the southeast corner of Thames and Greenwich Streets. The building’s entire southern façade is contiguous with 86 Trinity Place, and the buildings are connected on Floors 2, 8 and 10 of 22 Thames Street (which are level with the basement and Floors 6 and 8, respectively, of 86 Trinity Place). 22 Thames Street contains 10 stories and 89,840 square feet of gross building area on an approximately 9,067 square foot parcel of land.

Please see “—Background of the Mergers” for the potential value of the two buildings that the board of directors of MC and the board of governors of Amex considered in approving the merger agreement. As more fully described in “—Opinion of Morgan Stanley, Financial Advisor to MC and Amex” in connection with the preparation of its opinion to the MC board of directors, dated January 17, 2008, as to the fairness, from a financial point of view, of the consideration to be received by the MC members who receive shares of Holdings common Stock pursuant to the merger agreement to such MC members, Morgan Stanley assumed, per the instructions of the MC board of directors, the receipt of aggregate net building proceeds by MC of not less than $56 million for the sale of the Amex headquarters. However, Morgan Stanley expressed no opinion as to the likelihood that the sale of the Amex headquarters will be achieved, or as to the actual amount of the proceeds, if any, that may be received in connection with any such sale, or whether the contingent consideration will be paid.

Notwithstanding the foregoing, the values described above may not be indicative of the actual value of the two buildings at the present time or at the time of any potential sale, or the price at which the two buildings can or will be sold.

Liabilities Associated with the Amex Headquarters

As of December 31, 2007, Amex had $26.5 million of secured debt relating to an outstanding mortgage note that is collateralized by the Amex headquarters. The note is payable interest only at the rate of 4.926% per annum with annual debt service in 2007 of approximately $1.3 million, and is all due and payable on September 1, 2015. It cannot be prepaid but can be defeased, as described above.

In addition, Amex is bound by an Amended and Restated Project Agreement with the IDA which has provided and is scheduled to continue to provide significant economic benefits to Amex. Under this agreement, (a) if Amex fails to maintain a certain required headcount (subject to certain permitted adjustments), or (b) if Amex (1) fails to occupy not less than 206,000 rentable square feet at the Amex headquarters and to utilize such location for its headquarters and other related support services, or (2) relocates its headquarters or trading floor outside of New York City or fails to renovate the Amex headquarters as justified for trading operations (or publicly announces its intention to take such actions in (b) which the IDA reasonably determines after discussion with Amex will result in a breach of such obligations), then (i) Amex will be subject to mandatory reductions in or forfeiture of future benefits to Amex based on the nature, extent and timing of the failure, and in addition, (ii) in the case of reduction in employment due to relocation of its headquarters or operations outside of New York City or in the event of the breach of obligations in (b)(2), Amex would be required to repay to the IDA some or all of the past benefits received by Amex under the agreement together with substantial recapture penalties based on a formula which varies based on the date of breach. The IDA may also terminate the agreement and has other contractual remedies in the event of a breach of the agreement by Amex. Amex is currently negotiating with the IDA to mitigate the consequences of potential non-compliance with the requirements of the agreement in connection with the mergers.

In addition, Amex has received a series of grants from the ESDC. The grants also impose minimum employment requirements on Amex. If Amex fails to comply with the terms of these grants, Amex believes that it would be required to repay some portion of the grants. Amex is currently negotiating with the ESDC to mitigate the consequences of potential non-compliance with the requirements of the grants in connection with the mergers.

Upon consummation of the mergers, there are expected to be New York State and New York City real property transfer taxes payable by reason of the change in control or beneficial ownership of the owner of the Amex headquarters; and upon any subsequent sale or transfer of the Amex headquarters to a third party, similar transfer taxes will be payable unless the purchaser is exempt from payment of such taxes.

There is also a potential liability for New York City and New York State real estate transfer taxes related to the re-acquisition of Amex from FINRA in 2004. FINRA was required to make this payment as part of the transaction agreement associated with the sale of their interest in Amex in 2004. However, if FINRA failed to make such payment, Amex or MC may be required to make the payment and such amount will be deducted from the gross building sale proceeds.

The amount of US obligations and the other defeasance costs associated with the defeasance of the mortgage and release of the property from the lien of the mortgage upon the potential sale of the Amex headquarters, as well as the amount of any benefit repaid or any penalties paid in connection with the Project Agreement with the IDA, the repayment of grants to the ESDC, the transfer taxes resulting from the mergers and/or any subsequent sale of the Amex headquarters, the potential liability for FINRA transfer taxes, and any other liabilities will be subtracted from the “gross building sale proceeds” in calculating the “net building sale proceeds.” There can be no assurance of what the individual or aggregate amount of such liabilities will be. Depending on the amount of the gross building sale proceeds and the amount of such liabilities, it is possible that the aggregate amount of such liabilities will exceed the gross building sale amount, in which case MC members will not receive any contingent consideration. Please see “—General—Contingent Consideration” for more information of concerning the calculation of the contingent consideration.

Material U.S. Federal Income Tax Consequences

The following section describes the material U.S. federal income tax consequences of the mergers to “U.S. holders” (as defined below) of MC memberships. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary or proposed U.S. Treasury regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service (the “IRS”) and all other applicable authorities, all as in effect as of the date of this document and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this document.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of MC memberships that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity that is treated as a partnership for U.S. federal income tax purposes holds MC memberships, the tax treatment of a partner in such entity generally will depend on the status of the partners and the activities of the partnership. If you are a partner in a partnership holding MC memberships, please consult your tax advisor.

This discussion only addresses holders of MC memberships that are U.S. holders and hold their memberships as a capital asset within the meaning of Section 1221 of the Code. Further, this summary does not address all aspects of U.S. federal income taxation that may be relevant to a holder in light of the holder’s particular circumstances or that may be applicable to holders subject to special treatment under U.S. federal income tax law (including, for example, persons that are not U.S. holders, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, mutual funds, tax-exempt organizations, partnerships or other flow-through entities and their partners or members, U.S. expatriates, holders liable for the alternative minimum tax, holders whose functional currency is not the U.S. dollar, holders who hold their membership as part of a hedge, straddle, constructive sale or conversion transaction). In addition, no information is provided herein with respect to the tax consequences of the mergers under applicable state, local or non-U.S. laws or federal laws other than those pertaining to the federal income tax.

ALL HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGERS TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS.

Conditions to Closing

It is a condition to the obligation of NYSE Euronext to consummate the NYSE Euronext/Amex merger that it receive a private letter ruling from the IRS or an opinion from its counsel, dated as of the closing date of the NYSE Euronext/Amex merger, in either case to the effect that the NYSE Euronext/Amex merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to the obligation of MC to consummate the NYSE Euronext/Amex merger that it receive a private letter ruling from the IRS and/or an opinion of its counsel, dated as of the closing date of the NYSE Euronext/Amex merger, in either case or collectively to the effect that (i) the AMCAS merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and/or as a tax-free liquidation under Sections 332 and 337 of the Code, (ii) the Holdings merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and no gain or loss will be recognized by holders of MC memberships upon their exchange of MC memberships for Holdings common stock pursuant to the Holdings merger, and (iii) the NYSE Euronext/Amex merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and no gain or loss will be recognized by holders of Holdings commons stock upon their exchange of Holdings common stock for NYSE Euronext common stock pursuant to the NYSE Euronext/Amex merger, except with respect to cash received in lieu of fractional shares of NYSE Euronext common stock and any portion of the contingent consideration that is required to be treated as interest for U.S. federal income tax purposes.

NYSE Euronext and MC have jointly requested a private letter ruling from the IRS with respect to the transactions contemplated by the merger agreement. The receipt of this ruling and its continuing validity will be subject to the validity of representations and assumptions contained in the request therefor. Neither NYSE Euronext nor MC is aware of any facts or circumstances that would cause these representations or assumptions to be untrue. The parties have not yet received the private letter ruling and there can be no assurance that a private letter ruling will be received or that, if received, the IRS will agree with all of the conclusions described in the following discussion.

If, instead of a private letter ruling, an opinion of counsel is received by NYSE Euronext and/or by MC, each of these opinions will be based on assumptions and representations set forth or referred to in the opinions. An opinion of counsel represents counsel’s best legal judgment and is not binding on the Internal Revenue

Service or any court. Accordingly, unless NYSE Euronext and MC obtain a private letter ruling that grants the rulings requested by NYSE Euronext and by MC, there can be no assurances that the IRS will not disagree with or challenge any of the conclusions described in the following discussion.

Neither NYSE Euronext nor MC intends to waive the receipt of a private letter ruling (or an opinion of counsel) described above as a condition to its obligation to complete the NYSE Euronext/Amex merger, and neither NYSE Euronext nor MC will waive the receipt of this ruling or opinion as a condition to its obligation to complete the NYSE Euronext/Amex merger without recirculating this document in order to resolicit MC member approval.

It is assumed for purposes of the following discussion that the private letter ruling (or the opinions of counsel) described in the first paragraph above have been received.

The Mergers

In general, a holder of an MC membership will not recognize income, gain or loss upon the receipt of NYSE Euronext common stock solely in exchange for its MC membership, except with respect to (1) cash received in lieu of fractional shares of NYSE Euronext common stock and (2) any portion of the contingent consideration treated as imputed interest (as described below).

A holder’s aggregate tax basis in its MC membership must be allocated to the NYSE Euronext common stock received at the effective time of the NYSE Euronext/Amex merger and to any shares of NYSE Euronext common stock that may be received as contingent consideration. Until the final number of shares of NYSE Euronext common stock, if any, to be received as contingent consideration is determined, a holder will have an interim tax basis in the shares of NYSE Euronext common stock received at the effective time of the NYSE Euronext/Amex merger (including any fractional shares deemed received and exchanged for cash). In general, this interim basis will be equal to a holder’s adjusted basis in its MC membership multiplied by a fraction, the numerator of which is the number of shares of NYSE Euronext common stock received at the effective time of the NYSE Euronext/Amex merger and the denominator of which is the maximum number of shares of NYSE Euronext common stock that may be received by a holder in exchange for its MC membership. Upon receipt of the contingent consideration (or a determination that no contingent consideration will be issued), the holder’s adjusted basis in its MC membership will be reallocated among all the shares of NYSE Euronext common stock actually received. In addition, the basis of any shares of NYSE Euronext common stock received as contingent consideration is increased by the amount treated as imputed interest (as described below).

As a result of these rules, if a holder of an MC membership sells or otherwise disposes of shares of NYSE Euronext common stock received in the NYSE Euronext/Amex mergers prior to the time the final number of shares of NYSE Euronext common stock to be received by such holder has been determined, such holder may recognize more gain (or less loss) for U.S. federal income tax purposes than would be the case if such holder had sold or otherwise disposed of shares of NYSE Euronext common stock after such time. Holders who plan such a sale or other disposition should consult their tax advisors regarding the determination of gain or loss on such sale and the determination of tax basis in their shares of NYSE Euronext common stock.

The holding period of shares of NYSE Euronext common stock received at the effective time of the NYSE Euronext/Amex merger (including any fractional shares deemed received and exchanged for cash) will include the holding period of the MC membership exchanged. The holding period for each share of NYSE Euronext common stock, if any, received as contingent consideration may be split. The holding period for the portion, if any, of such share that is treated as imputed interest (as discussed below) will commence on the day after the date on which the contingent consideration is received and the holding period for the remaining portion of such share will include the holding period for the MC membership exchanged.

Cash in Lieu of Fractional Shares

A holder who receives cash in lieu of a fractional share of NYSE Euronext common stock generally will be treated as having received such fractional share in the NYSE Euronext/Amex merger and then as having received cash in exchange for such fractional share. Gain or loss generally will be recognized by such holder based on the difference between the amount of cash received in lieu of the fractional share and the tax basis allocated to such fractional share of NYSE Euronext common stock. Such gain or loss generally will be long-term capital gain or loss if, as of the date of the NYSE Euronext/Amex merger, the holding period of the fractional share (including the holding period of the MC membership surrendered therefor) is greater than one year.

Portion of Contingent Consideration Treated as Imputed Interest

If Section 483 of the Code applies to the contingent consideration, a portion of the value of any shares of NYSE Euronext common stock received as contingent consideration will be treated as interest for U.S. federal income tax purposes that must be accounted for in accordance with the holder’s regular method of accounting. The amount of imputed interest is equal to the excess of (1) the fair market value of the shares of NYSE Euronext common stock, if any, received as contingent consideration over (2) the present value of such fair market value as of the effective time of the NYSE Euronext/Amex merger, discounted at the applicable federal rate in effect at the effective time of the NYSE Euronext/Amex merger. If the contingent consideration is required to be paid more than one year after the date of the NYSE Euronext/Amex merger, Section 483 will apply. It is uncertain whether Section 483 will apply if the contingent consideration is required to be paid within one year following the NYSE Euronext/Amex merger.

Information Reporting and Backup Withholding

Imputed interest and payments of cash made in connection with the NYSE Euronext/Amex merger may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 28%), unless a holder of an MC membership provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service in a timely manner.

Accounting Treatment

Under U.S. GAAP, the NYSE Euronext/Amex merger will be accounted for as an acquisition of MC by NYSE Euronext under the purchase method of accounting. Under the purchase method, the cost of the acquisition will be based on the market value of NYSE Euronext common shares issued in the mergers as merger consideration and contingent consideration, and the direct transaction costs of the mergers. The market value of the NYSE Euronext common shares to be issued as merger consideration will be based on the volume weighted average price of NYSE Euronext common stock during the 15 consecutive trading days ending immediately prior to the date on which the NYSE Euronext/Amex merger is completed. The market value of the NYSE Euronext common shares to be issued as contingent consideration will be based on the volume weighted average price of NYSE Euronext common stock during the 15 consecutive trading days ending immediately prior to the later of the date on which the NYSE Euronext/Amex merger is completed or the date on which the sale of the Amex headquarters is completed.

Regulatory Approvals

Competition and Antitrust

Under the HSR Act, and the rules promulgated thereunder by the FTC, the mergers may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the DOJ, and applicable waiting periods have expired or been terminated. On February 4, 2008 and February 6, 2008, respectively, NYSE Euronext and MC filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ. On March 6, 2008, NYSE Euronext and Amex received a notification from the FTC that early termination of the applicable waiting period under the HSR Act had been granted.

We cannot assure you that a challenge to the mergers on antitrust grounds will not be made or, if such a challenge is made, that any such challenge will not be successful. Any such challenge may seek to impose a preliminary or permanent injunction, conditions on the completion of the merger or require changes to the terms of the mergers. While we do not currently expect that any such preliminary or permanent injunction, conditions or changes would be imposed, we cannot assure you that they will not be, and such conditions or changes could have the effect of delaying or preventing completion of the mergers, imposing additional costs on NYSE Euronext, or limiting the revenues of NYSE Euronext following the mergers.

Securities and Other Regulatory Authorities

U.S. Securities and Exchange Commission. SROs such as NYSE, NYSE Arca and Amex, are required to file, and in many cases the SEC has the right to approve, proposed rule changes with the SEC pursuant to Section 19 of the Exchange Act and the rules and regulations thereunder. Changes to the organizational documents of any SRO constitute rule changes and changes to the organizational documents of entities that directly or indirectly control SROs may constitute rule changes. NYSE, NYSE Arca (if required) and Amex intend to file proposed rule changes with the SEC seeking approval of certain elements of the proposed organization and operations described in this document.

Under Section 19 of the Exchange Act, the text of the proposed rule change, together with a concise general statement of the statutory basis, and the purpose of the change, must be submitted to the SEC, which then gives interested parties the opportunity to comment by publishing the proposal in the Federal Register. Comment letters typically are forwarded to the SRO for response. Within a period of 35 days of the publication of the proposed rule change (or a longer period of up to 90 days, if the SEC considers it appropriate), the SEC must either approve the proposal, or institute proceedings to determine whether the proposed rule change should be disapproved. Such proceedings should be concluded within 180 days of the date of the publication of the proposed rule change, although the SEC may extend the deadline by another 60 days if necessary. The SEC will approve a proposed rule change if it finds that the change is consistent with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. SROs may consent to extensions of any of these periods and, as a practical matter, will generally do so while addressing any concerns raised by the SEC staff.

SEC approval of any proposed rule changes submitted under Rule 19b-4 under the Exchange Act submitted by NYSE or NYSE Arca (if required) or Amex in connection with the proposed mergers is a condition to the completion of the mergers. See “The Merger Agreement—Conditions to Completing the Mergers.”

L’Autorité des marchés financiers. NYSE Euronext may be required to file a registration document with the AMF in connection with obtaining approval to list the NYSE Euronext common stock to be issued as merger consideration and contingent consideration on Euronext Paris. Any registration document filed with the AMF will be subject to the approval of the AMF.

European Regulators. Euronext’s College of Regulators, which includes the Chairmen of the AMF, the Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten), the Belgian Banking, Finance, and Insurance Commission (Commission Bancaire, Financière, et des Assurances), the Portuguese Securities Commission (Comissão do Mercado de Valores Mobiliários), and the U.K. Financial Services Authority, has the right to approve certain changes to the organizational documents of NYSE Euronext and its subsidiaries to the extent that such changes affect NYSE Euronext’s European exchanges and may have the right to approve the changes to NYSE Euronext bylaws resulting from the mergers.

In addition to the regulatory approvals noted above, the mergers are subject to the receipt of all other governmental approvals or the making of all other required governmental filings, the failure of which to be obtained or made, individually or in the aggregate, would reasonably be expected to result in a “detriment” as defined in the merger agreement.

Commitment to Obtain Approvals

NYSE Euronext and MC have agreed to use reasonable best efforts to obtain as promptly as reasonably practicable all consents and approvals of any governmental entity or any other person required in connection with the mergers, subject to limitations as set forth in the merger agreement (see “The Merger Agreement—Efforts to Complete the Mergers”).

While NYSE Euronext and MC believe that they will receive the requisite regulatory approvals for the mergers, they can give no assurance that a challenge to the mergers will not be made or, if made, would be unsuccessful. NYSE Euronext’s and MC’s obligation to complete the mergers is conditioned upon the receipt of certain approvals from certain governmental authorities. See “The Merger Agreement—Conditions to Completing the Mergers.”

Stock Exchange Listing and Stock and Membership Prices

Shares of NYSE Euronext common stock are listed under the symbol “NYX” on both NYSE and Euronext Paris. NYSE Euronext common stock has been publicly traded only since April 4, 2007, the day of the completion of the business combination transaction between NYSE Group and Euronext. Prior to that date, there was no public market in NYSE Euronext common stock.
MC memberships are not traded or quoted on a stock exchange or quotations system. All transfers of memberships, including transfers through private sales, must be processed through the membership department of Amex. As a result, Amex records the sale prices of MC memberships.

The following table sets forth, for the periods indicated, the high and low sale prices of NYSE Euronext common stock on the NYSE, as well as the high and low sale prices of memberships as recorded in Amex’s records.

	NYSE Euronext Common Stock(1)					Regular Membership				OPM
Calendar Quarter	High		Low		Dividend	High		Low		High		Low
2005
First Quarter	—		—		—	$110,000		$85,000		—		—
Second Quarter	—		—		—	$97,000		$85,000		—		—
Third Quarter	—		—		—	$150,000		$97,500		$80,000		$80,000
Fourth Quarter	—		—		—	$124,000		$102,000		—		—
2006					—
First Quarter	—		—		—	$175,000		$115,000		—		—
Second Quarter	—		—		—	$320,000		$210,000		—		—
Third Quarter	—		—		—	$250,000		$215,000		—		—
Fourth Quarter	—		—		—	$350,000		$205,000		—		—
2007					—
First Quarter	—		—		—	$425,000		$282,000		$340,000		$320,000
Second Quarter(2)	$99.99		$72.34		$0.25	$400,000		$292,000		—		—
Third Quarter	$84.50		$64.26		$0.25	$435,000		$320,000		—		—
Fourth Quarter	$92.25		$78.18		$0.25	$415,000		$260,000		—		—
2008
First Quarter	$87.70		$55.12		$0.25	$400,000		$300,000		—		—
Second Quarter (through [—], 2008)	[	—]	[	—]	$0.25	[	—]	[	—]	[	—]	[	—]

(1)	Prices for NYSE Euronext common stock traded on NYSE under the symbol “NYX.”

(2)	Second quarter information for NYSE Euronext common stock is from April 4, 2007 (the date on which NYSE Euronext common stock commenced trading on the NYSE) to June 30, 2007.

On January 17, 2008, the last full trading day before the public announcement of the merger agreement, the high and low sale prices of NYSE Euronext common stock as reported on the NYSE were $78.79 and $70.50, respectively. On [—], 2008, the last full trading day before the date of this document, the high and low sale prices of NYSE Euronext common stock as reported on the NYSE were $[—] and $[—], respectively.

On January 17, 2008, the last full trading day before the public announcement of the merger agreement, one regular membership was sold at a price of $345,000. On [—], 2008, the last full trading day before the date of this document, the high and low sale prices of regular memberships were $[—] and $[—], respectively.

On January 17, 2008, the last full trading day before the public announcement of the merger agreement, no OPM was traded. The most recent date on which an OPM was traded was March 9, 2007. On such date, one OPM was sold at a price of $320,000. On [—], 2008, the last full trading day before the date of this document, the high and low sale prices of OPMs were $[—] and $[—], respectively.

As of March 18, 2008, there were approximately 1,719 holders of record of NYSE Euronext’s common stock.

Dividends on NYSE Euronext Common Stock

On June 6, 2007, the NYSE Euronext board of directors declared an annual cash dividend of $1.00 per share of common stock, payable on a quarterly basis. Quarterly dividends of $0.25 per share of common stock were paid on July 13, 2007, December 28, 2007 and March 31, 2008. The declaration of dividends by NYSE Euronext is subject to the discretion of its board of directors. The board of directors of NYSE Euronext will take into account such matters as general business conditions, its financial results, capital requirements, contractual, legal and regulatory restrictions on the payment of dividends by NYSE Euronext, or such other factors as the board of directors may deem relevant.

In March 2008, the board of directors of NYSE Euronext approved a 20% increase in its annual dividend to $1.20 from $1.00 per share of common stock as part of a new dividend policy, effective with the dividend payment for the second quarter of 2008. NYSE Euronext will also offer its European stockholders the ability to elect payment of the dividend in Euros.

Outstanding Options to Purchase NYSE Euronext Common Stock and NYSE Euronext Restricted Stock

The following table sets forth information regarding the outstanding options and restricted stock units on NYSE Euronext common stock as of December 31, 2007 (in thousands, except exercise price):

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders	3,006	$21.36	(1)	7,825
Equity compensation plans not approved by security holders	N/A	N/A		N/A
Total	3,006	$21.36	(1)	7,825

(1)	Corresponding to the weighted-average exercise price of approximately 0.9 million stock options outstanding as of December 31, 2007. Does not include outstanding rights to receive approximately 2.1 million restricted stock units for which there is no exercise price.

NYSE Euronext Treasury Stock/Restricted Securities

The number of shares of NYSE Euronext common stock outstanding on March 18, 2008 (approximately 265 million shares) does not include approximately 1.6 million shares of common stock in treasury, which are held by NYSE Arca, Inc., an indirect wholly owned subsidiary of NYSE Euronext, and 227,846 shares held by

SG Securities (Paris) SAS (“SG”) for NYSE Euronext’s account for the purpose of performing the liquidity agreement entered into by them and NYSE Euronext for the purpose of certain market making activities performed by them in connection with the trading of NYSE Euronext common stock on Euronext Paris.

A significant amount of NYSE Euronext common stock is subject to transfer restrictions either pursuant to NYSE Euronext’s certificate of incorporation or through contractual arrangements with certain of its stockholders. Approximately 42 million shares are subject to restrictions on transfer that are scheduled to expire on March 7, 2009. The NYSE Euronext board of directors has the right, in its discretion, to remove the transfer restrictions earlier, in whole or in part, on any of these shares of common stock. Removal of the transfer restrictions from all or a part of these shares for any reason may lead to significant numbers of shares of NYSE Euronext common stock becoming available for sale, which may adversely affect the then-prevailing market price of NYSE Euronext common stock.

Stock Repurchase Program

In March 2008, NYSE Euronext’s board of directors authorized the repurchase of up to $1 billion of NYSE Euronext common stock. Under the program, NYSE Euronext may repurchase stock from time to time at the discretion of management in open market or privately negotiated transactions or otherwise, subject to applicable U.S. or European laws, regulations and approvals, strategic considerations, market conditions and other factors. This stock repurchase plan does not obligate NYSE Euronext to repurchase any dollar amount or number of shares of NYSE Euronext common stock and any such repurchases will be made in compliance with the applicable laws and regulations, including rules and regulations of the SEC and applicable EU regulations and regulations of the AMF. NYSE Euronext may decide not to repurchase any shares of its common stock or to discontinue the share repurchase program at any time.

Appraisal Rights

Under the New York Not-for-Profit Corporation Law, members are not entitled to any appraisal rights in connection with those the Holdings merger. Under the Delaware General Corporation Law, Holdings stockholders are not entitled to any appraisal rights in connection with the NYSE Euronext/Amex merger.

Effects of the Mergers on MC Members

Who Will Receive Merger Consideration and Contingent Consideration

If you hold a membership immediately prior to the effective time of the Holdings merger, you will be entitled to receive the merger consideration, following the NYSE Euronext/Amex merger, and you will also be entitled to receive the contingent consideration, if any, in the form of additional shares of NYSE Euronext common stock based on the net proceeds, if any, from the sale of the Amex headquarters, if such sale occurs prior to the date which is four years and 240 days following the date on which the NYSE Euronext/Amex merger is completed and certain other conditions are satisfied.

Lessees of memberships, allied members, associate members and limited trading permit holders will not be entitled to receive Holdings common stock, NYSE Euronext common stock or any other form of consideration whatsoever in connection with the mergers. In addition, following the mergers, access to Amex’s trading facilities will be made available exclusively through trading permits newly issued by Amex (currently known as Amex merger sub).

Certain Differences in Rights

MC members will become NYSE Euronext stockholders after the closing of the mergers, and their rights as stockholders will be governed by the NYSE Euronext certificate of incorporation and bylaws. MC is a New York Type A not-for-profit corporation governed by the New York Not-for-Profit Corporation Law, whereas NYSE Euronext is a for-profit publicly held corporation governed by Delaware General Corporation Law and securities laws of the United States and France. As a result, there will be material differences between the current rights of MC members as owners of MC membership interests and the rights they can expect to have as NYSE Euronext stockholders.

For example, while each MC member has the right, subject to certain limitations, to trade on Amex and such right may be leased to a person approved by Amex, there is no equivalent right or the concept of leasing such a right with respect to NYSE Euronext common stock. While all transfers of memberships are subject to the approval of MC, there are no transfer restrictions on the NYSE Euronext common stock other than the voting and ownership limitations contained in the organizational documents of NYSE Euronext. The NYSE Euronext certificate of incorporation contains provisions prohibiting any person, acting either alone or together with its related persons (as defined in the NYSE Euronext certificate of incorporation and described under “Description of NYSE Euronext Capital Stock—Ownership and Voting Limits on NYSE Euronext Capital Stock”), from voting more than 10% of the then outstanding votes entitled to be cast on any matter, acquiring the ability to vote more than 10% of the then outstanding votes entitled to be cast on any matter by virtue of agreements entered into by other persons not to vote shares of NYSE Euronext capital stock, or owning beneficially shares of stock of NYSE Euronext representing in the aggregate more than 20% of the then outstanding votes entitled to be cast on any matter unless (1) the NYSE Euronext board resolves to expressly permit such voting or ownership in accordance with the standard for approving such voting or ownership set forth in the NYSE Euronext certificate of incorporation (which provides, among other limitations, that the NYSE Euronext board may not waive the ownership or voting limitations above the 20% level for members or trading permit holders of NYSE, NYSE Arca, Inc., NYSE Equities, Inc., and following the mergers, Amex, or their related persons) and (2) such resolution has been approved by the relevant European regulators and the SEC.

In addition, unlike MC memberships, the common stock of NYSE Euronext members receive in the NYSE Euronext/Amex merger will not entitle them to trade on Amex or on any other exchange. Physical and electronic access to Amex’s trading facilities will be subject to such limitations and requirements as will be specified in the Amex rules, which will become effective upon the completion of the mergers and will be made available to individuals and organizations that seek to obtain a trading permit from Amex. For a period of one year following the completion of the mergers, assuming the market structure of Amex remains substantially the same as it was on the date of the merger agreement, NYSE Euronext expects to make Amex equity trading permits available at a price no greater than the cost of licenses to trade on the NYSE and to make Amex options trading permits available at a price no greater than the price of NYSE Arca, Inc. options trading permits. Following its acquisition of Amex, NYSE Euronext currently intends to (1) maintain the Amex listing with respect to Amex equities and options; (2) relocate the Amex options and equities trading facilities to the NYSE trading floor, utilizing the trading systems based on those of NYSE Arca, Inc. and NYSE, respectively; (3) move Amex listed ETFs and certain structured products to the NYSE Arca, Inc. listing and trading system (which is all electronic); and (4) move Amex listed bonds to the NYSE listing and NYSE bond trading system (which is all electronic).

There are also other differences, such as the vote required in approval of a merger, provisions for member or stockholder proposal, director candidate selection and election process, governance structure and appraisal rights. Please also read carefully a summary of the material differences between the rights of the stockholders of NYSE Euronext and the members of MC under “Comparison of Member/Stockholder Rights Prior to and After the Mergers.”

Termination of the Gratuity Fund

Currently, the Amex constitution provides for a Gratuity Fund. Under the Amex constitution, to be eligible for participation in the Gratuity Fund, a person must be either an active trader on Amex who may be the owner, lessee, or nominee of a membership, or the owner of a membership interest who, while not currently actively trading on Amex, is eligible through the operation of certain transition provisions in the constitution. A new participant must pay an assessment upon being admitted to the Gratuity Fund, in an amount equal to $125,000 divided by the then number of participants and owners of seats that do not have a participant.

Upon the death of any participant in the Gratuity Fund, the remaining participants and owners of seats that do not have a participant are each required to pay an amount that is determined by dividing the benefit to which the deceased participant is entitled by the then number of participants and owners of seats that do not have a participant. The benefit for each deceased participant is determined on a scale based on the length of time that has elapsed between the date when the deceased became a participant and the date of his or her death. Therefore, the surviving family of a deceased Participant is entitled to receive from the Gratuity Fund a payment of $25,000 if such elapsed time is less than one year, $50,000 if such elapsed time is one year or more but less than two years, $75,000 if such elapsed time is two years or more but less than three years, $100,000 if such elapsed time is three years or more but less than four years, and a maximum of $125,000 if such elapsed time is four years or more.

Following the mergers, there will be no further payment of gratuities other than those related to the deaths that occurred prior to the completion of the mergers. Upon completion of the NYSE Euronext/Amex merger, Amex currently expects to allocate the assets then remaining in the Gratuity Fund (net of any administrative expenses incurred in the distribution of such amount), first to pay out the death benefits that are accrued but unpaid as of the completion of the NYSE Euronext/Amex merger, and then to distribute the remaining balance, if any, to the participants that existed immediately prior to the SRO merger. The amounts paid to each participant, if any, will vary based on the length of time such person was a participant in the Gratuity Fund. If the assets remaining in the Gratuity Fund are insufficient, families of the deceased participants may see a reduction in death benefits. As of March 31, 2008, there was $254,302 remaining in the Gratuity Fund before the above-mentioned expenses. Please see “Comparison of Member/Stockholder Rights Prior to and After the Mergers—Gratuity Fund” for more information.

Constituent Documents of NYSE Euronext Following the Mergers

Upon completion of the mergers, NYSE Euronext will amend the definition of “U.S. Regulated Subsidiaries” in its bylaws to include Amex and intends to make certain other changes with respect to its constituent document including changes designed to provide Amex with similar protections as are currently provided the NYSE Euronext constituent documents with respect to NYSE Arca, Inc. and the NYSE. To the extent that these changes constitute NYSE, NYSE Arca, Inc. or Amex rule changes, they will be subject to the rule filing process of Section 19 of the Exchange Act described under “—Regulatory Approvals—Securities and Other Regulatory Authorities—U.S. Securities and Exchange Commission.”

Constituent Documents of Merger Sub and Amex following the Mergers

Upon the completion of the mergers, the certificate of formation and operating agreement of merger sub, the surviving entity in the NYSE Euronext/Amex merger, will be amended to be substantially in such form as NYSE Euronext determines (with MC’s consent, which cannot be unreasonably withheld or delayed) and the certificate of formation and operating agreement of Amex merger sub, will be amended to be substantially in such form as NYSE Euronext determines (with MC’s consent, which cannot be unreasonably withheld or delayed). It is also intended that the name of Amex merger sub will be changed to “American Stock Exchange LLC.” To the extent that these amendments constitute NYSE, NYSE Arca, Inc. or Amex rule changes, they will be subject to the rule filing process of Section 19 of the Exchange Act described under “—Regulatory Approvals—Securities and Other Regulatory Authorities—U.S. Securities and Exchange Commission.”

Amex Rules

Following the mergers, NYSE Euronext currently intends to (1) maintain the Amex listing with respect to Amex equities and options; (2) relocate the Amex options and equities trading facilities to the NYSE trading floor, utilizing the trading systems based on those of NYSE Arca, Inc. and NYSE, respectively; (3) move Amex listed ETFs and certain structured products to the NYSE Arca, Inc. listing and trading system (which is all electronic); and (4) move Amex listed bonds to the NYSE listing and NYSE bond trading system (which is all electronic). In addition, following the mergers, NYSE Euronext intends to make access to Amex’s trading facilities available exclusively through trading permits newly issued by Amex (currently known as Amex merger sub). As part of the mergers, new Amex rules will become effective, which will reflect these as well as other changes. In addition, Amex constitution will be eliminated and certain provisions in the current Amex constitution will be included in the new Amex rules. The new Amex rules will not contain references to the constitution, options principal members, memberships, seats, lease agreements, special transfer agreements, interim members and the Gratuity Fund and will also contain certain wording changes, including references to directors rather than governors. Amex has not yet submitted its rule filing to the SEC with respect to the new Amex rules.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by the merger agreement, a copy of which is attached as Annex A to this document and is incorporated into this document by reference. You should read the merger agreement in its entirety, as it is the legal document governing the mergers.

On January 17, 2008, NYSE Euronext, merger sub, MC, AMC Acquisition Sub, Inc., Holdings, Amex and Amex merger sub entered into a merger agreement, pursuant to the terms of which NYSE Euronext agreed to acquire the business of MC.

Structure of the Mergers

The Mergers

The merger agreement provides that immediately prior to the merger through which NYSE Euronext acquires the business of MC and its subsidiaries, MC will demutualize through a series of mergers, as follows: (1) AMC Acquisition Sub, Inc. will merge with and into MC (we refer to this merger as the “AMCAS merger”), (2) MC will merge with and into Holdings, a newly formed wholly owned subsidiary of MC (we refer to this merger as the “Holdings merger”), and (3) Amex will merge with and into Amex merger sub, a newly formed wholly owned subsidiary of Holdings (we refer to this merger as the “SRO merger”). After the demutualization, NYSE Euronext will acquire the business of MC and its subsidiaries when Holdings (the successor to MC following the Holdings merger) merges with and into merger sub, a newly formed limited liability company that is a direct wholly owned subsidiary of NYSE Euronext (we refer to this merger as the “NYSE Euronext/Amex merger,” and together with the AMCAS merger, the Holdings merger and the SRO merger, the “mergers”).

In the AMCAS merger, each issued and outstanding share of common stock of AMC Acquisition Sub, Inc., par value $0.01 per share, will be cancelled and retired without payment of any consideration therefore and will cease to be outstanding. Following the AMCAS merger, Amex will be a direct wholly owned subsidiary of MC.

In the Holdings merger, each regular membership will be exchanged for the type and amount of consideration described under “—Consideration to be Received by MC Members—Regular Merger Consideration” and each OPM will be exchanged for the type and amount of consideration described under “—Consideration to be Received by MC Members—OPM Merger Consideration” except that, in each case, instead of shares of NYSE Euronext common stock, MC members will receive shares of Holdings common stock.

In the SRO merger, each outstanding Class A interest and Class B interest of Amex shall be cancelled and retired without payment of any consideration therefore and shall cease to exist or be outstanding. The surviving entity of the SRO merger will be renamed American Stock Exchange LLC and will be, as Amex currently is, a registered national securities exchange. Also, as a result of the NYSE Euronext/Amex merger, the surviving entity of the SRO merger will be a wholly owned subsidiary of merger sub and an indirect wholly owned subsidiary of NYSE Euronext.

In the NYSE Euronext/Amex merger, each share of issued and outstanding Holdings common stock will be converted into the right to receive one share of NYSE Euronext common stock and MC members as of immediately prior to the Holdings merger will have the right to receive the contingent consideration, if any, on the terms and subject to the conditions provided in the merger agreement. For a description of the contingent consideration, see “—Consideration to Be Received by MC Members—Contingent Consideration” and “—Contingent Consideration Upon Sale of the Amex Headquarters.” Following the effective time of the NYSE Euronext/Amex merger, the business of MC will be held in a wholly owned subsidiary of NYSE Euronext.

Post-Mergers Diagram

The merger agreement provides that NYSE Euronext may restructure the mergers, provided that any restructuring shall not reduce the consideration payable to MC members, delay or prevent consummation of the transactions contemplated by the merger agreement, or alter the federal income tax treatment of each of the mergers as provided for in the merger agreement. The following diagram shows (in summary form) the structure of NYSE Euronext after the mergers, assuming that the structure of the mergers is as described above. For a more detailed explanation of the subsidiaries that NYSE Euronext is expected to have after the mergers, see Exhibit 21.1 to the registration statement of which this document forms a part.

Consideration to Be Received by MC Members

Regular Merger Consideration

As a result of the mergers, each issued and outstanding regular membership will be converted into:

(1) the right to receive a number of shares of NYSE Euronext common stock equal to the quotient obtained by dividing:

•	the quotient obtained by dividing:

•	the sum (i) of $260,000,000 and (ii) the product of $36,000 and the number of OPMs outstanding immediately prior to the Holdings merger);

•	by the number of regular memberships and OPMs outstanding immediately prior to the Holdings merger;

(we refer to this quotient as the “dollar value of the regular consideration”)

•	by the volume weighted average price of NYSE Euronext common stock during the 15 consecutive trading days ending immediately prior to the date on which NYSE Euronext/Amex merger is completed; and

(2) the right to receive the contingent consideration, if any, as described below.

For the purposes of this document, the merger consideration described in clause (1) above is referred to as the “regular merger consideration.”

OPM Merger Consideration

As a result of the mergers, each issued and outstanding OPM will be converted into:

(1) the right to receive a number of shares of Holdings common stock equal to the quotient obtained by dividing:

•	the quotient obtained by dividing:

•

the difference between (i) $260,000,000 and (ii) the product of dollar value of the regular merger consideration and the number of regular memberships issued and outstanding immediately prior to the Holdings merger;

•	by the number of OPMs outstanding immediately prior to the Holdings merger;

•	by the volume weighted average price of NYSE Euronext common stock during the 15 consecutive trading days ending immediately prior to the date on which NYSE Euronext/Amex merger is completed; and

(2) the right to receive the contingent consideration, if any. For a description of the contingent consideration, see “—Consideration to Be Received by MC Members—Contingent Consideration.”

For the purposes of this document, the merger consideration described in clause (1) above is referred to as the “OPM merger consideration” and the OPM merger consideration and the regular merger consideration are each referred to as the “merger consideration.”

No Trading Permit

MC members will not receive, as part of the merger consideration or otherwise, any license to trade on the trading facilities of Amex after the mergers. In addition, effective upon the completion of the mergers, access to Amex’s trading facilities will be made available exclusively through trading permits newly issued by Amex (currently known as Amex merger sub). For a period of one year following the completion of the acquisition, assuming the market structure of Amex remains substantially the same as it was on the date of the merger agreement, NYSE Euronext will make Amex an unlimited number of equity trading permits available at a price no greater than the cost of licenses to trade on the NYSE and to make an unlimited number of Amex options trading permits available at a price no greater than the price of NYSE Arca, Inc. trading permits. See “Comparison of Member/Stockholder Rights Prior to and After the Mergers—Trading Rights.”

Contingent Consideration

As a result of NYSE Euronext/Amex merger, MC members may also receive contingent consideration payable in connection with the sale of the Amex headquarters. Specifically, the merger agreement provides that if the Amex headquarters, which are currently owned by a wholly owned subsidiary of MC, are sold at any time before the date which is four years and 240 days following the completion of the mergers, and certain other conditions are met, MC members will be entitled to receive a number of shares of NYSE Euronext common stock equal to the quotient (rounded down to the nearest whole share) obtained by dividing:

•	the quotient obtained by dividing:

•

the difference between (a) the sum of (1) the proceeds from the sale of Amex headquarters and (2) with respect to the periods commencing one month after the completion of the mergers, certain amounts based on the fair market rental value of the space in the Amex headquarter occupied by NYSE Euronext and any actual rent received from any third party (in this document (1) and (2) are referred to as the “gross building sale proceeds”) and (b) any carrying costs, fees, taxes, brokerage commissions, payments in lieu of real estate taxes, expenses, amounts due under any mortgage (including defeasance costs and expenses), amounts (including repayments and penalties) incurred under any tax benefit or abatement, grant, economic development incentive or similar agreement, other liabilities and obligations associated with owning, marketing, selling or otherwise transferring the real properties and other items as specified in the merger agreement;

•	by the number of regular memberships and OPMs outstanding immediately prior to the Holdings merger;

•

by the volume weighted average price of NYSE Euronext common stock during the 15 consecutive trading days ending immediately prior to the later of the date on which the sale of the Amex headquarters is completed or the date on which the NYSE Euronext/Amex merger is completed or such other date as mutually agreed to by NYSE Euronext and the former MC member representative (as described below).

We refer to this as the “contingent consideration.” It is important to note that in addition to the other restrictions on the contingent consideration described in the merger agreement, the right to receive the contingent consideration is non-transferable and non-assignable except by operation of law and that the aggregate number of shares of NYSE Euronext common stock that MC members can receive as contingent consideration is capped at the aggregate number (as appropriately adjusted for any stock splits, combinations, reclassifications or other similar actions occurring after the completion of the mergers) of NYSE Euronext shares received by MC members at the effective time of the mergers.

NYSE Euronext’s obligation to issue the contingent consideration is conditioned on no court or other governmental entity having enacted, issued, promulgated, enforced or entered any order that is in effect and restrains, enjoins or otherwise prohibits or imposes any penalty (other than penalties which are absolute dollar amounts, which shall be included in deductions from the gross building sale proceeds provided for under the merger agreement and which do not, together with all other such deductions, exceed the gross building sale proceeds). If the contingent consideration has not been issued and paid by the fifth anniversary of the completion of the mergers, NYSE Euronext shall have no further obligation to issue or pay the contingent consideration. For more information about the risks associated with the potential sale of the Amex headquarters and the contingent consideration, see “Risk Factors—Risks Relating to the Mergers—A portion of the consideration that MC members may receive is contingent upon the sale of the Amex headquarters within four years and 240 days of the completion of the mergers. We cannot guarantee if or when or at what price the Amex headquarters will be sold.”

Gross Building Sale Proceeds

The gross building sale proceeds will be the sum of the gross cash proceeds from the sale of the Amex headquarters and any building rent. The building rent will be an amount agreed to by MC or the former MC member representative (as explained below in “—The Sale Process”), as applicable, and NYSE Euronext based on the sum of (i) the fair market rental value (to be calculated taking into account the fact that the Amex headquarters is in the process of being sold and excluding any component of rent or additional rent on account of utilities, insurance, security, maintenance, repairs or operating costs and expenses) of the space occupied by the employees of NYSE Euronext and (ii) actual rent received from any other person, if any, in each case for the period commencing after the date which is one month following the closing date of the NYSE Euronext/Amex merger.

Amounts Deducted From Gross Building Sale Proceeds

The merger agreement provides that, without duplication, all costs, fines, penalties, fees and expenses of whatever nature paid or incurred (or reasonably anticipated to be incurred) in connection with the operation of the Amex headquarters, marketing and sale of the Amex headquarters, and costs of determining (including the costs of resolving, enforcing or defending against any claim or dispute relating to the sale of the Amex headquarters) and paying the contingent consideration will be deducted from the gross building sale proceeds.

The items to be deducted from the gross building sale proceeds include without limitation:

(i)	all mortgage payments, prepayments or defeasance costs, including without limitation all payments of principal, interest, and penalties and mortgagee’s fees, expenses and charges, and associated expenses with respect to mortgages existing on the closing date of the NYSE Euronext/Amex merger, including financial analyses, accounting and legal opinions, purchase of financial instruments, consultants’ and attorneys’ fees and expenses;

(ii)	all real estate broker commissions, marketing and advertising costs, costs and expenses (including repairs, restorations, demolition, renovations and alterations) associated with readying the Amex headquarters for sale, and fees and expenses of physical and environmental engineers, auctioneers and other consultants;

(iii)	all costs, fees and expenses associated with owning, operating and/or maintaining the Amex headquarters between the closing date and the sale date including, but not limited to, non-income taxes or payment in lieu of real estate taxes (“PILOT”), security, insurance, utilities, repairs, restorations, renovation, demolition and alterations and other costs associated with maintaining the physical condition of the Amex headquarters;

(iv)	all costs, fees and expenses incurred with respect to any contract of sale or other sale arrangements and closing costs, including attorneys’ fees, transfer or other taxes, title insurance premiums and charges and all other seller costs and expenses, including closing costs and prorations (including post-closing prorations and adjustments if any);

(v)	all costs, fees, payments, interest, penalties, and other amounts paid or incurred under any PILOT, tax benefit or abatement, grant, economic development, incentive or other similar agreements or leases with any Economic Development Entity, including without limitation with respect to any termination of or breach or default under tax benefit agreements and payment or repayment or recapture (whether or not scheduled in the applicable agreement) of grants and/or tax or economic benefits including penalties and interest and/or renegotiation or settlement of same (including payments made by NYSE Euronext in its sole discretion in connection therewith) together with attorneys’ fees and expenses as a result of, or in connection with, the transactions contemplated by the merger agreement (including without limitation in connection with the mergers) or any of the Amex headquarters or the relocation or reduction of any facilities or employees;

(vi)	all transfer taxes, as reasonably determined by NYSE Euronext to be incurred in connection with the transfer and/or sale of the Amex headquarters (including any transfer taxes imposed or incurred by reason of any change in control or beneficial interest) whether as a result of the mergers or as a result of any other direct or indirect sale or transfer of the Amex headquarters;

(vii)

all unpaid transfer and other taxes with respect to the Amex headquarters and penalties thereon incurred in connection with the reacquisition of Amex by from FINRA (formerly NASD) in 2004 and all costs, fees, payments, interest, penalties, and other amounts incurred in connection therewith or with any late payment thereof (net of any amounts received from FINRA prior to the sale date with respect thereto);

(viii)	the cost of obtaining an errors and omissions policy or other insurance by the former MC member representative in connection with its duties as such;

(ix)	all expenses of the former MC member representative incurred in the performance of his duties and obligations described below including but not limited to amounts paid to any of such former MC member representative’s agents, counsel and other advisors for such purpose paid or required to be paid by NYSE Euronext, MC or any of their respective subsidiaries;

(x)	the sum of (i) the hypothetical income tax cost (or benefit) arising from the ownership or operation of the Amex headquarters between the date of the mergers and the sale date, and (ii) the hypothetical income tax cost arising from the sale or disposition of the Amex headquarters, which will equal the product of (a) the net income or gain on the sale or disposition of the Amex headquarters and (b) 45% (which rate may be lower if the Amex headquarters are sold prior to the completion of the mergers pursuant to the merger agreement), (determined without taking into account any net operating or capital losses); the amount described in clauses (i) and (ii) will be determined by NYSE Euronext acting in good faith.

(xi)	any amount assessed, imposed, incurred, paid or payable after the date hereof under any environmental law, whether remedial or otherwise (including as a result of any repairs, restorations, demolition, renovations or alterations), with respect to the Amex headquarters; and

(xii)	(a) the amount of any post-closing obligation or liability, including all amounts escrowed at closing for payment of post-closing matters, including indemnities and escrows and (b) reasonable reserves for the future payment of any of the foregoing items described in clauses (i) through (xi) which are not fully or finally known or determined at the time of sale (including without limitation indemnities, if any, to the buyer).

For more information on each of these items to be deducted from the gross building sale proceeds, please see “The Mergers—General—Contingent Consideration—Amounts Deducted from Gross Building Sale Proceeds.”

Cap on Number of NYSE Euronext Common Stock that May Be Issued

The precise number of shares of NYSE Euronext common stock that MC members will receive as part of the contingent consideration, if any, is based in part on the volume weighted average price of a share of NYSE Euronext common stock during the 15 consecutive trading days immediately prior to the later of the date on which the sale of the Amex headquarters is completed or the date on which the NYSE Euronext/Amex merger is completed. However, the aggregate number of shares of NYSE Euronext common stock that MC members can receive as contingent consideration is capped at the aggregate number (as appropriately adjusted for any stock splits, combinations, reclassifications or other similar actions occurring after the completion of the mergers) of NYSE Euronext shares received by MC members as merger consideration. This may have the effect of limiting the value of any contingent consideration that may be issued to the members following the sale of the Amex headquarters to the extent that the net proceeds of the sale exceeds the value of the maximum number of shares of NYSE Euronext common stock that may be issued under terms of the merger agreement.

Effective Time and Completion of the Mergers

The mergers will become effective upon the filing of certificates of merger with the Secretary of State of Delaware and the Secretary of State of New York, as appropriate, or at such subsequent times as the parties shall agree and as shall be specified in the certificates of merger. Completion of the mergers could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the mergers. We cannot assure whether, or when, the required approvals will be obtained or the mergers will be completed.

Constituent Documents of NYSE Euronext, Merger Sub and Amex Merger Sub

Upon completion of the mergers, (1) NYSE Euronext will amend the definition of “U.S. Regulated Subsidiaries” in its bylaws to include Amex, (2) the certificate of formation and operating agreement of merger sub, the surviving entity in the NYSE Euronext/Amex merger, will be amended to be substantially in such form as NYSE Euronext determines (with MC’s consent, which cannot be unreasonably withheld or delayed) and (3) the certificate of formation and operating agreement of Amex merger sub, will be amended to be substantially in such form as NYSE Euronext determines (with MC’s consent, which cannot be unreasonably withheld or delayed). It is also intended that the name of Amex merger sub will be changed to “American Stock Exchange, LLC.” To the extent that these amendments constitute NYSE, NYSE Arca, Inc. or Amex rule changes, they will be subject to the rule filing process of Section 19 of the Exchange Act described under “The Mergers—Regulatory Approvals—Securities and Other Regulatory Authorities—U.S. Securities and Exchange Commission.”

Directors and Officers of Merger Sub

The merger agreement contemplates that officers of MC immediately prior to the NYSE Euronext/Amex merger shall be the officers of merger sub immediately after the NYSE Euronext/Amex merger and the directors of merger sub immediately prior to the NYSE Euronext/Amex merger will be the directors of merger sub immediately after the NYSE Euronext/Amex merger, in each case, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of formation and operating agreement of merger sub.

Letter of Transmittal and Exchange of Shares

The cancellation and conversion of memberships into the right to receive the applicable merger consideration will occur automatically at the effective time of the mergers. However, to receive the merger consideration, MC members must properly complete a letter of transmittal (which will be mailed to you separately) and send it to [—], which will serve as the exchange agent. As soon as is practicable after the mergers, NYSE Euronext and MC shall cause a letter of transmittal to be provided by the exchange agent to the former holders of memberships, advising such holders of the procedure to effect the transfer and cancellation of memberships in exchange for the merger consideration. In addition, if the letter of transmittal relates to a membership that is subject to an a-b-c agreement, then in order for the letter of transmittal to be complete, each party to such an a-b-c agreement, also must duly execute the of letter of transmittal. The letter of transmittal contains representations and warranties on the part of the MC member, including representations and warranties to the effect that the MC member is, and will be as of the completion of the mergers, the record holder of the membership, with good title to that membership and full power and authority to sell, assign and transfer that membership free and clear of all liens, restrictions, charges and encumbrances (other than those contained in the constitution and rules of Amex) and not subject to any adverse claims. In addition, MC members will be required to represent that the membership is not subject to any lease or special transfer agreement unless that lease or special transfer agreement terminates before or concurrently with the mergers. The letter of transmittal will also contain certain instructions and may require the MC member to make certain representations with respect to the contingent consideration. After the exchange agent receives a properly completed letter of transmittal from an MC member, and the mergers are completed, the exchange agent will send MC member his or her merger consideration.

The letter of transmittal must be completed by the record holder of a membership. However, if the letter of transmittal is properly completed, the record holder has the right to designate in that document that another party receive the merger consideration in respect of the membership other than the record holder, as more fully explained in the letter of transmittal. The same is not true, however, of the contingent consideration which is non-transferable and must be received by the record holder of an membership as of immediately prior to the Holdings merger.

Upon delivery of instructions by MC members to the exchange agent, in accordance with the letter of transmittal, authorizing transfer and cancellation of membership interests, each MC member shall be entitled to receive the merger consideration in the form of a whole number of NYSE Euronext shares and a check in the amount equal to any cash in lieu of fractional shares.

No Fractional Shares

No person will receive fractional shares of NYSE Euronext common stock in the mergers. Instead, the exchange agent will sell, on behalf of MC members, the aggregate fractional shares that those holders would otherwise have received, and each MC member that otherwise would have received a fraction of a share of NYSE Euronext common stock will receive cash in an amount equal to the member’s proportional interest in the net proceeds of the sale.

Dividends; Withholding

All NYSE Euronext common stock to be issued as merger consideration (other than the contingent consideration) will be deemed issued and outstanding as of the completion of the mergers, and will include all dividends and distributions declared by NYSE Euronext in respect of NYSE Euronext common stock subsequent to such date. Upon the delivery of the letter of transmittal by the holder of an membership to the exchange agent, the holder of the membership shall be issued and/or paid whole shares of NYSE Euronext common stock issued in exchange therefor, without interest, and dividends or distributions with respect to such whole shares declared after the closing of the mergers.

Each of NYSE Euronext, merger sub and the exchange agent shall be entitled to deduct and withhold from the consideration otherwise payable to any person the amounts it is required to deduct and withhold under the Internal Revenue Code or any provision of state, local or foreign law. To the extent such amounts are deducted and withheld, they shall be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction and withholding was made.

No Solicitation of Alternative Transactions

MC, AMC Acquisition Sub, Inc., Holdings, Amex and Amex merger sub have agreed that they will not, nor will they permit any of their respective subsidiaries or any of their or their subsidiaries’ respective officers, directors, employees, agents and representatives to, directly or indirectly:

•	initiate, solicit, facilitate or knowingly encourage any inquiry or the making of any “Takeover Proposal” (as defined below);

•	approve or recommend, or publicly propose to approve or recommend, a Takeover Proposal;

•	approve or recommend, or publicly propose to approve or recommend, or enter into any letter of intent, merger or other agreement or understanding relating to any Takeover Proposal; or

•	participate in any discussions or negotiations, cooperate or furnish any person with information, or take any other action to knowingly facilitate any Takeover Proposal.

Notwithstanding the foregoing, MC may, prior to the receipt of its members approval of the merger, in response to a bona fide, written and unsolicited Takeover Proposal:

•	furnish information to the person making the Takeover Proposal; and

•	participate in discussions or negotiations with such person regarding the Takeover Proposal;

provided, in each case, that the board of directors of MC determines in good faith after consultation with its outside counsel and financial advisor, that (i) furnishing such information or participating in such discussions is reasonably necessary to perform its fiduciary duties under applicable law and (ii) the Takeover Proposal is or is reasonably likely to lead to a “Superior Proposal” (as defined below).

Promptly after the receipt by MC of a Takeover Proposal, and in any case within one business day after the receipt thereof, MC has agreed to provide notice to NYSE Euronext of the Takeover Proposal, the identity of the person making the Takeover Proposal and the material terms and conditions of the Takeover Proposal.

MC has agreed that its board of directors will not, directly or indirectly, change its recommendation to its members to approve the amended merger agreement or make a public statement recommending, supporting or encouraging a third-party Takeover Proposal with respect to MC or failing to recommend the merger agreement (each of which is referred to in this document as a “change in recommendation”) or approve any alternative agreement. Notwithstanding the previous sentence, at any time prior to the MC member approval, the MC board of directors may make a change in recommendation if it determines, in good faith and in accordance with advice from outside counsel, that such change is reasonable necessary for it to perform its fiduciary duties and may, in response to a Superior Proposal, make a change in recommendation and recommend such Superior Proposal. Notwithstanding the foregoing, the MC board of directors may not effect such a change in recommendation or make such recommendation unless (i) it first provides written notice to NYSE Euronext that it is prepared to make a change in recommendation and (ii) in the event the change in recommendation is a result of a Superior Proposal, NYSE Euronext does not make, within five business days after the receipt of such notice (or if there is a material revision or modification to the Superior Proposal, the two days following NYSE Euronext’s receipt of the notice of the revision or modification from MC if later), a proposal, referred to as a “matching bid,” that the MC board of directors determines in good faith, after consultation with a financial advisor, is at least as favorable, in the aggregate, to its stockholders as such Superior Proposal. MC has agreed that, during the five business day period prior (as extended in the event of a material revision or modification as described above) to its making a change in recommendation, it will negotiate in good faith with NYSE Euronext regarding any revisions to the terms of the amended merger agreement proposed by it.

The merger agreement requires MC to call, give notice of and hold a meeting of its members for the purposes of obtaining the MC member approval. Even if the MC board of directors effects a “change in recommendation,” as permitted under the circumstances described above, it is nonetheless required to submit the merger agreement to its members for approval, unless the merger agreement has been terminated in accordance with its terms prior to obtaining the MC member approval.

“Superior Proposal” means any bona fide written proposal to MC made by a third party for a business combination transaction involving 100% of the voting power of its capital stock or 100% of the consolidated assets of it and its subsidiaries, which transaction its board of directors determines in good faith, after consultation with its outside counsel and financial advisor, (i) would be, if consummated, more favorable to its members than the merger, (ii) is reasonably capable of being consummated on the terms proposed and (iii) includes financing, to the extent required, that is fully committed or is reasonably capable of being obtained.

“Takeover Proposal” means any proposal to MC made by a third party for (i) a merger, consolidation, reorganization, liquidation or similar transaction involving MC, Amex or any of MC’s affiliates, which represent, individually or in the aggregate, 20% or more of MC’s consolidated assets in which such third party or the stockholders of the third party immediately prior to consummation of such business combination transaction will own more than 20% of its outstanding capital stock immediately following such business combination transaction or (ii) any direct or indirect acquisition, whether by tender or exchange offer or otherwise, by any third party of 20% or more of any class of MC or Amex’s capital stock or 20% or more of the consolidated assets of MC or Amex, in a single transaction or a series of related transactions (any of the foregoing, a “business combination transaction”).

Contingent Consideration Upon Sale of the Amex Headquarters

Contingent Consideration

As described above under “—Consideration to be Received by MC Members—Contingent Consideration,” in addition to the merger consideration payable at the effective time of the mergers, as a result of NYSE Euronext/Amex merger, MC members may also receive the contingent consideration. Specifically, the merger agreement provides that if the Amex headquarters, which are currently owned by MC, are sold at any time before the date which is four years and 240 days following the completion of the mergers, and certain other conditions are met, MC members will have the right to receive a number of shares of NYSE Euronext common stock equal to the quotient (rounded down to the nearest whole share) obtained by dividing:

•

the quotient obtained by dividing (i) the difference between (a) the gross building sale proceeds and (b) any carrying costs, fees, taxes, brokerage commissions, payments in lieu of real estate taxes, expenses, amounts due under any mortgage (including defeasance costs and expenses), amounts (including repayments and penalties) paid or incurred under any tax benefit or abatement, grant, economic development incentive or similar agreement, other liabilities and obligations associated with owning, marketing, selling or otherwise transferring the real properties and other items as specified in the merger agreement by (ii) the number of membership interests outstanding immediately prior to the Holdings merger;

•

by the volume weighted average price of NYSE Euronext common stock during the 15 consecutive trading days ending immediately prior to the later of the date on which the NYSE Euronext/Amex merger is completed or the date on which the sale of the Amex headquarters is completed or such other date as mutually agreed to by NYSE Euronext and the former MC member representative (as described below) mutually agree on.

For more information on the contingent consideration, including a cap on the number of shares, please see “—Consideration to Be Received by MC Members—Contingent Consideration.” For more information on the risks associated with the contingent consideration, please see “Risk Factors—Risks Relating to the Mergers—We cannot guarantee if or when or at what price the Amex headquarters will be sold or the amount of contingent consideration (if any) which may be payable to MC members.”

The Sale Process

Until the completion of the mergers, MC owns the Amex headquarters and is responsible for conducting the sale process in connection with the sale of the Amex headquarters. Thereafter NYSE Euronext owns the Amex headquarters and, as provided in the merger agreement, for the first three years following the completion of the mergers, a former MC member representative selected by MC prior to the completion of the mergers will be responsible for conducting the sale process. The former MC member representative will be required to use its reasonable best efforts to sell the properties as promptly as practicable at the highest cash price reasonably available and on otherwise customary terms. The merger agreement also provides that the former MC member representative must act free of direction from former MC members or NYSE Euronext, and that NYSE Euronext must advance reasonable expenses to the former MC member representative.

If after the three-year period following the completion of the mergers the Amex headquarters remains unsold, the former MC member representative and NYSE Euronext will submit the properties to an auction process for a period which may last up to 120 days. In connection with this auction process, the former MC member representative and NYSE Euronext will select an auctioneer with experience in auctioning commercial properties and will direct the auctioneer to sell the Amex headquarters at the highest cash price reasonably available. If at the end of the 120-day period no contract providing for the sale of the Amex headquarters is in effect, the process will be repeated as necessary until the earlier of either (1) the date that is four years and 240 days after the date on which the mergers are completed or (2) the properties are sold.

No agreement or arrangement relating to the sale of the Amex headquarters can be entered into unless (1) the cash price being paid in connection with such sale is greater than the deductions from the gross building sale proceeds permitted under the merger agreement and (2) NYSE Euronext has consented to the other terms and conditions of the sale, including the identity and creditworthiness of the buyer, the buyer’s source of funds and/or financing, due diligence period and timing of the closing of such sale, which consent (except as provided below) shall not be unreasonably withheld, conditioned or delayed. Also, no agreement or arrangement relating to the sale of the Amex headquarters is permitted to be entered into, and NYSE Euronext has the right to withhold its consent in its absolute discretion with respect to any agreement or arrangement relating to the sale of the Amex headquarters, if such agreement or arrangement would create any continuing obligation or liability after the later of the date on which the sale of the Amex headquarters is completed or the date on which the mergers are completed on the part of NYSE Euronext, MC or any of their respective affiliates (including, but not limited to any post-closing survival of seller representations and warranties, escrow or indemnity); except that NYSE Euronext’s consent to such continuing obligations or liability will not be required if (a) such continuing obligation or liability (including the last day for any payment) (i) terminates within one year from the date on which the sale of the Amex headquarters is completed and (ii) is expressed in an absolute maximum dollar amount and is a deduction from the gross building sale proceeds permitted by the merger agreement and (b) the aggregate deductions from the gross building sale proceeds permitted by the merger agreement (including the maximum amount of such continuing obligation or liability) are not reasonably be expected by NYSE Euronext to exceed the gross building sale proceeds.

NYSE Euronext is permitted to, at its option, occupy the Amex headquarters for up to one year following the completion of the mergers, even if the Amex headquarters is sold before that time. From the date on which the mergers are completed to the date on which the sale of the Amex headquarters is completed, NYSE Euronext is required to maintain the Amex headquarters in a commercially reasonable manner consistent with the level or nature of use. NYSE Euronext is not permitted to pay any dividend (other than ordinary cash dividends) or effect any stock split, reclassification or issuance of NYSE Euronext common stock or right to acquire NYSE Euronext securities (other than equity compensation awards paid to current or prospective directors, officers or employees) during the 15 consecutive trading day period leading up to the completion of the sale of the Amex headquarters.

If the sale of the Amex headquarters is not completed prior to the date which is four years and 240 days after the date on which the mergers are completed, MC members will not be entitled to receive, and NYSE Euronext will not pay, any contingent consideration and no person other than NYSE Euronext will have any rights to or hold any interest with respect to any part of the Amex headquarters or any proceeds from any sale of the Amex headquarters. In addition, even if the sale of the Amex headquarters is completed within the four-year and 240-day period, payment of the contingent consideration must be made before the five-year anniversary of the date on which the mergers are completed in order for MC members to receive the contingent consideration. See “Risk Factors—Risks Relating to the Mergers—We cannot guarantee if or when or at what price the Amex headquarters will be sold or the amount of contingent consideration (if any) which may be payable to MC members”; see also “The Mergers—General—Contingent Consideration—Amounts Deducted from Gross Building Sale Proceeds.”

Conditions to Completing the Mergers

Conditions to Each Party’s Obligations: NYSE Euronext and MC are not obligated to complete the mergers unless each of the following conditions is satisfied or waived:

•

the merger agreement has been adopted by the affirmative vote of the holders of a majority of MC memberships issued and outstanding and two-thirds of the votes cast by MC members at a meeting where a quorum is present;

•	the waiting period applicable to the mergers under the HSR Act, as amended, has expired or been terminated;

•

all requisite regulatory approvals have been obtained, including the approval by the SEC of any rule changes submitted by NYSE, NYSE Arca, Inc. (if required) and Amex under Section 19b-4 of the Exchange Act, and the approval or non-objection of the Euronext College of Regulators (if required), in connection with the transactions contemplated by the merger agreement, unless such non-approval would not result in a “detriment” (as defined in “—Efforts to Complete the Mergers” below);

•

no court of other governmental entity has enacted, issued, promulgated, enforced or entered any statute, rule, order, injunction, judgment, decree, ruling or award that is in effect and restrains, enjoins or otherwise prohibits consummation of mergers or the other transactions contemplated by the merger agreement;

•

the registration statement of which this document forms a part has been declared effective by the SEC, and no stop order suspending the effectiveness of the registration statement shall have been issued, initiated or threatened by the SEC;

•

the representations and warranties of the other party relating to capitalization and, in the case of MC, take-over statutes and restrictions on the mergers, are true and correct in all respects except for de minimis inaccuracies and all other representations and warranties of the other party, subject to any exceptions that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on the other party, are true and correct in all respects; and

•	the other party has performed in all material respects of all of its obligations that are required by the merger agreement to be performed on or prior to the closing date.

Conditions to NYSE Euronext’s Obligations: NYSE Euronext is also not obligated to complete the mergers unless each of the following conditions is satisfied or waived:

•	there has been no material adverse effect on MC’s business;

•	all required approvals under any applicable foreign competition laws have been obtained;

•

there are no pending or threatened proceedings by a governmental entity seeking any order, ruling or injunction that would result in a “detriment” (as defined in “—Efforts to Complete the Mergers” below); and

•

NYSE Euronext has received either an opinion from its counsel or a private letter ruling from the IRS to the effect that NYSE Euronext/Amex merger will be treated as a reorganization for U.S. federal income tax purposes.

Conditions to MC’s Obligations: MC is also not obligated to complete the mergers unless each of the following conditions is satisfied or waived:

•

MC has received either an opinion from its counsel or a private letter ruling from the IRS to the effect that the mergers (with the exception of the SRO merger and certain other exceptions) will be treated as reorganizations for U.S. federal income tax purposes; and

•	the shares of NYSE Euronext common stock to be issued as merger consideration have been approved for listing on the NYSE and Euronext Paris, subject to official notice of issuance.

Subject to the provisions of applicable law, at any time prior to the completion of the mergers, NYSE Euronext or MC may waive any condition on its obligation to effect the mergers and the merger agreement may be amended, including to remove a condition, by the parties to the merger agreement. For further information about amendment of the agreement, see the section entitled “—Amendment, Waiver and Extension of the Agreement” below.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this document, we have no reason to believe that any of these conditions will not be satisfied.

For purposes of the merger agreement, the term “material adverse effect” means:

•

with respect to NYSE Euronext, any event, occurrence or state of facts that, individually or in the aggregate with other effects, events or occurrences or states of facts, (1) is materially adverse to or materially impairs the ability of NYSE Euronext or merger sub to perform their respective obligations under the merger agreement or (2) prevents or materially delays the consummation of any of the transactions contemplated by the merger agreement.

•

with respect to MC, any effect, event, occurrence or state of facts that, individually or in the aggregate with other effects, events or occurrences or states of facts, (1) is materially adverse to or materially impairs (a) the business, condition (financial or otherwise), or continuing results of operations of MC, or (b) the ability of MC, AMC Acquisition Sub, Inc., Holdings, Amex or Amex merger sub to perform their respective obligations under the merger agreement or (2) prevents or materially delays the consummation of any of the transactions contemplated by the merger agreement; provided, however, that, in the case of clause (1)(a), none of the following shall be considered in determining whether there is or has been a material adverse effect with respect to MC:

(i)	changes or conditions generally affecting the business in which MC operates;

(ii)	changes or conditions generally affecting the economy or the general financial, credit or securities markets, including interest rates;

(iii)	general political, economic, business or regulatory conditions or changes therein (including the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God);

(iv)	changes or developments to the extent resulting from any action or omission by MC that is required under certain sections of the merger agreement or otherwise consented to in advance by NYSE Euronext in writing; or

(v)	changes, after the date hereof, in law, rules, regulations, U.S. GAAP or the accounting rules or regulations of the SEC or authoritative interpretations thereof.

which, in the case of each of clauses (i), (ii), (iii) and (v) does not affect MC in a materially disproportionate manner relative to other participants in the businesses and industries in which MC operates.

Termination

Termination Rights

NYSE Euronext and MC may terminate the merger agreement at any time prior to the completion of the merger by mutual consent. In addition, either NYSE Euronext or MC may terminate the merger agreement at any time prior to the completion of the mergers if:

•

the mergers are not completed by July 15, 2008 (together with any extensions permitted by the merger agreement, the “outside date”). However (1) if all conditions to closing have been met other than receipt of the requisite regulatory approvals (including HSR, SEC and foreign approvals, the absence of any injunctions or orders or laws preventing the consummation of the mergers or the occurrence of any “detriment” (as defined in “—Efforts to Complete the Mergers” below), either MC or NYSE Euronext may extend the outside date to September 30, 2008 and (2) if by September 30, 2008 the only remaining closing condition to be satisfied is receipt of SEC approval under Rule 19b-4 of the Exchange Act, either MC or NYSE Euronext may again extend the outside date to December 31, 2008. The right to terminate the merger agreement or extend the outside date is not available to any party whose failure to perform its obligations under the merger agreement has caused or resulted in the failure of the mergers to be consummated by such date;

•

a governmental entity or SRO has issued a rule, regulation, statute, ordinance, order, injunction, judgment or similar action of a court or other governmental entity or SRO having the effect of making the mergers illegal or otherwise prohibiting the consummation of the mergers and such action is in effect and has become final and non-appealable;

•

MC’s members do not approve the merger agreement at the special meeting of MC members or any adjournment or postponement thereof, except that this right to terminate is not available to MC if MC has not complied with its obligations with respect to obtaining MC member approval and the non-solicitation of alternative transactions; or

•

the other party breaches or fails to perform any of its representation, warranties or covenants contained in the merger agreement, and such breach (i) would prevent the satisfaction of the non-breaching party’s relevant closing condition and (ii) is incapable of being cured by the outside date or is not cured by the earlier of the outside date or 30 business days following written notice to the breaching party.

NYSE Euronext may also terminate the merger agreement at any time prior to the completion of the mergers if:

•	MC breaches in any material respect its obligations regarding the non-solicitation of alternative transactions; or

•

MC effects a “change in recommendation” (as described above), or the MC board of directors recommends a Takeover Proposal other than the mergers, or the MC members’ meeting is not called and held as required by the merger agreement.

Effect of Termination

In the event the merger agreement is terminated as described above, the merger agreement will become void and the parties shall have no liability under the merger agreement, except that:

•	each party will remain liable for any intentional or willful breach of the merger agreement; and

•

designated provisions of the merger agreement, including those related to the payment of the termination fee and expenses, the non-survival of the representations and warranties, and confidentiality will survive the termination.

Termination Fee and Expense Reimbursement

MC must pay a termination fee of $10 million to NYSE Euronext if the merger agreement is terminated because:

•

of MC’s breach in any material respect of its obligations regarding non-solicitation of alternative transaction proposals (other than a one time inadvertent and unknowing breach by an outside advisor of MC); or

•

MC effects a “change in recommendation” (as described above), or the MC board of directors recommends a Takeover Proposal other than the mergers, or the MC members’ meeting is not called and held as required by the merger agreement.

If the merger agreement is terminated because of (1) MC’s uncured breach of the merger agreement (preventing the satisfaction of NYSE Euronext’s relevant closing condition); (2) the failure of MC’s members to adopt the merger agreement at the members’ meeting; or (3) the mergers not having been completed by the outside date and a vote of MC members not having occurred; and, in each case, a “Takeover Proposal” (as described above) has been made at any time from the date of the merger agreement and prior to the special meeting of MC members in the case of clause (2) and the termination of the merger agreement in the case of clauses (1) and (3), then MC must pay one half of the termination fee ($5 million) to NYSE Euronext. Then, if MC enters into a definitive agreement to consummate or consummates the transactions contemplated by the Takeover Proposal within 18 months of termination of the merger agreement, MC must pay an additional one half of the termination fee ($5 million) to NYSE Euronext.

In addition, if the merger agreement is terminated because:

•	of MC’s uncured breach of the merger agreement;

•	of MC’s breach in any material respect of its obligations regarding the non-solicitation of alternative transaction proposals; or

•

MC effects a “change in recommendation,” if MC board of directors recommends a Takeover Proposal other than the mergers, or if MC members’ meeting is not called and held as required by the merger agreement,

MC must reimburse NYSE Euronext, its subsidiaries and affiliates for its out-of-pocket fees and expenses incurred by them or on their behalf incurred in connection with the mergers, but it no event shall MC pay more than a total of $10 million (including any termination fee) to NYSE Euronext.

Also, if the merger agreement is terminated because of NYSE Euronext’s uncured breach of the merger agreement, it shall reimburse MC, it subsidiaries and affiliates for its out-of-pocket fees and expenses incurred in connection with the mergers, up to $10 million.

Efforts to Complete the Mergers

MC and NYSE Euronext have agreed to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the merger agreement, including obtaining the necessary consents or approvals from governmental entities and SROs and resolving any objections asserted by governmental entities or SROs to the merger. However, the merger agreement does not require NYSE Euronext to:

•

propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of MC or otherwise take any actions or commit to take any actions that would be reasonably likely to result in a “detriment” individually or in the aggregate, or

•

propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of NYSE Euronext, or otherwise take or commit to take any actions that after the closing date would limit the freedom of action of NYSE Euronext or any of its subsidiaries, with respect to, or their ability to retain, one or more of their businesses, product lines or assets, except for any sales, divestitures, dispositions or actions that to the knowledge of NYSE Euronext has been requested of NYSE Euronext or proposed to NYSE Euronext by any governmental entity or SRO prior to the date of the merger agreement.

For the purposes of the merger agreement, “detriment” is defined as (a) a material adverse effect on the business, financial condition or continuing results of operations of MC, (b) any negative effect on the business, financial condition or continuing results of operations of NYSE Euronext, which had such effect occurred with respect to MC would have been significant (even if not material) to MC, (c) any effect that reasonably could materially impair the economic benefits to NYSE Euronext reasonably expected by NYSE Euronext to be realized from the transactions contemplated by the merger agreement, (d) the absence or loss of authority or ability of NYSE, NYSE Arca, Inc. or Amex to continue as national securities exchanges and SROs (as registered under Section 6 and as defined in Section 3(a)(26), respectively, of the Exchange Act), (e) the absence or loss of authority or ability of Euronext Paris, Euronext Amsterdam, Euronext Portugal, Euronext Brussels or Liffe Administration and Management to continue to operate the markets that they currently operate or (f) a requirement to amend the rules of NYSE, NYSE Arca, Inc., NYSE Arca Equities, Inc., Euronext Paris, Euronext Amsterdam, Euronext Portugal, Euronext Brussels or Liffe Administration and Management (other than with respect to the amendment to the bylaws of NYSE Euronext expressly contemplated by the merger agreement); provided that in the case of clauses (b), (c), (d) (except as it relates to Amex), (e) and (f) any such effect or absence or loss of authority that to NYSE Euronext’s knowledge was requested of NYSE Euronext or proposed to NYSE Euronext by any Governmental Entity or SRO prior to the date hereof will not be a “detriment.”

Conduct of Business Pending the Mergers

Each of MC and NYSE Euronext has undertaken certain covenants that place restrictions on it until the effective time of the mergers.

MC has agreed, consistent with industry practice, to, and to cause each of its subsidiaries to, conduct its business in a reasonable manner consistent with past practice, use reasonable best efforts to preserve intact its business organization, goodwill, and relationships with governmental entities, SROs, providers of order flow, customers and suppliers, to retain officers and key employees and to maintain its current rights and franchises. In addition, MC has agreed, with certain exceptions, to certain restrictions limiting its and its subsidiaries’ ability, without the consent of NYSE Euronext, to, among other things:

•

amend the rules or organizational documents of MC, AMC Acquisition Sub, Inc., Holdings, Amex or Amex merger sub, except for rule changes made in the ordinary course of business that would not be material;

•	declare or pay dividends; split, combine, reclassify or issue any securities; or repurchase or redeem any securities of MC;

•	issue, sell, grant, pledge or otherwise encumber securities or equity rights;

•

merge or consolidate with any person or acquire any assets or equity in excess of $100,000 other than expenditures reflected in the 2008 budget of MC, which had been previously provided to NYSE Euronext;

•	sell, lease, encumber or otherwise dispose of any assets or property except pursuant to terms of certain preexisting contracts;

•

make any loans, incur any debt other than debt incurred in the ordinary course of business not exceeding $100,000, or commit to any capital expenditure other than expenditures reflected in the 2008 budget of MC;

•

increase compensation or benefits of directors, officers, employees or consultants (other than ordinary course salary increases for 2008, subject to certain limitations) or grant severance or termination pay (other than pursuant to certain preexisting severance arrangements);

•	enter into or amend any compensation or benefit plan or agreement, or take any action to accelerate the vesting or payment of any compensation or benefit under any employee benefit plan;

•	hire or terminate employees, except for hirings or terminations of employees or consultants below the officer level with aggregate annual compensation of less than $150,000;

•	settle or compromise any material claim, litigation or other proceeding;

•	enter into a collective bargaining or similar labor agreement (other than renewals of existing agreements);

•	make or change any material tax election, or settle or compromise any material tax liability;

•	enter into, modify or amend any company contract (as defined in the merger agreement);

•	enter into any contracts with affiliates, employees, officers or directors;

•	terminate or amend any material insurance policies;

•	change its accounting methods, other than as required by law;

•

take any action that would prevent or impede or be reasonably likely to prevent or impede any of the mergers (other than the SRO merger) from qualifying as reorganization within the meaning of Section 368(a) of the Internal Revenue Code or would be reasonably expected to have the legal or practical effect of preventing or reducing the likelihood of consummation or materially delaying the mergers by the outside date;

•	enter into any agreement that could limit the business from competing in any line of business or geographic area;

•	adopt a plan of liquidation, dissolution, restructuring or other reorganization of MC;

•	enter into any agreement binding or restricting NYSE Euronext or any of its subsidiaries; or

•

fail to use reasonable best efforts to maintain the trading systems of Amex and each related system that is run or maintained by MC or its subsidiaries if such failure would cause any such system to not operate without sustained or repeated interruption.

NYSE Euronext has agreed to, and to cause each of its subsidiaries to, conduct its business in a commercially reasonable manner and to use commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with governmental entities, regulatory organizations, providers of order flow, customers and suppliers, in each case, consistent with industry practice. In addition, NYSE Euronext has agreed, with certain exceptions, to certain restrictions limiting its and its subsidiaries’ ability take the following actions without the consent of MC:

•

amend NYSE Euronext organizational documents (except for amendments that would not adversely affect the economic benefits of the NYSE Euronext/Amex merger to MC members or non-material amendments to the rules and regulations in the ordinary course of NYSE Euronext’s business);

•

take any action that would prevent or impede or be reasonably likely to prevent or impede NYSE Euronext/Amex merger from qualifying as reorganization within the meaning of Section 368(a) of the Internal Revenue Code or would be reasonably expected to have the legal or practical effect of preventing or reducing the likelihood of consummation or materially delaying the mergers by the outside date;

•	liquidate or dissolve NYSE Euronext; or

•

pay any dividend (other than ordinary cash dividends) or effect any stock split, reclassification or issuance of NYSE Euronext common stock or right to acquire NYSE Euronext securities (other than equity compensation awards paid to current or prospective directors, officers or employees) during the 15 consecutive trading day period leading up to the completion of the mergers.

The merger agreement also contains covenants relating to the preparation of this document and the stockholders and members’ meetings, access to the information of the other company, notification of certain matters, the listing of NYSE Euronext shares to be issued as the merger consideration and the contingent consideration, if any, on NYSE and Euronext Paris, and public announcements with respect to the transactions contemplated by the merger agreement.

Amendment, Waiver and Extension of the Agreement

Amendment

The parties may amend the merger agreement by action of their respective boards of directors. However, after receipt of the MC members’ approval of the merger agreement, there may not be, without further approval of such members, any amendment of the merger agreement that would require further member approval under applicable law without such further approval. Additionally, after the completion of the mergers, the section of the merger agreement related to the sale of the Amex headquarters may be amended by the mutual agreement of NYSE Euronext and the former MC member representative.

Extension; Waiver

At any time prior to the completion of the mergers, each of the parties, by action taken or authorized by their respective board of directors, to the extent legally allowed, may extend in writing the time for performance of, or waive compliance with, any of the obligations of the other parties or waive any inaccuracies in the other parties’ representations and warranties.

Fees and Expenses

In general and except as otherwise specified in the merger agreement, all costs and expenses incurred in connection with the merger agreement shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing and mailing this proxy statement/prospectus, all filing and other fees that are paid to the SEC in connection with the filing of the registration statement of which this proxy statement/prospectus forms a part, and all filing fees associated with the filing of the notification and report forms under the HSR Act shall be borne equally by MC and NYSE Euronext.

Employee Matters

NYSE Euronext has agreed to:

•

following the completion of the mergers and until December 31, 2008, provide to MC and Amex employees base salary, annual cash bonus opportunities and welfare benefits that are no less favorable, in the aggregate, to those received immediately prior to the completion of the mergers (except that for this purpose NYSE Euronext may provide welfare benefits provided to similarly situated employees of NYSE Euronext in satisfaction of this obligation);

•	until the first anniversary of the completion of the mergers, honor in accordance with its terms as of the date of the merger agreement the MC severance pay plan; and

•

provide MC and Amex employees who become participants in NYSE Euronext benefit plans with credit under such plans for purposes of eligibility, vesting and benefit accrual, except (i) for the purposes of any retiree welfare plan, (ii) as such service credit would result in a duplication of benefits, (iii) to the extent that any new plan is established by NYSE Euronext that does not recognize service of similarly situated employees of NYSE Euronext and (iv) benefit accrual will not be provided under defined benefit pension plans.

Directors’ and Officers’ Indemnification and Insurance

The merger agreement provides that, upon the completion of the mergers, NYSE Euronext and merger sub, as the surviving entity of the NYSE Euronext/Amex merger, will indemnify and hold harmless, and provide advancement of expenses to, all present and former governors, directors, officers and employees of MC and its subsidiaries in their capacities as such against all losses, claims, damages, costs, expenses and liabilities to the same extent that such persons are indemnified or have the right of advancement of expenses pursuant to MC organizational documents as of the date of the merger agreement.

The merger agreement also provides that NYSE Euronext will maintain for a period of six years after completion of the mergers the current directors’ and officers’ liability insurance policies and fiduciary liability insurance maintained by MC, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to claims arising from facts or events (including acts or omissions) occurring at or before the effective time of the NYSE Euronext/Amex merger, subject to certain specified cost limitations.

Representations and Warranties

The merger agreement contains generally customary representations and warranties of MC and NYSE Euronext relating to their respective businesses. The representations and warranties of MC and NYSE Euronext are qualified by the information set forth in the disclosure letters exchanged by the parties in connection with the merger agreement as well as, in the case of NYSE Euronext, information in its SEC filings (available on the SEC’s website).

Each of MC and NYSE Euronext has made representations and warranties regarding, among other things:

•	corporate matters, including due organization and qualification in each jurisdiction of operation;

•	the capital structure of the parties;

•	authority relative to execution and delivery of the merger agreement and the absence of conflict with, or violations of, organizational documents or other obligations as a result of the merger;

•	the absence of any undisclosed material governmental filings and consents necessary to complete the merger;

•	the accuracy of the parties’ respective financial statements and reporting procedures;

•	the absence of undisclosed liabilities;

•	the accuracy of information supplied for inclusion in this document and other similar documents;

•	the absence of certain adverse changes since December 31, 2006, in the case of MC, and September 30, 2007, in the case of NYSE Euronext;

•	certain tax matters;

•	the receipt of fairness opinions from financial advisors; and

•	brokers’ fees payable in connection with the merger.

In addition, MC has made other representations and warranties about itself to NYSE Euronext as to:

•	due organization, qualification and ownership of its subsidiaries;

•	the required member vote of MC to adopt the merger agreement;

•	the absence of any undisclosed material litigation and legal proceedings;

•	compliance with applicable laws and regulations;

•	the validity of title to real property owned by the parties, the validity of leasehold interests in real property and other real property matters;

•	employee and labor matters and benefit plans, including compliance with the Employee Retirement Income Security Act of 1974, as amended;

•	intellectual property and information technology matters;

•	the absence of any undisclosed material contracts and the validity and enforceability of those contracts;

•	compliance with environmental laws;

•	insurance coverage;

•	compliance with laws and regulations regarding foreign and international trade practices; and

•	Amex as a registered national securities exchange and Network B Administrator under the CTA/CQ Plans.

The description of the merger agreement in this document has been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to the parties to the merger agreement. The statements embodied in those representations and warranties were made for the purpose of the merger agreement as a contract between the parties and are subject to qualification and limitations agreed by the parties in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders or members or may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact.

DIRECTORS AND MANAGEMENT AFTER THE MERGERS

For information regarding the current NYSE Euronext directors and officers, see “Information about NYSE Euronext—Directors and Executive Officers,” “Information about NYSE Euronext—Director Compensation,” and “Information About NYSE Euronext—Executive Compensation.” It is not anticipated that the directors and officers of NYSE Euronext will change as a result of the mergers. The board of directors of NYSE Euronext currently consists of 22 directors, 18 of which (Jan-Michiel Hessels (Chairman), Marshall N. Carter (Deputy Chairman), Duncan L. Niederauer (Chief Executive Officer), Jean-François Théodore (Deputy Chief Executive Officer), Ellyn L. Brown, Sir George Cox, William E. Ford, Sylvain Hefes, Dominique Hoenn, Shirley Ann Jackson, James S. McDonald, Duncan M. McFarland, James J. McNulty, Baron Jean Peterbroeck, Alice M. Rivlin, Ricardo Salgado, Rijnhard van Tets, and Sir Brian Williamson) are standing for reelection at its annual meeting of stockholders, which is scheduled to be held on May 15, 2008.

REGULATION

U.S. Regulation

U.S. federal securities laws have established a two-tiered system for the regulation of securities markets and market participants. The first tier consists of the SEC, which has primary responsibility for enforcing federal securities laws and regulations and is subject to Congressional oversight. The second tier consists of the regulatory responsibilities of SROs over their members. SROs are non-governmental entities that are registered with, and regulated by, the SEC.

Securities industry SROs are an essential component of the regulatory scheme of the Exchange Act for providing fair and orderly markets and protecting investors. To be a registered national securities exchange, an exchange must be able to carry out, and comply with, the purposes of the Exchange Act and the rules and regulations under the Exchange Act. In addition, as an SRO, an exchange must be able to enforce compliance by its members, and individuals associated with its members, with the provisions of the Exchange Act, the rules and regulations under the Exchange Act and its own rules.

Broker-dealers must also register with the SEC, and members must register with an SRO, submit to federal and SRO regulation, and perform various compliance and reporting functions.

Two subsidiaries of NYSE Group, NYSE and NYSE Arca, Inc., as national securities exchanges and SROs, are registered with, and subject to oversight by, the SEC. Amex, as a registered national securities exchange, is also an SRO. Accordingly, the NYSE, NYSE Arca and Amex are regulated by the SEC and, in turn, are the regulators of their members. The regulatory functions of both the NYSE and NYSE Arca are performed by NYSE Regulation, acting through its own staff and, for certain functions, utilizing staff of FINRA pursuant to an agreement. See “—NYSE Regulation—Structure, Organization and Governance of NYSE Regulation” below. Following the mergers, it is expected that the regulatory functions of Amex will also be delegated to NYSE Regulation, which, as in the case of the NYSE and NYSE Arca, will act through a combination of its own staff and, pursuant to an agreement, FINRA staff.

NYSE Regulation

Overview. As registered national securities exchanges in the U.S., NYSE, NYSE Arca, Inc. and Amex are charged with oversight of the financial and operational status and sales-practice conduct of members and their employees, and have responsibility for regulatory review of their trading activities on those exchanges. In addition, the NYSE, NYSE Arca and Amex are responsible for enforcing compliance with their respective financial and corporate governance listing standards by listed companies.

As described below, financial, operational and sales practice oversight is generally conducted by FINRA. The remaining regulatory functions of the NYSE and NYSE Arca continue to be their responsibility, but are performed by NYSE Regulation, Inc., a separate Type A not-for-profit subsidiary of NYSE Group. NYSE Regulation, employing approximately 260 people as of December 31, 2007, consists of the following three divisions:

•	Listed Company Compliance;

•	Market Surveillance; and

•	Enforcement

FINRA. On July 30, 2007, NYSE Group and NYSE Regulation, each a wholly owned subsidiary of NYSE Euronext, entered into and completed an asset purchase agreement with FINRA (formerly NASD) pursuant to which the member firm regulatory functions of NYSE Regulation, including related enforcement activities, risk assessment and the arbitration service (collectively, the “Transferred Operations”), were consolidated with those of FINRA.

In connection with this transaction, approximately 427 employees of NYSE Regulation were transferred to FINRA. The remaining employees of NYSE Regulation are dedicated primarily to market surveillance, related enforcement and listed company compliance for NYSE and NYSE Arca. In addition, FINRA and NYSE Group also entered into agreements under which NYSE Group provides certain transition services to FINRA and its affiliates and FINRA provides certain regulatory services to NYSE Group and its affiliates.

Listed Company Compliance. The NYSE and NYSE Arca require their listed companies to meet their respective original listing criteria at listing, and to thereafter maintain continued compliance with their respective listing standards. The Listed Company Compliance division of NYSE Regulation monitors and enforces compliance with these standards. The division is split into two parts:

•

the financial compliance group, which reviews a company’s reported financial results both at the time of listing and thereafter to ensure that it meets original listing and continued listing requirements; and

•

the corporate compliance group, which ensures that listed companies adhere to required qualitative standards, including governance requirements for configuration of corporate boards, director independence and financial competence of audit committee members.

Market Surveillance. The Market Surveillance division is responsible for monitoring equity trading activity on the facilities of the NYSE for violations of federal securities laws and rules and exchange trading rules, including prohibitions against insider trading and manipulation activity. It also monitors equity trading on the facilities of NYSE Arca for insider trading and manipulation activity. Such monitoring of trading activities involves both real-time and post-trade review. The Market Surveillance division uses sophisticated technology to detect unusual trading patterns, and the staff of the Market Surveillance division also maintains a presence on the trading floor of the NYSE. Market Surveillance makes referrals to the NYSE Regulation Enforcement division and the SEC Division of Enforcement, as appropriate. NYSE Regulation also maintains a surveillance group that similarly monitors equities and options trading on NYSE Arca, including maintaining a presence on its options trading floor. That surveillance may also result in referrals to NYSE Regulation Enforcement or the SEC Division of Enforcement. In addition, it is expected that NYSE and NYSE Regulation will conclude an agreement with FINRA and each of the other registered national securities exchanges in the U.S. to consolidate the conduct of insider trading surveillance. It is contemplated that under that agreement, NYSE Regulation will conduct such surveillance with respect to all trading of NYSE and NYSE Arca listed securities in the United States regardless of the market on which the trading occurs, while FINRA will conduct such surveillance with respect to all trading of securities listed on the Nasdaq Stock Market and Amex.

Enforcement. The Enforcement division investigates and prosecutes violations of NYSE and NYSE Arca rules and U.S. federal securities laws and regulations relating to trading on NYSE or NYSE Arca. Enforcement cases can include books and records deficiencies, reporting and supervisory violations, misconduct on the trading floor, insider trading, market manipulation and other abusive trading practices. Sources of investigations for the Enforcement division include examination findings referred by FINRA, surveillance reviews referred by the Market Surveillance division, arbitration referrals from FINRA, reporting of customer complaints and settlements by members, referrals from the SEC and complaints by members of the investing public and securities professionals. All settlements negotiated between NYSE Regulation Enforcement and a respondent are reviewed, and all contested cases are conducted, pursuant to administrative procedures which are independent of NYSE Regulation management.

Structure, Organization and Governance of NYSE Regulation. NYSE Regulation has undertaken to perform the regulatory functions of the NYSE and NYSE Arca pursuant to a delegation agreement with the NYSE and a regulatory services agreement with NYSE Arca. In addition, NYSE Arca continues to have its own chief regulatory officer to oversee the performance of its regulatory responsibilities, although NYSE Arca’s chief regulatory officer also reports to the NYSE Regulation chief executive officer and the NYSE Regulation board of directors. NYSE Regulation also has an explicit agreement with NYSE Group, the NYSE and NYSE Market so that adequate funding is provided to NYSE Regulation. Moreover, under the operating agreement of the NYSE, no regulatory fees, fines or penalties collected by NYSE Regulation may be distributed to NYSE Group or any entity other than NYSE Regulation.

NYSE Regulation has been and expects to continue to be self-funded through its collection of regulatory fees and fines and through its agreements with the NYSE, NYSE Market and NYSE Arca to provide regulatory services. NYSE Regulation levies fines as a result of formal disciplinary action imposed by the Enforcement division of NYSE Regulation.

NYSE Regulation does not adjust the amount of regulatory fees charged based on the amount of fines assessed. Income from fines is used only to fund non-compensation expenses of NYSE Regulation. The use of fine income by NYSE Regulation is subject to specific review and approval by the NYSE Regulation board of directors.

NYSE Regulation incorporates several structural and governance features designed to ensure its independence, given our status as a for-profit and listed company. NYSE Regulation is a separately incorporated, not-for-profit entity. Each director of NYSE Regulation (other than its chief executive officer) must be independent under the independence policy of the NYSE Euronext board of directors, and a majority of the members of the NYSE Regulation board of directors and its compensation committee and nominating and governance committee must be persons who are not directors of NYSE Euronext. The chief executive officer of NYSE Regulation is also not permitted to be an officer or employee of any affiliated unit other than NYSE Regulation and reports solely to the NYSE Regulation board of directors.

To reduce the conflicts that can arise from “self listing,” NYSE Regulation is responsible for all listing compliance decisions with respect to NYSE Euronext’s listing on the NYSE. In addition, NYSE Regulation prepares for its board of directors quarterly reports summarizing its monitoring of NYSE Euronext’s compliance with NYSE listing standards, and its monitoring of the trading of NYSE Euronext’s common stock. A copy of these reports must be forwarded to the SEC. In addition, NYSE rules require an annual review by an independent accounting firm to ensure that NYSE Euronext is in compliance with the listing requirements, and a copy of this report must be forwarded to the SEC.

NYSE Regulation has adopted structural and governance standards in compliance with applicable U.S. federal securities laws, and in particular, Section 6 of the Exchange Act with respect to fair representation of members.

Regulatory Auditor. In an order dated April 12, 2005, the SEC instituted and simultaneously settled an administrative proceeding against the NYSE. The SEC’s action related to detection and prevention of activities of specialists who engaged in unlawful proprietary trading on the floor of the NYSE. As part of the settlement, the NYSE agreed to comply with certain undertakings, one of which was to retain a third party regulatory auditor to conduct, every two years through 2011, a comprehensive regulatory audit of NYSE Regulation’s surveillance, examination, investigation and disciplinary programs applicable to specialists and other floor members. The Order provides that the regulatory auditor is required to report the auditor’s conclusions to the NYSE board and to the SEC, and those conclusions are to be included in NYSE’s annual report. The conclusions of the regulatory auditor, James H. Cheek, III and Bass, Berry & Sims PLC were included in NYSE Euronext’s Annual Report on Form 10-K/A filed with the SEC on May 1, 2007.

European Regulation

Euronext (through its subsidiaries) operates exchanges in five European countries. Each of the Euronext exchanges holds an exchange license granted by the relevant national exchange regulatory authority and operates under its supervision. Each market operator is also subject to national laws and regulations in its jurisdiction in addition to the requirements imposed by the national exchange authority and, in some cases, the central bank and/or the finance ministry in the relevant European country.

The regulatory framework in which Euronext operates is substantially influenced and partly governed by European directives in the financial services area. In November 2007, the Investment Services Directive (“ISD”) was replaced by MiFID, one of the key directives in the Financial Services Action Plan (“FSAP”). The FSAP was adopted by the EU in 1999 in order to create a single market for financial services by harmonizing the member states’ rules on securities, banking, insurance, mortgages, pensions and all other financial transactions. In order to implement the FSAP, the EU adopted the following key directives:

•	the Market Abuse Directive of January 28, 2003 (the “Market Abuse Directive”);

•	the Prospectus Directive of November 4, 2003 (the “Prospectus Directive”);

•	the Transparency Directive of December 15, 2004;

•	the Takeover Directive of April 21, 2004;

•	the Markets in Financial Instruments Directive of April 21, 2004; and

•	the Capital Adequacy of Investment Firms and Credit Institutions Directive of October 11, 2005.

The progressive implementation by European member states of these directives is enabling and increasing the degree of harmonization of the regulatory regime with respect to financial services, offering, listing, trading and market abuse. In addition, the implementation of the MiFID directive by the European member states will result in a reinforcement of the regulators’ authority and control over market operators’ governance, shareholders and organization.

Regulation of Euronext

Group-Wide Supervision and Regulation. The national regulators of the Euronext exchanges are parties to two Memoranda of Understanding (“MOUs”) that provide a framework to coordinate their supervision of Euronext and of the markets operated by the Euronext group. The first MOU was initially entered into by the Dutch, French and Belgian exchange regulatory authorities in 2001 and was extended to the Portuguese exchange regulatory authority in 2002. The second MOU, which relates principally to the regulation of Euronext’s derivatives markets, was entered into between such authorities and the UK exchange regulatory authority in 2003.

Within the framework of the first MOU, Euronext’s continental European exchange regulators agreed to develop and implement a coordinated approach with respect to the supervision of Euronext markets, in particular with respect to the trading systems, registration and monitoring of trades, and dissemination of market data, subject to the rights and obligations of each regulatory authority under the national laws of its home jurisdiction. The regulatory authorities that signed the MOUs cooperate on the basis of a multilateral memorandum of understanding with respect to the exchange of information and oversight of securities activities implemented by the Committee of European Securities Regulators (“CESR”) (formerly Forum of European Securities Commissions, or “FESCO”). Representatives of Euronext’s regulatory authorities meet in working groups on a regular basis in order to coordinate their actions in areas of common interest and agree upon measures to promote harmonization of their respective national regulations.

The principal forum for coordinated supervision under the MOUs is the Chairmen’s Committee, which is composed of the chairmen of each of the signatory regulatory authorities. The Chairmen’s Committee takes decisions by consensus. The Chairmen’s Committee holds regular meetings with members of Euronext’s Managing Board, and also meets on an ad hoc basis whenever necessary. A Steering Committee created under the MOU and consisting of representatives of each signatory authority meets prior to each meeting of the Chairmen’s Committee, and may create working groups focusing on specific aspects of the regulation of Euronext. Certain delineated actions or decisions either require the prior approval of or are subject to the non-opposition of the Chairmen’s Committee, or must be notified to the Steering Committee. Following a decision by the Chairman’s Committee or the Steering Committee, the members of such committees are required to recommend to the decision-making bodies of each regulatory authority to approve and adopt, and otherwise act in accordance with, the decision of the relevant committee under the MOU. Matters not specifically delineated in the MOUs are reserved to the national regulators.

Decisions requiring prior approval of the Chairmen’s Committee include entering into alliances, mergers, cross shareholdings and cross-membership agreements, performing certain integration and restructuring steps, listing of shares of Euronext or its subsidiaries, outsourcing activities related to trading, registration and publication of transactions, surveillance of trading members’ activity or monitoring of transactions, creating or closing a regulated market or other trading facilities and approving or modifying the bylaws of Euronext N.V. or its subsidiaries. In addition, the Chairmen’s Committee must approve any modifications to the Euronext Rulebook (which is described below).

Decisions subject to the non-opposition of the Chairmen’s Committee include issuing notices interpreting or implementing provisions of the Euronext Rulebook and appointing (i) members of Euronext’s managing board and supervisory board and (ii) key personnel.

Decisions requiring notification to the Steering Committee include the admission, sanction, suspension or exclusion of a market member, and certain other decisions such as listing or delisting of a financial instrument, suspension of trading, or other events that may be agreed between the signatory authorities.

Regulation of Euronext N.V. At the time that Euronext was formed in 2000, Euronext received a joint exchange license together with Euronext Amsterdam to operate regulated markets. NYSE Euronext (International) B.V., NYSE Euronext (Holding) B.V., Euronext, Euronext (Holdings) N.V. and Euronext Amsterdam N.V. each has a license to operate the regulated market. The market operators are subject to the regulation and supervision of the Dutch Minister of Finance and the Dutch Authority for the Financial Markets (Autoriteit Financiële Markten, or “AFM”), in accordance with Dutch securities law and the terms and conditions of the license to operate the regulated markets. The Dutch Minister of Finance’s and the AFM’s powers include a veto/approval right over (i) the direct or indirect acquisition of more than 10% of the shares in a market operator, (ii) the appointment of the policy makers of the market operators, (iii) any mergers, cross-shareholdings and joint ventures, and (iv) any actions that may affect the proper operation of the Dutch exchanges.

National Regulation

Euronext’s European market operators hold licenses for operating the following EU regulated markets:

•	Euronext Amsterdam operates two regulated markets: one stock market (Euronext Amsterdam) and one derivatives market (Euronext Amsterdam Derivatives Market, i.e., the Amsterdam market of Liffe);

•	Euronext Brussels operates two regulated markets: one stock market (Euronext Brussels) and one derivatives market (Euronext Brussels Derivatives Market, i.e., the Brussels market of Liffe);

•	Euronext Lisbon operates two regulated markets: one stock market (Euronext Lisbon) and one derivatives market (Euronext Lisbon Futures and Options Market, i.e., the Lisbon market of Liffe);

•	Euronext Paris operates three regulated markets: one stock market (Euronext Paris) and two derivatives markets (MONEP and MATIF, i.e., the Paris market of Liffe); and

•	Liffe Administration and Management operates one regulated market, a derivatives market (the London International Financial Futures and Options Exchange, i.e., the London market of Liffe).

Each market operator also operates a number of markets that do not fall within the EU definition of “regulated markets” (described in this document as “non-regulated markets”). Each market operator is subject to national laws and regulations pursuant to its market operator status.

Euronext Amsterdam. Under Section 5.26 of The Dutch Financial Supervision Act, the operation of a regulated market in the Netherlands is subject to prior authorization by the Dutch Minister of Finance who may, at any time, amend or revoke this authorization if necessary to ensure the proper functioning of the markets or the protection of investors. Authorization may also be revoked for non-compliance with applicable rules.

AFM, together with De Nederlandsche Bank (“DNB”), acts as the regulatory authority for members of Euronext Amsterdam, supervises the primary and secondary markets, ensures compliance with market rules and monitors clearing and settlement operations. The Dutch Minister of Finance authorizes the recognition of regulated markets and issues declarations of no objection in connection with the acquisition of significant shareholdings in the operator of a regulated market in the Netherlands.

Euronext Brussels. Euronext Brussels is governed by the Belgian Act of August 2, 2002, which became effective on June 1, 2003 and is recognized as a market undertaking according to article 16 of this Act. The Belgian Law of August 2, 2002 transferred to the CBFA some of the responsibility previously executed by the Brussels exchange (e.g., disciplinary powers against members and issuers, control of sensitive information, supervision of markets, and investigative powers). Euronext Brussels continues to be responsible for matters such as the organization of the markets and the admission, suspension and exclusion of members and has been appointed by law as a “competent authority” within the meaning of the Listing Directive. Euronext Brussels, also governs four non-regulated markets: the Trading Facility, the Marché Libre (created in October 2004), the Public Auction Market for non-listed companies and NYSE Alternext (created in 2006).

Euronext Lisbon. Euronext Lisbon is governed by Decree of Law no. 357-C/2007 (Regime Jurídico das Sociedades Gestoras de Mercado Regulamentado, das Sociedades Gestoras de Sistemas de Negociação Multilateral, das Sociedades Gestoras de Câmara de Compensação ou que actuem como Contraparte Central, das Sociedades Gestoras de Sistema de Liquidação e das Sociedades Gestoras de Sistema Centralizado de Valores Mobiliários), which, along with the Portuguese Securities Code and the Comissão do Mercado de Valores Mobilários (“CMVM”) regulations, governs the regime for regulated and non-regulated markets, market operators and all companies with related activities. This law replaces and supersedes Decree of Law no. 394/99 of October 13, 1999, as amended, which was the regulatory framework in force at the time of the Euronext merger with NYSE Group. The creation of regulated market companies requires the prior authorization in the form of a decree from the Portuguese Minister of Finance, following consultation with the CMVM. The CMVM, Euronext Lisbon’s national regulator, is an independent public authority that monitors markets and market participants, public offerings and collective investment undertakings. In addition, a regulated market must be registered with the CMVM prior to starting operations. The Portuguese Minister of Finance may withdraw recognition of a regulated market in certain cases stipulated in the above-mentioned law.

Euronext Paris. Euronext Paris is governed by the French Monetary and Financial Code. Under the French Monetary and Financial Code, the French Minister of Finance has the authority to confer or revoke regulated market status upon recommendation of the AMF and following an opinion from the French Banking Commission (“Commission Bancaire”). Market status is granted if the market meets specific conditions for proper operation. In particular, the market must have rules governing access to the market, listing of securities, the organization of trading, the suspension of trading, and the recording and publication of trades. The AMF is responsible for safeguarding investments in financial instruments and in all other savings and investment vehicles, ensuring that investors receive material information, and maintaining orderly financial markets. It establishes the rules of conduct that must be observed by market operators and their personnel, determining the conditions for granting or revoking professional licenses for individuals acting on behalf of market operators, and establishing the general principles for the organization and operation of regulated markets. It is also responsible for formulating the rules governing the execution and publication of transactions involving securities or futures and options contracts listed on these markets. It also has the authority to regulate and monitor companies’ IPOs (i.e., vetting of prospectuses), financial communication of listed companies and tender offers.

Furthermore, as mentioned above, the AMF makes recommendations to the French Minister of Finance on conferring regulated market status. Finally, the AMF approves the rulebooks of regulated markets. All amendments to the rulebooks of a regulated market are subject to the prior approval of the AMF. The AMF is also empowered to establish standards for certain non-regulated markets or obligations for persons having made forms of public offerings other than listing on a regulated market, which may be relevant for the operation of non-regulated markets by Euronext Paris (notably NYSE Alternext and the Marché Libre).

In addition to its status as a market operator, Euronext Paris is approved as a specialized financial institution and is therefore governed by French banking legislation and regulations (notably the French Banking Act as amended and codified in the French Monetary and Financial Code), which means that it is subject to supervision by the Comité des Etablissements de Crédit et des Entreprises d’Investissement (“CECEI”) and the Commission Bancaire. As the relevant indirect parent company of Euronext Paris for purposes of banking regulations, Euronext is also subject to certain reporting and statutory requirements of the Commission Bancaire. As such, it must comply with certain ratios and requirements including minimum equity requirements and solvency ratios.

Liffe. LIFFE (Holdings) plc, a UK company, is governed by the UK Companies Acts of 1985, 1989 and 2006 (to the extent currently implemented). Liffe (Holdings) shares are held by Euronext UK Ltd., a subsidiary of Euronext LIFFE (Holdings) has three principal regulated subsidiaries: Liffe Administration and Management and LIFFE Services Ltd in the UK, and NQLX LLC in the United States.

Liffe Administration and Management (“Liffe”) administers the markets for financial and commodity derivatives in London, which are overseen by the U.K. Financial Services Authority. In the UK, financial services legislation comes under the jurisdiction of Her Majesty’s Treasury, while responsibility for overseeing the conduct of regulated activity rests with the Financial Services Authority. Under current legislation, Liffe is designated as a recognized investment exchange pursuant to the U.K. Financial Services and Markets Act 2000. As such, Liffe is required to maintain sufficient financial resources for the proper performance of its functions (requirement to hold at least £96 million of cash in its assets based on 2007 financials).

LIFFE Services Limited is primarily a technology supplier and is governed by Financial Services Authority regulations as a service company.

NQLX LLC is a wholly owned indirect subsidiary of LIFFE (Holdings), which is notice-registered with the SEC and is regulated by the Commodities Futures Trading Commission as a designated contract market. NQLX LLC is currently dormant but has retained its status as a designated contract market in anticipation of listing new contracts in the future.

Additional National Regulation. The rules set forth below relating to the acquisition of an interest in a market operator apply to both direct and indirect acquisitions and, to the extent that NYSE Euronext is the parent company of Euronext that holds in turn directly or indirectly 100% of its five market operator subsidiaries, also apply to the acquisition of an interest of the same size in it. These rules are specific to market operators (and their holding companies) and are in addition to shareholder reporting rules applicable to listed companies generally.

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Under Dutch law, no shareholder may hold or acquire, directly or indirectly, or try to increase its stake to more than 10% of a recognized market operator without first obtaining a declaration of no-objection from the Dutch Minister of Finance.

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Under French law, the acquisition and divesture by any person or group of persons acting in a concerted manner of 10%, 20%, 33 1/3% or 50% of Euronext Paris shares or voting rights must be authorized by CECEI. By exception to the above, in the event that the acquisition or divesture of shares takes place outside of France between non-French persons, such acquisition or divesture need only be notified to the CECEI, which, if it determines that such transaction could adversely affect the fit and proper management of Euronext Paris, could decide to review and amend Euronext’s credit institution license.

•	Also under French law, any person or group of persons acting in a concerted manner who acquires Euronext Paris shares or voting rights in excess of 10%, 20%, 33 1/3%, 50% or 66 2/3% is required to inform Euronext Paris that in turn has to notify the AMF and make the information public. Any person acquiring direct or indirect control has to obtain the prior approval of the Minister of Finance upon recommendation of the AMF.

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Under Belgian law, any person who intends to acquire securities in a market undertaking and who would, as a result of such acquisition, hold directly or indirectly 10% or more of the share capital or of the voting rights in that market undertaking, must provide prior notice to the CBFA. The same obligation applies each time such person intends to increase its ownership by an additional 5%.

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Under Portuguese law, a shareholder who intends to acquire, directly or indirectly, a dominant holding in a Portuguese market operator must obtain the prior authorization of the Portuguese Ministry of Finance. In addition, all entities acquiring or disposing of a holding (direct or indirect) in a market undertaking in Portugal at the level of 2%, 5%, 10%, 20%, 33 1/3%, 50%, 66 2/3% and 90% of the voting rights, must notify the CMVM of the acquisition or disposal within three business days following the relevant transaction.

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In the United Kingdom, the Financial Services Authority requires that “recognized investment exchanges” (such as Liffe) meet a “fit and proper” test taking into account, among other things, governance arrangements, integrity and competence of key personnel.

As part of the process of integrating the trading platforms of its European markets, Euronext introduced a harmonized rulebook, which has reduced the compliance burden on users, ultimately reducing their costs. The Euronext Rulebook currently consists of two books:

•	Rulebook I contains the harmonized rules, including rules of conduct and enforcement rules that are designed to protect the markets, as well as rules on listing, trading and membership; and

•	Rulebook II contains the remaining rules of the individual markets that have not yet been harmonized or which pertain to a specific non-regulated market.

Notices adopted by Euronext under Rulebook I apply to all Euronext markets (unless otherwise specified), while those for Rulebook II are specific to local jurisdictions. Rulebook I covers the following matters:

•	membership and market access rules for cash markets and derivative markets;

•	trading rules for cash markets and derivative markets;

•	listing rules for cash markets;

•	rules of conduct for cash markets and derivative markets; and

•	enforcement of the rules (applicable to cash markets and derivative markets).

Listing and Financial Disclosure

The regulatory authorities that are signatories to the aforementioned MOUs have agreed to use their best efforts to harmonize their respective national rules, regulations and supervisory practices regarding listing requirements, prospectus disclosure requirements, ongoing obligations of listed companies, takeover bid rules and disclosure of large shareholdings. The rules regarding public offerings of financial instruments and prospectuses as well as ongoing (ad hoc and periodic) disclosure requirements for listed companies are set forth by the Prospectus Directive and Transparency Directive which must be implemented in Euronext countries by each legislative body and regulator. Companies seeking to list and trade their securities on a Euronext market must comply with the harmonized listing requirements of Rulebook I and, following admission, with the ongoing disclosure requirements set forth by the competent authority of their home member state.

Companies may apply for admission to listing and trading in one or more jurisdictions in which a Euronext market is located. However, a single point of entry for issuers allows investors from other Euronext countries to have access to the order book as far as trading is concerned. The settlement processes may still differ among the various Euronext markets but are being integrated and harmonized within the Euroclear group settlement systems, with the exception of the Portuguese market for which settlement activities will continue to be performed by Interbolsa.

Membership and Compliance

Euronext offers to its members the ability to extend membership across all Euronext jurisdictions, subject to the fulfillment of technical conditions that may include adequate local clearing and settlement arrangements and the satisfaction of applicable regulatory requirements. With regard to investment service providers, this common membership is achieved through the “MiFID passport” (i.e., the right to provide services or establish a branch in the host country based on the MiFID license granted in the home country). As for the persons who do not benefit from this passport (because their activity does not call for a license under the MiFID or due to their extra-European origin), Euronext regulators have put in place arrangements that aim at creating a “proxy passport” whereby the diligence conducted by one of the relevant European authorities to authorize a person to conduct its business as a trading member can be relied upon by the other authorities, within the limits of the sovereignty of each signatory authority.

According to MiFID, members have to comply with the conduct of business rules imposed by their home member state, notwithstanding the use of their passport to provide services in the host country, or the host state where they have set up branches as appropriate.

Euronext may suspend a member’s trading privileges if the member has breached a rule in the Euronext Rulebook or any of the conditions attached to its membership. Euronext may also decide to terminate membership under certain circumstances, including the loss of a member’s license or authorization as an investment firm issued by the competent authority of its home state or the violation of any rules of the Euronext Rulebook or the admission agreement.

Trading and Market Monitoring

MiFID, the Market Abuse Directive, CESR standards and the Euronext Rulebooks all provide minimum requirements for monitoring of trading and enforcement of rules by Euronext as a regulated market. Euronext has set up a framework to organize market monitoring by which it:

•	monitors trading in order to identify breaches of the rules, disorderly trading conditions or conduct that may involve market abuse;

•	reports to the local regulator of breaches of rules or of legal obligations relating to market integrity; and

•	monitors compliance with and enforces Euronext rules pursuant to European standards and the Euronext Rulebooks.

Market surveillance and monitoring are implemented through a two-step process consisting of real time market surveillance and post-trade (i.e., “next day”) analysis of executed trades. In addition, Euronext ensures member compliance with its rules by conducting on site investigations and inspections.

Real time monitoring of the markets is performed by Cash Market Operations (“CMO”) and, for derivative markets by Liffe Market Services (“LMS”). CMO and LMS are the day-to-day first lines of contact for all market participants (members, issuers and regulators) in respect of operational issues. They monitor day-to-day activity and can take immediate action to maintain fair and orderly markets. This monitoring triggers preventative and immediate action when the functioning of the orderly market is threatened and market rules are not complied with.

Post-trade monitoring is undertaken by the Market Integrity Department in respect of the cash and continental derivatives markets and by the Audit, Investigation and Membership Unit in respect of the London derivatives market. As part of their T+1 activities, both departments have developed a set of monitoring tools that are used to detect and deter particular types of abusive behavior, such as insider trading and front running, which left unchecked could undermine investors’ confidence in the integrity of the Euronext markets. In addition, both departments undertake audits of member firms in order to ensure that members are both complying with the rules and have appropriate controls and procedures in place over specific areas of their business, such as pre- and post-trade risk management and back office functions.

CMO and LMS enforce all rules relating to trading activity including the provisions of Chapter 8 of the Euronext Rulebook I (relating to rules of conduct) on a real time basis. In this manner, suspected cases of market abuse are reported to the competent regulator (who is responsible for enforcing the Market Abuse Directive provisions in accordance with national laws and regulations) and possible infringements of Euronext rules is reported to the compliance departments within Euronext.

These compliance departments are also responsible for the conduct of on-site member inspections and investigations, and handle infringements of Euronext rules by enforcing Chapter 9 of the Euronext Rulebook I.

INFORMATION ABOUT NYSE EURONEXT

In this section, unless otherwise indicated, references to “we”, “us”, “our”, “our company” and “our business” refer to NYSE Euronext and its subsidiaries.

NYSE Euronext is the world’s leading and most liquid exchange group with both the highest average daily value of cash trading and the largest market capitalization of listed operating companies of all exchanges. NYSE Euronext also offers a diverse array of financial products and services, and operates six cash equities and six derivatives exchanges in six countries and two continents. We are a world leader for trading in cash equities, ETFs and other structured products, and equity and interest rate derivatives, as well as the creation and global distribution of market information related to trading in these products. NYSE Euronext is the largest listings venue in the world, home to corporations representing over $30 trillion in market capitalization (as of December 31, 2007). NYSE Euronext also operates a globally-distributed connectivity network and provide commercial trading and information technology solutions for customers and other exchanges.

NYSE Euronext was organized on May 22, 2006 in connection with the combination of the businesses of NYSE Group and Euronext, which was consummated on April 4, 2007. Prior to then, our company had no assets and did not conduct any material activities other than those incidental to our formation. Following the consummation of the combination, NYSE Euronext became the parent company of NYSE Group and Euronext and each of their respective subsidiaries. Our principal executive office is located at 11 Wall Street, New York, New York 10005 and our telephone number is (212) 656-3000. Our European headquarters are located at 39 rue Cambon, F 75039 Paris Cedex 01, and our telephone number is +33 1 49 27 10 00.

Competitive Strengths

We have established ourselves as the leading global financial market group with one of the most widely recognized brand names in the world by leveraging a number of key strengths, including:

Most Diverse Range of Products and Services. We provide our customers with a choice in trading alternatives as well as the broadest range of products and services within the global exchange industry, spanning across a number of asset classes. We believe that our operation of multi-asset class markets, which offer an expanded and enhanced range of products and services, reinforces our leadership position in the global financial markets. Our products and services include:

•	Cash Trading: We provide an array of cash trading products and services, including U.S. and European cash equities, ETFs, fixed income products and warrants.

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Derivatives: We offer customers sophisticated trading in a wide range of interest rate, equity, index, commodity and currency derivative products. Through Liffe, our London-based derivatives exchange, we operate the second largest derivatives market in Europe based on volume and the second largest derivatives market in the world based on average daily value of trading. Through NYSE Arca, we believe we are one of the fastest growing options exchanges in the United States.

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Listings: We enable the capital formation process for companies around the world by supporting multiple trading venues for a diverse range of issuers to list in both the United States through NYSE and NYSE Arca, and in Europe through Euronext and NYSE Alternext.

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Market Data and Indices: We offer customers a broad array of market data services that leverage our company’s unique global presence across multiple markets and asset classes. We own and maintain several benchmark indices, including the European flagship indices AEX®, BEL 20®, CAC 40®, PSI 20®, and Euronext 100® indices.

•	Commercial Trading Technology: Through our technology affiliates, including AEMS, TransactTools, Wombat, SIAC and GL TRADE, we are able to offer the global securities marketplace a comprehensive technology platform, including exchange trading platforms, participant access technologies for electronic trading, and market data management and distribution, as well as a rapidly expanding physical network infrastructure, known as Secure Financial Transaction Information, or “SFTI®”, connecting major market centers and over 1,000 market participants in the United States and Europe. We have positioned ourselves in the global financial marketplace as an open and market neutral infrastructure for connecting market participants to liquidity across geographies and asset classes, enabling us to provide a broad range of technology and services to customers for managing electronic trading.

World’s Largest Cash Equities Market. We maintain the world’s largest pool of liquidity for cash equities and operate the world’s most sizable market for listing and trading cash equity securities, which we believe will drive innovation and efficiency for investors and issuers. During 2007, according to statistics published by World Federation of Exchanges, over one-third of the world’s cash trading took place on our exchanges. The average daily value of cash equity securities traded on our exchanges during 2007 was $141.2 billion, which was greater than the average daily trading value of securities traded on other cash equity exchanges, including Nasdaq ($58.8 billion), the London Stock Exchange ($39.2 billion), the Tokyo Stock Exchange ($23.5 billion), and the Deutsche Börse ($15.7 billion).

World’s Leading Listings Venue. As of December 31, 2007, the aggregate market capitalization for listed operating companies on NYSE Euronext was $30.4 trillion, which is greater than that of the next four largest exchanges combined, including the London Stock Exchange main market ($10.3 trillion), the Tokyo Stock Exchange ($6.2 trillion), Nasdaq ($5.0 trillion), and the Swiss Exchange ($4.9 trillion). In addition, as of December 31, 2007, we listed, on a primary or secondary basis, 70 of the world’s 100 largest companies, based on market capitalization, compared to 36 such companies listed on the London Stock Exchange Group, 20 listed on the Swiss Exchange, 14 listed on the Tokyo Stock Exchange, 18 listed on the Deutsche Börse, and 7 listed on Nasdaq. We are also well-positioned among the emerging growth countries of Brazil, Russia, India and China (including Hong Kong and Taiwan) (collectively referred to as the “BRICs”), listing more companies from these fast growing markets, and with a larger combined market capitalization, than any other exchange group in the world. As of December 31, 2007, we listed 100 companies from the BRIC countries with a combined market capitalization of $2,982 billion, compared with 43 such companies with a combined market capitalization of $791 billion listed on the London Stock Exchange, 79 on Nasdaq with a combined market capitalization of $106 billion, two on the Deutsche Börse with a combined market capitalization of $0.85 billion, and one on the Tokyo Stock Exchange with a market capitalization of $0.60 billion.

World’s Leading Marketplace Group for IPO Capital Raising. As a result of our leadership position for listing and trading cash equity securities, we are the world’s leading marketplace group for raising capital through IPOs. For the year ended December 31, 2007, approximately $80.5 billion in IPO capital was raised by listed issuers on NYSE Euronext’s markets, compared to $46.2 billion raised by listed issuers on the London Stock Exchange (excluding capital raised by listed issuers on the London Stock Exchange’s Alternative Investment Market), $40.1 billion raised on the Hong Kong Stock Exchange, and $20.8 billion raised on Nasdaq.

Highly Experienced and Entrepreneurial Management Team. We are led by a first-class international management team that possesses significant experience in the global securities and derivatives industries with a proven ability to execute transformative transactions and integrate businesses, deliver significant innovation and efficiency, and create value for stakeholders, including shareholders and customers.

Leading Technology. We are an industry leader with a proven ability to deliver highly robust, efficient, reliable and scalable technology platforms in cash and derivatives trading, and in data networking, connectivity, and message management solutions. Through our technology subsidiaries, we have been selected to provide the technology for 15 financial markets around the world. In addition, our diverse product and service offerings are used by leading financial institutions on a global scale.

Commitment to Cooperative, Multilateral Regulation. We are committed to cooperative, multilateral regulation, yet we maintain the strong and effective local regulatory frameworks that have been successfully established within the United States and among the College of Regulators within Europe. We recognize that the existing local regulatory frameworks play an invaluable role in enhancing our value and reputation as well as the value and reputation of the listed companies and member organizations of our exchanges.

Strategy

We intend to build on our position as the leading global financial market by executing a clearly defined strategy.

Extend the Range of Products and Services We Provide. The combination of the businesses of NYSE Group and Euronext provided us with an opportunity to diversify and realize significant revenue synergies by leveraging the combined company’s premier brand name, unparalleled product range, global customer base, complementary membership base, and leading technology platforms. We intend to continue to leverage these revenue opportunities and create new opportunities by developing new products and services in a number of areas including:

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Cash Equities Trading. We intend to capitalize on our position as the world’s largest and most liquid equities market by providing our customers with innovative trading products and services in a number of areas, including responding to European demand to invest in the leading public companies in the United States, cross-fertilizing product development opportunities in the rapidly growing areas of structured products and ETFs, and further extending trading hours across time zones.

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Derivatives. We intend to increase our derivatives business through a number of initiatives, including the on-going product development activities, the continued cross-selling of derivative products among our U.S. and European customer bases, and the extension of Bclear, the highly successful European wholesale OTC derivatives services provided by Liffe to the United States. We are also investigating the possibility of launching a number of new products in the United States and Europe, and have recently entered into an agreement with CME Group to acquire its precious metals franchise.

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Listings. We intend to leverage our premier brand and position as the world’s leading listings venues with the deepest global pool of liquidity to compete aggressively for new listings on a global scale. With multiple listings platforms in both the United States (the NYSE and NYSE Arca) and Europe (Euronext and NYSE Alternext), we are uniquely situated to target a highly diverse range of companies from around the world to enable the capital-raising process. We have established a unique “Fast Path Cross-Listing,” which provides NYSE-listed companies with accelerated cross-listing on certain Euronext markets, and we intend to continue to expand this innovative listing alternative.

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Market Information. We have begun to cross-sell our market data products among our U.S. and European customer bases, and we intend to use the significant volumes of data we generate more profitably by aggregating, analyzing, packaging and distributing our data to a broader base of customers in new and different ways.

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Software and Technology Services. We intend to further expand the combination of our software and technology service offerings by leveraging our recent technological initiatives, such as our agreement to acquire the remaining stake in AEMS, our acquisition of Wombat and our integrated TransactTools solutions. These initiatives, together with our global technology platform, will enable us to offer a comprehensive and unique suite of leading exchange and trading technology solutions to market participants around the world in a centralized environment. In addition, through our acquisition of Wombat, a leading provider of data management technology, we also intend to assist our customers in managing, processing, and analyzing market data from our markets and others around the world, which we believe will enable them to operate their trading operations more effectively and profitably.

Maximize Customer Choice. As the parent company of the world’s leading cash equities marketplaces and a significant participant in the global derivatives markets, we seek to further expand the full-service, global markets we offer our customers to maximize customer choice of products and services, asset classes and technologies available to all types of investors worldwide. We operate six cash markets and six derivatives markets worldwide in addition to OTC markets.

Leverage Technology to Drive Cost Reductions and Integration Benefits. We expect to continue to benefit from operational synergies resulting from the consolidation of capabilities and elimination of redundancies, and to achieve greater efficiencies from increased scale, shared technology and automation. In particular, we expect to achieve $250 million in technology-related cost reductions in connection with the combination of the NYSE Group and Euronext and related integration initiatives by the end of 2010. Following the completion of our integration initiatives, we expect to have established a single platform for trading cash equities and a single platform for trading derivatives, and a single global network that will enable market participants within NYSE Euronext to trade across asset classes, geographies and time zones through a common point of entry, the “Common Customer Gateway” or “CCG.”

Pursue Organic Growth and Strategic Acquisitions and Alliances. With the most recognized brand names within the global exchange industry and the world’s largest securities marketplaces, we are extremely well-positioned to grow our business organically and to continue to play a leadership role in the ongoing consolidation of the industry through acquisitions and strategic alliances. We seek to be a partner of choice among global exchanges, and it is expected that our management will continually explore and evaluate strategic acquisitions, alliances, partnerships and other commercial agreements that could provide us with opportunities to enhance our global competitive position by strengthening our brand and diversifying our business activities and revenue streams.

Business Overview

Introduction

We are a holding company that, through our subsidiaries, operates the leading global financial market group and offers the most diverse array of financial products and services. In the United States, through NYSE Group, we operate the NYSE and NYSE Arca, and in Europe, we operate five European-based exchanges that comprise Euronext—the Paris, Amsterdam, Brussels and Lisbon stock exchanges, as well as the Liffe derivatives markets in London, Paris, Amsterdam, Brussels and Lisbon. We are a world leader for trading in cash equities, ETFs and other structured products, and equity and interest rate derivatives, as well as the creation and global distribution of market information related to trading in these products. In addition, NYSE Euronext is the largest listings venue in the world, home to corporations representing over $30 trillion in market capitalization (as of December 31, 2007). We also operate a globally-distributed connectivity network and provide commercial trading and information technology solutions for customers and other exchanges.

U.S. Operations

We operate two market centers in the United States: the NYSE and NYSE Arca, Inc., both registered securities exchanges in the United States, for the listing and trading of a broad range of products.

New York Stock Exchange (NYSE)

The NYSE is the world’s premier listing venue and the largest and most liquid cash equities exchange based on the aggregate market capitalization of listed operating companies and the average daily value of cash trading as of December 31, 2007. NYSE-listed operating companies represented a total global market value of approximately $27.2 trillion as of December 31, 2007, and represented approximately 93% of the publicly traded companies that constitute the Dow Jones Industrial Average and 85% of the S&P 500 Index. The NYSE provides a reliable, orderly, liquid and efficient marketplace where investors meet directly to buy and sell listed companies’ common stock and other securities. For 216 years, the NYSE has facilitated capital formation, serving a wide spectrum of participants, including individual and institutional investors, the trading community and listed companies. The NYSE also operates a market in which orders are electronically transmitted for execution in both electronic and auction styles.

NYSE Arca

NYSE Arca operates the first open, all-electronic stock exchange in the United States and has one of the leading positions in the trading of exchange-listed securities and ETFs. NYSE Arca is also an exchange for trading equity options listed on national markets and exchanges, with the facilities, technology, systems and regulatory surveillance and compliance services required for the operation of a marketplace for trading options. Through NYSE Arca, customers can trade approximately 8,286 equity securities and over 199,960 option products. NYSE Arca’s trading platforms link traders to multiple U.S. market centers and provide customers with fast electronic execution and open, direct and anonymous market access. NYSE Arca is also a listing venue for operating companies, ETFs and structured products.

NYSE Regulation

NYSE Regulation is an independent, not-for-profit company that regulates the activities of NYSE and NYSE Arca members in connection with their trading on or through the facilities of those exchanges. NYSE Regulation also oversees compliance by listed companies with the financial and corporate governance listing standards of the NYSE and NYSE Arca. We describe the U.S. regulatory environment in which we operate as well as the role of NYSE Regulation under “Regulation—U.S. Regulation.”

Members

Our customers comprise members and financial institutions that have direct access to trading on the NYSE or NYSE Arca, companies whose securities are listed on these markets and that seek to raise capital, institutional and retail investors who trade on these markets, organizations that use NYSE Group’s technologies and services and users of market data. As of December 31, 2007, there were 681 NYSE members and 691 NYSE Arca members, comprised of 599 equity trading permit (“ETP”) holders and 92 option trading permit (“OTP”) holders.

European Operations

In 2007, Euronext was Europe’s largest stock exchange group based on the volume and value of transactions processed through its central order book. In 2007, Euronext, through its derivatives market Liffe, was also the second largest derivatives exchange in Europe based on the volume of transactions processed and the second largest derivatives exchange worldwide based on the value of transactions processed per day. Thirty-three of Europe’s 100 largest companies by market capitalization as of February 21, 2008 were listed on Euronext and Euronext was the leading European market for IPOs in 2007 by offer value (€13.3 billion). Euronext provides services for regulated cash and derivatives markets in Belgium, France, the UK (derivatives only), the Netherlands and Portugal and also sells software and IT trading solutions through its affiliates.

Euronext was the first cross-border exchange group following the merger of the Paris, Amsterdam and Brussels exchanges in 2000. Since its creation, Euronext has fostered the consolidation of European financial markets by integrating local exchanges across Europe in order to provide users with a single market that is broad, highly liquid and cost-effective. Euronext’s cash and derivatives markets operate on a single, harmonized IT platform, NSC (nouveau système de cotation), for cash trading and LIFFE CONNECT® for derivatives. As a result, every market participant now has a single point of access to trading cash and derivatives instruments, respectively. This has also helped to enhance the visibility of listed companies, reduce average trade fees and facilitate the comparison of investments.

The integration of Euronext’s trading platforms has been fostered and accompanied by regulatory harmonization. A single rulebook governs trading on Euronext’s cash and derivatives markets, which contains a set of harmonized rules and a set of exchange-specific rules. Regulation of Euronext and its constituent markets is conducted in a coordinated fashion by the respective national regulatory authorities pursuant to memoranda of understanding relating to the cash and derivatives markets.

Euronext’s customers comprise mainly exchange members and financial institutions with access to trading on Euronext’s markets, companies whose securities are listed on Euronext’s markets and that seek to raise capital, institutional and retail investors who trade on Euronext’s markets, organizations that use Euronext’s technologies and services and users of market data. As of December 31, 2007, there were 216 members of Euronext’s cash markets and 482 members of its derivatives markets.

Clearing and settlement of trades on Euronext’s markets is effected by LCH.Clearnet and Euroclear, except for Euronext Lisbon where settlement is effected by Euronext Lisbon’s wholly owned subsidiary, Interbolsa.

Recent Developments

We have recently entered into or announced several strategic acquisitions and other transactions designed to, among other things, expand our global presence, strengthen our technology, establish new trading markets and improve trade execution. Several of these transactions are identified below.

Strategic Investments and Transactions

Tokyo Stock Exchange. In January 2007, we signed a letter of intent with Tokyo Stock Exchange, which established a strategic alliance to jointly develop and explore new opportunities in trading systems and technology, investor and issuer services, investment products, and governance and regulation. In November 2007, we entered into a technology consulting agreement with Tokyo Stock Exchange, which further enhanced our strategic relationship.

National Stock Exchange of India. In April 2007, we acquired a 5% equity position in the Mumbai-based National Stock Exchange of India Limited (“NSE”), the maximum investment permitted by any single foreign investor in a stock exchange under the securities regulations of India. In connection with this strategic investment, we received a seat on NSE’s board of directors.

China. In September 2007, the China Securities Regulatory Commission (“CSRC”) approved an application by the NYSE to open a representative office in Beijing, as the first foreign exchange to receive approval under the new regulations of CSRC. The office was opened in December 2007, and will serve to advance the NYSE’s brand and services to its listed companies in China.

Bovespa. In October 2007, we acquired a 1% stake in Bovespa, the Brazilian stock exchange in Sao Paolo, in connection with Bovespa’s IPO. Euronext has had a long-standing relationship with Bovespa, pursuant to which Euronext has provided Bovespa with technological support and infrastructure since 1997.

Multi Commodity Exchange. In February 2008, we signed a binding term sheet to acquire a 5% equity position in the Multi Commodity Exchange (“MCX”), India’s leading commodity marketplace, which represents the maximum equity interest permitted by foreign investors in derivative exchanges under current Indian law. We entered into a definitive agreement with MCX on March 24, 2008. The transaction is expected to close during the first half of 2008, subject to certain conditions and obtaining all regulatory approvals.

Acquisition of CME Group Metals Complex. On March 14, 2008, we entered into an agreement with CME Group to acquire the CBOT Metals Complex, including its volume and open interest. We expect that trading of full and e-mini gold and silver futures and options on futures contracts will begin later this year on Liffe, our derivatives trading system, pending regulatory approvals. Under the terms of the agreement, the Chicago Board of Trade will continue to act as the Designated Contract Market, or DCM, for the products until we establish our own DCM. CME Group has agreed to provide clearing services on an interim basis for up to one year, after which we expect to provide for an alternative clearing solution. The precious metals contracts provide a point of entry for us into the U.S. futures market and complement our existing commodities franchise at Liffe.

Abu Dhabi Securities Market (“ADSM”). On March 18, 2008, we entered into a cooperative agreement with ADSM to jointly develop and explore new opportunities in trading systems and other related technology, investor and issuer services, and investment products. As part of this alliance, we will provide ADSM with state-of-the-art information, market infrastructure systems and technology by the end of 2008 to host all financial instruments admitted to trading on ADSM. In addition, we and ADSM will explore the development of new ventures, including the implementation of ADSM’s derivative market.

Strategic Transactions and New Initiatives in U.S. and European Cash Trading

Multilateral Trade Facility (“MTF”): SmartPool. In October 2007, we announced “SmartPool”, the first European-led electronic block-trading platform, in partnership with European investment banks, the first two participants of which are BNP Paribas and HSBC. This joint venture is expected to be launched during 2008 and is intended to enable institutional investors to interact anonymously in the trading of large blocks of pan-European equity securities while minimizing market impact. SmartPool is also intended to provide its participants with post-trade publication in accordance with MiFID.

Partnership with BIDS. In October 2007, we and BIDS Holdings, L.P. (“BIDS”) announced an agreement to form a 50/50 joint venture, to be launched in 2008, designed to improve execution quality and access to liquidity in block trading in the United States. BIDS is a consortium of 12 leading broker dealers in the U.S., which also are our largest customers.

BlueNext. In October 2007, we and Caisse des Dépôts formed an alliance to create BlueNext, a carbon emissions market that will offer a range of environment-related instruments, such as carbon dioxide emissions allowances and emission credits. In December 2007, following the sale of our 28.25% equity interest in PowerNext, BlueNext was launched in conjunction with the purchase of PowerNext’s leading market for the spot trading of European carbon credits. We hold 60% of BlueNext’s equity and Caisse des Dépôts holds the remaining 40%.

EEIG. In March 2007, we and the Luxembourg Stock Exchange announced the execution of a Master Agreement, leading to the creation of a European Economic Interest Grouping (“EEIG”) in May 2007. The EEIG’s purpose is to develop a shared standard, called LuxNext, for listing and trading corporate bonds through the use and promotion of a comprehensive, integrated solution based on leading-edge technology.

SecFinex. In March 2007, Euronext acquired 51% of SecFinex, a European electronic trading platform for securities lending. SecFinex is an Internet-based service that enables participants to agree to stock loan trades efficiently and anonymously with each other on a price-driven screen.

Prime Source. In February 2008, following the acquisition of the Independent Valuation and Risk Subsidiary from Lombard Risk Management, we announced the launch of Prime Source. Prime Source is an innovative solution designed to meet professional buy-side market participants’ needs for valuation of large, global portfolios of complex structured products and illiquid securities. We expect that customers’ valuation needs will be facilitated by efficient and sophisticated processes supported by Prime Source’s unique, web-based technical infrastructure.

NYSE MatchPoint. In January 2008, we launched NYSE MatchPoint, an electronic equity trading facility that matches aggregated orders at predetermined fixed times with prices that are derived from primary markets. This facility provides participants with full anonymity throughout the order-entry and trade-execution process and accommodates both single block orders and large portfolios. NYSE MatchPoint is also an exchange neutral facility, meaning it can accommodate trades in securities listed on all major exchanges.

Technology Initiatives

AEMS Insourcing. In December 2007, we entered into an agreement with Atos Origin, an international IT services company, to acquire 100% ownership of AEMS by purchasing the 50% stake in AEMS owned by Atos Origin for €275 million. In connection with this transaction, we will re-acquire ownership of the NSC cash trading and LIFFE CONNECT® derivatives trading platform technology and all of the management and development services surrounding these platforms, as well as AEMS’s third-party exchange trading technology business. As a result, we will no longer outsource our information technology trading requirements for our European business, and we will be able to bundle a variety of leading exchange and trading technology solutions that can be offered to market participants around the world.

TransactTools. In January 2007, we acquired TransactTools, a company providing enterprise messaging solutions for the securities trading industry. Following this acquisition, Sector (a subsidiary of SIAC, which is wholly owned by NYSE Group) was renamed and rebranded NYSE TransactTools to facilitate the integration of the technology products of TransactTools with SIAC’s Sector and SFTI® businesses. On a combined basis, NYSE TransactTools integrates the leading high-performing financial messaging engine architecture for monitoring, managing and expanding global trading capabilities with SFTI®’s secure and reliable network and hosting infrastructure.

Wombat. In March 2008, we completed the purchase of Wombat, a leading provider of data management technology, for $200 million. This transaction complements our strategy to create a means to permit liquidity and information to be accessed across all markets and products globally. We intend to integrate Wombat’s market data enterprise software with TransactTools’ suite of services, including SFTI®, to provide both enterprise software solutions and managed services for high-speed trading, direct-market access connectivity and algorithmic execution.

Other

In September 2007, triggered by the combination of NYSE Group and Euronext, Borsa Italiana exercised its call option right to purchase all the shares held by us in MBE Holding, a joint venture formed between Euronext (51%) and Borsa Italiana (49%) that owns 60.37% of Società per il Mercato dei Titoli di Stato (“MTS”). MTS is a regulated European electronic exchange for government bonds and other types of fixed income securities.

Business Activities

Global Listings Business

Introduction

We are the leading global exchange brand and a premier capital-raising venue. As of December 31, 2007, we were home to over 3,600 listed issuers from 55 countries, including operating companies, closed-end funds and ETFs, representing an aggregate market capitalization of over $30 trillion, which is larger than the next four largest exchange groups combined. Companies listed on our exchanges represented approximately 93% of the publicly traded companies that constitute the Dow Jones Industrial Average, 85% of the stocks included in the S&P 500 Index and 76% of the companies comprising the EUROSTOXX 50 Index as of December 31, 2007. In addition, as of December 31, 2007, we listed, on a primary or secondary basis, 70 of the world’s 100 largest companies, based on market capitalization.

In terms of global capital raising, in 2007, our U.S. and European equities markets attracted more IPO proceeds than any other exchange group in the world. IPOs on our markets raised a total of approximately $80.5 billion in proceeds, including IPOs of closed-end funds. Excluding closed-end funds, IPOs on our markets raised a total of $48 billion, also more than any other exchange group. As a global leader in international listings, we also had 42 international listings in 2007, including 20 from China. The growth of international listings is driven primarily by emerging markets such as China, India and Latin America, with a steady component from developed markets such as Canada. We offer issuers the ability to cross-list on our U.S. and European exchanges, and to trade and raise capital in both dollars and euros, two of the world’s leading currencies.

Listing Venues

We operate four listing venues: the NYSE, Euronext, NYSE Arca and NYSE Alternext.

New York Stock Exchange (NYSE)

The NYSE is the world’s premier listing venue and most liquid cash equities exchange based on the aggregate market capitalization of listed operating companies and the average daily value of cash trading as of December 31, 2007. The NYSE is also one of the most recognized brand names in the world. As of December 31, 2007, 2,526 issuers were listed on the NYSE, including a cross-section of large, mid-size and small-cap U.S. and non-U.S. companies. These operating companies represented a total global market value of approximately $27.2 trillion. A key to the NYSE’s past success and future growth is its ability to list and retain non-U.S. companies. Of the 2,526 issuers listed on the NYSE as of December 31, 2007, 422 were non-U.S. issuers, which represented $11.5 trillion of aggregate market value.

In addition to listed equity securities, the NYSE actively pursues the listing of new closed-end funds and structured products. As of December 31, 2007, over 500 closed-end funds and over 500 structured products, with an aggregate market value in excess of $252 billion, were listed on the NYSE. The NYSE has listed both debt and equity structured products such as capital securities, mandatory convertibles, repackaged securities and equity-linked and index-linked securities since 1988 and has continued to attract listings of new types of structured products.

The NYSE maintains the most stringent overall listing standards of any securities marketplace in the world, which it reviews periodically to ensure that the NYSE attracts and retains the strongest companies with sustainable business models.

Euronext

Euronext is the first integrated cross-border exchange, combining the former stock exchanges of France, the Netherlands, Belgium and Portugal into a single market. Issuers who meet EU regulatory standards are qualified for listing on Euronext. Euronext’s exchanges list a wide variety of securities, including domestic and international equity securities, convertible bonds, warrants, trackers and debt securities, including corporate and government bonds. As of December 31, 2007, 1,155 companies were listed on Euronext, of which 930 were based in one of Euronext’s home markets. The remaining 225 listed companies were registered elsewhere and chose Euronext as their primary European market for raising capital. Euronext is focused on increasing its share of these “non-domestic” listings in the future in connection with its objective to become the gateway to the Eurozone.

Through close cooperation with the regulators of the financial markets in each of the EU member states where Euronext operates, Euronext has adopted a harmonized rulebook that sets out a unified set of listing standards with which issuers must comply, regardless of which of Euronext’s markets (Paris, Brussels, Amsterdam, Lisbon) is chosen as the entry point. These harmonized listing standards and the local applicable rules from Euronext Rulebook II set forth the criteria required for the listing of securities on Euronext’s exchanges, as well as ongoing requirements, particularly with respect to financial reporting.

NYSE Arca

NYSE Arca is a globally recognized, fully electronic exchange for growth-oriented issuers that initially do not qualify for listing on the NYSE, but nonetheless meet U.S. registration, accounting and governance standards. As of December 31, 2007, approximately 240 ETFs and 16 operating companies were listed on NYSE Arca. During 2007, operating companies that completed their IPO on NYSE Arca raised over $100 million in proceeds on average and, as of December 31, 2007, the operating companies listed on NYSE Arca had an average market capitalization in excess of $400 million.

We intend to continue to leverage the NYSE brand to further develop NYSE Arca’s listing business. As a new market, NYSE Arca is beginning to create a meaningful competitive alternative to Nasdaq, particularly with respect to technology companies. NYSE Arca’s listing venue provides issuers with many of the unique and innovative benefits that are provided to NYSE-listed companies, including an affiliation with one of the world’s leading brands, a dedicated liquidity provider, exceptional market quality and a wide range of value-added products and services.

NYSE Alternext

Launched by Euronext in 2005, Alternext (known under its commercial branding name of “NYSE Alternext” outside France, the Netherlands, Belgium and Portugal) is a pan-Euro exchange-regulated market for small and mid-sized issuers. As of December 31, 2007, 119 companies were listed on Alternext. Since its launch, Alternext-listed companies have raised over €1 billion in proceeds and represent a total market capitalization of over €5 billion. Alternext operates on the same technology platform as Euronext.

Alternext-listed companies are required to satisfy less stringent listing standards than companies listing on Euronext. Companies listing on Alternext have greater flexibility in their choice of accounting standards and are subject to less extensive ongoing post-listing reporting requirements than companies listing on Euronext.

Client Service

In the United States, we have a team of professionals, referred to as “client service managers,” dedicated to serving the needs of our listed company community. These professionals meet with their assigned listed companies individually and in regional executive forums that we organize. They provide value by keeping issuers aware of market trends, market structure initiatives and developments in governance and regulation. We believe that executives of listed companies place a high value on their relationship with their client service managers and on superior market quality, association with leading brands, global visibility, and unique marketing services that the NYSE or NYSE Arca listing provide.

We offer our listed companies in the United States a comprehensive suite of services to increase their visibility with existing and prospective investors, to expand their capital market intelligence and to provide educational services and best practices solutions. These services leverage web-based technology, unique analytics and NYSE-sponsored programs. For example, the NYSE sponsors virtual forums, as well as domestic and international conferences, to provide issuers access to global institutional and retail investors. NYSEnet, a password-protected website for senior executives, provides data relating to proprietary trading, institutional ownership and market activity. A market focus report is delivered to issuers at the end of each day to provide a summary of daily trading activity. The NYSE has also developed eGovDirect.comSM, an interactive, web-based tool that helps listed companies meet their NYSE governance and compliance requirements efficiently and economically.

In Europe, we have developed a broad range of services to meet the needs of our listed companies. On the first day of listing on Euronext and NYSE Alternext and on a daily basis thereafter, each issuer receives personalized support through a team of dedicated account managers, who are available to provide the issuers with market and related information and monitor the management of their corporate actions. Companies listed on Euronext or NYSE Alternext also benefit from secure online tools, such as “Mylisting.euronext.com”. This web-based technology provides issuers with real time information and data on their listed stocks, offers customized alerts, and offers a range of other services. We also offer training workshops and information sessions to better inform and educate issuers on new regulations and related legal matters, as well as practical investor relations topics and communication issues.

Competition

Our principal U.S. competitor for listings is Nasdaq. We also face competition for U.S.-based listings from a number of stock exchanges outside the U.S., including London Stock Exchange plc, Deutsche Börse Group and exchanges in Tokyo, Hong Kong, Toronto, Singapore and Australia. Our global competitors may also expand into the U.S. For example, well-capitalized, highly profitable non-U.S. exchanges, such as the London Stock Exchange, have already entered the U.S. and may seek to expand their presence. In addition, the legal and regulatory environment in the United States may make it difficult for us to compete with non-U.S. securities exchanges for the secondary listings of non-U.S. companies and primary listings of U.S. companies.

In Europe, we do not currently face significant competition in providing primary listing services to issuers based in Euronext’s home markets because most issuing companies seek to list their shares only once on their relevant domestic exchange. Accordingly, Belgian, Dutch, French and Portuguese companies typically obtain a primary listing on the relevant regulated national exchange operated by Euronext, and are admitted to trading either on Euronext, or, in the case of certain small- to medium-sized companies, NYSE Alternext. There are no competing regulated exchanges offering primary listing services in Euronext’s home territories. Therefore no material competition exists in respect of those issuers located in Euronext’s home markets that seek a primary listing. Competition does exist, however, with MEDIP, a regulated market operated in Portugal by MTS Portugal, which provides a platform for the wholesale trading between specialists of Portuguese government bonds.

Euronext also competes with other exchanges worldwide to provide secondary listing services to issuers located outside of Euronext’s home territories and primary listing services to those issuers that do not have access to a well-developed domestic exchange.

We expect that competition to provide primary and secondary services to issuers in the United States and Europe will intensify in the future. In addition, as we continue to seek to provide listing services to issuers located in developing markets, we expect to compete more vigorously with exchanges globally.

Order Execution Business

As a truly global exchange group, we provide investors with multiple marketplaces to meet directly to buy and sell cash equities, fixed income securities, structured products and a broad range of derivative products. Based on average daily trades and average daily turnover, we are the world’s largest cash market with over one-third of the world’s cash trading taking place on our exchanges.

One of the primary functions of our markets is to ensure that orders to purchase and sell securities are conducted in a reliable, orderly, liquid and efficient manner. Order execution occurs through a variety of means, and we seek to continue to develop additional and more efficient mechanisms of trade.

U.S. Cash Trading Business

In the United States, we offer cash trading in equity securities, fixed income securities and structured products on the NYSE and NYSE Arca. In 2007, the NYSE and NYSE Arca achieved record volumes with a combined 2.6 billion shares traded daily, executing more matched volume than any other U.S. exchange.

Through the NYSE and NYSE Arca, we are in the unique position of offering our customers the option of using either auction trading with a floor-based component or electronic trading. NYSE-listed stocks show consistently lower volatility and execution costs than comparable stocks listed on other venues. On a combined basis, the market centers of the NYSE Group provided the best quoted prices in NYSE-listed equities 77.3% of the time during 2007.

Trading Platforms and Market Structure

NYSE Trading System

The NYSE. The NYSE provides a reliable, orderly, liquid and efficient marketplace where investors meet directly to buy and sell listed companies’ common stock and other securities. For 216 years, the NYSE has facilitated capital formation, serving a wide spectrum of participants, including individual and institutional investors, the trading community and listed companies. During 2007, on an average trading day, approximately 1.8 billion shares, valued at over $74.5 billion, were traded on the NYSE. The NYSE market combines both auction-based and electronic trading capabilities.

The NYSE market ensures compliance with the revised “trade-through” rule of Regulation NMS. Regulation NMS, adopted by the SEC in 2005, is a set of regulations that governs certain aspects of trading on securities market centers. One of the principal features of Regulation NMS is the modernization of the “trade-through” or “order protection” rule. Among other things, this rule requires market centers to establish and maintain procedures to prevent “trade-throughs,” which are the executions of orders at a price inferior to the best bid or offer displayed by another market center at the time of execution. This aspect of Regulation NMS protects and applies only to quotes available for immediate execution.

The NYSE market is intended to emulate, in a primarily automatic-execution environment, the features of the traditional auction market that have provided stable, liquid and less volatile markets, as well as provide the opportunity for price and/or size improvement. The NYSE market builds on our core attributes of liquidity, pricing efficiency, low trading costs and tight spreads by broadening customers’ ability to trade quickly and anonymously. We believe that the interaction of our automatic and auction markets also maintains opportunities for price improvement, while providing all investors, regardless of their size, with the best price when buying or selling shares.

By continuing to maintain market quality, including low intra-day volatility, the NYSE market also allows issuers to reduce their cost of capital. Combining the NYSE’s technology with the advantages of the auction market enables the NYSE market to function more effectively and efficiently. In the NYSE market, specialists and brokers use judgment to improve prices and enhance order competition on the floor of the NYSE, while interacting with the market electronically as well as manually. We believe that their judgment is particularly valuable in less liquid stocks and during the opening and closing of trading, as well as during times of uncertainty, for example, when a corporate announcement or an outside event could lead to market instability and price volatility.

We believe that our trading systems and software offers customers greater choice while maintaining market quality. Almost 96% of all NYSE trades, representing more than 86% of volume, are automatically executed in sub-second speed. The NYSE, which transparently integrates automatic execution with floor broker and specialist interest, has resulted in narrower quoted spreads and improved fill rates. To maintain our leadership position, we intend to continue to develop our market model in response to emerging trends in the trading environment and technological advancements.

The NYSE currently operates approximately 22,000 square feet of contiguous trading floor space where specialists, floor brokers and clerks engage in the purchase and sale of securities. As of December 31, 2007, there were 201 specialists, 412 floor brokers and 966 clerks conducting business on the NYSE’s trading floor. Specialists on the trading floor are charged with maintaining fair, orderly and continuous trading markets by bringing buyers and sellers together and, in the relative absence of orders to buy or sell their assigned stock, adding liquidity by buying and selling the assigned stock for their own accounts. Floor brokers act as agents on the trading floor to handle customer orders.

We are in the process of a global technology initiative that involves several upgrades to our current architecture, using technologies acquired through strategic initiatives and external growth initiatives. This architectural enhancement is part of our plan to upgrade to a Universal Trading Platform (“UTP”) for equities (UTP-Equities) and for derivatives (UTP-Derivatives) trading. In addition, as part of our technology initiative in 2008, additional modifications are planned in connection with our proposed changes to the NYSE specialist operating model to transition specialists to “designated market makers.” For more information, see “— Technology and Intellectual Property — Technology.”

NYSE Arca Trading System

NYSE Arca. NYSE Arca operates an open, all-electronic stock exchange for trading NYSE, Amex and other exchange-listed equity securities, Nasdaq-listed equity securities as well as exchange-listed equity options, and has one of the leading positions in the trading of OTC and exchange-listed securities and ETFs. Through NYSE Arca, customers can trade approximately 8,286 equity securities and over 199,960 option products. NYSE Arca’s trading platforms link traders to multiple U.S. market centers and provide customers with fast electronic execution and open, direct and anonymous market access. The technological capabilities of NYSE Arca’s trading systems, combined with its trading rules, have allowed NYSE Arca to create a large pool of liquidity that is available to customers internally on NYSE Arca and externally through other market centers. During 2007, approximately 8.5 million trades daily were handled through NYSE Arca’s trading platforms.

This trading system offers a variety of execution-related services, including NYSE Arca’s “best execution routing” capability. On NYSE Arca, buyers and sellers meet directly in an electronic environment governed by trading rules designed to reflect three fundamental principles of operation: fast execution, transparency and open market access.

These trading rules are predicated on “price-time priority” within NYSE Arca, which requires execution of orders at the best available price and, if orders are posted at the same price, based on the time the order is entered in the trading system. NYSE Arca’s electronic matching and routing systems actively search across multiple market centers and either match orders internally or route orders out to the best bid or offer displayed in the national market using NYSE Arca’s “best execution routing” capability.

On NYSE Arca, buyers and sellers can view the NYSE Arca open limit order book, which displays orders simultaneously to both the buyer and the seller. Buyers and sellers can submit these orders on an anonymous basis if they so choose. Once orders are submitted, all trades are executed in the manner designated by the party entering the order, which is often at prices equal to or better than the NBBO. The NBBO is the highest bid or lowest offer quote reported to the consolidated quotation systems pursuant to the consolidated quotation reporting plans. Buy and sell orders are posted on NYSE Arca in price order (best to worst) and then if prices are the same, they are ordered based on the time the buy order or sell order was posted (earliest to latest). NYSE Arca users may choose to have their unexecuted orders left on NYSE Arca’s open order book, returned to them, or routed to other markets using NYSE Arca’s “best execution routing” capability.

Other Trading Services and Platforms

FINRA/NYSE Trade Reporting Facility™. In April 2007, we launched a trade reporting facility with FINRA to serve our customers reporting off-exchange trades in all listed national market system stocks. Our trade reporting facility enhances the range of trading products and services we provide to our customers by offering a reliable and competitively priced venue to report internally executed transactions. The trade reporting facility conforms to the SEC’s recent approval of FINRA/NYSE’s new trade reporting arrangement. “FINRA”, “TRF” and “Trade Reporting Facility” are trademarks of FINRA, and are used under license from FINRA.

NYSE Bonds. In April 2007, NYSE BondsSM, our trading platform that provides a more efficient and transparent way to trade bonds, became fully operational. The platform incorporates the design of the current

NYSE Arca all-electronic trading system and provides investors with the ability to readily obtain transparent pricing and trading information to enable investors to make better investment decisions. The platform trades bonds of all NYSE-listed companies and their subsidiaries without the issuer having to separately list each bond issued. NYSE Bonds operates the largest centralized bond market of any U.S. exchange or SRO. See also “—U.S. Cash Product Traded—Fixed Income” below.

Liquidity Aggregation. As evidenced by our recent launch of the NYSE MatchPoint Trading Facility and our intended joint venture with BIDS, we are committed to improving execution quality and providing greater access to liquidity for our customers. In January 2008, we launched NYSE MatchPoint, an electronic equity trading facility that matches aggregated orders at pre-determined fixed times with prices that are derived from primary markets. MatchPoint’s portfolio-crossing technology will expand our ability to match baskets of stocks at pre-determined points in time in the after-hours market and eventually at any point during the day.

In October 2007, we announced our intention to form a joint venture with BIDS designed to improve execution quality and access to liquidity in block trading. The joint venture, expected to be launched in mid-2008, will be open to all NYSE members and accessible through BIDS Trading, a registered alternative trading system. The joint venture will operate as a facility of the NYSE and be subject to regulatory oversight by NYSE Regulation. The joint venture is intended to respond to customer needs by creating a highly liquid, anonymous marketplace for block trading, and bring block-size orders back into contact with active traders, algorithms and retail flow.

U.S. Cash Products Traded

Equities. Equity securities are traded in the United States on either the NYSE or NYSE Arca, depending upon the security traded and the method of trading selected by the investor. As discussed above, the NYSE offers auction trading with a floor-based component or electronic trading.

Fixed Income. The NYSE also operates a centralized bond market for trading bonds on the NYSE through NYSE BondsSM, a screen-based system launched in April 2007 used by NYSE member subscribers. Broad selections of bonds are traded on the NYSE, such as corporate (including convertibles), agency and government bonds. The trading volume of bonds on the NYSE is primarily in corporate bonds, which is approximately 94.9% of this volume. NYSE BondsSM maintains and displays priced bond orders and matches those orders on a strict price and time-priority basis. It also reports real-time bids and offers with size and trades to our network of market data vendors.

Structured Products. We are active in trading ETFs and other structured products, such as Exchange Traded Notes (“ETNs”) and trust securities. ETFs are open-end investment products listed and traded in the secondary market by a broad range of investors. ETNs are a type of redeemable unsecured, unsubordinated debt security, the returns of which are based on the performance of a market index less applicable fees and no period payments are distributed. ETNs are also traded in the secondary market by a broad range of investors. We began to transfer all ETFs and ETNs trading on our U.S. exchanges exclusively to NYSE Arca in June 2007 to establish a single platform for listing and trading ETFs and ETNs, which we believe will improve efficiencies and market quality. As of December 31, 2007, we completed the transfer of all ETFs and ETNs from the NYSE to NYSE Arca and 240 ETFs and 21 ETNs were listed on NYSE Arca, representing 56% of all assets under management within the U.S. listed ETFs.

Trading Members

NYSE. NYSE members comprise (i) entities that obtain trading licenses in accordance with the rules and regulations of the NYSE (including the rules of eligibility that will apply to those who wish to be a member); and (ii) broker-dealers that agree to submit to the jurisdiction and regulations of the NYSE without obtaining a trading license. As members, they are subject to the rules and policies of the NYSE. In the future, we may decide to offer member status to other types of organizations. For example, we may decide to issue separate licenses for electronic access or access for particular products. Currently, physical and electronic access to the trading facilities of the NYSE, subject to such limitations and requirements as may be specified in the rules of the NYSE, are available only to members that have purchased a trading license from NYSE. Any bidder for a trading license is subject to the approval of NYSE Regulation.

NYSE Arca. NYSE Arca members comprise entities that obtain trading permits in accordance with the rules and regulations of NYSE Arca. Permitted users of NYSE Arca’s trading systems are referred to as ETP holders or OTP holders. Any qualified broker-dealer that wishes to trade equities or options on NYSE Arca may obtain an ETP or an OTP, as applicable, from NYSE Arca.

U.S. Options Trading

NYSE Arca operates a marketplace for trading and listing options on exchange-listed securities. The underlying securities are listed and trade on NYSE Arca, the NYSE, Amex and Nasdaq. NYSE Arca’s option market center includes the trading facilities, technology and systems for trading options as well as regulatory, surveillance and compliance services. NYSE Arca, Inc.’s options business trades approximately 1.8 million contracts each day on more than 2,117 underlying stocks.

NYSE Arca, Inc.’s options business uses a technology platform and market structure that is designed to enhance the speed and quality of trade execution for its customers and to attract additional sources of liquidity. Its market structure allows market makers to access its markets remotely and integrates floor-based participants and remote market makers.

During 2007, our U.S. options business experienced significant growth, trading a record 336 million equity options contracts, representing a 71% increase over 2006 due, in part, to the launch of a penny pilot program authorized by the SEC pursuant to the rules of NYSE Arca, Inc. and other U.S. options markets in January 2007. The penny pilot program required U.S. equity options exchanges to quote and trade options on thirteen listed equities and ETFs in penny increments, instead of the current industry standard of quoting and trading options in five- or ten-cent increments. The program was extended to additional securities representing an aggregate of 35 securities in September 2007, and is scheduled to be extended to a total of 63 securities by the end of March 2008.

Options Listing

To list an option on a stock under the rules of NYSE Arca, Inc. there must be a minimum number of shares of the underlying stock outstanding, there must be at least active public trading in the underlying stock, and the stock must meet certain minimum price tests. These rules also include specialized criteria for listing options on certain types of securities, such as shares of index funds or ETFs, trust-issued receipts and ADRs. Compliance with these rules and criteria are determined and monitored by NYSE Arca, Inc.

Options Products

Options contracts are contracts with standardized terms that give the buyer the right, but not the obligation, to buy or sell a particular stock or stock index at a fixed price (the strike price) for a specified period of time (until the expiration date). Options are used in various ways by a range of investors with different goals and strategies, such as protecting equities portfolios by using options as a hedge and buying puts as a protection against unexpected declines in price, or speculating on the direction of a stock price by purchasing puts or calls in anticipation of a stock’s directional movement with the possibility of return on risk.

U.S. Competition

In the United States, we face significant competition with respect to cash trading and derivatives trading, and this competition is expected to intensify in the future. Our current and prospective competitors include regulated markets, ECNs and other alternative trading systems, market makers and other execution venues. We also face growing competition from large brokers and customers that may assume the role of principal and act as counterparty to orders originating from retail customers, or by matching their respective order flows through bilateral trading arrangements. We compete with such market participants in a variety of ways, including the cost, quality and speed of trade execution, liquidity, the functionality, ease of use and performance of trading systems, the range of products and services offered to trading participants and listed companies, technological innovation and reputation.

We also face intense price competition. Our competitors have and may continue to seek to increase their share of trading by reducing their transaction fees, by offering larger liquidity payments, or by offering other forms of financial incentives. As a result, we could lose a substantial percentage of our share of trading if we are unable to price transactions in a competitive manner, or our profit margins could decline if we reduce or otherwise alter our transaction pricing. NYSE and NYSE Arca have introduced several new pricing structures over the last several months, offering new and highly competitive rates for both providing and accessing liquidity when trading NYSE and Nasdaq listed stocks. We believe these new pricing structures, when considered in conjunction with other factors such as liquidity, depth of market, technology enhancements, and other innovative features, continue to enhance our competitive position. However, we expect to continue to experience significant competition in our U.S. trading activities.

European Cash Trading Business

Euronext is Europe’s largest cash market based on average daily trades and average daily turnover. During 2007, on an average day, 1.2 million trades were executed on Euronext exchanges for all cash instruments, while the total number of trades in all cash instruments amounted to 322.6 million.

Using Euronext’s cash electronic trading platform, NSC, members of Euronext and NYSE Alternext enter trades into a cross-border central order book and have access to equities with a total market capitalization of €2,887.7 billion issued by issuers in 31 countries as of December 31, 2007. The cash trading business unit comprises trading in equity securities and other cash instruments including funds, bonds, warrants, trackers and structured funds.

Trading Platform and Market Structure

Trading Platform

Cash trading on Euronext’s markets in Amsterdam, Brussels, Lisbon and Paris takes place via the NSC system, Euronext’s fully automated electronic trading platform that allows trading members either to route their clients’ orders electronically or to enter orders manually into computer workstations installed on their premises and linked to the NSC system. The NSC system maintains an order book for every traded security, in which it matches buy and sell orders electronically. After a trade has been executed, trade confirmations are sent electronically in real time to the trading members.

Customized versions of the NSC system, which AEMS supplies to other stock exchanges, are currently used by 17 financial market places worldwide (including Euronext’s four cash markets), more than any other trading platform. The NSC system is highly scalable and reliable, with significant functionality. This flexible trading platform is able to process a wide variety of order types permitted under Euronext’s trading rules and is able to combine most of these order types and to execute large orders within a single order book, which allows trading members to adapt their trading strategies and also to increase liquidity.

Harmonized Rulebook and Market Model

Cash trading on Euronext is governed both by a single harmonized rulebook for trading on each of Euronext’s markets in Paris, Amsterdam, Brussels, and Lisbon and by the various non-harmonized Euronext Rulebooks containing local exchange-specific rules. Euronext’s trading rules provide for an order-driven market using an open electronic central order book for each traded security; various order types and automatic order matching; and a guarantee of full anonymity both for orders and trades. See “Regulation—European Regulation.”

Trading on Euronext takes place on a continuous basis or through an auction mechanism. During continuous trading, each incoming order is checked immediately for possible execution against orders already in the central order book to determine whether the new order can be matched against an already-recorded order. Under the auction mechanism, orders are not executed immediately, but instead are recorded and accumulated without execution until prices are determined by auction at set times. Euronext’s trading rules permit a wide variety of orders and market participants may execute certain trades, including block trades or volume-weighted average price (“VWAP”) trades and more generally any form of negotiated trades recognized by the European relevant directive outside the central book. To avoid undesired volatility, if any order entered in the central order book would cause the price of any security to cross a specified threshold, the NSC system triggers automatic trading interruptions to ensure fair and orderly trading.

MiFID

MiFID came into effect on November 1, 2007, and replaced the existing ISD. MiFID provides a harmonized regulatory regime for investment services across 30 European countries (the 27 Member States of the EU plus Iceland, Norway and Liechtenstein). The main objectives of MiFID are to increase competition and consumer protection in investment services. MiFID retains the principles of the EU “passport” introduced by ISD but introduces the concept of “maximum harmonization,” which places more emphasis on home state supervision. This is a change from the prior EU financial service legislation that featured a “minimum harmonization and mutual recognition” concept. “Maximum harmonization” does not permit EU Member States to be “super equivalent” or to “gold-plate” EU requirements detrimental to a “level playing field” among EU members. Another change is the abolition of the “concentration rule” in which member states could require investment firms to route client orders through regulated exchanges.

In response to MiFID, we currently offer three types of access to trading:

•	Central order book. Euronext is still the largest and deepest liquidity pool in Europe, supported by one of the fastest and most reliable trading platforms in the world.

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New Internal Matching Service (“IMS”). Orders from the same member firm can be executed at the best price in the central order book (eliminating clearing and settlement costs, which can represent up to 40% of total transaction costs) without the need for firms to become “systematic internalizers.” Almost 50 Euronext originating member firms accounting for 70% of all trades had signed up for this service by October 2007, prior to the implementation of MiFID.

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Multi-Lateral Trading Facility (“MTF”). In October 2007, we announced “SmartPool,” the first European led electronic block trading platform in partnership with BNP Paribas and HSBC. We will have a majority stake in the company, which is expected to become operational by mid-2008, to trade pan-European securities (in addition to Euronext-listed securities). As a MTF, SmartPool is specifically designed to meet the trading needs of large institutional order flow, and will complement the limit order book offered by us in Europe already.

European Cash Products Traded

Euronext’s cash trading markets accommodate trading in a wide variety of cash instruments, including:

•	Equities. Euronext is Europe’s largest cash equities market in terms of average daily trading volume. During 2007, on an average day, the turnover on Euronext’s central order book in shares was €12.9 billion. As of December 31, 2007, customers using Euronext’s NSC trading platform could execute trades in the stock of 1,565 companies located in 31 countries.

•	Funds. As of December 31, 2007, members could execute trades in over 242 investment funds.

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Trackers. Euronext has developed a special product segment, NextTrack, which is dedicated to trading in trackers, also known as ETFs. As of December 31, 2007, members could execute trades in 228 trackers linked to 168 different indices. Trackers are open-ended investment funds that track an index or replicate the performance of an index or a basket of shares, and are traded on Euronext in the same way as ordinary financial instruments.

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Structured Funds. In 2006, Euronext listed its first structured funds, which allow investors to combine management techniques such as leverage and guaranteed principal with the benefits of listing. As of December 31, 2007, members could execute trades in 13 structured funds linked to four different indices, which form part of the NextTrack segment.

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Warrants and Certificates. As of December 31, 2007, 12,698 warrants and certificates were available for trading via NextWarrants, Euronext’s market segment. NextWarrants trades are executed on a specific module of the NSC trading system, NSC-Warrants, a dedicated platform that takes into account the specific product structure of warrants.

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Bonds. A broad selection of bonds is traded on the Euronext platform, such as corporate (including convertible) bonds and government bonds. As of December 31, 2007, 3,173 bonds were listed on Euronext.

Trading Members

As of December 31, 2007, 216 members from 12 countries were eligible to trade on Euronext’s cash markets. The majority of the members are based in Euronext’s marketplaces, while remote members are mostly found in the United Kingdom and Germany. Between 2002 and 2007, the share of trading from outside Euronext’s four domestic equities markets (Paris, Brussels, Amsterdam and Lisbon) increased from 20% to 54%, reflecting the increasing internationalization of our client base.

European Competition

In Europe, we face significant and growing competition from trading services provided by a wide array of alternative off-exchange trading venues. We also face competition from large brokers and customers, who have the ability to divert trading volumes from us in one of two ways. First, large banks may assume the role of principal and act as counterparty to orders originating from retail investors, thus “internalizing” order flow that would otherwise be traded on an exchange. Second, banks and brokers may enter into bilateral trading arrangements by matching their respective order flows, thus bypassing our markets. Furthermore, we compete with an array of automated multi-lateral trading platforms, such as ITG/Posit, E-crossnet, and Chi-X. The competitive significance of these various alternate trading venues is likely to increase substantially in the future, with the regulatory environment in Europe becoming more hospitable to off-exchange trading as a result of the reforms contained in MiFID.

European Derivatives Trading

Liffe is Euronext’s international derivative markets business, comprising derivative markets in Amsterdam, Brussels, Lisbon, London and Paris. Liffe is the second largest derivative market in Europe by volume, and the second largest in the world by average daily value of trading. During 2007, average daily volume of trading on Liffe was 3.7 million contracts valued at almost €1.7 trillion. In 2007, 949 million futures and options contracts were traded on Liffe with a total contract value of €454 trillion. In 2007, the total volume of interest rate contracts grew 25.6%, equity products (single stocks and indices) grew 35.9% and commodities grew 29.8%.

Through a single electronic trading platform (known as LIFFE CONNECT®), Liffe offers a wide and growing range of derivative products to customers in 31 countries. Through this platform, Liffe offers customers sophisticated trading in a wide range of interest-rate, equity, index, commodity and currency derivative products. Moreover, customers who might normally use the OTC market to trade equity derivatives have the ability to process transactions cheaply and efficiently using one or more of Liffe’s wholesale services—Afirm, Bclear and Cscreen—launched in 2005, as described below.

Trading Platform and Market Structure

LIFFE CONNECT® is the central electronic trading platform for Euronext’s derivative markets. The platform features an open system architecture, which through an Application Programming Interface (“API”), allows users to build or purchase trading or view-only applications to suit their specific business needs. Traders commonly do this via one of the many front-end trading applications that have been developed by independent software vendors. These applications are personalized trading screens that link the user to the market via the API, which allows users to integrate front/back office trading, settlement, risk management and order routing systems.

LIFFE CONNECT® has been designed to handle significant order flows and transaction volumes. Orders can be matched either on a price/time or pro rata basis, configurable by contract, with transacted prices and volumes and the aggregate size of all bids and offers at each price level updated on a real-time basis. Users are continually notified of all active orders in the central order book, making market depth easy to monitor.

Products

Interest rate products. Liffe’s core product line is its portfolio of short-term interest rate contracts with its principal short-term rate contracts based on implied forward rates denominated in euro and sterling. Trading volumes in Liffe’s flagship product in this area, the Euribor Contract, have grown as the euro has increasingly established itself as a global reserve currency.

Equity products. More than 300 European equity options (including options on shares not listed on Euronext) can be traded on Liffe, making the exchange a leading market for equity options trading worldwide. The successful full-screen market model, which now characterizes this equity options market, has been rolled out to the other Liffe centers.

Equity index products. Liffe’s equity index derivatives allow customers to hedge against fluctuations in a range of European stock market indices, including the flagship FTSE 100®, CAC 40®, and AEX benchmark indices, and the European equity market as a whole.

Commodity products. Liffe is a leading provider of soft and agricultural commodity derivatives. Trading volumes have grown strongly in recent years, as investors seek to use commodities to help diversify their portfolios.

Currency products. Trading in currency derivatives on Liffe has declined significantly in recent years following the introduction of the euro.

OTC products. We offer transaction reporting and support services in OTC products through Afirm, Bclear and Cscreen—three innovative services that offer a flexible, secure, simple and cost-effective way of conducting wholesale equity derivatives trades.

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Afirm is an “off-exchange” post-trade matching service offering affirmation or matching through to confirmation for OTC equity derivatives transactions. Afirm is designed to allow equity derivative market participants to reduce costs through the automation of manual processes and to reduce operational risk through real-time confirmation. Benefits offered by the service include automated trade confirmation, Financial products Markup Language, or “FpML”, messaging capability, and flat fees per trade confirmed through the service, irrespective of the size of the transaction.

•	Bclear provides OTC equity derivative market participants a means of registering, processing and clearing wholesale equity derivatives within the secure framework of an exchange and clearing house.

Through Bclear, users can register OTC business for trade confirmation, administration and clearing as an exchange contract, while retaining the flexibility to specify contract maturity, exercise price and settlement method on futures and options on approximately 970 global blue-chip stocks and 13 indices. As evidence of Bclear’s increasing popularity within the derivative trading industry, equity derivative contract volumes processed through Bclear increased over 133% for the year ended December 31, 2007 compared to the prior year.

•	Cscreen is a dynamic application that enables registered brokers and traders to post and respond to indications of interest for wholesale equity derivatives.

Trading members

Trading members in Euronext’s derivative markets are dealers and/or brokers. Trading members can also become liquidity providers. Liquidity providers enter into agreements with Euronext, specifying their responsibilities. Liquidity providers are able to place several series of bulk quotes in one order, allowing them to send buy and sell orders for many contract months using only one message. If a trading member is disconnected from the trading system, all of its quotes (except good-till-cancelled orders) will be automatically cancelled by the system through a bulk cancellation function.

Post-Trade Service Providers

Clearing and settlement of trades executed on the Euronext exchanges are effected by LCH.Clearnet (for central counterparty clearing) through two subsidiaries, LCH.Clearnet Ltd in London and LCH.Clearnet SA in Paris, and Euroclear Group (for settlement of cash equities, except for trades executed on the markets organized by Euronext Lisbon in Portugal, where it is effected by Interbolsa, a wholly owned subsidiary of Euronext Lisbon). LCH.Clearnet and Euroclear are independent entities that provide services to Euronext pursuant to contractual arrangements. In London however, Liffe plays a significant role in some of the clearing and settlement of its own business by: (a) operating the member-wide, post-trade management service through its Trade Registration System; and (b) operating the daily position reconciliation and margin calculation processes through its Clearing Processing System on behalf of LCH.Clearnet Ltd. Euronext initially owned the entities that provided clearing and settlement services to its continental European exchanges, but gradually divested them to LCH.Clearnet (for the clearing entities) and Euroclear (for the settlement entities). Interbolsa, which provides settlement services to Euronext Lisbon, is the only post-trade entity currently fully-owned by Euronext. In addition to receiving clearing services from LCH.Clearnet, we have a minority ownership interest in and board representation on LCH.Clearnet. Euronext also has a small ownership interest in and board representation on Euroclear.

Euronext’s Relationship with LCH.Clearnet. We have a dual-faceted relationship with LCH.Clearnet: we are a shareholder of LCH.Clearnet, and LCH.Clearnet is the clearer to Euronext markets. In March 2007, we entered into a transaction that is expected to reduce our ownership stake in LCH.Clearnet. Currently our ownership stake in LCH.Clearnet is 12.33% and we expect to further reduce our ownership to 5% by April 2008.

We are the most significant market group to which LCH.Clearnet provides clearing services. Euronext Amsterdam, Euronext Brussels, Euronext Lisbon and Euronext Paris are parties to an amended and restated clearing agreement entered into in October 2003 with LCH.Clearnet S.A. and LCH.Clearnet Group Ltd., pursuant to which such Euronext exchanges designated LCH.Clearnet S.A. as their central counterparty clearing house to provide clearing services for transactions executed on those markets. This clearing agreement may be terminated upon 30 months notice. Liffe is party to a clearing agreement with LCH.Clearnet Limited, originally entered into on June 7, 1988 and amended and restated on July 16, 1996, pursuant to which LCH.Clearnet Limited was appointed as a designated clearing house. This clearing agreement may be terminated upon 36 months notice. NYSE Euronext is in discussions with LCH.Clearnet London to restructure the terms of its continuing contractual relationship and is in the process of creating its own clearing house for Liffe.

Euronext’s Relationship with Euroclear. Euroclear is a partner of Euronext for the settlement of cash equity transactions conducted on each of its markets (other than Euronext Lisbon) pursuant to contractual arrangements in place. Euronext has a direct shareholding of 2.75% in Euroclear plc, together with an indirect shareholding through Sicovam Holding. Euronext holds a 9.6% interest in Sicovam Holding, which holds 13.06% of Euroclear plc. As a result, Euronext’s shareholding in Euroclear is 4%.

Interbolsa. Interbolsa, a wholly-owned subsidiary of Euronext Lisbon, is the Portugal-based CSD that manages the Portuguese settlement and central securities depository systems. Interbolsa settles transactions conducted on Euronext’s market in Lisbon. Recently, Interbolsa developed SLME, its new Non-Euro Settlement System, which allows Euronext to offer non-Euro settlement (i.e., USD, GBP, CHF and JPY) to issuers who wish to list securities in Lisbon, in currencies other than the Euro.

Powernext sale: BlueNext. In connection with the launch of BlueNext in January 2008, we have sold our 28.25% stake in Powernext, a multilateral trading facility in charge of managing an organized power and emissions exchange.

BlueNext operates a spot market in CO2 emission allowances that is the European leader in the field, from trading through to worldwide delivery-versus-payment settlement in real time. BlueNext seeks to establish a leading position in trading in environment-related instruments and expects to launch a comprehensive range of a products and services. To this end, BlueNext’s current spot-market offering will be rounded out with a spot market in emission credits as soon as connections to international logs are operational. BlueNext expects to establish a futures market with physical delivery of allowances and credits, which is expected to improve overall market liquidity and depth. We hold a 60% interest in BlueNext with the remaining 40% held by Caisse des Dépôts.

Competition

Liffe competes with a number of international derivatives exchanges, most notably Eurex, which is the derivatives platform operated by Deutsche Börse, the CME Group, Inc. and the OTC markets.

Market Data Services

The broad distribution of accurate and reliable real-time market data is essential to the proper functioning of any securities market because it enables market professionals and investors to make informed trading decisions. The quality of our market data, our world-class collection and distribution facilities, and the ability of traders to act on the data we provide, attract order flow to our exchanges and reinforce our brand. Our primary market data services include the provision of real-time information relating to price, transaction or order data on all of the instruments traded on the cash and derivative markets of our exchanges.

U.S. Market Data Services

In the United States, we provide two types of market data services: consolidated data services and proprietary data products.

Consolidated Data Services

The SEC requires securities markets to join together in consolidating their bids, offers and last sale prices for each security, and to provide this information to the public on an integrated basis. We work with other markets to make our U.S. market data available, on a consolidated basis, on what is often referred to as the “consolidated tape.” This intermarket cooperative effort provides the investing public with the reported transaction prices and the best bid and offer for each security, regardless of the market from which a quote is reported or on which market a trade takes place.

Last sale prices and quotes in NYSE-listed securities are disseminated through Tape A, which provides the majority of the NYSE’s consortium-based market data revenues. We also receive a share of the revenues from Tape B and Tape C, which represent data related to trading of securities (including ETFs) that are listed on Amex and other regional exchanges, and Nasdaq, respectively. As of December 31, 2007, we had 450,619 professional subscribers for Tape A consolidated market data. Over the past two decades, we have expanded our market data business by accessing new customers, in particular nonprofessional subscribers and cable television audiences.

Proprietary Data Products

We make certain market data available independently of other markets. We package this type of market data as trading products (such as NYSE OpenBook®, through which the NYSE makes available all limit orders) and analytic products (such as TAQ Data, NYSE Broker Volume® and a variety of other databases that are made available other than in real-time and that are generally used by analytic traders, researchers and academics). These products are proprietary to us, and we do not share the revenues that they generate with other markets.

Revenues for our proprietary data products have grown significantly over the last few years, driven in large part by the success of NYSE OpenBook®, which the NYSE introduced in 2002. The advent of trading in penny increments and the accelerated use of “black box” trading tools accelerated the success of NYSE OpenBook®.

NYSE Arca also makes certain market data available independent of other markets. Through ArcaVision®, NYSE Arca provides listed companies, traders and investors with a tailored and customizable means to view detailed market data on particular stocks and market trends. Another data product, ArcaBook®, displays the limit order book of securities traded on NYSE Arca in real time.

The pricing for U.S. market data products must be approved by the SEC on the basis of whether prices are fair, reasonable and non-discriminatory.

European Market Data Services

Unlike in the U.S., European market data is not consolidated. In Europe, we distribute and sell both real-time and proprietary market information to data vendors (such as Reuters and Bloomberg), as well as financial institutions and individual investors.

Real-time Market Data

Our main data services activity is the distribution of real-time market data. This data includes price, transaction and order book data on all of the instruments traded on the cash and derivative markets of Euronext, as well as information about Euronext’s indices. The data is marketed in different information products, and can be packaged according to the type of instrument (shares, derivatives or indices), the depth of the information (depth of the order book, number of lines of bid and ask prices), and the type of customer (professional or private). The data is disseminated primarily via data vendors, but also directly to financial institutions and other service providers in the financial sector.

The consolidation of all of our European market data into one feed – Euronext Market Data Solution (“EMDS”) – was completed in 2007. Further enhancements and continued growth of the system’s capacity were realized in the rest of the year in response to the significant increase of data volumes.

Other Information Products

In addition to real-time market data, Euronext also provides historical and analytical data services as well as reference and corporate action data services.

Through our product NextHistory, targeted at professionals in the financial industry, we offer access to historical data for all of our European markets via the Internet or DVD. Through our Index File Service, we also provide traders, analysts, investors and others who rely on up-to-date index information with daily information on the exact composition and weighting of our indices and precise details of changes in index levels and constituent share prices.

Our market snapshots service in Europe provides full market overviews – including, but not limited to, quotes, prices and volumes relating to the full array of financial instruments traded on Euronext – at fixed times every trading day. Through our Masterfiles service, we offer comprehensive information on the characteristics of all warrants and certificates for listed securities on Euronext markets. Another service delivers information concerning corporate actions to the market.

Finally, we publish a number of daily official price lists, such as the Cote officielle in Paris, the Daily Bulletin in Lisbon and the Amsterdam Daily Official List.

Corporate news distribution and Investor Relations services

In 2006, we acquired Companynews and Hugin AS in order to meet the demand for specialized services in corporate news distribution resulting from the European Transparency Directive, which took effect in January 2007. This Directive requires that listed companies adhere to minimum requirements in disclosing price sensitive information. In order to do so, most of these companies are expected to outsource their needs to a specialized service provider.

Index Services

U.S. Indices and Index Services

We have created nine U.S. benchmark indices. These include:

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NYSE Composite Index®, which is designed to measure the performance of all common stocks listed on the NYSE, including REITs, tracking stocks and common equity and ADR listings of foreign companies. The index utilizes a transparent, rule-based methodology that includes free-float market capitalization weighting.

•	NYSE U.S. 100 IndexSM and NYSE International 100 IndexSM, which are designed to measure the performance of the largest 100 U.S. and non-U.S. stocks listed on the NYSE, respectively.

•	NYSE World Leaders IndexSM, which tracks the performance of 200 leading companies across 20 countries.

•	NYSE Sector Indices, which include the NYSE Energy Index®, NYSE Financial Index® and NYSE Health Care Index®.

•	NYSE TMT Index®, which measures the performance of the largest 100 NYSE-listed U.S. and non-U.S. stocks in the technology, media and telecommunications sectors.

•	NYSE Arca Tech 100 Index® (formerly the ArcaEx Tech 100 Index), a multi-industry technology index.

We have licensed the NYSE Composite Index® and the NYSE U.S. 100 IndexSM to Barclays Global Investors, N.A. for use in replicating the performance of the indices in the iShares® NYSE Composite Index Fund and the iShares® NYSE 100 Index Fund, and the NYSE Arca Tech 100 Index® to Zeigler Exchange Traded Trust for use in replicating the performance of the index in the NYSE Arca Tech 100 ETF.

European Indices and Index Services

Through our European subsidiary, Euronext Indices B.V., we maintain and improve approximately 200 existing indices and develop new ones when added value for market participants is identified. Companies listed on Euronext are indexed according to size, segments and sectors, per national market as well as Euronext wide. Apart from these proprietary indices, we also maintain and develop customized indices with or for clients, not necessarily based on Euronext listings only. The use of these indices is diverse, from derivatives trading to enhancing the profile of listed companies, issuing index-linked products and market analysis.

We maintain over 200 European indices, including the flagship AEX®, BEL 20®, CAC 40®, PSI 20® and Euronext 100® indices. Our primary European indices are set forth in the following table:

	Euronext Amsterdam	Euronext Brussels	Euronext Lisbon	Euronext Paris	Euronext wide
Blue chip	AEX	BEL 20	PSI 20	CAC 40	NextCAC 70 Euronext 100

Midcap	AMX	BEL Mid		CAC Next 20 CAC Mid 100 SBF 120(*) SBF 80 CAC Mid & Small 190	Next 150

Small cap Specialized sector/segment Indices	AScX	BEL Small		CAC Small 90 CAC IT CAC IT 20	NextPrime NextEconomy NYSE Alternext(**)

All Share Indices	AAX	BAS	PSI Geral	CAC AllShares SBF 250

Sector Indices (All share)	Dutch ICB Industries & Sectors indices	Belgian ICB Industries & Sectors indices	Portuguese ICB Industries indices	French ICB Industries & Sectors indices

(*)	Includes CAC 40 stocks.
(**)	Launched in 2006.

Technology and Intellectual Property

Technology

Technology is a key component of our business strategy, and we regard it as crucial to our success. Our markets employ a wide range of technologies that enable us to maintain our competitive position and investor confidence in the reliability and integrity of our trading platforms and markets.

We are committed to the ongoing development, maintenance and use of technology to enhance the functionality and technological solutions we provide our customers and to further grow and develop our business. Our technological initiatives are focused on satisfying each of the objectives set forth below:

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Functionality. Our technologies are designed to support business-driven requirements and should be delivered on a timely basis with minimal defects. We continually assess the need to enhance our functionality in response to changing customer needs and evolving competitive and trading environments. In addition, our technologies must provide for regulatory effectiveness and are designed to support market surveillance and enforcement.

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Performance. Our trading technologies are designed to provide fast and competitive response times, which are critical to operating successful electronic markets. We continually evaluate system performance in terms of its speed, reliability, scalability and capacity.

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Capacity/Scalability. Our systems must be highly scalable, enabling us to meet anticipated growth in trading multi-asset classes in multiple markets by participants globally. We are committed to investing in systems capacity to ensure that our markets can maintain investor access during unusual peaks in trading activity or in response to other business-driven requirements. For example, we continue to enhance our technology to support our order handling capacity on our trading systems as order and trade volumes increase.

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Reliability. Our systems are designed to be reliable and resilient to maintain investor trust and confidence. We continually evaluate our business continuity plans, including the availability and functionality of back-up data centers and back-up trading floors.

•	Total cost of ownership. We believe that our systems and operating environment should be managed with a competitive cost structure.

In furtherance of our business strategy and these objectives, we are integrating our technologies globally to establish a single platform that enables market participants to trade across multiple asset classes, markets, geographies and time zones. We have undertaken a global technology initiative that will involve the creation of a common point of entry, the CCG – meaning a single method by which any market participant globally can access our markets, products and services – and the simplification and convergence of our systems into a single global electronic trading platform, comprised of a UTP for equities (UTP-Equities) and derivatives (UTP-Derivatives) trading. We also intend to consolidate our networks and data centers globally.

We began this global integration initiative in 2007 and we are in the process of migrating our U.S. platforms to the CCG, a key component of our UTP architecture. We expect the migration of our European platforms will follow with the objective of establishing the UTP to support all our cash markets in Europe. In the final phase of our platform integration, we intend to integrate our European and U.S. derivatives platforms into the UTP.

To create a single global trading platform, we intend to consolidate all our existing networks to a single global SFTI® network, which is a secure, high-performance network created by us that offers exchanges both resiliency and performance. Through this single network, trading firms and investors can connect to real-time information and trading with securities markets, while financial markets can provide customers with access to their data and execution services regardless of their trading platform or interfaces. We also intend to leverage our recent technology initiatives – such as our agreement to acquire AEMS, our acquisition of Wombat and our integrated TransactTools solutions – to offer market participants a comprehensive and unique suite of leading technology solutions in a centralized environment.

U.S. Trading Technology

The major components of the current NYSE trading system architecture include:

•	order acceptance through Common Message Switch, which provides members access to the NYSE’s order processing systems for routing and processing of orders;

•	order database and routing through SuperDot®, which processes approximately 100% of electronic market and limit orders received from members and routes them to broker systems or Display Book®; and

•	order execution through Display Book®, which is a high-performance trading system used for automatic quotation and execution of incoming orders.

These systems are complemented by systems that support broker activities, including the Broker Booth Support System® (“BBSS”), which supports straight-through electronic order processing and reports for members on the floor of the NYSE, and the NYSE e-Broker Hand Held Device®, which is a mobile wireless handheld device that permits members on the floor to receive orders, access the Display Book®, report transactions on the floor, and generate messages to customers regarding current market conditions. Comparison and connectivity to the Depository Trust Corporation is accomplished through the OnLine Comparison

SystemSM. The NYSE Information Generation System (“IGS”) and Market Data System (“MDS”) handle publication and subscription of market data for use by internal systems and for publication to the national market systems.

We are in the process of a global technology initiative that involves several upgrades to our current architecture, using technologies acquired through strategic initiatives and acquisitions. This architectural upgrade is part of our plan to upgrade to the UTP for equities (UTP-Equities) and for derivatives (UTP-Derivatives) trading and we expect that will allow us to realize synergies as we move forward with our integration. The key components to this initiative include the following:

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transitioning from the NYSE’s traditional Common Message Switch to a new front-end system running on Linux server technologies, known as the CCG. This system is expected to decrease latency and reduce operating costs;

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eliminating the NYSE SuperDot system and implementing a Linux-based server application of Display Book that is expected to increase our ability to adapt our systems more quickly to the changing needs of our customers, significantly decrease latency and reduce operating costs;

•	eliminating the BBSS system and replacing it with the Consolidated Broker System; and

•	eliminating the IGS system and replacing it with the Consolidated Ticker Plant, as well as replacing the MDS system with the implementation of newly acquired Wombat technologies.

In addition, proposed changes to the NYSE specialist operating model to transition specialists to “designated market makers” are expected to be part of our technology initiative in 2008.

NYSE’s trading system also relies on technology provided by NYSE TransactTools, which combines a high-performance enterprise software platform for financial connectivity with the network and facilities infrastructure of the world’s leading markets. NYSE TransactTools achieves this through two components: SFTI® and NYSE TransactTools Trading Connectivity Management (“TCM”).

SFTI® is the industry’s most secure and resilient network backbone, connecting all national market system market centers in the U.S. and rapidly expanding its footprint to link major and emerging markets around the globe. Customers gain access to SFTI® market centers via direct circuit to a SFTI® access point or through a third-party service bureau or extranet provider. SFTI® revenue typically includes a connection fee and monthly recurring revenue based on a customer’s connection bandwidth.

The TCM software platform is an integrated connectivity and management architecture that has become the de facto standard among the financial industry’s leading electronic trading firms for reliability, scalability and performance. TCM was introduced in 2004 and has distinguished itself as the only solution able to easily handle the trading volume and scale requirements of the worlds’ largest financial markets and market participants. Customers can also receive low-latency messaging and trade lifecycle management using this software platform.

NYSE Arca operates its equities electronic trading platform on mid-range servers. NYSE Arca’s industry leading system is designed to accept up to 160,000 orders per second and to provide up to 8,000 simultaneous customer connections. In 2007, its system handled an average of approximately 130 million orders daily and approximately 8.5 million trades daily, with a capacity to handle 120 million trades daily.

NYSE Arca provides customers with multiple connectivity options, including through a wide variety of order management systems, third-party private networks and service bureaus. We also offer our customers different ways of interfacing with NYSE Arca, including NYSE Arca FIX Gateway, which utilizes the underlying technology of our CCG, and RealTick® Interface. Through the FIX Gateway, customers can access NYSE Arca using their existing trading system and third-party vendors. The Financial Information eXchange

(“FIX”) protocol is a messaging standard developed specifically for real-time electronic exchange of securities trading information. NYSE Arca confirms a customer’s FIX connectivity through NYSE Arca Certification Testing.

Similarly, NYSE Arca operates its options electronic trading platform on the same category of mid-range servers. NYSE Arca’s options system is designed to accept over 1 million quotes and 80,000 orders per second. In 2007, its system handled an average of approximately 6 million orders daily and approximately 100,000 trades daily, with a capacity to handle 4 million trades daily.

European Technology

AEMS

Historically, Euronext has outsourced the information technology requirements of its business, including the development and maintenance of information technology applications as well as the use of software and resources, to AEMS, an entity 50% owned by Euronext and 50% owned by Atos Origin. In December 2007, we announced our intention to assume these outsourced activities internally and entered into an agreement with Atos Origin to acquire the 50% remaining stake not owned by Euronext. Currently, AEMS provides hosting and technical operations for our Euronext markets and we are its largest customer.

AEMS is a leading provider of information technology solutions for exchanges, clearing houses, banks and intermediaries. AEMS provides solutions for the entire range of activities of the exchange business, from exchange trading and trade support to post-trade activities. AEMS provides Euronext and other exchanges with trade services such as the capture, booking, routing, and matching of trading orders, and links to other exchanges. Its trade support services, primarily to banks and brokers, include deal capture and trade administration, trade confirmation, position monitoring, risk control, portfolio management, and back-office services. AEMS also provides post-trade services to clearing houses, banks, and brokers, including clearing and settlement-related services, interface to clearing and depositary services and clearing houses, custodial services, depository management, credit control and collateral management, and general ledger services.

Some of the major systems and platforms that are now owned or licensed to AEMS, and are provided or licensed by AEMS to Euronext, or in some cases to third-party customers in the financial industry, are:

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NSC: A cash trading system for equity securities, bonds and other products, currently used by 17 financial market places worldwide (including Euronext’s four cash markets) on four continents. NSC handles the largest amount of cash trading globally by turnover and recently doubled its trading capacity. The NSC order latency, already reduced by 50% in 2006, to under 100 milliseconds, was further reduced to under two milliseconds in 2007. As part of our agreement to acquire AEMS, we will retain NSC’s cash trading system and related technology.

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LIFFE CONNECT®: An electronic trading platform for futures and options used by Liffe’s five derivatives exchanges and TFX. As part of our agreement to acquire AEMS, we will retain the LIFFE CONNECT® trading platform and related technology.

•	Clearing 21®: A global clearing services solution for equities, bonds, futures and options used by clearing houses.

•	PAM: A market-access workstation used by traders to view market information and send and manage financial exchange orders.

•	ARAMIS: A real-time financial market supervision tool used by market regulators and supervision teams to ensure market integrity.

•	SARA: An international (G30) standards-compliant solution for clearing, settlement and depository.

•	TRS-CPS: A combined post-trade management and clearing solution used by Liffe’s London derivatives market, ICE Futures and LCH.Clearnet.

AEMS’ clearing and settlement business provides and manages technology for the post-trade industry, including customized platforms to manage clearing and settlement for cash and derivatives markets. Its principal customer is LCH.Clearnet and it also provides services to Liffe and ICE Futures. In particular, AEMS operates Clearing 21® for LCH.Clearnet, which is the only existing system that enables clearing houses to clear cash and derivative products on a single technical platform, in real-time and with a central guarantee. LCH.Clearnet holds a non-exclusive and non-transferable sublicense to use and modify the Clearing 21® system.

AEMS’ capital markets business works with banks and intermediaries to provide information technology solutions from trading through to settlement, and currently has over 1,000 banks, brokers and trading firms on its global distribution network.

Our agreement with Atos Origin to acquire the remaining 50% stake in AEMS provides that we would re-acquire ownership of the NSC cash trading and LIFFE CONNECT® derivatives trading platform technology and all of the management and development services surrounding these platforms as well as AEMS’s third-party exchange technology business. Atos Origin would acquire the third-party clearing and settlement business and capital markets business from AEMS. These transactions contemplate a payment of €275 million (US$400 million) from us to Atos Origin and of €20 million (US$29 million) from Atos Origin to AEMS.

This agreement in principle follows a longstanding, successful relationship between Atos Origin and Euronext, and allows the two companies to focus on their core businesses, given recent trends in their respective industries. Both parties will extend their historical relationship, Atos Origin becoming NYSE Euronext’s preferred supplier in integration and outsourcing IT services. The contemplated re-integration of the technology businesses within Atos Origin and NYSE Euronext is expected to be completed by the end of the summer in 2008.

Sale of Software: GL TRADE

GL TRADE, a subsidiary of Euronext, is a global provider of front to back-office solutions for international financial institutions on both the buy side and the sell side. GL TRADE’s software and proprietary network provide GL TRADE’s customers real-time access to more than 120 electronic markets around the world and link participants in the international financial community. By using GL TRADE’s products and services, its customers can trade shares, bonds, commodities and derivative instruments, view comprehensive financial information and automate all of their order flow from the front to the back office. GL TRADE serves over 1,000 major financial institutions.

GL TRADE has developed a range of front-to-back office solutions and services to meet the needs of the financial community. GL TRADE offers each of the following products and services:

Front Office Solutions

GL TRADE offers its clients GL STREAM™, the first straight through processing solution for multiple listed security types (equities, futures, options, commodities, forex and bonds). The system offers automated handling and real-time optimization of all processes involved in managing a market order. GL STREAM™ covers trading and order management and market connectivity. It has been developed with an open architecture and a flexible infrastructure that can operate either on the client’s site or on an ASP model. GL STREAM™ is fully compatible with third-party applications via the FIX protocol, and, for clients seeking the best possible performance, via APIs.

GL NET

GL NET is a dedicated international private network serving clients in the financial services industries. It enables real-time trading in all types of financial securities on 120 cash, derivative and OTC markets. Designed with an open architecture, it can be accessed not only through GL TRADE workstations by both buy siders and brokers, but also via FIX applications or third-party systems. The GL NET network links the main members of the financial community with the growing number of buy side users. The network provides its members with optimal levels of security, reliability and availability for the transmission of orders. Its large bandwidth ensures an average speed for order routing of 0.25 seconds worldwide, with no loss or distortion.

Buy Side Trading Solutions: GL FAST

GL FAST offers the buy side community the GL WINWAY workstation, which links the benefits of the GL WIN platform with the features of GL XLS, an analytical module designed for clients that use Excel to manage their orders. This solution enables buy side clients to develop trading strategies and to forward their orders to several brokers. GL WINWAY provides all buy side trading functionality, such as market access and algorithmic trading.

Post Trade Solutions

GL TRADE provides post trade management solutions for the derivative, equity and bond markets. These services include automated real-time management of the entire deal settlement process and management of the allocation and delivery of all necessary information to the back office. GL TRADE is currently able to offer full and integrated solutions from front office to back office on listed derivatives markets. GL TRADE also provides sophisticated electronic back office solutions for equity and bond markets, which include management of settlement and delivery data flows with international custodians, calculation of provisional cash balances and associated borrowing-lending functions. GL TRADE also offers connectivity to U.S. clearing houses and settlement agents, which includes the production of information required under local laws.

Capital Market Solutions

GL TRADE offers cash management and risk hedging solutions through its TRADIX and FNX business line to French and international banks and major companies.

Data Centers

To enhance the capacity and reliability of our systems, we have established data centers located in Boston, Chicago, New York, San Francisco, and Northern New Jersey totaling approximately 125,000 square feet in size. Our European business is supported by data centers in London (1,196 square meters) and Paris (1,445 square meters). We are in the process of consolidating our ten data centers in the U.S. and Europe to four data centers (two in the U.S. and two in Europe). We anticipate that our data center consolidation initiative will be completed prior to the end of 2010.

We seek to ensure the integrity of our data network through a variety of methods, including access restrictions and firewalls. We monitor traffic and components of our data network, and use an application to detect network intrusions and monitor external traffic. Customer circuits and routers are monitored around the clock and anomalies in customer circuits are reported to its staff and carrier support personnel for resolution.

Intellectual Property

We own the rights to a large number of trademarks, service marks, domain names and trade names in the United States, Europe and in other parts of the world. We have registered many of our most important trademarks in the United States and other countries.

United States

In the United States, these include “New York Stock Exchange,” “NYSE,” “The Big Board,” “NYSE Composite Index,” “The World Puts Its Stock In Us,” “Archipelago,” “ArcaEx,” “Archipelago Exchange,” “Pacific Exchange,” and images of the NYSE Trading Floor and building façade. Registration applications for other marks are pending in the United States and in other countries.

In addition, we own a number of registered U.S. trademarks or service marks that are used in our operations and we have a number of applications pending. We also hold the rights to a number of patents and have made a number of patent applications. However, we do not engage in any material licensing of these patents nor are these patents, individually or in the aggregate, material to our business.

We also own the copyright to a variety of material. Those copyrights, some of which are registered, include printed and online publications, web sites, advertisements, educational material, graphic presentations and other literature, both textual and electronic.

Europe

We regard substantial elements of Euronext’s brands, logos, products and market data to be proprietary. We attempt to protect these elements by relying on trademarks, copyright, database rights, trade secrets, restrictions on disclosure and other methods. In particular, we have trademark registrations for the most important names of the Euronext companies, and for the indices and services Euronext provides. Many of Euronext’s trademarks are registered in a number of countries. For example, the Euronext trademark has been registered in all countries which are material to our European business revenues.

The following is a sample of the registered trademarks of our European operations that we own: Euronext®, NYSE Alternext®, Eurolist by Euronext®, AEX®, BEL 20®, CAC 40®, PSI 20®, NextCAC 70®, LIFFE® and LIFFE CONNECT®.

Properties

We conduct our operations in premises in the United States and in Europe.

U.S. Properties

Our headquarters are located on Wall Street, New York City, and the surrounding area. In particular, the NYSE trading floor runs throughout 11 Wall Street and 20 Broad Street. These buildings are described in more detail below:

11 Wall Street, New York City. Our principal offices and the major portions of the NYSE Market trading floor are located at 11 Wall Street in New York City, a complex that includes contiguous buildings known as 8 through 18 Broad Street. This complex, exclusive of the 20 Broad Street building (described below), is owned by NYSE Group and consists of approximately 370,000 square feet of aggregate space.

20 Broad Street, New York City. The land underlying the office building situated at 20 Broad Street in New York City is owned by Newex Corporation, a wholly owned subsidiary of the NYSE. The land has been leased to the owner of the office building at 20 Broad Street for a term that is anticipated to expire in 2081. NYSE Group occupies approximately 348,000 square feet of space in the office building at 20 Broad Street pursuant to a sublease for a term expiring in 2016, of which 88,700 square feet is subleased to a third party. In addition, the sublease provides NYSE Group with multiple rights to extend the term of the sublease until 2041. The space occupied by NYSE Group in the 20 Broad Street building is used for portions of the NYSE Market trading floor and for office purposes. NYSE Group received a notice, dated October 4, 2006, from the sublandlord of its facility at 20 Broad Street, alleging default under certain covenants in the sublease (based upon the alleged impact on the sublandlord of certain security measures) and demanding cure by December 15, 2006. NYSE Group and the sublandlord have agreed to extend the cure date. NYSE Group believes that the sublandlord’s claims are without merit and, if a resolution of the matter is not reached, intends to contest the sublandlord’s position vigorously.

14 Wall Street, New York City. NYSE Group occupies approximately 65,000 square feet in the office building located at 14 Wall Street, New York City, pursuant to a lease expiring in 2011, of which 54,500 square feet is subleased to a third party. In addition, NYSE Group occupies approximately 11,000 square feet in this building pursuant to a sublease expiring in 2010. It uses the leased space and the sublease space for office purposes.

30 Broad Street, New York City. NYSE Group occupies approximately 47,000 square feet in the office building located at 30 Broad Street, New York City, pursuant to a lease expiring April 30, 2008. NYSE Group will retain approximately 14,000 square feet in the building for office purposes until 2013.

2 Metrotech Center, Brooklyn, New York. NYSE Group occupies approximately 429,000 square feet at 2 Metrotech pursuant to a lease scheduled to expire in November 2010. NYSE Group uses this space for a Data Center as well as general office space. NYSE Group has options to extend the lease.

Mahwah, New Jersey. NYSE Group entered into a lease dated November 30, 2007 to build a 398,000 square foot building which would consist of office and data center space, to be occupied by first quarter 2010.

55 Water Street, New York City. NYSE Group occupies approximately 123,000 square feet at 55 Water Street, New York City with the lease scheduled to expire in December 2012. NYSE Group uses this space for a data center and limited office space.

65 Broadway, New York City. NYSE Group occupies approximately 31,160 square feet in a building located on 65 Broadway, New York City, pursuant to a lease expiring in April 30, 2010. This space is 100% subleased.

100 South Wacker Drive, Chicago, Illinois. NYSE Group occupies approximately 58,000 square feet of office space and 17,000 square feet of data center space in the office building located at 100 South Wacker Drive, Chicago, Illinois. The leases expire in March 2014 and provide NYSE Group with rights to extend the terms of the leases. NYSE Group uses this leased space for office purposes and for running NYSE Arca.

115 Sansome Street, San Francisco, California. NYSE Group occupies approximately 39,286 square feet in a building located at 115 Sansome Street, San Francisco, California pursuant to a lease that is scheduled to expire in June 2009. NYSE Group uses this space for offices and storage. Approximately 57% is being subleased.

Mills Building, San Francisco, California. NYSE Group occupies approximately 42,923 square feet in a building located at 220 Montgomery Street and 220 Bush Street, San Francisco, California pursuant to a lease expiring on May 31, 2009. NYSE Group uses this space to operate NYSE Arca’s options trading floor.

In addition to these premises, we and our subsidiaries lease or own space in the following U.S. locations:

Location	Approximate Square Feet
Palo Alto, California	9,800
Weehawken, New Jersey	14,000
Washington, D.C.	6,300
Maitland, Florida	4,000
55 Broadway, New York	7,500
San Francisco, California	6,100
22 Cortlandt, New York	9,000

European Properties

Euronext’s registered office is located at Beursplein 5, 1012 JW Amsterdam, the Netherlands. Euronext occupies 10,080 square meters of space at this site, which it owns outright. Euronext has also established local headquarters in each of the other European countries where it operates an exchange, as set forth below:

Palais de la Bourse/Beurspaleis, Place de la Bourse/Beursplein, 1000 Brussels, Belgium. Euronext Brussels occupies 11,855 square meters of space at this site, pursuant to a long-term lease;

Avenida da Liberdade, n. 196, 7 Piso, 1250-147, Lisbon, Portugal. Euronext Lisbon occupies 1,086 square meters of space at this site, pursuant to a long-term lease;

39 rue Cambon, 75039 Paris Cedex 01, France. Euronext Paris occupies 13,517 square meters of space at this site, pursuant to a long-term lease; and

Cannon Bridge House, 1 Cousin Lane, EC4R 3XX London, United Kingdom. LIFFE Administration and Management occupies 8,409 square meters of space at this site, pursuant to a long-term lease.

In addition to these properties, we and our subsidiaries lease or own space in the following European locations:

Location	Owned/Leased	Approximate Square Meters
Palais Brongniart, Paris	Leased	14,347
EVERE Building, Brussels	Owned	8,730
Stepney Way, London	Leased	2,968
Porto Building, Porto	Leased	824
Sampson House, London	Leased	431

Other

Our offices outside of the U.S. and Europe are used primarily for the purposes of promoting international recognition of our brand, developing the listings business and providing client services to our listed companies. These properties include:

Location	Owned/Leased	Approximate Square Meters
Tokyo, Japan	Leased	170
World Trade Center, Beijing	Leased	181
Hong Kong	Leased	40
Singapore	Leased	40

Security Measures and Contingency Plans

We have implemented numerous security measures to reduce our vulnerability to terrorist and extremist attacks, including, among other things:

•

establishing a wide perimeter security zone in the vicinity of the premises housing the NYSE trading floor in New York, New York, manned constantly by armed security personnel employed and/or contracted for by the NYSE and/or provided by the New York City Police Department; in our European sites, where the establishment of such security zones is not appropriate, a Director of Security Europe has been appointed to evaluate and monitor continually our security measures in conjunction with local authorities;

•	requiring physical and X-ray/magnetometer inspection of all incoming persons, mail, packages and parcels into NYSE’s premises; our major European sites will be provided with suitable X-ray equipment for the checking of mail that will be operational in the second quarter of 2008. From our assessment of the threat in Europe, it is not judged necessary to screen visitors and their bags at the present time, but this position is continually monitored in the light of the intelligence picture;

•	requiring that all messengers delivering mail, packages or parcels be screened and escorted throughout the NYSE’s premises;

•

requiring photo ID badges for all visitors and employees and conditioning the issuance of badges for long-term access to employees and service providers, with limited exceptions, upon the review of individual fingerprint-based background information; a unified badge system for staff is being introduced in most European sites and will be operational in the second quarter of 2008, and all visitors will be issued with photo ID badges (legislation hinders the linking of photographs to fingerprint-based information); and

•	maintaining continuous television monitoring and recording of exterior and interior areas.

We continually review these security measures to ensure that they remain effective and to avoid predictability.

We maintain a number of contingency plans relating to possible emergencies that may affect our operations. After consulting with NYSE members regarding their needs, the NYSE established and maintains an alternative trading location apart from its current trading floor. We also regularly circulate among our personnel emergency contact telephone numbers and make available a password-protected contingency website that would give information and directions to personnel in the event of a disruption or incident of any kind. Consistent with our business plan, each of our divisions also maintains emergency contingency plans tailored to its needs and personnel.

Employees

As of December 31, 2007, we employed 3,083 full-time equivalent employees (excluding 1,398 GL TRADE employees), 1,973 of which were located in the U.S. and 1,110 of which were located in Europe. Overall, we consider our relations with our employees, as well as our relations with any related collective bargaining units or worker’s councils, to be good.

Legal Proceedings

We are party to a number of legal proceedings, as described below:

In re NYSE Specialists Securities Litigation

In 2003 the California Public Employees’ Retirement System (“CalPERS”) filed a class action complaint, later consolidated with related actions, in the U.S. District Court for the Southern District of New York (“Southern District”) against the NYSE, NYSE specialist firms, and others, alleging various violations of federal securities laws and breach of fiduciary duty, on behalf of a purported class of persons who bought or sold unspecified NYSE-listed stocks between 1998 and 2003, and seeking unspecified money damages. In 2005 the trial court granted the NYSE’s motion to dismiss, holding that the NYSE, as a self-regulatory organization, is immune from private lawsuits challenging the manner in which it exercises its regulatory function, and thus dismissed all the claims asserting that the NYSE had failed to effectively regulate specialists during the relevant period. The district court also held that the plaintiffs lacked standing to assert that the NYSE made false and misleading statements concerning the regulation and operation of its market. The plaintiffs appealed that decision to the U.S. Court of Appeals for the Second Circuit (“Second Circuit”).

In September 2007, the Second Circuit issued an opinion affirming in part, and vacating and remanding in part, the district court’s decision. The Second Circuit upheld the district court’s ruling as to the NYSE’s self-

regulatory immunity, but vacated the district court’s holding that the plaintiffs lacked standing to assert their claims that the NYSE made false and misleading statements. The appeals court remanded the matter to the district court for consideration of other grounds for dismissal that the NYSE had asserted in its motion to dismiss, including the plaintiffs’ failure to allege reliance or loss causation.

On January 16, 2008, plaintiff CalPERS filed a Petition for Writ of Certiorari in the U.S. Supreme Court, seeking review of the portion of the Second Circuit’s decision relating to the NYSE’s self-regulatory immunity. On February 19, 2008, the NYSE filed a brief in opposition to the petition, asserting that further review of the Second Circuit’s decision is unwarranted. The Supreme Court denied the Petition on March 24, 2008.

We are one of numerous defendants named in a separate class action complaint in the Southern District that alleges violations of federal antitrust laws, federal securities laws, and common law, in connection with the placing of market orders through NYSE’s SuperDOT order routing system. The complaint, which was served in August 2007, contains allegations similar to those asserted in the Specialists matter described above and seeks unspecified compensatory damages, subject to trebling under the antitrust laws. The defendants have not yet responded to the complaint.

Grasso Litigation

In 2004, the New York Attorney General (“NYAG”) filed a lawsuit in New York Supreme Court against Richard A. Grasso, the NYSE’s former Chairman and Chief Executive Officer; former NYSE Director Kenneth Langone; and the NYSE. The complaint asserted six causes of action against Mr. Grasso, including breach of fiduciary duty under the New York Not-for-Profit Corporation Law and unjust enrichment; a single cause of action against Mr. Langone for breach of his fiduciary duty under the New York Not-for-Profit Corporation Law; and a single cause of action against the NYSE seeking declaratory and injunctive relief. Mr. Grasso asserted crossclaims in the litigation against the NYSE and its former Chairman John S. Reed for breach of contract and defamation. His pleadings sought at least $50 million in compensatory damages for the breach of contract claim; an expert witness retained by Mr. Grasso has estimated those damages to be approximately $95 million. Mr. Grasso also sought unspecified damages for alleged injury to his reputation, mental anguish and suffering, and punitive damages against Mr. Reed and the NYSE.

In 2006, the court granted the summary judgment motions of the NYSE and Mr. Reed and dismissed all of Mr. Grasso’s crossclaims against them. The court also granted in part the NYAG’s motion for partial summary judgment against Mr. Grasso, finding that Mr. Grasso breached his fiduciary duties to the NYSE and that Mr. Grasso must return to the NYSE certain payments that the court found were unlawful. In addition, the court ordered the NYAG to provide an accounting of the amount of compensation Mr. Grasso should disgorge pursuant to the court’s ruling, and the NYAG filed an accounting stating that Mr. Grasso should disgorge approximately $112.2 million. Mr. Grasso filed appeals of these and other rulings to the Appellate Division of the Supreme Court (“Appellate Division”), which has stayed any trial in the matter, and the accounting proceeding, until it has ruled on those appeals.

Mr. Grasso also appealed the trial court’s denial of his motion to dismiss four of the six causes of action asserted against him by the NYAG. In May 2007 the Appellate Division entered an order holding that the NYAG lacked statutory authority to assert those four claims, reversing the trial court’s ruling and dismissing those four claims. In October 2007, the Appellate Division granted the NYAG’s motion for permission to appeal to the New York Court of Appeals from the May 2007 order, and briefing in that appeal has been completed.

In addition to the matters described above, we are from time to time involved in various legal proceedings that arise in the ordinary course of our business. We do not believe, based on currently available information, that the results of any of these various proceedings will have a material adverse effect on our operating results or financial condition.

Directors and Executive Officers

The only members of our management committee who also serve on our board of directors are Duncan Niederauer, our Chief Executive Officer, and Jean-François Théodore, our Deputy Chief Executive Officer, head of Strategy and head of the European Managing Board. Each of our management committee members has been appointed by and serves at the pleasure of the board of directors. The following table sets forth information about our directors and management committee members, each of whom is an executive officer of NYSE Euronext.

Name	Age	Title*
Jan-Michiel Hessels	65	Chairman of the Board of Directors
Marshall Carter	67	Deputy Chairman of the Board of Directors
Ellyn L. Brown	57	Director
Sir George Cox	67	Director
André Dirckx	72	Director
William E. Ford	46	Director
Sylvain Hefes	55	Director
Dominique Hoenn	67	Director
Patrick Houël	65	Director
Shirley Ann Jackson	61	Director
James S. McDonald	55	Director
Duncan M. McFarland	64	Director
James J. McNulty	56	Director
Duncan L. Niederauer	48	Chief Executive Officer and Director
Baron Jean Peterbroeck	71	Director
Alice M. Rivlin	76	Director
Ricardo Salgado	63	Director
Robert B. Shapiro	69	Director
Rijnhard van Tets	60	Director
Jean-François Théodore	61	Deputy Chief Executive Officer, Head of Strategy and Director
Karl M. von der Heyden	71	Director
Sir Brian Williamson	63	Director
Roland Bellegarde	46	Group Executive Vice President and Head of European Execution
Dale B. Bernstein	53	Executive Vice President, Human Resources
Andrew T. Brandman	38	Senior Vice President and Head of Integration and Business Operations
Bruno Colmant	47	Executive Vice President and Deputy Chief Financial Officer
Philippe Duranton	47	Group Executive Vice President and Global Head of Human Resources
Hugh Freedberg	62	Group Executive Vice President and Head of Global Derivatives
John K. Halvey	48	Group Executive Vice President, General Counsel and Secretary
Serge Harry	48	Executive Vice President and Deputy Head of Strategy
Catherine R. Kinney	55	Group Executive Vice President and Head of Global Listings
Lawrence Leibowitz	48	Group Executive Vice President and Head of U.S. Execution and Global Technology
Miguel Athayde Marques	52	Executive Vice President and Head of Indices
Joost van der Does de Willebois	49	Executive Vice President and Acting Chief Financial Officer
Richard G. Ketchum**	57	Chief Executive Officer of NYSE Regulation

*	In January 2008, our board of directors realigned the titles of certain of our executive officers with primary responsibility for certain business functions such that, effective January 31, 2008, each of these officers was designated as a Group Executive Vice President.

**

In addition to the aforementioned executive officers, we have determined that Richard G. Ketchum, Chief Executive Officer of NYSE Regulation, Inc., performs certain policy making functions with respect to NYSE

Euronext, although he is not an officer or employee of any unit of NYSE Euronext other than NYSE Regulation, and he reports solely to the NYSE Regulation board of directors. For example, Mr. Ketchum advises management regularly with respect to global regulatory matters and acts as NYSE Euronext’s spokesperson with respect to regulatory matters. He has also informed and assisted our management in developing regulatory policies and assisted management in the development and structuring of our U.S. market structure initiatives. Mr. Ketchum is invited to attend management committee meetings, although he does not report to the NYSE Euronext board of directors or any of its executive officers.

Directors

Set forth below are the name, principal occupation and certain biographical information for each of our directors as of the date of this document. With the exception of Messrs. Dirckx, Houël, Shapiro and von der Heyden, the board of directors will propose each of our current directors for reelection at our May 15, 2008 Annual Stockholders Meeting to hold office for a one-year term expiring at the annual meeting of stockholders to be held in 2009.

Jan-Michiel Hessels. Mr. Hessels is the chairman of the NYSE Euronext board of directors. He served as chairman of the supervisory board of Euronext since its creation in September 2000 until the merger of Euronext and NYSE Group. Before that, he was a member of the supervisory board of Amsterdam Exchanges since its creation in 1997. He was the chief executive officer of Royal Vendex KBB from 1990 to 2000, and served on the supervisory boards of Royal Vopak N.V. (the Netherlands) from 1999 to 2005, Laurus N.V. (the Netherlands) from 1998 to 2004, B&N.com Inc. from 1999 to 2003 and Schiphol Group N.V. (the Netherlands) from 1993 to May 2006. Mr. Hessels is the chairman of Royal Philips Electronics N.V. (the Netherlands) and SC Johnson Europlant N.V. (the Netherlands), and deputy chairman of the supervisory board of Fortis N.V. (the Netherlands/Belgium), and serves on the boards of Euronext Amsterdam N.V. (a subsidiary of Euronext) and Heineken N.V. (the Netherlands) and Mr. Hessels also serves on the international advisory boards of the Blackstone Group and SC Johnson Corporation. In addition, he chairs the board of the Dutch Central Economic Plan Commission.

Marshall Carter. Mr. Carter is the deputy chairman of the NYSE Euronext board. Mr. Carter has served on the NYSE Group board since November 2003 and has been chairman of that board since April 2005. Mr. Carter is the former chairman and chief executive officer of the State Street Bank and Trust Company, and of its holding company, State Street Corporation (United States), where he served from 1992 until his retirement in 2001. He joined State Street in July 1991, as president and chief operating officer, and became chief executive officer in 1992 and chairman in 1993. Mr. Carter formerly served as a director of Honeywell International, Inc. (United States) and is currently the chairman of the Board of Trustees of the Boston Medical Center. Mr. Carter was most recently a lecturer in leadership and management at the Sloan School of Management at Massachusetts Institute of Technology and Harvard’s Kennedy School of Government, where from 2001 to 2005 he was a fellow at the Center for Public Leadership and the Center for Business and Government.

Ellyn L. Brown. Ms. Brown has served as a director of NYSE Euronext and its predecessors since April 2005. Ms. Brown is also a director of NYSE Regulation and of Financial Industry Regulatory Authority (FINRA). Since 1996, she has been president of Brown & Associates, a corporate law and consulting firm that specializes in operations, compliance and governance services for financial services industry clients. She has taught securities law at Villanova University and at the University of Maryland School of Law. Ms. Brown is a trustee of the Financial Accounting Foundation (parent of the Financial Accounting Standards Board and Government Accounting Standards Board). Ms. Brown was Maryland Securities Commissioner from 1987 to 1992 and a member of the board of the National Association of Securities Dealers Regulation, Inc. from 1996 to 1999. She also served on the board of the Certified Financial Planner Board of Standards, the standard-setting body for the CFP credential, from 2000 to 2004.

Sir George Cox. Sir George has served as a director of NYSE Euronext and its predecessors since April 2002. Before that, he was a senior independent director of London International Financial Futures &

Options Exchange (LIFFE) (United Kingdom) from 1999 until the acquisition of LIFFE by Euronext in 2002. He was director general of the Institute of Directors, an organization representing individual company directors in the United Kingdom, from 1999 to 2004, and director of Enterprise Insight (United Kingdom) from 2000 to 2005. Sir George also recently served as chairman of the Design Council, the United Kingdom’s national strategic body for design, as a senior independent director of Bradford & Bingley (United Kingdom), and as chairman of charitable organization Merlin (Medical Emergency Relief International). He is also a trustee of VSO, and the president of the Royal College of Speech and Language Therapists, and a council member of Warwick University and chair of the Warwick Business School Board.

André Dirckx. Mr. Dirckx has served as a director of NYSE Euronext and its predecessors since 2000. Before that, he was chairman of the board of directors of Brussels Exchanges since 1999 and a member of the board of directors of Warehouses De Pauw N.V. (Belgium) from 1999 to 2003. He retired from his position as managing director and member of the executive board of Generale Bank in 1998. Mr. Dirckx is currently chairman of the board of Cofinimmo (Belgium), and member of the board of the Belgian charitable organization Petits Riens.

William E. Ford. Mr. Ford has served as a director of NYSE Euronext and its predecessors since December 2005 and continues to serve on the NYSE Group board. He served as a director of Archipelago from November 2003 to March 2006. Mr. Ford is the chief executive officer and a managing director of General Atlantic LLC (United States), a global private equity firm that provides capital for innovative companies where information technology or intellectual property is a key driver of growth. Mr. Ford has been with General Atlantic LLC since 1991. Investment entities affiliated with General Atlantic LLC own approximately 2.8% of NYSE Euronext’s currently outstanding common stock. Mr. Ford also serves as a director of NYMEX Holdings, Inc. (United States) and Getco Holding Company LLC (United States). He formerly served on the board of Computershare Limited (Australia).

Sylvain Hefes. Mr. Hefes has served as a director of NYSE Euronext since April 2007. He joined NM Rothschild & Sons Ltd. (United Kingdom) in 2005 where he serves as senior advisor. Prior to this time, Mr. Hefes was head of European Wealth Management at Goldman Sachs (United States), where he became a partner in 1992 and served as head of the firm’s Paris office and eventually all of the firm’s private banking business in Europe. Mr. Hefes currently serves as chairman of the executive board of Paris Orléans (France), and as a director of Rothschild Continuation Holdings AG (Switzerland).

Dominique Hoenn. Mr. Hoenn has served as a director of NYSE Euronext and its predecessors since 2000 and continues to serve as vice-chairman of the supervisory board of Euronext N.V. He is senior advisor of BNP Paribas S.A. (France) and a member of the Collège of the Autorité des Marchés Financiers (France). He represents the BNP Paribas Group in several of its subsidiaries: as chairman of the supervisory board of Klépierre S.A. (France), Klémurs (France) and BNP Paribas Private Equity (France), and as a member of the board of BNP Paribas Luxembourg, BNP Paribas Securities Services (France) and Cooper Neff Asset Management (France). Mr. Hoenn is also a non-executive director of Clearstream International S.A. Luxembourg and LCH.Clearnet Group. He was a member of the board of Vivendi Universal (France) from 2002 to 2003.

Patrick Houël. Mr. Houël has served as a director of NYSE Euronext and its predecessors since May 2004. Mr. Houël has also been a member of the board and the executive committee of LVMH Moët Hennessy Louis Vuitton (France) since 2004, a member of the board of Slivarente (France) since 1988 and chairman of Objectif Small Cap (France) since 1987. Mr. Houël was financial director of LVMH from 1987 to 2004.

Shirley Ann Jackson. Dr. Jackson has served as a director of NYSE Euronext and its predecessors since November 2003. Dr. Jackson is also the chairperson of the board of directors of NYSE Regulation and serves on the board of Financial Industry Regulatory Authority (FINRA). Dr. Jackson has been president of Rensselaer Polytechnic Institute since 1999. From 1995 to 1999, she was chairman of the U.S. Nuclear Regulatory Commission. Dr. Jackson also serves as a director of Federal Express Corporation, Public Service Enterprise

Group Incorporated, Marathon Oil Corporation, International Business Machines Corporation and Medtronic, Inc. (all U.S. corporations). Dr. Jackson is both a former president and chairman of the board of the American Association for the Advancement of Science (AAAS). She is also a member of the National Academy of Engineering, the American Philosophical Society and is a fellow of the American Academy of Arts and Sciences and a number of other professional organizations. Dr. Jackson serves as a trustee of the Brookings Institution and is a member of the Council on Foreign Relations. She is a life member of the M.I.T. Corporation (the M.I.T. Board of Trustees). She also is a trustee of Georgetown University and the Emma Willard School (Troy, N.Y.).

James S. McDonald. Mr. McDonald has served as a director of NYSE Euronext and its predecessors since November 2003 and continues to serve on the NYSE Group board. Since 2001, Mr. McDonald has been the president and chief executive officer of Rockefeller & Co., a U.S. firm that provides investment management, financial counseling and other services. Prior to joining Rockefeller & Co., he served in various senior positions, among them president and chief executive officer, and as a member of the board of the Pell, Rudman organization (now known as “Atlantic Trust/Pell Rudman”). Mr. McDonald also serves as a director on the boards of CIT Corporation, Rockefeller & Co. and Rockefeller Financial Services (all U.S. corporations) and is chairman of the board of The Japan Society of New York.

Duncan M. McFarland. Mr. McFarland has served as a director of NYSE Euronext and its predecessors since June 2006. He retired in June 2004 as the chairman and chief executive officer of Wellington Management Company (United States), one of the largest global, independent investment managers, after a career of nearly 40 years. He currently serves on the board of two public companies, The Asia Pacific Fund, Inc. (United States) and Gannett Co., Inc. (United States), and is also a trustee of the Financial Accounting Foundation (parent of the Financial Accounting Standards Board). Mr. McFarland also serves as an overseer of the New England Aquarium and as a trustee of the Claneil Foundation which primarily serves communities within the greater Philadelphia region, and the Bromley Charitable Trust. He is also a director of New Profit, Inc., a non-government organization that primarily serves inner city constituencies.

James J. McNulty. Mr. McNulty has served as a director of NYSE Euronext and its predecessors since December 2005. He served as a director of Archipelago Holdings LLC (United States) from August 2004 to March 2006. Mr. McNulty retired from the Chicago Mercantile Exchange where he served as president and chief executive officer from February 2000 to December 2003, and of Chicago Mercantile Exchange Holdings Inc. from August 2001 to December 2003. He also served as a director on both entities’ boards during that period. Prior to joining the Chicago Mercantile Exchange, he served as managing director and co-head of the Corporate Analysis and Structuring Team in the Corporate Finance Division at Warburg Dillon Read, an investment banking firm now known as UBS Warburg. Mr. McNulty also serves as the senior independent director of ICAP plc and served as a partner at O’Connor & Associates between 1989 and 1993.

Duncan L. Niederauer. Mr. Niederauer was appointed chief executive officer and director of NYSE Euronext, effective December 1, 2007, after joining NYSE Euronext in April 2007 as a member of the Management Committee. Mr. Niederauer also serves on the boards of NYSE Group and Euronext N.V. Mr. Niederauer was previously a partner at The Goldman Sachs Group, Inc. (United States) (“GS”) where he held many positions, among them, co-head of the Equities Division execution services franchise and the managing director responsible for Goldman Sachs Execution & Clearing, L.P. (formerly known as Spear, Leeds & Kellogg L.P.). Mr. Niederauer joined GS in 1985. From March 2002 until his resignation in February 2004, Mr. Niederauer also served on the board of managers of Archipelago Holdings, LLC (United States) and thereafter served as an observer to Archipelago’s board of managers in a non-voting capacity until Archipelago’s conversion to a Delaware corporation in August 2004. Mr. Niederauer also serves on the board of trustees for Colgate University.

Baron Jean Peterbroeck. Baron Peterbroeck has served as a director of NYSE Euronext and its predecessors since the creation of Euronext in 2000. Before that, he was a member and subsequently the chairman of the Brussels Stock Exchange Committee (since 1981) and the vice-chairman of the board of directors of Brussels

Exchanges (since 1999). Baron Peterbroeck is a former member of the supervisory board of Brederode S.A. (Belgium), a position he held from 1985 to 2003. He is also currently chairman of the board of directors of Petercam Group and a member of the supervisory boards of Cobhra N.V., CMB N.V., Koramic N.V., Lixon S.A., and Groupe Lhoist S.A. (all Belgian entities).

Alice M. Rivlin. Dr. Rivlin has served as a director of NYSE Euronext and its predecessors since April 2005. Since 1999, Dr. Rivlin has been a senior fellow in the Economic Studies program at the Brookings Institute and is a visiting professor at the Public Policy Institute of Georgetown University. She is the founding director of the U.S. Congressional Budget Office and a former vice chair of the Federal Reserve Board (United States). Dr. Rivlin also served as director of the White House Office of Management and Budget.

Ricardo Salgado. Mr. Salgado has served as a director of NYSE Euronext and its predecessors since April 2002. Previously, Mr. Salgado served as chairman of the board of BVLP Sociedade de Gestora de Mercados Regulamentados, S.A. (Portugal), from 2000 until the merger with Euronext in 2002. Currently, he also serves as a member of the executive board of the Espirito Santo Group (Portugal), the vice-chairman and president of the Executive Committee of Banco Espirito Santo (Portugal) and chairman of the board of directors of Espirito Santo Financial Group S.A. (Luxembourg).

Robert B. Shapiro. Mr. Shapiro has been a director of NYSE Group since December 1, 2005, having served as a director of the NYSE since November 2003. Mr. Shapiro is former chairman and chief executive officer of Monsanto Company, which, at the time was a life-sciences company, is currently engaged in agricultural business. He was appointed to this position in 1995 after sixteen years with the company and its predecessor, G.D. Searle. Upon the merger of Monsanto with Pharmacia & Upjohn, he served as chairman of the newly formed Pharmacia Corporation until his retirement in February 2001. Mr. Shapiro currently serves as chairman and managing director of Sandbox Industries, LLC.

Jean-François Théodore. Mr. Théodore has served as deputy chief executive officer, head of Strategy and a director of NYSE Euronext since April 2007. He has been the chief executive officer and chairman of the managing board of Euronext since its creation in September 2000. He started his career with the French Treasury (Direction du Trésor) at the Ministry of Economy and Finance from 1974 to 1990, serving as assistant head of the State Holdings Bureau. He was then seconded for two years to Crédit National. On his return to the Treasury, he was successively appointed Head of the “African States—Franc Zone” Bureau, and head of the Foreign Investment Bureau. In 1984, Mr. Théodore was appointed deputy director in charge of the Banking Department; in 1986, he was appointed deputy director in charge of the Investments, Public Corporations Department, and in 1990, he became chief executive officer of ParisBourse SBF S.A. He presided over the International Federation of Stock Exchanges (FIBV) for two years (1993-1994), and served as president of the Federation of European Stock Exchanges (1998-2000). Mr. Théodore previously served as chairman of the supervisory board of Atos Euronext Market Solutions Holdings S.A.S and currently serves on the boards of Euroclear plc and LCH.Clearnet Group Ltd.

Rijnhard van Tets. Mr. van Tets has served as a director of NYSE Euronext and its predecessors since May 2003 and continues to serve as the chairman of Euronext N.V. Mr. van Tets is a managing director at Laaken Asset Management N.V. and previously served as an advisor to the managing board of ABN AMRO Bank N.V. (the Netherlands) until May 2007. Mr. van Tets was vice-chairman of the Amsterdam Stock Exchange Association from 1988 to 1989 and a director of Euroclear from 1994 to 1999. Mr. van Tets served as a member of the supervisory board of Reliant Energy N.V. (the Netherlands) from 2000 to 2003 and as a member of the board of Stichting Holland Casino (the Netherlands) from 2000 to 2004. He is the chairman of the supervisory board of Arcadis (the Netherlands) and also a member of the supervisory boards of I.F.F. Holding B.V. (the Netherlands) and Petrofac Ltd. (United Kingdom), chairman of the board of Equity Trust Holdings S.A.R.L. (Luxembourg), member of the supervisory board of Euronext Amsterdam N.V. (a subsidiary of Euronext), chairman of the investment committee of Verenigd Bezit (the Netherlands) and chairman of the board of Stichting Administratiekantoor Buhrmann N.V. (the Netherlands).

Karl M. von der Heyden. Mr. von der Heyden has served as a director of NYSE Euronext and its predecessors since April 2005. Mr. von der Heyden was vice chairman of PepsiCo from September 1996 to February 2001 and also chief financial officer of PepsiCo until February 1998. He serves on the boards of DreamWorks Animation SKG, Inc. and Macy’s, Inc.

Sir Brian Williamson. Sir Brian has served as a director of NYSE Euronext and its predecessors since April 2002. Previously, he was chairman of London International Financial Futures & Options Exchange (LIFFE) (United Kingdom), from 1985 to 1988 and from 1998 to 2003 (after the acquisition of LIFFE by Euronext), member of court of the Bank of Ireland from 1990 to 1999, director of the Financial Services Authority (United Kingdom) from 1986 to 1998, member and chairman of the International Advisory Board of Nasdaq (US) from 1995 to 1998, and governor-at-large of the National Association of Securities Dealers (US) from 1995 to 1998. He was also chairman of Gerrard Group plc from 1989 to 1998, and director of Templeton Emerging Markets Investment Trust plc from 2002 to 2003. Currently, Sir Brian is also chairman of Electra Private Equity plc, chairman of MT Fund Management Ltd, chairman of the Armed Forces Charities Advisory Company, advisor of Fleming Family and Partners, director of HSBC Holdings plc, director of Climate Exchange plc, director of Politeia, director of Live-Ex Limited and director of Resolution plc (all United Kingdom entities).

Executive Officers

Set forth below are the name, principal occupation and certain biographical information for each of the members of our management committee as of the date of this document.

Roland Bellegarde. Mr. Bellegarde has served as group executive vice president and head of European Execution since April 2007. In that capacity, he is responsible for managing market operations for the four Euronext markets and handling product development and user relations on the buy side and sell side. Mr. Bellegarde previously served as head of cash trading and deputy CEO of Euronext, successively, from 2000 until 2007, and has been leading the process to integrate the NSC trading platform across the Euronext markets. As such, he has defined and developed the global Euronext market model for securities trading. From 1998 to 2000, Mr. Bellegarde served as head of cash and derivatives markets—ParisBourse. From 1995 to 1998, he served as head of cash markets—ParisBourse. Prior to that, from 1993 to 1995, he designed the functionalities of the NSC trading systems, which currently operate on all Euronext markets. He is also a member of the boards of Powernext, BlueNext S.A., Secfinex Limited, GEIE Luxembourg and Metnext SAS and la Financière Événement.

Dale B. Bernstein. Ms. Bernstein has served as executive vice president, Human Resources since April 2007. In that capacity, Ms. Bernstein is responsible for U.S. Human Resources, NYSE Archives, NYSE Foundation, and U.S. Corporate Services, and is also responsible for the administrative oversight of the ethics function in the United States. Ms. Bernstein has been employed with NYSE Euronext and, previously, NYSE, since 1986. She also serves on the NYSE Foundation board. Prior to joining NYSE, Ms. Bernstein held various human resources management positions at RCA Corporation, including senior positions at RCA Records and the Hertz Corporation. Ms. Bernstein is also a director of Wingspan Arts, an organization committed to bringing arts to life for New York area school children, and serves on the national board of Parents, Friends and Families of Lesbians and Gays (“PFLAG”).

Andrew T. Brandman. Mr. Brandman has served as senior vice president and head of Integration and Business Operations since April 2007 and was appointed a member of the management committee in December 2007. In this role, he coordinates aspects of the execution of our corporate strategy including all aspects of the integration processes and global expense management; Mr. Brandman is also involved in the examination of acquisition alternatives and other business development initiatives in the U.S. and Europe. Prior thereto, Mr. Brandman served as a senior vice president and vice president of NYSE in related roles. Prior to joining the NYSE in April 2004, Mr. Brandman was a director at Credit Suisse First Boston’s Infrastructure group from

2000 to April 2004 where he headed strategic projects such as IT infrastructure outsourcing and cost transparency, and was the technology lead for CSFB’s divestiture of Pershing. Prior to CSFB, Mr. Brandman was with Banco Santander Central Hispano as chief of staff for the Global Fixed Income and Treasury Division. From 1991 to 1997, he held various positions at Union Bank of Switzerland.

Bruno Colmant. Mr. Colmant has served as executive vice president since September 2007 and as deputy chief financial officer since December 2007. Prior to joining NYSE Euronext, he served as the chief of staff of the Minister of Finance in Belgium from November 2006 to September 2007. From May 2004 to November 2006, Mr. Colmant served on the executive committee and board of directors of ING Group – Belgium. From September 2002 to April 2004, Mr. Colmant was the chief executive officer for ING Group – Luxembourg. He also serves on many industry boards and committees, including the Belgian Governance Institute and the Association Belge des Administrateurs.

Philippe Duranton. Mr. Duranton has served as group executive vice president and global head of Human Resources since March 2008. Prior to joining NYSE Euronext, Mr. Duranton had been senior vice president of human resources for Cognos Inc., a world leader in business intelligence and performance management solutions, from April 2007 until February 2008. From 2003 to April 2007, he was executive vice president for GEMPLUS, a digital security provider. Prior to these positions, Mr. Duranton served in senior human resources positions at Vivendi Universal TV and Film Group and Thales, a leader in defense aerospace, security and services.

Hugh Freedberg. Mr. Freedberg has served as group executive vice president and head of Global Derivatives since April 2007. He has served as chief executive of LIFFE since 1998. Mr. Freedberg began his career in financial services in 1975 at American Express, where he started as marketing and sales director before being appointed general manager. In 1986, he joined Salomon Inc. as chief executive of The Mortgage Corporation. In 1990, he became an executive director at TSB and chief executive of the Insurance and Investment Services Division, after which, in 1991 he was appointed chief executive of the Hill Samuel Group. Other positions he held at TSB Group included deputy chief executive of TSB Group from 1991 to 1996 and a director of Macquarie Bank from 1994 to 1996. From 1996 to 1998, he was a managing partner at Korn Ferry International. Mr. Freedberg also served as a member of the supervisory boards of AtosEuronext SBF S.A. (2004 to 2005) and Atos Euronext Market Solutions Holding S.A.S. (2005 to 2007).

John K. Halvey. Mr. Halvey has served as group executive vice president, general counsel and secretary of NYSE Euronext since March 2008. Prior to joining NYSE Euronext in March 2008, Mr. Halvey was a corporate partner with the international law firm of Milbank, Tweed, Hadley & McCloy LLP from 1994 to 1999 and from 2001 to 2008. From 1999 to 2001, Mr. Halvey was executive vice president of Safeguard Scientifics, Inc. Mr. Halvey has practiced in all areas of corporate, technology and intellectual property law, with particular emphasis on information technology and business process related transactions and private equity transactions involving technology companies.

Serge Harry. Mr. Harry has served as executive vice president and deputy head of Strategy since April 2007. Mr. Harry previously served as head of finance and general services of Euronext and chief financial officer of Euronext Paris between 2000 and April 2007. Prior to that, Mr. Harry served as deputy chief executive of ParisBourse S.A. since June 1999. Before joining ParisBourse S.A., Mr. Harry spent sixteen years at Sicovam (now Euroclear France) where he served as general secretary in charge of finance, legal, human resources, general services and communication. In parallel, he also monitored, in 1997 and 1998, the conversion of the French financial markets to the Euro which was launched in 1999. Mr. Harry is chairman of the board of BlueNext S.A., a member of the board of GL TRADE and a member of the board of Liffe Administration and Management. He also serves as a director of Financière Montmartre S.A. and of S.E.P.B. S.A.

Catherine R. Kinney. Ms. Kinney has served as group executive vice president and head of Global Listings since April 2007. Ms. Kinney is also responsible for marketing and brand management for all markets since December 2007. Ms. Kinney previously served as president and co-chief operating officer of NYSE Group and its predecessor, New York Stock Exchange, since January 2002. Prior to that time, Ms. Kinney served as group executive vice president of the NYSE, overseeing the NYSE’s competitive position and relationships with its listed companies, members and institutions as well as ETFs and Fixed Income divisions. Prior to that, since 1986, she was responsible for managing trading floor operations and technology. Joining the NYSE in 1974, Ms. Kinney has worked in several departments, including regulation, sales and marketing, and technology planning.

Lawrence Leibowitz. Mr. Leibowitz has served as group executive vice president and head of U.S. Execution and Global Technology since July 2007. In this capacity, he is responsible for technology integration, product development and oversight of the equities operations of NYSE and NYSE Arca. He joined NYSE Euronext in July 2007, having served as managing director and chief operating officer, Americas Equities, at UBS Investment Bank. Prior to joining UBS in 2004, Mr. Leibowitz held the position of executive vice president, co-head of Schwab Capital Markets. He currently serves on the board of National Stock Exchange of India and has also served on many industry boards and committees, among them the Market Structure Committee of the former Securities Industry Association (now SIFMA).

Miguel Athayde Marques. Dr. Athayde Marques has served as executive vice president and head of Indices since April 2007. Dr. Athayde Marques is also responsible for the Portuguese Market. He joined Euronext in January 2005. Prior to that, since February 2000, he served as an executive board member of Caixa Geral de Depósitos, Portugal’s largest bank. From 1996 to 2000, he was a member of the Executive Committee of Jerónimo Martins S.A., a listed company active in multinational retail and distribution. From 1992 to 1996, Dr. Athayde Marques was chairman and CEO of ICEP, the Portuguese government agency for inward and outward investment, export and tourism. He also served as a consultant to the Portuguese Ministry of Finance on the development of the capital markets. Miguel Athayde Marques is a professor of business at Universidade Católica in Lisbon—School of Economics and Management.

Joost van der Does de Willebois. Mr. van der Does de Willebois has served as executive vice president since April 2007 and as acting chief financial officer since December 2007. Prior to joining Euronext in 2004, where he held the position of chief financial officer and was a member of the Management Board, Mr. van der Does de Willebois was executive director of ING Bank in the Netherlands, a position he held since March 2002. Prior to that, Mr. van der Does de Willebois held a number of directorships at ING Group beginning in 1998, including managing director of corporate strategy and communication, a position he held from 2000 to 2002. Prior to that, since 1984, he also worked at Royal Dutch/ Shell plc, where he held various executive management positions in Rotterdam, Paris, Bordeaux and the French West Indies.

Executive Compensation

Compensation Discussion and Analysis (CD&A)

This Compensation Discussion & Analysis describes the principles, policies and practices that formed the foundation of our executive compensation program in 2007 and explains how they applied to five of our executive officers: our chief executive officer, chief financial officer and the three other most highly compensated executives. In addition, we also discuss the compensation of our former chief executive officer and former chief financial officer, both of whom left us during 2007. These seven executives are named in the Summary Compensation Table that follows this CD&A, and we collectively refer to them as our “named executives.”

We became an operating company on April 4, 2007, combining the businesses of NYSE Group and Euronext. Before the NYSE Group/Euronext business combination transaction, we conducted no significant business, and executives who were employed by either NYSE Group or Euronext were compensated by that company. To provide you with a complete picture of the compensation of our named executives for 2007, the information in this CD&A and the accompanying tables includes the 2007 compensation paid by NYSE Group or Euronext before the NYSE Group/Euronext business combination transaction.

Objectives and Design of the Compensation Program

We believe that highly talented, dedicated and results-oriented executives are critical to our growth and long-term success. Our compensation policies, as designed and implemented by our Human Resources and Compensation Committee (HR&CC), are structured to attract and retain the highest caliber executive talent and to align our management’s interests with those of our stockholders. We believe that compensation should be tied in part to financial performance so that executives are held accountable through their pay for the performance of the business units for which they are responsible. We also believe that compensation should be tied in part to each executive’s individual performance to encourage and reflect individual contributions to our overall performance and corporate values.

Origin and Status of Our Compensation Programs

Following our formation as an operating company, we sought to integrate NYSE Group’s and Euronext’s respective executive compensation programs. As a result, our 2007 compensation program comprises elements of pre-combination NYSE Group and Euronext practices and post-combination NYSE Euronext practices.

For 2007, our primary compensation vehicle was an annual bonus that was paid in a combination of cash and equity. The annual bonus was entirely discretionary and was designed to be sufficiently flexible to accommodate the substantial organizational and structural changes that our constituent companies have undergone—becoming the world’s first global exchange group in 2007 through a broad range of business combinations.

We expect to further modify our compensation programs in 2008 as we continue to integrate the operations of NYSE Group and Euronext and to build on our current platform. In particular, our board of directors and HR&CC have recently approved a long-term compensation program that will complement our annual bonus process. We expect that grants will be in the form of time-vested restricted stock units (“RSUs”) (currently expected to be three-year cliff vesting) to approximately 1% of our employees, including all members of our management committee and that the HR&CC will make its first grants under this plan in the second quarter of 2008.

The board of directors and the HR&CC recently also considered a policy regarding entering into employment agreements with management committee members in order to increase our ability both to attract and retain talented executives in a consolidating industry and to provide protection to NYSE Euronext (in the form of non-competition and non-solicitation provisions) when executives leave. We currently expect to enter into an employment agreement with each member of our management committee over the course of 2008.

Guiding Principles

As a combined business, our compensation program has been designed around the following guiding principles:

•	Emphasize shared goals and objectives by having management committee members (which includes all the named executives) participate in one unified global compensation program;

•	Attract and retain highly talented, dedicated, results-oriented executives with competitive compensation packages;

•	Encourage and reward strong performance of NYSE Euronext and its respective business units with an annual bonus program that incorporates a strong pay-for-performance relationship;

•	Reward a combination of corporate, operating unit and individual factors, such as individual excellence, integrity, innovation, customer focus, teamwork and emphasis on diversity; and

•	Promote transparency through the use of relatively few, straightforward compensation components.

To maintain the independence of our not-for-profit subsidiary NYSE Regulation, the compensation of its executives is determined solely by its board of directors, and the executives of NYSE Regulation do not participate in some of our general compensation programs, including our equity compensation plans. The HR&CC advises and assists the NYSE Regulation board at its request concerning executive compensation policies and procedures, and we believe that the compensation philosophies of the HR&CC and the NYSE Regulation board are consistent. None of our current named executives is an executive of NYSE Regulation.

Elements of Executive Compensation

To implement our guiding principles, our annual executive compensation program for 2007 comprised three basic elements:

•	Base salary;

•	Cash portion of annual performance bonus; and

•	Equity portion of annual performance bonus.

Base salary

We intend to weight the annual compensation package for our named executives significantly toward performance-based pay to encourage achievement of annual corporate objectives and progress toward long-term goals. Accordingly, we intend that base salary will constitute a relatively small part of overall compensation.

For 2007, we generally continued the salary levels of our named executives as set by NYSE Group and Euronext, respectively, before the NYSE Group/Euronext business combination transaction. Consistent with their location, the salaries of Mr. Niederauer and Ms. Kinney are denominated in dollars, the salaries of Messrs. Théodore and van der Does de Willebois are denominated in euros and the salary of Mr. Freedberg is denominated in pounds sterling. Where we have provided figures in euros or pounds in this CD&A, we have also provided the corresponding amount in dollars based on conversion rates of $1.37 per euro or $2.00 per pound. Ms. Kinney, who was a senior executive with NYSE Group prior to the NYSE Group/Euronext business combination transaction, has been on temporary assignment in Paris since July 1, 2007. Although Ms. Kinney currently is based in Paris, she historically has been based in New York and therefore receives benefits consistent with NYSE Euronext executives based in the United States.

We are working on a compensation program that we anticipate will include a more uniform salary structure among our executives. However, we determined that it was appropriate to finalize the total program before adjusting salaries. We did adjust the salary of Mr. Niederauer to $1,000,000 when he was appointed chief executive officer. The board of directors selected this amount as appropriate given his new role and because they wished to differentiate base salary levels between the chief executive officer and other members of the management committee.

Annual Performance Bonus

Our primary compensation vehicle for 2007 was an annual bonus that was paid in a combination of cash and equity. The annual performance bonus is designed to vary significantly from year to year depending on our performance, the performance of the named executive’s particular business unit and the named executive’s individual performance.

The HR&CC will evaluate achievement and determine the level and form of annual performance bonuses each year, including how the award will be allocated between cash and equity. Cash awards are paid in February of the following year and equity awards for the prior year’s performance are generally granted at the same time.

Equity Compensation

We believe that long-term performance is enhanced through an “ownership culture.” Accordingly, the third element of our 2007 annual executive compensation program consisted of paying a part of the annual performance bonus in equity-based compensation.

Equity Portion of 2007 Annual Bonus. For 2007, we paid the equity portion of the annual performance bonus in time-vested RSUs. For Mr. Niederauer, who joined us after the NYSE Group/Euronext business combination transaction and who is based in the United States, and for Ms. Kinney, who was formerly with NYSE Group and historically has been based in the United States, we paid half of the annual performance bonus in cash and half in RSUs. For named executives who were formerly with Euronext, we paid two-thirds of the annual bonus in cash and one-third in RSUs. The HR&CC believes that allocating half of the annual performance award to time-vesting equity is consistent with its goals of aligning long-term interests of senior executives and stockholders and fostering executive retention. However, such an allocation would have been a substantial change from the historic compensation practices of Euronext. Accordingly, the HR&CC determined to allocate a smaller portion of the 2007 bonus to equity as part of a transition to a more uniform compensation program.

The RSUs awarded will vest, and the common stock underlying the awards will become deliverable, in equal installments on the first, second and third anniversaries of the date of grant. The HR&CC determined that allocating the equity component to RSUs is consistent with competitive market practice and the current view of best compensation practice. The RSUs further align the executives’ interests with those of NYSE Euronext’s stockholders and foster an “ownership” culture. The vesting periods of the RSUs also have a significant retention effect.

The HR&CC granted the RSUs earned as part of our 2007 annual bonus process at its regular meeting in January. The HR&CC expects that it will regularly award year-end grants at that time each year going forward. The equity-based awards were granted effective February 6, 2008 and were in the form of a specified dollar amount. We released our 2007 fourth quarter and year-end preliminary earning results before the opening of trading on February 5, 2008, and the actual number of equity-based awards received in connection with these grants was based on the closing price of NYSE Euronext’s common stock on that date ($71.03).

Legacy NYSE Group Equity Awards. In January 2007 and before the NYSE Group/Euronext business combination transaction, NYSE Group granted year-end, time-vested equity-based awards with respect to its 2006 performance. We are including these awards in the tables that follow because they were granted in 2007. However, they were earned as part of 2006 performance and were awarded by NYSE Group and not by the combined NYSE Euronext. For 2006, NYSE Group generally allocated its annual performance bonus 50% to cash bonus and 50% to equity-based awards and further allocated, for the named executives and certain other executive officers, the equity-based awards 75% to time-vested RSUs and 25% to time-vested non-qualified stock options.

Legacy Euronext Equity Awards. Euronext did not grant equity awards in 2007. However, at the time of the NYSE Group/Euronext business combination transaction, Euronext had two series of long-term equity-based incentive awards outstanding: the 2005 Executive Incentive Plan (2005 Euronext EIP) and the 2006 Executive Incentive Plan (2006 Euronext EIP). Under the terms of each plan, Euronext managing board members received conditional target share awards of 10,000 Euronext ordinary shares. The actual number of shares earned under each plan could range from zero to 12,000 shares and was to be based on the achievement of earnings-per-share growth over three years relative to a comparator group (which consisted of the Deutsche Börse, OMX, London Stock Exchange, the companies comprising the Euronext 100 and the Financial Economic Section of the FTS Eurofirst 100). Based on the exchange ratio used in the NYSE Group/Euronext business combination transaction, these awards now range from 0 to 15,159 NYSE Euronext shares.

Before the NYSE Group/Euronext business combination transaction, the Euronext supervisory board determined that the target levels for these awards were to be modified for years ending after the NYSE Group/Euronext business combination transaction. Accordingly, the HR&CC adopted targets for 2007 for the 2005

Euronext EIP and targets for both 2007 and 2008 for the 2006 Euronext EIP. These targets were based on budgeted revenues for the legacy Euronext businesses as part of a combined NYSE Euronext. With respect to the 2005 Euronext EIP, the HR&CC also provided that each participant could elect to receive their award at 100% of target level without regard to 2007 performance. None of our named executives made this election.

Awards under the 2005 Euronext EIP were earned and delivered following the completion of 2007 and were conditioned on the recipient continuing to be employed at the time of vesting. The HR&CC determined that Euronext’s earnings-per-share group for the 2005-2006 period was above the 85th percentile of the comparator group and accordingly two-thirds of the awards were earned at the maximum 120%. The HR&CC also determined that Euronext’s budgeted revenues exceeded the maximum level for the 2007 performance period, and the remaining one-third of the awards also were earned at the maximum 120%.

No dividends were payable on shares earned under the 2005 Euronext EIP until the awards vested.

Effect of FAS 123R. We recognize the expense of equity-related awards under Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (FAS 123R). Under FAS 123R, an award is classified as either an equity award or a liability award, which has a significant effect on the compensation expense we recognize for the award. We generally structure our equity-related awards to qualify as equity awards for purposes of FAS 123R and therefore avoid features that are inconsistent with that treatment (such as certain cash-based settlement and repurchase features). For awards classified as equity awards under FAS 123R, the compensation cost recognized generally is fixed for a particular award at the time of grant and is not affected by subsequent changes in the market price of NYSE Euronext shares. NYSE Euronext also takes the FAS 123R value of awards into account when it determines the extent to which it will grant full-value awards (such as RSUs) or option awards.

Stock Incentive Plan and Deductibility. We award equity-based compensation under the NYSE Euronext 2006 Stock Incentive Plan (“SIP”), which we assumed from NYSE Group. The HR&CC administers the SIP and may grant named executives and other eligible employees a variety of awards based on the value of NYSE Euronext common stock, including stock options, stock appreciation rights, restricted stock, performance shares and other stock-based awards.

The provisions of Section 162(m) of the Internal Revenue Code generally disallow a tax deduction to a publicly traded company that pays compensation in excess of $1,000,000 to any of its named executives in any fiscal year, unless the compensation plan and awards meet certain requirements. Certain exceptions apply in the case of plans adopted by a private company before becoming publicly traded.

The SIP is intended to constitute a plan, as defined in Treasury Regulation Section 1.162-27(f)(1), for which the deductibility limits under Section 162(m) do not apply during the applicable transition period. In general, the transition period ends upon the earliest of: (1) the expiration of the plan (i.e., 10 years after the date that the plan is approved by stockholders); (2) a material modification of the plan; (3) the issuance of all available stock under the plan; or (4) the first stockholder meeting at which directors are to be elected that occurs after December 31, 2007.

Other Employment Benefits

In addition to the annual compensation components described above, we also maintain employee benefit and perquisite programs for our executives and other employees.

Welfare Benefits. We have broad-based health, dental, vision, life and disability benefit programs. We do not provide any welfare benefit plans, programs or arrangements exclusively to executives.

Retirement Benefits. For named executives based in the United States, we provide these benefits through a tax-qualified retirement savings plan (401(k) Savings Plan) to all eligible employees and a non-qualified arrangement, the Supplemental Executive Savings Plan (“SESP”), for contributions above 401(k) limits. NYSE Group previously froze the accrued benefits of all participants under its defined benefit pension plans and opted instead to focus on its defined contribution benefit programs. Although prior benefits may continue to vest, no new awards under these frozen plans are permitted. Of the named executives, only Ms. Kinney participated in the legacy NYSE Group defined contribution plans as described in the tables that follow this discussion. These plans are no longer part of our compensation program.

For the named executives based in Europe, Messrs. Freedberg, van der Does de Willebois and Théodore, we provide retirement benefits based on their different geographic, legal and tax background. Mr. Théodore has an insurance contract that provides annual retirement benefits immediately upon his retirement. Under this contract, Mr. Théodore is entitled to an amount equal to 75% of his base salary at the time of his retirement, less the value of any French state pension (up to a maximum annual benefit of €375,000 ($513,750)). Euronext makes payments to the insurance company each year in connection with this contract. In 2007, this payment was €383,284 ($525,058). Mr. van der Does de Willebois participates in the Euronext Amsterdam pension scheme, which is available to all Euronext Amsterdam employees. Pursuant to the plan, upon his retirement at age 65, Mr. van der Does de Willebois will receive a pension benefit of €275,603 per year ($377,576) (which amount will be reduced if he retires prior to age 65). Mr. van der Does de Willebois also has an endowment policy that provides for an early retirement pension benefit of approximately €15,221 ($20,853) if he retires between ages 60 and 62. Mr. Freedberg’s retirement arrangements are based on a personal defined contribution regime established with third-party providers. Euronext provides annual contributions to this arrangement. In 2007, this contribution was £107,972 ($215,944).

Perquisites

Consistent with industry practice and to facilitate efficient conduct of business and promote the safety of our senior executives, we provide the following perquisites. The HR&CC intends to review these perquisites on a regular basis.

Car Services. We provide our named executives (other than Mr. Freedberg) with a company car and trained security driver or the use of a designated car service. This convenience is provided primarily for business purposes and commuting. With limited exceptions, the named executives do not reimburse us for the cost of their personal use of these services.

Although we provide this benefit to enhance the security and efficient travel of our key executives, SEC rules require that costs of commuting and other uses not directly and integrally related to our business be disclosed as compensation to the executive. Because we do not track use of these services on the basis contemplated by these SEC rules, we have reported the full cost of these services as income for each executive.

Consistent with Euronext’s practices before the NYSE Group/Euronext business combination transaction, we also lease a car on behalf of Mr. Théodore that is for his personal use and Mr. Freedberg receives an annual car allowance of £9,000 ($18,000) in lieu of a company car and driver. Mr. Freedberg is also reimbursed by us for basic maintenance and service costs associated with his car.

Other. Consistent with Euronext’s practices before the NYSE Group/Euronext business combination transaction, we provide Mr. van der Does de Willebois with the use of a furnished apartment in Paris to accommodate his position which requires him to be based in both Amsterdam and Paris.

We pay for retirement planning and related financial advice provided to Mr. Freedberg by a third party consulting firm. Ms. Kinney receives tax advice related to her expatriate status.

Termination and Change-in-Control Policies

We have instituted a general severance policy for our U.S. employees and some of our European named executives have employment agreements that provide termination benefits. In addition, we provide generally applicable termination protection and change-in-control protection in some of our equity-based awards. We have also instituted provisions that allow us to recover the equity-based awards of employees who engage in activities detrimental to NYSE Euronext.

U.S. Severance Pay Plan. All U.S. employees (other than those covered by a collective bargaining agreement) are eligible to participate in our Severance Pay Plan. The Severance Pay Plan provides for basic and enhanced severance benefits in the event of certain involuntary terminations of employment without cause. Basic severance benefits are equal to two weeks of an employee’s base salary, less any other severance payments that the employee receives. Eligible managerial/professional employees are eligible for enhanced severance benefits. Enhanced severance is generally calculated as two weeks of base pay per year of service up to a maximum of 52 weeks, less any other severance the employee receives. Euronext employees are not eligible to participate in the Severance Pay Plan.

To be eligible for basic and enhanced severance under the Severance Pay Plan, a U.S. participant must be terminated by NYSE Euronext without cause as a result of an involuntary termination of employment due to a business restructuring or such other circumstances as the plan administrator deems appropriate for the payment of severance. Under the plan, “cause” generally means (1) a participant’s failure to satisfactorily perform or observe NYSE Euronext policies or (2) a participant’s seeking to obtain personal gain at the expense of NYSE Euronext, improperly disclosing proprietary information or trade secrets of NYSE Euronext, engaging in illegal conduct or misconduct that is injurious to NYSE Euronext or that would disqualify an employee from continued employment under applicable law or being convicted of, or entering a plea of nolo contendere with respect to, a felony or crime of moral turpitude. All severance benefits are paid in equal installments in accordance with NYSE Euronext’s regular payroll practices. Payment of enhanced severance benefits is conditioned upon the employee executing a release of claims in favor of NYSE Euronext and its related entities.

Employment Contracts. The employment arrangements we have with our European named executives were in place with Euronext before the NYSE Group/Euronext business combination transaction. The HR&CC will evaluate these arrangements as part of its consideration of entering into employment agreements with management committee members.

Currently, Mr. van der Does de Willebois’s employment agreement provides that if his employment is terminated during the term of his contract, he will be entitled to a maximum severance payment equal to one year’s annual salary. If this amount of severance pay is considered to be unreasonable by the Euronext Amsterdam supervisory board, the severance payment may be increased to two years’ annual salary. In the event of failing performance, as referred to in the Dutch Corporate Governance Code, no severance pay will be awarded.

Mr. Freedberg’s employment agreement with Liffe Administration and Management, a wholly owned subsidiary, provides that either Liffe Administration and Management or Mr. Freedberg may terminate his employment upon twelve months’ notice and that Mr. Freedberg may receive compensation in lieu of such notice. Such compensation will be calculated based on annual salary and benefits only (excluding bonuses), with the total cost of benefits not to exceed 33% of annual salary.

None of the other named executives had an arrangement during 2007 for any termination entitlements pursuant to an employment contract. Mr. Thain’s employment agreement did not provide for a termination entitlement.

Equity-Based Awards. Our equity-based awards (other than awards granted under the Euronext EIP) generally provide termination protection if a recipient’s employment is terminated by NYSE Euronext without cause or due to disability or death or if a recipient retires after age 55. Under the terms of equity award agreements, which apply equally to all recipients, the unvested portion of most outstanding awards will automatically become fully vested upon such terminations.

In the event of a change-in-control of NYSE Euronext, the unvested portion of all outstanding equity-based awards (other than awards granted under the Euronext EIP) will automatically become fully vested. In terms of these awards, a “change-in-control” generally involves (1) a change in the majority control of NYSE Euronext, (2) a change in the majority control of NYSE Euronext’s board of directors, (3) the consummation of certain business combinations, such as a reorganization, merger, share exchange or sale of all or substantially all of the assets of NYSE Euronext, if our stockholders before the combination do not hold the majority of the shares of the resulting company and the members of our board of directors do not hold the majority of seats on the board of the resulting company, or (4) approval of a liquidation or dissolution of NYSE Euronext by its stockholders. The HR&CC determined that accelerated vesting was appropriate in this circumstance to attract and retain executives in our rapidly changing environment.

With respect to awards granted under the legacy Euronext EIP, the Euronext supervisory board will, in the event of a “transaction” with respect to NYSE Euronext, exercise its sole discretion to either (1) waive performance targets and pay out in full the awards, (2) terminate the EIP and pay out awards to the extent it considers appropriate taking into account our performance to date in comparison with the performance targets and such other matters as it considers appropriate, or (3) roll-forward existing awards into an alternative incentive plan.

Forfeiture of Outstanding Awards. Our RSUs provide for forfeiture in the event of a termination for cause, whether or not the RSUs are vested. “Cause” generally includes the willful failure to substantially perform one’s responsibilities, willfully engaging in illegal conduct or misconduct injurious to NYSE Euronext or that would disqualify an executive from continued employment under applicable law or a felony conviction or guilty plea by an executive.

Compensation Decision Process

The HR&CC annually determines the total compensation package for each named executive and sets the compensation level, mix and performance goals for the subsequent year. In making year-end compensation decisions, the HR&CC considers the corporate goals that were developed by it and the board of directors in the prior year and evaluates the performance of NYSE Euronext, its respective business units and each named executive’s performance in light of those goals. Although executive compensation decisions are made within the HR&CC’s discretion, the committee seeks input from management and guidance from its outside compensation consultant. In addition, the HR&CC also considers competitive data regarding salaries and incentives awarded to other named executives in a comparator group. The HR&CC significantly weights each named executive’s target compensation package toward performance-based pay.

For 2007, the HR&CC determined the total amount of each executive’s compensation based on the following factors:

•	NYSE Euronext performance (financial, operational, strategic and other goals);

•	Business unit performance (financial, operational and strategic performance of the business unit(s) for which the executive is directly responsible);

•	Individual performance;

•

For named executives other than Mr. Niederauer and Mr. Théodore, the HR&CC considered Mr. Niederauer’s and Mr. Théodore’s assessment of individual performance, which is informed by the 360-degree comprehensive annual performance review of each named executive, encompassing a variety of factors, including integrity, excellence, teamwork, innovation, customer focus and diversity. Prior to leaving NYSE Euronext, Mr. Thain also made recommendations for 2007 bonuses for each named executive, which were taken into consideration by Messrs. Niederauer, Théodore and Mr. Hessels, the chairman of the NYSE Euronext board.

•	For Mr. Théodore, Mr. Niederauer and Mr. Hessels reviewed his performance, including Mr. Théodore’s 360-degree comprehensive annual performance review, and discussed this performance with the chairman of the HR&CC. A joint recommendation was then presented to the full HR&CC and then the board of directors for discussion, review and approval.

•

For Mr. Niederauer, Mr. Hessels discussed his performance with the chairman of the HR&CC and made a recommendation for bonus compensation. The full board of directors, including the HR&CC, discussed Mr. Niederauer’s performance at its November meeting. Mr. Niederauer did not have a 360-degree annual performance review in 2007, as he was only with NYSE Euronext for a portion of the year.

•	The executive’s prior-years’ compensation; and

•	The recommendation of Towers Perrin, the HR&CC’s outside compensation consultant.

Each of the above factors is considered by the HR&CC in reaching compensation decisions that are designed to be in furtherance of the guiding principles discussed above. See “—Guiding Principles.” The HR&CC determined not to establish a particular formula for evaluating performance, and the above factors have not been assigned weights but rather may be considered or weighted by each member of the HR&CC differently. In addition, each HR&CC member may consider both internal objectives and market factors in evaluating performance and such other factors as he or she may determine appropriate.

The allocation of total compensation between cash and equity awards is designed to reinforce NYSE Euronext’s compensation objectives. This allocation is further influenced by the relative costs and benefits of the different compensation vehicles.

Role of NYSE Euronext Executives

None of the named executives has any role in determining his or her compensation. However, our chief executive officer and deputy chief executive officer recommend compensation packages for other named executives of NYSE Euronext in light of assessments of the individual contributions and performance of each executive, consideration of prior-year compensation and evaluation of peer group company data. Our chief executive officer provides a similar assessment for our deputy chief executive officer. Their assessments of each executive are based on his or her contributions to achieving the goals outlined by the HR&CC, as well as his or her 360-degree annual performance review. In addition, for 2007, Mr. Thain provided his view regarding compensation prior to his separation.

Independent Consultant

In 2007, the HR&CC retained Towers Perrin as an independent, outside compensation consultant to advise the committee on all compensation matters relating to its senior executive officers. Towers Perrin has provided guidance on our compensation practices and programs, has assisted the HR&CC in the design of a compensation program that combines and builds on the prior practices of NYSE Group and Euronext and provided advice with respect to executive pay packages. Representatives from Towers Perrin also regularly participate in HR&CC meetings.

In 2007, Towers Perrin helped to develop our applicable peer groups, which were reviewed and approved by the HR&CC and our board of directors. As a result of this process, the HR&CC designated two peer groups. The first peer group consists of the following publicly traded global marketplaces that are direct competitors of NYSE Euronext:

CBOT Holding, Inc.	CME Group Inc.
Deutsche Börse AG	ICAP PLC
Intercontinental Exchange Inc.	Investment Technology Group Inc.
London Stock Exchange Group PLC	Nasdaq Stock Market Inc.
NYMEX Holdings Inc.	TSX Inc.

The second peer group consists of a blend of U.S. and non-U.S. domiciled companies that have a global reach, in addition to having characteristics such as brand name recognition, regulatory compliance obligations and a technology-dependent business:

AEGON NV	American Express Co.
American International Group Inc.	AXA, Paris
BlackRock Inc.	Dimension Data Holdings Plc
Genworth Financial Inc.	ING Group NV
Lloyds TSB Group plc	MasterCard Inc.
MetLife Inc.	Prudential Financial Inc.
Royal Bank of Scotland Group plc	Société Générale Group
Wells Fargo & Co.	WPP Group plc

The peer groups were redistributed to the HR&CC and to our board of directors prior to any discussion of year-end compensation. Peer group results were used to inform the HR&CC and the board of directors of comparable pay at peer organizations. However, the HR&CC does not specifically target any part of annual compensation to a percentile range of our peer group.

2007 Compensation

The HR&CC considers compensation on the basis of direct compensation and indirect compensation as follows:

Direct Compensation	Indirect Compensation
• Salary	• Change in pension value

• Annual performance awards earned	– Includes annual increase in actuarial pension present value

– Includes cash and fair value of equity awards – Includes awards even though they may be subject to vesting that requires an executive to remain employed	– Would include above-market earnings on deferred compensation, but we do not have plans that provide for above-market earnings – Calculated in same way as current SEC requirement

• Multi-year and special awards earned	• All other compensation

– Includes awards granted outside of the normal annual process

–     Would include performance awards relating to the achievement of multi-year targets (which would be reflected below in the year the performance level is determined), but we have not issued these types of awards

– Includes awards even though they may be subject to vesting that requires an executive to remain employed

The following table summarizes the compensation of our named executives on this basis, which is different from the basis required in the Summary Compensation Table that follows this CD&A. Some of the differences are that the following table (1) distinguishes between awards that are a part of the annual compensation process and other multi-year and special awards that are granted outside of that process and (2) presents time-vested equity awards based on fair value and not on the basis of financial expense that we recognized with respect to such awards.

Compensation Earned in 2007

		Annual Performance Awards				Indirect Compensation
Name and Principal Position	Salary	Cash Bonus	RSUs	Total Direct Annual Compensation	Multi- Year & Special Awards	Change in Pension Value	All Other Compensation	Total
NYSE Euronext
Duncan L. Niederauer Chief Executive Officer	$548,077	$2,000,000	$2,000,000	$4,548,077	$5,000,000	—	$58,167	$9,606,244

Jean-François Théodore Deputy Chief Executive Officer	815,150	1,461,790	730,210	3,007,150	—	—	814,346	3,821,496

Joost van der Does de Willebois Acting Chief Financial Officer	524,025	746,650	373,325	1,644,000	—	158,920	395,148	2,198,068

Hugh Freedberg Group Executive Vice President, Head of Global Derivatives	770,000	1,540,000	770,000	3,080,000	—	—	246,866	3,326,866

Catherine R. Kinney Group Executive Vice President, Head of Global Listings	750,000	875,000	875,000	2,500,000	—	430,490	556,341	3,486,831

Former Executives
John A. Thain Former Chief Executive Officer	706,731	—	—	706,731	—	—	227,899	934,630

Nelson Chai Former Chief Financial Officer	721,152	—	—	721,152	—	—	169,048	890,200

NYSE Euronext 2007 Objectives and Results

2007 was an exceptional year for NYSE Euronext—both in terms of the challenges faced and the strides made in achieving many of the significant goals set by the board of directors for the year. The HR&CC’s compensation decisions for 2007 were based in part on its consideration of our progress in achieving the financial, operational, strategic and related corporate goals and objectives described below. These goals and objectives were developed beginning shortly following the NYSE Group/Euronext business combination transaction and were further developed throughout the year. Management provided the board of directors with regular updates on the progress of performance in furtherance of these goals and objectives.

The HR&CC found that the named executives were instrumental in the achievement of the following goals and that their individual efforts contributed strongly to our results this year. We benefited not only from the diverse experience and expertise of these individuals, but also from their direct and forceful advocacy on our behalf. The named executives exceeded targeted performance goals while steering a much larger and more diverse business and simultaneously pursuing further growth globally.

Financial Objectives. For 2007, the HR&CC considered the following financial objectives that the HR&CC has determined were accomplished:

•	Achieved earnings per share on a pro forma non-GAAP basis of $2.65 compared to earnings per share on a pro forma non-GAAP basis in 2006 of $1.83;

•	Achieved higher pre-tax margin on a non-GAAP pro forma basis (excluding Section 31 fees, liquidity payments and routing and clearing fees) growth of 36% in 2007 relative to 28% in 2006;

•

Succeeded in making NYSE Group compliant with Section 404 of the Sarbanes-Oxley Act of 2002 as of fiscal year-end 2007, achieved significant progress in preparing Euronext for compliance as of fiscal year-end 2008 and expect NYSE Euronext to be fully compliant as of fiscal year-end 2008; and

•	Developed more efficient tax strategies.

In addition, the HR&CC also established a goal of positive stockholder return for 2007, which was deemed not to have been accomplished.

Operational Objectives. For 2007, the HR&CC evaluated the following operational objectives that the HR&CC has determined have been largely accomplished:

•	Achieved many of the integration objectives relating to the NYSE Group/Euronext business combination transaction;

•	Achieved listing targets;

•

Succeeded in implementing the NYSE Hybrid Market and introducing new products and platforms while maintaining platform performance; though U.S. market share goals were not met, we maintained strong market share in Europe; and

•	Developed new market data products, pending SEC approval.

Strategic Objectives. For 2007, the HR&CC considered the following strategic goals, all of which the HR&CC has determined have been largely met or exceeded:

•	Completed the NYSE Group/Euronext business combination transaction;

•

Continued to build out globally through acquisition of stakes in India’s National Stock Exchange and Bovespa, the owner of Brazil’s largest exchange, entering into an alliance with the Tokyo Stock Exchange and opening a representative office in Beijing;

•	Continued to explore ways to expand derivatives business;

•

Continued to develop the technology roadmap for NYSE Euronext, including the successful negotiation of a memorandum of understanding with Atos Origin, an international IT services company, for the insourcing of technology that supports NYSE Euronext in Europe;

•	Completed integration of NYSE Arca and SIAC technology organizations and continued to integrate their respective technologies and platforms; and

•

Worked with the NASD to create FINRA, the largest, non-governmental regulatory organization for securities brokers and dealers doing business in the United States, through the consolidation of the member regulation, enforcement and arbitration operations of the NYSE with NASD.

Corporate-related Objectives. In 2007, the HR&CC also focused on the achievement of certain corporate-related goals concerning succession planning and management’s continued commitment to strengthening the leadership position of our marketplace. We also succeeded in creating an international governance structure and strengthened the control process.

Individual Factors. The HR&CC (and the Chairman of the board of directors, in the case of Mr. Niederauer and Mr. Théodore) also considered individual factors for each of the named executives based on his or her contributions to achieving the goals outlined by the HR&CC and the factors identified in each executive’s 360-degree annual performance review.

HR&CC 2007 Compensation Decisions

Mr. Niederauer. Mr. Niederauer was appointed Chief Executive Officer of NYSE Euronext, effective December 1, 2007. As we have described under “Base salary”, Mr. Niederauer’s salary was raised to $1,000,000 as part of this appointment. From the time he joined NYSE Euronext in April 2007 until his appointment as Chief Executive Officer, Mr. Niederauer served as our Head of U.S. Cash Markets.

Until his appointment as Chief Executive Officer, Mr. Niederauer had a target bonus of $3,250,000, which was not to be pro rated to reflect his joining NYSE Euronext in April 2007. Mr. Niederauer was the only named executive with a bonus target for 2007, which was agreed as part of his joining NYSE Euronext. The Chairman of the NYSE Euronext board reviewed Mr. Niederauer’s performance for 2007 and determined he had exceeded the board of directors’ expectations. As noted above, for each named executive, the HR&CC considered NYSE Euronext, business unit and individual performance. With respect to NYSE Euronext performance, the HR&CC noted in particular the increase in earnings per share and pre-tax margin targets, factors considered with respect to all of the named executives. With respect to business unit and individual performance, the HR&CC also noted Mr. Niederauer’s role in achieving integration objectives related to the NYSE Group/Euronext business combination transaction and the development of the NYSE Hybrid Market. The HR&CC also considered Mr. Niederauer’s successful transition to the role of Chief Executive Officer following Mr. Thain’s departure in November 2007. After a review of his compensation package at hiring along with the revised compensation package set in connection with his promotion to Chief Executive Officer, as well as peer group data and performance, the HR&CC and the board of directors awarded him an annual performance bonus of $4,000,000, for a total, when added to his base salary, of $5,000,000. The HR&CC considered an amount of total compensation between Mr. Niederauer’s pre-CEO target and post-CEO target (described below) appropriate. The HR&CC also noted that the total compensation amount was consistent with the median of the global marketplace peer group for chief executive officers and significantly less than the median of the broader company peer group. The HR&CC allocated 50% of his annual performance bonus to cash, and 50% to time-vested RSUs. The RSUs will vest over three years.

In addition, Mr. Niederauer received a special one-time grant of $5,000,000 RSUs in 2007 in connection with his joining NYSE Euronext. These RSUs will vest over three years. The HR&CC and the board of directors determined that this award was necessary and appropriate in a competitive market to attract Mr. Niederauer to NYSE Euronext, particularly as Mr. Niederauer would be taking a significant compensation reduction from his previous position.

For 2008, we have agreed that Mr. Niederauer will be eligible for a target annual performance bonus of $5,000,000, split evenly between cash and equity, for a total compensation target of $6,000,000. The HR&CC believed that this target was appropriate based on Mr. Niederauer’s prior compensation by NYSE Euronext, Mr. Thain’s prior compensation and a review of peer group data. Mr. Niederauer is the only named executive for whom a 2008 target bonus was set by the HR&CC. In addition, we have agreed that Mr. Niederauer will participate in the long-term incentive plan currently under design.

Mr. Théodore. Mr. Niederauer and Mr. Hessels reviewed and discussed Mr. Théodore’s performance for 2007 with the HR&CC. In addition to the NYSE Euronext performance factors noted above, the HR&CC considered Mr. Théodore’s role in the successful completion of the NYSE/Euronext business combination transaction, as well as the achievement of related integration objectives. Mr. Théodore also played a major role in our acquisition of a stake in Bovespa and our successful negotiation of a memorandum of understanding with Atos Origin to insource Atos Euronext Market Solutions. Based on their determination that Mr. Théodore had exceeded expectations for the year and their joint recommendation, the HR&CC and board of directors awarded him an annual performance bonus of €1,600,000 ($2,192,000). Together with his base salary, Mr. Théodore received total compensation of €2,195,000 ($3,007,150). The HR&CC believed this amount to be consistent with the total compensation paid to Mr. Théodore by Euronext in 2006, which the HR&CC believed was appropriate in light of the achievements discussed above. The HR&CC allocated 67% of his annual performance bonus to cash, and 33% to time-vested RSUs. The RSUs will vest over a period of three years.

Mr. van der Does de Willebois. The HR&CC agreed with Mr. Niederauer’s and Mr. Théodore’s recommendation and awarded an annual performance bonus of €817,500 ($1,119,975). Together with base salary, Mr. van der Does de Willebois received total compensation of €1,200,000 ($1,644,000). In particular, the HR&CC considered Mr. van der Does de Willebois’s contributions to achieving integration objectives related to the NYSE/Euronext business combination transaction, developing the infrastructure to prepare Euronext to be Sarbanes-Oxley compliant as of fiscal year-end 2008, and his contributions as acting Chief Financial Officer for NYSE Euronext following Mr. Chai’s departure.

Mr. Freedberg. The HR&CC agreed with Mr. Niederauer’s and Mr. Théodore’s recommendation that Mr. Freedberg and awarded an annual performance bonus of £1,115,000 ($2,310,000). Together with base salary, Mr. Freedberg received total compensation of £1,540,000 ($3,080,000). The HR&CC noted Mr. Freedberg’s role in achieving growth in our derivatives business, as evidenced by a 30% increase in trading volume in derivatives contracts in Europe in 2007 from 2006.

Ms. Kinney. In light of Mr. Niederauer’s and Mr. Théodore’s recommendation and noting Ms. Kinney’s role in integrating our global listings operations and increasing the number of overall listings by 429 in 2007, the HR&CC awarded an annual performance bonus of $1,750,000. Together with base salary, Ms. Kinney received total compensation of $2,500,000.

Note Regarding Equity Grant Calculations.

The equity portions of NYSE Group’s named executives’ annual performance awards were granted at the HR&CC’s January 2008 meeting. Because these awards were granted in 2008, they do not appear in the Summary Compensation Table that follows this CD&A. The Summary Compensation Table reflects only the equity compensation expense that we recognized under FAS 123R in 2007 for equity awards to the named executives. The equity portion of the 2007 annual performance awards will first appear in the 2008 line of next year’s Summary Compensation Table.

Messrs. Thain and Chai. We did not pay an annual performance bonus or any other type of termination pay to Messrs. Thain and Chai in connection with their departures. The HR&CC did amend Mr. Chai’s then-exercisable options to be exercisable until thirty days after the date of our earnings release for 2007, which we believe was consistent with best practices given Mr. Chai’s departure during the last month of our fiscal year.

Conclusion

NYSE Euronext’s compensation policies are designed to retain our senior executive officers, to motivate them to achieve corporate performance goals, to create stockholder value and ultimately to reward them for outstanding performance. The HR&CC believes that the executive compensation plans and programs with respect to fiscal year 2007 were both competitive and appropriate based on NYSE Euronext’s performance over this past year.

NYSE Euronext 2007 Compensation

Compensation of the Named Executives for 2007

NYSE Euronext was formed to consummate the combination of NYSE Group and Euronext, and conducted no significant business before such combination. Accordingly, before April 4, 2007, no compensation was paid to any executive officer of NYSE Euronext for serving in such capacity. Rather, those of our executives who were employees of NYSE Group or Euronext before the NYSE Group/Euronext business combination transaction were compensated by the respective entity. To provide you with a complete picture of the compensation of our named executives, the information in this proxy statement/prospectus includes the 2007 compensation paid by NYSE Group or Euronext before the NYSE Group/Euronext business combination transaction.

The following tables contain information about NYSE Euronext’s Chief Executive Officer, Chief Financial Officer, the three other most highly paid executive officers in 2007, its former Chief Executive Officer and its former Chief Financial Officer.

Summary Compensation Table

Name and Principal Position(1)	Year	Salary		Bonus	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation	Change in Pension Value(4)	All Other Compensation (5)	Total
Current Executives
Duncan L. Niederauer Chief Executive Officer	2007	$548,077	(6)	$2,000,000	$2,291,428	—	—	—	58,167	$4,897,672
Jean-François Théodore(7) Deputy Chief Executive Officer	2007	815,150		1,461,790	342,927	—	—	—	814,346	3,434,213
Joost van der Does de Willebois(7) Acting Chief Financial Officer	2007	524,025		746,650	342,927	—	—	158,920	395,148	2,167,670
Hugh Freedberg(7) Group Executive Vice President, Head of Global Derivatives	2007	770,000		1,540,000	342,927	—	—	—	246,866	2,899,793
Catherine R. Kinney Group Executive Vice President, Head of Global Listings	2007	750,000		875,000	479,276	115,538	—	430,490	556,341	3,206,645
Former Executives
John A. Thain Former Chief Executive Officer	2007	706,731		—	—	—	—	—	227,899	934,630
Nelson Chai Former Chief Financial Officer	2007	721,152		—	—	—	—	—	169,048	890,200

(1)	Before the NYSE Group/Euronext business combination transaction, Messrs. Théodore, van der Does de Willebois and Freedberg were executive officers of Euronext and Ms. Kinney and Messrs. Thain and Chai were executive officers of NYSE Group, and each executive officer was compensated by the respective entity. Mr. Niederauer joined NYSE Euronext in April 2007.

(2)	This column represents the dollar amount recognized by NYSE Euronext for financial statement reporting purposes in 2007 (without regard to any estimate of forfeiture related to service-based vesting conditions) for (1) RSUs granted by NYSE Euronext in 2007 to Mr. Niederauer as a sign-on bonus, (2) RSUs granted by NYSE Group in 2007 to Ms. Kinney in connection with her 2006 annual performance bonus and (3) grants made in 2006 and 2007 by Euronext under the Euronext EIP. The compensation expense for these RSUs and awards under the Euronext EIP is based on the market price of the shares underlying the awards on the grant date and recognized ratably over the vesting period.

We granted RSUs as part of the 2007 annual incentive bonus awarded to each named executive of NYSE Euronext. However, because these grants were not made until after the end of this year, we did not recognize any compensation expense for them in 2007 and they are therefore not reflected in this column. These RSU grants are described in the CD&A that precedes this table.

(3)	This column represents the dollar amount recognized by NYSE Euronext for financial statement reporting purposes in 2007 (without regard to any estimate of forfeiture related to service-based vesting conditions) for stock options outstanding during the year previously granted by NYSE Group to Ms. Kinney. The compensation expense for these stock options was estimated using the Black-Scholes option pricing model with the following assumptions: expected volatility of 30%, risk-free interest of 4.8%, expected term to exercise of seven years and no dividend yield. The expense is recognized ratably over the vesting period. The “Outstanding Equity Awards at Fiscal Year-End” table that follows provides additional detail regarding these options. NYSE Euronext did not grant any options as part of the 2007 annual incentive bonus.

(4)	This column represents the total change in the actuarial present value of the accumulated benefit under all of NYSE Euronext’s defined benefit pension plans. These plans are described under the heading “Pension Benefits” below, and the associated 2007 Pension Benefits Table provides additional detail regarding the amounts in this column.

(5)	This column includes the incremental cost of perquisites, NYSE Euronext contributions to defined contribution retirement plans (including matching contributions and retirement accumulation contributions under NYSE Group’s 401(k) savings plans and Supplemental Executive Savings Plan) and life insurance premiums paid by NYSE Euronext. This column also includes costs incurred by NYSE Euronext in connection with Ms. Kinney’s expatriate benefits. The “All Other Compensation” table that follows provides additional detail regarding the amounts in this column.

(6)	In connection with his appointment as Chief Executive Officer, Mr. Niederauer’s annual salary was raised to $1,000,000 from $750,000, effective December 1, 2007. The $548,077 reflected in the table above represents the pro rated amount of his salary actually paid to him in 2007 subsequent to his joining NYSE Euronext in April 2007.

(7)	For Messrs. Théodore and van der Does de Willebois, this table represents the dollar equivalent of amounts earned in euros, based on $1.37 per euro. For Mr. Freedberg, this table represents the dollar equivalent of amounts earned in pounds sterling, based on $2.00 per pound sterling.

Detail regarding perquisites, benefits and all other compensation

The following table details the incremental cost of perquisites received by each of the named executives, as well as the other elements of compensation listed in the “all other compensation” column of the summary compensation table, for 2007.

2007 All Other Compensation

	Perquisites and Benefits			Retirement Plan Contributions	Life Insurance	Payment Related to Overseas Assignment		Other		Total
Name(1)	Personal Use of Car Service/ Car Lease	Other
Current Executives
Duncan L. Niederauer	$13,645	—		$38,219	$6,303	—		—		$58,167
Jean-François Théodore	281,313	—		—	6,053	—		$526,980	(2)	814,346
Joost van der Does de Willebois	154,665	71,422	(3)	153,539	—	—		15,522		395,148
Hugh Freedberg	19,862	4,624		—	6,436	—		215,944	(4)	246,866
Catherine R. Kinney	126,436	—		90,000	8,625	160,511	(5)	170,769	(6)	556,341

Former Executives
John A. Thain	160,383	17,851		41,538	8,127	—		—		227,899
Nelson Chai	117,486	—		43,269	8,293	—		—		169,048

(1)	For Messrs. Théodore and van der Does de Willebois, this table represents the dollar equivalent of amounts earned in euros, based on $1.37 per euro. For Mr. Freedberg, this table represents the dollar equivalent of amounts earned in pounds sterling, based on $2.00 per pound sterling.

(2)	Includes $525,058 paid by Euronext for insurance contract premiums relating to retirement arrangements in lieu of pension benefits.

(3)	Consists of $71,422 relating to Mr. van der Does de Willebois’s use of a furnished apartment in Paris to accommodate his position which requires him to be based in both Amsterdam and Paris.

(4)	Consists of $215,944 paid by Euronext to Mr. Freedberg and earmarked for contribution to a personal defined contribution regime established with third-party providers in lieu of pension benefits.

(5)	During 2007, we provided certain benefits to Ms. Kinney related to her expatriate status. These benefits included $72,944 in rent expense, $14,085 in relocation expenses, $38,013 in foreign goods and services allowance, $21,008 currency allowance and $14,462 in other miscellaneous expenses.

(6)	Consists of $170,769 paid by NYSE Euronext to Ms. Kinney for accrued sick days. This payment was approved by the NYSE Group board of directors in December 2007 but will not be paid until April 2008.

The incremental cost of personal use of automobiles and drivers was based on the full cost to NYSE Euronext. Although we provide this benefit to enhance the security and efficiency of our key executives, SEC rules require that costs of commuting and other uses not directly and integrally related to our business be disclosed as compensation to the executive. Because we do not track use of these services on the basis contemplated by these SEC rules, we have reported the full cost here.

Employment Agreements with Named Executives

The employment arrangements we have with our European named executives were in place with Euronext before the mergers. The HR&CC will evaluate these arrangements as part of its consideration of entering into employment agreements with management committee members.

Mr. Niederauer. Mr. Niederauer has a letter agreement, dated November 14, 2007, which provides that Mr. Niederauer’s annual salary is $1,000,000 (effective as of December 1, 2007). Mr. Niederauer is also eligible for a bonus target in 2008 of $5,000,000, split evenly between cash and equity, for a total compensation target of $6,000,000. The form of equity will be determined by the HR&CC and approved by the full board of directors. The performance criteria bonus will be set annually by the board of directors. In addition, Mr. Niederauer will participate in the long-term incentive plan recently approved by the HR&CC and the board of directors.

Mr. Théodore. Mr. Théodore’s services are governed by a mandate issued in 1990 by Euronext Paris S.A. (formerly Société des Bourses Françaises and Paris Bourse S.A), a wholly owned subsidiary of Euronext. The mandate has an indefinite term, and may be terminated by either party without notice at any time.

Mr. van der Does de Willebois. Mr. van der Does de Willebois has an employment agreement with Euronext Amsterdam, a wholly owned subsidiary. His contract provides for a four-year term that began on November 1, 2004. The contract may be renewed by the Euronext Amsterdam supervisory board in accordance with its terms, each time for a period of no more than four years.

Under the terms of the contract, Mr. van der Does de Willebois is entitled to an annual salary of €382,500 ($524,025) with an annual bonus potential of up to 125% of annual salary. In addition, Mr. van der Does de Willebois is entitled to lease a car in accordance with the car lease scheme of Euronext Amsterdam, and to a company car and chauffeur for travel relating to his activities in and around Amsterdam, including commuting.

Euronext Amsterdam may terminate Mr. van der Does de Willebois’s employment upon six months’ notice, and Mr. van der Does de Willebois may terminate his employment upon three months’ notice. If Mr. van der Does de Willebois’s employment is terminated during the term of his contract, he will be entitled to a maximum severance payment equal to one year’s annual salary. If this amount of severance pay is considered to be unreasonable by the Euronext Amsterdam supervisory board, the severance payment may be increased to two years’ annual salary. In the event of failing performance, as referred to in the Dutch Corporate Governance Code, no severance pay will be awarded.

Mr. Freedberg. Mr. Freedberg has an employment agreement with Liffe Administration and Management, a wholly owned subsidiary. Mr. Freedberg’s contract term began on October 12, 1998 and is for an indefinite period. Mr. Freedberg is entitled to an annual salary of £385,000 ($770,000) and an annual bonus potential of up to 225% of annual salary.

Either Liffe Administration and Management or Mr. Freedberg may terminate his employment upon twelve months’ notice. Mr. Freedberg may receive compensation in lieu of such notice. Such compensation will be calculated based on annual salary and benefits only (excluding bonuses), with the total cost of benefits not to exceed 33% of annual salary.

Mr. Thain had an employment agreement that was entered into at the time Mr. Thain joined the NYSE in 2004. In December 2006, NYSE Group revised the agreement with Mr. Thain to reduce his annual salary to $750,000 and to provide for a combined annual cash and equity incentive target of $5.25 million. Mr. Thain’s employment agreement did not provide for a termination entitlement.

2007 Grants of Plan-Based Awards

Sign-on Grant to Mr. Niederauer. In 2007, in connection with his joining NYSE Euronext, Mr. Niederauer received a special one-time grant of RSUs valued at $5,000,000. Consistent with the RSUs awarded in 2007 as annual performance bonus compensation described above, these RSUs will vest and the underlying shares are delivered ratably over a three-year period beginning on April 9, 2007.

2007 Annual Performance Bonus Awards. Effective February 6, 2008, the HR&CC granted RSU awards to each of the named executives (other than Messrs. Thain and Chai) under the SIP as part of the 2007 annual performance bonus. See “—Compensation Decision Process” and “HR&CC Compensation Decisions” above for a discussion of the factors considered in determining these award amounts. The RSUs vest and the underlying shares are delivered ratably over a three-year period beginning on February 6, 2008.

Because these awards were granted in 2008, they do not appear in the following table, which is required to include only awards actually granted during 2007. The equity portion of the 2007 annual performance awards will appear in the Grants of Plan Based Awards Table for 2008.

Legacy NYSE Group Equity Awards. In February 2007 and before the NYSE Group/Euronext business combination transaction, NYSE Group granted year-end, time-vested equity-based awards as part of its 2006 annual performance bonus. We are including these awards in the table that follows because they were granted in 2007. However, they were earned as part of 2006 performance and were awarded by NYSE Group and not by the combined NYSE Euronext. Time-vested options granted as part of NYSE Group’s 2006 annual performance bonus may be exercised ratably over a three-year period beginning on February 3, 2008, and the RSUs awarded will vest and the underlying shares are delivered ratably over the same period. Additional detail regarding these grants is contained in NYSE Group’s 2006 Annual Report on Form 10-K, under the heading “Compensation Discussion & Analysis.”

Legacy Euronext Equity Awards. Euronext did not grant equity awards in 2007.

Grants of Plan-Based Awards for 2007

				Option Awards
Name	Grant Date	Date of Board Action	Stock Awards Number of Shares(1)	Number of Shares	Exercise Price($/Sh)	Grant Date Fair Value of Equity Awards(2)
Current Executives
Duncan L. Niederauer(3)	04/09/07	2/26/07	52,056	—	—	$5,000,000
Jean-François Théodore	—	—	—	—	—	—
Joost van der Does de Willebois	—	—	—	—	—	—
Hugh Freedberg	—	—	—	—	—	—
Catherine R. Kinney(4)
RSU portion of 2006 Annual Bonus	2/3/2007	1/3/07	6,219	—	—	618,750
Option portion of 2006 Annual Bonus	2/3/2007	1/3/07	—	6,209	99.50	206,250

Former Executives
John A. Thain(4)
RSU portion of 2006 Annual Bonus	2/3/2007	1/3/07	30,151	—	—	3,000,000
Option portion of 2006 Annual Bonus	2/3/2007	1/3/07	—	30,102	99.50	1,000,000
Nelson Chai(4)
RSU portion of 2006 Annual Bonus	2/3/2007	1/3/07	6,219	—	—	618,750
Option portion of 2006 Annual Bonus	2/3/2007	1/3/07	—	6,209	99.50	206,250

(1)	None of the awards granted in 2007 was subject to any performance-based condition.

(2)	The fair value of the option awards was estimated using the Black-Scholes option pricing model with the following assumptions: expected volatility of 30%; risk-free interest of 4.8%; expected term to exercise of 4.5 years; and no dividend yield.
(3)	Represents awards granted to Mr. Niederauer by NYSE Euronext as a sign-on bonus in 2007.
(4)	This table includes awards granted to Ms. Kinney and Messrs. Thain and Chai in February 2007 by NYSE Group. In January 2007, the Human Resources and Compensation Committee of NYSE Group acted to award year-end equity-based awards for 2006 performance at its regular meeting, with grants effective on February 3, 2007. The exercise price of these awards was set at the closing price of NYSE Group common stock on that day, $99.50; NYSE Group released its fourth quarter earning results and year-end preliminary earning results before the opening of trading on February 2, 2007. All of the awards granted to Mr. Thain and Mr. Chai reflected in this table were forfeited upon their respective departures from NYSE Euronext.

Holdings of Previously Awarded Equity

Outstanding Equity Awards at Fiscal Year End. The following table sets forth outstanding equity awards held by each named executive as of December 31, 2007.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards							Stock Awards
	Year Granted	Number Exercisable		Number Unexercisable		Exercise Price	Expiration Date	Number Unvested		Market Value Unvested		Number Unearned and Unvested		Market Value Unearned and Unvested
Current Executives
Duncan L. Niederauer(1)	—	—		—		—	—	52,056		$4,568,955		—		—
Jean-François Théodore	—	—		—		—	—	15,159	(2)	1,330,505	(2)	14,864	(3)	1,304,613	(3)
Joost van der Does de Willebois	—	—		—		—	—	15,159	(2)	1,330,505	(2)	14,864	(3)	1,304,613	(3)
Hugh Freedberg	2004	63,164	(4)	—		$24.16	9/17/11	15,159	(2)	1,330,505	(2)	14,864	(3)	1,304,613	(3)
Catherine R. Kinney	2007	—		6,209	(5)	99.50	2/03/17	9,279	(6)	814,418	(6)	—		—

Former Executives
John A. Thain	—	—		—		—	—	—		—		—		—
Nelson Chai(7)	2005	18,526		—		19.30	3/06/08
	2004	8,750		—		11.50	3/06/08	—		—		—		—
	2003	9,722		—		13.41	3/06/08
	2000	72,222		—		20.25	3/06/08

(1)	Represents RSUs granted to Mr. Niederauer by NYSE Euronext as a sign-on bonus in 2007. These RSUs vest ratably over a period of three years from the date of grant. The market value of these RSUs was determined based on $87.77 per share, the closing price of NYSE Euronext common stock on December 31, 2007.

(2)	Represents awards granted to Messrs. Théodore, van der Does de Willebois and Freedberg by Euronext under the 2005 Euronext EIP. These awards vested and were delivered on February 6, 2008. The market value of these awards was determined based on $87.77 per share, the closing price of NYSE Euronext common stock on December 31, 2007.

(3)	Represents awards granted to Messrs. Théodore, van der Does de Willebois and Freedberg by Euronext under the 2006 Euronext EIP. These awards will vest and be payable in February 2009 upon publication by NYSE Euronext of its fiscal 2008 earnings release. The market value of these awards was determined based on $87.77 per share, the closing price of NYSE Euronext common stock on December 31, 2007. For purposes of this table, we have assumed that the portion of the awards relating to the 2008 performance period is earned at the maximum 120% level.

(4)	Represents options granted to Mr. Freedberg by Euronext in 2004 as long-term incentive compensation and converted to NYSE Euronext awards in connection with the NYSE Group/Euronext business combination transaction.

(5)	Represents options granted to Ms. Kinney by NYSE Group as part of her 2006 annual performance bonus. These options vest each year in equal installments from the date of grant (February 3, 2007) at an exercise price of $99.50, the closing price of NYSE Group common stock on the date of grant.

(6)	These figures represent (1) 6,219 RSUs ($545,842) granted to Ms. Kinney by NYSE Group as part of her 2006 annual performance bonus that vest ratably over a period of three years from the date of grant (February 3, 2007) and (2) 3,060 RSUs ($268,576) (the “Merger RSUs”) granted by NYSE Group to Ms. Kinney upon completion of the NYSE-Archipelago merger. Of the named executives, only Ms. Kinney and Mr. Thain were NYSE executives at the time of the NYSE-Archipelago merger. Mr. Thain did not receive a merger-related grant. All of these Merger RSUs vested on March 8, 2008, although no shares will be delivered until March 8, 2009, unless otherwise determined by the HR&CC, and the shares remain subject to forfeiture before delivery on certain terminations of her employment. No dividends were paid on the shares underlying the unvested Merger RSUs. The market value of the RSUs and the Merger RSUs was determined based on $87.77 per share, the closing sale price of NYSE Euronext common stock on December 31, 2007.

(7)	Represents options granted to Mr. Chai as an executive officer of Archipelago and converted to NYSE Group awards in connection with the NYSE-Archipelago merger. The award agreement pursuant to which these options were granted was amended in connection with Mr. Chai’s departure to delay the beginning of the 30-day period during which he may exercise these options from December 10, 2007 until February 5, 2008, the date of NYSE Euronext’s fourth quarter and fiscal year end earning release. Mr. Chai exercised these options on March 6, 2008 for aggregate value realized of $6,833,327.

Option Exercises and Stock Vested During 2007. The following table sets forth the amounts realized by the named executives in 2007 as a result of the exercise of options and the vesting of stock awards.

Option Exercises and Stock Vested During 2007

	Option Awards Exercised in 2007		Stock Awards Vested in 2007
Name	Number of Shares	Value Realized(1)	Number of Shares		Value Realized(2)
Current Executives
Duncan L. Niederauer	—	—	—		—
Jean-François Théodore	—	—	—		—
Joost van der Does de Willebois	50,532	$3,031,663	—		—
Hugh Freedberg	55,906	3,627,708	—		—
Catherine R. Kinney	—	—	3,060	(3)	$256,122

Former Executives
John A. Thain	—	—	—		—
Nelson Chai	80,000	6,353,468	—		—

(1)	Aggregate market value on date of exercise (closing sale price as reported in the NYSE Composite Transactions Report) less aggregate exercise price.

(2)	Aggregate market value on the date of vesting (closing sale price as reported in the NYSE Composite Transactions Report).

(3)	No shares covered by the vested portion of any Merger RSUs will be delivered until March 8, 2009, unless otherwise determined by the HR&CC.

Post-Employment Compensation

Pension Benefits

European Named Executives. For named executives based in Europe, we provide retirement benefits based on their different geographic, legal and tax background. Only Mr. van der Does de Willebois currently participates in a pension plan sponsored by us. Mr. van der Does de Willebois participates in the Euronext Amsterdam pension scheme, which is a funded, tax-qualified defined benefit plan with two components, a “final pay plan” (based on the employee’s salary up to €100,000 ($137,000) and an “average pay plan” (based on the employee’s salary in excess of €100,000). Benefits under the final pay plan are based on a percentage of the employee’s pensionable salary for each year of employment. “Pensionable salary” is the employee’s current salary (up to €100,000), less a deductible (€11,782 ($16,141) in 2007). For each year of employment, the benefits amount to 2% of the pensionable salary. As of December 31, 2007, Mr. van der Does de Willebois had 20 years and 2 months of service years. Mr. van der Does de Willebois’s service years include service years accumulated prior to his employment with Euronext Amsterdam and for which previous accumulated pension entitlements were transferred to Euronext Amsterdam. Benefits under the average pay plan are based on a percentage of the amount of the employee’s salary that exceeds €100,000. For each year of employment, the benefits amount to 2.25% of this excess salary for each year, and accrued benefits may be indexed according to the general salary increase of Euronext Amsterdam.

U.S. Named Executives. Before its merger with Archipelago in March 2006, the NYSE maintained two defined pension benefit plans that provided retirement benefits to designated officers of the NYSE: the tax-qualified Retirement Plan for Eligible Employees of the NYSE (Qualified Retirement Plan) and the Supplemental Executive Retirement Plan. Of the named executives, only Ms. Kinney participated in these plans.

The Qualified Retirement Plan is a funded, tax-qualified, non-contributory defined benefit plan. Benefits are based on a set percentage of the participant’s annual base salary (subject to an annual limit set by law) during each year of employment, subject to certain alternative calculations to mirror a final average compensation plan. For Ms. Kinney, the set percentage is 2.35%. Participants also receive $100 for each year of service before

January 1, 1981. Normal retirement age under the plan is age 65, although employees can retire and receive a reduced benefit at any time after they reach the age of 55. Employees become vested in their benefits upon completion of five years of service with the NYSE. Effective March 31, 2006, the Qualified Retirement Plan was frozen. Accrued benefits will continue to vest and will be paid according to the existing plan terms. No additional compensation or service credit has been or will be awarded after March 31, 2006.

The Supplemental Executive Retirement Plan supplements the Qualified Retirement Plan for employees who earn salaries above the specified legal limit under the Qualified Retirement Plan. The Supplemental Executive Retirement Plan provides a base benefit to participants who have completed 10 years of NYSE service or are employed by the NYSE until age 55 with at least 36 months of Supplemental Executive Retirement Plan participation. In general, the benefit is based upon years of service and the participant’s annual average of the highest 60 consecutive months of salary (plus, for senior officers, two-thirds of the bonus, not to exceed annual salary). Vested benefits do not become payable until the later of age 55 or the date of retirement. Generally, the benefit under the Supplemental Executive Retirement Plan is offset by benefits paid under the Qualified Retirement Plan and Social Security Benefits, and is further reduced if benefit payments commence prior to age 60. Effective March 31, 2006, the Supplemental Executive Retirement Plan was frozen. Accrued benefits will continue to vest and will be paid according to the existing plan terms. No additional compensation or service credit has been or will be awarded after March 31, 2006.

Pursuant to a letter agreement between Ms. Kinney and the NYSE dated April 6, 2005, Ms. Kinney will receive a life annuity under the Supplemental Executive Retirement Plan starting upon her retirement equal to an amount that will increase ratably each year from $1,000,000 per year at age 55 until the life annuity under the Supplemental Executive Retirement Plan equals $1,250,000 per year at age 60, at which point she will receive a life annuity of $1,250,000 per year.

The present value of the Supplemental Executive Retirement Plan benefits will be paid in 10 annual payments in accordance with the terms of the Supplemental Executive Retirement Plan as soon as practicable after the date of her retirement. Any amounts payable to Ms. Kinney will be offset for Social Security benefits beginning at age 62.

The following table details the defined benefit plans in which each named executive participates.

2007 Pension Benefits

Name	Plan Name	Years of Credited Service	Present Value of Accumulated Benefit		Payments During 2007
Catherine R. Kinney	Qualified Retirement Plan	30	$993,289	(1)	—
	Supplemental Executive Retirement Plan	33	11,891,465	(1)	—
Joost van der Does de Willebois	Stichting Pensioenfonds Mercurius Amsterdam	20	2,213,920	(2)	—

(1)

The Company’s pension plans were frozen effective March 31, 2006. The present value has been calculated assuming Ms. Kinney remains in service until retirement at age 60, which is the age at which benefits can commence without a reduction. The payment at age 60 from the Qualified Retirement Plan is an annuity for the lifetime of the executive and for the Supplementary Plan is the 10-year payment equivalent in value to an annuity for the lifetime of the executive. The qualified benefit is payable in various forms, which are actuarial equivalents of one another. The interest discount is the same as is used in financial accounting for the plans under U.S. GAAP. The discount rates used as of December 31, 2007 are 6.4% for the Qualified Retirement Plan and 6.0% for the Supplementary Plan. A mortality assumption is used to determine the value of payments after retirement and is, once again, the same as is used for financial accounting purposes; the 1994 Group Annuity Mortality Table for the Qualified Retirement Plan and the table prescribed by IRS revenue ruling 2007-67 for the Supplementary Plan.

(2)	Figures in table represents the dollar equivalent of amounts calculated or paid in euros, based on $1.37 per euro. The present value has been calculated on a local basis according to the valuation rules of the pension fund. The discount rate is derived from the yield curve for zero bonds published by the Dutch supervisor on pension funds (De Nederlandsche Bank). No future salary increases and no future indexations have been taken into account.

Nonqualified Deferred Compensation

NYSE Euronext maintains a variety of current and legacy deferred compensation plans that are not U.S. tax-qualified and that provide benefits based on executive or company contributions. The nonqualified deferred compensation plans in which the named executives participate are the Supplemental Executive Savings Plan, the Capital Accumulation Plan and the Incentive Compensation Plan (ICP) Award Deferral Plan. In addition, we contribute annually to a personal defined contribution regime established by Mr. Freedberg with a third-party insurance company. These third-party arrangements are customary in the United Kingdom.

Supplemental Executive Savings Plan. We maintain a Supplemental Executive Savings Plan (SESP) to provide deferred compensation opportunities to U.S. employees who earn compensation over the limit set by the Internal Revenue Code for our U.S. tax qualified plans. Generally, U.S. employees with the title “officer” and U.S. non-officers whose salaries and cash bonuses for the prior year exceed the IRS limit on pensionable earnings for that prior year ($225,000 for 2007) may participate. A participant’s account is also credited with earnings based on a measurement alternative selected by the participant from among generally available, publicly traded funds offered by several different providers. Participants are not limited in terms of how often they may move their investments between funds, but they cannot change the contribution amount during the year. Participants may elect to receive their account balances in a lump sum distribution or as annual installments following termination of employment. The HR&CC will continue to review the SESP to ensure compliance with Internal Revenue Code Section 409(A). If the participant elects an installment payout, the account is credited with earnings based on a measurement alternative selected by the participant from among a choice of funds.

Participants prior to January 1, 2006 were always 100% vested in their pre-tax contributions, matching contributions by the NYSE and any earnings or losses thereon. Effective January 1, 2006, matching contributions for new employees vest at the rate of 20% per year for the first five years of recognized service.

Capital Accumulation Plan. The NYSE sponsored a Capital Accumulation Plan (“CAP”) through the end of 2003 to provide supplemental retirement benefits to U.S. senior executives designated by the NYSE board of directors and HR&CC. Effective January 1, 2004, the CAP was frozen, and no further credits have been made for services performed after December 31, 2003. Existing awards will continue to vest in accordance with the plan and will be distributed upon termination of employment. The plan is “unfunded” and is not intended to qualify under Section 401(a) of the Internal Revenue Code.

Historically under the CAP, participating executives were credited each year with an amount based upon a percentage of their Annual Bonus Plan award, and 100% of such amount was automatically deferred. These awards vest, for each executive, between the ages of 55 and 60, and are transferred into a Rabbi Trust as they vest. Unvested CAP amounts earn interest based upon the 10-year Treasury Bond rate as of December 31 of the prior year. Participants may elect to receive their vested account balances in a lump sum distribution or as annual installments.

Long-Term Incentive Deferral Plan. The NYSE sponsored a Long-Term Incentive Deferral Plan for designated U.S. senior executives through the end of fiscal year 2000. The plan permitted eligible executives to elect to defer receipt of the full amount or a portion of their long-term performance awards. Effective May 1,

2001, the Long-Term Incentive Deferral Plan was frozen. A few executives have deferred balances under this plan that will be paid upon their termination or retirement. Participants may elect to receive their vested account balances in a lump sum distribution or annual installments following termination of employment. If the participant elects an installment payout, the account is credited with earnings based on a measurement alternative selected by the participant from among a choice of funds.

ICP Award Deferral Plan. The ICP Award Deferral Plan permitted U.S. senior officers of the NYSE to elect to defer receipt of the full amount or a portion of their bonuses under the Annual Bonus Plan. Effective December 31, 2005, the ICP Award Deferral Plan was frozen. Participants may elect to receive their vested account balances in a lump sum distribution or as annual installments following termination of employment. If the participant elects an installment payout, the account is credited with earnings based on a measurement alternative selected by the participant from among a choice of funds.

Nonqualified Deferred Compensation

Name	Executive Contributions in 2007(1)	NYSE Euronext Contributions in 2007(2)	Earnings in 2007(3)	Withdrawals/ Distributions in 2007	Aggregate Balance at 12/31/07
NYSE Euronext
Duncan L. Niederauer	$19,096	$19,096	$375	—	$38,567
Jean-François Théodore	—	—	—	—	—
Joost van der Does de Willebois	—	—	—	—	—
Hugh Freedberg	—	—	—	—	—
Catherine R. Kinney	1,181,868	198,756	385,589	—	16,334,197	(4)

Former Executives
John A. Thain	28,038	28,038	39,717	300,908	637,191
Nelson Chai	29,769	29,769	3,109	—	112,583

(1)	These contributions represent salary and annual bonus deferred into the nonqualified deferred compensation plans. All of these amounts appeared in the Summary Compensation Table.

(2)	These contributions represent NYSE Euronext matching contributions into the nonqualified deferred compensation plans. All of these amounts appeared in the Summary Compensation Table.

(3)	These earnings consist primarily of market gains and losses as well as dividends paid on equity investments. These earnings did not appear as compensation in the Summary Compensation Table.

(4)	This amount includes $4,018,860 corresponding to unvested Capital Accumulation Plan awards. See “—Capital Accumulation Plan” described above.

Potential Payments on Termination and Change-in-Control

Severance Arrangements. NYSE Euronext has instituted a general severance policy for all U.S. employees and provides generally applicable termination protection in some of our equity-based awards. In addition, our Europe-based named executives have employment agreements, which we believe is consistent with local market practice. We also provide additional change-in-control benefits in connection with our equity-based compensation and have instituted provisions that allow us to recover the equity-based awards of employees who engage in activities detrimental to NYSE Euronext.

As described in greater detail under “Compensation Discussion & Analysis—Elements of Executive Compensation—Termination and Change-in-Control Policies” above, eligible U.S. employees participate in the Severance Pay Plan, which provides for basic and enhanced severance benefits when the participant has been involuntarily terminated by NYSE Euronext without cause due to a business restructuring or such other circumstances as the plan administrator deems appropriate. Basic severance benefits are equal to two weeks of an employee’s base salary, less any other severance payments that the employee receives. Eligible managerial/professional employees are eligible for enhanced severance benefits. Enhanced severance is generally calculated as two weeks of base pay per year of service up to a maximum of 52 weeks, less any other severance the employee receives. Payment of enhanced severance benefits is conditioned upon the employee executing a release of claims in favor of NYSE Euronext and its related entities.

Of the named executives, only Messrs. van der Does de Willebois and Freedberg are party to any employment or severance agreement that provides special severance or similar rights upon certain terminations or upon a change-in-control.

Under the terms of Mr. van der Does de Willebois’s employment agreement, if Mr. van der Does de Willebois’s employment is terminated during the term of his contract, he will be entitled to a maximum severance payment equal to one year’s annual salary. If this amount of severance pay is considered to be unreasonable by the Euronext supervisory board, the severance payment may be increased to two years’ annual salary. In the event of failing performance, as referred to in the Dutch Corporate Governance Code, no severance pay will be awarded.

Mr. Freedberg has an employment agreement with Liffe Administration and Management, a wholly owned subsidiary of NYSE Euronext. Either Liffe Administration and Management or Mr. Freedberg may terminate his employment upon twelve months’ notice. Mr. Freedberg may receive compensation in lieu of such notice. Such compensation will be calculated based on annual salary and benefits only (excluding bonuses), with the total cost of benefits not to exceed 33% of annual salary.

We did not pay an annual performance bonus or any other type of termination pay to Messrs. Thain and Chai in connection with their departures. Mr. Thain’s employment agreement did not provide for a termination entitlement. The HR&CC did amend Mr. Chai’s then-exercisable options to be exercisable until thirty days after the date of our earnings release for 2007, which we believe was consistent with best practices given that Mr. Chai’s departure was during the last month of our fiscal year.

Involuntary and Retirement Provisions in Equity-Based Awards. As described under “Compensation Discussion & Analysis—Elements of Executive Compensation—Termination and Change-in-Control Policies” above, NYSE Euronext’s equity-based awards (other than those granted pursuant to the Euronext EIP) generally provide termination protection if a recipient’s employment is terminated by NYSE Euronext or an affiliate without cause, disability or death of a recipient or if a recipient retires after age 55. Under the terms of these equity award agreements, which apply equally to all recipients, the unvested portion of most outstanding awards will automatically become fully vested upon such terminations. Equity-based awards granted under the Euronext EIP generally provide termination protection if a recipient’s employment is terminated due to death, disability, ill health, redundancy (as defined by local legislation), retirement at the normal retirement age, mutual agreement or under any other circumstances determined by the authorizing board of Euronext. Under the terms of these EIP award agreements, in the case of death, the unvested portion will automatically become fully vested, in the case of other terminations, the unvested portion will generally vest on a pro rata basis to reflect the lapse of time from the date the award was granted.

Change-in-Control Provisions in Equity-Based Awards. In the event of a change-in-control of NYSE Euronext, the unvested portion of all outstanding equity-based awards (other than those granted pursuant to the Euronext EIP) will automatically become fully vested. A “change-in-control” generally means (1) a change in the majority control of NYSE Euronext, (2) a change in the majority control of NYSE Euronext’s board of directors, (3) the consummation of certain business combinations, such as a reorganization, merger, share exchange or sale of all or substantially all of the assets of NYSE Euronext, if its stockholders before such combination do not hold the majority of the shares of the resulting company and the members of our board of directors do not hold the majority of seats on the board of the resulting company, or (4) approval of a liquidation or dissolution of NYSE Euronext by its stockholders. With respect to awards granted under the Euronext EIP, the Euronext supervisory board will, in the event of a “transaction” with respect to NYSE Euronext, exercise its sole discretion to either (1) waive performance targets and pay out in full the awards, (2) terminate the EIP and pay out awards to the extent it considers appropriate taking into account the performance of the company to date in comparison with the performance targets and such other matters as it considers appropriate, or (3) roll-forward existing awards into an alternative incentive plan. A “transaction” generally means any transaction involving the merger, sale, change of control or any other significant financial reconstruction of Euronext N.V. or another significant part of the Euronext Group.

Forfeitures of Outstanding Awards. Our RSUs provide for forfeiture in the event of a termination for cause, whether or not the RSUs are vested. “Cause” generally includes the willful failure to substantially perform one’s responsibilities, willfully engaging in illegal conduct or misconduct injurious to NYSE Euronext or that would disqualify an executive from continued employment under applicable law or a felony conviction or guilty plea by an executive. All other awards under the SIP are subject to a recipient’s covenant not to engage in “detrimental activity,” such as disclosure of confidential facts, disparagement of NYSE Euronext or its affiliates or any activity that would constitute grounds for a termination for cause. If a named executive engages in any detrimental activity or is terminated for cause, then he or she shall forfeit all such outstanding awards (whether vested or unvested).

The following table details the payments and benefits that each of the current named executives would be provided if he or she had been terminated or there had been a change in control of NYSE Euronext on December 31, 2007 under the circumstances indicated. As discussed above, we did not pay any type of termination pay to Messrs. Chai and Thain.

Termination and Change in Control Payments and Benefits

	Severance		Unvested Equity Awards		Total
Duncan L. Niederauer
By NYSE Euronext without “Cause”	76,923	(1)	$4,568,955		$4,645,878
Change in Control	0		4,568,955		4,568,955
Death/Disability	83,333	(2)	4,568,955		4,652,288

Jean-François Théodore
By NYSE Euronext without “Cause”(3)	0		2,635,206		2,635,206
Change in Control	0		2,635,206	(4)	2,635,206
Death	0		2,195,932		2,195,932
Disability(5)	0		2,635,206		2,635,206

Joost van der Does de Willebois
By NYSE Euronext without “Cause”(3)	1,048,050	(6)	2,635,206		3,683,256
Change in Control	0		2,635,206	(4)	2,635,206
Death	0		2,195,932		2,195,932
Disability(5)	0		2,635,206		2,635,206

Hugh Freedberg
By NYSE Euronext without “Cause”(3)	1,024,100	(7)	2,635,206		3,659,306
Change in Control	0		2,635,206	(4)	2,635,206
Death	0		2,195,932		2,195,932
Disability(5)	0		2,635,206		2,635,206

Catherine R. Kinney(8)
By NYSE Euronext without “Cause”	750,000	(1)	1,351,482		2,101,482
Change in Control	0		1,620,059		1,620,059
Death/Disability	62,500	(2)	1,351,482		1,413,982

(1)	Represents the amount of enhanced severance payable upon involuntary termination by NYSE Euronext without cause due to a business restructuring, or other such circumstances as the plan administrator deems appropriate. All severance payments are paid in equal installments in accordance with NYSE Euronext’s regular payroll practices.

(2)	Mr. Niederauer and Ms. Kinney would receive a payment equal to one month’s base salary upon their death payable to their estate as part of a plan applicable to all NYSE Euronext U.S. employees.

(3)	Includes terminations due to redundancy (as defined by local legislation) or by mutual agreement.

(4)	Assumes the Euronext supervisory board waived performance targets and paid out EIP awards in full.

(5)	Includes terminations due to disability, ill health or any other circumstances determined by the Euronext authorizing board. Assumes the Euronext supervisory board did not exercise its discretion to make a pro rata reduction to the award.

(6)	Assumes Mr. van der Does de Willebois was awarded two years’ base salary. His employment agreement provides for severance equal to one year’s salary, but if considered unreasonable by the Euronext supervisory board, may be increased to two years’ salary. In the event of “failing performance” (as referred to in the Dutch Corporate Governance Code), no severance pay will be awarded.

(7)	Assumes that Mr. Freedberg was awarded the maximum amount of severance available under his employment agreement.

(8)	All unvested Merger RSUs ($268,576) will be forfeited on any termination of Ms. Kinney. If Ms. Kinney is terminated for cause, both vested and unvested Merger RSUs will be forfeited. The remainder of Ms. Kinney’s unvested Merger RSUs vested on March 8, 2008.

Pension Plans and Defined Contribution Deferred Compensation Plans. Certain named executives are also eligible to receive certain benefits upon retirement under the pension plans and defined contribution deferred compensation plans as described in the preceding two sections (“Pension Benefits” and “Nonqualified Deferred Compensation”).

Director Compensation

Upon the recommendation of our Nominating and Governance Committee, our board of directors approved a new director compensation plan on April 5, 2007, under which the chairman of our board of directors, Jan-Michiel Hessels, is entitled to an annual fee of $450,000, the deputy chairman of our board of directors, Marshall Carter, is entitled to an annual fee of $250,000 and the non-management directors are each entitled to an annual fee of $150,000. In each case, 50% of the annual fee is payable in RSUs granted under the SIP and 50% is payable in cash. RSUs granted to each director will be delivered upon the director’s retirement, resignation or other termination (except for cause). Additional annual fees, payable entirely in cash, of (a) $25,000 is payable to the chairman of the Audit Committee, James McDonald, and (b) $10,000 is payable to each of the chairpersons of the Nominating and Governance Committee, the Technology Committee and the Human Resources and Compensation Committee, Alice Rivlin, Sir George Cox and Sir Brian Williamson, respectively, and to all members of the Audit Committee other than the chairman. The chairman and deputy chairman, however, do not receive additional annual fees for committee service. Our directors are also reimbursed for their out-of-pocket travel expenses. In addition, in some cases, non-management directors who also serve as directors on the boards of our subsidiaries receive additional compensation for such service.

The following table contains compensation information about the fees and other compensation paid to the members of the NYSE Euronext board of directors in the fiscal year ended December 31, 2007, and includes amounts paid by NYSE Group or Euronext for services performed in 2007 prior to the NYSE Group/Euronext business combination transaction.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation	Total
Ellyn L. Brown(2)	$118,750	$75,045	$1,009	$194,804
Marshall N. Carter(3)	137,502	125,075	47,435	310,012
Sir George Cox	93,050	75,045	—	168,095
André Dirckx	56,250	75,045	—	131,295
William E. Ford.	68,750	75,045	—	143,795
Sylvain Hefes	63,750	75,045	—	138,795
Jan-Michiel Hessels(4)	421,951	225,050	54,778	701,779
Dominique Hoenn(5)	104,248	75,045	—	179,293
Patrick Houël.	90,597	75,045	—	165,642
Shirley Ann Jackson(6)	143,750	75,045	—	218,795
James S. McDonald	93,750	75,045	—	168,795
Duncan McFarland	68,750	75,045	—	143,795
James McNulty	78,750	75,045	—	153,795
Baron Jean Peterbroeck	86,343	75,045	—	161,388
Alice M. Rivlin	78,750	75,045	—	153,795
Ricardo Salgado	81,774	75,045	—	156,819
Robert B. Shapiro	71,250	75,045	—	146,295
Rijnhard van Tets(7)	115,736	75,045	20,152	210,933
Karl M. von der Heyden.	78,750	75,045	—	153,795
Sir Brian Williamson	86,028	75,045	—	161,073

(1)	This column represents the dollar amount recognized by NYSE Euronext for financial statement reporting purposes in 2007 of RSUs granted in 2007. The compensation expense for these RSUs award is based on the market price of our common stock on the grant date ($84.51) and was recognized entirely in 2007.

(2)	Fees Earned or Paid in Cash includes $50,000 related to service on board of directors of NYSE Regulation, and All Other Compensation consists of $1,009 related to contract security.

(3)	All Other Compensation consists of $25,054 related to car and security-based services provided to Mr. Carter while in New York and $22,381 related to personal and contract security for Mr. Carter.

(4)	Fees Earned or Paid in Cash includes a special one-time payment of $205,500 granted by the former shareholders of Euronext N.V. at its last annual shareholders meeting in recognition of his efforts in connection with the NYSE Group/Euronext business combination transaction. All Other Compensation consists of $46,156 related to reimbursement of value added tax “VAT” for payments in the Netherlands and $8,622 related to car and security-based services provided to Mr. Hessels while in New York.

(5)	Includes $19,828 related to service on the Euronext supervisory board.

(6)	Includes $75,000 related to service as member and chairperson of the NYSE Regulation board of directors.

(7)	Fees Earned or Paid in Cash includes $24,353 related to service as a member and chairman of the Euronext supervisory board and as a member of the Euronext audit committee; an additional $10,275 was related to service as a member and chairman of Euronext Amsterdam N.V. All Other Compensation consists of $9,877 related to reimbursement of VAT for payments in the Netherlands.

Human Resources and Compensation Committee Interlocks and Insider Participation

The members of NYSE Euronext’s Human Resources and Compensation Committee are as follows: Sir Brian Williamson (Chair), William E. Ford, Duncan M. McFarland and Ricardo Salgado. No member of the Human Resources and Compensation Committee is a current or former officer or employee of NYSE Euronext or any of its subsidiaries, with the exception of Sir Brian Williamson, who resigned as executive Chairman of Liffe, the predecessor of Euronext.LIFFE, in April 2003. There are no compensation committee interlocks.

Certain Relationships and Related Transactions

Our Code of Ethics and Business Conduct, which applies to all of our employees and directors, our subsidiaries and certain persons performing services for us, prohibits all conflicts of interest, unless they have been approved by our board of directors (or an authorized committee of the board). The board has delegated to the Nominating and Governance Committee the review of potential conflicts of interest, as well as the review and approval of related-party transactions involving more than $120,000. In March 2008, upon the recommendation of the Nominating and Governance Committee, our board of directors adopted a formal, written related-party transactions approval policy. Under this policy, transactions between us and any executive officer, director or holder of more than 5% of our common stock, or any immediate family member of such person, must be approved or ratified by the Nominating and Governance Committee or our board of directors in accordance with the terms of the policy. In determining whether to approve or ratify a transaction with related persons, the Nominating and Governance Committee or our board may consider, among other things: (i) whether the terms of the transaction are fair to NYSE Euronext and would apply on the same basis if the other party to the transaction did not involve a related person; (ii) whether there are compelling business reasons for NYSE Euronext to enter into the transaction; (iii) whether the transaction would impair the independence of an otherwise independent director; and (iv) whether the transaction presents an improper conflict of interest, taking into account the size of the transaction, the overall financial position of the related person, the direct or indirect nature of his or her interest in the transaction and the ongoing nature of any proposed relationship and any other factors the Nominating and Governance Committee or our board deems relevant. There were no related-party transactions involving more than $120,000 considered by the Nominating and Governance Committee or our board in 2007.

Relationships with General Atlantic

As of March 20, 2008, General Atlantic beneficially owned 7,241,962 shares (or approximately 2.73%) of our outstanding common stock. William E. Ford, a director of NYSE Euronext, is Chief Executive Officer of General Atlantic LLC.

The shares of our common stock held by General Atlantic are subject to transfer restrictions pursuant to the terms set forth in a support and lock-up agreement between the NYSE and General Atlantic. These transfer restrictions are scheduled to expire in equal installments on the second and third anniversaries of March 7, 2006. Our board of directors may, in its discretion, remove the transfer restrictions applicable to any shares of our common stock held by General Atlantic or on any other shares of our common stock subject to transfer restrictions. Effective June 10, 2007, our board of directors released the transfer restrictions on all of the shares of NYSE Euronext common stock subject to transfer restrictions that were scheduled to expire on March 7, 2008. As a result, the only remaining transfer restrictions applicable to shares of NYSE Euronext owned by General Atlantic are scheduled to expire on March 7, 2009. We granted General Atlantic registration rights in connection with its execution of the support and lock-up agreement. The terms of these registration rights are set forth in the Amended and Restated Support and Lock-up Agreement, which is included as Annex B to NYSE Group’s Registration Statement on Form S-4 (File No. 333-126780), first filed with the SEC on July 21, 2005, as well as in the Registration Rights Agreement, dated as of October 20, 2005, which is filed as Exhibit 10.15 to the above referenced Form S-4.

Corporate Governance

Director Independence

NYSE Euronext common stock is listed on the NYSE as well as Euronext Paris. As a company listed on the NYSE, our board of directors must comply with the NYSE corporate governance requirements, including the director independence standards. Those standards require that a majority of our board of directors be comprised of directors that have no direct or indirect material relationship with NYSE Euronext. In April 2007, we adopted the Independence Policy of the NYSE Euronext Board of Directors (the “Independence Policy”). The Independence Policy sets forth the independence requirements that apply to the members of our board of directors, which in several respects go beyond the NYSE standards.

Under our Independence Policy, a director is independent only if the board of directors determines that such director does not have any material relationships with NYSE Euronext and its subsidiaries. In making independence determinations, the board must consider the special responsibilities of a director in light of the fact that NYSE Euronext controls entities that are U.S self-regulatory organizations and U.S. national securities exchanges subject to the supervision of the SEC, as well as entities that are European securities exchanges subject to the supervision of European regulators. The Independence Policy also provides for a transition period for European directors, which exempts the European directors from the independence requirements set forth in the Independence Policy. The transition period ends with NYSE Euronext’s 2008 annual meeting of stockholders and will be removed from the Independence Policy as part of the changes being made to the Independence Policy upon the completion of the mergers. A copy of our Independence Policy is available on our website at www.nyse.com.

In March 2008, in connection with our 2008 annual meeting of stockholders and the election of directors, our board of directors reviewed the independence of each current board member standing for reelection in 2008 under the standards set forth in our Independence Policy (which include the NYSE listing standards for director independence). The board considered, among other things, all transactions and relationships between each director or any member of his or her immediate family and NYSE Euronext and its subsidiaries and affiliates over a three-year period. The types of transactions and relationships that could be considered included direct commercial, industrial, banking, consulting, legal, accounting and charitable relationships as well as indirect relationships such as serving as a partner or officer, or holding shares, of an organization that has a relationship with NYSE Euronext and its subsidiaries and affiliates. At that time, the full board affirmatively determined that each of Jan-Michiel Hessels, Marshall N. Carter, Ellyn L. Brown, Sir George Cox, William E. Ford, Sylvain Hefes, Dominique Hoenn, Shirley Ann Jackson, James S. McDonald, Duncan M. McFarland, James J. McNulty, Baron Jean Peterbroeck, Alice M. Rivlin, Ricardo Salgado, Rijnhard van Tets, and Sir Brian Williamson were independent. In addition, in April 2007, the full board affirmatively determined that each of the following directors who are not standing for reelection in 2008 were independent at that time: André Dirckx, Patrick Houël, Robert B. Shapiro and Karl M. von der Heyden.

As part of the independence review undertaken by our board in April 2007, our board of directors also determined that none of our independent directors had any material relationship with NYSE Euronext or its subsidiaries or management, outside of their directorships on the boards of NYSE Euronext and its subsidiaries. In making its determinations, the board of directors considered the following relationships and found them to be immaterial under the NYSE’s listing standards and our Independence Policy:

•

Mr. van Tets’ position as an advisor to the managing board of ABN Amro, which has a U.S. broker-dealer subsidiary that is a NYSE member. This relationship was terminated in May 2007. Before then, Mr. van Tets was entitled to consideration under the transition period under the Independence Policy.

•	Mr. Hoenn’s membership on the board of several subsidiaries of BNP Paribas Group, which has a U.S. broker-dealer subsidiary that is a NYSE member.

•	Mr. Ford’s position as the chief executive officer of General Atlantic LLC, whose affiliated entities own approximately 2.73% of our common stock as of March 20, 2008, and his position on the board of

Getco Holdings LLC, whose wholly owned subsidiary, OCTEG, is both an equity and options member of NYSE Arca, Inc.

•	Mr. McNulty’s position as the lead independent director and a remuneration committee member of ICAP plc, which has a U.S. broker-dealer subsidiary that is a NYSE member.

Based upon the board’s independence review in April 2007 and March 2008, as applicable, each of our Audit Committee, Human Resources and Compensation Committee and Nominating and Governance Committee are comprised entirely of directors who have been determined to be independent under the NYSE listing standards.

Principal Securityholders

The following tables set forth information, as of March 20, 2008, regarding the beneficial ownership of shares of NYSE Euronext common stock by:

•	each person who is known by us to own beneficially 5% or more of our outstanding common stock; and

•	each of our directors and director nominees and each of our named executive officers (the business address of each such person is 11 Wall Street, New York, NY 10005).

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of our common stock shown as beneficially owned by that stockholder.

Percentage of beneficial ownership is based on the approximately 265.3 million shares of our common stock outstanding as of March 20, 2008.

Name and Address of Beneficial Owner	Number of Shares of Common Stock	Percentage of Class
5% Holder:
Atticus Capital LP1 152 West 57th Street 45th Floor New York, NY 10019	24,513,311	9.3%

Directors:
Jan-Michiel Hessels[2]	2,663	*
Marshall N. Carter[3]	4,018	*
Duncan Niederauer4**	17,352	*
Jean-François Théodore5**	141,255	*
Ellyn L. Brown[2]	1,585	*
Sir George Cox[2]	888	*
André Dirckx[2]	888	*
William E. Ford[6]	7,256,798	2.74%
Sylvain Hefes[2]	888	*
Dominique Hoenn[2]	888	*
Patrick Houël[2]	888	*
Shirley Ann Jackson[2]	1,585	*
James S. McDonald[2]	1,585	*
Duncan M. McFarland[7]	3,585	*
James J. McNulty[8]	30,955	*
Baron Jean Peterbroeck[9]	5,788	*
Alice M. Rivlin[2]	1,585	*
Ricardo Salgado[2]	888	*
Robert B. Shapiro[2]	1,585	*
Rijnhard van Tets[2]	888	*
Karl M. von der Heyden[2]	6,585	*
Sir Brian Williamson[2]	888	*

Named Executive Officers:
Joost van der Does de Willebois[10]	7,276	*
Hugh Freedberg[1][1]	72,107	*
Catherine R. Kinney[1][2]	3,354	*
John A. Thain[13]	100	*
Nelson Chai[14]	141,255	*
Directors and executive officers as a group	7,847,084	3.0%

[1]

Based on the Form 13F filed by Atticus Capital LP (“Atticus”) for the calendar year ended December 31, 2007 and the Schedule 13G/A filed by Atticus on February 14, 2008, 7,251,400 of the shares beneficially owned by Atticus are subject to call options on NYSE Euronext common stock.

[2]

Consists of Restricted Stock Units (Director RSUs). An equal number of shares of common stock underlying such Director RSUs will be delivered to the director upon his or her termination of service on the board for any reason other than removal for cause.

[3]	Includes 3,918 Director RSUs.

[4]

Represents one-third of Mr. Niederauer’s Restricted Stock Units (RSUs), which are scheduled to vest and be delivered on April 9, 2008. The remaining RSUs vest and the underlying shares are scheduled to be delivered in two equal installments on April 9, 2009 and 2010.

[5]

Does not include 4,211 performance shares awarded under the 2006 EIP as the actual number of shares to be delivered under those plans is subject to future contingencies beyond the control of either NYSE Euronext or the executive. Does not include 9,810 shares expected to be awarded in February 2009 under the 2006 EIP.

[6]

Includes 7,241,962 shares of common stock held by investment entities affiliated with General Atlantic LLC, which Mr. Ford, as Chief Executive Officer of General Atlantic LLC and a general partner of GAP Coinvestment Partners II, L.P., could be deemed to beneficially own. Mr. Ford disclaims beneficial ownership of the common stock held by such investment entities beyond the extent of his pecuniary interest therein. Includes 14,836 Director RSUs.

[7]	Includes 1,585 Director RSUs.

[8]	Includes 13,955 Director RSUs.

[9]	Includes 888 Director RSUs.

[10]

Does not include 8,423 performance shares awarded under the 2006 EIP as the actual number of shares to be delivered under those plans is subject to future contingencies beyond the control of either NYSE Euronext or the executive. Does not include 4,757 shares expected to be awarded in February 2009 under the 2006 EIP.

[11]

Includes shares underlying exercisable options to purchase 63,134 shares of common stock. Does not include 8,423 performance shares awarded under the 2006 EIP as the actual number of shares to be delivered under those plans is subject to future contingencies beyond the control of either NYSE Euronext or the executive. Does not include 4,757 shares expected to be awarded in February 2009 under the 2006 EIP.

[12]

Includes options to purchase 2,070 shares of common stock. Does not include 12,239 RSUs scheduled to be delivered on March 8, 2009, 4,146 RSUs scheduled to be delivered in two equal installments on February 3, 2009 and 2010, and shares underlying unexercisable options to purchase 4,139 shares of common stock.

[13]	Mr. Thain resigned as Chief Executive Officer of NYSE Euronext on December 1, 2007.

[14]	Mr. Chai resigned as Chief Financial Officer of NYSE Euronext on December 10, 2007.

*	Less than 1% of the class
**	Also a named executive officer

SELECTED HISTORICAL FINANCIAL DATA OF NYSE EURONEXT

NYSE Euronext is a Delaware corporation that was formed for the purpose of consummating the business combination of NYSE Group and Euronext, which was completed on April 4, 2007. NYSE Group was formed for the purpose of consummating the business combination of the NYSE and Archipelago, which was completed on March 7, 2006. The combination of the businesses of NYSE Group and Euronext has been treated as a purchase business combination for accounting purposes, with NYSE Group designated as the acquirer. The business combination of the NYSE and Archipelago has been treated as a purchase business combination for accounting purposes, with the NYSE designated as the acquirer. As such, the historical financial statements of NYSE (for periods prior to the NYSE/Archipelago business combination) and NYSE Group (for periods following the NYSE/Archipelago business combination and prior to the NYSE Group/Euronext business combination transaction) have become the historical financial statements of NYSE Euronext. Set forth below are selected historical financial data for: (1) NYSE Euronext, (2) Euronext, which was acquired by NYSE Euronext on April 4, 2007 as part of the business combination transaction between NYSE Group and Euronext and (3) Archipelago, as predecessor to NYSE Arca, which was acquired by NYSE Group on March 7, 2006 as part of the business combination of the NYSE and Archipelago. Because NYSE/Archipelago business combination was not consummated until March 7, 2006 and the NYSE Group/Euronext business consummation was not consummated until April 4, 2007, the following selected historical financial data for NYSE Euronext (1) for periods prior to March 7, 2006, reflects only the NYSE’s results and does not include Archipelago’s or Euronext’s results and (2) for periods commencing on March 7, 2006 and prior to April 4, 2007, reflect, only NYSE Group’s results and does not include Euronext’s results.

Selected Historical Financial Data of NYSE Euronext

The following selected consolidated financial data has been derived from the historical consolidated financial statements and related notes for the years ended December 31, 2003 through December 31, 2007, which have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, and prepared in accordance with U.S. GAAP. The information presented here is only a summary, and it should be read together with the consolidated financial statements set forth on pages F-1 to F-39 of this document. The information set forth below is not necessarily indicative of NYSE Euronext’s results of future operations and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of NYSE Euronext.”

	Year ended December 31,
(U.S. GAAP)	2007(1)	2006(1)(2)	2005	2004	2003
	(in millions)
Results of Operations
Revenues
Activity assessment	$556	$673	$595	$360	$420
Cash trading	1,575	645	146	154	157
Derivatives trading	661	31	—	—	—
Listing	385	356	343	330	321
Market data	371	223	178	168	172
Software and technology services	318	137	183	220	225
Regulatory	152	184	132	115	113
Other	140	127	56	59	72

Total revenues	4,158	2,376	1,633	1,406	1,480
Section 31 fees	(556)	(673)	(595)	(360)	(420)
Merger expenses and exit costs(3)	(67)	(54)	(26)	—	—
Compensation	(724)	(558)	(516)	(529)	(521)
Liquidity payments	(729)	(265)	—	—	—
Routing and clearing	(222)	(74)	—	—	—
Systems and communication	(294)	(120)	(124)	(139)	(146)
Professional services	(123)	(110)	(122)	(124)	(97)
Depreciation and amortization	(252)	(136)	(103)	(96)	(89)
Occupancy	(127)	(85)	(70)	(68)	(67)
Marketing and other	(185)	(103)	(68)	(85)	(76)
Regulatory fine income	30	36	35	8	11

Operating income	909	234	44	13	75
Investment and other income, net	(31)	74	47	30	32
Gain on sale of equity investment	33	21	—	—	—
Income from associates	10	—	—	—	—

Income before provision for income taxes and minority interest	921	329	91	43	107
Provision for income taxes	(253)	(121)	(48)	(12)	(45)
Minority interest in income of consolidated subsidiary	(25)	(3)	(2)	(1)	(1)

Net income	$643	$205	$41	$30	$61

	Year ended December 31,
(U.S. GAAP)	2007	2006(1)		2005		2004		2003
	(in millions, except per share data)
Basic earnings per share	$2.72	$1.38		$0.35		$0.26		$0.52
Diluted earnings per share	$2.70	$1.36		$0.35		$0.26		$0.52
Basic weighted average shares outstanding	237	149	(5)	116	(5)	116	(5)	116	(5)
Diluted weighted average shares outstanding	238	150	(5)	116	(5)	116	(5)	116	(5)
Dividends per share	$0.75	—		—		—		—

	At December 31,
(U.S. GAAP)	2007	2006(1)	2005	2004	2003
	(in millions)
Balance Sheet
Total assets	$16,618	$3,466	$2,204	$1,982	$2,009
Current assets	2,278	1,443	1,464	1,265	1,294
Current liabilities	3,462	806	685	487	513

Working capital	$(1,184)	$637	$779	$778	$781

Long term liabilities(4)	$3,020	$991	$685	$695	$736
Long term debt	$521	—	—	—	—
Stockholders’ equity	$9,384	$1,669	$799	$767	$728

(1)	The results of operations of Euronext have been included in NYSE Euronext’s results of operations since April 4, 2007 and the results of operations of Archipelago have been included in NYSE Euronext’s results of operations since March 8, 2006. For the year ended December 31, 2006, only results of NYSE Group (including results of Archipelago from March 7, 2006, but not Euronext) are represented. For periods ended December 31, 2005, December 31, 2004 and December 31, 2003, only results of NYSE (not including Archipelago or Euronext) are represented.

(2)	On November 1, 2006, NYSE Group completed the purchase of the one-third ownership stake in SIAC previously held by Amex, as a result of which NYSE Group now fully owns SIAC.

(3)	Represents legal costs, accelerated amortization, severance payments and integration costs incurred in connection with the merger between the NYSE and Archipelago or the combination between NYSE Group and Euronext.

(4)	Represents liabilities due after one year, including accrued employee benefits, deferred revenue, and deferred income taxes.

(5)	Adjusted to reflect the March 7, 2006 merger between the NYSE and Archipelago, giving retroactive effect to the issuance of shares to former NYSE members.

Selected Historical Financial Data of Euronext

The selected financial data presented below is derived from Euronext’s audited consolidated financial statements. Such selected financial data should be read in connection with Euronext’s consolidated financial statements and related notes included in this proxy statement/prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Euronext.” Historical financial statement information may not be indicative of Euronext’s future performance.

Euronext’s consolidated financial statements have been prepared in accordance with IFRS as adopted by the EU, which differ in certain significant respects from U.S. GAAP. For a description of the principal differences between IFRS and U.S. GAAP as they relate to Euronext and to its consolidated subsidiaries, and for a reconciliation of Euronext’s shareholders’ equity and net income to U.S. GAAP, see Note 3.12 to the audited consolidated financial statements on pages F-40 to F-128 of this document. Other U.S. GAAP data presented in the following tables has been derived from unaudited analyses prepared by Euronext from its accounting records.

	Year ended December 31,
(IFRS)	2006(4)	2005(2)(3)	2004	2003(1)
		(*restated)	(*restated)
	(in millions of euros, except share and per share data)
Results of Operations
Revenues
Cash trading	€286.9	€215.7	€189.7	€187.5
Listing fees	55.6	63.1	43.3	30.7
Derivatives trading	391.6	331.9	324.9	300.0
Clearing	—	—	—	165.1
MTS fixed income	24.0	1.4	—	—
Settlement and Custody	14.6	39.3	33.1	28.2
Information services	112.0	93.6	87.3	91.2
Sale of software	184.6	195.2	186.0	172.5
Other income	32.9	21.7	22.5	15.8

Total revenues	1,102.2	961.9	886.8	991.0

Expenses
Salaries and employee benefits	275.4	264.4	272.0	267.8
Depreciation	32.6	49.7	67.4	67.6
Goodwill amortization(5)	—	—	39.9	64.8
IT expenses	166.2	139.8	129.3	187.8
Office, telecom and consultancy	130.1	98.8	84.4	86.2
Accommodation	44.3	50.1	51.0	52.9
Marketing	20.3	15.6	15.3	19.3
Other expenses	24.3	25.0	27.3	35.7

Operating expenses	693.2	643.4	686.6	782.1

Profit from operations	409.0	318.5	200.2	208.9
Net financing income (expense)	11.5	11.2	7.7	23.6
Impairment of investments	—	—	—	(47.1)
Gain on disposal of discontinued operation	—	—	—	175.1
Gain (loss) on sale of associates and activities	15.4	9.1	4.4	(1.2)
Income (loss) from associates	53.8	18.5	3.3	2.4

Total	80.7	38.8	15.4	152.8
Profit before tax	489.7	357.3	215.6	361.7
Income tax expense	116.0	103.9	54.8	134.6
Profit for the period	373.7	253.4	160.8	227.1
Attributable to shareholders of the parent company	€361.8	€240.0	€149.7	€211.7
Minority interests	11.9	13.4	11.0	15.4

	373.7	253.4	160.8	227.1

Basic earnings per share	3.25	2.17	1.28	1.77
Diluted earnings per share	3.23	2.16	1.28	1.76
Basic weighted average shares outstanding	111,214,661	110,603,062	116,786,810	119,419,446
Diluted weighted average shares outstanding	112,138,650	111,105,390	117,277,653	120,207,882

Dividends declared per share(6)
Euro	—	4.00	0.60	0.50
US$	—	4.74	0.81	0.63

	At December 31,
(IFRS)	2006	2005	2004	2003
		(*Restated)	(*Restated)
Balance sheet
Property and equipment	€42.7	€50.7	€88.6	€108.7
Investment property	4.7	—	—	—
Intangible assets	965.5	837.7	771.8	739.9
Cash and cash equivalents	416.3	429.5	523.7	496.8
Total assets	2676.4	2,601.7	2,352.6	2,389.6
Current financial liabilities	142.6	27.5	11.7	222.3
Non-current financial liabilities	383.0	377.2	365.9	—
Total liabilities	958.6	846.9	808.2	711.4
Minority interests	50.7	33.6	21.0	33.2
Total shareholders’ equity	1,667.0	1,721.3	1,523.4	1,645.0

(U.S. GAAP)	Year-ended December 31,
	2006(4)	2005(2)
	(in millions of euros, except share and per share data)
Results of operations
Revenues	€1,057.5	€945.5
Operating expenses	720.6	665.7
Operating income	336.9	279.8
Net income	329.0	221.1
Basic earnings per share	2.96	2.00
Diluted earnings per share	2.93	1.99
Basic weighted average shares outstanding	111,214,661	110,603,062
Diluted weighted average shares outstanding	112,152,806	111,148,538

Dividends declared per share
Euro	—	4.00
US$	—	4.74

(U.S. GAAP)	At December 31,
	2006	2005
	(in millions of euros)
Balance sheet
Property and equipment	€46.0	€49.2
Intangible assets	1,147.7	1,104.0
Short-term financial investments and cash and cash equivalents	566.8	687.3
Total assets	2,911.6	2,922.9
Current financial liabilities	107.7	8.9
Non-current financial liabilities	378.6	377.2
Total liabilities	1,155.3	1,061.2
Shareholders’ equity	1,720.0	1,820.9

*	As a consequence of the amendment to IAS 39 “Financial Instruments: Recognition and Measurement–The Fair Value Option”, Euronext reclassified certain equity investments as of January 1, 2006 from the category Fair Value through Profit or Loss to the category Available for Sale with comparative information restated.

(1)

In June 2003, Euronext reached an agreement with the London Clearing House (LCH) to merge BCC/Clearnet and LCH into a new independent UK holding company LCH.Clearnet. On December 22, 2003, Euronext exchanged its 80% stake in BCC/Clearnet and its 17.7% interest in LCH for 49.1% of LCH.Clearnet. Simultaneously, Euronext sold 7.6% of these shares to third parties. Euronext’s 41.5% interest in LCH.Clearnet Group Ltd. is divided into ordinary shares (24.9%) and Redeemable Convertible

Preference Shares (16.6%). Euronext recorded a gain on disposal of discontinued operation of €175 million in connection with the transaction. As from December 22, 2003, Euronext no longer records clearing revenues, but instead accounts for its interest in LCH.Clearnet Group Ltd. under the equity method, recording its share of income under “Income from associates.”

(2)	On July 22, 2005, Euronext formed AEMS as a continuation and expansion of its pre-existing Atos Euronext relationship with Atos Origin. The main assets Euronext contributed were the activities of LIFFE Market Solutions, the information technology division of its derivatives trading business Liffe, and its 50% stake in Atos Euronext. Atos Origin contributed its own 50% share in Atos Euronext, plus other major assets from market-related businesses, including middle- and back-office solutions, and its 51% stake in the connectivity platform Bourse Connect. The transfer of the activities of LIFFE Market Solutions to AEMS led to a significant reduction in Euronext’s salaries and employee benefit costs, consultancy expenses, other office, telecom and consultancy costs and depreciation charges, and a parallel increase in IT expenses, which from the date of creation of AEMS include all IT expenses related to Liffe.

(3)	On November 18, 2005, Euronext and Borsa Italiana S.p.A, through MBE Holding S.p.A, 51% owned by Euronext and 49% by Borsa Italiana S.p.A, subscribed to a controlling 51% interest in MTS’s share capital. The remaining MTS shares were subject to a pre-emptive rights subscription and sale mechanism first between the historical shareholders and MTS dealers, where the latter became new shareholders, and subsequently to MBE Holding S.p.A. As a result of the pre-emptive rights and sale mechanism, MBE Holding S.p.A. was committed to acquire as at December 31, 2005 an additional stake in MTS leading to a 60.37% ownership of MTS by MBE Holding S.p.A. Such an acquisition was realized in February 2006. Under IFRS, Euronext consolidated proportionally 51% of MTS consolidated assets, liabilities, revenues and expenses as MBE Holding S.p.A. was jointly controlled by Euronext (51%) and Borsa Italiana S.p.A. (49%). Euronext’s proportionate ownership percentage was 30.79% and a minority interest of 20.21% was therefore accounted for under IFRS. Under U.S. GAAP, MBE Holding was accounted for under the equity method.

(4)	In January 2006, Euronext completed the sale of the Belgian central securities depository CIK N.V./SA, a wholly owned subsidiary of Euronext Brussels, to Euroclear. In exchange for this asset, Euronext received an additional 0.4% stake in Euroclear.

(5)	As from January 1, 2005, Euronext no longer amortizes goodwill relating to acquisitions made before March 31, 2004 as part of a business combination, in line with IFRS 3.

(6)	Dividends declared with respect to 2005 consist of a €1 per share ordinary dividend. In addition, a €3 per share capital reduction was made.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NYSE EURONEXT

You should read the following discussion together with NYSE Euronext’s audited consolidated financial statements and related notes included in this document. This discussion contains forward-looking statements. Actual results may differ from such forward-looking statements. See “Risk Factors” and “Forward-Looking Statements.” Certain prior period amounts presented in the discussion and analysis have been reclassified to conform to the current presentation.

Overview

NYSE Euronext was organized on May 22, 2006 in connection with the combination of the businesses of NYSE Group and Euronext, which was consummated on April 4, 2007. Prior to that date, NYSE Euronext had no significant assets and did not conduct any material activities other than those incident to its formation. Following the consummation of the combination, NYSE Euronext became the parent company of NYSE Group and Euronext and each of their respective subsidiaries. Under the purchase method of accounting, NYSE Group was treated as the accounting and legal acquirer in the combination with Euronext.

On April 4, 2007, NYSE Euronext acquired 91.4% of the share capital and 92.2% of the voting rights of Euronext through an exchange offer in which NYSE Euronext, through its indirect wholly owned subsidiary, NYSE Euronext (Holding) N.V. (“NYSE Euronext (Holding)”), offered to acquire all of the outstanding shares of Euronext for €21.32 ($28.54) in cash and 0.98 of a share of NYSE Euronext common stock.

On April 2, 2007, NYSE Euronext commenced a second offer period to acquire Euronext shares that were not tendered during the initial exchange offer period. On April 27, 2007, the second offer period closed, resulting in NYSE Euronext’s holding, through NYSE Euronext (Holding), 96.97% of the share capital and 97.68% of the voting rights of Euronext.

On June 6, 2007, NYSE Euronext, NYSE Euronext (Holding), Euronext N.V. and Euronext Paris S.A., as plaintiffs, filed a writ of summons with the Amsterdam Court of Appeals in the Netherlands initiating a compulsory acquisition procedure (uitkoopregeling) in accordance with Section 2:92a of the Dutch Civil Code. Shares of Euronext acquired in this procedure will be acquired only for cash and in an amount determined by the Enterprise Chamber of the Amsterdam Court of Appeals.

The price proposed in the writ of summons is €94.05 per share. This amount is equal to the cash equivalent of the standard offer consideration on April 4, 2007, the date on which the settlement and delivery of the Euronext shares tendered in the initial exchange offer period occurred and NYSE Euronext common stock began trading (with a closing price on that day of €74.21 on Euronext Paris (0.98 × €74.21 + €21.32 = €94.05)). The defendants listed in the writ of summons are all the remaining shareholders of Euronext other than the plaintiffs. Through the compulsory acquisition procedure, NYSE Euronext intends, through NYSE Euronext (Holding), to acquire 100% of the Euronext shares outstanding and not held by NYSE Euronext or its subsidiaries at the time of the final judgment of the Enterprise Chamber of the Amsterdam Court of Appeals or shortly thereafter. It is currently not known when the Enterprise Chamber of the Amsterdam Court of Appeals will issue its final judgment or when or at what price NYSE Euronext, through NYSE Euronext (Holding), will be able to acquire the Euronext shares that are the subject of the proceeding.

Following the combination of the businesses of NYSE Group and Euronext, NYSE Euronext operates under two reportable segments: U.S. Operations and European Operations. NYSE Euronext evaluates segment performance primarily based on operating income. NYSE Euronext’s U.S. operations consist of (i) obtaining new listings and servicing existing listings, (ii) providing access to trade execution in cash equities and options, (iii) selling market data and related information and distributing market information to data subscribers, (iv) issuing trading permits, (v) providing data processing operations, (vi) providing regulatory services with respect to NYSE Euronext’s U.S. markets and (vii) providing trading technology, software and connectivity to end-users. NYSE Euronext’s European operations consist of (i) providing access to trade execution in all cash products as well as a wide range of derivatives products, (ii) providing listing services, (iii) selling of market data and related information, (iv) providing transaction settlement and for the safe-custody of physical securities in the European markets and (v) providing of electronic trading solutions in Europe and Asia.

As NYSE Euronext progresses towards the integration of the businesses, management will continue to assess its segment reporting structure and may, if and when appropriate, decide to revise its segment reporting upon completion of certain integration milestones.

Recent Developments

Acquisition of CME Group Metals Complex

On March 14, 2008, entered into an agreement with CME Group to acquire the CBOT Metals Complex, including its volume and open interest. We expect that trading of full and e-mini gold and silver futures and options on futures contracts will begin later this year on Liffe, our derivatives trading system, pending regulatory approvals. Under the terms of the agreement, the Chicago Board of Trade will continue to act as the Designated Contract Market, or DCM, for the products until we establish our own DCM. CME Group has agreed to provide clearing services on an interim basis for up to one year, after which we expect to provide for an alternative clearing solution. The precious metals contracts provide a point of entry for us into the U.S. futures market and complement our existing commodities franchise at Liffe.

Wombat

On March 7, 2008, NYSE Euronext completed the acquisition of Wombat, a privately held global leader in high-performance financial market data management solutions. This strategic acquisition broadens NYSE Euronext’s offering of comprehensive market-agnostic connectivity, transaction and data management solutions to customers globally by integrating Wombat’s industry leading and rapidly growing market data enterprise software and services with the NYSE TransactTools connectivity and messaging business. NYSE Euronext acquired Wombat for $200 million in cash consideration, and created a retention pool for Wombat employees consisting of restricted stock unit grants in an amount equal to $25 million.

Amex

On January 17, 2008, NYSE Euronext and MC announced that they had entered into an agreement and plan of merger, pursuant to which NYSE Euronext agreed to acquire the business of MC, including its subsidiary Amex, for an aggregate of (1) $260 million in NYSE Euronext common stock and (2) additional shares of NYSE Euronext common stock based on the net proceeds (net of fees, taxes, and certain other items), if any, from the sale of the Amex headquarters, if such sale occurs within four years and 240 days of the closing of the merger and certain other conditions are satisfied.

The proposed transaction will enhance NYSE Euronext’s scale in U.S. options, exchange traded funds, closed-end funds, structured products and cash equities. Subject to approval by Amex members and customary regulatory approvals, this transaction is expected to close in the third quarter of 2008.

Factors Affecting Our Results

The business environment in which NYSE Euronext operates directly affects its results of operations. Its results have been and will continue to be affected by many factors, including the level of trading activity in its markets, which during any period is significantly influenced by general market conditions, broad trends in the brokerage and finance industry, price levels and price volatility, the number and financial health of companies listed on NYSE Euronext’s cash markets, changing technology in the financial services industry, legislative and regulatory changes, and competition, among other factors. In particular, in recent years, the business environment has been characterized by increasing competition among U.S. exchanges for trading volumes and listings, the globalization of exchanges, customers and competitors, market participants’ demand for speed, capacity and reliability, which requires continuing investment in technology, and increasing competition for market data revenues due to the new market data revenue allocation formula required by Regulation NMS.

Operating Data

NYSE Euronext’s revenues are affected by many factors, including the number of companies (both new and continuing) listed on NYSE Euronext’s six cash equities markets, corporate actions by these companies (such as stock splits and mergers), trading activity, demand for data processing, and demand for market information. The following tables present selected operating data for the periods presented.

Volume Summary – Cash Products

	Year Ended December 31,
(Unaudited)	2007	2006	2005
Number of Trading Days - European Markets	255	255	257
Number of Trading Days - U.S. Markets	251	251	252

European Cash Products (trades in thousands)	322,574	219,476	162,411
Equities	309,141	209,494	155,509
Exchange-Traded Funds	1,562	691	347
Structured Products	10,236	7,633	4,660
Bonds	1,635	1,659	1,895
U.S. Cash Products (shares in millions)	722,573	625,106	547,115

NYSE Listed Issues
NYSE Group Handled Volume [2]	558,400	468,597	421,518
NYSE Group Matched Volume [3]	516,069	458,495	415,078
NYSE Group TRF Volume [4]	15,993	—	—
Total NYSE Listed Consolidated Volume	853,161	635,065	523,505

NYSE Group Share of Total NYSE Listed Consolidated Volume
Handled Volume [2]	65.5%	73.8%	80.5%
Matched Volume [3]	60.5%	72.2%	79.3%
TRF Volume [4]	1.9%	—	—

NYSE Arca & Amex Listed Issues
NYSE Group Handled Volume [2]	53,732	31,916	22,491
NYSE Group Matched Volume [3]	46,162	27,808	19,500
NYSE Group TRF Volume [4]	5,715	—	—
Total NYSE Arca & Amex Listed Consolidated Volume	147,166	88,930	70,596

NYSE Group Share of Total NYSE Arca & Amex Listed Consolidated Volume
Handled Volume [2]	36.5%	35.9%	31.9%
Matched Volume [3]	31.4%	31.3%	27.6%
TRF Volume [4]	3.9%	—	—

Nasdaq Listed Issues
NYSE Group Handled Volume [2]	110,440	124,593	103,106
NYSE Group Matched Volume [3]	89,844	101,829	82,165
NYSE Group TRF Volume [4]	24,905	—	—
Total Nasdaq Listed Consolidated Volume	545,786	506,144	449,730

NYSE Group Share of Total Nasdaq Listed Consolidated Volume
Handled Volume [2]	20.2%	24.6%	22.9%
Matched Volume [3]	16.5%	20.1%	18.3%
TRF Volume [4]	4.6%	—	—

ETFs 1, [5]
NYSE Group Handled Volume [2]	71,409	43,320	27,229
NYSE Group Matched Volume [3]	63,359	39,102	24,293
NYSE Group TRF Volume [4]	7,921	—	—
Total ETF Consolidated Volume	176,735	100,078	73,330

NYSE Group Share of Total ETF Consolidated Volume
Handled Volume [2]	40.4%	43.3%	37.1%
Matched Volume [3]	35.8%	39.1%	33.1%
TRF Volume [4]	4.5%	—	—

(1)	Includes all volume executed in NYSE Group crossing sessions.

(2)	Represents the total number of shares of equity securities and ETFs internally matched on the NYSE Group’s exchanges or routed to and executed at an external market center. NYSE Arca routing includes odd-lots.

(3)	Represents the total number of shares of equity securities and ETFs executed on the NYSE Group’s exchanges.

(4)	Represents NYSE’s volume in FINRA/NYSE Trade Reporting Facility (TRF).

(5)	Data included in previously identified categories.

Source: NYSE Euronext, Options Clearing Corporation and Consolidated Tape as reported for equity securities.

All trading activity is single-counted, except European cash trading which is double counted to include both buys and sells.

Volume Summary – Derivatives Products

	Total Volume Year Ended December 31,
(Unaudited; contracts in thousands)	2007	2006	2005
Number of Trading Days - European Markets	255	255	257
Number of Trading Days - U.S. Markets	251	251	252

European Derivatives Products	949,022	730,303	605,858

Total Interest Rate Products	517,933	412,240	347,223

Short Term Interest Rate Products	489,138	388,994	328,145
Medium and Long Term Interest Rate Products	28,795	23,246	19,078
Total Equity Products [1]	417,807	307,470	249,725
Total Individual Equity Products	261,419	185,068	151,317
Total Equity Index Products	156,388	122,402	98,408
Bclear	122,776	52,799	2,234
Individual Equity Products	100,653	38,523	1,171
Equity Index Products	22,123	14,276	1,062
Commodity Products	12,784	9,851	8,499

Currency Products	498	742	411

U.S. Derivatives Products – Equity Options [2]
NYSE Arca Options Contracts	335,542	196,586	144,780
Total Consolidated Options Contracts	2,592,102	1,844,181	1,369,048

NYSE Group Share of Total	12.9%	10.7%	10.6%

(1)	Includes all trading activities for Bclear, Liffe’s clearing service for wholesale equity derivatives.

(2)	Includes trading in U.S. equity options contracts, not equity-index options.

Source: NYSE Euronext, Options Clearing Corporation and Consolidated Tape as reported for equity securities.

All trading activity is single-counted, except European cash trading which is double counted to include both buys and sells.

Other Operating Statistics

	Year Ended December 31,
(Unaudited)	2007	2006	2005
NYSE Euronext Listed Issuers
NYSE Listed Issues
NYSE listed issuers[1]	2,526	2,713	2,672
Number of new issuer listings[1]	282	199	192
Capital raised in connection with new listings ($ millions) [2]	$34,231	$25,853	$21,305

Euronext Listed Issuers
Euronext listed issuers [1]	1,155	1,210	1,259
Number of new issuer listings [3]	140	142	78
Capital raised in connection with new listings ($ millions) [2]	$13,286	$26,862	$21,438

NYSE Euronext Market Data [4]

NYSE Market Data [4]
Share of Tape A revenues (%)	68.1%	83.3%	90.4%
Share of Tape B revenues (%)	34.1%	37.3%	47.4%
Share of Tape C revenues (%)	20.9%	23.7%	21.1%
Professional subscribers (Tape A)	450,619	423,298	413,458

Euronext Market Data
Number of terminals	219,794	206,989	194,516

NYSE Euronext Operating Expenses

NYSE Euronext Employee Headcount [5]
NYSE Euronext headcount excluding GL TRADE	3,083	3,698	4,365
GL TRADE headcount	1,398	1,155	1,083

NYSE Euronext Financial Statistics

NYSE Euronext foreign exchange rate (€/US$)
Average €/US$ exchange rate	$1.371	$1.256	$1.244

(1)	Figures for NYSE listed issuers include listed operating companies, closed-end funds, and ETFs, and do not include NYSE Arca or structured products listed on the NYSE. There were 240 ETFs and 16 operating companies exclusively listed on NYSE Arca, Inc. as of December 31, 2007. There were 500 structured products listed on the NYSE as of December 31, 2007.

Figures for Euronext present the operating companies listed on Euronext markets, NYSE Alternext, and Free Market, and do not include closed-end funds, ETFs and structured product (warrants and certificates). At the end of December 2007, 119 companies were listed on NYSE Alternext and 228 ETFs were listed on NextTrack.

(2)	Euronext figures show capital raised in millions of euros by operating companies listed on Euronext markets and do not include NYSE Alternext, Free Market and close-end funds, ETFs and structured products (warrants and certificates). NYSE figures show capital raised in millions of USD by operating companies listed on NYSE and NYSE Arca exchanges and do not include closed-end funds, ETFs and structured products.

(3)	Euronext figures include operating companies listed on Euronext markets, NYSE Alternext and Free Market and do not include closed-end funds, ETFs and structured products (warrants and certificates).

(4)

“Tape A” represents NYSE listed securities, “Tape B” represents NYSE Arca and Amex listed securities, and “Tape C” represents Nasdaq listed securities. Per the SEC’s Regulation NMS, as of April 1, 2007, share of revenues is derived through a formula based on 25% share of trading, 25% share of value traded, and 50% share of quoting, as reported to the consolidated tape. Prior to April 1, 2007, share of revenues for Tapes A and B was derived based on the number of trades reported to the consolidated tape, and share of revenue for Tape C was derived based on an average of share of trades and share of volume reported to the consolidated tape. The consolidated tape refers to the collection and dissemination of market data that multiple markets make available on a consolidated basis. Share figures exclude transactions reported to the FINRA/NYSE Trade Reporting Facility.

(5)	NYSE Euronext owns approximately 40% of the common equity of GL TRADE, which is listed separately by Euronext in Paris. NYSE Euronext consolidates the results of GL TRADE. NYSE Euronext headcount, as of December 31, 2006 includes approximately 427 employees that, effective July 30, 2007, were transferred to FINRA and are no longer employees of NYSE Euronext. NYSE Euronext headcount excludes employees of MTS, NYSE Euronext’s interest in which was disposed of on September 14, 2007.

Sources of Revenues

Activity Assessment

The NYSE and NYSE Arca, Inc. pay fees to the SEC pursuant to Section 31 of the Exchange Act. These Section 31 fees are designed to recover the costs to the government of supervision and regulation of securities markets and securities professionals. NYSE Group, in turn, collects activity assessment fees from member organizations executing trades on the NYSE and NYSE Arca, and recognizes these amounts when invoiced. Fees received are included in cash at the time of receipt and, as required by law, the amount due to the SEC is remitted semiannually and recorded as an accrued liability until paid. The activity assessment fees are designed so that they are equal to the Section 31 fees. As a result, activity assessment fees and Section 31 fees do not have an impact on NYSE Euronext’s net income.

Cash Trading

The NYSE charges transaction fees for executing trades in NYSE-listed equities on the NYSE as well as on orders that are routed to other market centers for execution. Changes to the pricing structure throughout 2006 and 2007 allowed further alignment of transaction revenue with executed volume.

On NYSE Arca, transaction fees are charged to customers for trade execution of equity securities and equity options. NYSE Arca earns transaction fees for (i) customer orders of equity securities matched internally on NYSE Arca, as well as for customer orders routed out to other market centers and (ii) customer orders of equity options traded or cleared through NYSE Arca.

Euronext generates cash trading revenue from fees charged primarily for the execution of trades of equity and debt securities and other cash instruments on Euronext’s cash market, which is comprised of the separate cash markets operated in Amsterdam, Brussels, Lisbon and Paris.

For historical reasons relating to Euronext’s prior ownership of Clearnet, part of the trading revenue earned in 2007 consists of a commission paid by LCH.Clearnet to Euronext in exchange for the service provided by Euronext in bringing clients to the clearing house. These commissions were invoiced directly by LCH.Clearnet and retroceded to Euronext. As of January 1, 2008, Euronext no longer receives retrocession fees from LCH.Clearnet, and instead Euronext has been collecting such fees, new referred to as exchange fees, directly from its customers since January 1, 2008.

Revenue from cash trading in any given period depends primarily on the number of shares traded on NYSE and NYSE Arca, the number of trades executed on Euronext, and the fees charged for execution. The level of trading activity in any period is significantly influenced by a number of factors. See “—Factors Affecting Our Results” below.

NYSE Euronext’s cash trading pricing structures continue to undergo a fundamental examination as part of a broad strategic review of the NYSE Euronext’s opportunities for revenue growth and efficiency improvement. NYSE Euronext seeks to better capture value for the services it renders by aligning more closely transaction revenue with executed volume, product expansion and new product development. Transaction fees that NYSE Euronext earns in the future could also depend on the outcome of certain regulations and rule changes, such as Regulation NMS and MiFID, which have the potential to impact the competitive environment in which NYSE Euronext operates.

Derivatives Trading

Revenue from derivatives trading consists of fixed per-contract fees for the (i) execution of trades of derivatives contracts on Euronext’s derivatives markets in Paris, London, Amsterdam, Brussels and Lisbon and (ii) execution of options contracts traded on NYSE Arca.

Revenues for fixed per-contract fees are driven by the number of trades executed and fees charged per contract. The principal types of derivative contracts traded are equity and index products and short-term interest rate products. Trading in equity products is primarily driven by price volatility in equity markets and indices and trading in short-term interest rate products is primarily driven by volatility resulting from uncertainty over the direction of short-term interest rates. The level of trading activity for all products is also influenced by market conditions and other factors. See also “—Factors Affecting Our Results.”

Liffe’s fee structure varies by type of contract and by type of member. With respect to the various contracts available through Liffe, fees are charged as follows:

•	Individual equity options: a flat fee per lot is charged in all Liffe business centers, except in Amsterdam (where the fees are capped per trade).

•	Individual equity futures: a flat fee per lot is charged for this type of contract, which is available in Lisbon and London.

•	Index products: a flat fee per contract is charged for these products, and is capped in Amsterdam per trade above a certain level.

•	Bclear: a fee per side is charged for this service, subject to a fee cap per trade. Bclear is one of three services for wholesale equity derivatives that Euronext launched in 2005.

•	Interest rate products: a flat fee per lot is charged for these products, which are available in London.

•	Commodity products: a flat fee per lot is charged for these products, which are available in London and Paris.

Each Liffe center, except for Lisbon, provides preferred rates to market makers as follows:

•

In London, with respect to single equity options, market makers may be categorized as primary market makers (PMMs) or primary liquidity providers (PLPs), both of which receive fee discounts on business they transact in such market making capacity. The discounts are proportional to their quoting performance. For the FTSE 100 Index options contract (ESX), PMMs receive fee discounts that are proportionate to their quoting performances and designated market makers (DMMs) receive fee discounts based on target volumes.

•

In Paris, with respect to single equity options, market makers may be categorized as PMMs, PLPs or responding market makers (RMMs) that receive fee discounts on business they transact in their market making capacity. The discounts are proportional to their quoting performance. For the CAC40 options contract, PMMs and RMMs receive fee discounts that are proportional to their quoting performance. A specific regime governs FTSEurofirst futures DMMs.

•

In Amsterdam, on single equity options and on the AEX Index options, PMMs and competitive market makers (CMMs) pay a liquidity provider fee (€0.07 per lot) on the category, or Euronext Class Combination (ECC), in which they make a market.

•

In Brussels, on single equity options and on the Bel20 Index options, PMMs and CMMs are eligible for a low fee proportional to the premium they are transacting. This fee applies to the category, or ECC, in which they make a market.

•

In Lisbon and London, single and universal stock futures market makers pay no trading fees and are entitled to benefit from a part of the revenues generated by the contract on which they are making a market.

Currently, pricing for NYSE Arca, Inc. traded options includes, but is not limited to, the following transaction fees:

•	$0.16 per contract for market makers;

•	$0.09 per contract for lead market makers; and

•	$0.50 per contract for electronic broker-dealer transactions.

In addition, the rate schedule for electronic executions in issues subject to the penny pilot program credits trading participants for providing liquidity (i.e., by providing resting orders/quotes) and assesses a per contract fee to trading participants that take liquidity. Credits may be as high as $0.30 per contract and fees may be as high as $0.50 per contract.

Listings

NYSE Euronext operates listing venues through NYSE Group and Euronext.

There are two types of fees applicable to companies listed on the NYSE and NYSE Arca – listing fees and annual fees. Listing fees consist of two components: original listing fees and fees related to other corporate-related actions. Original listing fees, subject to a minimum and maximum amount, are based on the number of shares that the company initially lists with the NYSE or NYSE Arca, Inc. Original listing fees, however, are not applicable to companies that transfer to the NYSE or NYSE Arca, Inc. from another listing venue. Other corporate action related fees are paid by listed companies in connection with corporate actions involving the issuance of new shares to be listed on the NYSE or NYSE Arca, Inc., such as stock splits, rights issues, sales of additional securities, as well as mergers and acquisitions, which are subject to a minimum and maximum fee.

Annual fees are charged based on the number of outstanding shares of the listed company at the end of the prior year. Non-U.S. companies pay fees based on the number of listed securities issued or held in the United States. Annual fees are recognized on a pro rata basis over the calendar year. Original fees are recognized as income on a straight-line basis over estimated service periods of 10 years for the NYSE and the Euronext cash equities markets and five years for NYSE Arca. Unamortized balances are recorded as deferred revenue on the consolidated statements of financial condition.

Listing fees for the Euronext subsidiaries comprise admission fees paid by issuers to list securities on the cash market, annual fees paid by companies whose financial instruments are listed on the cash market, and corporate activity and other fees, consisting primarily of fees charged by Euronext Paris for centralizing shares in IPOs and tender offers. Revenues from listing fees relate primarily to the number of shares outstanding.

Euronext has adopted a common set of listing fees for Euronext Paris, Euronext Amsterdam, Euronext Brussels and Euronext Lisbon. Under the harmonized fee book, domestic issuers (i.e., those from France, the Netherlands, Belgium and Portugal) pay admission fees to list their securities based on the market capitalization of the respective issuer. Subsequent listings of securities receive a 50% discount on admission fees. Non-domestic companies are charged admission and annual fees on a similar basis, although they are charged lower maximum admission fees and annual fees. Euronext Paris also charges centralization fees for collecting and allocating retail investor orders in IPOs and tender offers.

The revenue NYSE Euronext derives from listing fees is primarily dependent on the number and size of new company listings and tender offers. The number and size of new company listings and tender offers in any period depend primarily on factors outside of NYSE Euronext’s control, including general economic conditions in Europe and the United States (in particular, stock market conditions) and the success of competing stock exchanges in attracting and retaining listed companies.

Market Data

NYSE Group collects market data fees principally for consortium-based data products and, to a lesser extent, for NYSE proprietary data products. Consortium-based data fees are dictated as part of the securities industry plans. Consortium-based data revenues from the dissemination of market data (net of administrative costs) are distributed to participating markets on the basis of a formula set by the SEC under Regulation NMS. Last sale prices and quotes in NYSE-listed securities are disseminated through “Tape A,” which constitutes the majority of the NYSE’s revenues from consortium-based market data revenues. NYSE Group also receives a share of the revenues from “Tape B” and “Tape C,” which represents data related to trading of certain securities that are listed on NYSE Arca, Amex, other regional exchanges and Nasdaq, respectively. These revenues are influenced by demand for the data by professional and nonprofessional subscribers. In addition, NYSE Group receives fees for the display of data on television and for vendor access. NYSE Group proprietary products make market data available to subscribers covering activity that takes place solely on the NYSE and NYSE Arca’s markets, independent of activity on other markets. NYSE Group proprietary data products also include the sale of depth of book information, historical price information and corporate action information.

Euronext charges a variety of users, primarily the end-users, for the use of Euronext’s real-time market data services. Euronext also collects annual license fees from vendors for the right to distribute Euronext data to third parties and a service fee from vendors for direct connection. A substantial majority of Euronext’s market data revenues is derived from monthly end-user fees. Euronext also derives revenues from selling historical and reference data about securities, and by publishing the daily official lists for the Euronext markets. The principal drivers of market data revenues are the number of end-users and the prices for data packages.

Software and Technology Services

Revenue from sales of software primarily consists of (i) license fees received from securities exchanges and other financial institutions for software that Euronext develops internally or licenses and (ii) sales of software and technology by NYSE TransactTools.

Revenues from license fees received from securities exchanges and other financial institutions for software that Euronext develops internally or licenses are generated primarily by GL TRADE. GL TRADE, a subsidiary of Euronext, is a global provider of front- to back-office solutions for international financial institutions on both the buy side and the sell side.

NYSE TransactTools’ revenues are generated primarily from connectivity services related to the SFTI® network, software license and maintenance fees, and strategic consulting services. Customers pay to gain access to SFTI® market centers via direct circuit to a SFTI® access point or through a third-party service bureau or extranet provider. SFTI® revenue typically includes a connection fee and monthly recurring revenue based on a customer’s connection bandwidth. Hardware co-location services are also offered at SFTI® data centers, and customers typically sign multi-year contracts. Co-location revenue is recognized monthly over the life of the contract. Revenue is also earned from sales of NYSE TransactTools’ enterprise software platform, which provides low-latency messaging and trade lifecycle management. Software license revenue is recorded at the time of sale, and maintenance contracts are recognized monthly over the life of the maintenance term. Unrealized portions of invoiced maintenance fees are recorded as deferred revenue. Expert consulting services are offered for customization or installation of the software and for general advisory services. Consulting revenue is generally billed in arrears on a time and materials basis, although customers sometimes prepay for blocks of consulting services in bulk. Prepaid consulting revenue is booked as deferred revenue until the services are rendered.

GL TRADE’s revenues are earned mainly from annual subscriptions to its software and technology offerings. Subscriptions generally have an initial term of two years, and are renewed annually absent notice of cancellation. Most subscription contracts are on a calendar year basis and are generally paid in advance. NYSE Euronext records revenues from subscription agreements on a pro rata basis over the life of the subscription agreements, with the unrealized portions of invoiced subscription fees recorded as deferred revenue. Because of the annual nature of subscription agreements, changes in subscription revenues typically lag developments in the markets that GL TRADE serves. Subscription fees include basic service packages. Customers are invoiced separately for GL TRADE’s enhanced service packages. A portion of GL TRADE’s revenues, principally for its advanced order management offering, are derived from sales of five-year software licenses, which are generally accompanied by annual maintenance and service contracts. The bulk of GL TRADE’s revenues from these arrangements are recorded at the time of the license sale, while the maintenance contracts are typically renewed over time and thus generate recurrent revenues. As a result, a major license contract can have a significant impact on GL TRADE’s revenues for a given period, which will not necessarily carry forward to the same extent into future periods.

Regulatory

The principal regulatory fees charged to member organizations of NYSE and NYSE Arca include (i) a regulatory fee based on Gross Focus revenues charged to NYSE member organizations (specifically $0.42 per $1,000 of Gross Focus (Financial and Operational Combined Uniform Single Report) revenues generated by member broker-dealers, which are reported on a six-month lag basis), (ii) a fee based on the number of registered representatives charged to NYSE Arca, member organizations and (iii) various regulatory fees charged to specialists and floor brokers on NYSE, and to market makers, order routing firms and other broker-dealers on NYSE Arca.

On July 30, 2007, however, the member firm regulatory functions of NYSE Regulation and related revenues (primarily fees based on Gross Focus revenues) were transferred to FINRA. As a result, effective as of that date and for the remainder of 2007, 75% of the NYSE fee based on Gross Focus revenues will be paid to FINRA. Effective as of January 1, 2008, the NYSE fee based on Gross Focus revenues was reduced to 25% of its level as of December 31, 2007.

Other

Other revenue consists of trading license fees, facilities and other services provided to specialists, brokers and clerks physically located on the NYSE floor that enable them to engage in the purchase and sale of securities on the trading floor, and clearance and settlement activities derived from Euronext businesses.

For fiscal 2007, NYSE Group sold 1,065 trading licenses at an annual price of $50,000 per license, which is payable in equal monthly increments over the course of the year. For fiscal 2008, NYSE Group sold 681 trading licenses at an annual price of $40,000 per license. The NYSE has made available a maximum of 1,366 trading licenses. Holders of trading licenses have the right to cancel their trading license prior to the end of the year.

Components of Expenses

Section 31 Fees

See “—Sources of Revenue—Activity Assessment” above.

Liquidity Payments

To enhance the liquidity and promote use of its systems, NYSE Euronet provides liquidity payments on the NYSE, NYSE Arca (equities platform), NYSE Arca (options platform) and Liffe platform.

NYSE

As of September 1, 2007, the NYSE established a system to provide variable payments to specialist firms for providing liquidity, referred to as a “Liquidity Provision Payment” or “LPP.” LPPs are based on two revenue sources in NYSE-listed securities (excluding ETFs): (i) the NYSE’s share of market data revenue derived from quoting shares and (ii) the NYSE’s transaction fee revenue.

Share of Market Data Revenue Derived from Quoting Share

Pursuant to Regulation NMS, the SEC revised the formula for the distribution by the CTA of market data quote revenue in NYSE-listed securities (Tape A) among the various markets (the “Revenue Allocation Formula”). As revised, the Revenue Allocation Formula established a “Quoting Share” to reward markets that quote at the NBBO. The LPP is based upon the Quoting Share revenue associated with each security a specialist firm trades.

Transaction Fee Revenue

The NYSE also created a payment pool (the “LPP Pool”) consisting of its NYSE-listed stock transaction revenue on matched volume (excluding crossing services) in both electronic and manually executed transactions to provide LPPs to the specialist firms. The LPP Pool size was originally set at 25% of the above-noted NYSE transaction revenue and was changed as of October 1, 2007, to 20% per month for each of the last three months of 2007 and 18% per month starting January 2008. The size of the LPP Pool varies month-to-month as NYSE volume changes. Each individual specialist firm is allocated a portion of these revenues based exclusively on its trading performance in any month. A specialist firm’s allocation increases if its performance as a liquidity provider improves relative to the other specialist firms. The allocation formula weights specialist liquidity in a given security by a 0.75 exponential calculation and then reweights the resulting number for each security by multiplying it by the percentage representing the NYSE’s regular-hours market share in that security. The 0.75 exponential calculation provides additional weighting to less liquid stocks.

NYSE Arca (equities platform)

NYSE Arca pays a fee per share to participants, referred to as “liquidity providers,” that post buy orders and sell orders on NYSE Arca, when the quote is executed against by liquidity takers purchasing or selling securities internally on NYSE Arca.

NYSE Arca, Inc. (options platform)

NYSE Arca, Inc. as well as other U.S. options markets, implemented the “penny pilot program” which was approved by the SEC during the first quarter of 2007. NYSE Arca, Inc. pays a fee per contract to participants that post buy orders and sell orders on NYSE Arca, Inc. when the quote is executed against the liquidity takers purchasing or selling options on NYSE Arca, Inc.

Liffe

Liffe operates a number of incentive arrangements. The first type of incentive arrangement reduces or waives transaction fees to incentivize members to trade, but imposes no obligation on the member. These include liquidity provider incentive schemes, strategy rebates, block trades and other volume related discounts. The second type of incentive arrangement involves market making activity by members, whereby the member agrees to undertake market making activity – i.e., to enhance market liquidity by offering two way prices. The consideration for undertaking this obligation can be a combination of reductions to or waivers of transaction fees, a contribution to information technology and staff costs incurred in providing the services and/or a share of net transaction fees.

Routing and Clearing

NYSE Group incurs routing charges when it does not have the best bid or offer in the market for a security that a customer is trying to buy or sell on the NYSE or NYSE Arca. In that case, NYSE Group routes the customer’s order to the external market center that displays the best bid or offer. The external market center charges NYSE Group a fee per share (denominated in tenths of a cent per share) for routing to its system. Also, NYSE Arca incurs clearance, brokerage and related transaction expenses, which primarily include costs incurred in self-clearing activities, service fees paid per trade to exchanges for trade execution, and costs incurred due to erroneous trade execution.

Other Operating Expenses

Other Operating Expenses include merger expenses and exit costs, compensation, systems and communications, professional services, depreciation and amortization, occupancy and marketing and other.

Merger Expenses and Exit Costs

Merger expenses and exit costs consist of severance costs and related curtailment losses, depreciation charges triggered by the acceleration of certain fixed asset useful lives, as well as legal and other expenses directly attributable either to the merger between the NYSE and Archipelago or the NYSE Group/Euronext business combination transaction.

Compensation

NYSE Euronext’s compensation expense includes employee salaries, incentive compensation (including stock-based compensation) and related benefits expense, including pension, medical, post-retirement medical and supplemental executive retirement plan charges. Part-time help, primarily related to security personnel at the NYSE, is also recorded as part of compensation.

Systems and Communications

NYSE Euronext’s systems and communications expense includes (i) costs for development and maintenance of trading, regulatory and administrative systems, (ii) investments in system capacity, reliability and security and (iii) network connection with its customers and its data centers, as well as connectivity to various other market centers.

Systems and communications expense also includes fees paid to third-party providers of networks and information technology resources, including fees for consulting, research and development services, software rental costs and licenses, hardware rental and related fees paid to third-party maintenance providers. For Euronext, such expenses consist primarily of fees charged by AEMS for information technology services relating to the operation and maintenance of Euronext’s cash and derivatives trading platforms, including license fees relating to NSC and LIFFE CONNECT®.

Professional Services

NYSE Euronext’s professional services expense includes consulting charges related to various technological and operational initiatives, as well as legal and audit fees. NYSE Euronext’s historical spending related to professional services consists principally of legal and consulting expenses.

Depreciation and Amortization

This item includes costs from depreciating fixed assets (including computer hardware and capitalized software) and amortizing intangible assets over their estimated useful lives.

Occupancy

Occupancy includes costs related to NYSE Euronext’s leased premises, as well as real estate taxes and maintenance of owned premises.

Marketing and Other

Marketing and other expenses includes advertising, printing and promotion expenses, insurance premiums, travel and entertainment expenses as well as other administrative expenses.

Regulatory Fine Income

Regulatory fine income is generated from fines levied by NYSE Regulation, which regulates and monitors trading on the NYSE and NYSE Arca. The frequency with which fines may be levied and their amount will vary based upon the actions of participants on the NYSE and NYSE Arca. Regulatory fines are used for regulatory purposes.

Regulatory fine income will decrease in future periods as a result of the transfer of certain functions previously carried out by NYSE Regulation to FINRA.

Results of Operations

For the year ended December 31, 2007, the results of operations of NYSE Euronext included the results of NYSE Group for the full period and the results of operations of Euronext since April 4, 2007, the date that the combination of NYSE Group and Euronext was consummated. For the comparable period in 2006, the results of operations of NYSE Euronext only included the results of NYSE Group. For the year ended December 31, 2006, the results of operations of NYSE Group included the results of operations of NYSE Arca since March 7, 2006, the date the merger of NYSE and Archipelago was consummated.

Year Ended December 31, 2007 Versus Year Ended December 31, 2006

The following table sets forth NYSE Euronext’s consolidated statements of income for the years ended December 31, 2007 and 2006, as well as the percentage increase or decrease for each consolidated statement of income item for the year ended December 31, 2007, as compared to such item for the year ended December 31, 2006.

(Dollars in Millions)	Year ended December 31,		Percent Increase (Decrease)
	2007	2006
Revenues
Activity assessment	$556	$673	(17)%
Cash trading	1,575	645	144%
Derivatives trading	661	31	2,032%
Listing	385	356	8%
Market data	371	223	66%
Software and technology services	318	137	132%
Regulatory	152	184	(17)%
Other	140	127	10%

Total revenues	4,158	2,376	75%
Section 31 fees	(556)	(673)	(17)%
Merger expenses and exit costs	(67)	(54)	24%
Compensation	(724)	(558)	30%
Liquidity payments	(729)	(265)	175%
Routing and clearing	(222)	(74)	200%
Systems and communications	(294)	(120)	145%
Professional services	(123)	(110)	12%
Depreciation and amortization	(252)	(136)	85%
Occupancy	(127)	(85)	49%
Marketing and other	(185)	(103)	80%
Regulatory fine income	30	36	(17)%

Operating income	909	234	288%
Interest expense	(129)	(3)	4,200%
Interest and investment income	69	44	57%
Gain on sale of equity investment	33	21	57%
Income from associates	10	—	—%
Other income	29	33	(12)%

Income before income tax provision and minority interest	921	329	180%
Income tax provision	(253)	(121)	109%
Minority interest	(25)	(3)	733%

Net income	$643	$205	214%

Highlights

For the year ended December 31, 2007, NYSE Euronext reported revenues (excluding activity assessment fees), operating income and net income of $3,602 million, $909 million and $643 million, respectively. This compares to revenues (excluding activity assessment fees), operating income and net income of $1,703 million, $234 million and $205 million, respectively, for the year ended December 31, 2006.

The $1,899 million increase in revenues (excluding activity assessment fees), $675 million increase in operating income and $438 million increase in net income for the period reflect the following principal factors:

•	Increased revenues—Euronext’s results of operations were consolidated following the April 4, 2007 combination with NYSE Group and contributed revenues of $1,411 million for the year ended

December 31, 2007, which was the primary driver of the period-over-period increase. Higher U.S. trading volumes also contributed to increased revenues, as well as increased liquidity payment and routing and clearing expenses, which partially offset increased revenues for the period.

•

Increased operating income—The period-over-period increase in operating income of $675 million was the result of Euronext’s contribution to operating income of $560 million, as well as other revenue growth and overall operating efficiencies as we realize merger synergies.

•	Increased net income—Period-over-period, net income increased $438 million, which was primarily impacted by the consolidation of Euronext, revenue growth and overall operating efficiencies.

Consolidated and Segment Results

Revenues

	Year ended December 31,
	2007			2006
(Dollars in millions)	U.S. Operations	European Operations	Total	U.S. Operations	European Operations	Total
Activity assessment	$556	$—	$556	$673	—	$673
Cash trading	1,165	410	1,575	645	—	645
Derivatives trading	86	575	661	31	—	31
Listing	363	22	385	356	—	356
Market data	225	146	371	223	—	223
Other	352	258	610	448	—	448

Total revenues	$2,747	$1,411	$4,158	$2,376	—	$2,376

Cash Trading. For the year ended December 31, 2007, U.S. Operations contributed $1,165 million to NYSE Euronext’s cash trading revenues, a $520 million increase as compared to December 31, 2006. The primary drivers of this increase (and their corresponding contributions) were pricing structure changes that were implemented for part of 2006 and for the full period in 2007 on both the NYSE and NYSE Arca (approximately $292 million), increased trading volume (approximately $139 million), and the inclusion of the results of NYSE Arca for the full year 2007 (approximately $89 million). European Operations contributed $410 million in revenues, reflecting the results of Euronext subsequent to the April 4, 2007 business combination transaction between NYSE Group and Euronext, in addition to increased trading volumes due to positive structural trading trends (such as the high frequency of algorithmic trading) and increased market volatility.

Derivatives Trading. For the year ended December 31, 2007, derivatives trading revenues increased by $630 million from the comparable period in 2006 to $661 million, primarily reflecting the impact of Euronext’s business subsequent to the April 4, 2007 business combination transaction between NYSE Group and Euronext as well as increased market volatility resulting in increased trading volumes both in the United States and in Europe. Of the derivatives trading revenue generated for the year ended December 31, 2007, $575 million was generated by NYSE Euronext’s European Operations.

Listing. For the year ended December 31, 2007, listing fees were $385 million, an increase of $29 million from the comparable period in 2006, primarily reflecting the impact of Euronext’s business subsequent to the April 4, 2007 business combination between NYSE Group and Euronext, and an increase in aggregate shares billed for annual fees by U.S. Operations.

Market Data. For the year ended December 31, 2007, compared to the year ended December 31, 2006, market data revenue increased $148 million to $371 million, primarily reflecting the results of Euronext subsequent to the April 4, 2007 business combination transaction between NYSE Group and Euronext.

Other. For the year ended December 31, 2007, compared to the year ended December 31, 2006, other revenues increased $162 million, or 36%, to $610 million. European Operations was the primary driver of this increase reflecting the results of Euronext subsequent to the April 4, 2007 combination of the businesses of NYSE Group and Euronext, together with increased software and technology services revenue generated from businesses acquired by GL TRADE. This increase was partially offset by (i) a $32 million decrease in U.S. Operations’ regulatory revenue as a result of the completion of the sale of the member firm regulatory functions of NYSE Regulation to FINRA in July 2007, (ii) a $37 million decrease in U.S. Operations’ software and technology services revenue primarily as a result of a reduction in the amount of services provided by SIAC to Amex and DTCC and (iii) a $27 million decrease in U.S. Operations’ other revenue as a result of the discontinuation of the specialist trading privilege fee in December 2006 and the overall decrease of traders on the NYSE’s trading floor.

Expenses

	Year ended December 31,
	2007				2006
(Dollars in Millions)	U.S. Operations	European Operations	Corporate and Other	Total	U.S. Operations	European Operations	Corporate and Other	Total
Liquidity payments	$(626)	$(103)	—	$(729)	$(265)	—	—	$(265)
Routing and clearing	(222)	—	—	(222)	(74)	—	—	(74)
Other operating expenses	(1,001)	(746)	(25)	(1,772)	(1,146)	—	(20)	(1,166)
Regulatory fine income	30	—	—	30	36	—	—	36

Liquidity Payments. For the year ended December 31, 2007, liquidity payments were $729 million, an increase of $464 million compared to the year ended December 31, 2006. This increase reflects (i) changes in the NYSE’s pricing structure implemented during December 2006 that including a fixed monthly specialist rebate (representing approximately $92 million), coupled with increased trading volumes on our U.S. cash markets (representing approximately $205 million), (ii) the implementation on NYSE Arca, Inc. of an industry-wide pilot program for trading designated options contracts in penny increments, which resulted in increased trading volumes on which liquidity payments were made (representing approximately $20 million), (iii) the inclusion of the results of NYSE Arca for the full year 2007 (representing approximately $44 million), (iv) the results of Euronext subsequent to the April 4, 2007 business combination transaction between NYSE Group and Euronext and (v) increased trading volatility in the European derivatives markets.

Routing and Clearing. For the year ended December 31, 2007, routing and clearing fees were $222 million, an increase of $148 million compared to the year ended December 31, 2006. This increase was primarily due to new and increased amount of routing costs incurred as a result of higher trading volume and order flow being routed to other market centers (representing approximately $133 million) and the inclusion of the results of NYSE Arca for the full year 2007 (representing approximately $15 million).

Other Operating Expenses. The components of Other Operating Expenses are merger expenses and exit costs, compensation, systems and communications, professional services, depreciation and amortization, occupancy and marketing and other expenses.

•

Merger expenses and exit costs. For the year ended December 31, 2007, NYSE Euronext incurred $67 million in merger expenses and exit costs consisting primarily of $25 million in accelerated amortization on certain software and other equipment’s useful lives, $16 million in the consolidation of office space, $5 million in connection with workforce reductions, and $21 million in professional and other fees incurred in connection with the combination with Euronext on April 4, 2007 and, to a lesser extent, the acquisition of Archipelago on March 7, 2006.

•

Compensation. For the year ended December 31, 2007, compared to the year ended December 31, 2006, compensation increased $166 million, or 30%. European Operations, reflecting the results of Euronext subsequent to the April 4, 2007 combination between the businesses of NYSE Group and Euronext, was the principal driver for the increase. The increase was partially offset by a decrease in U.S. Operations’ compensation due to (i) staff reductions, including the 427 employees transferred to

FINRA in July 2007 and the workforce reduction of approximately 480 employee positions during the fourth quarter of 2006, (ii) the elimination of certain post retirement benefits during 2007 and (iii) the consolidation of certain benefit plans.

•

Systems and communications. For the year ended December 31, 2007, compared to the year ended December 31, 2006, systems and communications expenses increased $174 million, or 145%, primarily due to European Operations, which reflect the results of Euronext subsequent to the April 4, 2007 business combination transaction between NYSE Group and Euronext, as well as to other business acquisitions in Europe.

•

Professional Services. For the year ended December 31, 2007, compared to the year ended December 31, 2006, professional services expenses increased $13 million, or 12%. European Operations, reflecting the results of Euronext subsequent to the April 4, 2007 combination between the businesses of NYSE Group and Euronext, contributed to this increase, partially offset by reduced legal fees and the achievement of certain integration synergies in the United States in 2007.

•

Depreciation and amortization. For the year ended December 31, 2007, compared to the year ended December 31, 2006, depreciation and amortization expense increased $116 million, or 85%. European Operations, reflecting the results of Euronext subsequent to the April 4, 2007 business combination transaction between NYSE Group and Euronext, was the principal driver for the increase reflecting the fair value assigned to intangible assets of Euronext acquired in the combination.

•

Occupancy. For the year ended December 31, 2007, compared to the year ended December 31, 2006, occupancy increased $42 million, or 49%. European Operations, reflecting the results of Euronext subsequent to the April 4, 2007 business combination transaction between NYSE Group and Euronext, was the driver for the increase. Partially offsetting the inclusion of European Operations, occupancy expenses incurred by U.S. Operations decreased reflecting cost containment initiatives.

•

Marketing and other. For the year ended December 31, 2007 compared to the year ended December 31, 2006, marketing and other expenses increased $82 million, or 80%, primarily as a result of the impact of European Operations, reflecting the results of Euronext subsequent to the April 4, 2007 business combination transaction between NYSE Group and Euronext.

Regulatory Fine Income

For the year ended December 31, 2007, compared to the year ended December 31, 2006, regulatory fine income decreased $6 million to $30 million reflecting, in part, the impact of the creation of FINRA in July 2007 and the transfer to it of certain regulatory functions of NYSE Regulation. Regulatory fines result from actions taken by NYSE Regulation in its oversight of NYSE and NYSE Arca, Inc. member organizations and, accordingly, may vary period over period. Regulatory fine income will continue to decrease in future periods following the creation of FINRA.

Interest Expense

The significant increase in interest expense is primarily attributable to the debt incurred to fund the cash portion of the consideration paid to Euronext shareholders in April 2007.

Interest and Investment Income

Consolidation of interest and investment income from Euronext and the favorable impact of rising interest rates on cash, cash equivalents and short-term financial investments were the primary factors in the $25 million increase in interest and investment income.

Gain on Sale of Equity Investment

For the year ended December 31, 2007, NYSE Euronext recorded a $32 million gain on the sale of the member firm regulatory functions of NYSE Regulation to FINRA.

Income from Associates

Income from associates reflects NYSE Euronext pro rata share in earnings of equity method investments, including AEMS, MTS (through its disposition on September 14, 2007) and Powernext.

Other Income

For the year ended December 31, 2007, other income of $29 million primarily reflected the receipt of insurance reimbursements, which may vary period over period.

Minority Interest

For the year ended December 31, 2007, NYSE Euronext recorded minority interest of $25 million primarily representing 2.32% of the Euronext income for the period, which corresponds to the percentage of voting rights that were not tendered during the initial exchange offer period, as well as Euronext’s minority interest in GL TRADE. During the comparable period in 2006, NYSE Euronext recorded minority interest until November 1, 2006 when it purchased the one-third ownership stake in SIAC previously held by Amex.

Income Taxes

The consolidated effective tax rate for the year ended December 31, 2007 was 27.4% which reflects foreign earnings taxed at lower rates. Included in the income tax provision for the year ended December 31, 2007 was a deferred tax benefit of $55 million related to an enacted reduction of the corporate tax rate from 30% to 28% in the United Kingdom. For the year ended December 31, 2006, NYSE Euronext’s effective rate was 36.7%, lower than the statutory rate primarily as a result of federal and state tax credits.

Year Ended December 31, 2006 Versus Year Ended December 31, 2005

For the year ended December 31, 2006, the results of operations of NYSE Euronext included the results of NYSE and the results of NYSE Arca following the March 7, 2006 merger with Archipelago. For the year ended December 31, 2005, the results of operations of NYSE Euronext only included the results of NYSE. The following table sets forth NYSE Euronext’s consolidated statements of income for the years ended December 31, 2006 and 2005, as well as the percentage increase or decrease for each consolidated statement of income item for the year ended December 31, 2006, as compared to such item for the year ended December 31, 2005.

(Dollars in Millions)	Year ended December 31,		Percent Increase (Decrease)
	2006	2005
Revenues
Activity assessment	$673	$595	13%
Cash trading	645	146	342%
Derivatives trading	31	—	—
Listing	356	343	4%
Market data	223	178	25%
Software and technology services	137	183	(25)%
Regulatory	184	132	39%
Other	127	56	127%

Total revenues	2,376	1,633	45%
Section 31 fees	(673)	(595)	13%
Merger expenses and exit costs	(54)	(26)	108%
Compensation	(558)	(516)	8%
Liquidity payments	(265)	—	—
Routing and clearing	(74)	—	—
Systems and communications	(120)	(124)	(3)%
Professional services	(110)	(122)	(10)%
Depreciation and amortization	(136)	(103)	32%
Occupancy	(85)	(70)	21%
Marketing and other	(103)	(68)	51%
Regulatory fine income	36	35	3%

Operating income	234	44	432%
Interest expense	(3)	(6)	(50)%
Interest and investment income	44	42	5%
Gain on sale of equity investment	21	—	—
Other income	33	11	200%

Income before income tax provision and minority interest	329	91	262%
Income tax provision	(121)	(48)	152%
Minority interest	(3)	(2)	50%

Net income	$205	$41	400%

Highlights

For the year ended December 31, 2006, NYSE Euronext reported revenues (excluding activity assessment fees), operating income and net income of $1,703 million, $234 million and $205 million, respectively. This compares to revenues (excluding activity assessment fees), operating income and net income of $1,038 million, $44 million and $41 million, respectively, for the year ended December 31, 2005.

The $665 million increase in revenues (excluding activity assessment fees), $190 million increase in operating income and $164 million increase in net income for the period reflect the following principal factors:

•

Increased revenues—NYSE Arca results of operations were consolidated from the March 7, 2006 merger with Archipelago and contributed revenues of $594 million (excluding activity assessment fees), which was the primary driver of the period-over-period increase.

•

Increased operating income—The period-over-period increase in operating income of $190 million was the result of NYSE Arca’s contribution to operating income of $134 million, as well as other revenue growth and overall operating efficiencies as NYSE Euronext continues to meet its integration goals.

•	Improved net income—Period-over-period, net income increased $164 million including $87 million related to NYSE Arca, due to revenue growth and overall operating efficiencies.

Revenues

	Year ended December 31,
	2006			2005
(Dollars in Millions)	U.S. Operations	European Operations	Total	U.S. Operations	European Operations	Total
Activity assessment	$673	$—	$673	$595	—	$595
Cash trading	645	—	645	146	—	146
Derivatives trading	31	—	31	—	—	—
Listing	356	—	356	343	—	343
Market data	223	—	223	178	—	178
Other	448	—	448	371	—	371

Total revenues	$2,376	$—	$2,376	$1,633	—	$1,633

Cash trading. For the year ended December 31, 2006, NYSE Euronext’s cash trading revenues increased $499 million as compared to December 31, 2005, primarily as a result of NYSE Arca’s contribution since the completion of the merger with Archipelago on March 7, 2006.

Derivatives trading. For the year ended December 31, 2006, NYSE Euronext’s derivatives trading revenues were $31 million as a result of NYSE Arca’s contribution since the completion of the merger with Archipelago on March 7, 2006.

Listing. For the year ended December 31, 2006, listing fees were $356 million, an increase of $13 million from the comparable period in 2005, primarily due to the increase in aggregate shares billed for annual fees (387 billion to 408 billion), as well as new listings of shares during the year.

Market data. For the year ended December 31, 2006, compared to the year ended December 31, 2005, market data revenue increased $45 million, or 25%, primarily from the contribution of NYSE Arca’s operations, following the completion of the merger between the NYSE and Archipelago on March 7, 2006.

Other. For the year ended December 31, 2006, other revenues increased $77 million, or 21%, to $448 million. Licensing fees represented $51 million of the increase. NYSE did not generate licensing fees for the year ended December 31, 2005. Also driving the increase was increased specialist trading privilege fees of $11 million as compared to December 31, 2005. As part of a strategic review of our pricing structure, the specialist privilege fee was discontinued in December 2006. Partially offsetting this increase, software and technology services revenue decreased $46 million primarily as a result of a reduction in the amount of services provided by SIAC to Amex and DTCC.

Expenses

	Year ended December 31,
	2006				2005
(Dollars in Millions)	U.S. Operations	European Operations	Corporate and Other	Total	U.S. Operations	European Operations	Corporate and Other	Total
Liquidity payments	$(265)	$—	$—	$(265)	$—	$—	$—	$—
Routing and clearing	(74)	—	—	(74)	—	—	—	—
Other operating expenses	(1,146)	—	(20)	(1,166)	(1,025)	—	(4)	(1,029)
Regulatory fine income	36	—	—	36	35	—	—	35

Liquidity Payments. For the year ended December 31, 2006, NYSE Euronext incurred liquidity payments of $265 million. The operations of NYSE Arca represented $256 million with the remaining $9 million reflecting a specialist rebate for NYSE listed stocks implemented effective December 1, 2006. NYSE Euronext did not incur any similar expenses in the comparable period in 2005.

Routing and Clearing. For the year ended December 31, 2006, NYSE Euronext incurred routing and clearing fees of $74 million, including $66 million from the operations of NYSE Arca. NYSE Euronext did not incur any similar expenses in the comparable period in 2005. Additionally, commencing in the fourth quarter of 2005, the NYSE was charged for trades routed out to other exchanges via the Intermarket Trading System.

Other Operating Expenses. The components of Other Operating Expenses are merger expenses and exit costs, compensation, systems and communications, professional services, depreciation and amortization, occupancy and marketing and other.

Merger expenses and exit costs. For the year ended December 31, 2006, NYSE Euronext incurred $54 million in merger expenses and exit costs consisting of (i) $35 million in severance, curtailment losses and related benefits provided in connection with workforce reductions (including approximately 480 employees), (ii) $3 million of depreciation expense related to the acceleration of certain fixed asset useful lives and (iii) $16 million of professional fees and other expenses incurred in connection with both the integration of the Archipelago businesses and the pending combination with Euronext. For the year ended December 31, 2005, NYSE Euronext incurred $26 million in expenses related to the merger with Archipelago.

Compensation. For the year ended December 31, 2006, compared to the year ended December 31, 2005, compensation increased $42 million, or 8%. The employees of NYSE Arca accounted for $44 million of compensation for the year ended December 31, 2006. Additionally, on March 7, 2006, in connection with the completion of the merger between NYSE and Archipelago, a $35 million charge was recorded following the immediate vesting of certain restricted stock units granted to NYSE employees. Excluding the impact of both NYSE Arca’s consolidation and stock based compensation charges recorded during the year ended December 31, 2006, compensation decreased by $36 million primarily due to cost savings initiatives. NYSE Euronext did not record any stock based compensation in the same period a year ago.

Systems and communications. For the year ended December 31, 2006, compared to the year ended December 31, 2005, systems and communications decreased $4 million, or 3%. For the year ended December 31, 2006, the operations of NYSE Arca accounted for $20 million of systems and communications expenses. Excluding the operations of NYSE Arca, systems and communications expenses decreased by 19% to $100 million due to structural cost effectiveness efforts.

Professional Services. For the year ended December 31, 2006, compared to the year ended December 31, 2005, professional services decreased $12 million or 10%, despite the operations of NYSE Arca adding $12 million of the $110 million of professional services. The decrease was primarily due to reduced legal fees and the achievement of certain integration synergies.

Depreciation and amortization. For the year ended December 31, 2006, compared to the year ended December 31, 2005, depreciation and amortization increased $33 million, or 32%. The operations of NYSE Arca represented $30 million of the increase following the March 7, 2006 merger with Archipelago. The remaining $3 million increase was associated with recent capital expenditures on technology and infrastructure.

Occupancy. For the year ended December 31, 2006, compared to the year ended December 31, 2005, occupancy costs increased $15 million or 21%, which was primarily the result of the consolidation of NYSE Arca’s operations following the completion of the March 7, 2006 merger with Archipelago.

Marketing and other. For the year ended December 31, 2006, compared to the year ended December 31, 2005, marketing and other expenses increased $35 million, or 51%. The operations of NYSE Arca accounted for $16 million of the increase following the March 7, 2006 merger with Archipelago. The remaining $19 million increase was primarily a result of discretionary advertising and promotion activities, as well as higher insurance premiums and additional expenses incurred as a public company.

Regulatory Fine Income. For the year ended December 31, 2006, compared to the year ended December 31, 2005, regulatory fine income increased $1 million to $36 million. Regulatory fines result from actions taken by NYSE Regulation in its oversight of NYSE and NYSE Arca member organizations and, accordingly, may vary period over period. Regulatory fine income will decrease in future periods as a result of the creation of FINRA.

Interest Expense

For the year ended December 31, 2006, interest expense solely represented the financing component of capital leases entered into by NYSE Euronext.

Interest and Investment Income

Interest and investment income increased as result of an increase in the average interest bearing investment portfolio and higher interest rates.

Gain on Sale of Equity Investment

For the year ended December 31, 2006, NYSE Euronext recorded a $21 million gain on the sale of shares of DTCC common stock. The after-tax impact of this gain was included in the cash dividend paid to each former NYSE member in connection with the March 7, 2006 merger of NYSE and Archipelago.

Other Income

For the year ended December 31, 2006, other income of $33 million primarily reflected a one-time payment from certain subsidiaries of DTCC in connection with the termination of certain service agreements, and the receipt of insurance reimbursements. Insurance claims are contingent on various factors and accordingly may vary.

Minority Interest

For the year ended December 31, 2006, NYSE Euronext recorded minority interest until November 1, 2006 when it purchased the one-third ownership stake in SIAC previously held by Amex.

Income Taxes

The consolidated effective tax rate for the year ended December 31, 2006 and 2005 was 36.7% and 53.0%, respectively. The 2005 effective tax rate was significantly higher than the standard rate due to non-deductible expenses for litigation incurred in connection with the Archipelago acquisition. The 2006 effective tax rate was lower than the statutory rate primarily as a result of federal and state tax credits.

Liquidity and Capital Resources

NYSE Euronext’s financial policy aims to finance the growth of its business, remunerate stockholders and ensure financial flexibility, while maintaining strong creditworthiness and liquidity. NYSE Euronext’s primary sources of liquidity are cash flows from operating activities, current assets and existing bank facilities, and its liquidity requirements are for working capital, capital expenditures and general corporate use.

Cash flows from operating activities

For the year ended December 31, 2007, net cash provided by operating activities was $705 million, representing net income of $643 million, depreciation and amortization of $278 million, partially offset by an increase of $199 million in accounts payable, accrued expenses and Section 31 fees payable and an increase of $75 million in deferred income tax. Capital expenditures for the period were $182 million.

Under the terms of the operating agreement of the NYSE, no regulatory fees, fines or penalties collected by NYSE Regulation may be distributed to NYSE Euronext or any entity other than NYSE Regulation. As a result, the use of regulatory fees, fines and penalties collected by NYSE Regulation may be considered restricted. As of December 31, 2007, NYSE Euronext did not have a significant restricted cash balance.

Liquid funds and financial indebtedness

As of December 31, 2007, NYSE Euronext had approximately $2.7 billion in debt outstanding and $1.4 billion of liquid funds, resulting in $1.3 billion in net indebtedness. Net indebtedness is defined as outstanding debt less liquid funds. Liquid funds are defined as current assets readily convertible into cash (cash and cash equivalents, current investments and securities purchased under agreements to resell) less cash held for payment of Section 31 fees to the SEC.

Liquid funds and net indebtedness were as follows:

	December 31,
Dollars in millions	2007	2006
Cash and cash equivalents	$964	$278
Current investments	559	681
Securities purchased under agreements to resell	9	20
Section 31 fees payable	(169)	(251)

Liquid funds	1,363	728

Short term debt	2,192	—
Long term debt	521	—
Total debt	2,713	—

Net indebtedness	$1,350	$(728)

Liquid funds are managed as a global treasury portfolio of cash equivalents and investments into non-speculative financial instruments, readily convertible into cash, such as overnight deposits, term deposits, money market funds, mutual funds for treasury investments, short duration fixed income investments and other money market instruments, thus ensuring high liquidity of financial assets.

As of December 31, 2007, NYSE Euronext’s main debt instruments were as follows:

Dollars in millions	Principal amount as of December 31, 2007	Maturity
Commercial paper issued under the global commercial paper program	$2,157	From January 2, 2008 until May 2, 2008
Bond in sterling	£250 ($494)	June 16, 2009
Bank loans	€36 ($52)	From February 15, 2008 until February 19, 2012

The £250 million ($494 million) fixed rate bonds were issued in 2004 to refinance the acquisition of Liffe by Euronext and were swapped to floating rate using a fixed-to-floating rate swap. As of December 31, 2007, taking into account this swap, the effective interest rate on the bonds was 6.7%. The bonds mature in June 2009 and do not provide for early redemption.

In April 2007, NYSE Euronext issued dollar and euro-denominated commercial paper under a $3.0 billion global commercial paper program in order to refinance a bridge facility used to fund the cash portion of the consideration offered to Euronext shareholders in the combination. As of December 31, 2007, NYSE Euronext had $2.2 billion of debt outstanding under this commercial paper program, at an average interest rate of 4.7% and with maturity dates between January 2, 2008 and May 2, 2008. The interest rate paid by NYSE Euronext on its commercial paper does not materially differ from short-term interest rates (Libor U.S. for commercial paper issued in U.S. dollar and Euribor for commercial paper issued in euro). The fluctuation of these short term interest rates due to market conditions may therefore impact the interest expense incurred by NYSE Euronext. The terms of the commercial paper program do not contain any financial covenants or material customary provision that could result in early redemption. On April 4, 2007, NYSE Euronext entered into a $3.0 billion syndicated revolving bank facility primarily used as a backstop for the global commercial paper program. This facility is also available for general corporate purposes and includes a $1.0 billion 364-day tranche maturing on April 2, 2008, which we intend to renew, and a $2.0 billion 5-year tranche maturing on April 4, 2012.

On August 4, 2006, prior to the business combination transaction with NYSE Group, Euronext entered into a €300 million ($438 million) revolving credit facility available for general corporate purposes, which matures on August 4, 2011. On a combined basis, as of December 31, 2007, NYSE Euronext had two committed bank credit facilities totaling $3.4 billion, with no amount outstanding under any of these facilities. These credit facilities include terms and conditions customary for agreements of this type, which may restrict NYSE Euronext’s ability to engage in additional transactions or incur additional indebtedness.

Liquidity risk

NYSE Euronext believes that its creditworthiness provides access to a large range of debt products, including bank facilities and publicly and privately issued long- and short-term debt. As at December 31, 2007, NYSE Euronext’s long-term issuer ratings assigned by Standard & Poor’s and Moody’s were AA and A1, respectively.

Because commercial paper’s new issues generally fund the retirement of old issues, NYSE Euronext is exposed to the rollover risk of not being able to issue new commercial paper. Since NYSE Euronext started to issue commercial paper in April 2007, NYSE Euronext has not experienced any difficulty in rolling its U.S. dollar or euro-denominated commercial paper issues. In order to mitigate the rollover risk, NYSE Euronext maintains undrawn backstop bank facilities for an aggregate amount exceeding at any time the amount issued under its commercial paper program. In case it would not be able to issue new commercial paper, NYSE Euronext would immediately draw on these backstop facilities.

NYSE Euronext believes that existing cash balances and financing arrangements, along with future cash flows from operations, are sufficient to meet the anticipated needs of its current operations and its debt obligations for a period of at least twelve months from December 31, 2007. If existing cash balances are insufficient to meet the anticipated needs of its current operations, NYSE Euronext intends to seek additional financing. NYSE Euronext may not be able to obtain additional financing on acceptable terms or at all.

Summary Disclosures About Contractual Obligations

The table below summarizes the NYSE Euronext’s debt and future minimum lease obligations on its operating and capital leases as of December 31, 2007:

Dollars in millions	Payments due by year
	Total	2008	2009	2010	2011	2012	Thereafter
Debt	$2,713	$2,192	$504	$6	$6	$5	$—
Operating lease obligations	522	83	67	56	43	42	231
Capital lease obligations(1)	8	7	1	—	—	—	—

Total	$3,243	$2,282	$572	$62	$49	$47	$231

(1)	The capital lease payments also include interest payable of approximately $1.0 million.

NYSE Euronext also has obligations related to the unrecognized tax positions, deferred compensation and other post-retirement benefits. The date of payment under these obligations cannot be determined. See notes 9, 12 and 14 to the consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

General

As a result of its operating and financing activities, NYSE Euronext is exposed to market risks such as interest rate risk, currency risk, credit risk and equity risk. NYSE Euronext has implemented policies and procedures to measure, manage, monitor and report risk exposures, which are regularly reviewed by the appropriate management and supervisory bodies. NYSE Euronext’s central treasury is charged with identifying risk exposures and monitoring and managing such risks on a daily basis. To the extent allowed by local regulation and necessary, NYSE Euronext’s subsidiaries centralize their cash investments, report their risks and hedge their exposures with the central treasury. NYSE Euronext performs sensitivity analysis to determine the effects that market risk exposures may have.

NYSE Euronext uses derivative instruments solely to hedge financial risks related to its financial positions or risks that are otherwise incurred in the normal course of its commercial activities. It does not use derivative instruments for speculative purposes.

Interest Rate Risk

Most of NYSE Euronext’s financial assets and liabilities are based on floating rates, on fixed rates with an outstanding maturity or reset date falling in less than one year or on fixed rates that have been swapped to floating rates via fixed-to-floating rate swaps. The following table summarizes NYSE Euronext’s exposure to interest rate risk as of December 31, 2007:

	December 31, 2007
(Dollars in millions)	Financial assets	Financial liabilities		Net Exposure	Impact (2) of a 100 bp adverse shift in interest rates (3)
Floating rate (1) positions in
Dollar	$424	$195		$229	$(2.3)
Euro	620	2,018		(1,398)	(14.0)
Sterling	247	499	(4)	(252)	(2.5)
Fixed rate positions in
Dollar	18	—		18	(0.3)
Euro	—	—		—	—
Sterling		—		—	—

(1)	Includes floating rate, fixed rate with an outstanding maturity or reset date falling in less than one year and fixed rate swapped to floating rate.
(2)	Impact on profit and loss for floating rate positions (cash flow risk) and on equity until realization in profit and loss for fixed rate positions (price risk).
(3)	100 basis points parallel shift of yield curve.
(4)	Includes the effect of the fixed-to-floating interest rate swap on the £250 million fixed rate bond.

In order to hedge interest rate exposures, NYSE Euronext may enter into OTC interest rate derivative instruments, such as swaps, with counterparties that meet minimum creditworthiness and rating standards. At December 31, 2007, the only significant outstanding interest rate hedge was a fixed-to-floating rate swap hedging the £250 million ($496 million) fixed rate bond issuance denominated in sterling.

NYSE Euronext is exposed to a cash flow risk on its floating rate positions. Because NYSE Euronext is a net borrower in euro and sterling, when interest rates in euro or sterling increase, NYSE Euronext’s net interest and investment income decreases. Based on December 31, 2007 positions, each 1% increase in euro and sterling rates would negatively impact annual income by $14.0 million and $2.5 million, respectively. Because NYSE

Euronext is a net lender in dollars, when interest rates in dollars decrease, the net interest and investment income of NYSE Euronext decreases. Based on December 31, 2007 positions, each 1% decrease in dollar rates would negatively impact annual income by $2.3 million.

NYSE Euronext is exposed to a price risk on its fixed rate positions held in its investment portfolio. At December 31, 2007, fixed rate positions with an outstanding maturity or reset date falling in more than one year amounted to $18 million. A hypothetical shift of 1% of the interest rate curve would in aggregate impact the fair value of these positions by $0.3 million. More generally, the average duration of the $84 million current investments held in fixed income instruments was 0.47 year.

Currency Risk

As an international group, NYSE Euronext is subject to currency translation risk. A significant part of NYSE Euronext’s assets, liabilities, revenues and expenses is recorded in euro and sterling. Assets, liabilities, revenues and expenses of foreign subsidiaries are generally denominated in the local functional currency of such subsidiaries.

NYSE Euronext’s exposure to foreign denominated earnings for the year ended December 31, 2007 is presented by primary foreign currency in the following table:

	Year ended December 31, 2007
(Dollars in millions)	Euro	Sterling
Average rate in the period	$1.3710	$2.0015
Average rate in the same period one year before	$1.2558	$1.8436
Foreign denominated percentage of
Revenues	20%	13%
Operating expenses	17%	10%
Operating income	32%	27%
Impact of the currency fluctuations (1) on
Revenues	$71.4	$44.2
Operating expenses	47.1	24.6
Operating income	24.3	19.6

(1)	Represents the impact of currency fluctuation for the year ended December 31, 2007 compared to the same period in the prior year.

NYSE Euronext’s exposure to net investment in foreign currencies is presented by primary foreign currencies in the table below:

	December 31, 2007
(in millions)	Position in euros	Position in sterling
Assets	€5,421	£2,800
of which goodwill	1,407	1,211
Liabilities	2,618	711
of which borrowings	1,382	252

Net currency position	2,802	2,088

Impact on consolidated equity of a 10% decrease in foreign currency exchange rates	$(409)	$(414)

At December 31, 2007, NYSE Euronext was exposed to net exposures in euro and sterling, respectively, for €2.8 billion ($4.1 billion) and £2.1 billion ($4.1 billion). The borrowings in euro and sterling, €1.4 billion

($2.0 billion) and £0.3 billion ($0.5 billion), respectively, constitute partial hedge of NYSE Euronext’s net investments in foreign entities. Based on December 31, 2007 net currency positions, a hypothetical 10% decrease of euro against dollar would negatively impact NYSE Euronext’s equity by $409 million and a hypothetical 10% decrease of sterling against dollar would negatively impact NYSE Euronext’s equity by $414 million. For the year ended December 31, 2007, currency exchange rate differences had a positive impact of $434 million on NYSE Euronext’s consolidated equity.

Credit Risk

NYSE Euronext is exposed to credit risk in the event of a counterparty default. NYSE Euronext limits its exposure to credit risk by rigorously selecting the counterparties with which it makes investments and executes agreements. Credit risk is monitored by using exposure limits depending on ratings assigned by rating agencies as well as the nature and maturity of transactions. The investment portfolio objective is to invest in securities to preserve principal while maximizing yields, without significantly increasing risk. Credit risk associated with investments is minimized substantially by ensuring that these financial assets are placed with governments, well-capitalized financial institutions and other creditworthy counterparties. An ongoing review is performed to evaluate changes in the status of counterparties. In addition to the intrinsic creditworthiness of counterparties, NYSE Euronext’s policies prescribe the diversification of counterparties (banks, financial institutions, bond issuers and funds) so as to avoid a concentration of risk. Derivatives are negotiated with leading high-grade banks.

Critical Accounting Policies and Estimates

The following provides information about NYSE Euronext’s critical accounting policies and estimates. Critical accounting policies reflect significant judgments and uncertainties, and potentially produce materially different results, assumptions and conditions.

Revenue Recognition

Listing fees consist of original listing fees paid by issuers to list securities on the various cash markets, annual fees paid by companies whose financial instruments are listed on the cash markets, and fees related to other corporate actions (including stock splits, sales of additional securities and mergers and acquisitions). Original listing fees are assessed primarily based on the number of shares that the issuer initially lists. Original listing fees are recognized on a straight-line basis over estimated service periods ranging from 5 to 10 years. Annual listing fees are recognized on a pro rata basis over the calendar year. Unamortized balances are recorded as deferred revenue on the consolidated statements of financial condition.

Goodwill and Other Intangible Assets

Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable assets of a business acquired. Goodwill is tested at least annually for impairment. An impairment loss is triggered if the estimated fair value of a reporting unit, which is a component one level below NYSE Euronext’s two reportable segments, is less than its estimated net book value. Such loss is calculated as the difference between the estimated fair value of goodwill and its carrying value.

Intangible assets are amortized on a straight-line basis over their estimated useful lives. Intangible assets deemed to have indefinite lives are not amortized but are subject to annual impairment tests. An impairment loss, calculated as the difference between the estimated fair value and the carrying value of an asset or asset group, is recognized if the sum of the estimated undiscounted cash flows relating to the asset or asset group is less than the corresponding carrying value.

The annual evaluation for impairment of goodwill and indefinite-lived intangibles is based on valuation models that incorporate internal projections of expected future cash flows and operating plans.

Income Taxes

NYSE Euronext records income taxes using the asset and liability method, under which current and deferred tax liabilities and assets are recorded in accordance with enacted tax laws and rates. Under this method, the amounts of deferred tax liabilities and assets at the end of each period are determined using the tax rate expected to be in effect when the taxes are actually paid or recovered. Future tax benefits are recognized to the extent that realization of such benefits is more likely than not.

Deferred income taxes are provided for the estimated income tax effect of temporary differences between financial and tax bases in assets and liabilities. Deferred tax assets are also provided for certain tax carryforwards. A valuation allowance to reduce deferred tax assets is established when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

NYSE Euronext is subject to numerous domestic and foreign jurisdictions primarily based on its operations in these jurisdictions. Significant judgment is required in assessing the future tax consequences of events that have been recognized in NYSE Euronext’s financial statements or tax returns. Fluctuations in the actual outcome of these future tax consequences could have material impact on NYSE Euronext’s financial position or results of operations.

On January 1, 2007, NYSE Euronext adopted the provisions of FASB Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109, “Accounting for Income Taxes” (“FIN 48”). FIN 48 requires that NYSE Euronext determine whether a tax position is more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets this recognition criteria, the position is measured to determine the amount of benefit to be recognized in the financial statements.

Pension and Other Post-Retirement Employee Benefits

NYSE Euronext adopted Statement of Financial Accounting Standards (“SFAS”) No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132R” (“SFAS 158”), on December 31, 2006. SFAS 158 requires plan sponsors of defined benefit pension and other post-retirement benefit plans (collectively “benefit plans”) to recognize the funded status of their benefit plans in the statement of financial condition, measure the fair value of plan assets and benefit obligations as of the date of the fiscal year-end statement of financial position, and provide additional disclosures.

Pension and Other Post-Employment Benefits (OPEB) costs and liabilities are dependent on assumptions used in calculating such amounts. These assumptions include discount rates, health care cost trend rates, benefits earned, interest cost, expected return on assets, mortality rates, and other factors. Actual results that differ from the assumptions are accumulated and amortized over the future periods and, therefore, generally affect recognized expense and the recorded obligation in future periods. While management believes that the assumptions used are appropriate, differences in actual experience or changes in assumptions may affect NYSE Euronext’s pension and other post-retirement obligations and future expense.

Hedging Activities

NYSE Euronext uses derivative instruments to limit exposure to changes in foreign currency exchange rates and interest rates. NYSE Euronext accounts for derivatives pursuant to SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS 133 establishes accounting and reporting standards for derivative instruments and requires that all derivatives be recorded at fair value on the statement of financial condition. Changes in the fair value of derivative financial instruments are either recognized in other comprehensive income or net income depending on whether the derivative is being used to hedge changes in cash flows or changes in fair value.

New Accounting Pronouncements

The FASB issued SFAS No. 157, “Fair Value Measurements”, which clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Under SFAS No. 157, fair value measurements are not adjusted for transaction costs. SFAS 157 also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of the fair value measures on earnings. SFAS 157 is effective for fiscal years beginning after November 15, 2007. NYSE Euronext is currently assessing the potential impact that the implementation of SFAS 157 will have on its financial statements, if any.

The FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities”—including an amendment of FASB Statement No. 115, which permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007. NYSE Euronext is currently assessing the potential impact that the implementation of SFAS 159 will have on its financial statements, if any.

SFAS No. 141 (revised 2007), “Business Combinations” (SFAS No. 141(R)), requires the acquiring entity in a business combination to: (1) recognize all assets acquired and liabilities assumed generally at their acquisition-date fair values; (2) record those assets and liabilities at their full fair value amounts even if there is noncontrolling (minority) interest; (3) include noncontrolling interest earnings through net income; (4) expense acquisition-related transaction costs; and (5) disclose information needed to evaluate and understand the nature and financial effect of the business combination. SFAS No. 141(R) is effective for NYSE Euronext for any acquisitions occurring in 2009 and years thereafter. NYSE Euronext is currently assessing the potential impact that the implementation of SFAS 141(R) will have on its financial statements, if any.

SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (SFAS No. 160), which is to be retrospectively applied, requires entities to include noncontrolling (minority) interests in partially owned consolidated subsidiaries within shareholders’ equity in the consolidated financial statements. SFAS No. 160 also requires the consolidating entity to include the earnings of the consolidated subsidiary attributable to the noncontrolling interest holder in its income statement with an offsetting charge (credit) to the non-controlling interest in shareholders’ equity. SFAS 160 is effective for NYSE Euronext beginning January 1, 2009. NYSE Euronext is currently assessing the potential impact that the implementation of SFAS 160 will have on its financial statements, if any.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF EURONEXT (2005 AND 2006)

The following discussion and analysis should be read in conjunction with Euronext’s audited consolidated financial statements as of and for the years ended December 31, 2006 and 2005 included in this document. Euronext’s consolidated financial statements have been prepared in accordance with IFRS as adopted by the EU. IFRS differ in certain material respects from U.S. GAAP. For a discussion of certain material differences between IFRS and U.S. GAAPs, see “—Summary of Differences between IFRS and U.S. GAAP” below and the related notes in Euronext’s consolidated financial statements.

Overview

Since it was founded in 2000, Euronext has been committed to promoting the integration and consolidation of Europe’s capital markets and increasing the efficiency of cross-border trading. In pursuit of that objective, Euronext has pursued opportunities to consolidate and integrate its markets, most notably through the adoption of a harmonized rulebook and the integration of Euronext’s trading platforms through a four-year migration plan that was completed in 2004. These efforts, combined with Euronext’s efforts to streamline its organizational structure to create a cross-border, business-oriented organization based on strategic business units, have allowed Euronext to reduce operating costs and to eliminate redundancies.

As a result of good performance by both trading and information services activities, as well as Euronext’s continued efforts to keep operating costs under strict control, net income increased from €240.0 million in 2005 to €361.8 million in 2006. The changes in net income during the period under review primarily reflected changes in profit from operations, which increased from €318.5 million in 2005 to €409.0 million in 2006. Over the period, Euronext’s profit from operations increased as a percentage of revenues from 33.1% in 2005 to 37.1% in 2006.

Sources of Revenue and Principal Expense Items

Operating revenues

Cash trading

Euronext generates cash trading revenue from fees charged primarily for the execution of trades of equity and debt securities and other cash instruments on Euronext’s cash market, which is comprised of the separate cash markets operated in Amsterdam, Brussels, Paris and Lisbon. For historical reasons relating to Euronext’s prior ownership of Clearnet, part of the trading fee consists of a commission paid by LCH.Clearnet to Euronext as a retrocession. These payments were recorded by Euronext as part of its cash trading revenues in 2006 and 2005.

Euronext has implemented a harmonized fee structure for its cash trading activity, which was most recently updated in February 2005. Under this fee structure:

•

For trading in equities, there are three different fee packages. The first package involves a flat fee per trade and no minimum activity charge. The other two packages involve a monthly minimum activity charge and a fee per trade calculated on a sliding scale based on volume and the level of the minimum activity charge. An ad-valorem fee based on transaction size is also applied to each trade. No order fee is charged so long as the order/trade ratio does not exceed a specified level.

•	For trackers and investment funds, a flat fee is charged for each order placed, and an ad-valorem fee based on transaction size is applied to each trade.

•	For warrants and certificates, a flat fee is charged for each order placed, and a flat fee per trade is charged.

•	For bonds, no order fee is charged as long as the order/trade ratio does not exceed a specified level, and a fee per trade is charged according to a sliding scale based on volume.

The retrocession for cash trading activity from LCH.Clearnet is based, in the case of Euronext Paris, on a fixed amount per trade from each side of the transaction plus a variable amount that is based on a percentage of the value of the trades cleared. The retrocession for each of Euronext Amsterdam, Brussels and Lisbon is based on a flat percentage (which varies by exchange) of clearing fees collected by LCH.Clearnet in respect of trades on such exchange’s cash market. The fee amounts are determined under the clearing agreement between LCH.Clearnet and Euronext’s continental European exchanges, and increased on an annual basis in 2005 and 2006.

Revenue from cash trading in any given period depends primarily on the number of trades executed on Euronext and the average price per trade charged for their execution. The level of trading activity is heavily influenced by general market conditions. Other factors may include the number and financial health of companies listed on Euronext’s cash markets, and general competitive conditions.

Listing fees

Listing fees comprise admission fees paid by issuers to list securities on the cash market, annual fees paid by companies whose financial instruments are listed on the cash market, and corporate activity and other fees, consisting primarily of fees charged by Euronext Paris for centralizing shares in IPOs and tender offers. Revenues from listing fees primarily relate to shares.

Euronext has adopted a common set of listing fees for Euronext Paris, Euronext Amsterdam, Euronext Brussels and Euronext Lisbon. Under the harmonized fee book, domestic issuers (i.e., those from France, the Netherlands, Belgium and Portugal) pay admission fees based on market capitalization to list their securities. Subsequent listings of securities receive a 50% discount on admission fees. Non-domestic companies are charged admission and annual fees on a similar basis but are subject to lower maximum admission fees and annual fees. Euronext Paris also charges centralization fees for collecting and allocating retail investor orders in IPOs and tender offers. Listing fees are recognized upfront except for annual fees, which are recognized ratably throughout the year.

The revenue Euronext derives from listing fees is primarily dependent on the number and size of new company listings and tender offers. The number and size of new company listings and tender offers in any period depends primarily on factors outside of Euronext’s control, including general economic conditions in Europe and in France, the Netherlands, Belgium and Portugal (in particular, stock market conditions) and the success of competing stock exchanges in attracting and retaining listed companies.

Derivatives trading

Revenue from derivatives trading consists of fixed per-contract fees for the execution of trades of derivatives contracts on Euronext’s derivatives markets in Paris, London, Amsterdam, Brussels and Lisbon. Revenues are driven by the number of trades and fees charged per contract. The principal types of contracts traded are equity and index products and short-term interest rate products, which contributed 34% and 62%, respectively, of trading revenues in 2006. Trading in equity products is primarily driven by price volatility on equity markets and indices and trading in short-term interest rate products is primarily driven by volatility resulting from uncertainty over the direction of short-term interest rates. The level of trading activity is largely outside of Euronext’s control.

Euronext has recorded retrocession fees from LCH.Clearnet in respect of trades executed on Euronext’s continental derivatives markets under derivatives trading revenues in 2006 and 2005. Retrocession fees for derivatives trading were eliminated at the end of 2006. As of January 1, 2007, Euronext no longer receives retrocession fees from LCH.Clearnet in respect of trades executed on Euronext’s continental derivatives markets.

Liffe’s fee grid varies by type of contract and by type of member. With respect to the various contracts available through Liffe, fees are charged as follows:

•	Individual equity options: a flat fee per lot is charged in all Liffe business centers, except in Amsterdam (where the fees are capped).

•	Individual equity futures: this type of contract is available in Lisbon and London, in respect of which a flat fee is charged per lot.

•	Index products: fees for these products are based on a flat fee per contract, and are capped in Amsterdam above a certain level.

•

Bclear: this is one of three services for wholesale equity derivatives that Euronext launched in 2005. Nearly all equity derivative contracts listed in our five centers and more than 300 underlyings listed in other non-Euronext markets are listed on Bclear. The Bclear fee structure is based on a per lot fee per side up to a fee cap.

•	Interest rate products: these products are available in London, in respect of which a fee is charged per lot.

•	Commodity products: these products are available in London and Paris, in respect of which a flat fee is charged per lot.

Each Liffe center, except for Lisbon, provides preferred rates to market makers as follows:

•

In London, with respect to single equity options, market makers may be categorized as primary market makers (PMM) or designated market makers (DMM), which are exempt from transaction charges or receive fee discounts on business they transact in a market making capacity. A separate DMM category exists for the FTSE 100 Index options contract (ESX) as well as a specific regime that governs trades in the FTSEurofirst contract.

•	In Amsterdam, market makers pay a liquidity provider fee (€0.07 per lot) based on the category, or Euronext Class Combination (ECC), in which a market maker falls.

•

In Paris, market makers pay either €0.03 or €0.04 per lot for orders of up to 6,000 lots, depending on whether they act as a permanent market maker (PMM) or responding market maker (RMM). For orders above 6,000 lots, PMMs or RMMs pay €80 per trade.

•	In Brussels, market makers are eligible for a low fee, equivalent to the liquidity provider fee in Amsterdam on equity options.

MTS fixed income

In November 2005, Euronext acquired 51.0% of a joint venture entity, MBE Holding, which owned 60.37% of the voting shares of MTS. Euronext proportionally consolidated MTS in 2006 and for only one month in 2005, recording proportionally consolidated revenues from MTS of €1.4 million.

Revenues from MTS are derived from membership fees, transaction fees and post trading fees for the execution of trades of cash and money market products. MTS implemented a new fee structure in January 2005 with the following principal characteristics:

•

For the trading of cash products on its main markets (MTS Italy, EuroMTS and MTS Deutschland), MTS charges a per-trade fee calculated on a sliding scale based on annual volume. Under the new fee structure, membership fees for market makers are waived.

•	For the trading of money market products, MTS charges a per-trade fee calculated on a sliding scale based on annual volume.

•	For trading on BondVision, MTS charges a per-trade fee calculated on a sliding scale based on annual volume.

•	Post-trading fees are calculated on the number of settlement messages.

Revenue from MTS in any given period depends primarily on the number of trades executed on its platform and the average price per trade charged for their execution. The level of trading activity is heavily influenced by general market conditions (volatility levels in the bond markets and interest rate levels) and thus outside of Euronext’s control.

Settlement and custody

Revenue from settlement and custody currently consists of fees for settling securities trades and fees for associated custodial services relating to securities traded in Euronext’s cash markets in Portugal, which are generated by Interbolsa. During the fiscal years up to December 31, 2005, these fees also included settlement and custody fees generated by Euronext’s cash markets in Brussels, which were generated by CIK (Belgium) which was sold to Euroclear in 2006. Settlement and custody fees vary by market, and are charged on a per-trade basis for settlement fees and on a fee based on the market value of the securities in question for custody services.

Information services

Revenue from information services consists of fees that Euronext charges to a variety of users, primarily the end-users, for the use of Euronext’s real-time market data services. Euronext also collects annual license fees from vendors for the right to distribute Euronext data to third parties and a service fee from vendors for direct connection. A substantial majority of Euronext’s data revenues is derived from monthly end-user fees. Euronext also derives revenues from selling historical and reference data about securities, and by publishing the daily official lists for the Euronext markets. The principal drivers of information services revenues are the number of end-users and the prices for data packages.

Sale of software

Revenue from sale of software primarily consists of license fees received from securities exchanges and other financial institutions for software that Euronext develops internally or licenses. Throughout the periods under review, this revenue was generated primarily by GL TRADE. In addition, until June 30, 2005, sale of software included fees received by Liffe Market Solutions for its LIFFE CONNECT® software package. On July 1, 2005, these latter activities were transferred to AEMS.

GL TRADE’s revenues are earned mainly from annual subscriptions to its software and technology offerings (subscriptions represented approximately 76% of GL TRADE’s revenues in 2006). Subscriptions generally have an initial term of two years, and are renewed annually absent notice of cancellation. Most subscription contracts are on a calendar year basis. Subscriptions are generally paid in advance. The group records revenues from subscription agreements on a pro rata basis over the life of the subscription agreements, with the unrealized portions of invoiced subscription fees recorded as deferred revenues. Because of the annual nature of subscription agreements, changes in subscription revenues typically lag developments in the markets that GL TRADE serves. Subscription fees include basic service packages. Customers are invoiced separately for GL TRADE’s enhanced service packages. A portion of GL TRADE’s revenues, principally for its advanced order management offering, are derived from sales of five-year software licenses, which are generally accompanied by annual maintenance and service contracts. The bulk of GL TRADE’s revenues from these arrangements are recorded at the time of the license sale, while the maintenance contracts are typically renewed over time and thus generate recurrent revenues. As a result, a major license contract can have a significant impact on GL TRADE’s revenues for a given period, which will not necessarily carry forward to the same extent into future periods.

Other income

The primary recurring items within other income are rental income, administrative services provided to LCH.Clearnet on a transitional basis following its creation and since July 1, 2005, charges to AEMS for the supply of transitional services provided by Euronext.

Costs and expenses

The following is a summary of Euronext’s principal cost and expense categories.

Salaries and employee benefits

Salaries and employee benefits consist primarily of employee salaries and bonuses, compulsory social security contributions with respect to employees and pension expenses. This line item includes stock option expense recorded under IFRS 2.

Depreciation

Depreciation consists of depreciation of tangible fixed assets and intangible fixed assets (excluding goodwill) as well as write-offs on intangible assets.

Goodwill amortization

Starting January 1, 2005, Euronext no longer amortizes goodwill. From January 1, 2005, goodwill is assessed periodically for impairment.

Information technology expenses

IT expenses consist primarily of costs relating to fees paid to third-party providers of networks and information technology resources, including fees for consulting, research and development services, software rental costs and licenses, hardware rental and related fees paid to third-party maintenance providers. Since July 1, 2005, these expenses consist primarily of fees charged by AEMS for IT services relating to the operation and maintenance of Euronext’s cash and derivatives trading platforms, including license fees relating to NSC and LIFFE CONNECT®.

Office, telecom and consultancy

Office, telecom and consultancy costs consist primarily of travel expenses, telecommunications expenses, fees for insurance and information services, third-party contracting fees and fees paid to consultants (other than information technology consultants), attorneys and accountants.

Accommodation

Accommodation costs and expenses include lease payments for rented office space and related service charges for utilities, security, maintenance and cleaning and related items. Euronext is reimbursed for certain expenses by third parties, including AEMS, under sublease arrangements.

Marketing costs

Marketing costs consist primarily of advertising and other promotional expenses including costs relating to presentations, events, sponsorships, foreign offices and similar items.

Other expenses

Other expenses consist of miscellaneous costs, including irrecoverable VAT and other sundry non-income taxes, regulatory fees, production costs for information services and other miscellaneous costs.

Net financing income

Net financing income consists of interest income (primarily interest earned on short-term investments, deposits and cash balances with banks), interest expense, foreign exchange gains and losses, gains and losses on disposal of investments and gains and losses on revaluation of financial assets and liabilities the changes in fair value of which are booked in the income statement (primarily derivative instruments).

Income from associates

Income from associates consists of Euronext’s share in the results of operations of associated companies (i.e., companies over which Euronext has a significant influence, but over which it does not exercise control). Euronext accounts for these entities under the equity method after taking into consideration the effect of intercompany transactions. Income from associates during the period under review primarily consisted of Euronext’s share of the results of LCH.Clearnet Group Ltd. and AEMS.

Minority interests

Minority interests during the period under review related primarily to the approximately 60% interest held by third parties in GL TRADE and, since December 2005, the interest held by minority investors in MTS.

Results of Operations for the Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

Revenues

Euronext’s total revenues increased by 14.6% from €961.9 million in 2005 to €1,102.2 million in 2006, driven by a very high level of trading activity on Euronext’s cash and derivatives markets. The following table summarizes the composition of Euronext’s revenues in 2005 and 2006.

	Year ended December 31,		% Change 2006/2005
	2006	2005
	(in thousands of euros)
Cash trading
Trade execution fees, order fees and connection fees	€230,356	€174,624	31.9%
Clearing fee retrocession for cash trading	56,543	41,119	37.5%

Subtotal	286,899	215,743	33.0%
Listing fees	55,637	63,130	(11.9)%
Derivatives trading
Order fees	390,665	326,125	19.8%
Clearing fee retrocession for continental derivatives trading	906	5,798	(84.4)%

Subtotal	391,571	331,923	18.0%
MTS fixed income	24,019	1,437	NA
Settlement and custody	14,553	39,280	(62.9)%
Information services	112,004	93,592	19.7%
Sale of software	184,607	195,212	(5.4)%
Other income	32,901	21,550	52.7%

Total revenues	€1,102,191	€961,867	14.6%

Cash trading

Revenue from cash trading increased by 33.0% to €286.9 million in 2006, due primarily to the continuation and acceleration of the strong recovery in market activity which started in the second half of 2005. 219.5 million cash transactions were executed on Euronext’s cash markets in 2006, a 35.1% increase over 2005 corresponding to a daily average of 860,692 trades (itself a 36.2% increase over 2005). As a consequence, trade execution and connection fees increased by 31.9% in 2006 to €230.4 million from €174.6 million in 2005, with the average fee per trade decreasing slightly (from €1.03 to €1.02) due to Euronext’s sliding fee scale. The clearing fee retrocession paid by LCH.Clearnet for trades on the Euronext cash markets increased by 38% to €56.5 million in 2006 from €41.1 million in 2005, driven by an increase in trading volume.

Listing fees

Listing revenues decreased 12% from €63.1 million in 2005 to €55.6 million in 2006. The decrease was notwithstanding a very active primary market in 2006 and resulted from the existence of very large IPOs in 2005 (EDF and GDF in particular). There were 142 new listings on Euronext markets in 2006 as compared to 78 in 2005; due to the larger aggregate size of the new listings in 2005, however, admission and public offer fees decreased by 14.7% to €42.3 million. Of the new listings in 2006, 57 were listed on NYSE Alternext, which was rolled out during the year to Brussels and Amsterdam. Annual fees fell by 2% to €13.4 million in 2006, reflecting delistings or mergers during the year. At the end of 2006, 1,210 companies were listed on Euronext, representing a market capitalization of 2,812 billion euros.

Derivatives trading

Revenue from derivatives trading increased by 18% to €391.6 million in 2006, driven primarily by higher volumes across the main markets and products and, to a lesser degree, by the launch in November 2005 of fully integrated transactional products, Afirm, Cscreen and Bclear. Overall, the increased volumes resulted from market volatility, strong cash markets activity and interest rate uncertainty. Overall volumes increased 21% to 730.3 million contracts traded in 2006, and average daily trading volume rose 21.5% to 2,863,934 contracts. The overall increase in volumes reflected very high volumes in the first half of the year and lower volumes in the second half, due to decreased market volatility.

Trading revenues from interest rate products amounted to €235.8 million in 2006, a 21.9% increase over 2005. The increase was due to an 18.7% increase in the number of contracts traded to 412.2 million, itself due to higher volatility induced by on going speculation over interest rate trends (and in particular interest rate decisions of the European and UK central banks), and to a slight increase (from 56 to 57 cents) in the average fee per contract, itself resulting in part from the fact that the Euro dollar contract, which negatively affected results in 2005, was not offered in 2006.

Equity derivatives trading revenues increased 19.5% to €122.5 million in 2006, of which €10.9 million related to OTC trading (via Bclear). Excluding Bclear, volumes increased by 3.1% to 255.9 million contracts. Bclear itself generated 51.6 million contracts traded in 2006, accounting for 89% of the overall volume increase in equity derivatives trading revenues.

Commodity product trading revenues increased by 14.6% to €12.8 million in 2006, driven by a 15.9% increase in volume to a total of 9.9 million contracts traded.

As a consequence of the change in the underlying contract sizes in the French market (which mechanically reduced the number of contracts traded), the clearing fee retrocession paid by LCH.Clearnet for continental derivatives trading decreased by 84.4% to €0.9 million in 2006.

MTS fixed income

Euronext’s share of MTS’ revenues amounted to €24 million in 2006. The corresponding revenues in 2005 during which MTS was proportionately consolidated for one month, were €1.4 million. On a comparable basis and for informational purposes only, MTS fixed income revenues increased by 2.4% from 2005 to 2006.

Settlement and custody

The 62.9% decrease in settlement and custody revenues between the periods is due to the sale, effective January 1, 2006, of CIK, which had accounted for €24.5 million of revenues in 2005. Settlement and custody revenues in 2006, which amounted to €14.6 million, were generated solely by Interbolsa. These were 2% lower than those generated by Interbolsa in 2005, with higher volumes slightly offsetting lower prices under a new tariff structure implemented at the beginning of 2006.

Information services

Information services revenues increased 19.7% to €112 million in 2006. The increase resulted partly from revenues generated by newly-consolidated companies (€3.5 million from MTS and €2.7 million from Company News). The increase on a stand-alone basis was 13.4% and was due mainly to a 6.4% increase in the number of both cash and derivatives terminals receiving Euronext data and to the full-year positive effect of both a 5% price increase in the cash information services package and the harmonization of the derivatives information services packages implemented, respectively, in April and July 2005.

Sale of software

The 5.4% decrease in revenue from the sale of software from €195.2 million in 2005 to €184.6 million in 2006 is due to the transfer of Liffe Market Solutions to AEMS in July 2005; accordingly, 2006 revenues consist solely of GL TRADE’s revenues and no longer of revenues from the licensing of LIFFE CONNECT®. GL TRADE’s revenues increased by 3% from 2005 to 2006, due in particular to acquisitions and organic growth in Asia, Eastern Europe and the US, mitigated by contract terminations in Europe.

Other income

Other revenues increased by 52.7% from €21.5 million to €32.9 million from 2005 to 2006. This is explained by the full year effect of services charged to AEMS in London, improved rental income in continental Europe and full year consolidation of MTS’ other revenues.

Costs and expenses

Euronext’s total costs and expenses rose by 7.7% to €693.2 million in 2006. The following table summarizes the major components of costs and expenses for 2005 and 2006.

	Year ended December 31,		% Change 2006/2005
	2006	2005
	(in thousands of euros)
Salaries and employee benefits	€275,385	€264,360	4.2%
Depreciation	32,583	49,687	(34.4)%
IT expenses	166,176	139,772	18.9%
Office, telecom and consultancy	130,089	98,785	31.7%
Accommodation	44,358	50,111	(11.5)%
Marketing	20,295	15,586	30.2%
Other expenses	24,297	25,088	(3.2)%

Total costs and expenses	€693,183	€643,389	7.7%

Changes in scope of consolidation affecting costs

The comparability of expenses between 2005 and 2006 is affected by several changes in scope of consolidation between the periods.

Creation of AEMS

On July 22, 2005, Euronext formed AEMS as a continuation and expansion of its existing AtosEuronext relationship with Atos Origin. The main assets Euronext contributed were the activities of Liffe Market Solutions, the information technology division of its derivatives trading business Liffe (including Euronext’s proprietary LIFFE CONNECT® electronic trading system), and its 50% stake in AtosEuronext. Atos Origin contributed its own 50% share in AtosEuronext, plus other major assets from market-related businesses, including middle- and back-office solutions, and its 51% stake in the connectivity platform Bourse Connect.

The transfer of the activities of Liffe Market Solutions to AEMS led to a significant reduction in Euronext’s salaries and employee benefit costs, consultancy expenses, other office, telecom and consultancy costs and depreciation charges, and a parallel increase in IT expenses, which now include all IT expenses related to Liffe. The transfer of Liffe Market Solutions to AEMS represented in the aggregate a €9.9 million reduction in costs from 2005 to 2006.

Other changes

As noted elsewhere, Euronext acquired MTS in November 2005 through a joint-venture entity with Borsa Italiana, acquired 100% of Company News in March 2006 and sold CIK effective January 1, 2006. In the aggregate, newly-consolidated MTS and Company News added €20.4 million and €3.0 million in costs, respectively, for 2006, and the sale of CIK reduced costs by €17.4 million in such period.

Salaries and employee benefits

Staff costs increased by 4% from €264.4 million to €275.4 million in 2006. The increase resulted from the combination of the various changes in scope of consolidation (transfer to AEMS in July 2005, sale of CIK, acquisition of both MTS and Company News) and performance-related compensation such as bonuses, which increased in line with the increased operating and net income of Euronext, and higher incentive plan costs resulting from a sharp increase in Euronext’s share price over the year.

Overall workforce increased year on year from 2,302 to 2,324 FTE, due in particular to acquisitions and hiring by GL TRADE. On a constant basis and excluding GL TRADE, headcount decreased 5.2% to 1,169 FTE.

Depreciation

Depreciation expense amounted to €32.6 million in 2006, a 34% decrease from €49.7 million recorded in 2005. This is due primarily to the transfer of Liffe Market Solutions’ IT-related tangible and intangible assets to AEMS as of July 1, 2005; depreciation expense related to these assets had amounted to €21.3 million in 2005. Excluding the effect of this transfer, depreciation expense increased by €4.2 million from period to period, due to the commencement of depreciation of various new software developments as well as the consolidation of MTS (€1.1 million), which offset a €2.1 million decrease due to the sale of CIK.

Information technology expenses

IT expenses increased by 18.9% to €166.2 million in 2006 from €139.8 million in 2005. This increase resulted primarily from the transfer of Liffe Market Solutions’ activities to AEMS, which accounted for €35.1 million of additional IT costs. In addition, Euronext’s share of IT expenses at MTS amounted to €9.9 million, as compared with €1.2 million in 2005 for December solely. These increases were partly offset by a €5.9 million decrease resulting from the sale of CIK. Excluding the effect of these changes in consolidation, IT costs decreased by €11 million, as the initial synergies following the creation of AEMS were generated. In particular, running costs (excluding GL TRADE) decreased by €6.6 million to €139.4 million and the lower number of actual development days contributed to €3.6 million of the decrease of IT expenses.

Office, telecom and consultancy

Office, telecom and consultancy expense increased 31.7% to €130.1 million in 2006. This increase resulted primarily from the incurrence of €47.6 million of costs relating to corporate transactions, in particular in connection with the NYSE Group/Euronext business combination transaction. While substantial corporate transaction costs had been incurred in 2005, relating in particular to the proposed transaction with the London Stock Exchange, the 2006 costs were considerably higher. These additional costs more than offset the reductions resulting from the transfer of Liffe Market Solutions to AEMS and the sale of CIK (€5.4 million and €1.5 million, respectively).

Accommodation

Accommodation costs decreased by 11.5% from €50.1 million to €44.4 million in 2006. This decrease resulted primarily from the transfer of Liffe Market Solutions to AEMS and the sale of CIK (accounting for differences of €1.7 million and €0.6 million, respectively), a €1.4 million decrease in maintenance expenses and a €1.7 million decrease resulting from lease renegotiation and rationalisation.

Marketing

Marketing costs increased 30.2% to €20.3 million in 2006, due to brand promotion advertising campaigns and advertising in support of specific initiatives in cash and derivatives activities.

Other expenses

Other costs decreased 3% to €24.3 million in 2006. This principal reason for the decrease was a €2.9 million reduction in VAT resulting from the transfer of Liffe Market Solutions to AEMS, as well as a €1.2 million reduction in professional fees, which offset the additional costs induced by the inclusion of MTS and Company news.

Segment Operating Profit

The following table provides information concerning segment operating profit on a euro basis and as a percentage of segment revenues for the periods indicated.

	Year ended December 31,
	2006		2005
	In thousands of euros	% of segment revenue	In thousands of euros	% of segment revenue
Cash Trading	€171,260	57.5%	€92,790	40.8%
Listing	30,384	54.5%	41,543	65.7%
Derivatives Trading	189,397	46.1%	130,621	35.5%
MTS Fixed Income	7,738	25.6%	(113)	—
Information Services	43,423	53.0%	32,294	47.8%
Settlement and Custody	9,740	66.0%	18,605	45.3%
Sales of Software	31,075	16.8%	27,220	15.2%
Holding & Unallocated(1)	(74,009)	—	(24,482)	—

Profit from Operations	€409,008	37.1%	€318,478	33.1%

(1)	Holding & Unallocated includes central office charges at the Euronext level as well as corporate transaction costs. Revenues for this segment consist of “Other income,” as described above.

Euronext’s operating profit increased as a percentage of revenues from 33.1% in 2005 to 37.1% in 2006 in spite of the substantial one-off expenses incurred in relation to corporate transactions as noted above. The substantial increases in the operating profit margins of the cash trading and derivatives trading segments resulted both from buoyant trading conditions and strict cost control, with both segments recording lower expenses. Information services continued its growth while listing declined due to the 2005 base effect (two exceptionally large transactions). Finally, Sale of software margin started to recover in 2006.

Other Items affecting Net Profit

The following table summarizes the income statement line items below the line Profit from Operations for 2006 and 2005.

	Year ended December 31,		% Change 2006/2005
	2006	2005
	(in thousands of euros)
		(Restated)
Profit from operations	€409,008	€318,478	28.4%
Net financing income	11,513	11,306	1.8%
Gain (loss) on sale of associates and activities	15,394	9,054	70.0%
Income from associates	53,739	18,456	191.1%

Subtotal	80,646	38,816	107.8%

Profit before tax	489,654	357,294	37.0%
Income tax	(116,019)	(103,931)	11.6%

Profit after tax	373,635	253,363	47.5%

Minority interests	(11,856)	(13,409)	(11.6)%

Net profit attributable to the shareholders of parent company	€361,779	€239,954	+50.8%

Net financing income

Net financing income increased slightly (by 1.8%) to €11.5 million in 2006. The substantial capital repayment paid to shareholders induced a drop of interest margin, which was largely offset by an increase in dividends received from financial investments.

Gain (loss) on sale of associates and activities

In 2006, Euronext recorded a gain of €15.4 million, relating primarily to the sale of CIK to Euroclear. The 2005 amount consisted of gains of €5.0 million and €4.1 million, respectively, on the transfer of Liffe Market Solutions and Bourse Connect to AEMS in July 2005.

Income from associates

Income from associates nearly tripled to €53.7 million in 2006. This increase resulted primarily from improved performance by LCH.Clearnet, which contributed €36.9 million of income in 2006. This contribution was made notwithstanding the recognition by LCH.Clearnet in the first half of 2006 of a €47.8 million charge to write off certain IT-related assets (relating to its Generic Clearing System initiative), following a €20.1 million write-off of assets related to such initiative in the first half of 2005. The contribution of AEMS amounted to €15.4 million, as compared with a total contribution from both Atos Euronext (in the first half of 2005), and AEMS (in the second half of 2005) of €4.9 million, reflecting the larger size of AEMS.

Income tax expense

Income tax expense increased from €103.4 million in 2005 to €116.0 million in 2006, primarily as a result of increased profit. Partially offsetting the effect of increased profitability was a €11 million adjustment, in light of the change in French tax law adopted in 2004, of Euronext’s deferred tax assets relating to the sale of Clearnet to LCH.Clearnet to reflect a reduced capital gain tax rate applicable in 2007 when the related positions can be liquidated.

Minority interests

Minority interests decreased by 11.6% primarily due to decreased net profits at GL TRADE and despite the presence of additional minority interest following the acquisition of MTS.

Net profit attributable to shareholders of the parent company

For the reasons discussed above, net profit rose by 50.8% to €361.8 million in 2006.

Liquidity and Capital Resources

Euronext’s primary uses of funds are for capital expenditures, working capital, dividend payments, share repurchases under its share repurchase program and repayment or refinancing of debt. Euronext has historically met these requirements through a combination of cash generated by operating activities and short and long term debt. Euronext believes these sources of funds will continue to be adequate to meet its currently anticipated funds requirements.

In addition, in order to expand its business, Euronext may make other strategic acquisitions or enter into business combinations, joint ventures or other strategic partnership arrangements with other companies (including other securities exchanges). Any such transaction (particularly an acquisition or similar business combination) may involve the payment of consideration in the form of cash, shares or other securities, or a combination of both. Euronext has had, and expects to continue to have, discussions with numerous third parties regarding potential strategic alliances. As of the date hereof, Euronext has not entered into any definitive agreement for an acquisition or other business combination, other than as described herein.

Sources of Funds

Euronext’s principal sources of liquidity are cash and cash equivalents on hand, short-term financial investments and cash flow from operating activities. At December 31, 2006, Euronext had cash and cash equivalents of €416.3 million and short-term financial investments of €168.2 million; these amounts were respectively €429.5 million and €265.1 million at December 31, 2005. As at December 31, 2006, Euronext’s net assets classified as held for sale amounted to €456.6 million (€506.3 million in assets and €49.7 million in liabilities), relating almost entirely to ordinary shares and redeemable, convertible preference shares in LCH.Clearnet that are expected to be repurchased or redeemed by LCH.Clearnet under an agreement with Euronext. At December 31, 2005, Euronext’s net asset classified as held for amounted to €10.6 million. Euronext generated positive cash flows from operating activities of €315.5 million in 2006 compared to €259.5 million in 2005.

Euronext believes that it is well positioned to access the bank lending and capital markets in the event it would require additional financing. Standard & Poor’s and Moody’s have assigned ratings of “AA” and “Aa3,” respectively, to Euronext. In 2004, Euronext issued £250 million 5.125% fixed-rate bonds that mature on June 16, 2009. This issuance refinanced the syndicated bank loan that Euronext had contracted in 2001 to finance its acquisition of Liffe. In 2006, Euronext obtained a 5-year multi-currency €300 million revolving credit facility for general corporate purposes, of which €86.4 million was drawn down at December 31, 2006. In addition, GL TRADE has contracted bank facilities for an outstanding amount of €16 million at December 31, 2006 (€9 million maturing in June 2009 and €7 million maturing in August 2011).

Uses of Funds

Capital Expenditures

Euronext’s capital expenditures (which primarily related to software and equipment) decreased from €41.3 million in 2005 (which included several large projects) to €35.6 million in 2006. Investments either in progress or with respect to which Euronext has made firm commitments to incur in 2007 amount to approximately €16 million.

Acquisitions

In 2006, Euronext acquired additional shares of MTS for €12.6 million in cash, CompanyNews Group S.A. for €5.5 million in cash, and Hugin for €18.9 million in cash. In addition, GL TRADE acquired NYFIX overseas for €7.1 million in cash and Emos Systems for €4.8 million in cash. All acquisitions were funded using operating cash flows.

Dividends and Share Repurchase Programs

Euronext’s has paid dividends in each year since its formation in 2000. In 2006, Euronext paid dividends of €111.4 million and implemented a share capital repayment of €333.8 million.

Working Capital

Euronext’s working capital requirements decreased by €16.7 million in 2006. At the end of 2006, Euronext had a working capital surplus of €100.3 million, equal to 1.1 months of revenues compared to 1.7 months in 2005.

Debt and Minority Put Options

Euronext’s financing policy is aimed at financing the growth of its business and ensuring that it is financially flexible while maintaining a strong balance sheet. The indebtedness mainly consists of (i) the June 2009 £250.0 million bonds issued in 2004 to refinance the acquisition of Liffe, (ii) a €300 million revolving bank loan of which €86.4 million was drawn at the end of 2006, and (iii) outstanding €16 million bank loans contracted by GL TRADE. None of these loans contain any financial covenants or other provisions that could lead to early redemption, other than customary events of default and change of control provisions. The €300 million revolving credit facility permits a change of control of Euronext in certain circumstances. The credit agreement also contemplates that following such a change of control, Euronext may undertake certain steps by way of reorganization which will result in an affiliate of Euronext acceding to the credit agreement in place of Euronext. Such accession is subject to the prior consent of the majority lenders, such consent not to be unreasonably withheld or delayed if specified conditions are satisfied. A permitted change of control or reorganization will only trigger a mandatory prepayment if, after the change of control or reorganization, the long-term credit ratings assigned to Euronext by Standard & Poor’s and Moody’s are, respectively, below A- and below A3 or neither Standard & Poor’s nor Moody’s assigns a long-term credit rating to Euronext. In addition, Euronext has granted Borsa Italiana a put option on its 49.0% stake in MBE Holding. The option is exercisable at any time until 2010. As Euronext and Borsa Italiana jointly control MBE Holding, the put option is treated as a derivative financial instrument. The fair value of this option is determined as the difference between the estimated exercise price and 49.0% of the enterprise value determined on the basis of a discounted cash flow method. When the exercise price exceeds the enterprise value, a liability is recognized. At December 31, 2006, the estimated exercise price did not exceed the enterprise value, so no liability was recognized.

Euronext has also granted a put option to GL TRADE founders on up to 10.5% of GL TRADE’s share capital. The option can be exercised at any moment between February 28, 2006 and June 10, 2024. The exercise price has been set at the average market value of the previous 40 trading days, less 1 euro. The present value of the exercise price of the option (€35.2 million on December 31, 2006) is reflected as a current financial liability.

GL TRADE has granted put options to minority shareholders of the companies Glesia, which GL TRADE controls. The present value of the exercise price of the options (€5.7 million and €0.9 million respectively) is reflected on the balance sheet as a financial liability under IFRS.

Contractual Obligations

Euronext has various contractual obligations arising from its operations. These obligations are more fully described in this document under various headings under “Management’s Discussion and Analysis of Results of Operations and Financial Condition of Euronext” as well as in the notes to Euronext’s consolidated financial statements. The following table lists the aggregate maturities of Euronext’s long-term debt and operating leases at December 31, 2006:

	Payments Due by Period
Contractual Obligations	Total	Less than 1 years	1 to 3 years	3 to 5 years	After 5 years
	(in thousands of euros)
Long-Term Debt Obligations (before interest)	€475,097	€97,782	€377,315		—
Operating Lease Obligations	22,804	11,485	1,472	227	9,620

Total	€497,901	€109,267	€378,787	€227	€9,620

Off Balance Sheet Arrangements

In July 2005, GL TRADE acquired OASIS for $4 million. The acquisition price may be increased by up to $3 million until June 30, 2007, depending on the income growth recorded by this company.

In August 2006, GL TRADE acquired Nyfix overseas for $9 million. The acquisition price may be increased by up to $6 million, depending on Nyfix overseas’ revenues during the period from the acquisition to December 31, 2007.

In June 2006, Euronext, together with Atos Origin, granted an ordinary course unlimited parent guarantee to AEMS in respect of payments related to a building lease in the UK. Euronext estimates its total exposure under this guarantee at £11.5 million.

Critical Accounting Policies

In preparing its financial statements, Euronext makes estimates concerning a variety of matters. Some of these matters are highly uncertain, and Euronext’s estimates involve judgments it makes based on the information available to it. The following discussion highlights Euronext’s critical accounting policies and estimates. Euronext considers an accounting policy or estimate to be critical if it involves significant judgments and estimates on the part of Euronext’s management and changes to those judgments or estimates could have a material impact on Euronext’s financial presentation. The discussion below addresses only those estimates that Euronext considers most important based on the degree of uncertainty and the likelihood of a material impact if a different estimate were used. There are other areas in which Euronext uses estimates about uncertain matters, but for which the reasonably likely effect of changed or different estimates is not material to Euronext’s financial presentation. For a summary of all of Euronext’s significant accounting policies, see Note 1 to Euronext’s consolidated financial statements.

Pension plan assumptions

Euronext recognizes its net obligation in respect of its defined benefit pension plans on the basis of an actuarial estimate of the future benefit that employees have earned as of the balance sheet date, net of the valuation of assets to meet these obligations. Euronext prepares this estimate on an annual basis taking into account different actuarial assumptions. Two critical assumptions used are the discount rate (equal to the yield at the balance sheet date on high quality fixed income instruments) on future benefits and the expected return on plan assets. Euronext evaluates these critical assumptions at least annually on a plan-specific and country-specific basis. Other assumptions relate to demographic factors, such as retirement age, life expectancy and staff turnover, which are periodically evaluated and updated to reflect Euronext’s past experience and future expectations. Depending on the assumptions and estimates used, Euronext’s pension benefit expense could vary within a range of outcomes and have a material effect on reported earnings.

Impairment testing

Rather than being amortized, goodwill is tested for impairment at least annually under IFRS, or more frequently when there is an indication of an impairment loss. Goodwill is tested at the level of cash-generating units, which correspond to Euronext businesses that generate independent cash flows. The impairment test is based on the relationship between the carrying amount of an asset and its recoverable amount, which is the higher of its sale price or value in use. Value in use is in turn based on the discounted future cash flows method. The determination of the underlying assumptions related to the recoverability of intangible assets is subjective, and therefore requires the exercise of considerable judgment by Euronext. Although Euronext performs sensitivity analyses on its main assumptions in order to strengthen the reliability of its impairment tests, changes in key assumptions about Euronext’s business and prospects, or changes in market conditions, could result in future impairment charges.

Valuation of Available for Sale securities

Investments in Available for Sale securities are carried at fair value. The determination of such fair values is performed either by reference to quoted market prices when these are available or by using a valuation technique. Valuation techniques may encompass elements of discounted cash flow analysis, and therefore require the exercise of judgment by Euronext. Although Euronext performs sensitivity analyses on its main assumptions in order to strengthen the reliability of its calculations, changes in key assumptions could result in different fair values.

Share-based compensation

In accordance with IFRS 2, the grant of stock options to employees for services rendered represents a supplementary benefit provided by Euronext. Under IFRS 2, Euronext estimates the fair value of these stock options at the grant date and records the value within shareholders’ equity. Fair value is determined using a Black and Scholes option pricing model that takes into account the specific features of the stock option plan (net price, period of exercise, etc.), market data at the grant date (such as price, volatility, etc.) and behavioral assumptions relating to option holders. Different assumptions could result in material changes to the expense amounts recorded for these options.

Contingent liabilities

Euronext is involved in legal and arbitration proceedings in the ordinary course of its business. Euronext accrues a liability in its financial statements when an adverse outcome is probable and the amount of the loss can be reasonably estimated. Due to the uncertainty inherent in such matters, it is often difficult to predict the final outcome. The cases and claims against Euronext often raise difficult and complex issues. In determining whether a loss should be accrued Euronext evaluates, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. Assessing these matters inherently involves the exercise of significant management judgment. Changes in these factors or outcomes that are different from those Euronext expects to occur could materially impact Euronext’s financial position or its results of operations.

Summary of Differences between IFRS and U.S. GAAP

Euronext prepares its consolidated financial statements in accordance with IFRS, which differ in certain significant respects from U.S. GAAP. The principal differences between IFRS and U.S. GAAP as they relate to Euronext are discussed in Note 3.12 to Euronext’s consolidated financial statements as of and for the years ended December 31, 2006 and 2005.

These notes include a reconciliation of net income and shareholders’ equity under IFRS to net income and shareholders’ equity under U.S. GAAP. The most significant items in reconciling Euronext’s net income and shareholders’ equity under IFRS and U.S. GAAP relate to impairment and amortization of goodwill and intangible assets, recognition of admission fees and sale of software revenues, accounting for derivatives and hedging instruments, deferred tax related to business combinations and employee benefits and stock-based compensation. Further information on such differences and adjustments is set forth in the notes to Euronext’s consolidated financial statements mentioned above.

Net income under U.S. GAAP amounted to €329.0 million for the year ended December 31, 2006, up from €221.1 million in 2005. This corresponds to a 49% increase in net income under U.S. GAAP, compared to the 47% increase in net income under IFRS. The increase in US GAAP adjustments between 2005 and 2006 is mainly due to the adoption since January 1, 2006 of SFAS 123 R “Share-Based Payment” using the prospective method. This led to the reclassification of Euronext stock option awards granted in 2004, which were previously classified as an equity instrument under APB 25, as a liability due to conditions in the awards that are not included in the service, performance or market conditions as described in FAS 123(R). This is the source of the increase in adjustments relating to share based payments from €(5,704) million in 2005 to €(25,507) in 2006.

INFORMATION ABOUT AMEX

Overview

Currently, MC, through its subsidiary Amex, operates and provides certain regulatory functions for a securities market that conducts trading through an auction market structure that has both floor-based and electronic features. After the mergers, NYSE Euronext, through merger sub, will operate Amex and certain regulatory functions of Amex will be conducted by NYSE Regulation, Inc., pursuant to a regulatory services agreement.

Amex offers trading across a full range of equities, options and ETFs. In addition to its role as a national equities market in the United States, Amex has been a pioneer of ETFs, responsible for bringing the first domestic ETF product to market in 1993 and continues to have the largest number of ETF listings of any exchange in the United States. Amex also operates one of seven options exchanges in the United States, which trades options on domestic stocks, ADRs, broad-based, industry and sector and international indexes, ETFs and HOLDRs. Amex also offers trading in structured products and disseminates market data.

Amex generates revenue primarily from execution services (transaction charges), issuer services (listing fees) and market information services (primarily tape revenue). Amex also generates revenue from registration fees, assessment fees and other revenues, including fees earned from trading floor services provided to members, fees from index calculation services, contractual fees derived from trademark licenses to use Amex-owned indexes and other services.

Amex has incurred operating losses each year since 2001. For the year ended December 31, 2007, Amex generated operating revenues of $178.5 million and a net loss of $32.4 million.

Amex is an SRO, which is regulated by the SEC. As an SRO, Amex plays a critical role in the U.S. securities markets: Amex conducts market surveillance and examines members and member organizations for, and enforces compliance with, federal securities laws and Amex rules.

MC has operated Amex generally as a non-profit organization. Amex’s fee schedules and expense budgets were designed to achieve a break even operation. Upon the completion of the mergers, NYSE Euronext will operate Amex on a for-profit basis. Therefore, Amex’s historical financial information will not necessarily be indicative of future performance and should be read in that context.

Key Trends and Uncertainties Affecting Amex’s Revenues and Results of Operations

The following trends have recently affected Amex’s revenues and results of operations, challenging its operation as an independent company:

•

Decrease in trading share. Over the years, Amex’s share of trading volume in the United States has declined across its product lines. Amex’s share in trading Amex-listed equities (including listed companies, structured products and closed-end funds) declined from 47.2% in 2005 to 42.3% in 2006, and further to 25.8% in 2007. Its share in trading options declined from 13.4% in 2005 to 9.7% in 2006, and further to 8.4% in 2007. Its share in trading ETFs declined from 12.2% in 2005 to 8.0% in 2006 and further to 3.3% in 2007. Its share in Tape B distribution, the market data revenue based on Amex’s share of the industry’s tape revenues for equities and ETFs, declined from 25.2% in 2006 to 14.9% in 2007, after a slight increase from 2005 to 2006.

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Challenges Experienced In Connection with Implementation of Regulation NMS. Like all U.S. securities exchanges, Amex is subject to comprehensive regulation by the SEC. On April 6, 2005, the SEC adopted Regulation NMS, which became operative at various points throughout 2006 and 2007. One of the principal features of Regulation NMS is the modernization of the “trade-through” or “order protection” rule, which required automated execution and intermarket linkage. Among other things, this rule requires market centers to establish and maintain policies and procedures to prevent “trade-throughs,” which are the executions of orders at a price inferior to the best bid or offer displayed by another market center at the time of execution. This aspect of Regulation NMS protects and applies only to quotes available for immediate execution. Amex’s market model has traditionally relied on specialists and a few market makers. While Amex has incurred significant expenses in creating the AEMI platform to become compliant with Regulation NMS, there has been an increase in the number of orders routed away for execution and Amex has experienced significant challenges accommodating the trading of ETFs electronically. Management has determined that without a major revamping of market structure which relies on specialists, volume is unlikely to improve significantly even with technology improvements which have proved difficult.

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Price competition. The securities industry is characterized by intense price competition. The pricing models for trade execution for securities have changed in response to competitive market conditions. For example, in the equities markets, the trend has been to offer maker/taker pricing and to offer rebates shared from tape revenue accruing to an exchange. In addition, while other exchanges have eliminated specialist commissions, Amex has not yet been successful in eliminating equity specialist commissions making the all-in cost of transacting on Amex less competitive than other market centers. In the options markets, some of Amex’s competitors have lowered transaction fees while at the same time increasing the marketing fees that they collect from market makers to be used by specialists to pay for order flow. The reduction in transaction fees, the increase in marketing fees and the tape revenue rebate program implemented by other exchanges have resulted in significant pricing and cost pressure on Amex. Amex has been unable to offer payment of execution and tape revenue for providers of liquidity, given its financial condition.

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Significant Technology Expenses and Challenges. Amex has incurred significant costs to update its technology platform as well as various costs to support its trading floor and infrastructure. Despite the major effort and cost incurred, management has determined that ANTE system for options may not be able to catch up to competitors’ systems and that more investment in improved technology may not yield sufficient returns on a timely basis to justify the investment. In addition, while the implementation of AEMI system for equities has made Amex compliant with Regulation NMS, Amex’s ability to attract and retain order flow has been impaired by operational instability and lack of scalability, despite efforts to improve the AEMI system. The need to enhance the current technology infrastructure has been particularly pressing in light of recent changes in the structure of the nation’s securities markets, including the means by which revenues for quotations and transaction data are generated and distributed. However, the management has determined that AEMI system is not easily upgraded and that major changes or a new version of AEMI would be needed to be competitive. With declining revenues, Amex has not had sufficient cash to fund operations and improvements.

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Increased competition from existing and new securities markets. Over the years, there has been an increase in the number of other securities markets, such as ECNs and alternative trading systems, that have been attracting order flow. In addition, there has been an increase in the markets that trade securities listed on Amex pursuant to unlisted trading privileges, which allows exchanges to trade securities not listed on their exchange. It is uncertain whether the initiatives implemented to promote revenue growth, including new products introduced by Amex would be successful or that Amex’s proclaimed intellectual property rights would be honored without litigation. In addition, as Amex’s order flow and share of trading volume weaken and Nasdaq gets stronger, there is a risk of losing operating companies to Nasdaq and not attracting new operating companies. Furthermore, certain ECNs have entered into arrangements with regional exchanges, FINRA and Nasdaq to report their trades resulting in their ability to share in market data revenue without becoming an exchange, which arrangements have decreased Amex’s share of tape revenue.

•	Regulatory Oversight. In recent years, Amex has been subject to an SEC investigation into its various business and related regulatory oversight functions. On June 26, 2003, the SEC’s Division of

Enforcement notified Amex that it had commenced a formal investigation into certain issues arising from an inspection of Amex’s regulatory programs by the SEC’s Office of Compliance Inspections and Examinations related to customer options order handling. The Division of Enforcement’s investigation sought to determine whether there had been violations of Sections 17(a)(1) and 19(g) of the Exchange Act and Rule 17a-l thereunder by Amex for failing to discharge its statutory duties as an SRO. In March 2007, SEC approved Amex’s Offer of Settlement, which included, among others, a commitment to engage a third-party auditor to conduct three audits to determine and confirm that Amex’s regulatory policies and procedures are reasonably designed and effective to ensure compliance with, and to deter violations of, the federal securities laws and all Amex rules. In addition, Amex entered into a regulatory services agreement with FINRA, which carries costs significantly above prior expenditures.

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Globalization and consolidations. The liberalization and globalization of world markets have resulted in greater mobility of capital, greater international participation in local markets and more competition among markets in different geographical areas. As a result, the competition among trading markets and other execution venues has become more intense. In addition, in the last several years, the structure of the exchange sector has changed significantly through demutualization and consolidations.

Business

Amex provides a marketplace for the trading of equities, options and ETFs that meets criteria established in Amex rules and approved by the SEC. Amex also trades certain structured products and offers market data.

Equities and ETFs are currently traded on AEMI, a hybrid market trading platform that combines the auction market with capabilities of automated trading. Investors can choose to have their orders executed automatically against published bids or offers without human intervention, or handled by floor brokers with point of sale privileges. Quotes are published automatically in response to order flow, removing the need for manual updates by specialists and allowing continuous automated trading. In addition, specialists have access to real time information, which assists them in auction and negotiated trading on the floor. AEMI allows automated routing to other options and stock exchanges. AEMI has been approved by the SEC for trading equities and ETFs and is compliant with Regulation NMS.

Options are currently traded on ANTE, which provides automated screen-based trading of options alongside trading floor execution.

Equities Business

Amex is a leading listing venue for small- and mid-cap companies. Amex also generates revenues from trading equities.

Listings

Amex relies on new listings to maintain a competitive position in the United States and global markets. Amex actively pursues new U.S. company listings, particularly the small- and mid-cap companies with market values greater than $50 million and less than $1 billion. Amex has also been successful listing and retaining non-U.S. companies. Generally, non-U.S. companies are attracted to the U.S. to take advantage of the deep and diverse U.S. investor base, the visibility among the worldwide financial community that accompanies listing and the enhanced credibility that may be conferred by investors and other parties on a company once listed on Amex.

In 2007, Amex listed 109 new companies, a 58% increase over 69 new companies listed in 2006. As of December 31, 2007, approximately 593 companies were listed on Amex, a 3% increase over the 576 listed companies in 2006. Amex’s listed companies represented a combined global market capitalization of approximately $258.3 billion as of that date.

Fees are paid by companies when they initially list on Amex and annually thereafter, although companies transferring to Amex from another exchange are not subject to initial listing fees. Listing fees, which are subject to a minimum and maximum amount, are based on the number of shares that a company lists with Amex. Annual fees are charged on the outstanding shares of the listed company at the end of each year and are subject to a minimum and maximum fee. Listed companies also pay fees in connection with corporate transactions involving the issuance of new shares, such as stock splits, rights issues, sales of additional securities and mergers and acquisitions. Non-U.S. companies pay fees based on the number of listed securities issued or held in the United States.

Amex requires that companies seeking to list securities meet minimum financial, distribution and corporate governance criteria. All standards are periodically reviewed to ensure that Amex attracts and retains companies with sustainable business models.

Trading

At Amex, execution fees are calculated on a per share bases and are subject to a discount if volume exceeds 50 million shares. The average transaction charge revenue per 100 equity shares traded was $0.297 in 2006 and $0.274 in 2007.

Options Business

Amex began trading options contracts in 1975. Today, Amex operates one of the seven options exchanges in the United States.

Listings

At Amex, puts and calls are traded on domestic stocks, ADRs, broad-based, industry sector and international indexes, ETFs, and HOLDRs. In addition to conventional options, Amex trades Long-term Equity Anticipation Securities (“LEAPS”) and equity and index Flexible Exchange (“FLEX”) options. LEAPS are put and call options that have expirations of up to three years from the time of their initial listing. LEAPS, which have a unique ticker symbol, meld into their conventional shorter-term options within one year of their expirations. At Amex, equity LEAPS are traded on certain common stocks, ADRs, ETFs and HOLDRs, and index LEAPS are traded on broad-based, industry section and international indexes. FLEX options combine the benefits of customization with the advantages of listing and are available on all option products listed on Amex. Both equity FLEX and index FLEX options allow investors to customize key contract terms, including expiration date, exercise style, and exercise price, and to take advantage of expanded position limits.

Amex qualifies the listing of options that meet certain minimum criteria. For instance, under Amex rules, in order to list an option on a stock, there must be at least 7 million shares of the underlying stock available for public trading, with at least 2,000 holders of the security. In addition, there must be active public trading in the underlying stock, and that stock must meet certain minimum price tests. Amex rules also include specialized criteria for listing options on other types of securities, such as ADRs, ETFs and HOLDRs.

In 2007, Amex listed 274 new options contracts, a 23% decrease over 356 new options contracts listed in 2006. As of December 31, 2007, approximately 1,778 options contracts were listed on Amex, a decrease from 1,976 options contracts in 2006.

Trading

Amex trades approximately 958,000 options contracts each day. In 2007, Amex traded approximately 240.4 million options contracts, an increase from 197.0 million options contracts traded in 2006. Currently, the transaction fee varies based on the type of option traded (e.g., equity option, index option), and who trades options (e.g., firm, specialist market maker, supplemental registered options traders, non-member market maker).

Amex’s options business uses ANTE, a technology platform and market structure that is designed to enhance the speed and quality of trade execution for its customers and to attract additional sources of liquidity by allowing market makers to have access to its markets remotely and by integrating floor-based participants and remote market makers.

ETF Business

Amex pioneered the ETF product, bringing the first domestic product to market in 1993. Since Amex sponsored and listed the first ETF in 1993, the number of ETFs in the United States has grown dramatically to include 646 products from more than 17 different sponsors with combined assets in excess of $620 billion and primary listings on four different exchanges. Today, Amex remains the center of development and a leader in listing ETFs.

ETFs are open-ended investment products that are traded like shares of stock at market prices which may differ from net asset value. Creation and redemption activity occurs in large aggregations of ETF shares at net asset value to increase or decrease ETF shares available for trading. At Amex, HOLDRs, with commodity-based trusts, currency trusts and other products with similar characteristics to traditional ETFs, are considered a part of the overall ETF business and the listing and trading data relating to ETFs includes these products.

Listings

Amex has continued to be at the forefront of growth in listing ETFs despite increased competition. Amex targets current and potential ETF issuers, with a particular focus on key investment managers, to retain ETFs and solicit interest in new product development and additional listings on Amex. Amex works independently and with existing and potential issuers to develop new ETFs and other related products that could list and trade on Amex’s exchange.

In 2007, Amex listed 179 new ETFs from 14 different issuers, more than any other U.S. exchange, an increase from 92 new ETFs listed in 2006 and 46 new ETFs listed in 2005. As of December 31, 2007, there were 380 ETFs listed on Amex, out of a total of approximately 646 listings in the U.S., an increase from 222 ETFs listed as of December 31, 2006. As of December 31, 2007, assets in ETFs listed on Amex totaled more than $250 billion.

Amex charges ETF sponsors both a flat initial listing fee and an annual listing fee based on aggregate shares outstanding across ETFs in a fund family. Annual listing fees are not refunded in the event of a delisting.

Trading

In 2007, Amex traded 4.7 billion shares of ETFs, a 19% decrease from 2006 volume of 5.8 billion shares. The shares of ETFs traded in 2007 included 380 ETFs that are listed on Amex’s exchange and 120 selected ETFs that are listed on other U.S. exchanges and are traded by Amex pursuant to unlisted trading privileges.

The average transaction charge revenue per 100 ETF shares traded in 2006 and in 2007 was $0.504 and $0.214, respectively.

Capital Markets Products Business

Amex also lists and trades a diverse array of innovative structured products, which may be based on a single equity, a basket of stocks, an index, a commodity, a debt issuance or a foreign currency, designed to meet the specific needs of investors and offer unique risk and return characteristics.

Listings

Major structured products listed on Amex include equity linked term notes such as ELKS, SPARQS and STRIDES, index linked notes, such as SMUNS, PLUS and MITTS, currency and commodity linked notes, and currency and index linked warrants.

In 2007, Amex listed 128 new structured products, an increase from 114 new structured products listed in 2006. As of December 31, 2007, approximately 400 structured products were listed on Amex, an increase over 394 structured products in 2006. The market value of structured products has surged, and the total listings on Amex were valued at over $16.8 billion as of December 31, 2007. Amex offers marketing services once new products are launched.

Trading

In 2007, overall industry structured products trading volume grew to over 390.9 million shares. In this period, Amex traded 222.2 million shares, an increase from 221.8 million shares traded in 2006. In 2006 and in 2007, average trading volume for structured products accounted for almost 1.2% and 1.9%, respectively, of total Amex equity and ETF volume.

Market Data Business

Amex collects and distributes market data, including real-time and delayed information relating to securities bid/ask quotations and the prices at which securities transactions take place. The broad distribution of accurate and reliable real-time market data is essential to the proper functioning of any securities market because it enables market professionals and investors to make trading decisions. The pricing for market data products must be approved by the SEC on the basis of whether prices are fair, reasonable and not unreasonably discriminatory.

Amex’s market data services are divided into three parts: Tape B, Options Price Reporting Authority (“OPRA”) data and non-core proprietary data products. In 2007, each of Tape B, OPRA data and proprietary data products generated 93%, 5% and 2%, respectively, of Amex’s overall market data revenue.

Network B or Tape B

The SEC requires securities markets to join together in consolidating their best bids, best offers and last sale prices for each security, and to provide this information to the public on an integrated basis. Amex works with other markets to make this market data available on a consolidated basis. The CTA and Consolidated Quote (“CQ”) Plan respectively provide the investing public with the reported transaction prices and the best bid and offer for each security, regardless of the market to which a quote is reported or on which a trade takes place. Tape B is the network that disseminates market data for securities listed on Amex and certain regional exchanges. Amex is the administrator for the use of bid/ask and last sale information relating to Amex-listed stocks and certain other regionally-listed stocks over Tape B.

In accordance with Regulation NMS, as of April 1, 2007, share of tape revenue is derived through a formula based on 25% share of trading, 25% share of value traded and 50% share of quoting, as reported to the consolidated tape. Prior to April 1, 2007, share of revenue for Tapes A and B was derived based on share of trades reported to the consolidated tape, and share of revenue for Tape C was derived based on an average of share of trades and share of volume reported to the consolidated tape.

OPRA

Amex’s options business generates revenues partly from market data services. Market data revenue is derived from Amex’s share of OPRA’s total net revenue based on Amex trade volume. As of December 31,

2007, Amex accounted for approximately 3.3% of the trades reported through OPRA, compared to 4.7% in 2006, and received corresponding revenue.

Properties

The following table sets forth information on the owned and leased properties of Amex.

Owned Properties	Floors	Sq. Feet	Primary Use
86 Trinity Place (NY)	15	181,725	Trading Floor & Offices
22 Thames (NY)	10	89,840	Offices

Leased Properties	Floors	Sq. Feet	Primary Use	Termination Date
65 Broadway (NY)	2	32,000	FINRA Staff	4/30/11
40 Wall St. (NY)	2	59,769	Technology	5/29/09
111 Town Square Place (NJ)	1	5,300	Back-up Site	9/30/12

Other
2 Metrotech (Brooklyn)	1	15,512	Data Center	*
55 Water St. (NY)	1	14,965	Data Center (backup)	*

*	Carryover from SIAC transaction. Space is provided for support of Amex in the ongoing Services Agreement, but Amex does not have any direct leasehold obligation.

The 2 Metrotech and 55 Water Street locations are space provided for the support of Amex in the Services Agreement with SIAC. Amex does not have any direct leasehold obligation with respect to these facilities. Amex is currently in negotiations to sub-lease the 22nd floor of 40 Wall Street location until the end of the lease term in May 2009. Following the mergers, if the Amex headquarters have not already been sold, NYSE Euronext intends to sell such properties of Amex (and for a period of time after the merger, to permit Amex to conduct the sale process on behalf of NYSE Euronext). MC members are entitled to receive a contingent consideration in the form of additional shares of NYSE Euronext common stock based on the net proceeds, if any, from the sale of the Amex headquarters within a specified time frame. For more information on the owned properties, please see “The Mergers—Description of the Amex Headquarters.” For more information on the contingent consideration, please see “The Mergers—General—Contingent Consideration,” “The Merger Agreement—Contingent Consideration Upon Sale of the Amex Headquarters.”

Legal and Administrative Proceedings

OM Technology AB

Amex and OM Technology AB (“OM”), a Swedish company, were parties to a Delivery and License Agreement (the “OM Agreement”) pursuant to which OM was to develop and deliver to Amex certain customized software to be used by Amex in connection with the back-end of a new trading environment for options (the “ANTE Trading System”). On April 19, 2002, Amex sent a Notice of Failure to Perform and Demand to Cure (the “Default Notice”) to OM asserting that OM had failed to perform its material obligations under the OM Agreement and demanding that it cure those defaults within 30 days. OM responded to the Default Notice by asserting that it has performed its material obligations. As OM did not cure its defaults within the 30-day cure period, on June 28, 2002, Amex sent a notice of termination (the “Termination Notice”) to OM formally terminating the OM Agreement and, inter alia, demanding the return of all monies paid to OM. On July 12, 2002 counsel in Sweden for OM sent a letter responding to the Termination Notice, which asserts that Amex had no right to terminate the OM Agreement and that Amex committed a material breach by doing so. Over the years, the parties have attempted to mediate the dispute and negotiate a settlement without success.

On May 10, 2006, OM served Amex with a Notice of Arbitration, which asserts that Amex improperly terminated the OM Agreement and that OM is entitled to an award of approximately $11 million. In accordance with the Procedural Order issued by the arbitrators, OM submitted its Statement of Claim on December 1, 2006. Amex submitted its Statement of Defense and Counterclaim on January 19, 2007 seeking the recovery of all monies paid by Amex under the OM Agreement (approximately $9.7 million) plus interest. The parties have completed pre-hearing discovery, and a pre-hearing conference was held on September 12, 2007. Witness statements were submitted during December 2007 and January 2008, and the arbitration hearings are expected to be concluded in mid-April 2008. Management is not in a position at this time to determine whether it will be found to have any liability to OM based upon its termination of the OM Agreement. Management intends to vigorously pursue its claims against OM and defend the claims OM has asserted.

Salvatore F. Sodano

Mr. Salvatore F. Sodano, former Amex chairman and chief executive officer has filed a complaint on December 14, 2007 in the Delaware Chancery Court alleging failure of Amex and FINRA to advance Mr. Sodano’s legal fees and expenses in connection with a pending proceeding brought by the SEC against him. Amex has refused to continue to advance Mr. Sodano’s fees and expenses, because they deem such fees and expenses to be excessive and unreasonable and because it believes FINRA should contribute to the cost of Mr. Sodano’s defense. Amex filed its answer and cross-claims against FINRA on January 7, 2008. FINRA has answered and cross-claimed against Amex. The parties are currently conducting discovery and the trial date has been scheduled for April 25, 2008.

SEC Order

In an Order dated March 22, 2007, the SEC accepted Amex’s Offer of Settlement of their investigation of Amex. Amex consented to the entry of an Order by the SEC imposing remedial sanctions, a censure, and a cease and desist order for its failure to adequately survey and investigate violations of, and enforce certain order handling rules in violation of Section 19(g) of the Exchange Act and failure to furnish accurate records in violation of Section 17(a)(1) and Rule 17a-1 of the Exchange Act. Amex also agreed to comply with certain undertakings including the retention of a third party auditor to conduct three comprehensive audits of Amex’s surveillance, examination, investigation and disciplinary programs.

In re the Application of the Boston Stock Exchange LLC, et al.

Amex acts as Network B Administrator pursuant to the CTA and CQ Plans. On March 2, 2007, Amex, individually and on behalf of the CTA/CQ Plan participants, settled a lawsuit against Edward D. Jones & Company (“EDJ”), a large retail-oriented brokerage firm, for EDJ’s failure to properly report its usage of Network B data and pay substantial usage fees. The settlement proceeds, in the amount of $10.85 million, were distributed to all CTA/CQ Plan Participants in accordance with the manner used to distribute revenues under the CTA/CQ Plans. The legal expenses incurred in prosecuting this matter were deducted from gross income in the year they were incurred. On April 3, 2007, a majority of the CTA/CQ Plan Participants voted to require the Network B Administrator to reallocate the EDJ legal expenses. The Network B Administrator refused to reallocate as requested, stating that such a reallocation was inconsistent with the CTA/CQ Plans and that it considered the vote “null and void.” On July 3, 2007, seven of the 11 CTA/CQ Plan Participants petitioned the SEC pursuant to Rule 608(d)(1) of Regulation NMS to compel the Network B Administrator to reallocate the EDJ legal expenses in accordance with the petitioners’ directions. Amex, on behalf of the Network B Administrator, has opposed the petition arguing that it was time-barred since it was not filed as required within 30 days of the Network B Administrator’s alleged failure to act. Amex also argues the petitioners’ instructions to reallocate the legal expenses are not authorized by or consistent with the Plans. Amex estimates the potential exposure to be approximately $1.2 million.

Amex may be subject to claims arising out of the conduct of its business. Currently, there are certain other legal proceedings pending against Amex as well as SEC and administrative investigations into various business and related regulatory oversight functions of Amex. Management believes that the outcome of these other matters will not have a material effect on Amex’s financial position or results of operations. Management is not aware of any unasserted claims or assessments that, if asserted and were unfavorably decided, would have a material adverse effect on Amex’s financial position and the results of operations.

Employees

As of March 25, 2008, Amex employed 371 individuals. Of these employees, 146 were involved in systems development or operations, 46 were involved in direct support of trading operations and 32 were involved in regulatory activities. The remaining 147 personnel provide marketing, education, financial, legal, administrative and managerial support. These numbers also reflect a reduction in force conducted on January 8, 2008 in which 76 employees were terminated.

DESCRIPTION OF NYSE EURONEXT CAPITAL STOCK

The following summary is a description of the material terms of NYSE Euronext’s capital stock. You should also refer to (1) the NYSE Euronext certificate of incorporation, which has been filed as Exhibit 3.1 to the registration statement of which this proxy statement/prospectus forms a part, (2) the form of NYSE Euronext bylaws expected to be in effect upon completion of the mergers, which has been filed as exhibit 3.2.2 to the registration statement of which this proxy statement/prospectus forms a part, and (3) the applicable provisions of the Delaware General Corporation Law.

Common Stock

NYSE Euronext is authorized to issue up to 800,000,000 shares of common stock. Immediately following the completion of the transactions contemplated by the merger agreement, NYSE Euronext expects there to be approximately 265,300,000 shares of NYSE Euronext common stock outstanding plus the number of shares issued as merger consideration and contingent consideration, if any.

Holders of NYSE Euronext common stock are entitled to receive dividends when, as and if declared by NYSE Euronext board of directors out of funds legally available for payment, subject to the rights of holders, if any, of NYSE Euronext preferred stock.

Each holder of NYSE Euronext common stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of preferred stock if and when issued and subject to applicable law, all voting rights are vested in the holders of shares of NYSE Euronext common stock.

In the event of a voluntary or involuntary liquidation, dissolution or winding up of NYSE Euronext, the holders of NYSE Euronext common stock will be entitled to share equally in any of the assets available for distribution after NYSE Euronext has paid in full all of its debts and after the holders of all outstanding series of NYSE Euronext preferred stock, if any, have received their liquidation preferences in full.

The issued and outstanding shares of NYSE Euronext common stock are fully paid and nonassessable. Holders of shares of NYSE Euronext common stock are not entitled to preemptive rights. Shares of NYSE Euronext common stock are not convertible into shares of any other class of capital stock.

Ownership and Voting Limits on NYSE Euronext Capital Stock

The NYSE Euronext certificate of incorporation places certain ownership and voting limits on the holders of its capital stock. Specifically, under the NYSE Euronext certificate of incorporation:

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no person (either alone or together with its related persons (as defined below)) may beneficially own shares of stock of NYSE Euronext representing in the aggregate more than 20% of the total number of votes entitled to be cast on any matter; and

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no person (either alone or together with its related persons) shall be entitled to vote or cause the voting of shares of stock of NYSE Euronext representing in the aggregate more than 10% of the total number of votes entitled to be cast on any matter, and no person (either alone or together with its related persons) may acquire the ability to vote more than 10% of the total number of votes entitled to be cast on any matter by virtue of agreements entered into by other persons not to vote shares of NYSE Euronext’s outstanding capital stock.

The term “related persons” shall mean with respect to any person:

•	any “affiliate” (as such term is defined in Rule 12b-2 under the Exchange Act) of such person;

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any other person(s) with which such first person has any agreement, arrangement or understanding (whether or not in writing) to act together for the purpose of acquiring, voting, holding or disposing of shares of the stock of NYSE Euronext;

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in the case of a person that is a company, corporation or similar entity, any executive officer (as defined under Rule 3b-7 under the Exchange Act) or director of such person and, in the case of a person that is a partnership or a limited liability company, any general partner, managing member or manager of such person, as applicable;

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in the case of a person that is a “member organization” (as defined in the rules of NYSE, as such rules may be in effect from time to time), any “member” (as defined in the rules of NYSE, as such rules may be in effect from time to time) that is associated with such person (as determined using the definition of “person associated with a member” as defined under Section 3(a)(21) of the Exchange Act);

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in the case of a person that is an OTP Firm (as defined in the rules of NYSE Arca, Inc., as such rules may be in effect from time to time), any OTP Holder (as defined in the rules of NYSE Arca, Inc., as such rules may be in effect from time to time) that is associated with such person (as determined using the definition of “person associated with a member” as defined under Section 3(a)(21) of the Exchange Act);

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in the case of a person that is a natural person, any relative or spouse of such natural person, or any relative of such spouse who has the same home as such natural person or who is a director or officer of NYSE Euronext or any of its parents or subsidiaries;

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in the case of a person that is an executive officer (as defined under Rule 3b-7 under the Exchange Act), or a director of a company, corporation or similar entity, such company, corporation or entity, as applicable;

•	in the case of a person that is a general partner, managing member or manager of a partnership or limited liability company, such partnership or limited liability company, as applicable;

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in the case of a person that is a “member” (as defined in the rules of NYSE, as such rules may be in effect from time to time), the “member organization” (as defined in the rules of NYSE, as such rules may be in effect from time to time) with which such person is associated (as determined using the definition of “person associated with a member” as defined under Section 3(a)(21) of the Exchange Act); and

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in the case of a person that is an OTP Holder, the OTP Firm with which such person is associated (as determined using the definition of “person associated with a member” as defined under Section 3(a)(21) of the Exchange Act).

Upon the completion of the mergers, the NYSE rules are expected to be amended to provide that for the purposes of the “Related Party” definition in the NYSE Euronext certificate of incorporation, the term “member” shall include “members” of Amex as defined in the rules of Amex, as such rules shall be in effect form time to time, and the term “member organization” shall include “member organizations,” “member corporations” and “member firms” of Amex as defined in the new rules of Amex, as such rules shall be in effect from time to time.

In the event that a person, either alone or together with its related persons, beneficially owns shares of stock of NYSE Euronext representing more than 20% of the total number of votes entitled to be cast on any matter, such person and its related persons shall be obligated to sell promptly, and NYSE Euronext shall be obligated to purchase promptly, at a price equal to the par value of such shares of stock and to the extent that funds are legally available for such purchase, that number of shares of stock of the NYSE Euronext necessary so that such person, together with its related persons, shall beneficially own shares of stock of NYSE Euronext representing in the aggregate no more than 20% of the total number of votes entitled to be cast on any matter, after taking into account that such repurchased shares shall become treasury shares and shall no longer be deemed to be outstanding.

In the event that a person, either alone or together with its related persons, possesses more than 10% of the total number of votes entitled to be cast on any matter (including if it possesses this voting power by virtue of agreements entered into by other persons not to vote shares of NYSE Euronext’s capital stock), then such person, either alone or together with its related persons, will not be entitled to vote or cause the voting of these shares of NYSE Euronext capital stock to the extent that such shares represent in the aggregate more than 10% of the total number of votes entitled to be cast on any matter, and NYSE Euronext shall disregard any such votes purported to be cast in excess of this percentage.

The voting limitations do not apply to a solicitation of a revocable proxy by or on behalf of NYSE Euronext or by any officer or director of NYSE Euronext acting on behalf of NYSE Euronext or to a solicitation of a revocable proxy by a NYSE Euronext stockholder in accordance with Regulation 14A under the Exchange Act. This exception, however, does not apply to certain solicitations by a stockholder pursuant to Rule 14a-2(b)(2) under the Exchange Act, which permits a solicitation made otherwise than on behalf of NYSE Euronext where the total number of persons solicited is not more than ten.

The NYSE Euronext board of directors may waive the provisions regarding ownership and voting limits by a resolution expressly permitting this ownership or voting (which resolution must be filed with and approved by the SEC and all required European regulators prior to being effective), subject to a determination of the board that:

•	the acquisition of such shares and the exercise of such voting rights, as applicable, will not impair:

•	the ability of NYSE Euronext, NYSE Group or the U.S. regulated subsidiaries of NYSE Group to discharge their respective responsibilities under the Exchange Act and the rules thereunder;

•	the ability of NYSE Euronext, Euronext or the European market subsidiaries to discharge their respective responsibilities under European exchange regulations;

•	the ability of the SEC to enforce the Exchange Act; or

•	the ability of European regulators to enforce European exchange regulations;

•

the acquisition of such shares and the exercise of such voting rights, as applicable, is otherwise in the best interests of NYSE Euronext, its stockholders, its U.S. regulated subsidiaries and its European market subsidiaries;

•

neither the person obtaining the waiver nor any of its related persons is subject to any statutory disqualification (as defined in Section 3(a)(39) of the Exchange Act) if such person is seeking to obtain a waiver above the 20% level;

•

neither the person obtaining the waiver nor any of its related persons has been determined by a European regulator to be in violation of the laws or regulations adopted in accordance with the European Directive on Markets in Financial Instruments applicable to any European market subsidiary requiring such person to act fairly, honestly and professionally, if such person is seeking to obtain a waiver above the 20% level;

•

for so long as NYSE Euronext directly or indirectly controls NYSE Arca, Inc. or NYSE Arca Equities, Inc., or any facility of NYSE Arca, Inc., neither the person requesting the waiver nor any of its related persons is an ETP holder, an OTP holder or an OTP firm if such person is seeking to obtain a waiver above the 20% level;

•

for so long as NYSE Euronext directly or indirectly controls NYSE or NYSE Market, neither the person requesting the waiver nor any of its related persons is a member or member organization of NYSE if such person is seeking to obtain a waiver above the 20% level; and

•

for so long as NYSE Euronext directly or indirectly controls Amex, neither such Person nor any of its Related Persons is a “member” of Amex if such person is seeking to obtain a waiver above the 20% level.

In making these determinations, the NYSE Euronext board of directors may impose conditions and restrictions on the relevant stockholder or its related persons that it deems necessary, appropriate or desirable in furtherance of the objectives of the Exchange Act, the European exchange regulations and the governance of NYSE Euronext.

For purposes of these provisions, a “European market subsidiary” means a “market operator,” as defined by the European Directive on Markets in Financial Instruments, that is

•	owned by Euronext as of the effective time of the business combination transaction between NYSE Group and Euronext and continues to be owned by NYSE Euronext; or

•

acquired by Euronext after the effective time of the business combination transaction between NYSE Group and Euronext (provided that in this case, the acquisition of the market operator shall have been approved by the NYSE Euronext board of directors and the jurisdiction in which such market operator operates is represented in the Euronext College of Regulators).

These provisions of the NYSE Euronext certificate of incorporation could delay or deter a change of control of NYSE Euronext, which could adversely affect the price of NYSE Euronext common stock.

The NYSE Euronext certificate of incorporation also provides that the NYSE Euronext board of directors has the right to require any person and its related persons that the NYSE Euronext board of directors reasonably believes to be subject to the voting or ownership restrictions summarized above, and any stockholder (including related persons) that at any time beneficially owns 5% or more of NYSE Euronext’s outstanding capital stock, to provide to NYSE Euronext, upon the board’s request, complete information as to all shares of capital stock of NYSE Euronext that such stockholder beneficially owns, as well as any other information relating to the applicability to such stockholder of the voting and ownership requirements outlined above.

Transfer Restrictions on Certain Shares of NYSE Euronext Common Stock

The NYSE Euronext certificate of incorporation imposes transfer restrictions on certain of the shares of NYSE Euronext common stock (the “restricted NYSE Euronext stock”) issued in the merger of NYSE Group and Jefferson Merger Sub, Inc. as part of the business combination transaction between NYSE Group and Euronext, which was completed on April 4, 2007. These transfer restrictions are intended to continue the transfer restrictions that were imposed on certain of the shares of NYSE Group common stock (the “restricted NYSE Group stock”) issued in the merger between the NYSE and Archipelago, which restrictions were scheduled to expire in three equal installments on the first, second and third anniversaries of the completion of the NYSE/Archipelago merger, which occurred on March 7, 2006. Because the first anniversary of the NYSE/Archipelago merger had since passed at the time the current certificate of incorporation of NYSE Euronext was adopted, the NYSE Euronext certificate of incorporation provides that the restricted NYSE Euronext stock consists of NYSE Euronext common stock issued in the merger between NYSE Group and Jefferson Merger Sub, Inc. in respect of restricted NYSE Group stock that had transfer restrictions which were scheduled to expire on March 7, 2008 or March 7, 2009, and that the transfer restrictions on the restricted NYSE Euronext stock are scheduled to expire on these same dates. Effective June 10, 2007, however, the NYSE Euronext board of directors released the transfer restrictions on the restricted NYSE Euronext stock that had transfer restrictions which were scheduled to expire on March 7, 2008. Therefore, the only remaining restricted NYSE Euronext stock consists of the shares of NYSE Euronext common stock with transfer restrictions that are scheduled to expire on March 7, 2009. Prior to the removal of the transfer restrictions from any such share, neither any record owner nor any beneficial owner of such share may, directly or indirectly, assign, sell, transfer or otherwise dispose of such share, except pursuant to one of the following limited exceptions set forth in NYSE Euronext’s certificate of incorporation:

•	if the owner of such share is an entity (including a corporation, partnership, limited liability company or limited liability partnership), such owner may transfer the share to:

•	any person of which such owner directly or indirectly owns all of the common voting and equity interest;

•	any other entity if a person directly or indirectly owns all of the common voting and equity interest of both such owner and such other entity;

•	any person that directly owns all of the common voting and equity interest of such owner;

•	the equity holders of such owner upon a bona fide liquidation or dissolution of such owner; or

•	a trustee of the bankruptcy estate of such owner if such owner has become bankrupt or insolvent;

•	if the owner of such share is a natural person, such owner may transfer the share to:

•

any family member of such owner (including such owner’s spouse, domestic partner, children, stepchildren, grandchildren, parents, parents-in-law, grandparents, brothers, sisters, uncles, aunts, cousins, nephews and nieces);

•	any trust or foundation solely for the benefit of such owner and /or such owner’s family members (which is referred to as a “qualified trust”); or

•	the owner may pledge or hypothecate, or grant a security interest in, such share, and may transfer such share as a result of any bona fide foreclosure resulting therefrom;

•

if the owner is a qualified trust, the owner may transfer the share to any beneficiary of such qualified trust (including a trust for the benefit of such beneficiary) or transfer the share in exchange for cash necessary to pay taxes, debts or other obligations payable by reason of the death of the grantor of such qualified trust or any one or more of such beneficiaries, in each case in accordance with the terms of the trust instrument;

•	the owner may pledge or hypothecate, or grant a security interest in, such share, and may transfer such share as a result of any bona fide foreclosure resulting therefrom; and

•

if the owner is a fiduciary of the estate of a deceased person, and is holding such share on behalf of such estate, such owner may transfer such share to the beneficiaries of such estate or in exchange for cash necessary to pay taxes, debts or other obligations payable by reason of the death of the deceased person.

In addition, if all of the beneficial owners of a share of NYSE Euronext common stock die, the transfer restrictions will automatically be removed from such share.

NYSE Euronext’s certificate of incorporation sets forth two additional rules with respect to the transfers described in the previous paragraph. First, any shares that are transferred pursuant to the bulleted exceptions in the prior paragraph will remain subject to the transfer restrictions and other terms of NYSE Euronext’s certificate of incorporation. Second, any beneficial owner of shares of NYSE Euronext common stock who makes a transfer pursuant to the bulleted exceptions in the prior paragraph must transfer shares of common stock that expire on the first, second and third year anniversary of the completion of the NYSE/Archipelago merger in the same proportion as the beneficial owner held such shares prior to the transfer. As a result, the proportion of a beneficial owner’s shares of common stock that are subject to transfer restrictions expiring on the first, second and third anniversary of the completion of the NYSE/Archipelago merger will be the same after any of the transfers described in the previous paragraph as it was before such transfer.

In addition, each of (1) General Atlantic Partners 77, L.P., GAP-W Holdings, L.P., GapStar LLC, GAP Coinvestment Partners II, L.P., and GAPCO GMBH & CO. KG and (2) GS Archipelago Investment, L.L.C., SLK-Hull Derivatives LLC and Goldman Sachs Execution and Clearing, L.P. (which are referred to collectively as the “Goldman Sachs Affiliates”), have entered into separate support and lock-up agreements, pursuant to which they have agreed not to transfer their shares of NYSE Group common stock that they received in the NYSE/Archipelago merger for a certain period of time. This transfer restriction applies equally to shares of NYSE Euronext common stock received in the business combination transaction between NYSE Group and Euronext by holders of these restricted shares. The transfer restrictions applicable to General Atlantic and the Goldman Sachs Affiliates are scheduled to expire in three equal installments on the first, second and third anniversaries of the NYSE/Archipelago merger. Effective June 10, 2007, however, the NYSE Euronext board of directors released the transfer restrictions on all of the shares of NYSE Euronext common stock which were subject to transfer restrictions that were scheduled to expire on March 7, 2008. Therefore, the only remaining transfer restrictions applicable to shares of NYSE Euronext common stock owned by General Atlantic and the Goldman Sachs Affiliates pursuant to the arrangements described above are scheduled to expire on March 7, 2009.

NYSE Euronext’s board of directors may, in its discretion, remove the transfer restrictions applicable to any number of NYSE Euronext common stock on terms and conditions and in ratios and numbers that it may fix in its sole discretion. However, if any transfer restrictions are removed from shares of NYSE Euronext common stock held by General Atlantic or the Goldman Sachs Affiliates that are subject to lock-up agreements with NYSE Group, the same transfer restrictions will be removed from an equivalent percentage of all other shares of NYSE Euronext common stock that are otherwise subject to the transfer restrictions, including shares of NYSE Euronext common stock held by the former NYSE members.

NYSE Euronext’s board of directors intends that, as market conditions permit, it will provide holders of the shares of NYSE Euronext common stock that continue to be subject to transfer restrictions with opportunities, from time to time, to sell these shares pursuant to additional registered offerings. NYSE Euronext’s board of directors will remove the transfer restrictions from the shares of NYSE Euronext common stock that are sold in these offerings. NYSE Euronext’s board of directors expects to determine whether to conduct any future offerings, the number of such offerings (if any), the maximum number of shares of NYSE Euronext common stock eligible to be sold in any offering, and the timing of these offerings based upon its view at the time of the market’s ability to absorb the newly unrestricted shares to be sold in the offering without an adverse impact on the market price of shares of NYSE Euronext common stock. However, the future sale of the shares of NYSE Euronext common stock that continue to be subject to transfer restrictions could adversely affect the prevailing market price of NYSE Euronext common stock and its ability to raise equity capital in the future.

There are approximately 42 million shares of NYSE Euronext common stock (including the shares of the General Atlantic Entities and Goldman Sachs) that remain subject to the transfer restrictions described above. As described above, those transfer restrictions are scheduled to expire automatically on March 7, 2009.

U.S. Federal Income Tax Considerations for Non-U.S. Holders of NYSE Euronext Common Stock

The following is a general discussion of material U.S. federal income and estate tax considerations with respect to the ownership and disposition of NYSE Euronext common stock applicable to non-U.S. holders (as defined below). This discussion is based on current provisions of the Code, which we refer to as the Code, existing and proposed U.S. Treasury regulations thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect.

For the purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of NYSE Euronext common stock other than:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of NYSE Euronext common stock, the tax treatment of a person treated as a partner generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding shares of NYSE Euronext common stock should consult their tax advisors.

It is assumed in this discussion that a non-U.S. holder holds shares of NYSE Euronext common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to a non-U.S. holder in light of that non-U.S. holder’s particular circumstances or that may be applicable to holders subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, holders who acquired NYSE Euronext common stock pursuant to the exercise of employee stock options or otherwise as compensation, entities or arrangements treated as partnerships for U.S. federal income tax purposes, holders liable for the alternative minimum tax, and holders who hold their NYSE Euronext common stock as part of a hedge, straddle, constructive sale or conversion transaction). In addition, except to the extent provided below, this discussion does not address U.S. federal tax laws other than those pertaining to the U.S. federal income tax, nor does it address any aspects of U.S. state, local or non-U.S. taxes. Accordingly, prospective investors should consult with their own tax advisors regarding the U.S. federal, state, local, non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of NYSE Euronext common stock.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF NYSE EURONEXT COMMON STOCK. HOLDERS OF NYSE EURONEXT COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF NYSE EURONEXT COMMON STOCK.

Dividends

In general, dividends, if any, paid by NYSE Euronext to a non-U.S. holder will be subject to U.S. withholding tax at a rate of 30% of the gross amount (or a reduced rate prescribed by an applicable income tax treaty) unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if an income tax treaty applies, are attributable to a permanent establishment of the non-U.S. holder within the United States. Dividends effectively connected with this U.S. trade or business, and, if an income tax treaty applies, attributable to such a permanent establishment of a non-U.S. holder, generally will not be subject to U.S. withholding tax if the non-U.S. holder files certain forms, including Internal Revenue Service Form W-8ECI (or any successor form), with the payor of the dividend, and generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States. A non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or a reduced rate as may be specified by an applicable income tax treaty) on the repatriation from the United States of its “effectively connected earnings and profits,” subject to certain adjustments. Under applicable U.S. Treasury regulations, a non-U.S. holder (including, in certain cases of non-U.S. holders that are entities, the owner or owners of these entities) is required to satisfy certain certification requirements in order to claim a reduced rate of withholding pursuant to an applicable income tax treaty.

Gain on Sale or Other Disposition of NYSE Euronext Common Stock

In general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the holder’s NYSE Euronext common stock unless:

•

the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States (in which case the branch profits tax discussed above may also apply if the non-U.S.

holder is a corporation) and, if required by an applicable income tax treaty as a condition to subjecting a non-U.S. holder to U.S. federal income tax on a net basis, the gain is attributable to a permanent establishment of the non-U.S. holder maintained in the United States;

•	the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied; or

•

NYSE Euronext is or has been a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes (which NYSE Euronext does not believe that it has been, currently is, or will become) at any time within the shorter of the five-year period preceding the disposition and the non-U.S. holder’s holding period. If NYSE Euronext were or were to become a USRPHC at any time during this period, generally gains realized upon a disposition of shares of NYSE Euronext common stock by a non-U.S. holder that did not directly or indirectly own more than 5% of NYSE Euronext common stock during this period would not be subject to U.S. federal income tax, provided that NYSE Euronext common stock is “regularly traded on an established securities market” (within the meaning of Section 897(c)(3) of the Internal Revenue Code). NYSE Euronext believes that its common stock will be treated as regularly traded on an established securities market during any period in which it is listed on the NYSE.

U.S. Federal Estate Tax

NYSE Euronext common stock owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of death will be includible in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

Backup Withholding, Information Reporting and Other Reporting Requirements

Generally, NYSE Euronext must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

U.S. backup withholding tax (currently at a rate of 28%) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements. Dividends paid to a non-U.S. holder of NYSE Euronext common stock generally will be exempt from backup withholding if the non-U.S. holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption.

Under U.S. Treasury regulations, the payment of proceeds from the disposition of NYSE Euronext common stock by a non-U.S. holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the beneficial owner, under penalties of perjury, certifies, among other things, its status as a non-U.S. holder or otherwise establishes an exemption. The payment of proceeds from the disposition of NYSE Euronext common stock by a non-U.S. holder effected at a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. In the case of proceeds from a disposition of NYSE Euronext common stock by a non-U.S. holder effected at a non-U.S. office of a broker that is:

•	a U.S. person;

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

•

a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a U.S. trade or business;

information reporting will apply unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no knowledge or reason to know to the contrary). Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

COMPARISON OF MEMBER/STOCKHOLDER RIGHTS PRIOR TO AND AFTER THE MERGERS

This section describes the material differences between your rights as holders of memberships prior to the mergers and your rights as NYSE Euronext stockholder after the mergers. If the mergers are effected, a holder of membership interest will give up ownership in MC and trading rights appurtenant to the membership interest, and become a stockholder of NYSE Euronext, a Delaware for-profit company. The common stock of NYSE Euronext that members will receive in the NYSE Euronext/Amex merger will carry different rights than an Amex membership currently has.

Following the mergers, trading permits will be sold separately by NYSE Euronext or its subsidiaries. Physical and electronic access to Amex merger sub’s trading facilities will be subject to such limitations and requirements as will be specified in the Amex merger sub rules, which will become effective upon the completion of the mergers and will be made available to individuals and organizations that seek to obtain a license from Amex merger sub. The decision to grant or deny an application for a trading permit will be made by properly authorized Amex merger sub staff and the denial of an application will be appealable in accordance with Amex merger sub rules. For a period of one year following the completion of the mergers, assuming the market structure of Amex remains substantially the same as it was on the date of the merger agreement, NYSE Euronext expects to make Amex equity trading permits available at a price no greater than the cost of licenses to trade on the NYSE and to make Amex options trading permits available at a price no greater than the price of NYSE Arca, Inc. options trading permits. As a result of the mergers, Amex merger sub, which will be renamed American Stock Exchange LLC, will become a limited liability company solely owned by merger sub, a wholly owned subsidiary of NYSE Euronext. The amended and restated operating agreement and rules of Amex merger sub will become effective. Amex merger sub will not have a constitution. Instead, the certain provisions in the current Amex constitution will be included in the amended and restated operating agreement or rules of Amex merger sub, as applicable.

Owners of memberships in Amex should carefully consider the differences in the rights and obligations that will result from these changes in corporate structure before voting on the merger agreement.

This section does not include a complete description of all differences among the rights of the members and NYSE Euronext stockholders, nor does it include a complete description of their specific rights. Furthermore, the identification of some of the differences in these rights as material is not intended to indicate that other differences that may be equally important do not exist. All members are urged to read carefully the relevant provisions of the Delaware General Corporation Law, the New York Not-for-Profit Corporation Law, the MC certificate of incorporation and bylaws, the Amex limited liability company agreement and constitution and the NYSE Euronext certificate of incorporation and bylaws. The certificate of incorporation of NYSE Euronext is filed as exhibit 3.1, to the registration statement of which this proxy statement/prospectus forms a part. The form of bylaws of NYSE Euronext has been filed as exhibit 3.2.2 to the registration statement of which this proxy statement/prospectus forms a part. Copies of the current certificate of incorporation and bylaws of MC and the current limited liability company agreement and constitution of Amex are available to members at Amex’s website at www.amex.com.

Equity Interests

Before the Mergers – MC	After the Mergers – NYSE Euronext

•     MC is a not-for-profit corporation owned by its members without the authority to issue capital stock. MC is authorized to issue transferable memberships subject to board and membership approval. There are 837 transferable memberships outstanding, excluding 27 regular memberships held by MC. The outstanding memberships include 807 regular memberships held by regular members and 30 OPMs.

•     Each regular member and options principal member in good standing may lease his or her membership to a person approved by Amex. During the term of the lease, the lessee is considered to be, and the lessor is not considered to be, a member for purposes of determining trading privilege and for regulating and certain other purposes. However, the lessor, as owner of the membership interest, is entitled to receive any distribution of the assets of MC in the event of any liquidation, dissolution, or winding up of the affairs of MC. Under the lease agreement, the lessor may retain the right to vote the leased membership or that right may be assigned to the lessee.

•     All transfers of memberships are subject to the approval of MC.

•     NYSE Euronext is a for-profit stock corporation authorized to issue up to 800 million shares of NYSE Euronext common stock with a par value of $0.01 per share. Immediately following the completion of the transactions contemplated by the merger agreement, NYSE Euronext expects there to be approximately 265,300,000 shares of NYSE Euronext common stock outstanding plus the number of shares issued as merger consideration and contingent consideration, if any.

•     NYSE Euronext is also authorized to issue up to 400 million shares of preferred stock with a par value of $0.01 per share. NYSE Euronext expects that no shares of preferred stock will be outstanding immediately following the effective time of the NYSE Euronext/Amex merger.

•     NYSE Euronext common stock does not entitle its holder to any trading rights or license on any of the securities exchanges of NYSE Euronext, including Amex. Physical and electronic access to Amex’s trading facilities will be subject to such limitations and requirements as will be specified in the new Amex rules, which will become effective upon the completion of the mergers and will be made available to individuals and organizations that seek to obtain a trading permit from Amex. For a period of one year following the completion of the mergers, assuming the market structure of Amex remains substantially the same as it was on the date of the merger agreement, NYSE Euronext expects to make Amex equity trading permits available at a price no greater than the cost of licenses to trade on the NYSE and to make Amex options trading permits available at a price no greater than the price of NYSE Arca, Inc. options trading permits.

•     There are no transfer restrictions on the NYSE Euronext common stock that will be issued to the members in connection with the mergers other than the voting and ownership limitations contained in the organizational documents of NYSE Euronext.

Dividends/Distributions

Before the Mergers – MC	After the Mergers – NYSE Euronext

•     As a “board of trade” under the New York Not-For-Profit Corporation Law, MC may make distributions of cash or property to, or confer other benefits on, its members, if the board of directors finds that the cash, property or other benefit is not required for the conduct of its corporate purposes. However, this action may not be taken when the corporation is currently insolvent or would thereby be made insolvent or rendered unable to carry on its corporate purposes, or when the fair value of MC’s assets remaining after the taking of the action would be insufficient to meet its liabilities.

•     Neither MC nor Amex pays dividends to MC members.

•     In the event of any voluntary or involuntary final liquidation, dissolution or winding up of the affairs of MC, after paying or making provisions for the payment of all liabilities of MC, the assets of MC are obligated to be distributed equally among the then existing regular memberships until each such regular membership shall have received (or there shall have been set aside for payment to him) the amount of $26,000, with any payment to a member reduced by amounts that such member is indebted to MC for unpaid fees, fines, dues, assessments or other fees or charges.

•     If there are remaining funds and assets of MC after payment of such amounts to each regular membership, such remaining assets and funds are distributed equally among the then existing OPMs until each such OPM shall have received (or there shall have been set aside for payment to him) the amount of $15,000, with any payment to a member reduced by amounts that such member is indebted to MC for unpaid fees, fines, dues, assessments or other fees or charges.

•     If there are remaining funds and assets of MC after the above payments, such assets and funds are distributed ratably among the then existing regular memberships and OPMs; provided that each regular membership shall receive twice the amount received by each OPM.

•     If the initial amount payable to each regular membership is not paid in full, the regular memberships share equally in any distribution of the assets and funds of MC. If the initial amount payable to each regular membership is paid in full but the initial amount payable to each OPM is not, the OPMs share equally in the distribution of the remaining assets and funds of MC.

•     Subject to Delaware law, holders of NYSE Euronext common stock are entitled to receive dividends when, as and if declared by the NYSE Euronext board of directors out of funds legally available for payment, subject to the rights of holders, if any, of NYSE Euronext preferred stock.

•     Holders of NYSE Euronext common stock are entitled to share pro rata in the assets of NYSE Euronext upon dissolution after provision has been made for all claims against, and obligations of, NYSE Euronext.

Limitations on Ownership and Transfer of Equity Interests

Before the Mergers – MC	After the Mergers – NYSE Euronext

•     Owners of memberships may transfer their memberships, lease their memberships or designate nominees to represent their ownership interest, pursuant to applicable Amex rules, provided that such transferees, lessees and nominees must be approved by Amex.

•     No sale or transfer of membership is allowed when charges brought by Amex is pending against the owner of such membership.

•     There are no ownership concentration limitations on memberships.

•     No person, either alone or with its related persons (as this term is defined in the NYSE Euronext certificate of incorporation), may beneficially own shares of stock of NYSE Euronext representing more than 20% of the total number of votes entitled to be cast on any matter. In addition, no person, either alone or with its related persons, may possess the right to vote or cause the voting of shares of stock of NYSE Euronext representing more than 10% of the total number of votes entitled to be cast on any matter. For a more detailed description of the ownership limitations on NYSE Euronext capital stock see “Description of NYSE Euronext Capital Stock—Ownership and Voting Limits on NYSE Euronext Capital Stock.”

Voting Rights

Before the Mergers – MC	After the Mergers – NYSE Euronext

•     Both regular members and options principal members in good standing and otherwise entitled to vote have a right to vote on matters presented to members for their vote. A member is entitled to one vote, either in person or by proxy, for each membership that the member owns.

•     In the case of where the trading privileges associated with a membership are leased pursuant to a special transfer agreement, the lessor or lessee, as applicable, shall be entitled to vote as specified in the special transfer agreement. If no specification is made therein, the voting rights rests with the lessee.

•     There are no voting concentration limitations on memberships.

•     Holders of the NYSE Euronext common stock are entitled to one vote per share, subject to the voting limitations contained in the organizational documents of NYSE Euronext.

•     Subject to the rights, if any, of the holders of any series of preferred stock issued and subject also to applicable law, holders of NYSE Euronext common stock have the right to vote on all matters upon which stockholders of NYSE Euronext are entitled to vote generally, including the election of directors, amendments to the certificate of incorporation, mergers, sales of all or substantially all of the corporate assets or property or dissolution.

•     No person, either alone or with its related persons, may possess the right to vote or cause the voting of shares of stock of NYSE Euronext representing more than 10% of the total number of votes entitled to be cast on any matter. For a more detailed description of the voting limitations on NYSE Euronext capital stock see “Description of NYSE Euronext Capital Stock—Ownership and Voting Limits on NYSE Euronext Capital Stock.”

Quorum and Vote Required

Before the Mergers – MC	After the Mergers – NYSE Euronext

•     A majority of the memberships entitled to vote, present in person or represented by proxy, constitutes a quorum at all meetings of the members for the transaction of business.

•     Except as set forth below, all matters subject to a vote of the members, including issuance or sale of equity securities of MC, issuance or sale of equity securities of Amex, any amendment to the MC certificate of incorporation regarding any of the above matters, and increase in the number of membership, will be decided by the vote of a majority of the memberships entitled to vote and present in person or by proxy at the meeting.

•     Under New York Not-For-Profit Corporation Law, approval of a plan of merger or consolidation requires the affirmative vote of at least two-thirds of the votes cast by the persons entitled to exercise voting rights thereon at a duly convened meeting where a quorum is present. The affirmative vote also must represent a majority of the votes held by persons entitled to exercise voting rights.

•     Directors are elected by a plurality of votes cast.

•     The holders of NYSE Euronext stock representing a majority of the total votes entitled to be cast at a meeting, present in person or by proxy, constitute a quorum entitled to take action with respect to the vote on any matter.

•     Subject to any voting rights of holders of preferred stock, if any, and subject to provisions of Delaware law requiring a higher vote, the act of the holders of a majority of the shares present in person or represented at a meeting, assuming the presence of a quorum, constitutes the action of the stockholders.

•     Under Delaware law, approval of a merger, amendment of the certificate of incorporation, sale of all or substantially all assets or dissolution requires the approval of a majority of the outstanding shares of common stock of NYSE Euronext.

•     Directors are elected by a plurality of votes cast.

Trading Rights

Before the Mergers – MC	After the Mergers – NYSE Euronext

•     All persons and firms that qualify for either a regular membership or OPM under the Amex rules and either own or lease a regular membership or OPM have the trading privileges appurtenant to a regular membership or OPM, respectively, at Amex.

•     Members are responsible for paying dues and fees as determined by the board of governors of Amex pursuant to the Amex constitution.

•     NYSE Euronext common stock does not entitle its holder to any trading rights or license on any of the securities exchanges of NYSE Euronext, including Amex. Physical and electronic access to Amex’s trading facilities will be subject to such limitations and requirements as will be specified in the new Amex rules, which will become effective upon the completion of the mergers and will be made available to individuals and organizations that seek to obtain a trading permit from Amex. For a period of one year following the completion of the mergers, assuming the market structure of Amex remains substantially the same as it was on the date of the merger agreement, NYSE Euronext expects to make Amex equity trading permits available at a price no greater than the cost of licenses to trade on the NYSE and to make Amex options trading permits available at a price no greater than the price of NYSE Arca, Inc. options trading permits.

Member or Stockholder Proposals

Before the Mergers – MC	After the Mergers – NYSE Euronext

•     Other than the proposals for the nomination of MC directors and Amex governors, there are no provisions in the MC certificate of incorporation or the Amex constitution to provide for the proposal of any other business by members.

•     The proposal of business to be considered by the stockholders may be made by any stockholder of NYSE Euronext by giving notice to the Secretary of NYSE Euronext within a certain period. Such business must also be a proper matter for stockholder action.

Director Candidate Selection and Election Process

Before the Mergers – MC	After the Mergers – NYSE Euronext

•     Nominees for the board of directors of MC are selected by the MC Nominating Committee, except for nominees submitted to MC Nominating Committee by any member through a petition process.

•     Any member may propose nominees for directors to the MC Nominating Committee for consideration at least twelve weeks prior to the annual meeting of the members.

•     Any member may nominate candidates for directors by written petition pursuant to specified requirements set out in the MC bylaws.

•     Directors are elected by a plurality of votes.

•     NYSE Euronext directors are elected by the stockholders at each annual meeting of stockholders by a plurality of the votes.

•     The nomination of a director may be made by any stockholder by giving notice to the Secretary within a certain period.

•     In any election of directors, the nominees who shall be elected to the board of directors are the nominees who receive the highest number of votes such that, immediately after the election:

•     U.S. domiciliaries as of such election shall constitute at least half of, and no more than the smallest number of directors that will constitute a majority of, the directors on the board of directors; and

•     European domiciliaries as of such election shall constitute the remainder of the directors.

Governance Structure—Board Composition

Before the Mergers – MC	After the Mergers – NYSE Euronext
• The board of directors of MC is composed of five directors, including the Chairman of the Board.

•     The number of NYSE Euronext directors is currently 22 and may be changed and fixed from time to time by the NYSE Euronext board of directors pursuant to a resolution adopted by not less than two-thirds of the directors then in office.

•     Under the NYSE Euronext bylaws, either (1) the chairman of the board of directors shall be a U.S. domiciliary and the chief executive officer shall be a European domiciliary, in each case, as of the most recent election of directors, or (2) the chairman of the board of directors shall be a European domiciliary and the chief executive officer shall be a U.S. domiciliary, in each case, as of the most recent election of directors.

Governance Structure—Terms and Term Limits

Before the Mergers – MC	After the Mergers – NYSE Euronext

•     The members of the board of directors are elected for a one-year term.

•     No director who has served either consecutive elected terms as director will be eligible for election as a director except after an interval of two years.

•     Directors are elected for a one-year term. Each director holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

•     There is no limit on the number of terms a director may serve on the NYSE Euronext board.

Amendments of Certificate of Incorporation

Before the Mergers – MC	After the Mergers – NYSE Euronext

•     Pursuant to the New York Not-For-Profit Corporation Law, MC may amend its certificate of incorporation. Amendments must be authorized by the affirmative vote of a majority of the memberships entitled to vote on such amendment.

•     For so long as MC shall control, directly or indirectly, Amex, before any amendment or repeal of any provision of the MC certificate of incorporation shall be effective, such amendment or repeal shall be submitted to the board of governors of Amex. If the board of governors of Amex shall determine that such amendment or repeal must be filed with, or filed with and approved by, the SEC before such amendment or repeal may be effectuated, then such amendment or repeal shall not be effectuated until filed with, or filed with and approved by, the SEC.

•     Under the Delaware General Corporation Law, a corporation may amend its certificate of incorporation upon the submission of a proposed amendment to stockholders by the board of directors and the subsequent receipt of the affirmative vote of a majority of its outstanding voting shares and the affirmative vote of a majority of the outstanding shares of each class entitled to vote thereon as a class.

•     NYSE Euronext certificate of incorporation provides that NYSE Euronext reserves the right from time to time to amend or repeal any provision of the NYSE Euronext certificate of incorporation and that all rights conferred thereby are granted subject to this right.

•     The affirmative vote of not less than 80% of the votes entitled to be cast by holders of the outstanding shares of capital stock of NYSE Euronext entitled to vote generally in the election of directors, voting together as a single class, is required to amend in any respect or repeal provisions relating to:

•     the limitations on the concentration of ownership and voting power;

•     the power to call special shareholder meetings;

•     the right to fill vacancies on the board and newly created directorships;

•     the matters that the NYSE Euronext board of directors may consider in light of a potential change in control of NYSE Euronext;

•     the inability of shareholders to act by written consent and call a shareholder meeting;

Before the Mergers – MC	After the Mergers – NYSE Euronext

•     the transfer restrictions imposed on certain shares of NYSE Euronext common stock;

•     the provisions setting forth the requirements for amendments to the NYSE Euronext certificate of incorporation; and

•     the provision that NYSE Euronext stockholders may amend the NYSE Euronext bylaws only pursuant to the provisions of the NYSE Euronext bylaws (see “Amendments to Bylaws”), but such vote will not be required to amend the provisions in the NYSE Euronext certificate of incorporation providing that proposed amendments or repeals must be submitted to the European market subsidiaries and U.S. regulated subsidiaries, as described in more detail below.

•     For so long as NYSE Euronext shall control, directly or indirectly, any U.S. regulated subsidiaries, before any amendment or repeal of any provision of the certificate of incorporation is effective, it must be submitted to the boards of directors of the NYSE, NYSE Market, NYSE Regulation, NYSE Arca, Inc. and NYSE Arca Equities. If any of these boards of directors determines that the amendment or repeal must be filed with or filed with and approved by the SEC under Section 19 of the Exchange Act, then the amendment or repeal may not be effectuated until filed with or filed with and approved by, as applicable, the SEC.

•     Following the mergers, for so long as NYSE Euronext shall control, directly or indirectly, Amex, the board of directors shall not adopt any resolution to repeal or amend any provision of the NYSE Euronext certificate of incorporation unless such amendment or repeal shall have been submitted to the board of directors of Amex (or the board of directors of its successors), and if the board of directors of Amex determines that the amendment or repeal must be filed with or filed with and approved by the SEC under Section 19 of the Exchange Act, then the amendment or repeal may not be effectuated until filed with or filed with and approved by, as applicable, the SEC.

Before the Mergers – MC	After the Mergers – NYSE Euronext

•     For so long as NYSE Euronext shall control, directly or indirectly, any European market subsidiary, before any amendment or repeal of any provision of the NYSE Euronext certificate of incorporation shall be effective, such amendment or repeal shall be submitted to the boards of directors of the European market subsidiaries. If any or all of such boards of directors shall determine that such amendment or repeal must be filed with, or filed with and approved by, a European regulator under European exchange regulations before such amendment or repeal may be effectuated, then such amendment or repeal shall not be effectuated until filed with, or filed with and approved by, as applicable, the relevant European regulator.

•     For purposes of these provisions, a “European market subsidiary” means a “market operator,” as defined by the European Directive on Markets in Financial Instruments, that is:

•     owned by Euronext as of the effective time of the combination and continues to be owned by NYSE Euronext; or

•     acquired by Euronext after the effective time of the combination (provided that in this case, the acquisition of the market operator shall have been approved by NYSE Euronext board of directors and the jurisdiction in which such market operator operates is represented in the Euronext College of Regulators).

Amendments to Bylaws

Before the Mergers – MC	After the Mergers – NYSE Euronext

•     The provisions of the MC bylaws may be amended or repealed by the board of directors of MC at any annual, regular or special meeting.

•     For so long as MC shall control, directly or indirectly, Amex, before any change or addition to the MC bylaws is effective, it must be submitted to the board of governors of Amex. If the board of governors of Amex shall determine that the change or addition must be filed with, or filed with and approved by the SEC under Section 19 of the Exchange Act, then the change or addition may not be effectuated until filed with or filed with and approved by, as applicable, the SEC.

•     NYSE Euronext board of directors is expressly empowered to adopt, amend or repeal NYSE Euronext bylaws. The stockholders may adopt additional bylaws and amend, modify or repeal any bylaw whether or not adopted by them, by a majority of votes cast at a meeting by stockholders entitled to vote.

•     Certain NYSE Euronext bylaws require an affirmative vote of not less than (1) two-thirds of the directors then in office or (2) 80% of the votes entitled to be cast by the holders of the then outstanding shares of capital stock of NYSE Euronext entitled to vote generally in the election of directors. These include bylaws relating to:

•     board size;

•     board composition;

•     certain qualifications for directors and for the chairman of the board and the chief executive officer;

•     the requirements for filling vacancies on the board of directors;

•     the notice required for special meetings of the board of directors;

•     the ability of directors to attend meetings telephonically;

•     the composition of the nominating and governance committee;

•     the definition of “Europe”;

•     the requirement that not less than two thirds of the board approve certain extraordinary transactions; and

•     the director and stockholder approval necessary to amend the bylaws.

•     For so long as NYSE Euronext shall control, directly or indirectly, any U.S. regulated subsidiary, before any amendment or repeal of any provision of the bylaws is effective, it must be submitted to the boards of directors of the NYSE LLC, NYSE Market, NYSE Regulation, NYSE Arca, Inc., NYSE Arca Equities, Inc. and Amex. If any of these boards of directors determines that the amendment or repeal must be

Before the Mergers – MC	After the Mergers – NYSE Euronext

filed with, or filed with and approved by, the SEC under Section 19 of the Exchange Act, then the amendment or repeal shall not be effectuated until filed with, or filed with and approved by, as applicable, the SEC.

•     In addition, for so long as NYSE Euronext shall control, directly or indirectly, any European market subsidiary, before any amendment or repeal of any provision of the NYSE Euronext bylaws shall be effective, such amendment or repeal shall be submitted to the boards of directors of the European market subsidiaries. If any or all of such boards of directors shall determine that such amendment or repeal must be filed with, or filed with and approved by, a European regulator under European exchange regulations before such amendment or repeal may be effectuated, then such amendment or repeal shall not be effectuated until filed with, or filed with and approved by, as applicable, the relevant European regulator.

•     For purposes of these provisions, a “European market subsidiary” means a “market operator,” as defined by the European Directive on Markets in Financial Instruments, that is:

•     owned by Euronext as of the effective time of the combination and continues to be owned by NYSE Euronext; or

•     acquired by Euronext after the effective time of the combination (provided that in this case, the acquisition of the market operator shall have been approved by NYSE Euronext board of directors and the jurisdiction in which such market operator operates is represented in the Euronext College of Regulators).

Appraisal or Dissenter’s Rights

Before the Mergers – MC	After the Mergers – NYSE Euronext
• There are no dissenters’ or appraisal rights under the New York Not-For-Profit Corporation Law.

•     Under the Delaware General Corporation Law, a shareholder of a Delaware corporation generally has the right to dissent from a merger or consolidation in which the corporation is participating or a sale of all or substantially all of the assets of the corporation, subject to specified procedural requirements. The Delaware General Corporation Law does not confer appraisal rights, however, if the corporation’s stock is either:

•     listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by FINRA; or

•     held of record by more than 2,000 holders.

•     Even if a corporation’s stock meets the foregoing requirements (as NYSE Euronext stock currently does), the Delaware General Corporation Law provides that appraisal rights generally will be permitted if shareholders of the corporation are required to accept for their stock in any merger, consolidation or similar transaction anything other than:

•     shares of the corporation surviving or resulting from the transaction, or depository receipts representing shares of the surviving or resulting corporation, or those shares or depository receipts plus cash in lieu of fractional interests;

•     receipts plus cash in lieu of fractional interests, unless those shares or depository receipts are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by FINRA or held of record by more than 2,000 holders; or

•     any combination of the foregoing.

Gratuity Fund

Before the Mergers – MC	After the Mergers – NYSE Euronext

•     Currently, the Amex constitution provides for a Gratuity Fund. Under the Amex constitution, to be eligible for participation in the Gratuity Fund, a person must be either an active trader on Amex who may be the owner, lessee, or nominee of a membership, or the owner of a membership interest, who, while not currently actively trading on Amex, is eligible through the operation of certain transition provisions in the constitution (collectively, the “Participants”).

•     A new Participant must pay an assessment upon being admitted to the Gratuity Fund, in an amount equal to $125,000 divided by the then number of Participants and owners of seats that do not have a Participant.

•     Upon the death of any Participant in the Gratuity Fund, the remaining Participants and owners of seats that do not have a Participant are each required to pay an amount that is determined by dividing the benefit to which the deceased Participant is entitled by the then number of Participants and owners of seats that do not have a Participant.

•     The benefit for each deceased Participant is determined on a scale based on the length of time that has elapsed between the date when the deceased became a Participant and the date of his or her death. Therefore, the surviving family of a deceased Participant is entitled to receive from the Gratuity Fund a payment of $25,000 if such elapsed time is less than one year, $50,000 if such elapsed time is one year or more but less than two years, $75,000 if such elapsed time is two years or more but less than three years, $100,000 if such elapsed time is three years or more but less than four years and, a maximum of $125,000 if such elapsed time is four years or more.

•     Neither NYSE Euronext nor Amex merger sub will have a Gratuity Fund. There will be no further payment of gratuities other than those related to the deaths that occurred prior to the completion of the mergers.

•     Upon completion of NYSE Euronext/Amex merger, Amex merger sub currently expects to allocate the assets then remaining in the Gratuity Fund (net of any administrative expenses incurred in the distribution of such amount), first to pay out the death benefits that are accrued but unpaid as of the completion of the NYSE Euronext/Amex merger, and then to distribute the remaining balance, if any, to the Participants that existed immediately prior to the SRO merger. The amounts paid to each Participant, if any, will vary based on the length of time such person was a participant in the Gratuity Fund. If the assets remaining in the Gratuity Fund are insufficient, families of the deceased Participants may see a reduction in death benefits. As of March 31, 2008, there was $254,302 remaining in the Gratuity Fund before the above-mentioned expenses.

LEGAL MATTERS

Wachtell, Lipton, Rosen & Katz, counsel for NYSE Euronext, has provided an opinion for NYSE Euronext regarding the validity of the shares of NYSE Euronext offered by this document and has provided NYSE Euronext an opinion regarding certain U.S. tax matters.

EXPERTS

The consolidated balance sheets of NYSE Euronext as of December 31, 2007 and 2006 and the consolidated statements of income for each of the three years in the period ended December 31, 2007 included in this document have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing. The consolidated financial statements of Euronext N.V., Amsterdam, The Netherlands, as of December 31, 2006 and 2005, and for the years then ended, have been included herein in reliance upon the report of KPMG Accountants N.V. and Ernst & Young Accountants, independent accountants, appearing elsewhere herein, and upon the authority of said firms as experts in accounting and auditing. Their audit report covering the December 31, 2006 and 2005 financial statements refers to the adoption of the amendment to IAS 21 “The Effects of Changes in Foreign Exchange Rates” on net investments in foreign operations and the “fair value option” amendment to IAS 39 “Financial Instruments: Recognition and Measurement” as of January 1, 2006. Their audit report also states that International Financial Reporting Standards as adopted by the EU vary in certain significant respects from U.S. GAAP, and that information relating to the nature and effect of such differences is presented in Note 3.12 to the consolidated financial statements.

WHERE YOU CAN FIND MORE INFORMATION

NYSE Euronext files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that NYSE Euronext files at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public at the SEC’s website at www.sec.gov. Copies of documents filed by NYSE Euronext with the SEC are also available at the offices of NYSE Euronext, 20 Broad Street, New York, New York 10005.

NYSE Euronext has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to NYSE Euronext common stock to be issued in the mergers. This document constitutes the prospectus of NYSE Euronext filed as part of the registration statement. This document does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

I NDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF NYSE EURONEXT

Management’s Report on Internal Control Over Financial Reporting

Management of NYSE Euronext is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is a process designed under the supervision of our Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of our financial statements for external purposes in accordance with U.S. generally accepted accounting principles.

As of December 31, 2007, management conducted an assessment of the effectiveness of NYSE Euronext’s internal control over financial reporting based on the framework established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management has concluded that NYSE Euronext’s internal control over financial reporting as of December 31, 2007 was effective.

Management’s assessment of and conclusion on the effectiveness of internal control over financial reporting did not include the internal controls of Euronext N.V., which was acquired in a purchase business combination between NYSE Group and Euronext N.V. on April 4, 2007. Euronext N.V. constituted $11,599 million of total consolidated assets and $1,411 million of total consolidated revenues as of and for the year ended December 31, 2007, respectively.

The effectiveness of NYSE Euronext’s internal control over financial reporting as of December 31, 2007 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of NYSE Euronext:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of NYSE Euronext and its subsidiaries at December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our audits (which was an integrated audit in 2007). We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management’s Report on Internal Control over Financial Reporting, management has excluded Euronext N.V. from its assessment of internal control over financial reporting as of December 31, 2007 because it was acquired by the Company in a purchase business combination during 2007. We have also excluded Euronext N.V. from our audit of internal control over financial reporting. Euronext N.V. is a subsidiary whose total assets and total revenues represent $11,599 million and $1,411 million, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2007.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 29, 2008

NYSE EURONEXT

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In Millions, Except Per Share Data)

	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$964	$278
Securities purchased under agreements to resell	9	20
Investments	559	681
Accounts receivable, net	566	335
Deferred income taxes	111	108
Other current assets	69	21

Total current assets	2,278	1,443
Property and equipment, net	576	378
Goodwill	5,014	536
Other intangible assets, net	7,226	584
Investment in associates	337	—
Deferred income taxes	390	366
Other assets	797	159

Total assets	$16,618	$3,466

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$843	$399
Section 31 fees payable	169	251
Deferred revenue	205	114
Short term debt	2,192	—
Deferred income taxes	53	42

Total current liabilities	3,462	806
Accrued employee benefits	312	355
Deferred revenue	349	322
Long term debt	521	—
Deferred income taxes	2,332	291
Other liabilities	27	23

Total liabilities	7,003	1,797
Minority interest	231	—

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 400 shares authorized, none issued	—	—
Common stock, $0.01 par value, 800 shares authorized; 267 and 158 shares issued; 265 and 156 shares outstanding	3	2
Common stock held in treasury, at cost: 2 and 2 shares	(67)	(66)
Additional paid-in capital	8,319	1,555
Retained earnings	637	183
Accumulated other comprehensive income (loss)	492	(5)

Total stockholders’ equity	9,384	1,669

Total liabilities and stockholders’ equity	$16,618	$3,466

The accompanying notes are an integral part of these consolidated financial statements.

NYSE EURONEXT

CONSOLIDATED STATEMENTS OF INCOME

(In Millions, Except Per Share Data)

	Year Ended December 31,
	2007	2006	2005
Revenues:
Activity assessment	$556	$673	$595
Cash trading	1,575	645	146
Derivatives trading	661	31	—
Listing	385	356	343
Market data	371	223	178
Software and technology services	318	137	183
Regulatory	152	184	132
Other	140	127	56

Total revenues	4,158	2,376	1,633
Section 31 fees	(556)	(673)	(595)
Merger expenses and exit costs	(67)	(54)	(26)
Compensation	(724)	(558)	(516)
Liquidity payments	(729)	(265)	—
Routing and clearing	(222)	(74)	—
Systems and communication	(294)	(120)	(124)
Professional services	(123)	(110)	(122)
Depreciation and amortization	(252)	(136)	(103)
Occupancy	(127)	(85)	(70)
Marketing and other	(185)	(103)	(68)
Regulatory fine income	30	36	35

Operating income	909	234	44
Interest expense	(129)	(3)	(6)
Interest and investment income	69	44	42
Gain on sale of equity investment and businesses	33	21	—
Income from associates	10	—	—
Other income	29	33	11

Income before income tax provision and minority interest	921	329	91
Income tax provision	(253)	(121)	(48)
Minority interest in income of consolidated subsidiary	(25)	(3)	(2)

Net income	$643	$205	$41

Basic earnings per share	$2.72	$1.38	$0.35
Diluted earnings per share	$2.70	$1.36	$0.35

Basic weighted average shares outstanding	237	149 (a)	116 (a)
Diluted weighted average shares outstanding	238	150 (a)	116 (a)

(a)	Adjusted to reflect the March 7, 2006 merger between the NYSE and Archipelago, giving retroactive effect to the issuance of shares to former NYSE members.

The accompanying notes are an integral part of these consolidated financial statements.

NYSE EURONEXT

CONSOLIDATED STATEMENTS OF CHANGES IN

STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

(In Millions)

		Common Stock
	Members’ Equity	Shares	Par Value	Treasury Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total	Comprehensive Income
Balance as of December 31, 2004	$766	$—	$—	$—	$—	$—	$1	$767
Net income	41	—	—	—	—	—	—	41	$41
Other comprehensive income
Change in market value adjustments of ($2)							(3)	(3)	(3)
Change in minimum pension liability, net of taxes of ($3)							(6)	(6)	(6)

Comprehensive income	—	—	—	—	—	—			$32

Balance as of December 31, 2005	807	—	—	—	—	—	(8)	799
SAB 108 adjustment	—	—	—	—	—	7	—	7
Net income for the period from January 1 to March 7, 2006	29	—	—	—	—	—	—	29	29
Other comprehensive income, net of taxes of $1 for the period from January 1 to March 7, 2006	—	—	—	—	—	—	1	1	1
Members’ distribution	(410)	—	—	—	—	—	—	(410)
Members’ dividend	(96)	—	—	—	—	—	—	(96)
Exchange of NYSE membership interest	(330)	109	1	—	329	—	—	—
Merger with Archipelago	—	48	1	(66)	1,150	—	—	1,085
Employee stock transactions	—	1	—	—	76	—	—	76
Net income for the period from March 8 to December 31, 2006	—	—	—	—	—	176	—	176	176
Initial adoption of FAS 158, net of taxes of ($4)							(5)	(5)	—
Other comprehensive income
Change in market value adjustments, net of taxes of $2 from March 8 to December 31, 2006							3	3	3
Change in minimum pension liability, net of taxes of $3							4	4	4

Comprehensive income	—	—	—	—	—	—	—	—	$213

Balance as of December 31, 2006	$—	158	$2	$(66)	$1,555	$183	$(5)	$1,669
Merger with Euronext	—	107	1	—	6,644	—	—	6,645
Adoption of FIN 48		—	—	—	—	10	—	10
Employee stock transactions		2	—	—	120	—	—	120
Transactions in own shares		—	—	(1)	—	—	—	(1)
Net income	—	—	—	—	—	643		643	643
Dividends		—	—	—	—	(199)	—	(199)
Other comprehensive income
Foreign currency translation, after impact of net investment hedge of ($181) and related taxes of $67							434	434	434
Change in market value adjustments, net of taxes of ($10)							31	31	31
Employee benefit plan adjustments
Net gains (losses), net of taxes of ($21)							32	32	32
Prior service cost, net of taxes of ($3)							4	4	4
Amortization of prior service costs/gains (losses), net of taxes of $3							(4)	(4)	(4)

Comprehensive income									$1,140

Balance as of December 31, 2007	$—	267	$3	$(67)	$8,319	$637	$492	$9,384

The accompanying notes are an integral part of these consolidated financial statements.

Accumulated other comprehensive income/(loss) was as follows (in millions):

	December 31,
	2007	2006
Market value adjustments	$38	7
Foreign currency translation	434	—
Prior service costs/(credits) and net gains/(losses), net of amortization	20	(12)

	$492	$(5)

NYSE EURONEXT

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in Millions)

	Year ended December 31,
	2007	2006	2005
Cash flows from operating activities:
Net income	$643	$205	$41
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	278	136	103
Deferred income taxes	(75)	(17)	(1)
Deferred revenue amortization	(87)	(80)	(84)
Stock based compensation	31	53	—
Gain on sale of equity investment	(33)	(21)	—
Other non-cash items	51	17	4

Change in operating assets and liabilities:
Accounts receivable, net	32	(71)	(54)
Other assets	27	(54)	(19)
Accounts payable, accrued expenses and Section 31 fees payable	(199)	(53)	189
Deferred revenue	71	72	77
Accrued employee benefits	(34)	31	8

Net cash provided by operating activities	705	218	264

Cash flows from investing activities:
Euronext merger, net of cash acquired	(2,849)	—	—
Cash acquired in Archipelago merger	—	218	—
Sales of investments	8,100	10,851	8,848
Purchases of investments	(7,271)	(10,548)	(8,892)
Net sales (purchases) of securities purchased under agreements to resell	11	108	(73)
Purchases of property and equipment	(182)	(98)	(105)
Purchases of equity investments and businesses	(287)	(51)	—
Sales of equity investments, businesses and other investments	732	26	—
Other investing activities	(22)	—	—

Net cash (used in) provided by investing activities	(1,768)	506	(222)

Cash flows from financing activities:
Commercial paper borrowings, net	1,966	—	—
Dividends to shareholders	(199)	—	—
Purchase of treasury stock	(1)	—	—
Redemption of loans	(139)	—	—
Loans received	23	—	—
Distribution to former NYSE Members	—	(410)	—
Dividend to former NYSE Members	—	(96)	—
Employee stock transactions	57	25	—
Principal payment of capital lease obligations	(7)	(8)	(14)

Net cash provided by (used in) financing activities	1,700	(489)	(14)
Effects of exchange rate changes on cash and cash equivalents	49	—	—

Net increase in cash and cash equivalents	686	235	28
Cash and cash equivalents at beginning of year	278	43	15

Cash and cash equivalents at end of year	$964	$278	$43

Supplemental disclosures:
Cash paid for income taxes	$250	$126	$57
Cash paid for interest	122	3	5

Non-cash investing and financing activities:
Merger with Euronext	$6,600	—	—
Debt assumed as part of Euronext merger	494	—	—
Exchange of NYSE membership interest	—	$330	—
Merger with Archipelago	—	1,085	—
Capital lease obligations	—	5	$14

The accompanying notes are an integral part of these consolidated financial statements.

NYSE EURONEXT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Description of Business

NYSE Euronext is a holding company that, through its subsidiaries, operates the following securities exchanges: the New York Stock Exchange (“NYSE”) and NYSE Arca, Inc. in the United States and the five European-based exchanges which compose Euronext N.V. (“Euronext”)—the Paris, Amsterdam, Brussels and Lisbon stock exchanges, as well as the Liffe derivatives market in London, Paris, Amsterdam, Brussels and Lisbon. NYSE Euronext is a global provider of securities listing, trading, market data products, and software and technology services. NYSE Euronext was formed in connection with the April 4, 2007 combination of NYSE Group (which was formed in connection with the March 7, 2006 merger of the NYSE and Archipelago) and Euronext. NYSE Euronext common stock is dually listed on the NYSE and Euronext Paris under the symbol “NYX.” As of December 31, 2006 and up until April 4, 2007, NYSE Euronext had no significant assets and had not conducted any material activities other than those incident to its formation. However, on April 4, 2007, upon the consummation of the combination of NYSE Group and Euronext, NYSE Euronext became the parent company of NYSE Group and Euronext and each of their respective subsidiaries.

Note 2—Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of NYSE Euronext and all other entities in which NYSE Euronext has a controlling financial interest. When NYSE Euronext does not have a controlling financial interest in an entity but exercises significant influence over the entity’s operating and financial policies, such investment is accounted for using the equity method. Certain prior year amounts have been reclassified to conform to the current year’s presentation.

The business combination transaction between NYSE Group and Euronext has been treated as a purchase business combination for accounting purposes, with NYSE Group as the business and accounting acquirer. As a result, the results of NYSE Group are the historical results of NYSE Euronext.

Use of Estimates

The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of these consolidated financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could be materially different from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents are composed of cash and highly liquid investments with an original maturity of three months or less.

Revenue Recognition

Cash trading fees are paid by organizations based on their trading activity. Fees are assessed on a per share basis for trading in equity securities. The fees are applicable to all transactions that take place on any of the NYSE Euronext trading venues, and the fees vary, based on the size, type of trade that is consummated and trading venue. Both the NYSE and NYSE Arca earn transaction fees for customer orders of equity securities matched internally, as well as for customer orders routed to other exchanges. Cash trading fees are recognized as earned.

Derivative trading fees are paid by organizations based on their trading activity. Fees are assessed on a fixed per-contract basis for the (i) execution of trades of derivative contracts on Euronext’s derivative markets in London, Paris, Amsterdam, Brussels and Lisbon, and (ii) execution of options contracts traded on NYSE Arca. Derivative trading fees are recognized as earned.

Listing fees consist of original listing fees paid by issuers to list securities on the various cash markets, annual fees paid by companies whose financial instruments are listed on the cash markets, and fees related to other corporate actions (including stock splits, sales of additional securities and merger and acquisitions). Original listing fees are assessed primarily based on the number of shares that the issuer initially lists. Original listing fees are recognized on a straight-line basis over estimated service periods ranging from 5 to 10 years. Annual listing fees are recognized on a pro rata basis over the calendar year. Unamortized balances are recorded as deferred revenue on the consolidated statements of financial condition.

In the US, NYSE Euronext collects market data revenues principally for consortium-based data products and, to a lesser extent, for NYSE proprietary data products. Consortium-based data fees are determined by securities industry plans. Consortium-based data revenues that coordinated market data distribution generates (net of and administration costs) are distributed to participating markets on the basis of the Regulation NMS formula. In Europe, Euronext charges a variety of users, primarily end-users, for the use of Euronext’s real-time market services. Euronext also collects annual license fees from vendors for the right to distribute Euronext data to third parties and a service fee from vendors for direct connection to market data. These fees are recognized as services are rendered.

Software and technology services mainly consist of (a) license fees received from securities exchanges and other financial institutions for software that Euronext, primarily through its GL Trade subsidiary, develops internally or licenses, and (b) sales of software and technology by NYSE TransactTools. NYSE Euronext records revenues from subscription agreements on a pro rata basis over the life of the subscription agreements. The unrealized portions of invoiced subscription fees, maintenance fees and prepaid consulting fees are recorded as deferred revenue on the consolidated statements of financial condition.

Regulatory fees are comprised of member firm regulation fees and market surveillance fees collected by NYSE Group. Member firm regulation fees are based on member organizations’ gross revenues, as reported in their FOCUS filing with the NYSE, and assessed on a six-month lag. Market surveillance fees are charged to specialists and floor brokers to recover some of the costs of overseeing trading on the NYSE floor. These fees are recognized ratably over the period to which they apply.

Other revenues consist of license fees, facility and other fees provided to specialists, brokers and clerks physically located on the NYSE floor that enable them to engage in the purchase and sale of securities on the trading floor and clearance and settlement activities derived from Euronext businesses. License fees are recognized on a pro-rata basis over the calendar year. All other fees are recognized when services are rendered.

Currency Translation

Assets and liabilities denominated in non-U.S. currencies are translated at rates of exchange prevailing on the date of the consolidated statement of financial condition, and revenues and expenses are translated at average rates of exchange throughout the year. NYSE Euronext seeks to reduce its net investment exposure to fluctuations in foreign exchange rates through the use of foreign currency-denominated debt.

Hedging Activity

NYSE Euronext uses derivative instruments to limit exposure to changes in foreign currency exchange rates and interest rates. NYSE Euronext accounts for derivatives pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivatives Instruments and Hedging Activities.” SFAS 133

establishes accounting and reporting standards for derivative instruments and requires that all derivatives be recorded at fair value on the consolidated statement of financial condition. Changes in the fair value of derivative financial instruments are either recognized in other comprehensive income or net income depending on whether the derivative is being used to hedge changes in cash flows or changes in fair value. Cash flows from hedging activities are included in the same category as the items being hedged. Cash flows from instruments designated as net investment hedges are classified as financing activities.

Investments

NYSE Euronext’s short term financial investments generally are classified as available-for-sale securities and are carried at fair value as of trade date with the unrealized gains and losses, net of tax, reported as a component of other comprehensive income. Interest income on debt securities, bank deposits and other interest rate investments, including amortization of premiums and accretion of discounts, is accrued and recognized over the life of the investment. The specific identification method is used to determine realized gains and losses on sales of investments, which are reported in interest and investment income in the consolidated statements of income.

NYSE Euronext regularly reviews its investments to determine whether a decline in fair value below the cost basis is other than temporary. If events and circumstances indicate that a decline in the value of the assets has occurred and is deemed to be other-than-temporary, the carrying value of the security is reduced to its fair value and a corresponding impairment is charged to earnings.

Allowance for Doubtful Accounts

The allowance for doubtful accounts is maintained at a level that management believes to be sufficient to absorb probable losses in NYSE Euronext’s accounts receivable portfolio. The allowance is based on several factors, including a continuous assessment of the collectibility of each account. In circumstances where a specific customer’s inability to meet its financial obligations is known, NYSE Euronext records a specific provision for bad debts against amounts due to reduce the receivable to the amount it reasonably believes will be collected.

The concentration of risk on accounts receivable is mitigated by the large number of entities comprising NYSE Euronext’s customer base. The following is a summary of the allowance for doubtful accounts, utilization and additional provisions (in millions):

	Year Ended December 31,
	2007	2006
Beginning balance	$13	$8
Additions
Charges to income	5	5
Euronext merger	1	—
Archipelago merger	—	1
Write-offs	(4)	(1)

Ending balance	$15	$13

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation of assets is provided using the straight-line method of depreciation over the estimated useful lives of the assets, which generally range from 2 to 15 years. Leasehold improvements are amortized using the straight-line method over the term of the lease or the estimated useful lives of the assets, whichever is shorter. Gains or losses related to retirements or disposition of fixed assets are recognized in the period incurred.

NYSE Euronext accounts for software development costs under AICPA Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”), and other related guidance. NYSE Euronext expenses software development costs incurred during the preliminary project stage, while it capitalizes costs incurred during the application development stage, which includes design, coding, installation and testing activities. Amortization of capitalized software development costs is computed on a straight-line basis over the software’s estimated useful life, generally three years.

Expenditures for repairs and maintenance are charged to operations in the period incurred. The cost and accumulated depreciation of property and equipment retired or otherwise disposed of are removed from the accounts upon disposal and any gain or loss is reflected in operations.

Goodwill and Other Intangible Assets

Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable assets of a business acquired. Goodwill is tested at least annually for impairment. An impairment loss is triggered if the estimated fair value of a reporting unit, which is a component one level below NYSE Euronext’s two reportable segments, is less than its estimated net book value. Such loss is calculated as the difference between the estimated fair value of goodwill and its carrying value.

Intangible assets are amortized on a straight-line basis over their estimated useful lives. When certain events or changes in operating conditions occur, an impairment assessment would be performed and lives of intangible assets with determinable lives would be adjusted. Intangible assets deemed to have indefinite lives are not amortized but are subject to annual impairment tests. An impairment loss, calculated as the difference between the estimated fair value and the carrying value of an asset or asset group, is recognized if the sum of the estimated undiscounted cash flows relating to the asset or asset group is less than the corresponding carrying value.

The annual evaluation for impairment of goodwill and indefinite-lived intangibles is based on valuation models that incorporate internal projections of expected future cash flows and operating plans.

Activity Assessment Fees and Section 31 Fees

NYSE Euronext pays SEC fees pursuant to Section 31 of the Exchange Act for transactions executed on the US exchanges. These Section 31 fees are designed to recover the costs to the government of supervision and regulation of securities markets and securities professionals. NYSE Euronext, in turn, collects activity assessment fees from member organizations clearing or settling trades on the NYSE and NYSE Arca and recognizes these amounts when invoiced. Fees received are included in cash at the time of receipt and, as required by law, the amount due to the SEC is remitted semiannually and recorded as an accrued liability until paid. The activity assessment fees are designed so that they are equal to the Section 31 fees. As a result, neither the size of Section 31 fees nor the size of activity assessment fees has an impact on NYSE Euronext’s net income.

Accrued Employee Benefits

NYSE Euronext adopted SFAS No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132R” (“SFAS 158”), on December 31, 2006. SFAS 158 requires plan sponsors of defined benefit pension and other postretirement benefit plans (collectively “benefit plans”) to recognize the funded status of their benefit plans in the consolidated statement of financial condition, measure the fair value of plan assets and benefit obligations as of the date of the fiscal year-end consolidated statement of financial position, and provide additional disclosures.

Pension and Other Post-Employment Benefits (OPEB) costs and liabilities are dependent on assumptions used in calculating such amounts. These assumptions include discount rates, health care cost trend rates, benefits earned, interest cost, expected return on assets, mortality rates, and other factors. Actual results that differ from the assumptions are accumulated and amortized over the future periods and, therefore, generally affect recognized expense and the recorded obligation in future periods. While management believes that the assumptions used are appropriate, differences in actual experience or changes in assumptions may affect NYSE Euronext’s pension and other postretirement obligations and future expense.

Stock-Based Compensation

NYSE Euronext accounts for stock based compensation in accordance with SFAS 123R, “Share-Based Payment,” which requires that the cost of employee services received in exchange for a share-based award be generally measured based on the grant-date fair value of the award and amortized over the relevant service period on a graded basis. NYSE Euronext estimates an expected forfeiture rate while recognizing the expense associated with these awards.

Comprehensive Income

Other comprehensive income includes changes in unrealized gains and losses on financial instruments classified as available-for-sale, foreign currency translation adjustments and amortization of the difference in the projected benefit obligation and the accumulated benefit obligation associated with benefit plan liabilities, net of tax.

Income Taxes

NYSE Euronext records income taxes using the asset and liability method, under which current and deferred tax liabilities and assets are recorded in accordance with enacted tax laws and rates. Under this method, the amounts of deferred tax liabilities and assets at the end of each period are determined using the tax rate expected to be in effect when the taxes are actually paid or recovered. Future tax benefits are recognized to the extent that realization of such benefits is more likely than not.

Deferred income taxes are provided for the estimated income tax effect of temporary differences between financial and tax bases in assets and liabilities. Deferred tax assets are also provided for certain tax carryforwards. A valuation allowance to reduce deferred tax assets is established when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

NYSE Euronext is subject to numerous domestic and foreign jurisdictions primarily based on its operations in these jurisdictions. Significant judgment is required in assessing the future tax consequences of events that have been recognized in NYSE Euronext’s financial statements or tax returns. Fluctuations in the actual outcome of these future tax consequences could have material impact on NYSE Euronext’s financial position or results of operations.

On January 1, 2007, NYSE Euronext adopted the provisions of FASB Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109, Accounting for Income Taxes (“FIN 48”). FIN 48 requires that NYSE Euronext determine whether a tax position is more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets this recognition criteria, the position is measured to determine the amount of benefit to be recognized in the financial statements.

New Accounting Pronouncements

The FASB issued SFAS No. 157, Fair Value Measurements, which clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Under SFAS No. 157, fair value measurements are not adjusted for transaction costs. SFAS 157 also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of the fair value measures on earnings. SFAS 157 is effective for fiscal years beginning after November 15, 2007. We are currently assessing the potential impact that the implementation of SFAS 157 will have on our financial statements, if any.

The FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115, which permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We are currently assessing the potential impact that the implementation of SFAS 159 will have on our financial statements, if any.

SFAS No. 141 (revised 2007), “Business Combinations” (SFAS No. 141(R)), requires the acquiring entity in a business combination to (1) recognize all assets acquired and liabilities assumed generally at their acquisition-date fair values; (2) record those assets and liabilities at their full fair value amounts even if there is noncontrolling (minority) interest; (3) include noncontrolling interest earnings through net income; (4) expense acquisition-related transaction costs; and (5) disclose information needed to evaluate and understand the nature and financial effect of the business combination. SFAS No. 141(R) is effective for NYSE Euronext for any acquisitions occurring in 2009 and years thereafter. NYSE Euronext is currently assessing the potential impact that the implementation of SFAS 141(R) will have on its financial statements, if any.

SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (SFAS No. 160), which is to be retrospectively applied, requires entities to include noncontrolling (minority) interests in partially owned consolidated subsidiaries within shareholders’ equity in the consolidated financial statements. SFAS No. 160 also requires the consolidating entity to include the earnings of the consolidated subsidiary attributable to the noncontrolling interest holder in its income statement with an offsetting charge (credit) to the non-controlling interest in shareholders’ equity. SFAS 160 is effective for NYSE Euronext beginning January 1, 2009. NYSE Euronext is currently assessing the potential impact that the implementation of SFAS 160 will have on its financial statements, if any.

Note 3—Acquisitions

Euronext

On April 4, 2007, NYSE Group and Euronext combined their businesses under NYSE Euronext, a holding company formed for that purpose. On that date, NYSE Group became a wholly owned subsidiary of NYSE Euronext.

Also on April 4, 2007, NYSE Euronext acquired 91.4% of the share capital and 92.2% of the voting rights of Euronext through an exchange offer in which NYSE Euronext, through its indirect wholly owned subsidiary NYSE Euronext (Holding) N.V. (“NYSE Euronext (Holding)”), offered to acquire all of the outstanding shares of Euronext for €21.32 ($28.54) in cash and 0.98 of a share of NYSE Euronext common stock.

On April 2, 2007, NYSE Euronext commenced a second offer period to acquire Euronext shares that were not tendered during the initial exchange offer period. On April 27, 2007, the second offer period closed, resulting in NYSE Euronext’s holding, through NYSE Euronext (Holding), 96.97% of the share capital and 97.68% of the voting rights of Euronext.

On June 6, 2007, NYSE Euronext, NYSE Euronext (Holding), Euronext N.V. and Euronext Paris S.A., as plaintiffs, filed a writ of summons with the Amsterdam Court of Appeals in the Netherlands initiating a compulsory acquisition procedure (uitkoopregeling) in accordance with Section 2:92a of the Dutch Civil Code. Shares of Euronext acquired in this procedure will be acquired only for cash and in an amount determined by the Enterprise Chamber of the Amsterdam Court of Appeals.

The price proposed in the writ of summons is €94.05 per share. This amount is equal to the cash equivalent of the standard offer consideration on April 4, 2007, the date on which the settlement and delivery of the Euronext shares tendered in the initial exchange offer period occurred and NYSE Euronext common stock began trading (with a closing price on that day of €74.21 on Euronext Paris (0.98 x €74.21 + €21.32 = €94.05)). The defendants listed in the writ of summons are all the remaining shareholders of Euronext other than the plaintiffs. On July 5, 2007, Stichting Option Plan SBF, Wijs & Van Oostveen B.V., the Trafalgar Catalyst Fund and the Trafalgar Volatility Fund appeared in the Enterprise Chamber of the Amsterdam Court of Appeals in the Netherlands. Stichting Option Plan SBF and Wijs & Van Oostveen B.V. have refrained from raising any substantive defense. Trafalgar submitted a written statement of defense on November 1, 2007.

Through the compulsory acquisition procedure, NYSE Euronext intends, through NYSE Euronext (Holding), to acquire 100% of the Euronext shares outstanding and not held by Euronext or its subsidiaries at the time of the final judgment of the Enterprise Chamber of the Amsterdam Court of Appeals or shortly thereafter. It is currently not known when the Enterprise Chamber of the Amsterdam Court of Appeals will issue its final judgment and consequently it is not known if or when NYSE Euronext, through NYSE Euronext (Holding), will be able to acquire the Euronext shares that are the subject of the proceeding.

Under the purchase method of accounting, total merger consideration paid to Euronext shareholders in the exchange offer for outstanding shares of Euronext was approximately $9.8 billion. We anticipate that the additional purchase price for the shares to be acquired through the compulsory acquisition procedure will be approximately $0.4 billion. The results of Euronext have been included in the consolidated results of operations since April 4, 2007.

The following is a summary of the purchase price in the Euronext combination (in millions, except per share data):

Euronext shares tendered	109 shares
Times	0.98	(a)
Times	$61.70	(b)

Equity component	$6,600
plus:
Euronext shares tendered	109 shares
Times	$28.54	(a)

Cash component	$3,115

Acquisition costs	$73
Fair value of stock, equity awards and other instruments	$60

Total purchase price	$9,848

(a)	Each tendered Euronext share was exchanged into 0.98 of a share of NYSE Euronext common stock and €21.32 ($28.54) in cash.

(b)	Corresponding to the average closing stock price of NYSE Group common stock for the five-day period beginning two days before and ending after June 1, 2006 (the date the combination was agreed to and announced).

The purchase price was allocated to the assets acquired and liabilities assumed based on the estimated fair value of Euronext net assets as of the combination date as follows (in millions):

Historical equity of Euronext	$2,228
Elimination of Euronext’s historical goodwill and intangibles	(1,066)
Fair value of identifiable intangible assets:
National securities exchange registrations	5,377
Customer relationships	805
Trade names and other intangibles	185
Fair value adjustment of property and equipment (including internally developed software)	108
Fair value adjustment of equity method investments and investment in affiliates	136
Deferred tax impact of purchase accounting adjustments	(1,983)
Minority interest	(135)
Goodwill	4,193

Total purchase price	$9,848

The “Euronext” trade name and other trade names (with the exception of exchange indices trade names) were valued using the relief-from-royalty method under the income approach. The national securities exchange registrations, customer-related intangibles, and exchange indices trade names were valued using the excess earnings income approach. The technology, which consists primarily of internally developed software, and other fixed assets were valued using the cost approach. The equity investments and investments in affiliates were valued either using the market approach relying on information from recent transactions or the excess earnings income approach.

The allocation of the purchase price to Euronext assets and liabilities are based on estimates of fair values. Therefore, the information above is subject to change pending the final allocation of purchase price. NYSE Euronext does not expect any of the goodwill to be deductible for tax purposes.

NYSE Euronext entered into a €2.5 billion bridge facility to fund the cash portion of the consideration paid to Euronext shareholders in April 2007 in connection with the exchange offer. The bridge facility was subsequently redeemed using proceeds from the $3.0 billion global commercial paper program launched by NYSE Euronext in April 2007. NYSE Euronext also entered into a $3.0 billion syndicated revolving facility primarily used as a backstop for the global commercial paper program. Both the global commercial paper program and the syndicated credit facility include terms and conditions customary for agreements of this type, which may restrict NYSE Euronext’s ability to engage in additional transactions or incur additional indebtedness.

Archipelago Holdings, Inc.

On March 7, 2006, Archipelago and the NYSE combined their businesses and became wholly owned subsidiaries of NYSE Group. Under the purchase method of accounting, the total merger consideration was $1,085 million. The results of operations of Archipelago have been included in the consolidated results of operations since March 8, 2006.

The following is a summary of the purchase price in the Archipelago merger (in millions):

Purchase price	$1,085
Acquisition costs	25

Total purchase price	$1,110

The purchase price was allocated to the assets acquired and liabilities assumed based on the estimated fair value of Archipelago net assets as of the merger date as follows (in millions):

Historical cost of net assets acquired	$458
Elimination of Archipelago’s historical goodwill and intangibles	(240)
Fair value of identifiable intangible assets	585
Fair value adjustment of property and equipment	17
Other	(6)
Deferred tax impact of purchase accounting adjustments	(234)
Goodwill	530

Total purchase price	$1,110

PCX Holdings, Inc. and Wave Securities, LLC

On September 26, 2005, Archipelago completed the acquisition of PCX Holdings (“PCX”), which is now known as NYSE Arca, Inc., for a total purchase price of approximately $94.0 million. As part of the acquisition of PCX, Archipelago undertook to divest Wave Securities LLC (“Wave Securities”), a previously wholly owned subsidiary of Archipelago. On March 3, 2006, Archipelago completed the sale of Wave Securities.

Pro Forma Results

The following table provides unaudited pro forma results of operations as if (i) the disposition of Wave Securities by Archipelago, (ii) the merger between Archipelago and the NYSE, and (iii) the business combination transaction between NYSE Group and Euronext had been completed at the beginning of the earliest period presented (in millions, except per share data):

	Year ended December 31,
	2007	2006
Total revenues	$4,586	$3,915
Net income	$772	$484
Basic earnings per share	$2.92	$1.84
Diluted earnings per share	$2.90	$1.83

During 2005, NYSE Group adopted a plan to eliminate employee positions. The elimination of positions continued through 2006 and 2007. Additionally, as part of the business combination transaction between NYSE Group and Euronext, NYSE Euronext entered into a plan to eliminate employee positions. The following is a summary of the severance charges, utilization of the accrual through December 31, 2007 and the remaining accrual as of December 31, 2007 (in millions):

	US Operations	European Operations
Balance as of December 31, 2005	$4	$—
Employee severance and related benefits	24	—
Severance and benefit payments	(11)	—

Balance as of December 31, 2006	17	—
Employee severance and related benefits	5	23
Severance and benefit payments	(19)	(14)
Translation and other	—	2

Balance as of December 31, 2007	$3	$11

The US Operations severance charges are included in merger expenses and exit costs in the consolidated statements of income. The European Operations severance charges represent the fair value assigned to this liability as part of the fair value adjustment on the purchase price of Euronext. Based on current severance dates and the accrued severance at December 31, 2007, NYSE Euronext expects to pay these amounts through December 31, 2008.

AEMS

NYSE Euronext outsources the information technology requirements of its European Operations such as development, maintenance of information technology applications, and use of resources and software to AEMS, an entity 50% owned by NYSE Euronext and 50% by Atos Origin, while under control of Atos Origin.

On December 11, 2007, Atos Origin, an international information technology services company, and NYSE Euronext announced their agreement in principle for NYSE Euronext to acquire the 50% stake in Atos Euronext Market Solutions (AEMS) owned by Atos Origin.

Upon successful completion of this transaction and subject to the prior information and consultation of all relevant employee representative bodies, NYSE Euronext would re-acquire ownership of the NSC cash trading and LIFFE CONNECT® derivatives trading platform technology and all of the management and development services surrounding these platforms as well as AEMS’s third-party exchange technology business. Atos Origin would acquire the third-party Clearing & Settlement and Capital Markets businesses from AEMS. The transaction is anticipated to close during the third quarter of 2008.

TransactTools Inc.

On January 8, 2007, NYSE Group acquired TransactTools, Inc. (“TransactTools”), a company providing enterprise messaging solutions for the securities trading industry. Following this acquisition, Sector (a subsidiary of the Securities Industry Automation Corporation, or SIAC, which is wholly-owned by NYSE Group), was renamed and rebranded NYSE TransactTools to facilitate the integration of the technology products of TransactTools with SIAC’s Sector and SFTI® businesses.

National Stock Exchange of India Limited

On April 4, 2007, NYSE Group acquired a 5% equity position in the Mumbai-based National Stock Exchange of India Limited, the maximum investment permitted by any single foreign investor in a stock exchange under the securities regulations of India. NYSE Group purchased the shares of NSE for $115 million in cash from a consortium of selling shareholders.

Bovespa

In October 2007, NYSE Euronext acquired a 1% stake in Bovespa, a Brazilian stock exchange, in connection with Bovespa’s initial public offering. Euronext has had a long-standing relationship with Bovespa, pursuant to which Euronext has provided Bovespa with technological support since 1997.

Financial Industry Regulatory Authority

On July 30, 2007, NYSE Group and NYSE Regulation, each wholly owned subsidiaries of NYSE Euronext, entered into and completed an asset purchase agreement with National Association of Securities Dealers, Inc. (“NASD”) pursuant to which the member firm regulatory functions of NYSE Regulation, including related enforcement activities, risk assessment and the arbitration service (collectively, the “Transferred Operations”), were consolidated with those of the NASD. The consolidated organization is known as Financial Industry Regulatory Authority, Inc. (“FINRA”).

NYSE Regulation continues to perform market surveillance and related enforcement activities and listed company compliance for New York Stock Exchange LLC and NYSE Arca, Inc.

The transaction involved the transfer to FINRA of the assets and liabilities associated with the Transferred Operations (including related expenses and revenues and approximately 427 employees), the sublease to FINRA of office space at 20 Broad Street and 14 Wall Street in New York City, and the provision by NYSE Group of certain security and facilities services to the FINRA locations at 20 Broad Street and 14 Wall Street for a five-year period. In consideration of the transfer of the Transferred Operations and the provision of certain security and facilities services to FINRA, NYSE Group will receive cash consideration with a net present value of $103 million (consisting of $35 million paid at closing with respect to assets and liabilities associated with the Transferred Operations, and cash payable over a five-year period for certain security and facilities services with a net present value equal to $68 million). In addition, NYSE Group received a payment at closing of approximately $6 million (equal to the net book value of the transferred assets at closing) and will receive additional payments totaling approximately $52 million over a five-year period in consideration of the sublease of office space and certain other services. In connection with the $35 million paid at closing, NYSE Euronext realized a $32 million gain classified as gain on sale of equity investment and businesses in the consolidated statements of income.

In addition, FINRA and NYSE Group also entered into agreements under which NYSE Group provides certain transition services to FINRA and its affiliates and FINRA provides certain regulatory services to NYSE Group and its affiliates.

LCH.Clearnet

On July 27, 2007, LCH.Clearnet Group Limited (LCH.Clearnet) redeemed all of the outstanding LCH.Clearnet redeemable convertible preference shares (initially redeemable in December 2008) held by NYSE Euronext at an aggregate redemption value of €199 million, and repurchased 20 million LCH.Clearnet ordinary shares held by NYSE Euronext at a cost of €10 per share, the market value of the shares issued in December 2003 in connection with the creation of LCH.Clearnet. Total proceeds to NYSE Euronext from the sale were €399 million, or $548 million. These proceeds represent the fair value assigned to this asset as part of the fair value adjustment on the purchase price of Euronext. As such, the sale of this asset had no impact on our consolidated statement of income.

According to the agreement between the parties, LCH.Clearnet is expected to repurchase an additional 6 million ordinary shares from NYSE Euronext at a cost of €10 per share for an aggregate price of €62 million by April 2008, subject to certain conditions. Following the second repurchase, NYSE Euronext will retain a 5% stake in LCH.Clearnet’s outstanding share capital and will retain the right to appoint one director to LCH.Clearnet’s Board of Directors.

MBE Holdings

On June 20, 2007, Borsa Italiana exercised its call option right to purchase all the shares held by Euronext in MBE Holding. MBE Holding is a joint venture entity formed between Euronext (51%) and Borsa Italiana (49%) that owns 60.37% of Società per il Mercato dei Titoli di Stato, or MTS. MTS is a regulated European electronic exchange for government bonds and other types of fixed income securities. The shareholder agreement between Euronext and Borsa Italiana provides that, in the event of a change of control with respect to one party, the other party has the right to purchase all of the affected party’s shares in MBE Holding at fair market value within 90 days of the change of control. On August 2, 2007, NYSE Euronext and Borsa Italiana signed an agreement under which NYSE Euronext’s 51% stake in MBE Holding and 33% stake in MTSNext was valued at €100 million, or $137 million (dividend attached). The transaction closed in September 2007. These proceeds represent the fair value assigned to this asset as part of the fair value adjustment on the purchase price of Euronext. As such, the sale of this asset had no impact on our consolidated statement of income.

Note 4—Segment Reporting

Subsequent to the business combination transaction between NYSE Group and Euronext, NYSE Euronext operates under two reportable segments: U.S. Operations and European Operations. NYSE Euronext evaluates segment performance primarily based on operating income.

The U.S. operations consist of (i) obtaining new listings and servicing existing listings; (ii) providing access to trade execution in cash equities and options; (iii) selling market and related information and distributing market information to data subscribers; (iv) issuing trading licenses; (v) providing data processing operations; (vi) providing regulatory services in the U.S. markets and (vii) providing trading technology, software and connectivity to end-users.

European operations consist of (i) the management of trading in all cash products as well as a wide range of derivatives products and bonds and repos; (ii) listing of cash instruments; (iii) the sale of market data and related information; (iv) settlement of transactions and the safe-custody of physical securities in the European markets and (v) the providing of electronic trading solutions in Europe and Asia.

As NYSE Euronext progresses towards the integration of its NYSE Group and Euronext businesses, management will continue to assess its segment reporting structure and may, if and when appropriate, decide to revise its segment reporting upon completion of certain integration milestones.

Summarized financial data regarding reportable segments is as follows (in millions):

	U.S. Operations	European Operations	Corporate Items and Eliminations	Consolidated
2007
Revenues	$2,747	$1,411	—	$4,158
Operating income (loss)	374	560	(25)	909
Total assets	2,508	11,599	2,511	16,618
Purchases of property and equipment	123	59	—	182
2006
Revenues	$2,376	$—	—	$2,376
Operating income (loss)	254	—	(20)	234
Total assets	2,462	—	1,004	3,466
Purchases of property and equipment	98	—	—	98
2005
Revenues	$1,633	$—	—	$1,633
Operating income (loss)	48	—	(4)	44
Total assets	1,037	—	1,167	2,204
Purchases of property and equipment	105	—	—	105

Revenues are generated primarily in the United States of America and Europe. Corporate items consist of expenses that are not allocated in assessing segment performance. Corporate assets consist primarily of cash and cash equivalents, investments, prepaid income taxes, and investments in unconsolidated subsidiaries. For the years ended December 31, 2007, 2006 and 2005, no individual customer accounted for 10% or more of NYSE Euronext’s revenues.

Note 5—Goodwill and Other Intangible Assets

The following table presents the details of the acquired intangible assets and goodwill by reportable segments as of December 31, 2007:

	U.S. Operations			European Operations
	Estimated fair value	Accumulated Amortization	Useful Life (in years)	Estimated fair value	Accumulated Amortization	Useful Life (in years)
Acquired intangibles at date of acquisition:
National securities exchange registrations	$511	$—	Indefinite	$5,377	$—	Indefinite
Customer relationships	37	3	10 to 20	805	34	7 to 20
Trade names and other	43	4	20	185	43	20

Intangibles fair value at date of acquisition	$591	$7		$6,367	$77
Translation and other	—	—		345	—

Total intangibles	$591	$7		$6,712	$77

Goodwill at date of acquisition	$557			$4,279
Translation and other	—			178

Goodwill	$557			$4,457

The national securities exchange registrations represent rights to operate exchanges in perpetuity and indefinitely benefit from underlying revenue streams, including market data and listing fees, and certain expense savings, including lower clearing costs.

In the U.S., the SEC grants national securities exchange registrations. This right to operate as an exchange allows NYSE Arca to (i) generate revenues from market data fees (both from equity and option trading activities) and listing fees, and (ii) reduce its costs since clearing and settlement charges are not incurred for trades matched internally on its trading systems.

In Europe, national securities exchange registrations are obtained through the approval of domestic securities industry regulators and/or the respective ministry of finance. As an operator of five European-based exchanges, Euronext is eligible to earn market data fees (both from equity and derivatives trading activities), listing fees and certain trading fees.

The initial costs to obtain the national securities exchange registrations and ongoing costs to maintain such registrations are nominal. National securities exchange registrations do not expire and, as such, there is no associated renewal cost.

For the years ended December 31, 2007, 2006 and 2005, amortization expense for the intangible assets was approximately $81 million, $3 million and zero, respectively.

The estimated future amortization expense (excluding the impact of future foreign exchange rate changes) of acquired purchased intangible assets as of December 31, 2007 is as follows (in millions):

Year ending December 31,
2008	$58
2009	58
2010	58
2011	58
2012	58
Thereafter	788

Total	$1,078

Note 6—Stock Based Compensation

Under the Stock Incentive Plan, NYSE Euronext may grant stock options and other equity awards-based awards to employees. NYSE Euronext approach to the incentive compensation awards contemplates awards of stock options and restricted stock units (RSUs).

Stock options are generally granted at an exercise price equal to the market price at the date of grant. Stock options granted generally vest and become exercisable over a period of three to four years, and generally expire after ten years.

Conversion of Euronext Awards

In connection with the business combination transaction between NYSE Group and Euronext, which was completed on April 4, 2007, generally each restricted stock unit, deferred stock unit, stock option and other right based on shares of common stock of NYSE Group or shares of Euronext outstanding immediately prior to the merger, was converted into an adjusted number of restricted stock units, deferred stock units options and rights with respect to NYSE Euronext common stock, on the same terms and conditions as were applicable before the business combination transaction. However, for tax purposes, in the case of French holders of Euronext awards, Euronext awards remained measured in shares of Euronext. NYSE Euronext intends to offer those holders the right to exchange any Euronext shares that they receive pursuant to their Euronext awards for shares of NYSE Euronext common stock at the exchange ratio set forth in the combination agreement at such time that certain adverse tax consequences no longer apply.

The restricted stock units and deferred stock units measured in shares of NYSE Euronext and the options to purchase shares of NYSE Euronext common stock issued by NYSE Euronext in exchange for the restricted stock units and deferred stock units measured in shares of Euronext and options to purchase shares of Euronext in the combination were included in the purchase price of Euronext and recorded at their fair value on the measurement date. Because continued service is required after the date of consummation in order to vest in any unvested awards, a portion of the value of those unvested awards is recognized over the remaining vesting period.

Conversion of Archipelago Awards

In March 2006, NYSE Group converted three Archipelago long-term incentive plans. As part of the merger with Archipelago, 0.2 million shares underlying restricted stock units granted to former Archipelago directors, officers and employees and 2.6 million shares underlying stock options granted to former Archipelago directors, officers and employees were converted to restricted stock and stock options, respectively, of NYSE Group.

Both the vested and unvested stock options issued by NYSE Group in exchange for equivalent options of Archipelago were included in the purchase price of Archipelago and recorded at their fair value on the measurement date. Because continued service is required after the date of consummation in order to vest in the unvested awards, a portion of the value of those awards is recognized over the remaining vesting period.

NYSE Group RSU’s

On March 8, 2006, NYSE Group granted approximately 1.2 million restricted stock units to NYSE employees and certain SIAC employees under the Stock Incentive Plan. These restricted stock units vest 50% on the grant date and 25% on each of the first and second anniversaries of the grant date.

As of December 31, 2007, the total aggregate intrinsic value of stock options outstanding and exercisable was $58 million and $55 million, respectively.

For the year ended December 31, 2007, NYSE Euronext recorded $31 million of stock based compensation. As of December 31, 2007, there was approximately $29 million of total unrecognized compensation cost related to stock options and restricted stock units. This cost is expected to be recognized over approximately three years.

Cash received from employee stock option exercises for the year ended December 31, 2007, 2006 and 2005 was $14 million, $9 million and zero, respectively. NYSE Euronext satisfies stock option exercises with newly issued shares.

The fair value of each option grant was estimated using the Black-Scholes option pricing model with the following assumptions: expected volatility of 30%, risk-free interest of 4.8%, expected life of 7 years and no dividend yield.

The following table summarizes information about the stock option activity (number of stock options in thousands):

	2007		2006
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	1,598	$14.10	—	$—
Converted Euronext awards	395	23.29	—	—
Converted Archipelago awards	—	—	2,550	13.53
Awards granted	67	99.50	—	—
Awards exercised	(1,139)	14.16	(952)	12.57
Awards expired/ cancelled	(50)	84.27	—	—

Outstanding at end of period	871	$21.36	1,598	$14.10

Additional information regarding stock options outstanding as of December 31, 2007 is as follows (number of stock options in thousands):

	Outstanding			Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$4.91 - $19.30	319	6.5	$12.97	278	$12.82
$20.25 - $25.38	525	3.5	22.44	525	22.44
$99.50	27	9.2	99.50	—	—

	871	4.7	$21.36	803	$19.11

The following table summarizes information about the restricted stock units activity (stock units in thousands):

	Number of RSUs
	2007	2006
Outstanding at beginning of year	588	—
Converted Euronext awards	831	—
Converted Archipelago awards	—	125
Awards granted	213	1,212
Cancelled	(102)	(55)
Vested	(553)	(694)

Outstanding at end of period(1)	977	588
Weighted average fair value per share for RSUs granted during period	$99.50	$64.50

(1)	Excludes vested NYSE Group Merger RSU’s which will be delivered in February 2009.

Note 7—Related Party Transactions

AEMS provides information technology services to NYSE Euronext pursuant to a services agreement, dated July 2005, between it, Euronext and Atos Origin, which was entered into at the time of the formation of AEMS. Under separate service level agreements, NYSE Euronext invoices AEMS for the use of resources of NYSE Euronext (see also footnote 3).

The Depository Trust Company (“DTC”) and the National Securities Clearing Corporation (“NSCC”) are wholly-owned subsidiaries of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is a holding company that supports DTC, which provides settlement and custody services to banks and broker-dealers, and NSCC, which provides trade clearance, netting and settlement services to banks, broker-dealers, mutual funds, insurance companies and other financial institutions in the United States.

On March 28, 2006, NYSE Group sold substantially all of its shares of DTCC common stock, which represented approximately 28% of DTCC’s common stock, for a $23 million cash payment and realized a $21 million gain. The after-tax impact of this gain was included in the cash dividend paid to each former NYSE member in connection with the merger of the NYSE and Archipelago. As of December 31, 2007, NYSE Euronext owns 50% of the outstanding preferred stock of DTCC.

On November 1, 2006, NYSE Group completed the purchase of the one-third ownership stake in SIAC previously held by the American Stock Exchange (“Amex”) for approximately $40 million, as a result of which NYSE Group now fully owns SIAC. In connection with the purchase, the SIAC shareholders’ agreement and Amex’s participation in the SIAC facilities management agreement (under which SIAC had previously provided technology services to the NYSE and Amex) were terminated and SIAC agreed to provide substantially reduced services to Amex, as a customer, under a new services agreement.

The following table presents revenues and expenses derived from or incurred with these related parties (in millions):

Revenues (expenses)	Year ended December 31,
	2007	2006	2005
AEMS(1)	$(149)	$—	$—
LCH Clearnet(1)	7	—	—
DTCC	—	12	32
AMEX	—	53	71
FINRA(1)	9	—	—

(1)	See footnote 3

While not related parties, NYSE Euronext earns fees from and enters into business relationships with listed companies, license holders (former member firms) and specialist firms. In management’s opinion, all transactions are made at prevailing rates and terms and conditions and do not involve more than the normal risk of collectibility or present other favorable or unfavorable features.

Note 8—Investments

A summary of current investments as at December 31, 2007 and December 31, 2006 was as follows:

December 31, 2007 In millions	Adjusted cost	Unrealized gains	Unrealized losses(3)	Fair value
Municipal Bonds	$17	$—	$—	$17
Mutual Funds (SERP/SESP)(1)	108	18	—	126
Mutual Funds (other)	75	—	—	75
Corporate Bonds	31	—	1	30
Collateralized Mortgage Obligations	14	—	1	13
Asset Backed Securities	16	—	1	15
Equity Securities(2)	115	—	—	115
Bank deposits and other interest rate investments	168	—	—	168

Investments	$544	$18	$3	$559

December 31, 2006 In millions	Adjusted cost	Unrealized gains	Unrealized losses	Fair value
U.S. Government and Agency	$30	$—	$—	$30
Municipal Bonds	277	—	2	275
Mutual Funds (SERP/SESP)(1)	138	19	—	157
Mutual Funds (other)	107	—	—	107
Corporate Bonds	81	—	—	81
Collateralized Mortgage Obligations	13	—	—	13
Asset Backed Securities	18	—	—	18

Investments	$664	$19	$2	$681

(1)	Equity and fixed income mutual funds held for the purpose of providing future payments of Supplemental Executive Retirement Plan (SERP) and Supplemental Executive Savings Plan (SESP).

(2)	As of December 31, 2007, equity securities are mainly held in LCH.Clearnet ($90 million which LCH.Clearnet is expected to repurchase by April 2008 pursuant to an agreement with NYSE Euronext and subject to certain conditions) and Atos Origin ($17 million adjusted cost after recording an impairment charge of $7 million).

(3)	As of December 31, 2007, all unrealized losses have been reported for less than 12 months length of time.

In 2007, NYSE Euronext realized proceeds from the sale of available-for-sale investments of $8.1 billion with gross realized gains for the year amounting to $11 million and gross realized losses of $2 million. In addition, during 2007, NYSE Euronext recognized a $7 million impairment loss on available-for-sale securities, consisting of an impairment charge on NYSE Euronext’s investment in Atos Origin reflecting the difference between the cost basis of the investment at April 4, 2007 and the fair value of the investment at December 31, 2007. NYSE Euronext does not believe that any of the other gross unrealized losses of $3 million is subject to other-than-temporary impairment based upon an evaluation of applicable evidence as of December 31, 2007.

In addition to its current investments, NYSE Euronext accounts for its investment in Bovespa as an available-for-sale security, which is classified as a non-current asset. As of December 31, 2007 NYSE Euronext recorded a gross unrealized gain of $42 million related to this investment.

As of December 31, 2007, the adjusted cost and fair value of available-for-sale fixed income securities and other interest rate investments, by contractual maturity, was as follows:

December 31, 2007 In millions	Adjusted cost	Fair value
Due in 1 year or less	$172	$172
Due in 1 to 5 years	26	25
Due in 5 to 10 years	—	—
Due after 10 years	—	—
Not due at a single maturity date(1)	31	29

Investments	$229	$226

(1)	Includes asset-backed securities and collateralized mortgage obligations

Note 9—Debt

Short term and long term debt consisted of the following:

In millions	December 31, 2007	December 31, 2006
Commercial paper program	$2,157	$—
Unsecured bank borrowings (current portion)	27	—
Other	8	—

Short term debt	2,192	—
5.125% GBP 250 million unsecured bond due June 2009 (amortized cost)	$494	$—
Unsecured bank borrowings (non current portion)	26	—
Other	1	—

Long term debt	521	—

Total debt	$2,713	—

As of December 31, 2007, NYSE Euronext had $2.2 billion debt issued at an average interest rate of 4.7% under its $3.0 billion global commercial paper program. The program is fully backed by a $3.0 billion syndicated revolving bank facility which was not drawn as of December 31, 2007. This facility is also available for general corporate purposes and includes a $1.0 billion 364-day tranche maturing on April 2, 2008 and a $2.0 billion 5-year tranche maturing on April 4, 2012.

The £250 million ($494 million) fixed rate bond due June 2009 is swapped to floating rate using a fixed-to-floating rate swap. As of December 31, 2007, taking into account this swap, the effective interest rate on the bond was 6.7%.

In addition, on December 31, 2007, NYSE Euronext had an undrawn €300 million ($438 million) revolving credit facility available for general corporate purposes and maturing August 4, 2011.

The terms of the commercial paper program and the fixed rate bond due June 2009 do not contain any financial covenants or material customary provision that could result in early redemption. The terms of the undrawn $3.0 billion and €300 million revolving credit facilities include terms and conditions customary for agreements of this type, which may restrict NYSE Euronext’s ability to engage in additional transactions or incur additional indebtedness.

As at December 31, 2007, the debt repayment schedule was as follows:

In millions	December 31, 2007
Due in 2008	$2,192
Due in 2009	504
Due in 2010	6
Due in 2011	6
Due in 2012 or later	5

Total debt	$2,713

Note 10—Financial Instruments and Derivatives

Certain financial instruments are required to be recorded at fair value in the consolidated statements of financial condition. The fair values of such financial instruments, including available-for-sale investments, debt instruments and derivatives, have been determined using various valuation techniques. These valuation techniques may require judgment in interpreting market data and changes in assumptions or estimation methods that could affect fair value estimates. However, management does not believe any such changes would have a material impact on NYSE Euronext’s financial condition as of December 31, 2007 or NYSE Euronext’s results of operations for the year ended December 31, 2007.

Certain financial instruments, including certain cash equivalents, certain investments, short term debt and long term debt, are recorded at cost in the consolidated statements of financial condition. As at December 31, 2007, management estimates that the book value of such financial instruments approximates their fair value either due to their short-term nature or due to other specific characteristics. In particular, the fixed-rate £250 million ($494 million) long term bond was swapped to floating rate using an interest rate swap designated as hedging the interest rate risk. As a result, the carrying value of the bond is adjusted for gain or loss attributable to the interest rate risk and approximates the fair value of the bond.

NYSE Euronext may use derivatives solely to hedge financial risks related to its financial positions or risks that are otherwise incurred in the normal course of its commercial activities. NYSE Euronext does not use derivative instruments for speculative purposes. As at December 31, 2007, the only significant outstanding derivative instrument was a fixed-to-floating interest rate swap with fair value of $9 million hedging the £250 million ($494 million) fixed rate bond and the aggregate fair value of derivatives outstanding and recorded on the balance sheet was a net receivable of $7 million.

Note 11—Income Taxes

The income before income taxes and minority interest consisted of the following (in millions):

	Year ended December 31,
	2007	2006	2005
Domestic	$351	$329	$91
International	570	—	—

Total	$921	$329	$91

The income tax provision consisted of the following (in millions):

	Year ended December 31,
	2007	2006	2005
Current:
Federal	$108	$118	$35
State and local	37	27	8
International	214	—	—

Deferred:
Federal	(5)	(17)	6
State and local	(2)	(7)	(1)
International	(99)	—	—

Total	$253	$121	$48

Deferred tax asset and liability balances consisted of the following (in millions):

	December 31,
	2007	2006
Current deferred tax arising from:
Deferred revenue	$38	$40
Deferred compensation	41	45
Other	32	23

Current deferred assets	$111	$108

Pension	$28	$24
Depreciation and other	25	18

Current deferred liabilities	$53	$42

Non-current deferred tax arising from:
Deferred revenue	$138	$145
Depreciation	75	49
Stock based compensation	32	25
Deferred compensation	120	132
Net operating loss	27	10
Valuation allowance	(18)	(1)
Other	16	6

Non-current deferred assets	$390	$366

Intangible assets	$2,253	$241
Software capitalization	29	41
Pension	3	9
Depreciation and other	47	—

Non-current deferred liabilities	$2,332	$291

Deferred tax liabilities have not been recognized for the portion of the outside basis differences (including undistributed earnings) relating to foreign subsidiaries because the investment in these subsidiaries is considered to be permanent in duration. Quantification of the deferred tax liability associated with these outside basis differences is not practicable.

As part of the merger transactions with Archipelago and Euronext, NYSE Euronext recorded approximately $60 million and $25 million as of December 31, 2007 and 2006, respectively, of net operating losses (“NOL”) for tax purposes, which will begin to expire in 2025. A valuation allowance was recorded against approximately $18 million and $1 million as of December 31, 2007 and 2006, respectively, of certain NOL’s as it appears more likely than not that the corresponding asset will not be realized due to certain tax limitations. There is no valuation allowance recorded against any of the remaining deferred tax assets based on management’s belief that it is more likely than not that such assets will be realized. Any portion of the valuation allowance which is subsequently recognized will be allocated to reduce goodwill.

Tax benefits of $43 million, $22 million and zero for the years ended December 31, 2007, 2006 and 2005, respectively, associated with the exercise of stock options and vesting of restricted stock units were recorded as an increase to additional paid in capital.

The reconciliation between the statutory and effective tax rates is as follows:

	Year Ended December 31,
	2007	2006	2005
Federal statutory rate	35.0%	35.0%	35.0%
State and local taxes (net of federal benefit)	5.9	3.7	5.3
Foreign operations	(5.4)	—	—
Enacted reduction of UK corporate tax rate	(6.1)	—	—
Tax credits	—	(0.5)	—
Insurance proceeds	—	(1.1)	—
Non-deductible merger expenses	—	0.8	7.1
Deferred asset write-down	—	—	9.9
Tax exempt income	(2.8)	(1.4)	(4.0)
Other	0.8	0.2	(0.3)

Effective tax rate	27.4%	36.7%	53.0%

During 2007, in connection with an enacted reduction of the UK corporate tax rate from 30% to 28%, NYSE Euronext recorded a $55 million tax benefit.

The adoption of FIN 48 caused NYSE Euronext to recognize a $10 million increase to retained earnings as of January 1, 2007 primarily in relation to unclaimed U.S. research and experimentation tax credits for the period from 2001 to 2005. As of the date of adoption, NYSE Euronext had gross unrecognized tax benefits of $13 million. In connection with the assessment of certain positions in various U.S. and European tax jurisdictions, a reconciliation of the gross unrecognized tax benefits for the year ended December 31, 2007 is as follows (in millions):

Balance at January 1, 2007	$13
Additions based on tax positions taken during a prior period	2
Additions based on tax positions taken during the current period	12
Reductions related to a lapse of applicable statute of limitation	(3)
Settlements	—
Additions for tax positions assumed from acquisitions	43

Balance at December 31, 2007	$67

Included in the ending balance at December 31, 2007 are $16 million of tax positions which, if recognized, would affect the effective tax rate and $11 million of tax positions for which there is uncertainty about the timing of tax benefit.

NYSE Euronext accounts for interest and penalties related to the underpayment or overpayment of income taxes as a component of income tax provision in the consolidated statements of income. As of December 31, 2007, the accrued net interest receivable related to the above net tax benefit was $1 million.

In many cases, uncertain tax positions are related to tax years that remain subject to examination by the relevant tax authorities. The following table summarizes these open tax years by major jurisdiction:

Jurisdiction	Examination in progress	Open tax years
U.S.	2000-2005	2006-2007
Netherlands	2001	2002-2007
France	None	2005-2007
United Kingdom	None	2005-2007
Belgium	None	2007
Portugal	None	2003-2007

NYSE Euronext does not anticipate that the total unrecognized tax benefits will change significantly in the next twelve months.

Note 12—Employee Benefit Plans

Defined Benefit Pension Plans

NYSE Euronext maintains pension plans covering its U.S. and European operations. Effective March 31, 2006, the future benefit accrual of all active participants in the U.S. operations pension plans were frozen.

Retirement benefits are derived from a formula, which is based on length of service and compensation. NYSE Euronext fund pension costs to the extent such costs may be deducted for income tax purposes. There were not additional contributions to the pension plans for 2007 and 2006 for the U.S. operations. European operations contributed $4 million during 2007 to the pension plans. Currently, NYSE Euronext anticipates funding $5 million the European operations pension plans for 2008.

NYSE Euronext bases its investment policy and objectives on a review of the actuarial and funding characteristics of the retirement plan, the demographic profile of plan participants, and the business and financial characteristics of the NYSE Euronext. Capital market risk/return opportunities and tradeoffs also are considered as part of the determination. The primary investment objective of the NYSE Euronext plan is to achieve a long-term rate of return that meets the actuarial funding requirements of the plan and maintains an asset level sufficient to meet all benefit obligations of the plan. The pension plan’s weighted-average asset allocations at December 31, 2007 and 2006, by asset category are as follows:

	2007		2006
Asset Category	US Operations	European Operations	US Operations	European Operations
Equities	65%	30%	65%	N/A
Fixed income	35%	70%	35%	N/A

The costs of the plans in 2007 and 2006 have been determined in accordance with SFAS 87. The measurement date for the plans is December 31, 2007 and 2006. The following table provides a summary of the changes in the plan’s benefit obligations and the fair value of assets for December 31, 2007 and 2006 and a statement of funded status of the plans as of December 31, 2007 and 2006:

	Pension Plans
	2007		2006
(in millions)	US Operations	European Operations(1)	US Operations	European Operations
Change in benefit obligation:
Benefit obligation at beginning of year	$600	$188	$618	$—
Service cost	—	4	5	—
Interest cost	36	7	34	—
Actuarial (gain) loss	(22)	(19)	(35)	—
Curtailment loss (gain)	(1)	—	7	—
Plan amendments	4	—	—	—
Benefits paid	(34)	(5)	(29)	—
Currency translation and other	—	17	—	—

Benefit obligation at year end	583	192	600	—

Change in plan assets:
Fair value of plan assets at beginning of year	691	186	638	—
Actual return on plan assets	38	1	83	—
Company contributions	—	4	—	—
Benefit paid	(34)	(5)	(29)	—
Administrative expenses	—	—	(1)	—
Currency translation and other	—	17	—	—

Fair value of plan assets at end of year	695	203	691	—
Funded status	112	11	91	—
Accumulated benefit obligation	$583	184	$600	—

Amounts recognized in the balance sheet under SFAS 158
Non-current assets	$112	$19	$91	$—
Current liabilities	—	—	—	—
Non-current liabilities	—	(7)	—	—

(1)	European operations opening balances are recorded as of April 4, 2007 based on the fair value assigned as part of the merger between NYSE Group and Euronext.

The components of pension expense/(benefit) are set forth below:

	Pension Plan
	2007		2006		2005
(in millions)	US Operations	European Operations	US Operations	European Operations	US Operations	European Operations
Service cost	$—	$4	$5	$—	$24	$—
Interest cost	36	7	34	—	36	—
Amortization of prior service cost	4	—	—	—	1	—
Estimated return on plan assets	(52)	(7)	(50)	—	(47)	—
Recognized actuarial loss	—	—	—	—	4	—
Curtailment	(1)	—	11	—	8	—

Aggregate pension (benefit) expense	$(13)	$4	$—	$—	$26	$—

The following table shows the payments projected based on actuarial assumptions (in millions):

Pension Plan Payment Projections	US Operations	European Operations
2008	$34	$8
2009	34	21
2010	35	7
2011	35	7
2012	36	8
Next 5 years	193	47

Supplemental Executive Retirement Plans

The US Operations also maintain a nonqualified supplemental executive retirement plan, which provides supplemental retirement benefits for certain employees. Effective March 31, 2006, the future benefit accrual of all active participants in the SERP plans was frozen. To provide for the future payments of these benefits, the US Operations has purchased insurance on the lives of the participants through company-owned policies. At December 31, 2007 and 2006, the cash surrender value of such policies was $35 million and $33 million, respectively, and is included in other non-current assets. Additionally certain subsidiaries of the US Operations maintain equity and fixed income mutual funds for the purpose of providing for future payments of SERP. At December 31, 2007 and 2006, the fair value of these assets was $66 million and $69 million, respectively, and is included in investment securities, at fair value. Currently, the US Operations does not anticipate funding of the nonqualified plan.

The following table provides a summary of the changes in the US Operations SERP benefit obligations for December 31, 2007 and 2006 (in millions):

	2007	2006
Change in benefit obligation:
Benefit obligation at beginning of year	$82	$89
Service cost	—	1
Interest cost	5	4
Curtailments	—	2
Benefits paid	—	(7)
Actuarial loss (gain)	—	(7)

Funded status	87	82
Accumulated benefit obligation	$87	$82

Amounts recognized in the balance sheet under SFAS 158
Non-current assets	$—	$—
Current liabilities	(6)	(7)
Non-current liabilities	(73)	(75)

The components of US Operations SERP expense/(benefit) are set forth below (in millions):

	2007	2006	2005
Service cost	$—	$—	$3
Interest cost	5	5	5
Amortization of prior service cost	—	—	—
Recognized actuarial (gain) or loss	—	1	2

Additional (gain) or loss recognized due to:
Settlement	—	—	—
Curtailment	—	1	(7)

Aggregate SERP expense	$5	$7	$3

The following table shows the projected payments for the US Operations based on the actuarial assumptions (in millions):

SERP Plan Payment Projections
2008	$6
2009	7
2010	6
2011	7
2012	8
Next 5 years	40

Pension and SERP Plan Assumptions

The weighted average assumptions used to develop the actuarial present value of the projected benefit obligation and net periodic pension/SERP cost are set forth below:

	2007		2006
	US Operations	European Operations	US Operations	European Operations
Discount rate (pension/SERP)	6.4% / 6.0%	4.75% / N/A	6.00% / 5.75%	N/A
Expected long-term rate of return on plan assets (pension/SERP)	8.0% / N/A	4.9% / N/A	8.0% / N/A	N/A
Rate of compensation increase	N/A	3.6%	4.0%	N/A

To develop the expected long-term rate of return on assets assumption, both the US and European Operations considered the historical returns and the future expectations for returns for each asset class as well as the target asset allocation of the pension portfolio. The assumed discount rate reflects the market rates for high-quality corporate bonds currently available. The discount rate was determined by considering the average of pension yield curves constructed on a large population of high quality corporate bonds. The resulting discount rates reflect the matching of plan liability cash flows to yield curves.

Postretirement Benefit Plans

In addition, the US Operations maintain defined benefit plans to provide certain health care and life insurance benefits (the “Plans”) for eligible retired employees. These Plans, which may be modified in accordance with their terms, cover substantially all employees. These Plans are measured on December 31 annually. Effective March 31, 2006, these Plans were frozen for most participants.

The net periodic postretirement benefit cost for the US Operations was $2 million and $17 million for years ended December 31, 2007 and 2006, respectively. The defined benefit plans are unfunded. Currently, management does not expect to fund the plans.

The following table shows actuarial determined benefit obligation, benefits paid during the year and the accrued benefit cost for the year:

	2007	2006
(in millions)
Benefit obligation at the end of year	$167	$204
Benefits paid	10	8
Accrued benefit cost	156	163

Additional (gain) or loss recognized due to:
Curtailment	$(13)	$4
Discount rate as of December 31,	6.4%	6.0%

The following table shows the payments projected (net of expected Medicare subsidy receipts of $7 million over the next ten fiscal years) based on actuarial assumptions (in millions):

Payment Projections	US Operations
2008	$10
2009	11
2010	11
2011	11
2012	12
Next 5 years	64

For measurement purposes, the US Operations assumed a 9.5% annual rate of increase in the per capita cost of covered health care benefits in 2007 which will decrease on a graduated basis to 5.0% in the year 2015 and thereafter.

The following table shows the effect of a one-percentage-point increase and decrease in assumed health care cost trend rates:

Assumed Health Care Cost Trend Rate

	1% Increase	1% Decrease
(in millions)
Effect of postretirement benefit obligation	$2	$2
Effect on total of service and interest cost components	22	18

Curtailments to the Plans

In 2007, US Operations recorded a $13 million curtailment gain as a result of the elimination of certain components of the OPEB plan. As part of a reduction in force of approximately 480 employees during 2006, US Operations recorded a $16 million curtailment loss throughout the plans.

Accumulated Other Comprehensive Income

Accumulated other comprehensive income, before tax, as of December 31, 2007 consisted of the following amounts that have not yet been recognized in net periodic benefit cost (in millions):

	Pension Plans	SERP Plans	Postretirement Benefit Plans	Total
Unrecognized net actuarial gain/ (loss)	$54	$(13)	$(29)	$12
Unrecognized prior service credit	—	—	19	19

Total amounts included in accumulated other comprehensive income/ (loss)	$54	$(13)	$(10)	$31

The amount of prior service credit and actuarial gain included in accumulated other comprehensive income related to the pension, SERP and postretirement plans, which are expected to be recognized in net periodic benefit cost during the year ended December 31, 2008, will be minimal.

Defined Contribution Plans

The US Operations maintain savings plans for which most employees are eligible to contribute a part of their salary within legal limits. The US Operations matches an amount equal to 100% of the first 6% of eligible contributions. The US Operations also provides benefits under a Supplemental Executive Savings Plan to which eligible employees may also contribute and receive an appropriate company match. Savings plans expense was $14 million, $19 million and $20 million for the years ended December 31, 2007, 2006 and 2005, respectively. Included in accrued employee benefits payable was $44 million and $62 million at December 31, 2007 and 2006, respectively, related to these plans.

Note 13—Earnings per Share

The following is a reconciliation of the basic and diluted earnings per share computations (in millions except per share data):

	2007	2006	2005
Net income for basic and diluted earnings per share	$643	$205	$41

Shares of common and common stock equivalents:
Weighted average shares used in basic computation	237	149	116
Dilutive effect of:
Employee stock options and restricted stock units	1	1	—

Weighted average shares used in diluted computation	238	150	116

Basic earnings per share	$2.72	$1.38	$0.35

Diluted earnings per share	$2.70	$1.36	$0.35

As of December 31, 2007 and 2006, 2.4 million and 1.3 million restricted stock units, respectively, and stock options to purchase 0.9 million and 1.6 million shares of common stock, respectively, were outstanding. For the year ended December 31, 2007, an aggregate of 0.4 million of stock options and restricted stock units were excluded from the diluted earnings per share calculation because they were anti-dilutive. There were no securities excluded from the computation of diluted earnings per share for the year ended December 31, 2006 because all outstanding stock options and restricted stock were considered dilutive. For the year ended December 31, 2005, there were no stock options or restricted stock units outstanding.

Note 14—Commitments and Contingencies

Legal Matters

Legal Matters

The following is a summary of significant legal matters as of December 31, 2007:

In re NYSE Specialists Securities Litigation

In 2003 the California Public Employees’ Retirement System (“CalPERS”) filed a purported class action complaint, later consolidated with related actions, in the U.S. District Court for the Southern District of New York (“Southern District”) against New York Stock Exchange, Inc. (“the NYSE”), NYSE specialist firms, and others, alleging various violations of federal securities laws and breach of fiduciary duty, on behalf of a purported class of persons who bought or sold unspecified NYSE-listed stocks between 1998 and 2003, and seeking unspecified money damages. In 2005 the trial court granted the NYSE’s motion to dismiss, holding that the NYSE, as a self-regulatory organization, is immune from private lawsuits challenging the manner in which it exercises its regulatory function, and thus dismissed all the claims asserting that the NYSE had failed to effectively regulate specialists during the relevant period. The district court also held that the plaintiffs lacked standing to assert that the NYSE made false and misleading statements concerning the regulation and operation of its market. The plaintiffs appealed that decision to the U.S. Court of Appeals for the Second Circuit (“Second Circuit”).

In September 2007, the Second Circuit issued an opinion affirming in part, and vacating and remanding in part, the district court’s decision. The Second Circuit upheld the district court’s ruling as to the NYSE’s self-regulatory immunity, but vacated the district court’s holding that the plaintiffs lacked standing to assert their claims that the NYSE made false and misleading statements. The appeals court remanded the matter to the district court for consideration of other grounds for dismissal that the NYSE had asserted in its motion to dismiss, including the plaintiffs’ failure to allege reliance or loss causation.

On January 16, 2008, plaintiff CalPERS filed a Petition for Writ of Certiorari in the U.S. Supreme Court, seeking review of the portion of the Second Circuit’s decision relating to the NYSE’s self-regulatory immunity. On February 19, 2008, the NYSE filed a brief in opposition to the petition, asserting that further review of the Second Circuit’s decision is unwarranted.

NYSE Euronext is one of numerous defendants named in a separate class action complaint in the Southern District that alleges violations of federal antitrust laws, federal securities laws, and common law, in connection with the placing of market orders through NYSE’s SuperDOT order routing system. The complaint, which was served in August 2007, contains allegations similar to those asserted in the Specialists matter described above and seeks unspecified compensatory damages, subject to trebling under the antitrust laws. The case is in its initial stages and the defendants have not yet responded to the complaint.

Grasso Litigation

In 2004 the New York Attorney General (“NYAG”) filed a lawsuit in New York Supreme Court against Richard A. Grasso, the NYSE’s former Chairman and Chief Executive Officer; former NYSE Director Kenneth Langone; and the NYSE. The complaint asserted six causes of action against Mr. Grasso, including breach of fiduciary duty under the New York Not-for-Profit Corporation Law and unjust enrichment; a single cause of action against Mr. Langone for breach of his fiduciary duty under the New York Not-for-Profit Corporation Law; and a single cause of action against the NYSE seeking declaratory and injunctive relief. Mr. Grasso asserted crossclaims in the litigation against the NYSE and its former Chairman John S. Reed for breach of contract and defamation. His pleadings sought at least $50 million in compensatory damages for the breach of contract claim; an expert witness retained by Mr. Grasso has estimated those damages to be approximately $95 million. Mr. Grasso also sought unspecified damages for alleged injury to his reputation, mental anguish and suffering, and punitive damages against Mr. Reed and the NYSE.

In 2006 the court granted the summary judgment motions of the NYSE and Mr. Reed and dismissed all of Mr. Grasso’s crossclaims against them. The court also granted in part the NYAG’s motion for partial summary judgment against Mr. Grasso on several claims, finding that Mr. Grasso breached his fiduciary duties to the NYSE and that Mr. Grasso must return to the NYSE certain payments that the court found were unlawful. In addition, the court ordered the NYAG to provide an accounting of the amount of compensation Mr. Grasso should disgorge pursuant to the court’s ruling, and the NYAG filed an accounting stating that Mr. Grasso should disgorge approximately $112.2 million. Mr. Grasso filed appeals of these and other rulings to the Appellate Division of the Supreme Court (“Appellate Division”), which has stayed any trial in the matter, and the accounting proceeding, until it has ruled on those appeals, which remain pending.

Mr. Grasso also appealed the trial court’s denial of his motion to dismiss four of the six causes of action asserted against him by the NYAG. In May 2007 the Appellate Division entered an order holding that the NYAG lacked statutory authority to assert those four claims, reversing the trial court’s ruling and dismissing those four claims. In October 2007, the Appellate Division granted the NYAG’s motion for permission to appeal to the New York Court of Appeals from the May 2007 order, and briefing in that appeal is ongoing.

At December 31, 2003, the NYSE accrued compensation expense amounting to $36.0 million related to Mr. Grasso. This accrual, which remains current, reflects management’s interpretation of the provisions contained in Mr. Grasso’s 2003 employment agreement, which provides terms outlining certain payments to which Mr. Grasso could be entitled upon ceasing employment with the NYSE, if that agreement is found to be valid and the payments were deemed to be allowable and appropriate under the law.

In addition to the matters described above, NYSE Euronext is from time to time involved in various legal proceedings that arise in the ordinary course of its business. NYSE Euronext does not believe, based on currently available information, that the results of any of these various proceedings will have a material adverse effect on its operating results or financial condition, including those described above.

Commitments

NYSE Euronext leases office space under non-cancelable operating leases and equipment that expire at various dates through 2019. Rental expense under these leases, included in the consolidated statements of income in both occupancy and systems and communications, totaled $88 million, $76 million and $77 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Future payments under these leases as of December 31, 2007 are as follows:

Operating Leases (in millions)

Year	Office Space	Equipment	Total
2008	$65	$18	$83
2009	61	6	67
2010	56	—	56
2011	43	—	43
2012	42	—	42
2013-Thereafter	231	—	231

	$498	$24	$522

Capital Leases

NYSE Euronext is party to several capital leases for certain equipment, which expire at various dates through 2009. Minimum rental commitments under capital leases at December 31, 2007 were as follows (in millions):

Year
2008	$7
2009	1

Total future minimum lease payments	8
Less—amount representing interest	(1)

Present value of net minimum lease payments (including $6 due within one year classified as current)	$7

NYSE Euronext had accumulated excess activity assessment fees of approximately $16 million as of December 31, 2007. NYSE Euronext has discussed these issues with the SEC Market Regulation Division, SROs, member organizations and others in the securities industry who have had the same or similar issues and it plans to work with industry participants and the SEC to review and determine a satisfactory resolution of this matter with the consideration of all stakeholders involved. Management has accrued the full amount of the excess because it believes that it is probable that there will be an arrangement pursuant to which the entire amount will be used for a public purpose.

In the normal course of business, NYSE Euronext may enter into contracts that require it to make certain representations and warranties and which provide for general indemnifications. Based upon past experience, NYSE Euronext expects the risk of loss under these indemnification provisions to be remote. However, given that these would involve future claims against NYSE Euronext that have not yet been made, NYSE Euronext’s potential exposure under these arrangements is unknown. NYSE Euronext also has obligations related to unrecognized tax positions, deferred compensation and other post-retirement benefits. The date of the payment under these obligations cannot be determined.

Note 15—Detail of Certain Balance Sheet Accounts

Property and equipment—Components of property and equipment were as follows (in millions):

	December 31,
	2007	2006
Land, buildings and building improvements	$444	$251
Leasehold improvements	183	174
Computers and equipment, including capital leases of $59 and $52	537	477
Software, including software development costs	615	154
Furniture and fixtures	55	34

	1,834	1,090
Less: accumulated depreciation and amortization, including $52 and $39 for capital leases	(1,258)	(712)

	$576	$378

NYSE Euronext capitalized software development costs of approximately $88 million and $42 million in 2007 and 2006, respectively. Unamortized capitalized software development costs of $217 million (of which $148 million represents unamortized capitalized software acquired as part of the merger with Euronext) and $58 million as of December 31, 2007 and 2006, respectively, are included in the net book value of property and equipment.

Accounts payable and accrued expenses—Components of accounts payable and accrued expenses were as follows (in millions):

	December 31,
	2007	2006
Trade payables	$391	$87
Income tax payable	88	8
Accrued compensation	190	194
Other accrued expenses	174	110

	$843	$399

Other assets (non-current)—Components of non-current other assets were as follows (in millions):

	December 31,
	2007	2006
Other investments (at cost)	$477	$5
Other investments (at fair value)	134	—
Pension related assets	137	91
Deposits, debt issuance costs and other	49	63

	$797	$159

Note 16—Subsequent Events

Wombat

On January 12, 2008, NYSE Euronext signed a definitive agreement to acquire Wombat Financial Software (“Wombat”), a privately held global leader in high-performance financial market data management solutions. This strategic acquisition broadens NYSE Euronext’s offering of comprehensive market-agnostic connectivity, transaction and data management solutions to customers globally by integrating Wombat’s industry leading and rapidly growing market data enterprise software and services with the NYSE TransactTools connectivity and messaging business.

Under terms of the agreement, NYSE Euronext will acquire Wombat for $200 million in cash consideration, and will also create a retention pool for Wombat employees consisting of restricted stock unit grants in an amount equal to $25 million. Subject to customary regulatory approvals, this transaction is expected to close in the first quarter of 2008.

Amex

On January 17, 2008, NYSE Euronext and Amex announced that they had entered into an agreement and plan of merger, pursuant to which NYSE Euronext agreed to acquire Amex for an aggregate of (1) $260 million in NYSE Euronext common stock and (2) additional shares of NYSE Euronext common stock based on the net proceeds (net of fees, taxes, and certain other items), if any, from the sale of Amex’s headquarters, if such sale occurs within 4 years and 240 days of the closing of the merger and certain other conditions are satisfied.

The proposed transaction will enhance NYSE Euronext’s scale in U.S. options, exchange traded funds, closed-end funds, structured products and cash equities. Subject to approval by Amex members and customary regulatory approvals, this transaction is expected to close in the third quarter of 2008.

Supplemental Financial Information

Quarterly Financial Data (unaudited)

The following represents NYSE Euronext’s unaudited quarterly results for the years ended December 31, 2007 and 2006. These quarterly results were prepared in accordance with generally accepted accounting principles and reflect all adjustments that are, in the opinion of management, necessary for a fair statement of the results. These adjustments are of a normal recurring nature.

(in millions, except per share data)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2007
Total revenues	$702	$1,078	$1,198	$1,180
Operating income	101	255	298	255
Net income	68	161	258	156
Earnings per share:
Basic	$0.43	$0.62	$0.97	$0.59
Diluted	$0.43	$0.62	$0.97	$0.59

2006
Total revenues	$455	$660	$602	$659
Operating income	13	84	86	51
Net income	30	61	68	45
Earnings per share:
Basic	$0.24	$0.39	$0.43	$0.29
Diluted	$0.24	$0.39	$0.43	$0.29

INDEPENDENT ACCOUNTANTS’ REPORT

To the Managing Board of Euronext N.V.

We have audited the accompanying consolidated balance sheets of Euronext N.V., Amsterdam, The Netherlands, and its subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Euronext N.V. and its subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the years then ended in conformity with International Financial Reporting Standards as adopted by the European Union.

As discussed in “Changes in accounting policies” in note 2 to the consolidated financial statements, Euronext N.V. adopted the amendment to IAS 21 “The Effects of Changes in Foreign Exchange Rates” on net investments in foreign operations and the “fair value option” amendment to IAS 39 “Financial Instruments: Recognition and Measurement” as of January 1, 2006.

International Financial Reporting Standards as adopted by the European Union vary in certain significant respects from U.S. generally accepted accounting principles. Information relating to the nature and effect of such differences is presented in Note 3.12 to the consolidated financial statements.

/s/ KPMG ACCOUNTANTS N.V.	/s/ Ernst & Young Accountants
Amsterdam, The Netherlands
March 22, 2007

1.	CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED 31 DECEMBER 2006 AND 2005

1.1 Consolidated income statements

In thousands of euros	Note	2006	2005
			(*** restated)
Revenues
Cash trading		286,899	215,743
Listing fees		55,637	63,130
Derivatives trading		391,571	331,923
MTS fixed income		24,019	1,437
Settlement and custody		14,553	39,280
Information services		112,004	93,592
Sale of software		184,607	195,212
Other income	3.1.1	32,901	21,550

Total revenues		1,102,191	961,867
Costs and expenses
Salaries and employee benefits	3.1.2	275,385	264,360
Depreciation	3.1.3	32,583	49,687
Goodwill amortisation	3.1.4	—	—
IT expenses	3.1.5	166,176	139,772
Office, telecom and consultancy	3.1.6	130,089	98,785
Accommodation	3.1.7	44,358	50,111
Marketing	3.1.8	20,295	15,586
Other expenses	3.1.9	24,297	25,088

Total costs and expenses		693,183	643,389
Profit from operations		409,008	318,478
Net financing income **)	3.1.10	11,513	11,306
Results on sale of associates and activities	3.1.11	15,394	9,054
Income from associates	3.1.12	53,739	18,456

Total		80,646	38,816
Profit before tax		489,654	357,294
Income tax expense	3.1.13	116,019	103,931

Profit for the period		373,635	253,363

Attributable to:
Shareholders of the parent company *)		361,779	239,954
Minority interest	3.1.14	11,856	13,409

		373,635	253,363

Earnings per share
In euros		2006	2005
Basic EPS	3.1.15	3.25	2.17
Diluted EPS	3.1.15	3.23	2.16

*)	Profit for the year attributable to the shareholders of Euronext N.V.

**)	Includes €20.9 million of interest expense (see also note 3.1.10)

***)	See changes in accounting policies (note 2).

1.2 Consolidated balance sheets

Before profit appropriation
In thousands of euros	Note	2006	2005
			(* restated)
Assets
Property and equipment	3.2.1	42,741	50,705
Investment property	3.2.2	4,728	—
Intangible assets	3.2.3	965,488	837,740
Investments in associates	3.2.4	147,297	393,558
Other investments	3.2.5	205,862	383,216
Other receivables	3.2.6	16,292	10,563
Deferred tax assets	3.2.7	18,119	12,450

Total non-current assets		1,400,527	1,688,232
Income tax receivable		3,810	7
Other receivables	3.2.8	181,305	201,035
Short term financial investments	3.2.9	168,167	265,061
Cash and cash equivalents	3.2.10	416,250	429,523

Total current assets		769,532	895,626
Disposal groups’ assets classified as held for sale	3.8	506,316	17,878

Total assets		2,676,375	2,601,736

Equity and liabilities
Issued capital		675,343	112,557
Share premium		180,486	1,080,944
Reserve for own shares		14,079	647
Retained earnings		829,531	566,451
Revaluation reserve		1,044	1,738
Currency exchange differences		(33,467)	(41,081)

Shareholders’ equity	3.2.11	1,667,016	1,721,256
Minority interests	3.2.12	50,721	33,594

Total equity		1,717,737	1,754,850
Liabilities
Non-current financial liabilities	3.2.13	383,037	377,157
Employee benefits provisions	3.2.14	10,057	19,059
Other provisions	3.2.15	3,148	3,425
Deferred tax liabilities	3.2.7	32,974	23,265

Total non-current liabilities		429,216	422,906
Current financial liabilities	3.2.13	142,548	27,493
Income tax payable		33,133	29,087
Other payables	3.2.16	297,882	345,255
Other provisions	3.2.15	6,173	14,837

Total current liabilities		479,736	416,672
Liabilities directly associated with disposal groups’ assets classified as held for sale	3.8	49,686	7,308

Total equity and liabilities		2,676,375	2,601,736

*)	See changes in accounting policies (note 2)

1.3 Consolidated cash flow statements

In thousands of euros	Note	2006	2005
			(*** restated)
I. Cash flows from operating activities
Profit before tax		489,654	357,294
Adjustments for:
Net financing income	3.1.10	(11,513)	(11,306)
Depreciation	3.1.3	32,583	52,640
Goodwill amortisation	3.1.4	—	—
Results on sale of associates and activities	3.1.11	(15,394)	(9,054)
Other non-cash or non-operational items	3.3.1	(64,974)	(32,845)

Total cash flow from operations before changes in working capital (a)		430,356	356,729
Decrease/(increase) in non-current receivables		(5,390)	(5,563)
Decrease/(increase) in other receivables		21,965	(39,074)
(Decrease)/increase in short-term payables		110	19,009

Total changes in working capital (b)		16,685	(25,628)
Cash generated from operations (a+b)		447,041	331,101
Income taxes paid		(133,649)	(74,152)
Interest received	3.1.10	22,733	22,340
Interest paid	3.1.10	(20,584)	(19,744)

Net cash flows from operating activities		315,541	259,545
II. Cash flows from investing activities
Investments in tangible assets		(5,746)	(8,663)
Investments in intangible assets		(29,212)	(34,068)
Proceeds from sale of tangible and intangible assets		92	84
Acquisitions, net of cash acquired	3.8	(47,171)	(66,778)
Redemption of subordinated loan by LCH.Clearnet S.A.		—	—
Disposal of associates and activities	3.8	(7,333)	4,407
Other investing activities (net)	3.3.2	88,353	(181,046)

Net cash flows from investing activities		(1,017)	(286,064)
III. Cash flows from financing activities
Loans received/bank facilities drawn		93,381	—
Loans redeemed		(4,826)	(4,419)
Dividends paid on ordinary shares		(111,374)	(66,449)
Share capital repayment		(333,814)	—
Own shares (acquired)/sold	3.2.11	1,684	(3,969)
Other financing activities	3.3.3	7,890	6,218

Net cash flows from financing activities		(347,059)	(68,619)
Effects of exchange rate changes on cash and cash equivalents		2,269	6,728
Effects of non-cash revaluation on cash and cash equivalents *)		6,097	5,124

Total cash flow over the period		(24,169)	(83,286)

Change in cash and cash equivalents	3.3.4
At beginning of year **)		440,419	523,705
At end of year		416,250	440,419

		(24,169)	(83,286)

*)	Reflects the impact of revaluation in the period of Money Market Funds that have a non-cash character.

**)	Cash and cash equivalents at 31 December 2005 and 1 January 2006 include €10.9 million of cash and cash equivalents that were included in Disposal groups assets classified as held for sale, in relation to the sale of CIK.

***)	See changes in accounting policies (note 2)

1.4 Consolidated statements of changes in equity attributable to shareholders of the parent company

In thousands of euros	Issued capital	Share premium	Reserve for own shares	Retained earnings	Revaluation reserve	Currency exchange difference	Total	Minority interests	Total
Balance as at 31 December 2004	122,112	1,172,706	(227,073)	509,733	(46)	(54,003)	1,523,429	21,016	1,544,445
Exchange difference on translation of foreign operations	—	—	—	—	—	9,881	9,881	950	10,831
Valuation of available-for-sale investments *)	—	—	—	—	1,784	—	1,784	—	1,784
Other movements	—	—	—	—	—	—	—	10	10

Net income recognized directly in equity	—	—	—	—	1,784	9,881	11,665	960	12,625
Profit for the period	—	—	—	239,954	—	—	239,954	13,409	253,363
Total recognized income and expense for the period	—	—	—	239,954	1,784	9,881	251,619	14,369	265,988
Dividends	—	—	—	(66,449)	—	—	(66,449)	(5,348)	(71,797)
Share-based compensation plan **)	—	—	—	2,619	—	—	2,619	240	2,859
Proceeds from sale of shares in stock option plans	—	—	5,816	—	—	—	5,816	422	6,238
Release related to AEMS contribution	—	—	—	—	—	3,041	3,041	—	3,041
Investment in MBE Holding S.p.A.	—	—	—	—	—	—	—	4,305	4,305
Change in ownership GL TRADE	—	—	—	—	—	—	—	(1,410)	(1,410)
Transactions in own shares	—	—	1,181	—	—	—	1,181	—	1,181
Cancellation of own shares	(9,555)	(91,762)	220,723	(119,406)	—	—	—	—	—

Balance as at 31 December 2005	112,557	1,080,944	647	566,451	1,738	(41,081)	1,721,256	33,594	1,754,850

*)	As a consequence of the amendment to IAS 39 “Financial Instruments: Recognition and Measurement—the Fair Value Option”, the Group reclassified the equity investments as at 1 January 2006 from the category Fair value through profit or loss to the category Available for Sale with comparative information restated (see changes in accounting principles).

**)	Corresponds to the fair value of stock options and shares granted not yet vested for services rendered, recognized as an expense in the consolidated income statements.

Consolidated statements of changes in equity attributable to shareholders of the parent company (continued)

In thousands of euros	Issued capital	Share premium	Reserve for own shares	Retained earnings	Revaluation reserve	Currency exchange difference	Total	Minority interests	Total
Balance as at 31 December 2005	112,557	1,080,944	647	566,451	1,738	(41,081)	1,721,256	33,594	1,754,850
Exchange difference on translation of foreign operations	—	—	—	—	—	7,614	7,614	(951)	6,663
Valuation of available-for-sale investments	—	—	—	—	(694)	—	(694)	—	(694)
Other movements	—	—	—	—	—	—	—	(754)	(754)

Net income recognized directly in equity	—	—	—	—	(694)	7,614	6,920	(1,705)	5,215
Profit for the period	—	—	—	361,779	—	—	361,779	11,856	373,635
Total recognized income and expense for the period	—	—	—	361,779	(694)	7,614	368,699	10,151	378,850
Dividends	—	—	—	(111,374)	—	—	(111,374)	(5,156)	(116,530)
Increase in nominal value	900,458	(900,458)	—	—	—	—	—	—	—
Share capital reduction	(337,672)	—	3,858	—	—	—	(333,814)	—	(333,814)
Share-based compensation plan *)	—	—	—	12,675	—	—	12,675	—	12,675
Proceeds from sale of shares in stock option plans	—	—	7,890	—	—	—	7,890	194	8,084
Transactions in own shares	—	—	1,684	—	—	—	1,684	—	1,684
Change in initial recognition of goodwill	—	—	—	—	—	—	—	16,599	16,599
Increase in investment in GL TRADE resulting from put option	—	—	—	—	—	—	—	(4,661)	(4,661)

Balance as at 31 December 2006	675,343	180,486	14,079	829,531	1,044	(33,467)	1,667,016	50,721	1,717,737

*)	Corresponds to the fair value of stock options and shares granted and not yet vested for services rendered, recognized as an expense in the consolidated income statements and corresponding tax benefits.

2.	INTRODUCTION TO THE NOTES AND ACCOUNTING POLICIES

INTRODUCTION

Euronext N.V. (hereafter: Euronext) is a company domiciled at Beursplein 5, Amsterdam, the Netherlands. Euronext’s services range from facilitating public offerings and providing trading facilities for cash and derivatives products to supplying market data. It benefits from clearing services provided by LCH.Clearnet Group Ltd. (an associate) and settlement and custody services provided by local central securities depositories and through its partnership with Euroclear plc. In addition to its trading-related businesses, Euronext also sells software and IT solutions through Atos Euronext Market Solutions Holding S.A.S. and the Euronext’s subsidiary GL TRADE S.A.

The consolidated financial statements of Euronext for the year ended 31 December 2006 and 2005 comprise Euronext and its subsidiaries together referred to as the “Group” and the Group’s interest in joint venture and associates. The financial statements of the subsidiaries, joint venture and associates are prepared for the same reporting year as the parent company, using consistent accounting policies. Adjustments are made to bring into line any dissimilar accounting policies that may exist.

STATEMENT OF COMPLIANCE

The consolidated financial statements have been prepared in compliance with the IFRSs as adopted by the European Union and are in accordance with International Financial Reporting Standards (IFRSs) and their respective interpretations adopted by the International Accounting Standards Board (IASB).

RECONCILIATION TO U.S. GAAP

The consolidated financial statements of Euronext Group have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as described above. IFRS differ in certain significant respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”). For an explanation of the variation, reference is made to note 3.12 “Summary of Differences between International Financial Reporting Standards and United States Generally Accepted Accounting Principles”.

CHANGES IN THE SCOPE OF CONSOLIDATION

The impact of changes in the scope of consolidation is detailed in note 3.8 “Effects of acquisitions and disposal of subsidiaries”.

Changes in the scope of consolidation—2006

CompanynewsGroup and Hugin

In the reporting period, the Group acquired controlling interests in CompanynewsGroup and Hugin ASA. CompanynewsGroup is a distributor of news from listed companies to the investment community, media professionals and the public and was acquired in March 2006. Hugin provides innovative solutions for connecting companies (listed and non-listed) with their target audiences and was acquired in December 2006. Both companies are integrated within the Information Services business unit (see also note 3.8), and are consolidated as from their acquisition dates.

Nyfix and EMOS

Furthermore, the Group acquired interests in EMOS and Nyfix Overseas Inc in July 2006 and August 2006 respectively. Nyfix Overseas Inc is a company specialised in order administration and electronic trading systems for derivatives markets. EMOS is a supplier of middle-office solutions for derivatives products. Both companies were acquired by the Euronext subsidiary GL TRADE S.A. and as such are integrated in the Sale of Software business unit (see also note 3.8) and are consolidated as from their acquisition dates.

CIK

On 9 November 2005 Euroclear plc and Euronext signed a share purchase agreement for the full acquisition by Euroclear plc of CIK, the central securities depository of Belgium that was a wholly owned subsidiary of Euronext. This transaction was completed on 1 January 2006 at which date Euronext ceased to control and therefore to consolidate CIK (see also note 3.8).

Increase in investments

Euronext has granted to GL TRADE founders a put option on up to 10.5% of GL TRADE share capital. The option can be exercised at any moment after 28 February 2006. The exercise price per share has been set at the average market value of the previous 40 trading days, minus €1. The present value of the exercise price of the option is reflected as a current financial liability and the difference between the exercise price of the put option and the corresponding minority interest has been recognized as goodwill.

Changes in the scope of consolidation—2005

In 2005, the following entities have been included for the first time in the scope of consolidation:

•	MBE Holding S.p.A.,

•	Societa per il Mercato dei Titolo di Stato S.p.A. (hereafter: MTS),

•	CScreen Ltd.,

•	OASIS Inc.,

•	Euronext Real Estate S.A./N.V.

MBE Holding S.p.A.

MBE Holding S.p.A. is 51% owned by Euronext and 49% by Borsa Italiana S.p.A. and was created in November 2005 as the holding company controlling MTS. As the Group and Borsa Italiana S.p.A. jointly control MBE Holding S.p.A., Euronext consolidates proportionally 51% of MBE Holding S.p.A.’s assets, liabilities, revenue and expenses.

MTS

MTS is a leading electronic trading platform for European wholesale fixed-income securities, in particular for government and sovereign bonds. Euronext and Borsa Italiana S.p.A., through MBE Holding S.p.A., subscribed to a controlling 51% interest in MTS’s share capital on 18 November 2005. The remaining MTS shares were subject to a pre-emptive rights subscription and sale mechanism first between the historical shareholders and MTS dealers, where the latter became new shareholders, and subsequently to MBE Holding S.p.A. As a result of the pre-emptive rights and sale mechanism, MBE Holding S.p.A. was committed to acquire as at 31 December 2005 an additional stake in MTS leading to a 60.37% ownership of MTS by MBE Holding S.p.A.

As MBE Holding S.p.A. is jointly controlled by Euronext (51%) and Borsa Italiana S.p.A. (49%), Euronext consolidates proportionally 51% of MTS consolidated assets, liabilities, revenues and expenses. The Group’s proportionate ownership percentage is 30.79% and a minority interests of 20.21% is therefore accounted for.

CScreen Ltd.

On 19 April 2005, the Group acquired through its subsidiary Liffe all of the issued share capital of CScreen Ltd. CScreen Ltd. is the provider of a leading pre-trade price discovery platform for wholesale equity derivatives. As Euronext controls Liffe, Euronext fully consolidates the financial statements of this new subsidiary. The Group ownership percentage is 100%.

OASIS Inc.

The Group acquired through its subsidiary GL TRADE S.A. all the shares of the US based OASIS Inc., on 7 July 2005. OASIS Inc. is a software and service company specialising in high performance ‘Straight Through Processing’ applications. As Euronext controls GL TRADE S.A., Euronext fully consolidates the financial statements of this new subsidiary.

Euronext Real Estate S.A./N.V.

This entity was created in 2005. At balance sheet date it is dormant.

Contributions to Atos Euronext Market Solutions Holding S.A.S.

In 2005, the Group extended its relationship with Atos Origin through AtosEuronext SBF S.A. with the contribution of additional assets and activities by both parties. An agreement to that purpose was signed on 22 July 2005. Under this agreement a new company, Atos Euronext Market Solutions Holding S.A.S. was created, owned 50% by both parties while under Atos Origin control. For further information, reference is made to paragraph 3.8.2.

MERGER WITH NEW YORK STOCK EXCHANGE IN 2007

On 1 June 2006, NYSE Group, Inc. and Euronext announced that they had signed an agreement to combine both exchanges in a merger of equals. The new group, to be named NYSE Euronext, will be headed by a U.S. holding company, the shares of which will be listed on the NYSE trading in U.S. dollars, and on Euronext Paris, trading in euros.

Subsequently, the legally required approval of the proposed combination has been received from the appropriate regulatory bodies in the countries involved and other relevant parties. The shareholders of both parties approved the proposed combination in Extraordinary General Meetings organised late December 2006. A tender offer was filed on 15 February 2007 within a securities note, which invited Euronext and NYSE Group shareholders to participate in the offer. The formal closing of the transaction is envisaged to occur by the beginning of April 2007, at the latest. Further reference is made to the Prospectus of NYSE Euronext Inc., which was registered with the U.S. Securities and Exchange Commission on 27 November 2006.

In the financial year 2006, an amount of €41 million is recognized in the income statement for project costs directly linked to this transaction (see also paragraph 3.1.6). The total advisory costs related to the merger and payable partially in 2007, including those already recognized in 2006, is estimated at €105 million. Since the incremental costs are either dependant upon the successful outcome of the transaction or have not yet been incurred as at 31 December 2006, they are not recognized in 2006 and have not been provided for in the balance sheet as at 31 December 2006.

CHANGES IN ACCOUNTING POLICIES

The accounting policies adopted are consistent with those of the previous financial year except as follows:

2006

The Group has adopted the following new and amended IFRS and IFRIC interpretations during the year. Adoption of these (revised) standards and interpretations did not have any effect on the financial statements of the Group, with the exception of the amendment made to IAS 39 in relation to the Fair Value Option as described below, and the amendment made to IAS 19 requiring additional information to be disclosed.

•	IAS 19 Amendment—Employee Benefits

•	IAS 21 Amendment—The Effects of Changes in Foreign Exchange Rates

•	IAS 39 Amendments—Financial Instruments: Recognition and Measurement

•	IFRIC 4 Determining Whether an Arrangement contains a Lease

•	IFRIC 5 Rights to Interests Arising from Decommissioning Restoration and Environmental Rehabilitation Funds

•	IFRIC 6 Liabilities arising from Participating in a Specific Market—Waste Electrical and Electronic Equipment

The principal effects of these changes are as follows:

IAS 19 Employee Benefits

As of 1 January 2006, the Group partly adopted the amendments to IAS 19. This change has resulted in additional disclosures being included for the years ending 31 December 2006 and 31 December 2005 but has not had a recognition or measurement impact, as the Group chose not to apply the new option offered to recognize actuarial gains and losses outside the income statement.

IAS 21 The Effects of Changes in Foreign Exchange Rates

As of 1 January 2006, the Group adopted the amendments to IAS 21. As a result, all exchange differences arising from a monetary item that forms part of the Group’s net investment in a foreign operation are recognized in a separate component of equity in the consolidated financial statements regardless of the currency in which the monetary item is denominated. This change has had no significant impact as at 31 December 2006 or 31 December 2005.

IAS 39 Financial Instruments: Recognition and Measurement

Amendment for financial guarantee contracts—amended the scope of IAS 39 to require financial guarantee contracts that are not considered to be insurance contracts to be recognized initially at fair value and to be remeasured at the higher of the amount determined in accordance with IAS 37 Provisions, Contingent Liabilities and Contingent Assets and the amount initially recognized less, when appropriate, cumulative amortisation recognized in accordance with IAS 18 Revenue. This amendment did not have any effect on the financial statements.

Amendment for hedges of forecast intragroup transactions—amended IAS 39 to permit the foreign currency risk of a highly probable intragroup forecast transaction to qualify as the hedged item in a cash flow hedge, provided that the transaction is denominated in a currency other than the functional currency of the entity entering into that transaction and that the foreign currency risk will affect the consolidated income statement. As the Group currently has no such transactions, the amendment did not have any effect on the financial statements.

Amendment for the fair value option—This amendment limits the possibility to designate a financial asset or a financial liability (or a group of financial assets, financial liabilities or both) on initial recognition as at fair value through profit or loss. As a consequence, certain investments held by the Group that were previously classified as investments at fair value through profit or loss, have been reclassified as available-for-sale, as at 1 January 2006. These investments continue to be stated at fair value, while any resultant unrealised gains or losses are recognized directly in equity. Consequently, the comparative income statement has been restated to reverse a gain reported in 2005 arising from revaluation of available-for-sale investments for an amount of €2.1 million (€1.8 million after tax), and the consolidated statement of changes in equity has been adjusted accordingly. In the current reporting period, a total expense of €1.9 million (€1.7 million after tax) that would have been recognized in the income statement, has been recognized directly in equity. At the date of the de-designation, 1 January 2006, the fair value of these investments amounted to €20.3 million.

Furthermore, the Group chooses to classify newly purchased money market funds as available-for-sale investments and no longer applies the fair value option on this type of investment. As at reporting date, all money market funds are classified as available-for-sale investments, with the exception of those held by the Group’s subsidiary GL TRADE.

IFRIC 4 Determining Whether an Arrangement contains a Lease

The Group adopted IFRIC Interpretation 4 as of 1 January 2006, which provides guidance in determining whether arrangements contain a lease to which lease accounting must be applied. This change in accounting policy has no impact on the Group as at 31 December 2006 or 31 December 2005.

IFRIC 5 Rights to Interests Arising from Decommissioning Restoration and Environmental Rehabilitation Funds

The Group adopted IFRIC Interpretation 5 as of 1 January 2006, which establishes the accounting treatment for funds established to help finance decommissioning for a company’s assets. As the Group does not currently operate in a country where such funds exist, this interpretation has had no impact on the financial statements.

IFRIC 6 Liabilities arising from Participating in a Specific Market—Waste Electrical and Electronic Equipment

The Group adopted IFRIC Interpretation 6 as of 1 January 2006, which establishes the recognition date for liabilities arising from the EU Directive relating to the disposal of waste electrical and electronic equipment. As this Directive does not affect the Group, this interpretation has had no impact on the financial statements.

In addition, the following (amendments to) Standards and IFRIC interpretations were issued during 2006 but will become effective for financial years beginning after 1 January 2007. The Group chose not to early adopt these.

•	IFRS 7 Financial Instruments: Disclosures

•	IFRS 8 Operating Segments

•	IAS 1 Amendment—Presentation of Financial Statements—Capital Disclosures

•	IFRIC 7 Applying the Restatement Approach under IAS 29 Financial Reporting in Hyperinflationary Economies

•	IFRIC 8 Scope of IFRS 2

•	IFRIC 9 Reassessment of Embedded Derivatives

•	IFRC 10 Interim Financial Reporting and Impairment

•	IFRIC 11 IFRS 2—Group and Treasury Share Transactions

•	IFRIC 12 Service Concession Arrangements

The impact of these (amendments to) Standards and IFRIC interpretations on the balance sheet and income statement presentation, if they would have been applied in 2006, is immaterial.

SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS

In preparing its financial statements in conformity with IFRS, the Group makes estimates concerning a variety of matters, which affect the application of policies and reported amounts of assets and liabilities, income and expenses. Some of these matters are highly uncertain, and the Group’s estimates involve judgments it makes based on the information available to it.

The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making the judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

The following discussion highlights the Group’s critical accounting policies and estimates. The Group considers an accounting principle or estimate to be critical if it involves significant judgments and estimates on the part of its management and changes to those judgments or estimates could have a material impact on the Group’s financial presentation. The discussion below addresses only those estimates that the Group considers the most important based on the degree of uncertainty and the likelihood of a material impact if a different estimate were used. There are other areas in which the Group uses estimates about uncertain matters, but for which the reasonably likely effect of changed or different estimates is not material to the Group’s financial presentation.

Pension plan assumptions

The Group recognizes its net obligation in respect of its defined benefit pension plans on the basis of an actuarial estimate of the future benefit that employees have earned as of the balance sheet date, net of the valuation of assets to meet those obligations. The Group prepares this estimate on an annual basis taking into account different actuarial assumptions. Two critical assumptions used are the discount rate (equal to the yield at the balance sheet date on high quality fixed income instruments) on future benefits and the expected return on plan assets. The Group evaluates these critical assumptions at least annually on a plan-specific and country-specific basis. Other assumptions relate to demographic factors, such as retirement age, life expectancy and staff turnover, which are periodically evaluated and updated to reflect the Group’s past experience and future expectations. Depending on the assumptions and estimates used, the Group’s pension benefit expense could vary within a range of outcomes and have a material effect on reported earnings.

Impairment testing

Rather than being amortized, goodwill is tested for impairment at least annually under IFRS, or more frequently when there is an indication of an impairment loss. Goodwill is tested at the level of cash-generating units, which correspond to the Group’s businesses that generate independent cash flows. The impairment test is based on the relationship between the carrying amount of an asset and its recoverable amount, which is the higher of its sale price or value in use. Value in use is in turn based on the discounted future cash flows method. The determination of the underlying assumptions related to the recoverability of intangible assets is subjective, and therefore requires the exercise of considerable judgment by the Group. Although the Group performs sensitivity analyses on its main assumptions in order to strengthen the reliability of its impairment tests, changes in key assumptions about its business and prospects, or changes in market conditions, could result in future impairment charges.

Share-based compensation

In accordance with IFRS 2, the grant of equity instruments to employees for services rendered represents a supplementary benefit provided by the Group. Under IFRS 2, the Group estimates the fair value of these equity instruments at the grant date and records the value within shareholders’ equity, spread over the vesting period of the instruments. Fair value is determined using a Black-Scholes option pricing model that takes into account the specific features of the equity instrument plan (net price, period of exercise, etc.), market data at the grant date (such as price, volatility, etc.) and behavioural assumptions relating to the holders of the instruments. Different assumptions could result in material changes to the expense amounts recorded for these equity instruments.

Contingent liabilities

The Group is involved in legal and arbitration proceedings in the ordinary course of its business. The Group accrues a liability in its financial statements when an adverse outcome is probable and the amount of the loss can be reasonably estimated. Due to the uncertainty inherent in such matters, it is often difficult to predict the final outcome. The cases and claims against the Group often raise difficult and complex issues. In determining whether a loss should be accrued the Group evaluates, among other factors, the degree of probability of an unfavourable outcome and the ability to make a reasonable estimate of the amount of loss. Assessing these matters inherently involves the exercise of significant management judgment. Changes in these factors or outcomes that are different from those expected to occur could materially impact the Group’s financial position or its results of operations.

SIGNIFICANT ACCOUNTING POLICIES

(A) Basis of preparation

The financial statements are presented in euros, rounded to the nearest thousand, unless otherwise indicated. They are prepared on the historical cost basis except for financial assets and liabilities stated at fair value through profit or loss and available-for-sale financial assets stated at fair value.

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements by the parent organisation and the Group entities, except as noted above in “Changes in accounting policies”.

(B) Basis of consolidation

(i) Subsidiaries

Subsidiaries are entities controlled by Euronext N.V. Control exists when Euronext N.V. has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. In assessing control, potential voting rights that presently are exercisable or convertible are taken into account. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases. Acquisitions of subsidiaries are accounted for using the purchase method of accounting.

(ii) Joint ventures

Joint ventures are those entities over whose activities the Group has joint control, established by contractual agreement. The consolidated financial statements include the Group’s proportionate share of the entities’ assets, liabilities, revenue and expenses with items of a similar nature on a line-by-line basis, from the date that joint control commences until the date that joint control ceases.

(iii) Associates

Associates are those entities in which the Group has significant influence, but not control, over the financial and operating policies. The consolidated financial statements include the Group’s share of the total recognized gains and losses of associates on an equity accounted basis, from the date that significant influence commences until the date that significant influence ceases.

The Group considers the carrying amount of its investment in the equity of associates and its other long-term interests in an associate when recognizing its share of losses in the associate. When the Group’s share of losses exceeds its interest in an associate, the Group’s carrying amount is reduced to nil and recognition of further losses is discontinued except to the extent that the Group has incurred legal or constructive obligations or made payments on behalf of an associate.

The financial statements of associates are prepared using accounting principles similar to the Group’s accounting principles for like transactions and events in similar circumstances. Reporting dates of associates are similar to the Group’s reporting dates.

(iv) Transactions eliminated on consolidation

Intragroup balances and any unrealised gains and losses or income and expenses arising from intragroup transactions, are eliminated in preparing the consolidated financial statements. Unrealised gains arising from transactions with associates and jointly controlled entities are eliminated to the extent of the Group’s interest in the entity. Unrealised losses are eliminated in the same way as unrealised gains, to the extent that there is no evidence of impairment.

(v) Minority interests

Minority interests represent the portion of profit and loss and net assets not held by the Group and are presented separately in the income statement and within equity in the consolidated balance sheet, separately from parent shareholders’ equity. Acquisitions of minority interests are accounted for using the “parent entity extension method”, whereby the difference between the consideration and the book value of the share of the net assets acquired is recognized as goodwill.

(vi) Business combinations

Business combinations are accounted for using the acquisition accounting method. This involves recognising identifiable assets and liabilities (including contingent liabilities) of the acquired business at fair value. Goodwill acquired in a business combination is initially measured at cost being the excess of the cost of the business combination over the Group’s interest in the net fair value of the acquiree’s identifiable assets, liabilities and contingent liabilities (see accounting policy H(i)). When subsidiaries are sold, the difference between the selling price and the net assets plus cumulative translation differences and unamortised goodwill is recognized in the income statement.

(C) Foreign currency translation

The consolidated financial statements are presented in euros, which is Euronext’s functional and presentation currency. Each entity in the Group determines its own functional currency and items included in the financial statements of each entity are measured using that functional currency.

(i) Foreign currency transactions

Transactions in foreign currencies are translated at the foreign exchange rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated to euro at the foreign exchange rate ruling at that date. Such foreign exchange differences arising on translation are recognized in the income statement. Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction. Non-monetary assets and liabilities denominated in foreign currencies that are stated at fair value are translated to euro at foreign exchange rates ruling at the dates the fair value was determined.

(ii) Financial statements of foreign operations

The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on consolidation, are translated to euro at foreign exchange rates ruling at the balance sheet date. The revenues and expenses of foreign operations are translated to euro at rates approximating to the foreign exchange rates ruling at the dates of the transactions. Foreign exchange differences arising on retranslation are recognized directly as a separate component of equity.

(iii) Net investment in foreign operations

Exchange differences arising from the translation of the net investment in foreign operations, including monetary items that provide a hedge against a net investment in a foreign operation, are taken to the reserve for currency translation differences. They are released into the income statement upon disposal of the foreign operation.

(D) Derivative financial instruments

The Group may use derivative financial instruments to hedge its exposure to interest rate and foreign currency risks arising from operational and financing activities. In accordance with its treasury policy, the Group does not hold or issue derivative financial instruments for speculative purposes. Derivatives that do not qualify for hedge accounting are accounted for as held-for-trading instruments.

Derivative financial instruments are recognized initially at cost. Subsequent to initial recognition, derivative financial instruments are stated at fair value. The gain or loss on remeasurement to fair value is recognized immediately in profit or loss. However, where derivatives qualify for hedge accounting, recognition of any resultant gain or loss depends on the nature of the item being hedged (see accounting policy E).

(E) Hedging

(i) Cash flow hedges

Where a derivative financial instrument is designated as a hedge of the variability in cash flows of a recognized asset or liability or a highly probable forecasted transaction, the effective portion of any gain or loss on the measurement to fair value of the derivative financial instrument is recognized directly in equity, with the ineffective portion recognized immediately in the income statement.

(ii) Fair value hedges

The gain or loss that is attributable to the hedged risk on the changes in fair value of a recognized asset or liability or an unrecognized firm commitment designated as a hedged item is recognized in the income statement.

(iii) Hedge of net investment in foreign operation

The portion of the gain or loss on an instrument used to hedge a net investment in a foreign operation that is determined to be an effective hedge is recognized directly in equity. The ineffective portion is recognized immediately in the income statement.

(F) Property, plant and equipment

(i) Owned assets

Items of property, plant and equipment are stated at cost or at deemed cost less accumulated depreciation (see below) and impairment losses (see accounting policy L). The cost of assets includes the initial estimate, where relevant, of the costs of dismantling and removing the items and restoring the site on which they are located.

Where parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items of property, plant and equipment.

An item of property, plant and equipment is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the assets (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the income statement in the year the assets is derecognized.

(ii) Leased assets

Leases in accordance with the terms of which the Group assumes substantially all the risks and rewards of ownership are classified as financial leases. The owner-occupied property acquired by way of finance lease is stated at an amount equal to the lower of its fair value and the present value of the minimum lease payments at inception of the lease, less accumulated depreciation (see below) and impairment losses (see accounting policy L).

(iii) Subsequent costs

The Group recognizes in the carrying amount of an item of property, plant and equipment the cost of replacing part of such an item when that cost is incurred and if it is probable that the future economic benefits embodied in the item will flow to the Group and the cost of the item can be measured reliably. All other costs are recognized in the income statement as an expense as incurred.

(iv) Depreciation

Depreciation is charged to the income statement on a straight-line basis over the estimated useful lives of each part of an item of property, plant and equipment. Land is not depreciated. The estimated useful lives are as follows:

Buildings:	5 - 40 years
IT-equipment:	2 - 3 years
Other equipment:	5 - 12 years
Vehicles:	3 - 4 years
Fixtures and fittings:	4 - 10 years

The residual value, if not insignificant, is reassessed annually.

(G) Investment property

Investment properties are measured initially at cost, including transaction costs. The carrying amount includes the cost of replacing part of an existing investment property at the time that cost is incurred if the recognition criteria are met, and excludes the costs of day-to-day servicing of an investment property.

Investment property is subsequently stated at cost less accumulated depreciation (see below) and impairment losses (see accounting policy L).

Depreciation is charged to the income statement on a straight-line basis over the estimated useful life of the investment property of 33 years for the building, and 10 years for premises.

(H) Intangible assets

(i) Goodwill

All business combinations are accounted for by applying the purchase method. Goodwill represents the difference between the cost of acquisition and the fair value of the identifiable net assets acquired with the acquisition of subsidiaries, associates and joint ventures.

Goodwill is stated at cost less any accumulated impairment losses. Goodwill is allocated to cash-generating units and is tested annually for impairment (see accounting policy L). In respect of investments in associates, the carrying amount of goodwill is included in the carrying amount of the investment in the associate. For acquisitions up to 31 March 2004, goodwill continued to be amortised up to 31 December 2004 while for new acquisitions after 31 March 2004 goodwill is not amortised.

Negative goodwill arising on an acquisition is recognized directly in the income statement.

(ii) Research and development

Expenditure on research activities, undertaken with the prospect of gaining technical knowledge and understanding, is recognized in the income statement as an expense as incurred.

Expenditure on development activities, whereby research findings are applied to a plan or design for the production of new or substantially improved products and processes, is capitalised if the product or process is technically and commercially feasible, the cost can be measured reliably, and the Group has sufficient resources to complete development and intends to do so. The expenditure capitalised includes the cost of materials and direct labour. Other development expenditure is recognized in the income statement as an expense as incurred. Capitalised development expenditure is stated at cost less accumulated amortisation (see below) and impairment losses (accounting policy L).

(iii) Other intangible assets

Other intangible assets, which are acquired by the Group, are stated at cost less accumulated amortisation (see below) and impairment losses (see accounting policy L).

Expenditure on internally generated goodwill and brands is recognized in the income statements as an expense as incurred.

(iv) Subsequent expenditure

Subsequent expenditure on capitalised intangible assets is capitalised only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditure is expensed as incurred.

(v) Amortisation

Amortisation is charged to the income statement on a straight-line basis over the estimated useful lives of intangible assets unless such lives are indefinite. Goodwill and intangible assets with an indefinite useful life are tested for impairment at each balance sheet date. Other intangible assets are amortised from the date they are available for use. The estimated useful lives are as follows:

Goodwill (up to 31 December 2004):	5 - 20 years
Capitalised development costs & acquired licenses:	2 - 5 years
Patents:	5 years
Regulatory license:	Indefinite
Customer relationships:	5 - 20 years
Trade marks:	5 - Indefinite

(I) Investments

(i) Investments in debt and equity securities

Investments at fair value through profit or loss are classified as current assets and are stated at fair value, with any resultant gain or loss recognized in the income statement.

Where the Group has the positive intent and ability to hold debt securities to maturity, they are stated at amortised cost less impairment losses (see accounting policy L).

Other financial instruments held by the Group are classified as being available-for-sale and are stated at fair value, with any resultant gains or losses being recognized directly in equity, except for impairment losses and, in the case of monetary items such as debt securities, foreign exchange gains and losses. When these investments are derecognized, the cumulative gains or losses previously recognized directly in equity are recognized in the income statement. Where these investments are interest bearing, interest calculated using the effective interest method is recognized in the income statement.

The fair value of financial instruments at fair value through profit or loss and financial instruments available-for-sale is their market price at the balance sheet date.

(ii) Loans and receivables

Loans and receivables are measured at amortised cost using the effective interest method, with amortization, foreign currency gain or loss resulting from translation of the amortised cost and impairment losses recognized in the income statement.

(iii) Derecognition of financial assets

A financial asset is derecognized when:

•	The rights to receive cash flows from the asset have expired;

•	The Group retains the right to receive cash flows from the asset, but has assumed an obligation to pay them in full without material delay to a third party under a ‘pass through’ arrangement; or

•	The Group has transferred its rights to receive cash flows from the asset and either

a)	Has transferred substantially all the risks and rewards of the asset, or

b)	Has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

(J) Trade and other receivables

Trade and other receivables are stated at their amortised cost less impairment losses (see accounting policy L).

(K) Cash and cash equivalents

Cash and cash equivalents comprise cash balances and current investments that are readily convertible into cash. Bank overdrafts that are repayable on demand and deposits and other fixed rate interest-bearing instruments with an original maturity of less than 3 months form an integral part of the Group’s cash management and are included as a component of cash and cash equivalents for the purpose of the statement of cash flows.

(L) Impairment

The carrying amounts of the Group’s assets, other than deferred tax assets (see accounting policy U), are reviewed at each balance sheet date to determine whether there is any indication of impairment. If any such indication exists, the asset’s recoverable amount is estimated (see below under (i)).

For goodwill, intangible assets that have an indefinite useful life and intangible assets that are not yet available for use, the recoverable amount of the asset concerned or of the cash generating unit to which it has been allocated based on its fair value, is estimated at each balance sheet date.

An impairment loss is recognized whenever the carrying amount of an asset or its cash-generating unit exceeds its recoverable amount. Impairment losses are recognized in the income statement.

Impairment losses recognized in respect of cash-generating units are allocated first to reduce the carrying amount of any goodwill allocated to cash-generating units (group of units) and then, to reduce the carrying amount of the other assets in the unit (group of units) on a pro rata basis.

When a decline in the fair value of an available-for-sale financial asset has been recognized directly in equity and there is objective evidence that the asset is impaired, the cumulative loss that has been recognized directly in equity is recognized in the income statement even though the financial asset has not been derecognized. The amount of the cumulative loss that is recognized in the income statement is the difference between the acquisition cost and current fair value, less any impairment loss on that financial asset previously recognized in the income statement.

(i) Calculation of recoverable amount

The recoverable amount of the Group’s investments in held-to-maturity securities and receivables carried at amortised cost is calculated as the present value of estimated future cash flows, discounted at the original effective interest rate (i.e., the effective interest rate computed at initial recognition of these financial assets). Receivables with a short duration are not discounted.

The recoverable amount of other assets is the greater of their net selling price and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash-generating unit to which the asset belongs.

(ii) Reversals of impairment

An impairment loss in respect of a held-to-maturity security or receivable carried at amortised cost is reversed if the subsequent increase in recoverable amount can be related objectively to an event occurring after the impairment loss was recognized.

An impairment loss in respect of an investment in an equity instrument classified as available-for-sale is not reversed through the income statement. If the fair value of a debt instrument classified as available-for-sale increases and the increase can be objectively related to an event occurring after the impairment loss was recognized in the income statement, the impairment loss is reversed, with the amount of the reversal recognized in the income statement.

An impairment loss in respect of goodwill is not reversed.

In respect of other assets, an impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount.

An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognized.

(M) Share capital

(i) Repurchase of share capital

When share capital recognized as equity is repurchased, the amount of the consideration paid, including directly attributable costs, is recognized as a change in equity. Repurchased shares are classified as treasury shares and presented as a deduction from total equity. No gain or loss is recognized in the income statement on the purchase, sale, issue or cancellation of the Group’s own equity instruments.

(ii) Dividends

Dividends are recognized as a liability in the period in which they are declared.

(N) Financial liabilities

(i) Interest-bearing borrowings

Interest-bearing borrowings are recognized initially at fair value less attributable transaction costs. Subsequent to initial recognition, interest-bearing borrowings are stated at amortised cost with any difference between cost and redemption value being recognized in the income statement over the period of the borrowings on an effective interest basis. When borrowings are repurchased or settled before maturity, any differences between the amount repaid and the carrying amount is recognized immediately in the income statement.

(ii) Put options granted to minority shareholders of controlled subsidiaries

The Group has committed itself to acquiring minority shareholdings owned by third parties in certain less than 100%-owned subsidiaries that are included in the consolidation. Since these third parties have the ability, if they so wish, to decide to exercise their put options, IAS 32 requires that the present value of the exercise price of such options be recognized as a financial liability in the Consolidated Financial Statements with no minority interest recognized for accounting purposes. The difference, if any, between the present value of the exercise price and the minority interest that would otherwise be accounted for, is recognized as part of goodwill. The goodwill will be adjusted at each closing date to reflect the variation of the liability (due to changes in the exercise price of the options) and of the minority interest. Accordingly, there will be no impact on the income statement. If the option expires and is not exercised, the liability will be reversed together with the related goodwill and the minority interest will be reinstated with no impact on the income statement.

(iii) Put options granted to other shareholders of jointly controlled entities

A put option granted to a partner in a jointly controlled entity gives them the ability, if they so wish, to oblige Euronext to acquire their investment in the entity. This is a derivative instrument measured at fair value through profit or loss. The fair value of the option is determined as being the difference between the estimated exercise price and corresponding enterprise value determined on the basis of a discounted cash flow method. When the exercise price exceeds the enterprise value, a liability is recognized through the income statement.

(iv) Derecognition of financial liabilities

A financial liability is derecognized when the obligation under the liability is discharged, cancelled or expires.

(O) Employee benefits

(i) Defined contribution plans

Obligations for contributions to defined contribution pension plans are recognized as an expense in the income statement as incurred.

(ii) Defined benefit plans

The Group’s net obligation in respect of defined benefit pension plans is calculated separately for each plan by estimating the amount of future benefit that employees have earned in return for their service in the current and prior periods. That benefit is discounted to determine its present value and the fair value of any plan assets is deducted. The discount rate used is the yield at balance sheet date on high quality corporate bonds that have maturity dates approximating the terms of the Group’s obligations. A qualified actuary using the projected unit credit method performs the calculation.

When the benefits of a plan are improved, the portion of the increased benefit relating to past service by employees is recognized as an expense in the income statement on a straight-line basis over the average period until the benefits become vested. To the extent that the benefits vest immediately, the expense is recognized immediately in the income statement.

In calculating the Group’s obligation in respect of a particular plan, to the extent that any cumulative unrecognized actuarial gain or loss exceeds 10 per cent of the greater of the present value of the defined benefit obligation and the fair value of plan assets, that portion is recognized in the income statement over the expected average remaining working lives of the employees participating in the plan. Otherwise, the actuarial gain or loss is not recognized.

Where the calculation results in a benefit to the Group, the recognized asset is limited to the net total of any unrecognized actuarial losses and past service costs and the present value of any future refunds from the plan or reductions in future contributions to the plan.

(iii) Long-term service benefits

The Group’s net obligation in respect of long-term service benefits, other than pension plans, is the amount of future benefit that employees have earned in return for their service in the current and prior periods. The obligation is calculated using the projected unit credit method discounted to its present value and reduced by the fair value of any related assets. The discount rate is the yield at the balance sheet date on high quality corporate bonds that have maturity dates approximating to the terms of the Group’s obligations.

(iv) Share-based payment transactions

Share (option) programmes allow Group employees to acquire shares of Euronext N.V. The fair value of shares and options granted after 7 November 2002 is recognized as an employee expense with a corresponding increase in equity. The fair value is measured at grant date and spread over the period during which the employees become unconditionally entitled to the options. The fair value of the options granted is measured using a binomial lattice model, taking into account the terms and conditions upon which the options were granted. The amount recognized as an expense is adjusted to reflect the actual number of share options that vest except where forfeiture is due only to share prices not achieving the threshold for vesting.

Tax deductions that relate to share-based payment transactions granted after 7 November 2002 are recognized over the vesting period partly as a deduction of tax expense (tax deduction based on the fair value of the equity instruments at the grant date) and partly as an increase of Group equity (tax deduction based on the difference between the estimated fair value of the equity instrument at the vesting date and the fair value at the grant date), in accordance with IAS 12. Tax deductions that relate to share-based payments granted before 7 November 2002 are recognized at the date of the event triggering the measurement and benefit from the tax deduction (generally at exercise date for stock option- and vesting date for share plans).

The social charges that relate to share-based payment transactions are recognized as an employee expense at the date of the event triggering the measurement and payment of the social charges (generally the exercise date for stock option- and the vesting date for share plans).

(P) Provisions

A provision is recognized in the balance sheet when the Group has a present legal or constructive obligation as a result of a past event, and it is probable that an outflow of economic benefits will be required to settle the obligation. If the effect is material, provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability.

(i) Restructuring

A provision for restructuring is recognized when the Group has approved a detailed and formal restructuring plan, and the restructuring has either commenced or has been announced publicly. Future operating costs are not provided for.

(Q) Trade and other payables

Trade and other payables are stated at their amortised cost.

(R) Revenue

Revenues are attributed to the period to which they relate.

(i) Services rendered

Revenues from services rendered consist mainly of fees for executing transactions in shares, bonds, options and futures, which are recognized at the trade date and billed on a monthly basis. In addition, they include proceeds from the sale of exchange information and listing fees, which are initially reported as deferred income and recognized as income over the period in which the services should be provided.

(ii) Sale of software

“Sale of software” comprises revenues from fees received for the sale of software licenses. These revenues are recognized in accordance with the substance of the licensing agreements. Revenues from licensing agreements with a specified period of time are amortised on a straight-line basis over the life of the agreements. Fees received under unlimited licensing agreements for which the Group has no remaining obligations to perform or to deliver are recognized immediately.

(S) Expenses

Expenses are attributed to the period to which they relate.

(i) Operating lease payments

Payments made under operating leases are recognized in the income statement on a straight-line basis over the term of the lease. Lease incentives received are recognized in the income statement as an integral part of the total lease expense.

(ii) Finance lease payments

Minimum lease payments are apportioned between the finance charge and the reduction of the outstanding liability. The finance charge is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability.

(T) Net financing income

Net financing income comprises interest payable on borrowings calculated using the effective interest rate method, interest receivable on investments, revaluation of financial instruments at fair value through profit or loss, dividend income, foreign exchange gains and losses, gains and losses on disposals of financial instruments and gains and losses on hedging instruments that are recognized in the income statement.

Interest income is recognized in the income statement as it accrues, using the effective interest method. Dividends are recognized in the income statement on the date the right to receive payment is established which in the case of quoted securities is usually the ex-dividend date.

(U) Income tax

Income tax on the income statement for the year comprises current and deferred tax. Income tax is recognized in the income statement except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantially enacted at the balance sheet date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recorded, using the balance sheet liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The following temporary differences are not provided for: goodwill not deductible for tax purposes, the initial recognition of assets and liabilities that affect neither accounting nor taxable profit, and differences relating to investments in subsidiaries to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantially enacted at the balance sheet date.

A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Additional income taxes that arise from the distribution of dividends are recognized at the same time as the liability to pay the related dividend.

(V) Segment reporting

A segment is a distinguishable component of the Group that is engaged either in providing products or services (business segment), or in providing products or services within a particular economic environment (geographical segment), which is subject to risks and rewards that are different from those of other segments.

(W) Non-current assets held for sale and discontinued operations

When the carrying amount of a non-current asset (or disposal group) will be recovered principally through a sale transaction rather than through continuing use, such non-current assets (or group of assets and associated liabilities) are classified as held for sale. Immediately before classification of disposal groups as held for sale, the measurement of the assets (and all assets and liabilities in a disposal group) is brought up-to-date in accordance with applicable IFRSs. Then, on initial classification as held for sale, non-current assets and disposal groups are recognized at the lower of carrying amount and fair value less costs to sell. Non-current assets and disposal groups classified as held for sale are presented separately from other assets in the balance sheet. The liabilities of a disposal group classified as held for sale are presented separately from other liabilities in the balance sheet.

The Group does not depreciate (or amortise) a non-current asset while it is classified as held for sale or while it is part of a disposal group classified as held for sale.

Impairment losses on initial classification as held for sale are included in the income statement. The same applies to gains and losses on subsequent remeasurement.

A discontinued operation is a component of the Group’s business that represents a separate major line of business or geographical area of operations or is a subsidiary acquired exclusively with a view to resale. Classification as a discontinued operation occurs upon disposal or when the operation meets the criteria to be classified as held for sale, if earlier.

3.	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3.1 Notes to the consolidated income statements

3.1.1	Other income

3.1.2	Salaries and employee benefits

3.1.3	Depreciation

3.1.4	Goodwill amortisation

3.1.5	IT expenses

3.1.6	Office, telecom and consultancy

3.1.7	Accommodation

3.1.8	Marketing

3.1.9	Other expenses

3.1.10	Net financing income

3.1.11	Results on sale of associates and activities

3.1.12	Income from associates

3.1.13	Income tax expense

3.1.14	Minority interests

3.1.15	Earnings per share

3.1.1 Other income

In thousands of euros	2006	2005
Rent	3,804	3,914
Other	29,097	17,636

Total	32,901	21,550

Included in the line “Other” are various types of miscellaneous income such as dues for events, trademark royalties received and services supplied to LCH.Clearnet Group Ltd.

The increase in “other” in 2006 is largely explained by a service arrangement with AEMS. Recharges made by MTS to its non-consolidated investments further increase “other” income in 2006.

3.1.2 Salaries and employee benefits

In thousands of euros	2006	2005
Wages and salaries	192,501	190,757
Compulsory social security contributions	44,553	44,230
Pension expenses	10,327	13,635
Employee profit sharing	9,040	6,828
Increase/(reduction) early retirement plan	(540)	467
Temporary staff	2,886	2,076
Training	2,710	2,205
Provisions made, net of releases	248	550
Other	16,586	10,512

	278,311	271,260

Less:
Salaries capitalized under “Development costs”	—	4,496
Costs reimbursed by related and third parties	2,926	2,404

Total	275,385	264,360

Pension expenses include €7.5 million related to defined contribution plans (2005: €8.1 million) and €2.8 million related to defined benefit plans (2005: €5.5 million).

The number of employees (full time equivalents “FTE’s”) at the end of the year is as follows:

	2006	2005
Euronext (excluding GL TRADE)	1,169	1,219
GL TRADE	1,155	1,083

Total	2,324	2,302

The analysis of FTE’s per activity is as follows:

Activity	2006	2005
SBU Cash & Listing	220	232
SBU Derivatives	288	300
SBU Information Services(1)	167	60
Settlement and Custody(2)	38	140
Support—Finance/General Services	137	152
Support—Legal/Audit	86	83
Support—Human Resources	41	40
Support—Corporate Information Services	37	40
Support—Business Strategy(4)	—	—
MTS(3)	49	50
Other (including recharged staff)	106	122

Sub total	1,169	1,219
GL TRADE(5)	1,155	1,083

Total	2,324	2,302

(1)	: includes Companynews Group (25) and Hugin (81) in 2006

(2)	: includes CIK (99) in 2005

(3)	: reflects 58 (51%) of MTS Spa, 36 EuroMTS Ltd and 2 MTS Next in 2006

(4)	: FTE related to Business Strategy as from 2005 have been allocated to support units

(5)	: includes FTE related to newly acquired EMOS (10) and Nyfix (42), and recruitment of Tunisian employees in 2006

3.1.3 Depreciation

In thousands of euros	2006	2005
Depreciation of tangible fixed assets	9,944	22,335
Depreciation of investment property	307	—
Amortisation of intangible fixed assets	22,332	30,305
Costs reimbursed by related and third parties	—	(2,953)

Total	32,583	49,687

The decrease in depreciation in 2006 and 2005 is mainly due to the transfer of LIFFE Market Solutions IT-related tangible and intangible assets to Atos Euronext Market Solutions Holding S.A.S. as from 1 July 2005.

3.1.4 Goodwill amortisation

With the application of IFRS 3 and the subsequent changes in IAS 36 and IAS 38, from 1 January 2005 goodwill is no longer amortised.

3.1.5 IT expenses

In thousands of euros	2006	2005
Running costs	135,903	101,382
Network costs	9,579	19,522
Office automation	8,159	7,972
Development costs and projects	9,590	7,545
Other	2,945	3,351

Total	166,176	139,772

The increase of IT expenses is due to the transfer of LIFFE Market Solutions to Atos Euronext Market Solutions. Certain staff, depreciation and consultancy expenses that were previously internal costs are now invoiced by Atos Euronext Market Solutions.

3.1.6 Office, telecom and consultancy

In thousands of euros	2006	2005
Office equipment	2,929	3,412
Travel, missions and receptions	14,288	13,074
Telecom	8,766	9,314
Insurance	5,477	6,407
Data information	11,564	10,285
Legal consultancy	7,518	4,782
Accounting and fiscal consultancy	5,407	5,251
Business system consultancy	2,010	1,910
Third party contractors	—	10,111
Other	72,130	34,239

Total	130,089	98,785

The increase in other office, telecom and consultancy costs is largely due to consultancy costs in relation to the corporate projects. Project costs directly related to the NYSE Euronext combination amounted to €40.6 million. The other office, telecom and consultancy costs as at 31 December 2005 contain offsetting capital recharges for €5.6 million that were connected to the LIFFE Market Solutions activities, which were disposed of in July 2005.

The decrease in Third party contractors’ expenses is due to the transfer of LIFFE Market Solutions to Atos Euronext Market Solutions Holding S.A.S.

3.1.7 Accommodation

In thousands of euros	2006	2005
Rent of buildings	32,962	34,711
Security	2,497	3,495
Gas, water and electricity	4,149	4,160
Maintenance	4,806	6,793
Cleaning	2,394	2,825
Other	2,880	1,780
Costs reimbursed by related and third parties	(5,330)	(3,653)

Total	44,358	50,111

3.1.8 Marketing

In thousands of euros	2006	2005
Advertising and press relations	7,517	5,538
Presentations	1,168	1,027
Events	3,137	1,788
Sponsoring	3,402	1,743
Foreign offices	2,481	2,396
Other	2,590	3,094

Total	20,295	15,586

3.1.9 Other expenses

In thousands of euros	2006	2005
Commissions	663	375
Irrecoverable VAT	9,136	6,997
Administration & taxes	7,311	5,550
Regulatory fees	7,072	8,224
Production costs Information Services	1,218	1,027
Other	(1,103)	2,915

Total	24,297	25,088

3.1.10 Net financing income

In thousands of euros	2006	2005
		(*restated)
Interest income	22,733	22,340
Interest expenses	(20,911)	(19,744)
Net foreign exchange loss	54	977
Investments:
Gain on disposal	(430)	322
Revaluation of assets to fair value	5,129	5,310
Other	4,938	2,101

Total	11,513	11,306

*)	See changes in accounting policies

The “Revaluation of assets to fair value” includes the revaluation to fair value of money market funds (see note 3.2.9) for an amount of €5.3 million at 31 December 2006.

3.1.11 Results on sale of associates and activities

In thousands of euros	2006	2005
CIK S.A./N.V.	15,469	—
LIFFE Market Solutions	—	4,963
Bourse Connect	—	4,091
Cote Bleue S.A.	—	—
Other	(75)	—

Total	15,394	9,054

The gain on sale of associates and activities largely relates to the sale of CIK S.A./N.V., the central securities depository of Belgium, to Euroclear plc (see also note 3.8).

As at 1 July 2005, the Group contributed the assets and operations of LIFFE Market Solutions (LMS), the IT division of Euronext.LIFFE to a newly formed company Atos Euronext Market Solutions Holding SAS (AEMS) that resulted in a capital gain of €5.0 million, after intercompany elimination.

Under the same agreement GL TRADE sold its 34.37% stake in Bourse Connect to AEMS, which led to a capital gain of €4.1 million, after intercompany elimination.

3.1.12 Income from associates

In thousands of euros	2006	2005
Group’s share in net profit of LCH.Clearnet	36,898	14,915
Intercompany elimination of Revenue Guarantee	—	(3,000)
Amortisation of goodwill recognized on acquisition of LCH.Clearnet	—	—

Net income from LCH.Clearnet	36,898	11,915
Atos Euronext Market Solutions	15,413	4,371
AtosEuronext	—	617
Bourse Connect	—	886
Powernext	1,077	447
ENDEX N.V.	36	(27)
NextInfo S.A./N.V.	191	247
Other	124	—

Total	53,739	18,456

In June 2006, LCH.Clearnet decided not to pursue the development of the Generic Clearing System within its technology strategy. In relation to this, LCH.Clearnet recognized an impairment charge of €47.8 million (in addition to an impairment charge of €20.1 million that was already recognized on the Generic Clearing System in 2005).

The Group’s share in this impairment charge is included in its income from LCH.Clearnet and amounts to €14.3 million in 2006.

3.1.13 Income tax expense

Recognized in the income statement

In thousands of euros	2006	2005
Current tax expense
Current year	132,289	96,285
Adjustment for prior years	(5,961)	(1,874)

	126,328	94,411
Deferred tax expense
Origination and reversal of temporary differences	917	6,969
Reduction in tax rate	(10,912)	2,503
Adjustment for prior years	(314)	48

	(10,309)	9,520

Total income tax expense in the income statement	116,019	103,931

Reconciliation of effective tax charge

In thousands of euros	2006	2005
Profit before tax	489,654	357,294
Income tax using the domestic corporation tax rates	159,243	117,165
(Partial) exempt capital gains	(4,993)	(1,923)
Other tax-exempt income	(23,190)	(9,783)
Non-deductible expenses	2,147	298
Under/(over)-provided in prior years	(6,276)	(1,826)
Other	(10,912)	—

Total	116,019	103,931

The “Other tax-exempt income” reflects principally the income from associates and certain other tax-exempt investments.

The French government has enacted legislation during 2004 through which the tax on capital gains will be reduced in the years up to 2007. A change in the expected term of liquidation of the related positions leads to an adaptation of the applicable capital gain tax rate and recognition of a reduction of income tax of €10.9 million in 2006. The reduction is reported as “Other”.

Modifications made for the comparative period (see also note 2 “Changes in accounting principles”) lead to a decrease of the tax charge of €0.3 million in 2005.

3.1.14 Minority interests

In thousands of euros	2006	2005
GL TRADE/Financière Montmartre	9,939	13,425
MTS	1,917	(16)

Total	11,856	13,409

In accordance with an agreement to that extent, in 2005 the Group acquired additional shares in Financière Montmartre in exchange for some of the GL TRADE shares held directly, resulting in a 54.77% participation in Financière Montmartre, a 9.91% direct investment in GL TRADE and a total investment in GL TRADE of 40.37%.

With the recognition of a put option granted to the GL TRADE founders in 2006 (see also note 3.2.13), the direct investment in GL TRADE held by the Group increased effectively by 10.43%.

Due to issuance of new shares by GL TRADE for their stock option plans, the net investment of the Group was diluted to 50.48% at 31 December 2006.

3.1.15 Earnings per share

Basic earnings per share

The calculation of basic earnings per share is based on the net profit attributable to ordinary shareholders and a weighted average number of ordinary shares outstanding during the period, calculated as follows:

Net profit attributable to shares

In thousands of euros	2006	2005
Profit for the period	373,635	253,363
Profit attributable to shareholders of Euronext	361,779	239,954
Weighted average number of ordinary shares:
Ordinary shares at beginning of the period	112,557,259	122,111,972
Average number of own shares	(1,342,598)	(11,508,910)

Weighted average number of ordinary shares	111,214,661	110,603,062
Basic EPS (in euros)	3.25	2.17
Weighted average number of ordinary shares (diluted):
Weighted average number of ordinary shares	111,214,661	110,603,062
Effect of stock option schemes	923,989	502,328

Weighted average number of ordinary shares (diluted)	112,138,650	111,105,390
Diluted EPS (in euros)	3.23	2.16

3.2 Notes to the consolidated balance sheets

3.2.1	Property and equipment

3.2.2	Investment property

3.2.3	Intangible assets

3.2.4	Investments in associates

3.2.5	Other investments (non-current)

3.2.6	Other receivables (non-current)

3.2.7	Deferred tax assets and liabilities

3.2.8	Other receivables

3.2.9	Short term financial investments

3.2.10	Cash and cash equivalents

3.2.11	Group capital and reserves

3.2.12	Minority interests

3.2.13	Financial liabilities

3.2.14	Employee benefits

3.2.15	Other provisions

3.2.16	Other payables

3.2.1 Property and equipment

	2006			2005
In thousands of euros	Land & Buildings	Equipment owned	Total	Land & Buildings	Equipment owned	Total
Cost
Balance at beginning of the year	118,613	161,741	280,354	117,008	330,161	447,169
Effect of exchange rate differences	1,496	(133)	1,363	2,183	3,075	5,258
Reclassifications	(3,691)	3,691	—	—	—	—
Acquisitions through business combinations	—	2,338	2,338	447	1,280	1,727
Other acquisitions from external third parties	153	6,284	6,437	544	6,729	7,273
Reclassifications to investment property	(8,010)	—	(8,010)	—	—	—
Contribution to Atos Euronext Market Solutions	—	—	—	—	(146,166)	(146,166)
Reclassifications to disposal group’s assets classified as held for sale	—	—	—	(120)	(7,413)	(7,533)
Other disposals and write-offs	(47,002)	(53,099)	(100,101)	(1,449)	(25,925)	(27,374)

Balance at end of the year	61,559	120,822	182,381	118,613	161,741	280,354

Depreciation and impairment losses
Balance at beginning of the year	81,790	147,859	229,649	75,896	282,712	358,608
Effect of exchange rate differences	1,306	(12)	1,294	1,815	2,383	4,198
Reclassifications	—	—	—	—	—	—
Depreciation charge for the year	3,095	6,849	9,944	5,211	17,124	22,335
Acquisitions through business combinations	—	1,675	1,675	253	785	1,038
Reclassifications to investment property	(2,982)	—	(2,982)	—	—	—
Contribution to Atos Euronext Market Solutions	—	—	—	—	(124,529)	(124,529)
Reclassifications to disposal group’s assets classified as held for sale	—	—	—	(120)	(6,527)	(6,647)
Other disposals and write-offs	(47,002)	(52,938)	(99,940)	(1,265)	(24,089)	(25,354)

Balance at end of the year	36,207	103,433	139,640	81,790	147,859	229,649

Carrying amount
At beginning of the year	36,823	13,882	50,705	41,112	47,449	88,561

At end of the year	25,352	17,389	42,741	36,823	13,882	50,705

3.2.2 Investment property

In thousands of euros	2006	2005
Cost
Balance at beginning of the year	—	—
Additions (subsequent expenditure)	7	—
Reclassifications from property and equipment	8,010	—

Balance at end of the year	8,017	—

Depreciation and impairment losses
Balance at beginning of the year	—	—
Depreciation charge for the year	307	—
Reclassifications from property and equipment	2,982	—

Balance at end of the year	3,289	—

Carrying amount
At beginning of the year		—

At end of the year	4,728	—

The fair value of investment property amounts to €5 million. This value has been determined based on valuations performed by an accredited independent valuer as of 1 January 2006 and has not changed significantly during the year. The fair value represents the amount at which the assets could be exchanged between a knowledgeable, willing buyer and a knowledgeable, willing seller in an arm’s length transaction at the date of valuation, in accordance with International Valuation Standard Committee standards. Investment property generated €1.3 million of rental income in 2006. Operating expenses that are directly related to the investment property amounted to €0.5 million in 2006.

3.2.3 Intangible assets

	2006				2005
In thousands of euros	Goodwill	Patents & Trademarks	Development costs	Total	Goodwill	Patents & Trademarks	Development costs	Total
Cost
Balance at beginning of the year	954,118	4,504	115,655	1,074,277	853,640	9,209	277,804	1,140,653
Effect of exchange rate differences	8,646	(39)	890	9,497	16,308	15	2,242	18,565
Reclassifications	—	4,176	(4,176)	—	—	—	—	—
Internally developed	—	—	—	—	—	—	13,765	13,765
Acquisitions through business combinations	—	70	1,102	1,172	—	—	5,381	5,381
Other acquisitions	76,107	5	29,207	105,319	85,100	666	19,639	105,405
Fair value of acquired assets	(26,587)	66,082	—	39,495	3,086	—	7,129	10,215
Change in present value financial liabilities	(2,205)	—	—	(2,205)	—	—	—	—
Contribution to AEMS	—	—	—	—	—	—	(136,832)	(136,832)
Reclassifications to disposal group’s assets classified as held for sale	—	(3,560)	—	(3,560)	(4,016)	(307)	(4,219)	(8,542)
Other disposals and write-off	(3,568)	(1,914)	(17,518)	(23,000)	—	(5,079)	(69,254)	(74,333)

Balance at end of the year	1,006,511	69,324	125,160	1,200,995	954,118	4,504	115,655	1,074,277

Amortisation and impairment losses
Balance at beginning of the year	154,354	3,606	78,577	236,537	156,260	8,200	204,383	368,843
Effect of exchange rate differences	1,503	4	326	1,833	2,110	(4)	1,515	3,621
Reclassifications	—	1,265	(1,265)	—	—	—	—	—
Amortisation charge for the year	—	1,924	20,408	22,332	—	489	29,816	30,305
Acquisitions through business combinations	—	60	718	778	—	—	4,816	4,816
Contribution to AEMS	—	—	—	—	—	—	(92,444)	(92,444)
Reclassifications to disposal group’s assets classified as held for sale	—	(3,000)	—	(3,000)	(4,016)	—	(2,830)	(6,846)
Other disposals and write-off	(3,568)	(1,914)	(17,491)	(22,973)	—	(5,079)	(66,679)	(71,758)

Balance at end of the year	152,289	1,945	81,273	235,507	154,354	3,606	78,577	236,537

Carrying amount
At beginning of the year	799,764	898	37,078	837,740	697,380	1,009	73,421	771,810

At end of the year	854,222	67,379	43,887	965,488	799,764	898	37,078	837,740

Further reference is made to paragraph 3.8 “Acquisitions and disposal of subsidiaries”.

Amortisation

The amortisation is recognized in the line item “Depreciation” in the income statement (see also note 3.1.3).

Cash-generating units including goodwill and impairment tests

The carrying amount of goodwill has been allocated to the following cash-generating units, generating independent cash flows:

In thousands of euros	2006	2005
Cash trading	97,407	97,407
Listing	25,934	25,934
Derivatives trading	412,810	404,979
MTS fixed income	53,440	78,700
Information services	94,782	66,935
Settlement and custody	34,152	34,152
Sale of software	135,697	91,657

Total	854,222	799,764

An impairment review of goodwill has been carried out in accordance with IAS 36—Impairment of Assets as at 31 December 2006.

The business plans of the Cash & Listing, Derivatives, Information Services and Settlement & Custody SBUs are based on Budget 2007 and conservative assumptions on volumes and control of expenses. Business plans cover the period 2007-2011 with a maximum perpetual growth rate of 2% after 2011 (except for Settlement & Custody, 1%). Pre-tax discount rate is 12.1% (except for Settlement & Custody, 11.8%).

The combined business plan of Hugin and Companynews is based on a strong growth in revenue over the next two years due to the introduction of the Transparency Directive, the cross selling of IR and PR products as well as synergies between the two companies. The cost base is already sufficient to support the expected growth in business and should be positively impacted by synergies between Hugin and Companynews. The business plan covers the period 2007-2011 with a perpetual growth rate of 2% after 2011. Pre-tax discount rate is 13.9%.

The business plan of MTS S.p.A is based on Budget 2007 and on the development in cash and money markets activities, a continuous strong growth of BondVision, the launch of new products and markets from 2007 onwards and a decrease in IT expenses. The business plan covers the period 2007-2011 with a perpetual growth rate of 2% after 2011. Pre-tax discount rate is 12.4%.

Based on the comparison between the sum of reported goodwill and identified intangible assets at year-end and the present value of future cash flows, no impairment loss has been recognized in that respect at 31 December 2006.

Goodwill on Sales of Software includes that arising from Euronext’s acquisition of GL TRADE shares and option on minority interest of GL TRADE and the goodwill arising from GL TRADE acquisitions of operational subsidiaries.

•

The Euronext goodwill has been tested for impairment based on the fair value less cost to sell of the company. Based on the comparison between the reported goodwill and the market capitalization of the Group as at 31 December 2006, no impairment loss has been recognized in that respect at the closing date.

•

The goodwill on GL TRADE’s operational subsidiaries has been allocated to the respective Cash Generating Units. The impairment tests of these CGU are based on the 2007 budget and four-year business plan 2008-2011 with a perpetual growth rate of 2.5% after 2011. The pre-discount rate is 13.05%. Based on the comparison between the sum of reported goodwill and intangible assets as at year-end and the present value of future cash flows, no impairment loss has been recognized in that respect at 31 December 2006.

3.2.4 Investments in associates

In thousands of euros	2006	2005
Balance at beginning of the year	393,558	277,827
Currency exchange rate differences	1,661	2,413
Contribution to Atos Euronext Market Solutions	—	97,546
Acquisitions and capital contributions	—	—
Disposals	—	(873)
Reclassifications to disposal group’s assets classified as held for sale	(301,368)	—
Effect of business combinations	—	1,206
Result for the year	53,739	18,456
Dividends received	(293)	(1,928)
Other	—	(1,089)

Balance at end of the year	147,297	393,558

Reclassifications to disposal group’s assets classified as held for sale

In relation to the envisaged sale of the larger part of ordinary shares in LCH.Clearnet (see also paragraph 3.8), the investment in associate LCH.Clearnet has been reclassified into “Disposal group’s assets classified as held for sale”.

Atos Euronext Market Solutions Holding (prior to 1 July 2005: AtosEuronext SBF)

In 2005, the Group contributed its 50% stake in AtosEuronext SBF and the assets and operations of LIFFE Market Solutions (LMS), the IT division of Liffe to Atos Euronext Market Solutions Holding in exchange for a 50% interest in that newly created company. While the Group holds a 50% interest in Atos Euronext Market Solutions Holding, it does not control this associate.

The composition of the investments in associates and joint ventures is as follows:

In thousands of euros		% held in share capital		Carrying Amount
Associates	Country	2006	2005	2006	2005
Atos Euronext SBF S.A.	France	—	—	—	—
Atos Euronext Market Solutions:	France
Goodwill recognized on acquisition				53,400	53,400
Share in equity		50.00	50.00	86,866	70,480

				140,266	123,880
NextInfo S.A./N.V.	Belgium	48.96	48.96	367	423
Bourse Connect S.A.	France	—	—	—	—
Powernext	France	33.97	34.00	4,318	3,237
LCH.Clearnet:
Goodwill recognized on acquisition	United Kingdom			—	233,189
Share in equity/result		—	24.90	—	30,664

				—	263,853
Associates held by MTS				1,251	1,205
ENDEX N.V. *)	Netherlands	9.89	9.89	829	812
Other				266	148

Total				147,297	393,558

*)	Being represented at the Board of Directors of Endex N.V., Euronext considers in view of paragraph IAS 28,7(a) to exercise a significant influence over Endex N.V.

A summary of financial information of associates at 31 December 2006 is as follows (100%) *)

In thousands of euros	Assets	Liabilities	Equity	Revenues	Profit
Atos Euronext Market Solutions	503,082	151,182	351,900	346,656	23,831
LCH.Clearnet	274,087,102	273,387,808	699,294	443,692	123,649
Powernext	22,176	9,342	12,834	11,883	2,765
NextInfo S.A./N.V.	1,271	522	749	3,346	391
ENDEX N.V.	9,351	968	8,383	3,408	301

*)	To determine the Group’s share in accordance with its accounting principles, certain restatements were made to the assets and liabilities and results of associates and joint ventures. The information presented, however, is taken directly from the data reported by the entities and thus before any such restatements.

3.2.5 Other investments (non-current)

In thousands of euros	2006	2005
Debt securities (available-for-sale)	—	199,218
Equity securities (available-for-sale)	204,881	182,881
Other investments	981	1,117

Total	205,862	383,216

Debt securities (available-for-sale)

The Group holds 16.6% of redeemable convertible preference shares in LCH.Clearnet. The redeemable convertible preference shares bear an interest of the higher of six-month Euro LIBOR plus 125 basis points and the dividends actually paid on ordinary shares. In view thereof their fair value is still considered to coincide with the initial recognized amount. In relation to the envisaged sale (see also paragraph 3.8), the RCPS have been reclassified into “Disposal group’s assets classified as held for sale” at 31 December 2006.

Equity securities (available-for-sale)

This caption includes the Group’s interests in Euroclear plc either held directly or through Sicovam Holding S.A. The Group considers this an available-for-sale financial instrument. The Group’s shareholding in Euroclear plc. increased in 2006 with the sale of CIK (see also paragraph 3.8). Euroclear plc. is an entity of which the shares are not publicly traded. Management has given due consideration to the valuation of the investment and concluded that there is no need for the carrying value to be changed.

3.2.6 Other receivables (non-current)

In thousands of euros	2006	2005
Deposits (leases & rentals)	2,939	2,938
Loans to the Chicago Board of Trade	—	—
Loans to staff	326	505
Other	13,027	7,120

Total	16,292	10,563

Other receivables contain a €10.0 million floating-rate deposit with a French system for inter-bank settlements (2005: €5.0 million). The carrying amount of non current receivables is a reasonable approximation of their fair value.

The €21.4 million drawn under the GBP 18 million loan facility to the Chicago Board of Trade was repayable in three yearly installments and was collateralised by a GBP 15 million bank guarantee. An upfront interest of 10.91% equivalent to approximately 6.0% per annum has been received. This loan is part of the assets and liabilities of LIFFE Market Solutions that were contributed to Atos Euronext Market Solutions Holding S.A.S. at 1 July 2005.

3.2.7 Deferred tax assets and liabilities

Deferred tax assets and liabilities have been recognized with respect to the following items:

	2006		2005
In thousands of euros	Asset	Liability	Asset	Liability
Property and equipment	160	2,424	626	3,050
Intangible assets	—	26,981	—	2,136
Investments	—	3,241	—	17,088
Employee benefits	11,999	—	6,296	416
Provisions	3,204	328	2,677	—
Other items	2,756	—	2,851	575

Net position in balance sheet	18,119	32,974	12,450	23,265

Movements in temporary differences during the year

Movements in deferred tax assets 2006

In thousands of euros	Property and equipment	Intangible assets	Invest- ments	Employee benefits	Provisions	Other items	2006
Balance at beginning of the year	626	—	—	6,296	2,677	2,851	12,450
Recognized in income	(153)	—	447	342	112	(1,090)	(342)
Recognized directly in equity	3	(24)	—	6,234	—	(36)	6,177
Reclassified	(316)	24	(447)	(873)	415	(296)	(1,493)
Effect of business combinations	—	—	—	—	—	—	—
Adjustments goodwill on 2005 acquisitions	—	—	—	—	—	1,327	1,327

Balance at end of the year	160	—	—	11,999	3,204	2,756	18,119

Movements in deferred tax liabilities

In thousands of euros	Property and equipment	Intangible assets	Invest- ments	Employee benefits	Provisions	Other items	2006
Balance at beginning of the year	3,050	2,136	17,088	416	—	575	23,265
Recognized in income	(304)	(299)	(10,757)	335	16	358	(10,651)
Recognized directly in equity	—	(112)	337	—	—	—	225
Reclassified	(322)	424	(3,427)	(751)	312	(920)	(4,684)
Effect of business combinations	—	—	—	—	—	—	—
Adjustments goodwill on 2005 acquisitions	—	24,832	—	—	—	(13)	24,819

Balance at end of the year	2,424	26,981	3,241	—	328	—	32,974

The effect of a re-calculation of deferred tax that was recognized on the sale of Clearnet to LCH.Clearnet in Paris at the reduced capital gain tax rate applicable from 2007 onwards results in a decrease of the deferred tax liabilities related to the Investments.

Where allowed, deferred tax assets have been netted with deferred tax liabilities (see ‘Reclassified’ in tables above). In addition, deferred tax linked to the deferred capital gain with LCH.Clearnet is reclassified to “Liabilities directly associated with disposal group assets held for sale” (see also note 3.8) and a current tax asset of €0.2 million was re-classified as a deferred tax asset.

3.2.8 Other receivables

In thousands of euros	2006	2005
Other trade receivables	174,747	197,358
Non-trade receivables	6,558	3,677

Total	181,305	201,035

3.2.9 Short-term financial investments

In thousands of euros	2006	2005
Equity securities (available for sale)	18,544	20,449
Money market funds	9,420	10,699
Short-term interest investments	140,203	231,643
Interest rate swap	—	2,270

Total	168,167	265,061

Equity securities

Equity securities principally include an investment in AtosOrigin S.A. (0.49% of its outstanding shares). The carrying amount of this investment decreased by €3.5 million to €14.6 million following a revaluation to reflect the lower market value of the shares at 31 December 2006. Due to an amendment of IAS 39 (see note 2 ‘Changes in accounting policies’), equity securities included in the Short-term financial investments are classified as “Available for sale” as from 1 January 2006 with comparative information restated.

Money market funds

Money market funds include funds that are not subject to an insignificant risk of changes in value and therefore do not qualify as cash and cash equivalents (see also note 3.2.10). At the end of 2006, such money market funds are classified as available for sale. In 2005, money markets funds were all classified at fair value through profit and loss.

Short-term interest investments

This caption includes short-term time deposits with a maturity of more than three months from acquisition date and investments which are not readily convertible to cash or which are not subject to an insignificant risk of changes in value and therefore do not qualify as cash and cash equivalents. The carrying amount of these investments is a reasonable approximation of their fair value.

Interest rate swap

See note 3.2.13 (Financial liabilities—Interest rate swap)

3.2.10 Cash and cash equivalents

In thousands of euros	2006	2005
Cash	361	111
Bank balances	95,723	163,484
Money market funds	201,474	211,068
Other short-term interest investments	118,692	54,860

Total	416,250	429,523

Short-term interest investments, including deposits booked in “Short term financial investments” (note 3.2.9), have an average maturity of 35 days (31 December 2005: 35 days). Investments in euros have an average effective interest rate of 3.52% (31 December 2005: 2.26%) and investments in pound sterling have an average effective interest rate of 5.11% (31 December 2005: 4.49%). There is no significant difference between the carrying value of these investments and their fair value.

Money market funds, including funds booked in the caption “Short term financial investments” (note 3.2.9), have a weighted average volatility of 0.14%. At 31 December 2006, part of the money market funds (€191.2 million) are classified as available for sale and part (€10.3 million) are classified at fair value through profit and loss. In 2005, money market funds were all classified at fair value through profit and loss.

3.2.11 Group capital and reserves

In thousands of euros	2006	2005
Issued capital	675,343	112,557
Share premium	180,486	1,080,944
Reserve for own shares	14,079	647
Retained earnings	829,531	566,451
Revaluation reserve	1,044	1,738
Currency exchange differences	(33,467)	(41,081)

Total	1,667,016	1,721,256

Issued capital

The authorized share capital of Euronext amounts to €1,200,000,000 representing 200,000,000 ordinary shares with a par value of €6 per share. The movement schedule for the reporting period is as follows:

	2006		2005
	Number of shares	Nominal value in thousands of euros	Number of shares	Nominal value in thousands of euros
Position as at 1 January	112,557,259	112,557	122,111,972	122,112
Increase nominal value	—	900,458	—	—
Share capital repayment	—	(337,672)	—	—
Outstanding shares cancelled in the period	—		(9,554,713)	(9,555)

Position as at end of the period	112,557,259	675,343	112,557,259	112,557

The Annual General Meeting of 23 May 2006 approved an increase of the nominal value per ordinary share from €1.00 to €9.00. The balance of €8.00 was transferred from the portion of the share premium reserve that was recognized as capital for Dutch tax purposes by representing the conversion of that share premium into share capital. Subsequently, the Annual General Meeting agreed on a reduction of the nominal value by €3.00 to €6.00, with a payment of €3.00 per share to the shareholders.

Share premium

The share premium at the end of the period reflects the difference between the value attributed to the shares received from SBF, BXS and AEX and the nominal value of the shares issued by Euronext. It also reflects the difference between the market price of the Euronext shares at acquisition date of the BVLP shares (€20.63) and the par value of these Euronext shares, totaling €95 million. Due to cancellation of shares in 2005, the share premium decreased with the average share premium of €9.60 for each cancelled share. In August 2006 a transfer of €8.00 per issued share to Issued capital (see also previous paragraph), resulted in a further decrease of share premium by €900.5 million.

Reserve for own shares

Reserve for own shares (treasury shares) include shares acquired under the Share repurchases program and shares held in stock to cover the Group’s employee stock option plans. The reserve includes any gain or loss that arises upon sale of treasury shares until the related program or stock option plan is finalized. Upon finalisation, the resultant total gain or loss will be transferred to Retained earnings.

The movement schedule is as follows:

	2006		2005
	Number of shares	Costs in thousands of euros	Number of shares	Costs in thousands of euros
Balance at the beginning of the year	1,720,610	647	11,758,490	(227,073)
Share capital repayment on treasury shares	—	3,858	—	—
Share Repurchase Program—Liquidity contract	(20,616)	1,684	(57,469)	1,955
Share Repurchase Program—Share buy-back	—	—	—	(774)
Share Repurchase Program—Cancellation own shares	—	—	(9,554,713)	220,723
Exercise of options	(590,479)	7,890	(425,698)	5,816

Balance at end of the year	1,109,515	14,079	1,720,610	647

Share capital repayment on treasury shares

Share capital repayments (see also paragraph “Issued capital”) made on treasury shares resulted in a movement of €3.9 million in the reporting period.

Share Repurchase Program

Liquidity contract

An increase of the reserve for own shares of €1.7 million during the reporting period relates to the transactions in Euronext shares made under the Share Repurchase Program by the liquidity provider on behalf of the Group. These transactions are made with the purpose of stabilising the share price. As at 31 December 2006 Euronext holds 45,025 shares under the liquidity contract (31 December 2005: 65,641 shares).

Share buy-back

No additional shares were purchased under this part of the program in 2006 or 2005, but withholding tax related to shares bought increased the cost of the repurchased shares by €0.8 million in 2005.

Cancellation own shares

At 30 May 2005, Euronext cancelled 9,554,713 shares pursuant to its share buy-back program in 2004, with a total cost of €220.7 million. The cancellation of the shares acquired under the Share Repurchase Program was registered with the AMF (the French securities supervisor) on 9 May 2005 under the authorization granted by the Annual General Meeting of 26 May 2004.

Exercise of options

As at 31 December 2006, the reserve for own shares comprises 985,452 shares (31 December 2005: 1,270,841) held by Euronext and its subsidiaries and 79,038 shares held by the Stichting Option Plan SBF, a consolidated entity (31 December 2005: 384,128). These shares are held in stock to cover the Group’s employee stock option plans (see also 3.2.14 “Employee benefits provisions”).

In the reporting period, following the exercise of stock options held by employees, 305,090 shares were sold in relation to the SBF Stock Option Scheme, which resulted in a movement of €1.7 million in the Reserve for own shares. In addition, 285,389 shares were sold in relation to the Euronext Stock Option Schemes 2001 and 2002, leading to an increase of the Reserve for own shares of €6.2 million (see also 3.2.14 “Employee benefits provisions”).

Retained earnings

Dividends

The dividends in relation to the past years were as follows:

	2005	2004	2003	2002
Dividend per share in euros	1.00	0.60	0.50	0.45
Amount of dividends in millions of euros *)	111	66	60	54

*)	Excludes dividends related to ordinary shares held by group companies.

A Supervisory Board meeting will take place after the closing of the current tender offer (see paragraph 2 “Merger with New York Stock Exchange in 2007”) in order to convey an AGM in accordance with all legal requirements.

Other movements in retained earnings

Costs related to share-based payment transactions in the period are included in the other movements in retained earnings for an amount of €7.4 million. Furthermore, €5.3 million of net income tax benefits related to treasury shares and share-based payment transactions has been recognized directly in equity.

Revaluation reserve

Changes in fair value of available-for-sale financial instruments gave rise to a €0.7 million decrease of the Revaluation reserve.

Currency exchange differences

The assets and liabilities of foreign (non-euro) operations, including the goodwill paid, are translated to euro at foreign exchange rates according to Euronext’s accounting principles, resulting in a positive currency exchange difference of €7.6 million for 2006.

3.2.12 Minority interests

In thousands of euros	2006	2005
GL TRADE/Financière Montmartre	27,976	29,111
MTS	22,745	4,483

Total	50,721	33,594

Further reference is made to paragraph 3.8.

3.2.13 Financial liabilities

In thousands of euros Non-current financial liabilities	2006	2005
Loans and borrowings
Bond loan	367,192	368,157
Bank borrowings	10,123	9,000
Put option granted to minority shareholders	5,722	—

Total	383,037	377,157

Current financial liabilities	2006	2005
Loans and borrowings
Bank borrowings	92,753	3,193
Loan notes	5,029	5,652
Other financial liabilities
Interest rate swap	6,543	—
Bank overdrafts	1,163	—
Put option granted to minority shareholders	36,100	18,567
Other short-term financial liabilities	960	81

Total	142,548	27,493

Net financial indebtedness	2006	2005
Non-current financial liabilities	383,037	377,157
Current financial liabilities	142,548	27,493
Short-term financial investments	(168,167)	(265,061)
Cash and cash equivalents	(416,250)	(429,523)

Total	(58,832)	(289,934)

Bond loan (non-current)

On 9 February 2004, the Group issued a £250 million 5.125% fixed-rate bond maturing on 16 June 2009 with a view to lengthening the profile and significantly reducing the cost of the Group’s existing debt. The all-in cost of this financing, which was swapped to floating rate, amounts to 23 basis points over 3-month Libor, reported as interest expense. This bond does not contain any financial covenant nor material customary provision, which may lead to an early redemption. It is recognized in the balance sheet at amortised cost, with directly related costs of issuing debt deducted from the amount of debt originally recognized and, together with transaction costs and issue premiums, amortised over the life of the debt using the effective interest rate of the transaction. The price risk affecting the fixed rate bond is hedged by an interest rate swap. The carrying amount of the bond is adjusted for the gain or loss attributable to the hedged interest rate risk, with such gain or loss recognized in profit and loss and mostly offset by gain or loss from re-measuring the hedging swap at fair value through profit and loss. As a consequence, the carrying amount of the bond is a reasonable approximation of its fair value. The carrying amount of the bond is also adjusted for changes in €/£ currency rates with the resulting gain and loss recognized in profit and loss. In the reporting period, the book value of the bond loan decreased by €1.0 million due to a €0.4 million increase in amortised costs, a €8.8 million negative adjustment for the fair value fluctuation of the interest rate risk hedged (offset by an almost similar adjustment to the fair value of the interest rate swap hedging instrument (see below Interest rate swap) and a €7.4 million positive currency revaluation.

Bank borrowings (non-current and current)

On 4 August 2006, the Group entered into a €300 million multi-currency revolving bank facility maturing on 4 August 2011. Borrowings under this facility can be drawn for general corporate purposes upon request of the borrower for a total aggregate amount up to €300 million. As at 31 December 2006, borrowings in euro drawn under this facility in aggregate amount to €70.0 million and borrowings in pounds sterling drawn under this facility in aggregate amount to £11.0 million (€16.4 million). No guarantees were provided for this facility and this facility does not contain any financial covenants or other provisions that could lead to early redemption, other than customary events of default provisions and change of control provisions.

On 24 June 2004, GL TRADE entered into a five year banking facility agreement for an amount of €15 million. This facility is indexed on Euribor with a floor rate, falls due on 24 June 2009 and includes a capital redemption of €3.0 million per year. As at 31 December 2006, the outstanding facility amounts to €9.0 million of which €4.5 million are classified as current loans and borrowings. On 31 August 2006, GL TRADE entered into an additional five year banking facility agreement indexed on Euribor with a floor rate for an amount of €7 million of which €1.4 million are classified as current loans and borrowings at 31 December 2006. No guarantees were provided for these loans.

The carrying amount of these borrowings is a reasonable approximation of their fair value.

Loan notes (current)

In connection with the acquisition of Liffe, the Group also issued variable rate guaranteed unsecured loan notes redeemable at the holders’ request or on 7 January 2007 at the latest. The outstanding loan notes are reported in the current loans and borrowings for €5.0 million (£3.4 million).

Put options granted to minority shareholders

GL TRADE founders are granted a put option on up to 10.5% of GL TRADE share capital as at 30 June 2004. The option can be exercised at any moment after 28 February 2006. The exercise price has been set at the average market value of the previous 40 trading days, less 1 euro. The present value of the exercise price of the option is reflected as a current financial liability. The difference between the exercise price of the put option and the corresponding minority interest has been recognized as goodwill.

GL TRADE has granted put options to minority shareholders of the companies Glesia and GL TRADE America Inc., which GL TRADE controls. The put option related to GL TRADE America Inc. has been exercised during the third quarter of 2006.

Euronext has granted Borsa Italiana a put option on its 49% stake in MBE Holding, the 51:49% Euronext/Borsa Italiana holding company controlling MTS. The option is exercisable at any time until 2010. As MBE Holding is jointly controlled by the Group and Borsa Italiana, and is proportionally consolidated at 51% by the Group, the put option is treated as a derivative financial instrument. The fair value of this option is determined as being the difference between the estimated exercise price and 49% of the enterprise value determined on the basis of a discounted cash flow method. When the exercise price exceeds the enterprise value, a liability is recognized. At balance sheet date, as the exercise price did not exceed the enterprise value; no liability was required to be recognized.

Interest rate swap (current)

The £250 million fixed-rate bonds maturing on 16 June 2009 (see above Bond Loan) has been swapped to floating rate using an interest rate swap designated as hedging the changes in the bonds fair value due to the changes in interest rates. The interest rate swap is recognized at fair value in the balance sheet with changes in fair value due to fluctuations in interest rates and currency rates booked in the income statement and substantially offset by the changes in fair value of the hedged bonds. In 2006, the fair value of the interest rate swap decreased by €8.8 million, offsetting the positive adjustment of the hedged bond loan for the fair value fluctuation of the interest rate risk hedged.

3.2.14 Employee benefits provisions

3.2.14.1 Defined contribution plans

The Group contributes to defined contribution plans. The total expense in relation to these plans amounted to €7.5 million in the reporting period, which is fully recognized in the line item “salaries and employee benefits” in the income statement.

3.2.14.2 Defined benefit plans

The Group contributes to a number of defined benefit plans:

A—Post employment benefit plans:

•	Retirement plans: Normal retirement ages vary from 60 to 65 years.

•

Early retirement plans: In 2002 and 2001, in some countries, the Group introduced early retirement plans for employees, meeting certain conditions for the total employment term, now closed to new participants.

•	Other post-employment benefits: Other post-employment benefits include obligations for Retirement indemnities and Post-employment medical care.

In some of the locations, especially the Netherlands, the obligations are funded via pension funds.

B—Other long term benefits include Jubilee awards paid in some countries when employees reach certain level of seniority.

The liability for defined benefit obligations is analysed as follows:
In thousands of euros	2006	2005
Present value of funded obligations	146,220	150,500
Fair value of plan assets	(137,618)	(128,675)

Present value of net obligations	8,602	21,825
Present value of unfunded obligations	10,639	16,565
Unrecognized actuarial losses/gains	(8,384)	(19,496)
Unrecognized past service costs	(800)	165

Recognized liability for defined benefit obligations	10,057	19,059

Movements in the net liability for defined benefit obligations recognized in the balance sheet
In thousands of euros	2006	2005
Net liability for defined benefit obligations at beginning of year	19,059	23,700
Acquisitions through business combinations	—	708
Reclassified to liabilities directly associated with disposal of group’s assets classified as held for sale	—	1,502
Contributions paid	(11,494)	(13,073)
Pension expense recognized in the income statement	2,784	5,499
Jubilee award expense recognized in the income statement	248	297
Early retirement plan expense/(income) recognized in the income statement	(540)	426

Net liability for defined benefit obligations at end of year	10,057	19,059

Expense recognized in the income statement
In thousands of euros	2006	2005
Current service costs	5,179	5,100
Interest cost	6,164	6,414
Expected return on plan assets	(5,365)	(6,558)
Actuarial gain/loss recognized	794	724
Past service cost recognized	(145)	(181)
Curtailment or settlement loss/(gain)	(3,843)	—

Pension expense recognized in the income statement	2,784	5,499
Jubilee award expense recognized	248	297
Early retirement plan expense recognized in the income statement	(540)	426

Total	2,492	6,222

This expense is fully recognized in “Salaries and employee benefits” in the income statement. Due to changes in the legislation in the Netherlands the Dutch pension plan had to be modified. Together with the termination of the Dutch medical plan in 2006, this lead to curtailment gains of €3.8 million in 2006.

Movements in the present value of defined benefit obligations *)
In thousands of euros	2006	2005
Present value of defined benefit obligations at beginning of the year	167,065	155,813
Interest cost	6,164	6,414
Current service costs	5,179	5,100
Past service costs	822	—
Benefits paid	(8,211)	(11,450)
Curtailment loss/(gain)	(4,146)	—
Reclassified as held for sale	—	(1,006)
Acquisitions through business combinations	—	707
Actuarial loss/(gain)	(9,722)	10,764
Jubilee award expense recognized	248	297
Early retirement plans expense/(income) recognized	(540)	426

Present value of defined benefit obligations at end of the year	156,859	167,065

Movements in the fair value of plan assets *)
In thousands of euros	2006	2005
Fair value of plan assets at beginning of the year	128,675	117,841
Expected return on plan assets	5,365	6,558
Contributions by the employer	11,494	13,073
Benefits paid	(8,211)	(11,450)
Reclassified as held for sale	—	(2,065)
Actuarial (loss)/gain	295	4,718

Fair value of plan assets at end of the year	137,618	128,675

Weighted average assumptions to determine defined benefit obligations or net costs (EROA)

	2006	2005
Discount rate at end of period	4.44%	4.14%
Expected return on plan assets at end of period (EROA)	4.25%	4.27%
Future salary increases (incl. 2% inflation)	3.60%	3.58%
Rate of price inflation	2.00%	2.00%
Future pension increases	1.73%	1.75%

Plan assets *)	Percentage of plan assets 2006
Equity securities	27.90%
Debt securities	70.30%
Property	0.80%
Other	1.00%
Total	100.00%

*)	Comparative information is not available.

Other information

Plan assets

The actual return on plan asset in 2006 is €5.6 million. The expected return on plan assets is based on a weighted average of expected long term return of each asset class of the pension fund or the insurer. The Fair value of Euronext NV shares included in the fair value of plan assets amount to €3.2 million.

Experience adjustments

The experience adjustments, for the current annual period, arising on plan liabilities amount to €—4.8 million, of the plan liabilities and €0.3 million of the plan assets.

3.2.14.3 Euronext Stock Option Plans

Euronext Employee stock option plans

The terms and conditions of the stock option plans are as follows, all options being settled by physical delivery of shares:

	SBF Stock Option Scheme*)	Euronext Stock Option Scheme 2001		Euronext Stock Option Scheme 2002	Euronext Stock Option Scheme 2004
Date of grant	27 June 2000	5 July 2001		16 Sept. 2002	17 Sept. 2004	24 Dec. 2004
Number granted	1,226,682	175,201	81,155	590,932	686,000	44,500
of which accepted	1,226,682	151,614	69,113	589,274	646,000	44,500
Contractual life	7 years	10 years	10 years	7 years	7 years	7 years
Exercise price (in euros)	5.62	24.00	21.60	21.08	22.28	22.60

Outstanding as at 31 December 2004	600,098	129,944	49,029	488,709	634,000	44,500
Granted and accepted	—	—	—	—	—	—
Adjusted	—	—	142	—	—	—
Exercised	(215,970)	(47,175)	(33,630)	(122,923)	(6,000)	—
Cancelled	—	(1,642)	(504)	—	(12,000)	—
Outstanding as at 31 December 2005	384,128	81,127	15,037	365,786	616,000	44,500

Adjusted	—	—	135	—	—	—
Exercised	(305,090)	(52,968)	(8,298)	(224,123)	—	—
Cancelled	—	—	(186)	—	(14,000)	—

Outstanding as at 31 December 2006	79,038	28,159	6,688	141,663	602,000	44,500

Exercisable as at 31 December 2006	79,038	28,159	6,688	141,663	—	—

*)	Number of options based on Euronext shares: 7.02 Euronext shares for 1 SBF share.

SBF Stock Option Scheme

Under the SBF Option Scheme, each option is exercisable for one share of Euronext Paris. The exercise price of each option is €39.47 (7.02 times €5.62) for one share of Euronext Paris. Options can be exercised after 27 June 2002 insofar as the entitled employee is still employed by the Group or in case the holder of the options is no longer employed by the Group under certain conditions. It is stipulated that after exercising the options, the shares in Euronext Paris that will be acquired by the option holders are converted into shares of Euronext. Each share of Euronext Paris will be converted to 7.02 shares of Euronext.

Euronext Stock Option Scheme 2001

The Euronext Employees Stock Option Plan 2001 is directly related to the initial public offering and listing of the Euronext shares on 5 July 2001. Each option granted by Euronext entitles the option holder to purchase one Euronext Share at the exercise price of €24.00 for employees of Euronext Brussels and for certain management employees and Directors of Euronext Amsterdam, or €21.60 for other employees of Euronext Amsterdam. The options can be exercised between 5 July 2004 and 5 July 2011 if the entitled employee is still employed by the Group or under certain conditions in cases where the holder of the options is no longer employed by the Group. Treasury shares will be used upon exercise of these options.

Euronext Stock Option Scheme 2002

Options granted under this scheme can be exercised between 16 September 2005 and 16 September 2009 if the entitled employee is still employed by the Group or under certain conditions in cases where the holder of the options is no longer employed by the Group. Treasury shares will be used when options are exercised.

Euronext Stock Option Scheme 2004

Options granted under this scheme can be exercised between 17 September 2007 and 17 September 2011 if the employee is still employed by the Group, and if the EPS have exceeded general cost-of-living-indices by 4% or more. Treasury shares will be used when options are exercised.

The number and weighted average exercise prices of stock options under Euronext Stock option plans is as follows:

	Weighted average exercise price 2006	Number of options 2006	Weighted average exercise price 2005	Number of options 2005
Outstanding at beginning of the year	17.84	1,506,578	16.95	1,946,280
Adjusted during the year	21.60	135	21.60	142
Cancelled during the year	22.27	(14,186)	22.46	(14,146)
Exercised during the year	13.36	(590,479)	13.62	(425,698)
Granted during the year	—	—	—	—

Outstanding at the end of the year	20.70	902,048	17.84	1,506,578
Exercisable at the end of the year	16.63	255,548	14.13	819,586

3.2.14.4 Euronext Share Plans

	Executive Incentive Plan 2005	Executive Incentive Plan 2006	All employee plan
Date of grant	28 Sept. 2005	28 Sept. 2006	30 June 2006
Number granted	378,118	297,645	7,270
Contractual life	3 years	3 years	3 years
Shares outstanding as at 1 January 2005	—	—	—
Granted and accepted	376,118	—	—

Shares outstanding as at 1 January 2006	376,118	—	—
Granted and accepted	—	297,645	7,270
Subsequent awards	—	—	4,154
Adjusted	2,000	—	—
Cancelled	(12,500)	(2,551)	—

Shares outstanding as at 31 December 2006	365,618	295,094	11,424

Executive Incentive Share plan—2005

On 28 September 2005 the Group granted 376,118 shares to its executive managers. According to the stipulations of this plan, these employees will receive their shares on 29 September 2008 if they are still employed by the Group and if the evolution of the EPS corresponds at least to the average evolution of a basket of listed shares.

Executive Incentive Share plan—2006

On 28 September 2006 the Group granted 297,645 shares to its executive managers. According to the stipulations of this plan, these employees will receive their shares on 29 September 2009 if they are still employed by the Group and if the evolution of the EPS corresponds at least to the average evolution of a basket of listed shares.

All Employee Share plan

Euronext introduced an All Employee Share plan that allows employees to purchase Euronext shares with monthly- or annual savings to a maximum of €2,400 per annum. Euronext committed itself to match these savings by purchasing shares to a maximum of €1,200 per annum per participant. In addition it granted 10 shares per employee upon the launch of the program, on 30 June 2006. If EBIT expectations are exceeded by 10 or 20% during the three-year vesting period, additional incentive shares will be granted to participants.

The equivalent number of Euronext shares to match employee savings is considered to be granted in the reporting period.

3.2.14.5 GL TRADE Stock Option Plans

Stock options have been granted to personnel under a scheme with various grants, starting 1999 up to and including 2004. The main characteristics of this scheme are:

Exercise price	Varying from €15.20 to €52.02
Contractual life	7 years
Total number of granted instruments	460,920
Vesting conditions	not applicable
Outstanding options as at 31 December 2006	267,585

The number and weighted average exercise prices of stock options under GL TRADE stock option plans is as follows:

	Weighted average exercise price 2006	Number of options 2006	Weighted average exercise price 2005	Number of options 2005
Outstanding at beginning of the year	30.01	304,665	27.98	353,501
Cancelled during the year	17.45	(13,300)	26.89	(2,670)
Exercised during the year	16.39	(23,780)	14.61	(46,166)
Granted during the year	—	—	—	—

Outstanding at the end of the year	31.85	267,585	30.01	304,665

Exercisable at the end of the year	31.85	267,585	30.09	297,165

3.2.14.6 Fair value of equity instruments granted

Fair value of services received in return for share based payments

The fair value of services received in return for shares and stock options granted are measured by reference to the fair value of shares and stock options granted. The estimate of the fair value of the services received is measured based on the binomial pricing model. The contractual lives of the stock options are used as input into this model, as are expectations of early exercise.

Fair value of equity instruments and assumptions:

	Euronext Stock Option Scheme 2004	Euronext Stock Option Scheme 2004	Euronext Executive Incentive Share Plan 2005	Euronext Executive Incentive Share Plan 2006	Employees GL TRADE 2003	Employees GL TRADE 2004
Fair value at measurement date	6.86	6.11	34.33	73.61	5.44	8.79
Share price	23.28	22.45	36.08	76.55	27.75	31.94
Exercise price	22.28	22.60	n/a	n/a	26.89	27.17
Expected volatility 1)	0.35	0.35	0.35	0.25	0.10	0.10
Risk-free interest rate 2)	0.03	0.03	0.03	0.04	0.02	0.02

1)	Expressed as weighted average volatility used in the modelling under binomial pricing model

2)	Based on national government bonds

The expected volatility is based on the historic volatility (calculated based on the weighted average remaining life of the stock options), adjusted for any expected changes to future volatility due to publicly available information. Stock options under Euronext Stock Option Scheme 2004 are granted under a service condition and a non-market performance condition. Such conditions are not taken into account in the grant date fair value measurement of the services received. There are no market conditions associated with the stock option grants. The fair value of the shares granted under the Executive Incentive Share plans 2005 and 2006 at grant date is determined based on the Black-Scholes formula. The model inputs are the share price of €36.08 and €76.55 respectively, expected dividends of 1.7 per cent and 1.3 per cent respectively, a term of three years with an additional two year retention period and a risk-free interest rate of 2.5 per cent and 3.6 per cent respectively.

Employee expenses recognized in the income statement:

In thousands of euros	2006	2005
Euronext Stock Option Scheme 2004	1,466	1,418
Executive Incentive Share Plan 2005	3,986	1,039
Executive Incentive Share Plan 2006	1,728	—
All Employee Share Plan 2006	157	—
Employees GL TRADE	33	162

Total	7,370	2,619

3.2.15 Other provisions

	2006			2005
In thousands of euros	Personnel	Other	Total	Personnel	Other	Total
Balance at beginning of the year	9,308	8,954	18,262	7,306	21,426	28,732
Provisions made	258	1,095	1,353	8,542	1,863	10,405
Provisions used	(8,231)	(668)	(8,899)	(5,000)	(11,667)	(16,667)
Provisions reversed	(1,173)	(218)	(1,391)	(1,540)	(1,812)	(3,352)
Reclassifications	528	(638)	(110)	—	—	—
Contributions to AEMS	—	—	—	—	(1,007)	(1,007)
Effect of business combinations	—	13	13	—	—	—
Effect of currency exchange rate differences	2	91	93	—	151	151

Balance at end of the year	692	8,629	9,321	9,308	8,954	18,262

—Non-current
(> 1 year)	—	3,148	3,148	330	3,095	3,425
—Current
(< 1 year)	692	5,481	6,173	8,978	5,859	14,837

Total	692	8,629	9,321	9,308	8,954	18,262

The other provisions can be specified as follows:

In thousands of euros	2006	2005
Legal and operational	1,844	3,034
Retired stockbrokers	2,491	2,097
Migration	—	—
Building dilapidation	4,284	3,823
Revenue guarantee LCH.Clearnet Group Ltd.	—	—
Other	10	—

Total	8,629	8,954

3.2.16 Other payables

In thousands of euros	2006	2005
Other trade payables	191,187	217,971
Non-trade payables and accrued expenses	106,695	127,284

Total	297,882	345,255

At December 31, 2005, an amount of €43.5 million of deferred gain on sale of associates at the end of 2003, was reported as a non-trade payable in relation to the sale of the Group’s share in BCC/Clearnet and London Clearing House. This deferred gain was reclassified to “Liabilities directly associated with disposal group’s assets classified as held for sale” in relation to the envisaged sale of the investments in LCH.Clearnet in 2007 (see also note 3.8).

3.3 Notes to the consolidated cash flow statements

The cash flow statement provides information about the cash flows in order to analyze the changes in the net assets of the Group, its financial structure and its ability to affect the amounts and timing of cash flows.

Cash flows arising from transactions in foreign currency are recorded by applying the exchange rate at the date of the transaction or the average rate as far as the cash flow in foreign currency relate to the operating activities. The effect of the exchange rate is shown separately in the cash flow statement, in order to reconcile with cash and cash equivalents at the end of the year.

Any part of operating, investing or financing transactions that does not require the use of cash and cash equivalents has been excluded from the cash flow statement. For that reason, reported line items in the income statement may vary from the actual cash flow related to that component as reported in the cash flow statement.

3.3.1 Cash flows from operating activities

“Operating activities” are the principal revenue-generating activities of the Group. The cash flows from Operating activities are shown according to the indirect method whereby net profit or loss is adjusted for the effects of transactions of a non-cash nature, any deferrals or accruals of past or future operating cash receipts or payments, and items of income or expense associated with investing or financing cash flows.

Other non-cash or non-operational items include:

In thousands of euros	2006	2005
Movement in provisions	(18,021)	(19,749)
Income from associates and joint ventures	(53,739)	(18,456)
Cost of share based compensation plan	7,370	2,619
Other	(584)	2,741

Total	(64,974)	(32,845)

3.3.2 Cash flows from investing activities

Other investing activities are the acquisition and disposal of long-term assets and other investments not included in cash equivalents.

In thousands of euros	2006	2005
(Investments)/disinvestments in current short term financial assets	95,363	(178,502)
Acquisitions in, disposal of and distribution by investments in associates	293	1,972
Distribution to minority shareholders	(7,127)	(5,348)
Other investing activities	(176)	832

Total	88,353	(181,046)

Investments and disinvestments in current short-term financial assets are made in the context of the overall management of the Group’s cash position of which cash, cash equivalents and short-term financial investments constitute a global treasury portfolio.

3.3.3 Cash flows from financing activities

Financing activities are activities that result in changes in the size and composition of equity and borrowings.

In thousands of euros	2006	2005
Proceeds from shares sold in stock option plans	7,890	6,218
Other financing activities	—	—

Total	7,890	6,218

3.4 Segment reporting

The Group’s risks and returns are predominantly managed by business units. The primary format for reporting segment information therefore is by business segments. The Group generally accounts for inter segment sales as if transfers were made to third parties at current prices (arm’s length). The geographical segments are regarded as the secondary segmentation of reporting of the activities of the Group.

Business segments (primary segmentation)

The Group comprises the following main business segments:

•	Cash Trading: the management of trading in all cash instruments (stocks, bonds and structured products such as warrants, certificates and exchange traded funds).

•	Listing: the listing of all cash instruments as mentioned above.

•	Derivatives Trading: the management of trading in a wide range of derivatives products.

•	MTS Fixed income: the management of trading in bonds and repos.

•	Information Services: the sale of market data and related information.

•	Settlement & Custody: the settlement of transactions and the safe-custody of physical securities.

•	Sale of Software: the providing of electronic trading solutions.

Business segments (primary segmentation)

2006

	Cash Trading	Listing	Derivatives Trading	MTS fixed Income	Information Services	Settlement & Custody	Sale of Software	Holding & Unallocated	Total
Revenues by segment:
External sales	286,899	55,637	391,571	24,019	112,004	14,553	184,607	32,901	1,102,191
Intersegment reallocations	11,142	78	19,264	6,248	(30,020)	202	621	(7,535)	—

Segment revenue	298,041	55,715	410,835	30,267	81,984	14,755	185,228	25,366	1,102,191
Segment expenses	(126,781)	(25,331)	(221,438)	(22,529)	(38,561)	(5,015)	(154,153)	(99,375)	(693,183)

Profit from operations per segment	171,260	30,384	189,397	7,738	43,423	9,740	31,075	(74,009)	409,008

2005

	Cash Trading	Listing	Derivatives Trading	MTS Fixed Income	Information Services	Settlement & Custody	Sale of Software	Holding & Unallocated	Total
Revenues by segment:
External sales	215,743	63,130	331,923	1,437	93,592	39,280	195,212	21,550	961,867
Intersegment reallocations	11,846	75	36,165	565	(26,085)	1,792	(15,919)	(8,439)	—

Segment revenue	227,589	63,205	368,088	2,002	67,507	41,072	179,293	13,111	961,867
Segment expenses	(134,799)	(21,662)	(237,467)	(2,115)	(35,213)	(22,467)	(152,073)	(37,593)	(643,389)

Profit from operations per segment	92,790	41,543	130,621	(113)	32,294	18,605	27,220	(24,482)	318,478

2006

	Cash Trading	Listing	Derivatives Trading	MTS Fixed Income	Information Services	Settlement & Custody	Sale of Software	Holding & Unallocated	Total
Assets excluding goodwill	41,378	18,971	88,698	92,874	44,945	20,363	115,365	1,399,559	1,822,153
Goodwill	97,407	25,934	412,810	53,440	94,782	34,152	135,697	—	854,222

Total assets	138,785	44,905	501,508	146,314	139,727	54,515	251,062	1,399,559	2,676,375

Total liabilities	74,689	18,555	62,370	35,366	24,538	2,004	136,443	604,673	958,638

Other segment information
Depreciation	2,716	629	8,176	1,125	5,836	119	5,874	8,108	32,583
Investments in tangible and intangible assets	6,932	—	17,596	480	2,003	275	4,133	4,248	35,667

2005

	Cash Trading	Listing	Derivatives Trading	MTS Fixed Income	Information Services	Settlement & Custody	Sale of Software	Holding & Unallocated	Total
Assets excluding goodwill	41,719	30,063	75,866	86,110	39,888	43,363	129,696	1,355,267	1,801,972
Goodwill	97,407	25,934	404,979	78,700	66,935	34,152	91,657	—	799,764

Total assets	139,126	55,997	480,845	164,810	106,823	77,515	221,353	1,355,267	2,601,736

Total liabilities	58,526	11,365	60,660	11,354	33,177	10,383	147,524	513,897	846,886

Other segment information:
Depreciation	2,513	379	24,834	36	4,544	2,262	7,646	7,473	49,687
Investments in tangible and intangible assets	596	81	30,867	78,700	161	702	10,043	5,293	126,443

Geographical segments (secondary segmentation)

	France		United Kingdom		Netherlands		Belgium		Portugal
	2006	2005	2006	2005	2006	2005	2006	2005	2006	2005
Revenues by segment	508,877	455,857	357,060	312,956	155,912	122,710	25,742	46,025	25,171	23,149
Segment result	179,675	145,767	160,090	117,692	68,973	47,052	11,659	16,963	14,349	12,465
Segment assets	1,205,476	1,055,879	828,729	829,736	144,347	187,648	24,968	38,192	33,043	30,112
Segment liabilities	295,653	276,856	57,508	64,394	23,113	44,537	16,266	22,321	5,513	5,271
Other information:
Capital expenditure	11,310	9,352	19,371	34,168	2,880	2,477	1,091	1,200	535	645
Depreciation	12,095	12,162	10,977	26,860	6,691	6,551	1,369	3,317	326	761
Amortization of goodwill	—	—	—	—	—	—	—	—	—	—

	Italy		Norway		Holding & Unallocated		Total
	2006	2005	2006	2005	2006	2005	2006	2005
Revenues by segment	30,267	2,002	—	—	(838)	(832)	1,102,191	961,867
Segment result	7,738	(113)	—	—	(33,476)	(21,348)	409,008	318,478
Segment assets	125,771	80,570	25,209	—	288,832	379,599	2,676,375	2,601,736
Segment liabilities	35,314	11,328	4,330	—	520,941	422,179	958,638	846,886
Other information:
Capital expenditure	480	78,601	—	—	—	—	35,667	126,443
Depreciation	1,125	36	—	—	—	—	32,583	49,687
Amortization of goodwill	—	—	—	—	—	—	—	—

3.5 Financial risks, off-balance sheet commitments and contingent liabilities

3.5.1 Financial risks

As a result of its global operating and financing activities, the Group is exposed to financial risks such as changes in interest rates, changes in currency exchange rates or risk that a counterparty defaults. Strict policies and procedures to measure, manage, monitor and report risk exposures have been defined and are regularly reviewed by the relevant management and supervisory bodies (Risk committee, Managing Board, Audit Committee as appropriate).

The proper identification and the daily monitoring and management of risks are carried out by a central treasury and financing department in accordance with rules and procedures in force. When allowed by local regulations and when necessary, the Group’s subsidiaries centralise their cash investment, report their risks and hedge their exposures with the Group’s central treasury. Derivative instruments are solely used to hedge financial risks incurred in the normal course of the Group’s commercial activities or financial positions. The Group does not enter into derivative instruments for speculative purposes.

3.5.1.1 Liquidity risk

The Group would be exposed to a liquidity risk in the case where its short term liabilities become, at any date, higher than its cash and cash equivalents and in the case where the Group is not able to refinance this cash deficit, for example through new banking lines.

The Group’s policy is to invest cash and cash equivalents into non-speculative financial instruments, readily convertible to cash, such as money market funds, overnight deposits, term deposits and other money market instruments, thus ensuring a very high liquidity of the financial assets. More specifically, the Group’s cash and cash equivalents position allows the company to repay its financial liabilities at all maturities, even disregarding incoming cash flows generated by operational activities. The net position at various maturities of the financial assets and liabilities as of 31 December 2006 is described in the table below:

Availability date of assets/ Eligibility date of liabilities	< 6 months	< 1 year	< 5 years	All maturities
In thousands of euros
2006
Financial assets	584,417	584,417	584,417	584,417
Financial liabilities	145,370	148,270	525,585	525,585

Net position	439,047	436,147	58,832	58,832

2005
Financial assets	685,095	694,584	694,584	694,584
Financial liabilities	27,493	27,493	404,650	404,650

Net position	657,602	667,091	289,934	289,934

As of 31 December 2006, the consolidated loans and borrowings of the Group include:

Type of loan	Amount	Maturity	Type of rate
2006
Bond in £(1)	£250,000,000	16 June 2009	Fixed
	€(372,300,819)
Loans in € under revolving bank facility(2)	€70,000,000	4 August 2011	Floating
Loans in £ under revolving bank facility(2)	£11,000,000	4 August 2011	Floating
	€(16,381,236)
Loan notes in £	£3,375,462	7 January 2007	Floating
	€(5,026,749)
Banking loan in €	€9,000,000	24 June 2009	Floating floored
Banking loan in €	€7,000,000	31 August 2011	Floating floored

(1)	This bond, which is swapped to floating rate, does not contain any financial covenant or material customary provision that may lead to an early redemption.

(2)	This facility does not contain any financial covenants or other provisions that could lead to early redemption, other than customary events of default provisions and change of control provisions.

2005
Bond in £(1)	£250,000,000	16 June 2009	Fixed
	€(364,803,736)
Loans notes in £	£3,872,740	7 January 2007	Floating
	€(5,651,160)
Banking loan in €	€12,000,000	24 June 2009	Floating floored

(1)	This bond, which is swapped to floating rate, does not contain any financial covenant or material customary provision that may lead to an early redemption.

3.5.1.2 Interest rate risk

Almost all the financial assets and liabilities of the Group are either based on floating rates or based on fixed rates with an interest term of less than one year:

Currency	Positions in euros		Positions in pound sterling
Type of rate and maturity	Floating rate (or fixed rate with maturity < 1 year)	Fixed rate (with maturity > 1 year)	Floating rate (or fixed rate with maturity < 1 year)		Fixed rate (with maturity > 1 year)
In thousands of euros
2006
Financial assets	348,004	—	217,868		—
Financial liabilities	130,406	—	27,987		367,192

Net position before hedging	217,598	—	189,881		(367,192)

Hedging impact	—	—	(367,192	)(*)	367,192	(*)

Net position after hedging	217,598	—	(177,311)		—

2005
Financial assets	391,586	—	282,548		—
Financial liabilities	12,273	—	5,652		368,157

Net position before hedging	379,313	—	276,896		(368,157)

Hedging impact	—	—	(368,157	)(*)	368,157	(*)

Net position after hedging	379,313	—	(91,261)		—

*)	fixed rate to floating rate swap hedging the fixed rate bond

As a result, the Group is not exposed to price risk affecting fixed-rate financial assets and liabilities.

However, the Group is exposed to cash-flow risk arising from net floating-rate positions. As the Group is lender at floating rate in euro, when euro rates decrease, the financing income of the Group, which is lender at floating-rate in euros, decreases (€2.2 million for a 1% decrease). Similarly, as the Group is borrower at floating rate in pounds sterling, when the sterling rates increase, the financing expenses of the Group increase (€1.8 million for a 1% increase).

OTC interest rate derivative instruments, such as swaps, are contracted with counterparties meeting minimum creditworthiness and rating standards within predetermined limits.

3.5.1.3 Currency risk

Further to the acquisition of LIFFE, a significant part of the assets, liabilities, income and expenses of the Group is recorded in pounds sterling. Therefore, the Group is exposed to a currency risk. When the euro increases in value against the pounds sterling, the contribution of equity, being the balance of assets and liabilities, and income in pounds sterling, once translated into euros, in the consolidated financial statements of the Group decreases.

The evolution of the price of pound sterling during the periods was as follows:

In euro	2006	2005
€/£ rate at the beginning of the year	0.6853	0.7051
€/£ rate at the end of the year	0.6715	0.6853
Average €/£ rate in the reporting period	0.6817	0.6840

The net currency position of the Group in the reporting periods is summarized as follows:

In pound sterling millions	2006	2005
Assets	565	579
of which goodwill	291	291
Liabilities	301	295
of which borrowings	264	254

Net currency position at 31 December	264	284

The borrowings in pounds sterling constitute a partial hedge of the net assets in pounds sterling. The cost of this hedge in the financing income consists of the difference between the interest rate in pound sterling and the interest rate in euro. No other hedge of balance sheet currency position was implemented on 31 December 2006 (2005: idem).

The currency exchange rate differences had a positive impact of €7.6 million on the Group’s consolidated equity in 2006 (2005: €12.5 million). The sensitivity of the cumulative exchange rate difference (€-33.5 million as at 31 December 2006, €-41.1 million as at 31 December 2005) to a 1 cent variation of the exchange rate (for example 0.6815 instead of 0.6715) is €-5.8 million (2005: €-6.0 million).

In order to reduce its exposure to the foreign exchange rate fluctuations, the Group may use derivatives financial products, however exclusively to hedge financial risks incurred by its commercial activities or financial positions.

3.5.1.4 Credit risk of financial instruments

The Group is exposed to credit risk in the event of a counterparty’s default. The Group limits its exposure to credit risk by rigorously selecting the counterparties with which it executes agreements. Credit risk is monitored by using exposure limits depending on ratings assigned by rating agencies as well as the nature and maturity of transactions. Investments of cash and cash equivalents in bank current accounts and money market instruments, such as short term fixed and floating rate interest deposits, are strictly restricted by rules aimed at reducing credit risk: maturity of deposits is lower than six months, counterparties’ credit ratings are permanently monitored and individual counterparty limits are reviewed on a regular basis.

In addition to the intrinsic creditworthiness of counterparties, the Group’s policies also prescribe the diversification of counterparties (banks, financial institutions, funds) so as to avoid a concentration of risk.

Off-balance sheet derivatives are negotiated with leading high-grade banks.

3.5.1.5 Settlement and custody risks

Non-core activities of the Group include the Settlement and Custody services provided by Interbolsa, which is the central security depository for Portugal.

As at 31 December 2006, the value of securities kept in custody by Interbolsa amounted to €237 billion (31 December 2005: €376 billion, which included securities kept in custody by CIK), based on the market value of shares and the nominal value of bonds.

The procedures of these subsidiaries are focused on safeguarding the assets in custody. The settlement risks are mitigated by early warning systems for non-settlement, and buy-in and auction procedures in case certain thresholds are surpassed.

3.5.1.6 Equity Market risk

The main position of the Group consists of an investment in AtosOrigin S.A. of €14.6 million (2005: €18.1 million). This position is monitored and reported to the Group’s senior management on a daily basis.

3.5.2 Legal Proceedings

Certain claims have been submitted against the Group and are being contested by the Group companies concerned. In view of the information currently available, legal advice obtained and the amounts provided for, it is expected that the outcome will not have a substantial adverse effect on the Group’s financial position. The most important litigation relates to the following:

Via Net.Works Inc.

Following the IPO of Via Net.Works Inc. on Euronext Amsterdam market and Nasdaq on 11 February 2000, Euronext Amsterdam market was criticised by the media for allowing trading in shares of Via Net.Works Inc. to start before trading started on Nasdaq. Prior to the start of trading of these shares on Nasdaq, trading on Euronext Amsterdam market opened and closed at a price of €89 per share. After the close of trading on the Amsterdam market, trading on Nasdaq opened at a price of $41 per share. At the start of the next trading day, Via Net.Works Inc. price on the Amsterdam market dropped to €50 per share. The STE (the predecessor of the AFM) conducted an inquiry into the listing of Via Net.Works. In 2002, the AFM notified Euronext Amsterdam that it had decided not to fine or sanction the company in connection with this initial public offering. This decision is final.

Directly following the initial public offering, legal proceedings were instituted against the Amsterdam Exchanges N.V., the predecessor of Euronext Amsterdam by a private investor and the Via Net.Works Foundation, claiming to represent approximately 600 investors and currently claiming compensation in respect of trading losses of approximately €11 million. Euronext Amsterdam is strongly defending itself against these claims. The private investor claim (€250,000) and Foundation claim were both dismissed by the District Court of Amsterdam. Appeals were lodged by the parties with the Court of Appeal of Amsterdam and judgment is pending in both cases.

NCP

48 dealers on the French derivatives markets (NCPs) have issued a similar claim on several dates (claims received between December 2005 and 8 June 2006) against Euronext Paris before the Paris Commercial Court, claiming damages due to the malfunction of the derivative IT platform at the time of the migration, and also to the development of automated price injection models, which strongly reduced their own activity.

The aggregated amount of alleged damages is 73.8 million euros as of 31 December 2006. At this stage of the procedure, the basis of the claim and its legal grounds are unclear. Consequently, no provision has been recognized as at 31 December 2006.

Trading Technologies

Furthermore, the Group’s subsidiary GL TRADE is involved in litigation initiated by Trading Technologies in the U.S., which also concerns other companies in the same industry as GL TRADE. The claimed amount is not communicated by the plaintiff yet. GL TRADE, a company created many years before Trading Technologies, considers itself to have a strong “prior art” to be used in its defense. Consequently, GL TRADE has not recognized a provision as at 31 December 2006.

3.5.3 Taxes

The Group is organised along business units. Each business unit is managed from one of the Group’s locations and has cross-border responsibilities. As a consequence of this cross-border functioning, some tasks per business unit are centralised and business unit support is given from one location to another for the benefit of the Group as a whole. As a result of the close interrelation of the business unit operations in the various countries, the reported income per individual Group company may not necessarily be a justified basis for determining the taxable result.

For this reason the Group has entered into a Profit Split Agreement, whereby the objective is a fair allocation of the results of the Group for the Euronext countries to be based on both local tax law and the OECD Pricing Guidelines for Multinational Enterprises and Tax Administrations. The Group has opted to split the profit by business unit as the transfer pricing methodology between the countries.

Based on this Profit Split Agreement an advance pricing agreement (“APA”) was obtained with the relevant fiscal authorities in Belgium, France, the United Kingdom and the Netherlands applicable for the years 2001 through 2005. On November 14, 2006, the competent authorities signed an extension for the APA for the years 2006 through 2010. Even though Euronext Lisbon is party to the Profit Split Agreement, the Portuguese authorities are not party to the multi-lateral APA, as this concept is not embedded in Portuguese tax law.

3.5.4 Operating leases

In thousands of euros	2006	2005
Payments related to leases expiring in:
Less than one year	11,485	11,613
Between one and five years	1,699	3,277
More than five years	9,620	9,406

	22,804	24,296

The Group leases equipment and office facilities under operating leases. The leases typically run for an initial period of three to ten years, with an option to renew the lease after those dates. Lease payments are usually increased annually to reflect market rentals. None of the leases include contingent rentals. No significant assets were pledged other than for the operating leases described above.

3.5.5 Contingent liabilities

Legal framework related to Financière Montmartre prior to 2006

By acquiring 10% of the shares previously held by Reuters in 2004, Euronext has reinforced its investment in GL TRADE S.A. On this occasion the existing legal framework was modified in order to redefine the relationship between the shareholders in Financière Montmartre. This entity holds 55.36% in the share capital of GL TRADE S.A. and is owned by Euronext (54.77%) and the founders of GL TRADE S.A. These modifications manage any possible future liquidity requirement of the founders of GL TRADE S.A. and could lead to a fluctuation of Euronext’s investment in GL TRADE S.A. GL TRADE S.A. founders are granted a put option on up to 10.5% of GL TRADE S.A. capital share. The option has no termination date and can be exercised at any moment after 28 February 2006. The exercise price has been set at the average market value of the previous 40 trading days, less 1 euro.

3.6 Related party disclosures

Identity of related parties

The Group has a related-party relationship with subsidiaries, joint venture and associates, with its Managing Board and with certain employee foundations, such as pension funds and employee share foundations.

Joint venture

MBE Holding and MTS, proportionally consolidated starting from 1 December 2005, are related parties. As at 31 December 2006, Euronext recognized a receivable of €0.1 million from MBE Holding.

Associates

All transactions with associates are priced on an arm’s length basis.

Atos Euronext Market Solutions (prior to 1 July 2005: AtosEuronext)

Atos Euronext Market Solutions Holding (AEMS) is an associate held 50/50% by AtosOrigin S.A. and the Group under control of AtosOrigin S.A.

In 2006, Atos Euronext Market Solutions invoiced €161.6 million of IT expenses of which €139.7 million is charged to the income statement and €21.9 million is capitalised. The Group charged €20.7 million to Atos Euronext Market Solutions in connection with services rendered and other recharges. At 31 December 2006, the Group owed €27.7 million to Atos Euronext Market Solutions. On the other hand Atos Euronext Market Solutions owed €3.2 million to the Group as at balance sheet date.

Atos Euronext Market Solutions Holding S.A.S. invoiced over the year 2005 €128 million of IT expenses. The Group charged €9.4 million to Atos Euronext Market Solutions Holding S.A.S. in connection with services rendered and €3.8 million for other recharges, mainly staff seconded to Atos Euronext Market Solutions Holding S.A.S. At the end of December 2005, 7 people were still seconded to Atos Euronext Market Solutions Holding S.A.S. At December 31, 2005, the Group owed €29.8 million to Atos Euronext Market Solutions Holding S.A.S. On the other hand Atos Euronext Market Solutions Holding S.A.S. owed €0.9 million to the Group as at balance sheet date.

In 2005, the Group contributed its 50% stake in AtosEuronext SBF S.A. and the assets and operations of LIFFE Market Solutions, the IT division of Liffe to Atos Euronext Market Solutions Holding S.A.S. in exchange for a 50% interest in that newly created company. In addition, it sold its 34.37% stake in Bourse Connect S.A. to Atos Euronext Market Solutions Holding S.A.S. on August 5, 2005 with effective date July 1, 2005.

During 2005, the contributions of LIFFE Market Solutions assets and operations resulted in a total capital gain of €5.0 million. The sale of shares of Bourse Connect S.A. led to a capital gain of €4.1 million. Both capital gains have been restated to the extent that the ownership of the entity has been retained in order to reflect the intercompany relationship with Atos Euronext Market Solutions Holding S.A.

LCH.Clearnet

The Group’s interest in LCH.Clearnet is divided into 24.9% in the form of ordinary shares and 16.6% redeemable convertible preference shares which are intended to be redeemed, or converted into ordinary shares and to be sold in the coming years. In 2006 the Group received €8.3 million dividends from its redeemable convertible preference shares.

LCH.Clearnet S.A. (a fully owned subsidiary of LCH.Clearnet) collects fees from the clearing members for clearing services provided in relation to their deals on the markets operated by Euronext. LCH.Clearnet S.A. pays to the Group part of these fees (retrocession fees) collected on its behalf. These retrocession fees are accounted for as revenues in the line items “Cash trading” and “Derivatives trading” in the income statement. In the 2006 reporting period, the Group received a total of retrocession fees of €57.5 million. In 2005, the Group received a total of retrocession fees of €46.9 million.

Furthermore, Euronext guaranteed revenues of LCH.Clearnet Group Ltd. for the years 2004 and 2005. The revenue guarantee had been provided for in 2003 for an amount of €20 million, after correction for the intercompany effect in relation to the Group’s interest in LCH.Clearnet Group Ltd. of €6 million. For 2005, Euronext paid €13.0 million to LCH.Clearnet Group Ltd., as a reduction of the collected retrocession. 50% of the provision had been utilized in 2004, the remaining 50% being utilized in 2005.

Service Level Agreements have been established with LCH.Clearnet S.A. for various services provided by the Group. In 2006, the Group invoiced €6.5 million in relation to these agreements. In 2005, the Group invoiced €7.8 million in relation to these agreements.

At balance sheet date, the Group recognises total amounts of €9.6 million to be received from, and €1.1 million to be paid to LCH.Clearnet. As at December, 31, 2005, the Group recognizes total amounts of €14.1 million to be received from, and €15.0 million to be paid to, LCH.Clearnet Group Ltd.

Transactions with Key personnel

The Group considers its Managing Board members to be its key personnel. For further detail on their short-term and post-employee benefits and share-based payments made on their behalf, reference is made to note 3.10 “Remuneration of Managing Board and Supervisory Board” and 3.2.14 “Employee Benefits.”

Shares held by related parties

The following table states the number of shares held by related parties at 31 December:

Number of shares	2006	2005
FCPE Paris Bourse Actions 1)	240,497	296,317
FCPE Euronext Growth 2)	232,480	356,537
FCPE GL TRADE S.A. Actions 1 3)	67,810	70,466
FCPE GL TRADE S.A. Actions 2 4)	52,593	40,756
Stichting Option Plan SBF	79,038	384,128
Pension funds	60,000	70,400

1)	FCPE Paris Bourse Actions is an employee corporate investment trust managing the employee stock ownership plan of Euronext Paris.

2)	FCPE Euronext Growth is an employee corporate investment trust managing the employee stock ownership plan that was established for all Euronext employees in connection with the IPO of July 2001.

3)	FCPE GL TRADE S.A. Actions 1 is an employee corporate investment trust of GL TRADE S.A.

4)	FCPE GL TRADE S.A. Actions 2 is another employee corporate investment trust of Euronext Paris

3.7 Subsequent events

ACQUISITION SECFINEX

On 18 December 2006, Euronext announced that it signed an agreement to acquire 51% of SecFinex, one of the leading European electronic trading platforms for securities lending. Subject to the approval of relevant authorities, the acquisition should be completed in the first quarter of 2007.

ACQUISITION FNX SOLUTIONS

The Group’s subsidiary GL TRADE announced in January 2007 that it had reached an agreement to purchase 100% of the outstanding share capital of FNX SOLUTIONS, a specialist of solutions for the management of OTC products. The acquisition has been finalized in February 2007.

PROPOSAL TO INSERT CALL OPTION TO BONDHOLDERS

On 23 February 2007, the Group announced a proposal to the holders of its £ 250 million 5.125% Notes due 2009 (see also paragraph 3.2.13) to insert a call option at gilt flat for an early redemption of the Notes. Euronext seeks through this proposal to gain flexibility to possibly restructure or refinance its debt at lower cost in the future. Should it wish to do so, the Group will have until 30 June 2007 to exercise the call, should the proposal be approved in a meeting of holders that is envisaged to be held on 19 March 2007.

3.8 Effect of acquisitions and disposal of subsidiaries

3.8.1 ACQUISITIONS

ACQUISITIONS 2006

Acquisitions in 2006

The impact of acquisitions made during the year 2006 (see also note 3.2 “Changes in the scope of consolidation”) is detailed below. Acquisitions relate to entities acquired by Euronext N.V. (Companynews Group, Hugin) and its subsidiary GL TRADE (Nyfix, EMOS). The carrying values of the acquiree’s assets and liabilities at the respective acquisition dates equal their fair values.

The goodwill recognized comprises the fair value of expected synergies arising from the acquisitions. Given the timing of the acquisitions, the initial accounting for these business combinations is provisional and subsequent changes in the fair values recognized may occur within the twelve-month period following the respective acquisition dates.

Impact put options

GL TRADE founders were granted a put option on up to 10.5% of GL TRADE capital share by the Group (see also note 3.2.13). The difference between the exercise price of the put option and minority interest has been recognized as goodwill. Any subsequent change in the present value of exercise price of the put option is also recognized in goodwill.

Fair value of acquired assets

As required by IFRS3 “Business Combinations”, the Group has finalised the allocation of the cost of business combinations within twelve months of the acquisition date and accounted for separately the acquired identifiable assets, liabilities and contingent liabilities that meet the recognition criteria at their fair value at acquisition date.

For MTS, the Group has identified intangible assets representing “regulatory license,” “customer relationships” and “trademarks.” The Group consolidates proportionally 51% of the fair value of these intangible assets for respectively €49 million, €15.1 million and €1.6 million (total €65.7 million) and the related deferred tax liability for €25.1 million. The Group’s ownership interest percentage is 30.79%, so the impact in the Group’s equity amounts to €24.5 million balanced by a goodwill decrease for the same amount. The minority interest share of 20.21% was recognized for €16.1 million. The depreciation of intangible assets amounted to €0.5 million in 2006. For the calculation of this depreciation the estimated useful live of “regulatory license” and “trademarks” is considered to be indefinite, and 20 years for “customer relationships”.

In addition, GL TRADE has updated initial allocation performed on some companies for minor amounts.

The fair value of the identifiable assets and liabilities of the acquisitions at acquisition- or subsequent measurement date and the impact of put options are:

	Acquisitions	Impact of put options	Total from acquisitions in 2006	Fair value of acquired assets
Property and equipment	663	—	663	—
Intangible assets	394	—	394	66,082
Non-current other receivables & investments	136	—	136	—
Deferred tax assets	—	—	—	1,327
Other receivables	5,632	—	5,632	137
Cash	2,286	—	2,286	—

	9,111	—	9,111	67,546

Minority interest	—	4,661	4,661	(16,599)
Financial liabilities	(3,039)	—	(3,039)	—
Deferred tax liabilities	13	—	13	(24,832)
Current provisions	(13)	—	(13)	—
Other payables	(9,115)	—	(9,115)	—

Fair value of net assets	(3,043)	4,661	1,618	26,115
Goodwill arising on acquisitions	39,621	36,486	76,107	(26,587)

	36,578	41,147	77,725	(472)

Consideration:
Financial liability	—	26,774	26,774	(472)
Cash consideration	35,526	12,879	48,405	—
Costs associated with acquisitions, paid in 2006	1,052	—	1,052	—
Costs of dividends related to put option	—	1,494	1,494	—

Total consideration	36,578	41,147	77,725	(472)

Net cash flow:
Cash acquired with subsidiary	2,286	—	2,286	—
Cash paid	(36,383)	(12,879)	(49,262)	—
Costs associated with acquisitions, paid in 2005	(195)	—	(195)	—

Net cash flow	(34,292)	(12,879)	(47,171)	—

ACQUISITIONS 2005

The impact of the acquisitions made during the year 2005 (see note 2 “Changes in the scope of consolidation”) is detailed below. Acquisitions relate to MBE Holding S.p.A., MTS S.p.A., CScreen Ltd. and OASIS Inc.

Change in initial recognition

Within twelve months of the acquisition date in 2004, as required by IFRS3 “Business Combinations”, GL TRADE S.A. has finalised the allocation of the cost of business combinations and accounted for separately the acquired identifiable assets, liabilities and contingent liabilities that meet the recognition criteria at their fair value at acquisition date.

For the companies Ubitrade SA and Davidge Inc, GL TRADE S.A. has identified intangible assets representing “customers relationships” (fair valued at €2.7 million and €0.3 million respectively) and “technology” (fair valued at €0.5 million and €0.1 million). The related depreciation amounts to €0.5 million in 2005. In addition, GL TRADE S.A. has identified intangible assets representing a “Customer portfolio” of Fermat’s distribution business (fair valued at €3.6 million). The related depreciation amounts to €1.9 million in 2005.

A deferred tax liability has been recognized on the fair value of these intangible assets.

Moreover, tax losses of certain acquired subsidiaries have been recognized as deferred tax assets during 2005 for €3.2 million leading to a decrease of the initial goodwill. The use of these tax losses in 2005 has no impact on the Income Statement since the related decrease of the income tax is compensated by the reversal of the deferred tax assets.

The fair value of the identifiable assets and liabilities of the acquisitions at the respective acquisition dates are:

In thousands of euros	MTS	CScreen Ltd.	OASIS Inc.	Change initial recognition GL TRADE	Total 2005
Property and equipment	680	—	10	—	690
Intangible assets	565	—	—	7,129	7,694
Investments in associates	1,206	—	—	—	1,206
Non-current receivables and investments	141	—	53	—	194
Deferred tax assets	537	—	242	1,046	1,825
Other receivables	6,485	19	588	—	7,092
Cash and cash equivalents	9,542	23	318	—	9,883

TOTAL	19,156	42	1,211	8,175	28,584

Minority interests	(4,305)	—	—	1,410	(2,895)
Employee benefits provision	(708)	—	—	—	(708)
Deferred tax liabilities	(55)	—	—	—	(55)
Income tax payable	(152)	—	—	—	(152)
Short-term financial liability	—	—	—	(5,918)	(5,918)
Other payables	(7,378)	(37)	(959)	(6,753)	(15,127)

	(12,598)	(37)	(959)	(11,261)	(24,855)

Fair value of net assets	6,558	5	252	(3,086)	3,729
Goodwill arising on acquisitions	*78,700	3,308	3,092	3,086	88,186

TOTAL	85,258	3,313	3,344	—	91,915

Consideration:
Financial liability (put option on minority shares)	12,649	—	—	—	12,649
Cash consideration	68,852	3,313	3,344	—	75,509
Costs associated with acquisition, paid in 2005	1,152	—	—	—	1,152
Costs associated with acquisition, not yet paid at 31 December 2005	2,605	—	—	—	2,605

TOTAL	85,258	3,313	3,344	—	91,915

Net cash flow:
Cash acquired with subsidiary	9,542	23	318	—	9,883
Cash paid	(68,852)	(3,313)	(3,344)	—	(75,509)
Costs associated with acquisition, paid in 2005	(1,152)	—	—	—	(1,152)

Net cash flow	(60,462)	(3,290)	(3,026)	—	(66,778)

*	The MTS goodwill will be subject to allocation to identifiable assets, liabilities and contingent liabilities within the next twelve months.

3.8.2 CONTRIBUTIONS (2005)

Contributions to Atos Euronext Market Solutions Holding S.A.S.

In 2005, the Group extended its relationship with Atos Origin through AtosEuronext SBF S.A. with the contribution of additional assets and activities by both parties. An agreement to that purpose was signed on 22 July 2005. Under this agreement a new company, Atos Euronext Market Solutions Holding S.A.S. was created, owned 50% by both parties while under Atos Origin control.

The Group contributed its 50% stake in AtosEuronext SBF S.A. and sold its 34.37% stake in Bourse Connect S.A. to Atos Euronext Market Solutions Holding S.A.S.

In addition, the Group contributed the assets and operations of LIFFE Market Solutions (LMS), the IT division of LIFFE to Atos Euronext Market Solutions Holding S.A.S. as from 1 July 2005. The carrying value of the assets and liabilities transferred is described in the table below.

Also Atos Origin contributed entities and activities as of the same date in order to retain the balance between the parties.

In 2005 the contribution of LIFFE Market Solutions assets and operations resulted in a total capital gain of €5.0 million. The sale of shares of Bourse Connect S.A. by GL TRADE S.A. led to a capital gain of €4.1 million.

Both capital gains have been restated at 50% to reflect the intercompany relationship with Atos Euronext Market Solutions Holding S.A.S.

The following amounts of assets and liabilities have been contributed:

In millions of euros	LIFFE Market Solutions activities	Investment in Bourse Connect S.A.	Total 2005
Property and equipment	(21.6)	—	(21.6)
Intangible assets	(44.4)	—	(44.4)
Investments in associates	—	(0.9)	(0.9)
Other non-current receivables	(14.9)	—	(14.9)
Deferred tax assets	(9.5)	—	(9.5)
Other current receivables	(11.3)	—	(11.3)
Cash and cash equivalents	(4.5)	—	(4.5)
Other current payables	18.9	—	18.9
Other current provisions	1.0	—	1.0

Net identifiable assets and liabilities	(86.3)	(0.9)	(87.2)

Cash received	—	9.0	9.0
Consideration received, satisfied in shares Atos Euronext Market Solutions Holding S.A.S.	102.0	—	102.0
Elimination of intercompany effect	(7.7)	(4.0)	(11.7)
Release currency exchange difference previously recorded with Euronext’s net equity and related to LIFFE Market Solutions	(3.0)	—	(3.0)

Capital gain	5.0	4.1	9.1

Cash received	—	9.0	9.0
Cash and cash equivalents disposed of	(4.5)	—	(4.5)

Net cash outflow from transaction	(4.5)	9.0	4.5

3.8.3 DISPOSALS

3.8.3.1 Disposal Groups’ assets classified as held for sale

Disposal Groups’ assets classified as held for sale 2006

LCH.Clearnet

As confirmed by both parties involved on 14 February 2007, the Group has been engaged in discussions with LCH.Clearnet Group Ltd. regarding its investment in LCH.Clearnet Group Ltd., consisting of ordinary shares (representing 24.9% of LCH.Clearnet’s fully diluted share capital) and redeemable, convertible preference shares (RCPS, representing 16.6% of LCH.Clearnet’s fully diluted share capital) which are redeemable under their terms in December 2008. The parties have reached an agreement in principle for the early redemption of all of the RCPS and the repurchase of ordinary shares held by the Group such that it would retain only a 5% shareholding after the repurchase.

The RCPS would be redeemed at their redemption value of approximately €199 million, plus accrued but unpaid dividends. The ordinary share repurchase would be based on a fully diluted valuation of LCH.Clearnet’s share capital of €1.2 billion, which was the valuation at the time of the initial investment by the Group.

Any such transaction remains subject, amongst other things, to final agreement on detailed terms and, subsequently, to approval by LCH.Clearnet’s shareholders and to regulatory and other appropriate consents and is envisaged to be completed in the second half of 2007. As at 31 December 2006, the RCPS and the ordinary shares to be repurchased are classified as Disposal Group’s assets classified as held for sale. The deferred capital gain is classified as a liability directly associated with disposal group’s assets classified as held for sale.

The assets and related liabilities that are classified as held for sale in relation to the transactions with LCH.Clearnet are included in the segment “Holding & Unallocated”.

Fermat

The Group’s subsidiary GL TRADE intends to sell its Fermat activities. In relation to this sale, the assets and liabilities that are linked to the Fermat activities are classified as ‘Disposal groups’ assets classified as held for sale’ with the related liabilities classified likewise.

The assets and related liabilities that are classified as held for sale in relation to the envisaged sale of Fermat activities are included in the segment “Sale of Software”.

The major classes of assets and liabilities that are classified as held for sale as at 31 December 2006 are as follows:

In thousands of euros	LCH.Clearnet	Fermat	Total
Assets:
Intangible assets	—	560	560
Investments in associates	301,369	—	301,369
Other non-current investments	199,218	—	199,218
Other receivables (non-current)	—	46	46
Other receivables	—	4,907	4,907
Cash and cash equivalents	—	216	216

Disposal groups’ assets classified as held for sale	500,587	5,729	506,316

Liabilities:
Deferred tax liabilities	2,979	—	2,979
Other payables	43,512	3,195	46,707

Liabilities directly associated with disposal groups’ assets classified as held for sale	46,491	3,195	49,686

Disposal Groups’ assets classified as held for sale 2005

Sale of CIK S.A./N.V.

On 9 November 2005 Euroclear plc and Euronext signed a share purchase agreement for the full acquisition by Euroclear plc of CIK S.A./N.V., the central securities depository of Belgium that was a wholly owned subsidiary of Euronext. This transaction was completed on 1 January 2006 and Euronext ceased to control and therefore to consolidate CIK S.A./N.V. from 1 January 2006. The capital gain recognized during January 2006 will amount to €15.5 million. As at 31 December 2005, prior to the sale, the group assets and liabilities of CIK S.A./N.V. were classified as held-for-sale under IFRS5 (a new standard implemented as from 2005) as described in the table below.

GL TRADE S.A.

GL TRADE S.A. has signed a Letter of intent in December 2005 for the sale of its investment property.

As at 31 December 2005, this building has been classified as Assets held for sale, as set out below.

In millions of euros	CIK S.A./N.V.	GL TRADE S.A.	TOTAL
Property and equipment	0.9	—	0.9
Investment property	—	0.4	0.4
Intangible assets	1.7	—	1.7
Other current receivables	4.0	—	4.0
Cash and cash equivalents	10.9	—	10.9
Employee benefits provisions	1.5	—	1.5
Deferred tax liabilities	(0.5)	—	(0.5)
Other current payables	(8.3)	—	(8.3)

Net identifiable assets and liabilities	10.2	0.4	10.6

Disposal group’s classified as held for sale:
Assets	17.5	0.4	17.9
Liabilities	(7.3)	—	(7.3)

Net identifiable assets and liabilities	10.2	0.4	10.6

3.8.3.2 Disposals

CIK

On 9 November 2005 Euroclear plc and Euronext signed a share purchase agreement for the full acquisition by Euroclear plc of CIK, the central securities depository of Belgium that was a wholly owned subsidiary of Euronext. This transaction has been completed on 1 January 2006 and Euronext ceased to control and therefore to consolidate CIK from 1 January 2006.

Prior to their disposal, the assets and liabilities of CIK were considered to be ‘held for sale’ according to the definitions of IFRS 5 “Non-current Assets Held for Sale and Discontinued Operations” with subsequent recognition as “Disposal groups’ assets classified as held for sale” and “Liabilities directly associated with disposal group’s assets classified as held for sale” in the balance sheet. At the date of disposal, the value of the identifiable assets and liabilities of CIK were:

In thousands of euros
Consideration received:
—Shares in Euroclear plc	22,001
—Cash	3,653

Total		25,654
Net assets disposed of:
—Assets	(17,493)
—Liabilities	7,308

Total		(10,185)

Capital gain		15,469

Cash flows:
—Cash consideration received		3,653
—of which retained prior to 2006		(43)
—Cash disposed of		(10,896)

Total net cash flow from the sale of CIK		(7,286)
Net cash flow from other disposals		(47)

Total net cash flow from disposals		(7,333)

3.9 Group enterprises

Group companies as at 31 December

EURONEXT N.V.	Ownership %
	2006	2005
Euronext Paris S.A.	100.00	100.00
• SEPB S.A. (France)	100.00	100.00
• Euronext Brussels S.A./N.V. (Belgium)	22.39	0.00
• Euronext Real Estate S.A./N.V. (Belgium)	0.01	0.16
• GL TRADE S.A. (directly held by Euronext Paris S.A.) (France) *)	19.79	9.86
• GL Multimedi@ S.A. (France)	17.96	17.96
• Financière Montmartre S.A. (France)	55.76	54.77
GL TRADE S.A. (France)	55.21	55.36
GL Multimedi@ S.A. (France)	82.04	82.04
GL Consultants Inc.	0.00	0.00
Davidge	0.00	0.00
GL TRADE AG (Germany)	100.00	100.00
GL TRADE Solutions Pte Ltd. (Singapore)	100.00	100.00
GL TRADE UK Ltd. (United Kingdom)	100.00	100.00
GL TRADE Japan KK (Japan)	100.00	100.00
GL TRADE B.V. (the Netherlands)	100.00	100.00
GL TRADE Iberica S.L. (Spain)	100.00	100.00
GL TRADE Schweiz A.G. (Switzerland)	100.00	100.00
GL TRADE Australia Pty Ltd (Australia)	100.00	100.00

EURONEXT N.V.	Ownership %
	2006	2005
GLESIA (GL TRADE Italia s.r.l.) (Italy)	100.00	100.00
GL TRADE Belgium (Belgium)	100.00	100.00
GL TRADE South Africa Pty Ltd (South Africa)	100.00	100.00
GL Settle Ltd (United Kingdom)	100.00	100.00
GL TRADE Systems Ltd (Hong Kong)	100.00	100.00
GL TRADE Overseas Inc. (United States)	100.00	0.00
GL TRADE BilglsayarHizmetleri Ticaret Ltd Sirketi (Turkey)	100.00	0.00
GLT Software Uniposessal Lda (Portugal)	100.00	100.00
TFC S.A.S. (France)	51.00	51.00
GL Holdings Inc. (United States)	100.00	100.00
GL TRADE Americas Inc. (United States)	100.00	100.00
GL Settle Inc. (United States)	100.00	100.00
Ubitrade S.A. (France)	100.00	100.00
Ubitrade GmbH (Germany)	100.00	100.00
GL TRADE Mena (Tunisia)	100.00	100.00
Ubitrade OSI (Tunisia)	100.00	100.00
EMOS S.A.S. (France)	100.00	0.00
EMOS Futures Ltd (United Kingdom)	100.00	0.00
EMOS Systems Inc (United States)	100.00	0.00
Euronext Brussels S.A./N.V.	100.00	100.00
• C.I.K. S.A./N.V. (Belgium)	0.00	100.00
• Euronext Real Estate S.A./N.V. (Belgium)	99.99	99.84
Euronext Amsterdam N.V.	100.00	100.00
• Euronext Clearing & Depository N.V. (the Netherlands)	100.00	100.00
• Euronext Amsterdam Intermediary B.V. (the Netherlands)	100.00	100.00
• Euronext Amsterdam International B.V. (the Netherlands)	100.00	100.00
• Euronext Amsterdam Indices B.V. (the Netherlands)	100.00	100.00
Euronext Lisbon S.A.	100.00	100.00
• Interbolsa S.A. (Portugal)	100.00	100.00
• Euronext Brussels S.A./N.V. (Belgium)	1.09	0.00
Euronext UK Plc.	100.00	100.00
• LIFFE (Holdings) plc.	100.00	100.00
LIFFE Administration & Management (United Kingdom)	100.00	100.00
LIFFE Options plc. (United Kingdom)	100.00	100.00
LIFFE Futures plc. (United Kingdom)	100.00	100.00
LIFFE Development Ltd. (United Kingdom)	100.00	100.00
LIFFE Services Ltd. (United Kingdom)	100.00	100.00
BFE Debenture Trustees Company No.1 Ltd. (United Kingdom)	100.00	100.00
LIFFE (Nominees) Ltd. (United Kingdom)	100.00	100.00
LIFFE Ltd. (United Kingdom)	100.00	100.00
LIFFE Trustees Ltd. (United Kingdom)	100.00	100.00
London Traded Options Market Ltd. (United Kingdom)	100.00	100.00
The London Futures and Options Exchange Ltd. (United Kingdom)	100.00	100.00
LIFFE USA Ltd. (United Kingdom)	100.00	100.00
Market Solutions USA LLC (United States)	100.00	100.00
The London Commodity Exchange (1986) Ltd. (United Kingdom)	100.00	100.00
The Baltic Futures Exchange (United Kingdom)	100.00	100.00
LIFFE Ventures Inc. (United States)	100.00	100.00
LIFFE Ventures II Inc. (United States)	100.00	100.00
SwapsCONNECT Ltd. (United Kingdom)	100.00	100.00

EURONEXT N.V.	Ownership %
	2006	2005
NQLX LLC (United States)	100.00	100.00
CScreen Ltd. (United Kingdom)	100.00	100.00
Companynews Group	100.00	0.00
Hugin ASA	100.00	0.00
Hugin Norge AS (Norway)	100.00	0.00
Hugin Foeretaksfakta AB (Sweden)	100.00	0.00
Hugin Online A/S (Denmark)	100.00	0.00
Hugin AG (Switzerland)	100.00	0.00
Hugin IR Services Benelux B.V. (the Netherlands)	100.00	0.00
Hugin IR Services Deutschland GmbH (Germany)	100.00	0.00
Hugin IR Services OY (Finland)	100.00	0.00
Hugin (UK) Ltd. (United Kingdom)	100.00	0.00
Directnews AG (Germany)	100.00	0.00
Stichting Option Plan SBF	100.00	100.00
Joint ventures as at 31 December
MBE Holding S.p.A.	51.00	51.00
Società per il Mercato dei Titoli di Stato S.p.A. (MTS) (Italy)	60.37	60.37
EuroMTS Limited (United Kingdom)	100.00	100.00
MTS Amsterdam N.V. (the Netherlands)	30.00	30.00
MTS France S.A.S. (France)	45.00	45.00
MTS Associated Market (Belgium)	20.00	20.00
MTS Portugal S.A. (Portugal)	15.00	15.00
MTS Americas Corporation (United States)	100.00	100.00
Market for Treasury Securities Spain S.A. (Spain)	30.00	30.00
BondVision S.p.A. (Italy)	89.50	89.50
BondVision USA (United States)	100.00	100.00
MTS Deutschland A.G. (Germany)	100.00	100.00
Centralna Tabela Ofert S.A. (Poland)	25.00	25.00
MTSNext (United Kingdom)	100.00	100.00

Associates and other investments as at 31 December

Associates
NextInfo S.A./N.V. (Belgium)	48.96	48.96
Bourse Connect S.A.	0.00	0.00
Powernext S.A. (France)	33.97	34.00
LCH.Clearnet Group Ltd. (United Kingdom)	24.90	24.90
ENDEX N.V. (the Netherlands)	9.89	9.89
Atos Euronext Market Solutions Holding S.A.S. (France)/(prior to 1 July 2005:
AtosEuronext SBF)	50.00	50.00
- Diamis S.A. (France)	60.00	60.00
- AtosEuronext Connect BE S.A. (Belgium)	100.00	100.00
- AtosEuronext Belgium S.A. (Belgium)	100.00	100.00
- AtosEuronext Connect B.V. (the Netherlands)	100.00	100.00
- Atos Euronext Market Solutions Ltd. (United Kingdom)	100.00	100.00
- Atos Euronext Market Solutions IPR Ltd. (United Kingdom)	100.00	100.00
- Bourse Connect S.A. (France)	0.00	100.00
- Mysis Asset Management Systems S.A. (France)	100.00	0.00

Other investments
La Financière Evènement S.A. (France)	100.00	100.00
La Financière de L’Octet S.A. (France)	100.00	100.00
Euronext London Ltd. (United Kingdom)	100.00	100.00
Euronext GmbH (Germany)	0.00	100.00
Paris Markets Inc. (United Kingdom)	0.00	100.00
Ecole de la Bourse InterAction SARL (France)	0.00	50.00
MTS Next Ltd.	0.00	0.00
MTS France S.A.	0.00	0.00
GLOBEX (United States)	0.00	50.00
I-Wex.com Ltd.	0.00	0.00
Sicovam Holding S.A. (France)	9.60	9.60
Euroclear plc (United Kingdom)	2.75	2.34
Atos Origin S.A. (France)	0.47	0.47

*)	Includes 10.5% in relation to the put option granted to GL TRADE founders (see paragraph 3.2.13).

3.10 Remuneration of the Managing Board and Supervisory Board

Remuneration of the Managing Board

The remuneration per individual member of the Managing Board for the year 2006 is as follows (all in €):

	2006			2005
Name	Salaries	Bonuses	Total	Salaries	Bonuses	Total
Jean-François Theodore	595,000	743,750	1,338,750	577,500	675,000	1,252,500
Miguel Athayde Marques	357,000	433,068	790,068	350,000	340,156	690,156
Joost van der Does de Willebois	382,500	434,137	816,637	375,000	364,453	739,453
Hugh Freedberg	548,433	919,996	1,468,429	540,932	776,238	1,317,170
Olivier Lefebvre	380,000	459,800	839,800	365,000	385,531	750,531
Former Managing Board members	—	—	—	—	—	—

The basis for the assessment of the 2006 bonuses has been set out in the remuneration report in section 2.2.10.2.

Mr. Freedberg is paid in British Pounds Sterling. Figures for 2006 are converted at the exchange rate of GBP 1: €1.42 (2005: GBP 1: €1.46).

Mr. Athayde Marques joined Euronext on 1 January 2005.

Allowances and benefits in kind

Mr. Théodore is entitled to benefits in kind of €33,486 (2005: €32,103) including a company car, medical insurance and telephone allowance.

Mr. Athayde Marques is entitled to benefits in kind of €31,966 (2005: €25,301) including a company car, medical insurance premium and a life insurance premium. In addition, he is entitled to a representation allowance of €12,000 (2005: €12,000).

Mr. van der Does de Willebois is entitled to benefits in kind of €83,684 (2005: €73,103) including a car allowance, a medical insurance premium and a housing allowance.

Mr. Freedberg is entitled to a car allowance of €13,465 (2005: €13,158) and benefits in kind of €2,548 (2005: €4,178) including a medical insurance and life insurance premium.

Mr. Lefebvre is entitled to benefits in kind of €20,618 (2005: €20,701) including a medical insurance premium and a company car.

There are no loans and guarantees made to members of the Managing Board. There have been no transactions involving members of the Managing Board. Members of the Managing Board and members of their families do not hold, directly or indirectly, any assets.

Managing Board pensions

Each member of the Managing Board has an individual pension arrangement. This results from the different geographical, legal and tax backgrounds of each member. The total charge for the Group for the year 2006 amounted to €920,621 (2005: €868,847).

Mr. Théodore has an insurance contract which on the condition that he is still with the company at the age of 60, will provide him from this age onwards with an annual retirement income of €375,000 (including all pension rights not related to the company). The total charge for the Group for the year 2006 amounted to €512,065 (2005: €469,000).

Mr. Athayde Marques’ pension arrangement is based on a defined contribution plan. The pension on retirement is dependent on the personal arrangements with third party insurance companies. The total charge for the Group for the year 2006 amounted to €123,103 (2005: €116,667).

Mr. van der Does de Willebois is entitled to an annual pension according to the following plan:

•	age 62 to 65, a pension of €102,616;

•	from the age of 65 onwards a pension of €245,638.

For age 60 to 62 Mr. van der Does de Willebois’s pension arrangement has changed to a defined contribution plan. His pension on retirement is dependent on the returns on the investment.

The total charge for the Group for the year 2006 amounted to €110,056 (2005: €88,938).

Mr. Freedberg’s pension arrangement changed in April 2006 to reflect new legislation introduced in the UK. With effect from 1st April he receives the equivalent Company contributions as a cash allowance and makes his own personal pension arrangement. He retains a deferred pension which is based on a defined contribution plan and his pension payments are dependent on the returns on the investment. The total charge for the Group for the year 2006 amounted to €158,377 (2005: €158,377).

Mr. Lefebvre’s pension on retirement is dependent on the arrangements with third party insurance companies. The total charge for the Group for the year 2006 amounted of €17,020 (2005: €35,865).

Interests of members of the Managing Board in stock options- and share plans

The table below gives an overview of the interests for individual members of the Managing Board in the stock option- and share plans of Euronext N.V.

Name	Option- and share plans, exercise price		Number of options/ shares 1 January 2006	Granted in 2006	Exercised/ received during 2006	Number of options/ shares 31 December 2006
Jean-François Théodore*	Executive Incentive Share plan 2005/2006		10,000	10,000	—	20,000

Miguel Athayde Marques	Executive Incentive Share plan 2005/2006		10,000	10,000	—	20,000

Joost van der Does de Willebois	Option Scheme 2004	22.60	40,000	—	—	40,000
	Executive Incentive Share plan 2005/2006		10,000	10,000	—	20,000

Hugh Freedberg	Option Scheme 2002	21.08	44,524	—	—	44,524
	Option Scheme 2004	22.28	50,000	—	—	50,000
	Executive Incentive Share plan 2005/2006		10,000	10,000	—	20,000

Olivier Lefebvre	Option Scheme 2001	24.00	20,833	—	—	20,833
	Option Scheme 2002	21.08	13,093	—	—	13,093
	Option Scheme 2004	22.28	20,000	—	—	20,000
	Executive Incentive Share plan 2005/2006		10,000	10,000	—	20,000

*	Following the exercise of his SBF plan options in 2004, Mr. Théodore holds 100,849 shares.

GL TRADE has an employee stock option plan and an employee stock ownership plan in place. None of the members of the Managing Board hold GL TRADE options.

Name	Option- and share plans, exercise price		Number of options/ shares 1 January 2005	Granted in 2005	Exercised/ received during 2005	Number of options/ shares 31 December 2005
Jean-François Théodore*	Executive Incentive Share plan 2005		—	10,000	—	10,000

Miguel Athayde Marques	Executive Incentive Share plan 2005		—	10,000	—	10,000

Joost van der Does de Willebois	Option Scheme 2004	22.60	40,000	—	—	40,000
	Executive Incentive Share plan 2005		—	10,000	—	10,000

Hugh Freedberg	Option Scheme 2002	21.08	44,524	—	—	44,524
	Option Scheme 2004	22.28	50,000	—	—	50,000
	Executive Incentive Share plan 2005		—	10,000	—	10,000

Olivier Lefebvre	Option Scheme 2001	24.00	20,833	—	—	20,833
	Option Scheme 2002	21.08	13,093	—	—	13,093
	Option Scheme 2004	22.28	20,000	—	—	20,000
	Executive Incentive Share plan 2005		—	10,000	—	10,000

Remuneration of the Supervisory Board

(in euros)

Name	Membership	Committees	Euronext Amsterdam *)	2006	2005
	In euros
Jan-Michiel Hessels (Chairman)	50,000	11,000	7,500	68,500	64,750
Dominique Hoenn (Vice-Chairman)	40,000	5,000	—	45,000	45,000
Rijnhard de Beaufort **)	—	—	7,500	7,500	3,750
Sir George Cox	35,000	11,000	—	46,000	46,000
André Dirckx ***)	—	—	—	—	—
Paul van den Hoek ****)	13,617	—	3,750	17,367	38,750
Patrick Houël	35,000	7,500	—	42,500	39,375
Baron Jean Peterbroeck	35,000	9,582	—	44,582	43,125
Ricardo Salgado	35,000	5,000	—	40,000	40,000
René de La Serre *****)	13,617	—	—	13,617	35,000
Rijnhard van Tets	35,000	9,028	7,500	51,528	46,250
Remi Vermeiren ******)	13,617	3,890	3,750	21,257	48,750
Sir Brian Williamson	35,000	—	—	35,000	35,000
Former Supervisory Board members	—	—	—	—	—

Grand total	340,851	62,000	30,000	432,851	485,750

*)	Five members of Euronext’s Supervisory Board were also members of the Supervisory Board of Euronext Amsterdam N.V., a subsidiary of Euronext. Mr. Hessels, Mr. de Beaufort and Mr. van Tets have been members of Euronext Amsterdam’s Supervisory Board throughout 2006. Mr. van den Hoek and Mr. Vermeiren retired on 30 June 2006.

**)	Mr. de Beaufort was appointed as a member of the Supervisory Board of Euronext N.V. on 19 December 2006. He will receive his remuneration with regard to December 2006 in 2007.

***)	Mr. Dirckx abstains from remuneration.

****)	Mr. van den Hoek retired as a member of the Supervisory Board of Euronext N.V. on 23 May 2006.

*****)	Mr. de la Serre retired as a member of the Supervisory Board of Euronext N.V. on 23 May 2006. He was again appointed as a member of the Supervisory Board of Euronext N.V. on 19 December 2006, and he will receive his remuneration with regard to December 2006 in 2007.

******)	Mr. Vermeiren retired as a member of the Supervisory Board of Euronext N.V. on 23 May 2006.

There are no loans and guarantees made to members of the Supervisory Board. There have been no transactions involving members of the Supervisory Board. Members of the Supervisory Board and members of their families do not hold, directly or indirectly, any assets. Members of the Supervisory Board do not hold an interest in the Company, with the exception of Baron Peterbroeck, who holds 5,000 shares in Euronext N.V.

3.11 Transactions in own shares

Transactions regarding repurchase program on Eurolist (the former Euronext Paris Premier Marché).

Transaction date	Pursuant to liquidity contract	Average share Price	Total value of transaction after commissions
	In thousands of euros
Balance as at 31/12/05	65,641
Purchase January	—
Sales January	(1,250)	45.96	(57)
Purchase February	—
Sales February	(1,891)	52.17	(99)
Purchase March	—
Sales March	(4,000)	60.07	(240)
Purchase April	—
Sales April	—
Purchase May	—
Sales May	—
Purchase June	49,958	68.56	3,425
Sales June	(36,700)	69.88	(2,564)
Purchase July	62,720	70.62	4,429
Sales July	(59,287)	71.13	(4,217)
Purchase August	54,488	66.40	3,618
Sales August	(62,361)	67.42	(4,204)
Purchase September	76,330	73.39	5,602
Sales September	(86,399)	73.40	(6,342)
Purchase October	68,719	79.82	5,485
Sales October	(65,106)	79.89	(5,201)
Purchase November	81,375	87.97	7,159
Sales November	(95,462)	87.77	(8,379)
Purchase December	62,559	88.84	5,558
Sales December	(64,309)	89.09	(5,729)

Total Purchases	456,149
Total Sales	(476,765)

Balance as at 31/12/2006	45,025

Transaction date	Pursuant to liquidity contract	Pursuant to share buy back	Average share Price	Total value of transaction after commissions
	In thousands of euros
Balance as at 31/12/2004	123,110	9,554,713
Purchase January	57,529	—	22.41	1,293
Sales January	(87,791)	—	23.26	(2,036)
Purchase February	59,600	—	25.58	1,528
Sales February	(87,000)	—	26.65	(2,312)
Purchase March	54,985	—	28.67	1,580
Sales March	(51,935)	—	29.15	(1,510)
Purchase April	107,136	—	26.59	2,857
Sales April	(42,513)	—	27.15	(1,151)
Purchase May	46,000	—	27.53	1,270
Sales May	(64,505)	—	27.74	(1,785)
Cancellation May	—	(9,554,713)	—	—
Purchase June	44,813	—	27.44	1,233
Sales June	(41,225)	—	27.97	(1,149)
Purchase July	17,017	—	29.96	510
Sales July	(64,221)	—	30.39	(1,948)
Purchase August	35,630	—	32.64	1,163
Sales August	(28,797)	—	33.04	(952)
Purchase September	12,773	—	33.85	432
Sales September	(23,050)	—	34.43	(794)
Purchase October	42,067	—	34.61	1,456
Sales October	(28,610)	—	35.00	(1,001)
Purchase November	32,426	—	36.74	1,191
Sales November	(32,898)	—	36.86	(1,213)
Purchase December	710	—	38.24	27
Sales December	(15,610)	—	40.17	(627)

Total Purchases	510,686	—
Total Sales	(568,155)	—

Balance as at 31/12/2005	65,641	—

The transactions regarding the share repurchase program included transactions executed by liquidity providers to stabilize the share price and transactions executed by brokers with the intention of buying back shares.

As at 31 December 2006, the Group holds 45,025 shares pursuant to the liquidity contract (31 December 2005: 65,641 shares) with a cumulative gain of €2,319,964 taking into account equity gains and losses resulting from the liquidity purchase and sale. The average purchase price after commissions of shares purchased in the reporting period amounted of €77.33 per share (2005: €28.47) and the average sale price after commissions of shares sold in the reporting period amounted of €77.68 per share (2005: €29.00).

3.12 Summary of differences between International Financial Reporting Standards and United States Generally Accepted Accounting Principles

The consolidated financial statements of Euronext Group have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as described in Note 2 to the consolidated financial statements.

IFRS differ in certain significant respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The application of U.S. GAAP would have affected the Group’s consolidated net income attributable to shareholders of the parent company for the fiscal years ended December 31, 2006 and 2005 and its shareholders’ equity as of December 31, 2006 and 2005 as provided in the tables below.

3.12.1 Reconciliation of consolidated net income from IFRS to U.S. GAAP

		Year ended December 31,
Note		2006	2005 (* restated)
		In thousands of euros
	Consolidated net income attributable to shareholders of the parent company as reported in accordance with IFRS	361,779	239,954
A	Business Combinations
	Gain/Loss on sales of activities	4,392	3,501
	Impairment and amortization of intangible assets (including goodwill)	(22,108)	(21,813)
B	Admission fees	(14,458)	(14,366)
C	Derivatives and hedging	(6,218)	3,801
D	Financial instruments	2,708	(1,007)
E	Foreign currency exchange gains and losses on available for sale debt securities	2,182	3,061
F	Employee benefits	(965)	(4,126)
G	Share-based payments	(25,507)	(5,704)
H	Software revenue recognition	—	3,474
I	Other	(2,830)	(5,916)
J	Put options granted to minority interests	(2,422)	47
A	Deferred tax related to Business Combinations	25,701	16,485
L	Tax effect of other U.S. GAAP adjustments	6,728	3,703
	TOTAL U.S. GAAP Adjustments	(32,797)	(18,860)
	Consolidated net income attributable to shareholders of the parent company as determined in accordance with U.S. GAAP	328,982	221,094

*)	See Changes in accounting principles (note 2).

3.12.2 Reconciliation of shareholders’ equity from IFRS to U.S. GAAP

		December 31,
Note		2006	2005
		In thousands of euros
	Consolidated shareholders’ equity as reported in accordance with IFRS	1,667,016	1,721,256
A	Business Combinations
	Gain/Loss on sales of activities	55,815	51,591
	Impairment and amortization of intangible assets (including goodwill)	(4,101)	17,646
B	Admission fees	(92,025)	(77,567)
C	Derivatives and hedging	(1,534)	4,684
F	Employee benefits	(19,892)	(21,443)
G	Share-based payments	(31,969)	—
H	Software revenue recognition	—	—
I	Other	2,033	4,862
J	Put options granted to minority interests	(2,375)	47
A	Deferred tax related to Business Combinations	113,080	86,982
L	Tax effect of other U.S. GAAP adjustments	33,934	32,812
	TOTAL U.S. GAAP Adjustments	52,966	99,614
	Consolidated shareholders’ equity as determined in accordance with U.S. GAAP	1,719,982	1,820,870

3.12.3 Description of differences between accounting principles applied to prepare the consolidated financial statements under IFRS and U.S. GAAP

A—Business Combinations

Impairment and amortization of intangible assets (including goodwill)

For financial reporting purposes, the cost of acquiring a business is allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition for both IFRS and U.S. GAAP. Any excess of purchase cost over the fair values assigned to the acquired net assets is reported as goodwill.

Under IFRS, goodwill and acquired identifiable intangible assets were amortized ratably to earnings over their estimated useful lives. The Group adopted IFRS 3 for all business combinations agreed on or after March 31, 2004 and consequently did not amortize goodwill on acquisitions made after March 31, 2004. Starting January 1, 2005 the Group no longer amortizes goodwill relating to acquisitions made before March 31, 2004. When necessary, goodwill impairment charges are reported in earnings with a corresponding reduction in the carrying value of goodwill.

Under U.S. GAAP, goodwill acquired in business combinations occurring prior to June 30, 2001 was capitalized and amortized on a straight-line basis over its estimated useful life with respect to business combinations completed prior to June 30, 2001. In its application of U.S. GAAP, the Group first applied the provisions in Statement of Financial Accounting Standards (“SFAS”) No. 141 “Business Combinations” (“SFAS 141”) and SFAS No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”) for business combinations initiated after June 30, 2001. From January 1, 2002, the provisions of SFAS 142 were also applied to goodwill and other intangible assets acquired prior to June 30, 2001. Since the adoption of SFAS 141 and SFAS 142 goodwill and indefinite life intangible assets are no longer amortized, but instead tested, at least annually, for impairment.

Application of U.S. GAAP under SFAS 141 and 142 required the Group to identify, to measure, and to separately account for intangible assets such as licenses, customer relationships, trademarks and technology apart from goodwill. For this purpose, independent valuations were prepared using estimates and assumptions provided by management.

The significant transactions which were revisited for U.S. GAAP purposes include the merger between the Amsterdam, Brussels and Paris exchanges in 2000, the acquisitions of Liffe and BVLP in 2002, the acquisition of MTS in 2005 and the acquisition of a further 10% stake in GL TRADE in 2005, as well as the Atos Euronext, AEMS and LCH.Clearnet transactions.

In addition, reconciling items related to impairment arise based on differences in the initial measurement of other intangible assets described above and the impairment test itself. The impairment test under IFRS consists of comparing the carrying amount of an asset to its recoverable amount, which is the higher of the fair value less costs to sell and the value in use of the asset. The excess of the carrying amount over the recoverable amount is recorded as an impairment loss.

Under U.S. GAAP the impairment test for intangible assets subject to amortization is conducted in two steps. The first step is to compare the carrying amount to undiscounted future cash flows. If the carrying amount is higher than the sum of the undiscounted cash flows, the second step is to calculate the impairment based on discounted cash flows expected from the use and eventual disposition of the asset. For intangible assets not subject to amortization, the impairment test consists of a comparison of the fair value of the intangible asset to its carrying amount. If the carrying amount of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

Under U.S. GAAP goodwill is tested for impairment annually. The impairment test is also comprised of two steps. The initial step is designed to identify potential goodwill impairment by comparing an estimate of the reporting unit’s fair value of all assets and liabilities, including goodwill, to their carrying amounts. If the carrying amount exceeds the fair value of the reporting unit, a second step is performed, which compares the implied fair value of the applicable reporting unit’s goodwill with the carrying amount of that goodwill, to measure the amount of goodwill impairment, if any.

The above items resulted in the following impacts on Euronext consolidated shareholders’ equity and consolidated net income attributable to shareholders of the parent company in order to reconcile to U.S. GAAP:

	Consolidated shareholders’ equity December 31
	2006	2005
	(In thousands of euros)
Amortization and impairment of indefinite life intangible assets (*)	(16,304)	(16,304)
Amortization and impairment of definite life intangible assets	(160,128)	(136,692)
Amortization and impairment of goodwill	172,331	170,642

Total impairment and amortization of intangible assets (including goodwill)	(4,101)	17,646

Consolidated shareholders’ equity variance is composed of consolidated net income attributable to shareholders of the parent company for the period and the effect of currency translation differences.

	Consolidated net income attributable to shareholders of the parent company for the years ended December 31,
	2006	2005
	(In thousands of euros)
Amortization and impairment of indefinite life intangible assets (*)	—	—
Amortization and impairment of definite life intangible assets	(22,108)	(21,813)
Amortization and impairment of goodwill	—	—

Total impairment and amortization of intangible assets (including Goodwill)	(22,108)	(21,813)

(*)	In accordance with APB 17 “Intangible Assets,” identified indefinite life intangible assets have been amortized until January 1, 2002.

Gain/Loss on sales of activities

The differences in carrying amounts of intangible assets (including goodwill) between IFRS and U.S. GAAP result in different gains and losses on subsequent sales of activities, primarily related to clearing, IT, settlement and custody activities.

This resulted in the following impacts on Euronext consolidated shareholders’ equity and consolidated net income attributable to shareholders of the parent company to reconcile to U.S. GAAP:

	Consolidated shareholders’ equity December 31
	2006	2005
	(In thousands of euros)
Gain/Loss on sales of activities	55,815	51,951

Consolidated shareholders’ equity variance is composed of consolidated net income attributable to shareholders of the parent company for the period and the effect of currency translation differences.

	Consolidated net income attributable to shareholders of the parent company for the years ended December 31,
	2006	2005
	(In thousands of euros)
Gain/Loss on sales of activities	4,392	3,501

Deferred tax related to Business Combinations

Since the identifiable intangible assets other than goodwill do not have a tax basis, a deferred tax liability was recognized by Euronext under U.S. GAAP for the tax consequences on the related temporary differences. These temporary differences reverse and the deferred tax liability is being reduced as the carrying amounts of the intangible assets are being amortized to earnings or reversed to earnings in case of sale. Such difference is reflected as a separate reconciling line item named “Deferred tax related to Business Combinations” in the reconciliation tables.

The schedule below reflects the deferred tax impact of the adjustments from IFRS to U.S. GAAP as at December 31, 2006 and 2005 for the above mentioned business combinations and the adjustments mentioned below in Items J and K.

	December 31, 2006	December 31, 2005	Estimated Useful Life
	(In thousands of euros)
Decrease in goodwill	408,381	399,450
Increase in:
Regulatory licenses	389,438	435,325	Indefinite
Customer relationships	170,589	197,326	20 years
Trade marks	26,410	27,514	Indefinite
Technology	4,565	5,977	3 to 6 years
Total other intangibles (including goodwill)	182,621	266,692
Increase in deferred tax liabilities on intangibles	156,677	203,660

B—Admission fees

Euronext collects admission fees from issuers that first offer their securities for trading in the public market. Euronext immediately recognizes such fees as revenue under the guidance in IAS 18, “Revenue” when an issuer’s securities are first listed.

U.S. GAAP interpretation provided by the Securities and Exchange Commission (“SEC”) reflected in the SEC Staff Accounting Bulletin No. 104, “Revenue Recognition,” requires recognition of those admission fees over the period in which the services are provided. Accordingly, under U.S. GAAP, Euronext recognizes admission fees on a straight-line basis over the estimated service period of 10 years.

The application of U.S. GAAP results in lower revenues of €14.5 million and €14.4 million for the years ended December 31, 2006 and 2005, respectively, related to the deferral of portions of the admission fees charged in those periods offset by the amortization of admissions fees charged in prior periods. As of December 31, 2006 and 2005, deferred revenues related to admission fees amounted to €92.0 million and €77.6 million, respectively.

C—Derivatives and hedging

Euronext entered into a GBP 250 million denominated fixed-rate debt obligation in February 2004 that was swapped into a floating rate liability using an interest rate swap receiving a fixed rate and paying Libor GBP.

Under IFRS, the interest swap was designated by management as a fair value hedge of the changes in fair value of the fixed-rate debt obligation due to changes in the Libor GBP benchmark rate in accordance with the hedging criteria stated in IAS 39, “Financial Instruments.” Under the fair value hedge accounting model, both the hedged portion of the debt obligation and the interest rate swap contract are carried at fair value with changes in fair value being reported in earnings.

The prospective assessment of hedge effectiveness is documented according to the rules stated in the application guidance of IAS 39 by asserting that the critical terms of the hedged liability match those of the hedging instrument. Critical terms include the notional and principal amounts, the maturity, the interest payment dates and the principal repayment dates. The credit risk component of the interest swap is included in the prospective assessment of effectiveness. Due to the fact that Euronext’s policy is to enter into hedging derivatives with highly rated counterparts, the credit risk of the hedging swap does not create any ineffectiveness in the prospective assessment of highly effectiveness of the hedging strategy. At each closing date, Euronext ascertains that the counterparty to the hedging derivative does not evidence a credit risk that would create some changes in value of the hedging swap not reflected in the hedged risk. The retrospective assessment of hedge effectiveness is performed using the cumulative dollar offset method which consists in comparing the fair value of the hedging swap with the change in fair value of the hedged liability due to changes in GBP Libor rates. Prospective and retrospective assessments of hedge effectiveness are conducted at each closing date.

Prior to July 1, 2006, the documentation established for IAS 39 purposes did not comply with SFAS133 requirements, which precludes the utilization of the “critical terms match” method for the purpose of assessing the prospective assessment of a fair value hedge. Consequently, the above-mentioned hedging relationship did not benefit from fair value hedge accounting under SFAS 133 and the hedging swap was measured at fair value through the income statement under US GAAP up to June 30, 2006, whereas the debt obligation remained accounted for at amortised cost.

From June 30, 2006 thereon, Euronext has been documenting a new hedging relationship between the hedged debt obligation and the interest rate swap compliant with SFAS 133. Under the new documented hedging relationship, the prospective assessment is performed using a regression analysis between the changes in fair value of the hedging swap and the fair value of the hedged debt obligation. The retrospective assessment of hedge effectiveness is performed using the cumulative dollar offset method which consists in comparing the fair value of the hedging swap with the change in fair value of the hedged risk due to changes in GBP Libor rates.

As a result, under U.S. GAAP Euronext recorded a reconciling adjustment to consolidated net income attributable to shareholders of the parent company of €(6.2) million and €3.8 million for the years ended December 31, 2006 and 2005, respectively.

D—Financial instruments

Under IFRS, prior to January 1, 2006, Euronext’s current investments in equity securities and money market funds have been designated by management at the date of initial recognition as “Financial Assets at Fair Value through profit and loss” (“the fair value option”) in accordance with IAS 39.9. Accordingly, unrealized gains and losses on these securities are reported in earnings.

Starting January 1, 2006, IAS39, “Amendment for the fair value option” limits the possibility to designate a financial asset or a financial liability on initial recognition as at fair value through profit or loss. As a consequence, Euronext’s current investments in equity securities investments held by the Group that were previously classified as investments at fair value through profit or loss, have been reclassified as available-for-sale (“AFS”), as at 1 January 2006. Furthermore, the Group chooses to classify newly purchased money market funds as available-for-sale investments and no longer applies the fair value option on this type of investment. As at December 31, 2006, all money market funds are classified as available-for-sale investments, with the exception of those held by the Group’s subsidiary GL TRADE, which are still designated as Financial Assets at Fair Value through profit and loss.

Under U.S. GAAP, SFAS 115 “Accounting for Certain Investments in Debt and Equity Securities,” does not allow an entity to apply the IFRS “fair value option” and Euronext’s current investment in equity securities and money market funds are reported as available for sale securities at fair value under SFAS 115, with unrealized gains and losses being reported in shareholders’ equity net of their related tax consequences.

E—Foreign currency exchange gains and losses on available for sale debt securities

Under IFRS and U.S. GAAP, investments in debt securities that are classified by management as AFS are carried in the balance sheet at fair value with changes in fair value reported directly in consolidated shareholders’ equity.

For purposes of determining the change in fair value to be reported in equity, the portion of the change in value relating to foreign currency exchange rate changes that occur during the period are reported in earnings and are not deferred in stockholders’ equity for IFRS.

Under U.S. GAAP, under the guidance in EITF 96-15 “Accounting for the Effects of Changes in Foreign Currency Exchange Rates on Foreign-Currency-Denominated Available-for-Sale Debt Securities,” as amended by SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” changes in value of AFS securities that result from changes in foreign currency exchange rates are reported in shareholders’ equity and transferred to earnings as a component of gain or loss only upon sale of the instrument.

F—Employee benefits

Under IFRS and as disclosed in Note 2 to the consolidated financial statements accounting for pensions and other post-employment benefits is made in accordance with IAS 19, “Employee Benefits.” The Group’s net obligation is measured by estimating future benefits employees have earned. Pension and benefit costs are recognized in earnings over the service periods.

Under U.S. GAAP, the Group applies SFAS 87, “Accounting for Pensions,” SFAS 88, “Accounting for Pension Settlements and Curtailments,” SFAS 106, “Accounting for Postretirement Benefits,” and SFAS 112, “Employers’ Accounting for Post-Employment Benefit.” Effective December 31, 2006, the Group adopted the provisions of SFAS 158 “ Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” an amendment to FASB Statements No. 87, 88, 106, and 132(R). The standard requires an employer to recognize the funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its balance sheet with an offsetting amount in accumulated other comprehensive income and to recognize changes in that funded status in the year in which the changes occur. Prior years have not been restated and are not comparable. This standard does not impact the net income as determined in accordance with US GAAP.

The significant differences between IAS 19 and U.S. GAAP under SFAS 87, SFAS 88, SFAS 106, SFAS 112, and SFAS 158 that affect the Group are:

•

Different dates of implementation for the parent company of the Group caused most of the differences in the accumulated actuarial gains and losses. For the acquired entities, both IAS 19 and U.S. GAAP have been implemented since the acquisition date.

•

Under IAS 19, the past service costs resulting from plan amendments were recognized immediately if vested or amortized over the remaining vesting period. Under U.S. GAAP, prior service costs are generally recognized over the average remaining service life of the plan participants affected by the amendments.

•

Under U.S. GAAP, prior to December 31, 2006 an additional minimum pension liability was recognized if the positive difference between the accumulated benefit obligation and the fair value of the plan assets was greater than the accrued liability. The additional minimum pension liability was recognized and an intangible asset was recognized for an amount not exceeding the amount of unrecognized prior service cost. If the additional pension minimum liability required to be recognized exceeded unrecognized prior service cost, the excess was reported as a reduction of other comprehensive income. Such an additional minimum liability is not recognized under IAS 19.

In addition, starting December 31, 2006, the funded status of the defined benefit plan is recognized under U.S. GAAP as a liability in the balance sheet with an offsetting amount in the accumulated other comprehensive income/(loss). Such funded status is not recognized under IAS 19.

The effect of these differences on consolidated shareholders’ equity are summarized as follows:

	December 31
	2006	2005
	(thousands of euros)
Accumulated actuarial gains and losses	(5,138)	(4,173)
Additional minimum pension liability	—	(17,270)
Funded Status	(14,754)	—

U.S. GAAP adjustment	(19,892)	(21,443)

The effect of these differences on consolidated net income attributable to shareholders of the parent company can be summarized as follows:

	Years ended December 31
	2006	2005
	(thousands of euros)
Amortization of unrecognized actuarial gains and losses	(965)	(689)
Amortization of unrecognized prior service cost	—	(3,437)

U.S. GAAP adjustment	(965)	(4,126)

G—Share-based payments

In accordance with IFRS2 “Share-based Payment” Euronext recognized compensation expenses for all share-based programs that were granted after November 7, 2002. An estimated cost for the granted instruments, based on the instruments’ fair value at grant date and the number of instruments expected to vest is charged to the income statement, with a corresponding increase in equity or liabilities if the award is cash-settled, over the vesting period on a straight line basis. The fair value of the options is measured using a binomial model, taking into account the terms and conditions upon which the options were granted. As of December 31, 2005, there are no grants outstanding which would require cash settlement.

Under U.S. GAAP, until December 31, 2005, Euronext applied the intrinsic value method in accordance with Accounting Principles Board Opinion 25, “Accounting for Stock Issued to Employees” (“APB 25”) for share-based programs with employees, including those plans prior to November 7, 2002, and the plans are either classified as fixed or variable plans. Under APB 25, compensation expense is determined, using the intrinsic value method, as the difference between the market price and the exercise price of the share-based award. For fixed plans compensation expense is determined on the grant date. For variable plans compensation is remeasured at each balance sheet date until the award becomes vested.

Starting January 1, 2006, the Company adopted SFAS 123®, “Share-Based Payments” (“FAS 123®”) using the modified prospective method. Under the modified prospective method, share-based compensation is recognized based on the fair value of the awards for:

•	new share-based payment awards granted;

•	awards modified, repurchased, or cancelled after the required effective date;

•	the remaining portion of the requisite service under previously-granted; and

•	unvested awards outstanding as of the required effective date.

The main effect of adopting the standard on January 1, 2006 concerned Euronext stock option awards granted in 2004. Under FAS 123(R), Euronext stock option awards granted in 2004, which were previously classified as an equity instrument under APB 25, are classified as a liability due to conditions in the awards that are not service, performance or market conditions as described in FAS 123(R). This liability was recognized at its fair value of €6.0 million at January 1, 2006 by reducing equity. The difference between the fair value of the liability recognized at January 1, 2006 and the previously recognized compensation cost until that date amounted to €0.2 million and was recognized in the income statement, net of any related tax effect, as the cumulative effect of the change in accounting principle. The fair value of this liability-classified award is remeasured at each period-end based on the current share price and other pertinent factors. The change in the fair value of this liability-classified award, net of any related tax effect was recognized in the consolidated income statement of the period as an additional stock compensation expense. For the year ended December 31, 2006, stock compensation expense for an amount of €24.5 million was recorded under U.S. GAAP in relation to these liability-classified stock option awards, in addition to the €1.5 million already recognized under IFRS.

H—Software Revenue Recognition

LIFFE CONNECT® software sales are comprised of revenues from fees received for the sale of software licenses. These revenues are recognized in accordance with the substance of the licensing agreements. Under IFRS, revenues from licensing agreements with a specified period of time are amortized on a straight-line basis over the life of the agreements. Fees received under unlimited licensing agreements for which the Group has no remaining obligations to perform or to deliver are recognized immediately.

Under U.S. GAAP, the rules for revenue recognition under multiple-element arrangements are detailed and prescriptive. These rules include the requirement that revenues be allocated to the respective elements of such an arrangement on the basis of Vendor Specific Objective Evidence of Fair Value (“VSOE”) for each element. Statement of Position (“SOP”) 97-2, “Software Revenue Recognition,” sets out precise requirements for establishing VSOE for valuing elements of certain multiple-element arrangements. When VSOE for individual elements of an arrangement cannot be established in accordance with SOP 97-2, revenue is generally deferred and recognized upon delivery of the final element.

Under U.S. GAAP, the Group did not have VSOE for certain elements of certain multiple-element arrangements with customers within the Liffe business. The terms of these arrangements with customers include, among other terms, the provision of hosting services and ongoing customer support (known as Post-contract customer support, or PCS, under SOP 97-2). As a consequence of the terms of these arrangements, revenue is deferred under U.S. GAAP and does not start to be recognized until delivery or discharge of the obligation in respect of the final element of the arrangement for which VSOE is not determinable. If this final element is PCS, then revenue is recognized over the remaining term of the PCS contract. In July 2005, Euronext sold its IT activity. Therefore, as of December 31, 2006 and 2005, this is no longer a reconciling item.

I—Other

This reconciling item reflects U.S. GAAP adjustments for non securities and derivatives exchange activities operated through GL TRADE and AEMS groups. These adjustments mainly relate to goodwill amortization differences (see description in Item A), revenue recognition differences (see description in Item H) and restructuring liabilities in relation to timing differences in the recognition of liabilities in connection with restructuring plans.

	Consolidated shareholders’ equity December 31,
	2006	2005
	(thousands of euros)
Goodwill amortization	8,963	9,240
Revenue recognition	(6,955)	(5,125)
Restructuring liabilities	25	747

Total Other	2,033	4,862

	Consolidated net income attributable to shareholders of the parent company for the years ended December 31,
	2006	2005
	(thousands of euros)
Goodwill amortization	(278)	212
Revenue recognition	(1,830)	(4,649)
Restructuring liabilities	(722)	(1,479)

Total Other	(2,830)	(5,916)

J—Put options granted to minority interests

Under IFRS, Euronext has committed itself to acquiring minority shareholdings owned by third parties in certain less than wholly owned consolidated subsidiaries. Since these third parties have the ability, if they wish so, to decide to exercise their put options, IAS 32 requires that the present value of the exercise price of such options be accounted for as a financial liability, no minority interest recognized for accounting purposes and the difference (if any) booked as part of goodwill. The goodwill is adjusted at each closing date to reflect the variation of the liability (due to changes in the exercise price of the option).

Under U.S. GAAP, these put options are recorded as liabilities measured initially at fair value and consequently with changes in fair value recognized into earnings.

K—MBE Holding

Under IFRS, MBE Holding, which was acquired by Euronext in November 2005, is consolidated under the proportional consolidation method. Amounts reflected in Euronext’s consolidated balance sheet under IFRS with respect to MBE Holding include as of December 31, 2006, (respectively December 31, 2005), current assets of €24.5 million (€19.5 million), non-current assets of €85.4 million (€70.0 million), current liabilities of €9.2 million (€10.2 million) and non-current liabilities of €26 million (€1.1 million).

Under U.S. GAAP, MBE Holding is accounted for under the equity method primarily because the minority shareholder holds significant participating rights. As of December 31, 2005, Euronext’s investment in MBE Holding is reflected in the “Investments in associates” line item in Euronext’s consolidated balance sheet under U.S. GAAP for an amount of €87.4 million (€71.5 million as of December 31, 2005).

There is no reconciling item as this difference of consolidation method has neither impact on net income attributable to shareholders of the parent company nor on shareholders’ equity.

L—Tax effect of other U.S. GAAP adjustments

The tax effect of other U.S. GAAP adjustments represents the temporary differences created as a result of applying U.S. GAAP.

Cash Flow statement

For IFRS, Euronext prepares and reports financial information on its cash flows using the guidance in IAS 7, Cash Flow Statements. Since the information required under IAS 7 is similar to the content and presentation of cash flow information prepared under U.S. GAAP under FASB Statement 95, Statement of Cash Flows, Item 17 of SEC Form 20-F does not require additional information, disclosure or a different presentation of cash flow information for the Group.

3.12.4 Recently issued accounting pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. (FIN) 48, Accounting for Uncertainty in Income Taxes, an interpretation of Statement of Financial Standards (SFAS) No. 109, Accounting for Income Taxes. FIN 48 addresses how a reporting company accounts for all tax positions including the uncertain tax positions reflected or expects to be reflected in the company’s past or future tax returns. The interpretation also requires the company to recognize interest and penalties associated with the uncertain tax positions. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the potential impact, if any, that the implementation of FIN 48 will have on its financial condition, results of operations and cash flows.

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements,” which defines fair value and establishes a framework for measuring fair value. SFAS 157 does not impose fair value measurement on items not already accounted for at fair value; rather it applies, with certain exceptions, to other accounting pronouncements that either require or permit fair value measurement. SFAS 157 is effective for the Group for the year ending December 31, 2008. The Group is currently evaluating the impact of adopting SFAS 157.

In February 2007, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” This statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement requires a business entity to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. An entity may decide whether to elect the fair value option for each eligible item on its election date, subject to certain requirements described in the statement. This statement is effective for the Group as of January 1, 2008. The Group is currently evaluating the impact of adopting SFAS 159.

Annex A

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

NYSE EURONEXT

AMSTERDAM MERGER SUB, LLC

THE AMEX MEMBERSHIP CORPORATION

AMC ACQUISITION SUB, INC.

AMERICAN STOCK EXCHANGE HOLDINGS, INC.

AMERICAN STOCK EXCHANGE LLC

and

AMERICAN STOCK EXCHANGE 2, LLC

January 17, 2008

A-i

A-ii

INDEX OF DEFINED TERMS

Section
2008 Budget	5.1(d)
Affiliate	1.1
Aggregate OPMCA	1.7(b)
Aggregate RCA	1.7(b)
Agreement	Preamble
Alternative Agreement	6.5(a)
AMCAS	Preamble
AMCAS Certificate of Merger	1.2(a)
AMCAS Merger	Recitals
AMEX	Preamble
AMEX LLC Agreement	3.3(a)
AMEX Merger Sub	Preamble
Antitrust Counsel Only Material	6.4(a)
Antitrust Laws	6.4(a)
Auction Period	6.17(e)
Building Rent	6.17(g)
Building Sale Costs	6.17(g)
Building Sale Exchange Ratio	6.17(g)
Business Combination Transaction	6.5(e)
Business Day	1.1
Certificates of Merger	1.2(d)
Change in Company Recommendation	6.2
Clayton Act	1.1
Closing	1.3
Closing Date	1.3
Code	Recitals
Company	Preamble
Company Bylaws	1.1
Company Certificate of Incorporation	1.1
Company Contracts	3.17(b)
Company Disclosure Letter	Article III
Company Employees	6.6(a)
Company Financial Advisors	3.21
Company Financial Statements	3.6(a)
Company Improvements	3.13(a)
Company Lease	3.13
Company Leased Real Property	1.1
Company License Agreements	3.17(a)
Company Material Adverse Effect	1.1
Company Member Approval	3.4(a)
Company Members Meeting	6.2
Company Owned Real Properties	1.1
Company Permits	3.11(a)
Company Recommendation	6.2
Company Reports	3.6(a)
Company Sale Period	6.17(d)
Company Subsidiaries	3.2(a)
Company Subsidiary	3.2(a)

A-iii

Section
Confidentiality Agreement	6.3(c)
Constituent Documents	1.1
Contingent Consideration	6.17(a)
Contingent Consideration Amount	6.17(g)
Contingent Consideration Cap	6.17(a)
Contingent Payment End Date	6.17(g)
Controlled Group Liability	1.1
Copyrights	3.16(k)
D & O Insurance	6.8
Detriment	1.1
DGCL	Recitals
DLLCA	Recitals
Economic Development Agreements	6.17(c)
Economic Development Entities	6.17(c)
Effective Time	1.4(b)
Employee Benefit Plan	1.1
Environmental Law	1.1
Environmental Permit	1.1
Equity Rights	1.1
ERISA	1.1
ERISA Affiliate	1.1
Euronext College of Regulators	1.1
European Regulator	1.1
Exchange Act	1.1
Exchange Agent	2.1(a)
Exchange Fund	2.1(a)
Expenses	6.7
FIRPTA Certificate	6.15
Foreign Competition Laws	3.5(b)
Form S-4	3.8
Former Member Representative	6.17(b)
Former Member Representative Expenses	6.17(g)
Former Members	6.17(a)
FTC	1.1
GAAP	1.1
Governmental Entity	1.1
Gross Amount	6.17(g)
Hazardous Substances	1.1
Holdings	Preamble
Holdings Certificates of Merger	1.2(b)
Holdings Common Stock	1.8(a)
Holdings Merger	Recitals
HSR Act	1.1
Indebtedness	1.1
Indemnified Persons	6.8
Indemnifying Persons	6.8
Intellectual Property	3.16(k)
IRS	1.1
ITA	6.17(g)
knowledge	1.1
known	1.1

A-iv

Section
Law	1.1
Laws	1.1
Leases	1.1
Letter of Transmittal	2.1(b)
Liens	1.1
LLC Certificate of Merger	1.2(c)
LLC Merger	Recitals
Matching Bid	6.5(d)
Maximum Annual Premium	6.8
Member	3.3(a)
Members	3.3(a)
Membership Interest	1.7(a)
Membership Interests	1.7(a)
Merger	Recitals
Merger Sub	Preamble
Mergers	Recitals
Multiemployer Plan	1.1
Multiple Employer Plan	3.14(d)
Net Building Sale Proceeds	6.17(g)
Nonqualified Deferred Compensation Plan	3.14(g)
N-PCL	Recitals
NYSE	1.1
NYSE/AMEX Certificate of Merger	1.2(d)
NYSE/AMEX Merger	Recitals
NYSE/AMEX Merger Consideration	1.8(a)
OPM Consideration Amount	1.7(b)
OPM Discount	1.7(b)
OPM Exchange Ratio	1.7(b)
Options Principal Holdings Merger Consideration	1.7(a)
Options Principal Membership Interest	1.7(a)
Order	1.1
Outside Date	8.1(b)
Parent	Preamble
Parent Benefit Plans	1.1
Parent Common Stock	4.2(a)
Parent Disclosure Letter	Article IV
Parent Financial Advisors	4.10
Parent Financial Statements	1.1
Parent Material Adverse Effect	1.1
Parent Preferred Stock	4.2(a)
Parent SEC Documents	4.5(a)
Parties	Preamble
Party	Preamble
Patents	3.16(k)
Permitted Liens	1.1
Person	1.1
PILOT	6.17(g)
Plan	1.1
Pre-Building Sale Share Price	6.17(g)
Pre-Closing Period	1.7(b)
Pre-Merger Share Price	1.7(b)

A-v

Section
Pre-Sale Period	6.17(g)
Proceeding	5.1(j)
Proxy Statement and Prospectus	6.1(a)
Qualified Plans	3.14(c)
Regular Consideration Amount	1.7(b)
Regular Exchange Ratio	1.7(b)
Regular Holdings Merger Consideration	1.7(a)
Regular Membership Interest	1.7(a)
Reimbursable Expenses	8.3(a)
Release	1.1
Representatives	6.3(a)
Sale Arrangements	6.17(d)
Sale Date	6.17(g)
Sarbanes-Oxley Act	1.1
SEC	1.1
Securities	1.1
Securities Act	1.1
Self-Regulatory Organization	1.1
Sherman Act	1.1
Software	3.16(k)
Stock Consideration Amount	1.7(b)
Subsidiary	1.1
Superior Proposal	6.5(e)
Surviving Entity	1.2(d)
Takeover Proposal	6.5(e)
Tax	1.1
Tax Return	1.1
Termination Fee	8.3(a)
Third Party	6.5(e)
Trade Secrets	3.16(k)
Trademarks	3.16(k)
WARN Act	1.1
Withdrawal Liability	1.1

A-vi

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 17, 2008 (this “Agreement”), is by and among NYSE Euronext, a Delaware corporation (“Parent”), Amsterdam Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub”), The Amex Membership Corporation, a New York Type A not-for-profit corporation (together with the surviving corporation of the Holdings Merger, the “Company”), AMC Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“AMCAS”), American Stock Exchange Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Holdings”), American Stock Exchange LLC, a Delaware limited liability company owned 99% by the Company and 1% by AMCAS (“AMEX”), and American Stock Exchange 2, LLC, a Delaware limited liability company and a wholly owned subsidiary of Holdings (“AMEX Merger Sub”). Parent, Merger Sub, the Company, AMEX and AMEX Merger Sub are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, (1) the respective Boards of Directors of Parent, the Company, AMCAS, Holdings and AMEX and (2) the respective sole Members of Merger Sub and AMEX Merger Sub have each approved this Agreement and deem it advisable and in the best interests of each company and its stockholder(s) (in the case of Parent, AMCAS and Holdings) and member(s) (in the case of Merger Sub, the Company, AMEX, and AMEX Merger Sub) to consummate the transactions contemplated by this Agreement, including the merger of AMCAS with and into the Company (the “AMCAS Merger”), the merger of the Company with and into Holdings (the “Holdings Merger”), the merger of AMEX with and into AMEX Merger Sub (the “LLC Merger”), and the merger of Holdings with and into Merger Sub (the “NYSE/AMEX Merger” and together with the Holdings Merger and the LLC Merger the “Mergers” and each a “Merger”), in accordance with the applicable provisions of the Delaware General Corporation Law, as amended (the “DGCL”), the New York Not-For-Profit Corporation Law, as amended (the “N-PCL”) and the Delaware Limited Liability Company Act, as amended, (the “DLLCA”) and upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is intended that, for U.S. federal income tax purposes, each Merger (other than the LLC Merger) shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINED TERMS; THE MERGERS; CERTAIN RELATED MATTERS

Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

“Business Day” means any day except Saturday or Sunday on which commercial banks are not required or authorized to close in the City of New York.

“Clayton Act” means the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder.

“Company Bylaws” means the Amended and Restated Bylaws of the Company as in effect as of the date hereof.

“Company Certificate of Incorporation” means the Restated Certificate of Incorporation of the Company as in effect as of the date hereof.

“Company Leased Real Property” means all real property interests leased by the Company or any of the Company Subsidiaries pursuant to Leases.

“Company Material Adverse Effect” means any effect, event, occurrence or state of facts that, individually or in the aggregate with other effects, events or occurrences or states of facts, (1) is materially adverse to or materially impairs (a) the business, condition (financial or otherwise), or continuing results of operations of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company, AMCAS, Holdings, AMEX or AMEX Merger Sub to perform their respective obligations under this Agreement or (2) prevents or materially delays the consummation of any of the transactions contemplated by this Agreement; provided, however, that, in the case of clause (1)(a), none of the following shall be considered in determining whether there is or has been a Company Material Adverse Effect:

(i) changes or conditions generally affecting the business in which the Company and its Subsidiaries operate;

(ii) changes or conditions generally affecting the economy or the general financial, credit or securities markets, including interest rates;

(iii) general political, economic, business or regulatory conditions or changes therein (including the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God);

(iv) changes or developments to the extent resulting from any action or omission by the Company or any of its Subsidiaries that is required by Section 5.1 or Article 6 of this Agreement or otherwise consented to in advance by Parent in writing; or

(v) changes, after the date hereof, in Law, rules, regulations, GAAP or the accounting rules or regulations of the SEC or authoritative interpretations thereof.

which, in the case of each of clauses (i), (ii), (iii) and (v) do not affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the businesses and industries in which the Company and its Subsidiaries operate.

“Company Owned Real Properties” means the land located at 86 Trinity Place, New York, NY and 22 Thames Street, New York, NY, together with all buildings, improvements and fixtures presently or hereafter located thereon, and all easements, licenses, rights and appurtenances relating to the foregoing.

“Constituent Documents” means with respect to any entity, its certificate or articles of incorporation, bylaws, exchange rules and regulations, as applicable, and any similar charter or other organizational documents of such entity.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Employee Benefit Plans listed in Section 3.14(a) of the Company Disclosure Letter or the Parent Benefit Plans, as applicable.

“Detriment” means (a) a material adverse effect on the business, financial condition or continuing results of operations of the Company and its Subsidiaries, taken as a whole, (b) any negative effect on the business, financial condition or continuing results of operations of Parent or its Subsidiaries, which had such effect occurred with respect to the Company or its Subsidiaries would have been significant (even if not material) to the Company and its Subsidiaries taken as a whole, (c) any effect that reasonably could materially impair the economic benefits to Parent reasonably expected by Parent to be realized from the transactions contemplated by this Agreement, (d) the absence or loss of authority or ability of NYSE, NYSE Arca, Inc. or AMEX to continue as national securities exchanges and self-regulatory organizations (as registered under Section 6 and as defined in Section 3(a)(26), respectively, of the Exchange Act), (e) the absence or loss of authority or ability of Euronext Paris, Euronext Amsterdam, Euronext Portugal, Euronext Brussels or LIFFE Administration and Management to continue to operate the markets that they currently operate or (f) a requirement to amend the rules of NYSE, NYSE Arca, Inc., NYSE Arca Equities, Inc. Euronext Paris, Euronext Amsterdam, Euronext Portugal, Euronext Brussels or LIFFE Administration and Management (other than with respect to the amendment to the Bylaws of NYSE Euronext expressly contemplated by this Agreement); provided that in the case of clauses (b), (c), (d) (except as it relates to AMEX), (f) and (e) any such effect or absence or loss of authority that to Parent’s knowledge was requested of Parent or proposed to Parent by any Governmental Entity or Self-Regulatory Organization prior to the date hereof shall not be a Detriment.

“Employee Benefit Plan” means any employee benefit plan, program, policy, practices, agreement or other arrangement providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its subsidiaries or to which the Company or any of its subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program, policy, practices, arrangement or agreement.

“Environmental Law” means any foreign, federal, state or local Law, treaty, statute, rule, regulation, Order, ordinance, decree, injunction, judgment, governmental restriction or any other requirement of Law (including common Law) regulating or relating to the protection of human health, safety (as it relates to Releases of Hazardous Substances), natural resources or the environment, including Laws relating to wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, Release, threatened Release of, or exposure to, Hazardous Substances.

“Environmental Permit” means any permit, license, authorization or consent required pursuant to applicable Environmental Laws.

“Equity Rights” means, with respect to any Person, Securities, or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire such Securities, or any options, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents or similar awards, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, the Securities or earnings of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, any trade or business, whether or not incorporated, that together with such entity and its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001 of ERISA.

“Euronext College of Regulators” means the Committee of Chairmen of the AMF, the Netherlands Authority for the Financial Markets (Autoriteit Financiele Markten), the Belgian Banking, Finance, and Insurance Commission (Commission Bancaire, Financière, et des Assurances), the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários—CMVM), and the U.K. Financial Services Authority (FSA), pursuant to the Memoranda of Understanding between them, dated March 3, 2003, March 26, 2002 and March 22, 2001 and the Memorandum of Understanding between them and the SEC dated January, 2007.

“European Regulator” means any of the Dutch Minister of Finance, the French Minister of the Economy, the French Committee of Credit Establishments and Investments Undertakings (Comité des Etablissements de Crédit et des Entreprises d’Investissement—CECEI), the French Financial Market Authority (Autorité des Marchés Financiers), the Netherlands Authority for the Financial Markets (Autoriteit Financiele Markten), the Belgian Banking, Finance, and Insurance Commission (Commission Bancaire, Financière, et des Assurances), the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários—CMVM), the U.K. Financial Services Authority (FSA) and the Euronext College of Regulators, in each case only to the extent that it has authority and jurisdiction in the particular context.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission, including the SEC, or other governmental authority or instrumentality.

“Hazardous Substances” means all substances governed or regulated under any of the Environmental Laws, including any substance or waste (a) defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5; (b) any “hazardous waste” as defined in the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Sections 6901 et seq.), as amended, and the rules and regulations promulgated thereunder; (c) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. Sections 9601 et seq.), as amended, and the rules and regulations promulgated thereunder; (d) petroleum or petroleum products, asbestos or asbestos-containing materials, toxic mold, urea, formaldehyde or polychlorinated biphenyls; or (e) any other substance or waste defined as hazardous or toxic by, or regulated as hazardous or toxic under, any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person and its Subsidiaries for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations of such Person and its Subsidiaries evidenced by bonds, debentures, notes, mortgages or similar instruments or securities, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices), (iv) all obligations of such Person and its Subsidiaries under conditional sale or other title retention agreements relating to any property purchased by such Person or any of its Subsidiaries, (v) all obligations of such Person and its Subsidiaries issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person and its Subsidiaries to creditors for inventory, services and supplies incurred in the ordinary course of business consistent with past practices), (vi) all lease obligations of such Person and its Subsidiaries capitalized on the books and records of such Person or any of its Subsidiaries, (vii) all obligations of others secured by a Lien on property or assets owned or acquired by such Person or any of its Subsidiaries, whether or not the obligations secured thereby have been assumed, (viii) all letters of credit or performance bonds issued for the account of such Person or any of its Subsidiaries (excluding (a) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices, (b) standby letters of credit relating to workers’ compensation insurance and surety bonds, (c) surety bonds and customs bonds and (d) clearing house guarantees) and (ix) all guarantees and arrangements having the economic effect of a guarantee of such Person or any of its Subsidiaries of any Indebtedness of any other Person, other than clearing house guarantees. Notwithstanding the foregoing, “Indebtedness” shall not include intercompany indebtedness, obligations or liabilities between either (1) the Company or one of the wholly owned Company Subsidiaries on the one hand, and another wholly owned Company Subsidiary on the other hand, or (2) Parent, one of the wholly owned subsidiaries of Parent or Euronext N.V. on the one hand, and Parent or another subsidiary of Parent or Euronext that is wholly owned on the other hand.

“IRS” means the Internal Revenue Service.

“known” or “knowledge” means (1) as used with respect to Parent (including references to such Parent being aware of a particular matter) those facts that are known, or reasonably should have been known in the course of the performance of their duties to such Parent, by the individuals listed on Exhibit A and includes any facts, matters or circumstances set forth in any written notice from any Governmental Authority received by Parent and (2) as used with respect to the Company (including references to the Company being aware of a particular matter) those facts that are known, or reasonably should have been known in the course of the performance of their duties to such the Company, by the individuals listed on Exhibit B and includes any facts, matters or circumstances set forth in any written notice from any Governmental Authority received by the Company.

“Law” (and with the correlative meaning “Laws”) means any rule, regulation, statute, Order, ordinance or code promulgated by any Governmental Entity, including any common law, state and federal law, securities law and law of any foreign jurisdictions.

“Leases” means leases, subleases, licenses and occupancy agreements.

“Liens” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, easement, condition, covenant, restriction, declaration, defect in or exception to title, lien (statutory or other), other charge or security interest or any encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(40) or 4001(a)(3) of ERISA.

“NYSE” means New York Stock Exchange LLC.

“Order” means any statute, law, ordinance, rule, regulation, charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal.

“Parent Benefit Plans” means any employee benefit plan, program, policy, practices, agreement or other arrangement providing benefits to any current or former employee, officer or director of the Parent or any of its subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Parent or any of its subsidiaries or to which the Parent or any of its subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program, policy, practices, arrangement or agreement.

“Parent Financial Statements” means the consolidated financial statements of Parent and the subsidiaries of Parent included in the Parent SEC Documents together, in the case of year-end statements, with reports thereon by PricewaterhouseCoopers LLP, the independent auditors of Parent, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of stockholders’ equity and a consolidated statement of cash flows, and accompanying notes.

“Parent Material Adverse Effect” means any event, occurrence or state of facts that, individually or in the aggregate with other effects, events or occurrences or states of facts, (1) is materially adverse to or materially impairs the ability of Parent or Merger Sub to perform their respective obligations under this Agreement or (2) prevents or materially delays the consummation of any of the transactions contemplated by this Agreement.

“Permitted Liens” means (i) any liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar statutory liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (iv) easements, rights-of-way, restrictions and other similar encumbrances, which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value or the utility in the conduct of the Company business of the property subject thereto and (v) any Lien reflected in the Parent Financial Statements or the Company Financial Statements, as applicable.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or Self-Regulatory Organization or other entity or group (as defined in the Exchange Act).

“Plan” means any Employee Benefit Plan or Parent Benefit Plan, as applicable, other than a Multiemployer Plan.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including the moving of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the indoor or outdoor environment.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the related rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities” means, with respect to any entity, the authorized shares of any series of capital stock of, or membership interests, participation interests, or other equity interests in, such entity.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Self-Regulatory Organization” means any U.S. or foreign commission, board, agency or body that is not a Governmental Entity but is charged with regulating its own members through the adoption and enforcement of financial, sales practice and other requirements for brokers, dealers, securities underwriting or trading, stock exchanges, electronic communications networks, insurance companies or agents, investment companies or investment advisers.

“Sherman Act” means the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” when used with respect to any entity means any corporation or other organization, whether incorporated or unincorporated, (i) of which such entity or any other Subsidiary of such entity is a general partner (excluding partnerships, the general partnership interests of which are held by such entity or any Subsidiary of such entity do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the Securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such entity or by any one or more of its Subsidiaries, or by such entity and one or more of its Subsidiaries.

“Tax” means any U.S. federal, state, local or foreign taxes, charges, fees, levies, imposts, duties, tariffs, or other assessments imposed by any Governmental Entity, including any net income, franchise, gross income, sales, use, value added, goods and services, ad valorem, turnover, property, gross receipts, license, capital stock, payroll, employment, unemployment, disability, social security (or similar), excise, severance, transfer, alternative or add-on minimum, stamp, registration, occupation, premium, environmental, windfall profits, or other tax of any kind, together with any interest, penalties, additions to tax or additional amounts imposed with respect thereto.

“Tax Return” means any return, report, declaration, election, estimate, information statement, claim for refund, or other document (including any amendment to any of the foregoing) filed or required to be filed with respect to Taxes.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act, as amended, and the rules and regulations promulgated thereunder.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2 The Mergers. Upon the terms and subject to the conditions set forth in this Agreement:

(a) AMCAS Merger. Prior to the Effective Time, AMCAS shall be merged with and into the Company and the separate corporate existence of AMCAS shall thereupon cease. The Company shall be the surviving entity in the AMCAS Merger. At the effective time of the AMCAS Merger, the effect of the AMCAS Merger shall be as provided in this Agreement, the certificate of merger filed with the Delaware Secretary of State with respect to the AMCAS Merger (the “AMCAS Certificate of Merger”) and the applicable provisions of the DGCL and the N-PCL.

(b) Holdings Merger. Following the effective time of the AMCAS Merger but prior to the Effective Time, the Company shall be merged with and into Holdings and the separate corporate existence of the Company shall thereupon cease. Holdings shall be the surviving entity in the Holdings Merger. At the effective time of the Holdings Merger, the effect of the Holdings Merger shall be as provided in this Agreement, the certificates of merger filed with the Delaware Secretary of State and the New York Secretary of State with respect to the Holdings Merger (the “Holdings Certificates of Merger”) and the applicable provisions of the DGCL and the N-PCL.

(c) LLC Merger. At the effective time of the Holdings Merger, AMEX shall be merged with and into AMEX Merger Sub and the separate limited liability company existence of AMEX shall thereupon cease. AMEX Merger Sub shall be the surviving entity in the LLC Merger. At the effective time of the LLC Merger, the effect of the LLC Merger shall be as provided in this Agreement, the certificate of merger filed with the Delaware Secretary of State with respect to LLC Merger (the “LLC Certificate of Merger”) and the applicable provisions of the DLLCA.

(d) NYSE/AMEX Merger. At the Effective Time and following the completion of the AMCAS Merger, the Holdings Merger and the LLC Merger, Holdings (as the surviving corporation of the Holdings Merger) shall be merged with and into Merger Sub and the separate corporate existence of Holdings shall thereupon cease. Merger Sub shall be the surviving entity in the NYSE/AMEX Merger (with respect to all post-Closing periods, the “Surviving Entity”). At the Effective Time, the effect of the NYSE/AMEX Merger shall be as provided in this Agreement, the certificate of merger filed with the Delaware Secretary of State with respect to the NYSE/AMEX Merger (the “NYSE/AMEX Certificate of Merger” and together with the AMCAS Certificate of Merger, the Holdings Certificates of Merger and the LLC Certificate of Merger, the “Certificates of Merger”) and the applicable provisions of the DGCL. Immediately following the NYSE/AMEX Merger, the Surviving Entity shall be a direct wholly owned subsidiary of Parent.

Section 1.3 Closing. Unless otherwise mutually agreed in writing between Parent and the Company, the closing of the Mergers (the “Closing”) shall take place at the offices of Wachtell, Lipton Rosen & Katz, 51 West 52nd Street, New York, NY 10019, at 9:00 a.m., Eastern time, on the date when the Effective Time is to occur (the “Closing Date”), which shall be no later than the fifth (5th) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those that by their terms must be satisfied or waived as of the Closing) or on such later date to which Parent and the Company shall mutually agree.

Section 1.4 Effective Time.

(a) As soon as practicable following the satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article VII, on the Closing Date, the Parties shall file the Certificates of Merger with the Secretary of State of New York and the Secretary of State of Delaware, as appropriate, in such form as is required by and executed and acknowledged in accordance with the relevant provisions of the N-PCL, DLLCA and DGCL, as appropriate, and make all other filings or recordings required under the N-PCL, DLLCA and DGCL, as appropriate.

(b) The Mergers shall become effective at (i) the date and time on which (A) in the case of the AMCAS Merger, the AMCAS Certificate of Merger, (B) in the case of the Holdings Merger, the Holdings Certificates of Merger, (C) in the case of the LLC Merger, the LLC Certificate of Merger and (D) in the case of the NYSE/AMEX Merger, the NYSE/AMEX Certificate(s) of Merger are/is duly filed with the Secretary of State of New York and the Secretary of State of Delaware (in the case of the Holdings Certificates of Merger) and the Secretary of State of Delaware (in the case of the other Certificates of Merger), in each case as required to effect such merger, or (ii) such subsequent times as Parent and the Company shall agree and as shall be specified in the Certificates of Merger; provided that in the case of clause (i) the Holdings Certificates of Merger and the LLC Certificate of Merger shall be filed at the same time and in the case of clause (ii) the Holdings Certificates of Merger and the LLC Certificate of Merger shall be filed requesting the same effective time. The time that the NYSE/AMEX Merger shall become effective shall be referred to as the “Effective Time.”

Section 1.5 Parent, Surviving Entity and AMEX Merger Sub Constituent Documents.

(a) Bylaws of Parent. Subject to any required approval of the SEC, Parent and the Company shall take, and shall cause Holdings to take, all requisite action to cause Article VII, Section 7.3(G) of the Bylaws of the Parent in effect immediately following the Effective Time to be amended to read as follows: “U.S. Regulated Subsidiaries” shall mean New York Stock Exchange LLC, NYSE Market, Inc., NYSE Regulation, Inc., NYSE Arca, L.L.C., NYSE Arca, Inc., NYSE Arca Equities, Inc. and American Stock Exchange, LLC (and each, a “U.S. Regulated Subsidiary”).

(b) Certificate of Formation of the Surviving Entity. Subject to any required approval of the SEC, Parent and the Company shall take, and shall cause Merger Sub to take, all requisite action to cause the Certificate of Formation of the Surviving Entity in effect immediately following the Effective Time to be substantially in such form as determined by Parent (provided that the Company shall have provided its consent to such forms, such consent not to be unreasonably withheld or delayed).

(c) Limited Liability Company Agreement of the Surviving Entity. Subject to any required approval of the SEC, Parent and the Company shall take, and shall cause Merger Sub to take, all requisite action to cause the Limited Liability Company Agreement of the Surviving Entity in effect immediately following the Effective Time to be substantially in such form as determined by Parent (provided that the Company shall have provided its consent to such form, such consent not to be unreasonably withheld or delayed).

(d) Certificate of Formation of the AMEX Merger Sub. Subject to any required approval of the SEC, Parent and the Company shall take, and shall cause AMEX Merger Sub to take, all requisite action to cause the Certificate of Formation of AMEX Merger Sub in effect immediately following the Effective Time to be substantially in such form as determined by Parent (provided that the Company shall have provided its consent to such forms, such consent not to be unreasonably withheld or delayed). The Parties intend that the name of AMEX Merger Sub immediately following the Effective Time shall be “American Stock Exchange, LLC.”

(e) Limited Liability Company Agreement of AMEX Merger Sub. Subject to any required approval of the SEC, Parent and Company shall take, and shall cause Holdings and AMEX Merger Sub to take, all requisite action to cause the Limited Liability Company Agreement of the AMEX Merger Sub in effect immediately following the Effective Time to be substantially in such form as determined by Parent (provided that the Company shall have provided its consent to such form, such consent not to be unreasonably withheld or delayed).

(f) Directors and Officers of the Surviving Entity. From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Entity and the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Entity, in each case, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Entity.

Section 1.6 Effects of the AMCAS Merger and the LLC Merger.

(a) Subject to the other provisions of this Article I and Article II, at the effective time of the AMCAS Merger, by virtue of the AMCAS Merger and without any action on the part of the Company or AMCAS or the holder of any of their respective Securities, each outstanding share of AMCAS common stock par value $.01 per share shall be cancelled and retired without payment of any consideration therefor and shall cease to exist or be outstanding.

(b) Subject to the other provisions of this Article I and Article II, at the effective time of the LLC Merger, by virtue of the LLC Merger and without any action on the part of the Company, AMEX, AMEX Merger Sub or the holder of any of their respective Securities, each outstanding Class A Interest (as such term is defined in the recitals of the AMEX LLC Agreement) and each outstanding Class B Interest (as such term is defined in the recitals of the AMEX LLC Agreement) of AMEX shall be cancelled and retired without payment of any consideration therefor and shall cease to exist or be outstanding.

Section 1.7 Effect of the Holdings Merger on Memberships. Subject to the other provisions of this Article I and Article II, at the effective time of the Holdings Merger, by virtue of the Holdings Merger and without any action on the part of the Company or Holdings or the holder of any of their respective Securities:

(a)(i) Each “Regular Membership” (as such term is defined in Section 6 of the Restated Certificate of Incorporation of the Company) of the Company (each a “Regular Membership Interest”) issued and outstanding immediately prior to the effective time of the Holdings Merger (other than those held by the

Company) shall automatically be converted into the right to receive a number of fully paid and nonassessable shares of Holdings Common Stock equal to the Regular Exchange Ratio (the “Regular Holdings Merger Consideration”) and (ii) each “Options Principal Membership” (as such term is defined in Section 6 of the Restated Certificate of Incorporation of the Company) of the Company (each an “Options Principal Membership Interest” with the Regular Membership Interests and the Options Principal Membership Interests together being the “Membership Interests” and each a “Membership Interest”) issued and outstanding immediately prior to the effective time of the Holdings Merger (other than those held by the Company) shall automatically be converted into the right to receive a number of fully paid and nonassessable shares of Holdings Common Stock equal to the OPM Exchange Ratio (the “Options Principal Holdings Merger Consideration”).

(b) For the purposes of this Agreement:

(1) “Stock Consideration Amount” shall mean $260 million.

(2) “Pre-Merger Share Price” shall equal the volume weighted average price of Parent Common Stock on the NYSE for the Pre-Closing Period.

(3) “Pre-Closing Period” means the fifteen (15) consecutive trading days ending on the day immediately prior to the date on which the Effective Time occurs or ending on such other date as mutually agreed between Parent and the Company.

(4) “OPM Discount” shall equal $36,000 multiplied by the number of OPM Memberships issued and outstanding immediately prior to the effective time of the Holdings Merger.

(5) “Regular Consideration Amount” shall equal the quotient of the sum of the Stock Consideration Amount and the OPM Discount divided by the Number of Membership Interests issued and outstanding immediately prior to the effective time of the Holdings Merger.

(6) “Aggregate RCA” shall equal product of the Regular Consideration Amount multiplied by the number of Regular Membership Interests issued and outstanding immediately prior to the effective time of the Holdings Merger.

(7) “Aggregate OPMCA” shall equal the difference between the Stock Consideration Amount minus the Aggregate RCA.

(8) “OPM Consideration Amount” shall equal the quotient of the Aggregate OPMCA divided by the number of Option Principal Membership Interests issued and outstanding immediately prior to the effective time of the Holdings Merger.

(9) “Regular Exchange Ratio” shall equal that number of shares, or fraction thereof, determined by dividing the Regular Consideration Amount by the Pre-Merger Share Price (rounded to the nearest hundred thousandth of a share).

(10) “OPM Exchange Ratio” shall equal that number of shares, or fraction thereof, determined by dividing the OPM Consideration Amount by the Pre-Merger Share Price (rounded to the nearest hundred thousandth of a share).

(c) Each Membership Interest held by the Company shall be cancelled and retired without payment of any consideration therefor and shall cease to exist or be outstanding.

(d) All of the Membership Interests converted into the right to receive the Regular Holdings Merger Consideration or Options Principal Holdings Merger Consideration, as applicable, pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the effective time of the Holdings Merger and shall thereafter represent only the right to receive the Holdings Merger Consideration or Options Principal Holdings Merger Consideration, as applicable, into which the Membership Interests have been converted pursuant to this Section 1.7.

(e) No appraisal rights are available under applicable law to holders of Membership Interests in connection with the Holdings Merger.

Section 1.8 Effect of the NYSE/AMEX Merger on Holdings Capital Stock. Subject to the other provisions of this Article I and Article II, at the Effective Time, by virtue of the NYSE/AMEX Merger and without any action on the part of Parent, the Company or Holdings or the holder of any of their respective Securities:

(a) Each share of Holdings common stock, par value $0.01 per share (“Holdings Common Stock”) issued pursuant to Section 1.7 and outstanding immediately prior to the Effective Time shall be converted into the right to receive one fully paid and nonassessable share of Parent Common Stock (the “NYSE/AMEX Merger Consideration”).

(b) All of the shares of Holdings Common Stock converted into the right to receive the NYSE/AMEX Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time and shall thereafter represent only the right to receive the NYSE/AMEX Merger Consideration and cash in lieu of fractional shares, if any, into which such shares of Holdings Common Stock have been converted pursuant to this Section 1.8.

(c) In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Holdings Common Stock in connection with the NYSE/AMEX Merger.

(d) All membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for all membership interests of the Surviving Entity.

(e) Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued as a result of the NYSE/AMEX Merger and any holder of Membership Interests (which prior to the Effective Time shall have been converted into the right to receive the Regular Holdings Membership Consideration or the Options Principal Membership Consideration in accordance with the terms of Section 1.7) entitled to receive a fractional share of Parent Common Stock but for this Section 1.8(e) shall be entitled to receive a cash payment in lieu thereof, which payment shall be calculated by the Exchange Agent and shall represent such holder’s proportionate interest in net proceeds from the sale by the Exchange Agent on behalf of such holder of the aggregate fractional shares of Parent Common Stock that such holder otherwise would be entitled to receive in the NYSE/AMEX Merger if such holder had held fractional shares of Parent Common Stock. Any such sale shall be made by the Exchange Agent within five (5) Business Days after the date upon which any Letter of Transmittal that would otherwise have resulted in the issuance of such fractional shares of Parent Common Stock has been received by the Exchange Agent.

Section 1.9 Restructuring the Mergers. The Parties hereto agree and acknowledge that Parent may restructure the Mergers; provided that such restructuring shall not (a) reduce the Regular Holdings Merger Consideration, the Options Principal Holdings Merger Consideration, the NYSE/AMEX Merger Consideration or the Contingent Consideration, (b) delay or prevent consummation of the transactions contemplated by this Agreement, or (c) prevent or impede the qualification of each Merger (other than the LLC Merger) as a reorganization within the meaning of Section 368(a) of the Code or the receipt of the IRS rulings or tax opinions referred to in Section 7.2(d) and Section 7.3(d).

ARTICLE II

EXCHANGE OF SHARES

Section 2.1 Surrender and Exchange.

(a) Exchange Agent. Prior to the Effective Time, Parent, with the approval of the Company which shall not be unreasonably withheld or delayed, shall appoint a commercial bank or trust company, or a subsidiary thereof, to act as paying and exchange agent hereunder (the “Exchange Agent”). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of the shares of Holdings Common Stock issued pursuant to Section 1.7, (i) the shares of Parent Common Stock issuable pursuant to Section 1.8 in exchange for outstanding shares of Holdings Common Stock and (ii) any cash to be paid pursuant to Section 1.8(e) in respect of any cash in lieu of fractional shares in exchange for outstanding Membership Interests upon delivery to the Exchange Agent of instructions for use in effecting the transfer and cancellation of Membership Interests in exchange for the applicable NYSE/AMEX Merger Consideration pursuant to the provisions of Article I and this Article II (such cash and shares of Parent Common Stock being hereinafter referred to as the “Exchange Fund”). For the purposes of this Section 2.1, unless the context requires otherwise, the term “Membership Interests” shall refer to former Membership Interests which, prior to the Effective Time, shall have been converted into the right to receive the Regular Holdings Membership Consideration or the Options Principal Membership Consideration in accordance with the terms of Section 1.7.

(b) The Letter of Transmittal. Parent and the Company shall cause appropriate transmittal materials, in such form as reasonably agreed upon by Parent and the Company prior to the Effective Time (the “Letter of Transmittal”), to be provided by the Exchange Agent to holders of record of the Membership Interests as soon as practicable after the Effective Time, advising such holders of the effectiveness of the Mergers and the procedure for providing instructions to the Exchange Agent to effect the transfer and cancellation of Membership Interests in exchange for the NYSE/AMEX Merger Consideration. Parent, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing the validity of the Letter of Transmittal.

(c) After the Effective Time, upon delivery to the Exchange Agent of instructions authorizing transfer and cancellation of each Membership Interest in accordance with the terms of the Letter of Transmittal, the holders of such Membership Interests shall be entitled to receive in exchange therefor (i) that number of whole shares of Parent Common Stock in respect of the aggregate NYSE/AMEX Merger Consideration that such holder is entitled to receive pursuant to Article I (after taking into account all Membership Interests then held by such holder), and (ii) a check in the amount (after giving effect to any required Tax withholdings) equal to any cash in lieu of fractional shares, and Membership Interests which are the subject of such authorization shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon such transfer and cancellation of any Membership Interests. In the event of a transfer of ownership of any Membership Interest that is not registered in the transfer records of the Company, the proper number of shares of Parent Common Stock, together with a check for any cash to be paid in lieu of fractional shares, may be issued and/or paid to such a transferee if written instructions authorizing the transfer of any Membership Interests are presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid. If any shares of Parent Common Stock are to be issued in a name other than that in which the Membership Interest is registered on the books of the Company, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other Taxes required by reason of the issuance of shares of Parent Common Stock in a name other than that of the registered holder of such Membership Interest as reflected on the books of the Company, or shall establish to the satisfaction of Parent and the Exchange Agent that such Tax has been paid or is not applicable.

(d) Distributions with Respect to Unexchanged Shares; Voting.

(1) All shares of Parent Common Stock to be issued pursuant to the NYSE/AMEX Merger (excluding shares to be issued pursuant to Section 6.17) shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all such shares. No dividends or other distributions in respect of Parent Common Stock shall be paid to any holder of any Membership Interest until the instructions for transfer and cancellation provided in this Article II have been delivered to the Exchange Agent. Subject to the effect of applicable Laws, following delivery to the Exchange Agent of such instructions, there shall be issued and/or paid to the Membership Interest holder whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such delivery of such instructions, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(2) Holders of Membership Interests in respect of which such instructions for transfer and cancellation have not been delivered shall be entitled to vote after the Effective Time at any meeting of Parent stockholders the number of whole shares of Parent Common Stock represented by such Membership Interests (excluding shares to be issued pursuant to Section 6.17), regardless of whether such holders have delivered such instructions to the Exchange Agent with respect to the Membership Interests held by them.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Parent Common Stock) that remains unclaimed by the former members of the Company or the former stockholders of Holdings for 180 days after the Effective Time shall be delivered to Parent. Any former members of the Company, former stockholders of Holdings who have not theretofore complied with this Article II shall thereafter look only to Parent for delivery of any shares of Parent Common Stock of such stockholders and payment of cash in lieu of fractional shares and any dividends and other distributions in respect of Parent Common Stock of such stockholders payable and/or issuable pursuant to Section 2.1(d) upon delivery to the Exchange Agent of a properly completed Letter of Transmittal of any Membership Interest, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, AMEX or any surviving entity in the Mergers, the Exchange Agent or any other Person shall be liable to any former holder of Membership Interests for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

Section 2.2 Transfers. At or after effective time of the Holdings Merger, there shall be no transfers on the membership transfer books of the Company of the Membership Interests that were outstanding immediately prior to the effective time of the Holdings Merger.

Section 2.3 Withholding Rights. Each of Parent, Merger Sub, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.4 Further Assurances. After the Effective Time, the officers and directors of the Surviving Entity will be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the NYSE/AMEX Merger.

Section 2.5 Restrictions on Equity Issuances. Notwithstanding anything to the contrary on and after the date hereof and until the Effective Time, the Company shall not (1) issue, grant, convey or provide to any Person any right of any kind, contingent or accrued, to acquire or receive a Membership Interest or benefits measured by the value of Membership Interests or (2) issue or agree to issue any Membership Interests or take any other action that could cause the aggregate number of Membership Interests to change.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed or identified in a letter (the “Company Disclosure Letter”) delivered to Parent by the Company prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article III to which the information in such letter relates; provided that disclosure in the Company Disclosure Letter as to a specific representation or warranty shall qualify any other sections of this Agreement to the extent that it is reasonably apparent that the substance of such disclosure relates to such other sections), the Company represents and warrants to Parent as follows:

Section 3.1 Organization. The Company is a Type A Not-For-Profit Corporation duly incorporated, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties and assets or conduct of its business requires such qualification, except where the failure to be so organized, existing and in good standing or to have such power or authority, when taken together with all other such failures, individually or in the aggregate, has not had and is not reasonably expected to have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of its Constituent Documents, as amended and in effect on the date of this Agreement and such Constituent Documents are in full force and effect.

Section 3.2 Subsidiaries.

(a) Section 3.2(a) of the Company Disclosure Letter sets forth (i) each Subsidiary of the Company (individually, a “Company Subsidiary” and collectively, the “Company Subsidiaries”), (ii) each Company Subsidiary’s jurisdiction of incorporation or organization and (iii) the location of each Company Subsidiary’s principal executive offices. Each Company Subsidiary is a corporation duly incorporated or a limited liability company, partnership or other entity duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite corporate or other power and authority, as the case may be, to own, lease and operate its properties and assets and to carry on its business as now being conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties and assets or conduct of its business requires such qualification, except where the failure to be so organized, existing and in good standing or to have such power or authority, when taken together with all other such failures, individually or in the aggregate, has not had and is not reasonably expected to have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Constituent Documents of each Company Subsidiary (other than Constituent Documents for Company Subsidiaries that have no operations), as amended and in effect on the date of this Agreement and such Constituent Documents are in full force and effect.

(b) The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding Securities of each Company Subsidiary, free and clear of any Liens and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities), other than limitations or restrictions pursuant to federal and state securities Laws. All of such Securities so owned by the Company have been duly authorized and validly issued and are fully-paid and nonassessable (and no such shares have been issued in violation of any preemptive or similar rights). Except for the Securities of the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any entity.

Section 3.3 Capitalization; Membership Interests.

(a) Membership Interests.

(1) As of the date hereof, there are (i) 834 Regular Membership Interests and 30 Options Principal Membership Interests authorized under the Restated Certificate of Incorporation of the Company, (ii) 837 Membership Interests issued and outstanding, 807 of which are Regular Membership Interests held by regular members (as such term is defined in Article I, Section 3 of the AMEX Constitution) and 30 of which are Options Principal Membership Interests held by options principal members (as such term is defined in Article I, Section 3 of the AMEX Constitution) (together with the regular members the “Members” and each a “Member”) and (iii) 27 Membership Interests held in treasury and no Options Principal Membership Interests held in treasury. As of the date hereof, 411 of the Company Membership Interests have been leased by a lessor (as such term is defined in Article I, Section 3 of the AMEX Constitution) to a lessee (as such term is defined in Article I, Section 3 of the AMEX Constitution) pursuant to a lease agreement. As of the date hereof there are two classes of Participation Interests (as such term is defined in the recitals of the Amended and Restated Limited Liability Company Agreement of AMEX, dated December 31, 2004 (the “AMEX LLC Agreement”)) 99% of which are Class A Interests (as such term is defined in the recitals of the AMEX LLC Agreement) and are held by the Company and 1% of which are Class B Interests (as such term is defined in the recitals of the AMEX LLC Agreement) and are held by AMCAS.

(2) All of the outstanding Membership Interests have been duly authorized and are valid. Each of the outstanding shares of capital stock or other Securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned subsidiary of the Company, free and clear of any Liens. There are no preemptive or other outstanding rights, options, phantom equity, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any Membership Interests, shares of capital stock or other Securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any Membership Interests or other Securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Members or holders of any other equity securities of the Company on any matter. Except as set forth in the Company Bylaws, the Company Certificate of Incorporation and the AMEX Constitution neither the Company nor any Company Subsidiary is a party to any agreements with, or has granted any rights for the benefit of or taken any similar action with respect to, any Members. The only corporate governance rights or entitlements of any Members with respect to the Company or the Company Subsidiaries are those corporate governance rights and entitlements provided for in the Company Bylaws, the Company Certificate of Incorporation and the AMEX Constitution.

Section 3.4 Authorization; Board Approval; Voting Requirements.

(a) Each of the Company, AMCAS, Holdings, AMEX and AMEX Merger Sub has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder, subject to, with respect to the Company, the adoption and approval of this Agreement by two-thirds (2/3) of the votes cast by the Members entitled to vote thereon in accordance with the N-PCL (which 2/3 shall also represent a majority of the outstanding Membership Interests) (the “Company Member Approval”). The execution, delivery and performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate actions, and no other corporate proceedings on the part of any of the

Company, AMCAS, Holdings, AMEX or AMEX Merger Sub are necessary for each Party to authorize this Agreement or to consummate the transactions contemplated hereby, except for the Company Member Approval. This Agreement has been duly and validly executed and delivered by each of the Company, AMCAS, Holdings, AMEX and AMEX Merger Sub and, assuming due authorization, execution and delivery by Parent and Merger Sub, is a legal, valid and binding obligation of each of the Company, AMCAS, Holdings, AMEX and AMEX Merger Sub, enforceable against each of the Company, AMCAS, Holdings, AMEX and AMEX Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The Board of Directors of the Company, at a meeting duly called and held, duly and unanimously adopted resolutions (i) determining that the terms of the Mergers and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and its Members, (ii) approving this Agreement, the Mergers and the other transactions contemplated by this Agreement and (iii) recommending that the Company’s Members adopt this Agreement and approve the Mergers and the other transactions contemplated by this Agreement.

(c) The Board of Governors of AMEX, at a meeting duly called and held, duly adopted resolutions (i) determining that the terms of the LLC Merger and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of AMEX and (ii) approving this Agreement, the LLC Merger and the other transactions contemplated by this Agreement.

(d) Assuming the accuracy of the representations and warranties of Parent set forth in Section 4.3, the affirmative vote of two-thirds (2/3) of the votes cast by the Members entitled to vote thereon at the Company Members Meeting (which 2/3 shall also represent a majority of the outstanding Membership Interests) or any adjournment or postponement thereof to adopt this Agreement is the only vote of the holders of any class or series of Securities of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby.

Section 3.5 Consents and Approvals; No Violations.

(a) The execution and delivery of this Agreement by each of the Company, AMCAS, Holdings, AMEX and AMEX Merger Sub do not and the consummation by each of the Company, AMCAS, Holdings, AMEX and AMEX Merger Sub of the transactions contemplated hereby will not: (i) conflict with any provisions of the Constituent Documents of the Company or any Company Subsidiary; (ii) violate any Law or Order (subject to compliance with the matters set forth in Section 3.5(b)); (iii) result in any material violation of or default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent or payment under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license; (iv) result in the creation or imposition of any material Lien upon any properties or assets of the Company or any Company Subsidiary; or (v) cause the suspension or revocation of any material permit, license, governmental authorization, consent or approval necessary for the Company or any Company Subsidiary to conduct its business as currently conducted, except in the case of (ii), for such violations that individually or in the aggregate, have not had and are not reasonably expected to result in, a Company Material Adverse Effect.

(b) No consent, approval, Order or authorization of, or declaration, registration or filing with, or notice to any Governmental Entity or Self-Regulatory Organization is required to be made or obtained by the Company or any Company Subsidiary in connection with the execution or delivery of this Agreement by the Company, AMCAS, Holdings, AMEX and AMEX Merger Sub or the consummation by the Company, AMCAS, Holdings, AMEX and AMEX Merger Sub of the transactions contemplated hereby, except for: (i) compliance by the Company with the HSR Act and any required filings or notifications under any foreign antitrust merger control laws (the “Foreign Competition Laws”); (ii) the filing of the Certificates of Merger with the Secretary of State of the States of Delaware and/or New York, as applicable, in accordance with the DGCL, DLLCA and/or N-PCL, as applicable; (iii) the filings with the SEC of (A) the registration statement on Form S-4 promulgated under the Securities Act (which shall include the Proxy Statement/Prospectus) and (B) such reports under and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby; (iv) such clearances, consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state securities Laws; (v) any other filings, notices, approvals and/or consents to be obtained from the SEC or any European Regulator; and (vi) any consent, approval, Order or authorization of, or declaration, registration or filing with, or notice to any Governmental Entity or Self-Regulatory Organization (other than any of the foregoing addressed in clauses (i) through (v) above), the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

Section 3.6 Company Reports; Financial Statements.

(a) Each of the Company and its Subsidiaries has made available each of its annual reports and proxy statements delivered to its Members since December 31, 2004 (collectively, the “Company Reports”). Neither the Company nor any of its Subsidiaries has received, or knows of, any comments or inquiries from the SEC relating to any Company Report that, individually or in the aggregate, have had or are reasonably expected to have a Company Material Adverse Effect. As of their respective dates (or if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Company has delivered to Parent true and complete copies of the audited consolidated financial statements of the Company for the fiscal years ended December 31, 2004, December 31, 2005 and December 31, 2006 and the consolidated unaudited financial statements as of September 30, 2007 (together the “Company Financial Statements”). Each of the consolidated balance sheets included in the Company Financial Statements (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income, retained earnings, and cash flows and of changes in financial position included in the Company Financial Statements (including any related notes and schedules) fairly presents the results of operations, retained earnings, members’ equity, cash flows and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein, in each case in conformity with GAAP consistently applied during the periods involved, except as may be noted therein.

(b) The Company and its Subsidiaries maintain internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of their financial statements and to maintain accountability for their assets, (iii) access to their assets is permitted only in accordance with management’s authorization, (iv) the reporting of their assets is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory are recorded accurately in all respects.

(c) Neither the Company, nor any of its Subsidiaries has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in improper accounting or auditing practices.

Section 3.7 Absence of Undisclosed Liabilities. Except as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company Financial Statements, the Company and the Company Subsidiaries do not have any material liabilities or obligations, whether or not accrued, known or unknown, contingent or otherwise and whether or not required to be disclosed or reflected on or reserved against in on a consolidated balance sheet of the Company and the Company Subsidiaries.

Section 3.8 Form S-4; Proxy Statement/Prospectus. None of the information supplied or to be supplied by the Company, AMCAS, AMEX or AMEX Merger Sub for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the NYSE/AMEX Merger (including the Contingent Consideration, if any) (the “Form S-4”) will, at the time the Form S-4 is filed with the SEC or at any time it is supplemented or amended or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement/Prospectus will, on the date mailed to the Members and at the time of the Company Members Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.9 Absence of Certain Changes. Since December 31, 2006, (i) the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, (ii) except as required by GAAP, there has not been any change by the Company in its accounting principles, practices or methods and (iii) there has not been any change by the Company in its system of internal accounting controls. Since December 31, 2006, there have not been (x) any changes, circumstances or events that, individually or in the aggregate, have resulted in or would reasonably be expected to result in a Company Material Adverse Effect and (y) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of the Company Subsidiaries.

Section 3.10 Litigation. There is no material civil, criminal or administrative suit, claim, action, proceeding, arbitration, review hearing or investigation (whether at law or in equity, before or by any Governmental Entity, Self-Regulatory Organization or before any arbitrator) pending, affecting, or to the knowledge of the Company, threatened within the three-year period prior to the date of this Agreement against the Company or any Company Subsidiary, or their respective properties, rights, directors or officers. There is no material Order of any Governmental Entity, Self-Regulatory Organization or arbitrator outstanding against the Company or any Company Subsidiary. There is no suit, claim, action, proceeding, arbitration, review, hearing or investigation (whether at law or in equity, before or by any Governmental Entity, Self-Regulatory Organization or before any arbitrator) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, which seeks to, or could reasonably be expected to, restrain, enjoin or delay the consummation of the Mergers or any of the other transactions contemplated hereby or which seeks damages in connection therewith, and no injunction of any type has been entered or issued.

Section 3.11 Compliance with Laws.

(a) Each of the Company and the Company Subsidiaries hold all material permits, licenses, franchises, variances, exemptions, Orders and other approvals, consents and authorizations of all Governmental Entities and Self-Regulatory Organizations necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties as presently conducted (together, the “Company Permits”), except where the failure to have such Company Permits, individually or in the aggregate, has not had and is not reasonably expected to have a Company Material Adverse Effect. Neither the Company nor the Company Subsidiaries is, or has been since January 1, 2006, in conflict with, or in default or violation of the Company Permits, all Laws and the applicable rules of any Self-Regulatory Organization or any Contract to which the Company or the Company Subsidiaries or any of their respective properties is bound or affected, except in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is in compliance with its Constituent Documents. The Company and the Company Subsidiaries are in compliance with all undertakings of the Company and the Company Subsidiaries in connection with any investigation or examination by the SEC or any other Governmental Entity or Self-Regulatory Authority, other than such failures to be in compliance that, individually or in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect. Except as set forth in the Company Financial Statements, no investigation or review by any Governmental Entity or Self-Regulatory Authority with respect to the Company or the Company Subsidiaries is pending or, to the knowledge of the Company, threatened, nor to the knowledge of the

Company, has any Governmental Entity or Self-Regulatory Authority indicated an intention to conduct the same, except, in each case, for those the outcome of which, individually or in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect. Except as, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect, (x) no material change is required in the Company’s or any Company Subsidiary’s processes, properties or procedures to comply with any Laws in effect on the date hereof or enacted as of the date hereof and scheduled to be effective after the date hereof and (y) the Company has not received any written notice or written communication of any noncompliance with any Laws and to the knowledge of the Company, no Governmental Entity or Self-Regulatory Organization has otherwise identified any instance in which the Company or any Company Subsidiary is or may be in violation of applicable Laws.

(b) AMEX is registered as a national securities exchange and as a self-regulatory organization (as registered under Section 6 and as defined in Section 3(a)(26), respectively, of the Exchange Act) and has in effect rules (i) in accordance with the provisions of the Exchange Act for the trading of securities listed or accepted for trading on AMEX and (ii) with respect to all other matters for which rules are required under the Exchange Act.

Section 3.12 Taxes.

(a) All material Tax Returns required to be filed by, or on behalf of, the Company or any Company Subsidiary have been timely filed, and all such Tax Returns are true, complete and correct.

(b) The Company and each Company Subsidiary has paid (or has had paid on its behalf) all material Taxes due and payable, including amounts claimed or asserted by any Governmental Entity to be due and payable, and the Company’s most recent financial statements included in the Company Reports reflect an adequate accrual, in accordance with GAAP, for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

(c) There are no Liens for Taxes on any of the assets of the Company or the Company Subsidiaries other than Liens for Taxes not yet due and payable.

(d) The Company and the Company Subsidiaries have complied with all applicable Laws relating to the payment and withholding of Taxes.

(e) No notification has been received by the Company or any Company Subsidiary that any action is pending, proposed or asserted with regard to any Taxes or Tax Returns of the Company or its Subsidiaries.

(f) Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes, and there is no currently effective agreement extending, or having the effect of extending, the period of assessment or collection of any Taxes with respect to the Company or any Company Subsidiary nor has any request been made for any such waiver or extension.

(g) No notice of a claim of pending investigation has been received from any jurisdiction with which the Company or any Company Subsidiary currently does not file Tax Returns, alleging that the Company or any Company Subsidiary has a duty to file Tax Returns or pay Taxes in such jurisdiction.

(h) Neither the Company nor any Company Subsidiary (i) joins or has joined in the filing of any affiliated, consolidated, combined or unitary federal, state, local or foreign Tax Return, other than federal income Tax Returns for the consolidated group of which the Company is the common parent or (ii) has any liability for the Taxes of any person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, by contract or otherwise.

(i) Neither the Company nor any of Company Subsidiaries is a party to or bound by (A) any Tax sharing agreement or Tax indemnity agreement, arrangement or practice or (B) any ruling issued by a Governmental Entity with respect to Taxes.

(j) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(k) The Company has made available to Parent true and correct copies of the U.S. federal income Tax Returns filed by the Company and the Company Subsidiaries for all taxable years ending after December 31, 2003.

(l) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period ending after the Effective Time as a result of any (A) change in method of accounting under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. law) prior to the Effective Time, (B) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law), ruling, settlement, or compromise obtained or entered into prior to the Effective Time, or (C) installment sale, intercompany transaction or open transaction made prior to the Effective Time.

(m) Neither the Company nor any Company Subsidiary has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(n) Neither the Company nor any of the Company Subsidiaries is or has been at any time within the last five years, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(o) None of the Company or any Company Subsidiary has taken or has agreed to take any action, or has knowledge of any facts or circumstances, that would prevent or impede, or would be reasonably likely to prevent or impede, any Merger (other than the LLC Merger) from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(p) Since the date of its formation, AMEX has been treated for federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation.

(q) None of the Company or any Company Subsidiary has any obligation to repay any credits or amounts received under any grant, economic development or employment incentive, or other similar agreement or arrangement with any Governmental Entity.

Section 3.13 Real Property. The description of the Company Leased Real Property and the Leases contained in Section 3.13 of the Company Disclosure Letter constitutes complete and accurate description all the leasehold interests in real property and of all Leases of the Company and the Company Subsidiaries as lessor, sublessor, lessee, sublessee, licensor or licensee, as the case may be. With the exception of the Company Owned Real Properties, the land, building and improvements of which the Company or a Company Subsidiary owns in fee simple and free and clear of any Liens other than Permitted Liens, the Company and the Company Subsidiaries do not own any fee interest in any real property. With respect to the Company Leased Real Property and the corresponding Leases (each a “Company Lease”):

(a) all buildings, structures, fixtures and leasehold improvements required to be maintained or repaired by the Company or any Company Subsidiaries or lessee under each Company Lease (the “Company Improvements”) are in good repair and operating condition in all material respects, subject only to ordinary wear and tear, and are adequate and suitable in all material respects for the purposes for which they are presently being used or held for use, and to the knowledge of the Company, there are no facts or conditions affecting any of the Company Improvements that, in the aggregate, would reasonably be expected to materially and adversely interfere with the current use, occupancy or operation thereof;

(b) the Company has made available to Parent complete and accurate copies of all Leases of Company Leased Real Property (including any amendments, modifications or supplements thereto), and there are no oral agreements or modifications thereof;

(c) the Company or the applicable Company Subsidiary that is party thereto has good and valid leasehold interests in each such Company Lease (subject to the terms of the applicable Company Lease governing its interests therein), in each case free and clear of all Liens other than Permitted Liens;

(d) with respect to each Company Lease, each such Company Lease is the legal, valid, binding, and enforceable obligation of the Company or the applicable Company Subsidiary that is the party thereto, and, to the knowledge of the Company, is in full force and effect and the binding obligation of the other parties thereto and will continue to be the legal, valid, binding, and enforceable obligation of the Company or the applicable Company Subsidiary (and, to the knowledge of the Company, of the other parties thereto) immediately following the consummation of the transactions contemplated by this Agreement;

(e) with respect to each Company Lease, neither the Company nor any Company Subsidiary has received any written notice that it is in default under any such Company Lease, nor is the Company or any Company Subsidiary (nor to the knowledge of the Company is any other party to such Company Lease) in default under any such Company Lease, and no event has occurred, which, after the giving of notice, with lapse of time, or both, or otherwise, would constitute a default by the Company or any Company Subsidiary nor, to the knowledge of the Company, any other party under such Company Lease;

(f) with respect to each Company Lease, neither the Company nor the applicable Company Subsidiary has assigned, subleased, transferred, conveyed or encumbered or suffered or created any Lien on any Company Lease or any interest in the leasehold or subleasehold created by any such Company Lease;

(g) with respect to each Company Lease, neither the Company nor any Company Subsidiary has received any notice of, and to the knowledge of the Company, there are no, threatened or pending condemnation proceedings relating to the Company Leased Real Property; and

(h) with respect to each Company Lease, there are no outstanding options or rights of any party (other than the Company or the applicable Company Subsidiary) to terminate such Company Lease prior to the expiration of the term thereof (other than in the case of breaches by any tenant thereto of which, to the knowledge of the Company, there are none).

Section 3.14 Employee Benefit Plans and Related Matters; ERISA.

(a) Section 3.14(a) of the Company Disclosure Letter includes a complete list of all material Employee Benefit Plans.

(b) With respect to each Employee Benefit Plan, the Company has made available to Parent a complete copy of: (i) each writing constituting a part of such Plan; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any; (iv) the most recent annual financial and/or actuarial report, if any; and (v) the most recent determination letter from the IRS, if any.

(c) Section 3.14(c) of the Company Disclosure Letter identifies each Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked, and the Company knows of no existing circumstances and no events have occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust. All material contributions required to be made to any Plan, and all material premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements, to the extent required by GAAP. With respect to each Employee Benefit Plan, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (i) the Company and its Subsidiaries have complied, and are now in compliance with all Laws and regulations applicable to such Employee Benefit Plans and (ii) each Plan has been administered in all material respects in accordance with its terms.

(d) No Employee Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”). None of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. None of the Company and its Subsidiaries nor any ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full. To the knowledge of the Company, there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a material liability of the Company or any of its Subsidiaries following the Closing. The Company and its Subsidiaries have no liability for welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company and its Subsidiaries or for continuation of welfare benefits pursuant to an employment or severance arrangement for a period following termination of employment of no greater than three years. The Company has taken such actions as it deems necessary to reserve the right to amend, terminate or modify at any time all arrangements providing for retiree welfare coverage. Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (i) None of the Company and its Subsidiaries nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Employee Benefit Plans or their related trusts, the Company, any of its Subsidiaries or any person that the Company or any of its Subsidiaries has an obligation to indemnify, to any tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA and (ii) there are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Company’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Employee Benefit Plans, any fiduciaries thereof with respect to their duties to the Employee Benefit Plans or the assets of any of the trusts under any of the Employee Benefit Plans.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Employee Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(f) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, all Employee Benefit Plans subject to the Laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(g) To the knowledge of the Company, each Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) that is subject to Section 409A of the Code, has been operated in all material respects based upon a good faith, reasonable interpretation of Section 409A of the Code and the authorities thereunder.

(h) With respect to each Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) the fair market value of the assets of such Plan equals or exceeds the actuarial present value of all accrued benefits under such Plan

(whether or not vested) on a termination basis; (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this agreement will not result in the occurrence of any such reportable event; (iv) all premiums to the Pension Benefit Guaranty Corporation have been timely paid in full; (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its subsidiaries; and (vi) the PBGC has not instituted proceedings to terminate any such Plan and, to the Company’s knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Plan.

Section 3.15 Employees; Labor Matters.

(a) Neither the Company nor any Company Subsidiary is party to, bound by, or in the process of negotiating a collective bargaining agreement or similar labor-related agreement or understanding.

(b) None of the employees of the Company or any Company Subsidiary is represented by a labor union or other labor organization and, to the knowledge of the Company, (i) there is no organizational effort currently being made or threatened by or on behalf of any labor union or labor organization to organize any employees of the Company or any Company Subsidiary, (ii) no demand for recognition of any employees of the Company or any Company Subsidiary has been made by or on behalf of any labor union or labor organization in the past three (3) years and (iii) no petition has been filed, nor has any proceeding been instituted by any employee of the Company or any Company Subsidiary or group of employees of the Company or any Company Subsidiary with any labor relations board or commission seeking recognition of a collective bargaining representative in the past three (3) years.

(c) There is no pending or, to the knowledge of the Company, threatened (i) strike, lockout, work stoppage, slowdown, picketing or material labor dispute with respect to or involving any employees of the Company or any Company Subsidiary, and there has been no such action or event in the past five (5) years and (ii) arbitration, or material grievance against the Company or any Company Subsidiary involving current or former employees, applicants for employment or representatives of employees of the Company or any Company Subsidiary.

(d) The Company and the Company Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect are in compliance in all material respects with all (i) federal and state laws and requirements respecting employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation and the collection and payment of withholding and/or payroll taxes and similar taxes and (ii) obligations of the Company or any of the Company Subsidiaries under any employment agreement, severance agreement, collective bargaining agreement or any similar employment or labor-related agreement or understanding.

(e) There is no charge or complaint pending or, to the knowledge of the Company, threatened before any Governmental Entity alleging unlawful discrimination in employment practices, unfair labor practices or other unlawful employment practices by the Company or any of the Company Subsidiaries.

(f) To the knowledge of the Company, no executive officer or other key employee of the Company or any Company Subsidiary is subject to any non-compete, non-solicitation, non-disclosure, confidentiality, employment, consulting or similar agreement relating to, affecting or in conflict with the present or proposed business activities of the Company or any Company Subsidiary, except agreements between the Company or one of the Company Subsidiaries and its present and former officers or employees.

(g) During the preceding two years, (i) neither the Company nor any Company Subsidiary has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with the Company or any Company Subsidiary affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither the Company nor any Company Subsidiary has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law. No employee of the Company or any of the Company Subsidiaries has experienced an “employment loss,” as defined by the WARN Act or any similar applicable state, local or foreign law, requiring notice to employees in the event of a closing or layoff, within the past ninety days.

Section 3.16 Intellectual Property.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a complete and accurate list of all of the following throughout the world granted to, applied for or owned by the Company or any Company Subsidiary: (i) Patents, (ii) registered Trademarks (including Internet domain name registrations) and material unregistered Trademarks, (iii) registered Copyrights and material unregistered Copyrights and (iv) material Software which are owned by the Company. Such list includes, where applicable, the record owner, jurisdiction and registration and/or application number, and date issued (or filed) for each of the foregoing.

(b) No royalties, honoraria or other fees are payable to any third parties for the use of or right to use any (i) Intellectual Property owned by the Company or any of the Company Subsidiaries or (ii) Intellectual Property licensed by the Company or any of its subsidiaries except pursuant to the Company License Agreements.

(c) The Company is the sole and exclusive owner of or has a valid right to use, free and clear of all Liens (except Permitted Liens), all of the material Intellectual Property used in or necessary for the conduct of its business as currently conducted or contemplated to be conducted. The material Intellectual Property used in the business of the Company or the Company Subsidiaries, are in each case subsisting, in full force and effect, and have not been cancelled, expired, or abandoned.

(d) There are no pending, or to the knowledge of the Company, threatened claims, suits, arbitrations or other adversarial proceedings before any court, agency, arbitral tribunal, or registration authority in any jurisdiction alleging that the activities or conduct of the business of the Company and the Company Subsidiaries infringe upon, misappropriate, violate or constitute the unauthorized use of the Intellectual Property of any third party or challenging the Company’s or any Company Subsidiary’s ownership, use, validity, enforceability, or registrability of any Intellectual Property.

(e) To the knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries by the Company as currently conducted or planned to be conducted does not infringe upon, misappropriate, violate or constitute the unauthorized use of (either directly or indirectly, such as through contributory infringement or inducement to infringe) any Intellectual Property of any other Person.

(f) To the knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any material Intellectual Property used by the Company or any Company Subsidiary, and no claims, suits, arbitrations or other adversarial claims have been brought or threatened against any third party by the Company or any Company Subsidiary.

(g) The Company has taken reasonable measures to protect the confidentiality of its Trade Secrets, including requiring its employees with access to such Trade Secrets and other parties having more than de minimis access thereto to execute written non-disclosure agreements. To the knowledge of the Company, none of its Trade Secrets have been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement. To the knowledge of the Company, no third party to any non-disclosure agreement with the Company is in breach, violation or default thereof.

(h) With respect to any Intellectual Property, including Software, that is owned by the Company, such Intellectual Property was either developed (i) by employees of the Company within the scope of their employment or (ii) by independent contractors who have vested all rights in and to such Intellectual Property to the Company pursuant to written agreements (such as by assignment or work-made-for-hire provisions).

(i) No current or former partner, director, officer, or employee of the Company (or any of its predecessors in interest) will, after giving effect to the transactions contemplated herein, own or retain any rights to use any of the Intellectual Property.

(j) The Company has established and maintained a commercially reasonable privacy policy and has been in compliance with such policy and all applicable federal, state, local and foreign laws and regulations relating to privacy, data protection, export and the collection and use of personally identifiable information and user information gathered or accessed in the course of the operation of its business.

(k) For purposes of this Agreement, “Intellectual Property” means (i) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing (collectively, “Trademarks”); (ii) patents (including any registrations, continuations, continuations in part, renewals and applications for any of the foregoing) (collectively, “Patents”); (iii) copyrights (including any registrations and applications for any of the foregoing) (collectively, “Copyrights”); (iv) computer programs (including any and all software implementation of algorithms, models and methodologies, whether in source code or object code), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) relating to any of the foregoing (collectively, “Software”); and (v) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies (collectively, “Trade Secrets”), in each case used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted or contemplated to be conducted by the holder thereof.

Section 3.17 Contracts.

(a) Except for the Employee Benefit Plans, neither the Company nor any Company Subsidiary is a party to or bound by, nor are any of their respective assets, businesses or operations party to, or bound or affected by, or receive benefits under:

(i) any material agreement relating to Indebtedness in excess of $175,000;

(ii) any joint venture, partnership, limited liability company or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or any of the Company Subsidiaries;

(iii) any agreement or series of related agreements, including any option agreement, relating to the acquisition or disposition of any material business or material real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv) any material agreement, other than an agreement with respect to compensation or similar arrangements not involving a director of the Company or one of the officers of the Company for purposes of Section 16 of the Exchange Act and any agreement entered into in a commercially reasonable manner consistent with industry practice, with (A) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding Securities of the Company or any Company Subsidiary, (B) any Person 5% or more of the outstanding Securities of which are directly or indirectly owned, controlled or held with power to vote by the Company or any Company Subsidiary or (C) any current or former director or officer of the Company or any Company Subsidiary;

(v) any agreement (including any exclusivity agreement) that purports to limit or restrict in any material respect either the type of business in which the Company or any Company Subsidiary (or, after the Effective Time, the Surviving Entity or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business including any covenant not to compete or could require the disposition of any material assets or line of business of the Company or any Company Subsidiary;

(vi) any agreement under which (A) any Person (other than the Company or a Company Subsidiary) has directly or indirectly guaranteed any liabilities or obligations of the Company or any Company Subsidiary or (B) the Company or any Company Subsidiary has directly or indirectly guaranteed liabilities or obligations of any other Person (other than the Company or a Company Subsidiary) (in each case other than endorsements for the purpose of collection in a commercially reasonable manner consistent with industry practice), unless such guarantor obligation is less than $50,000;

(vii) any other agreement or amendment that would be required to be filed as an exhibit to a future report, schedule, form or statement required to be filed with or furnished to the SEC (as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K under the Securities Act) if the Company was subject to the reporting requirements under the Exchange Act;

(viii) any material agreement relating to the clearing arrangements, trading platforms, information technology, or trading floors of AMEX or the Company;

(ix) any material agreement granting or obtaining any right to use or practice any rights under any Intellectual Property to which the Company is a party or otherwise bound (collectively, the “Company License Agreements”);

(x) any indemnification or employment contract with any director or officer of the Company or the Company Subsidiaries;

(xi) any collective bargaining agreements;

(xii) any lease covering Company Leased Real Property;

(xiii)(a) any customer contract (not including contracts with listed issuers or index calculation contracts) or any pending bids or proposals under any such agreement in each case involving total payments in excess of $50,000 and (b) any contract with a listed issuer or index calculation contract involving total payments of over $150,000;

(xiv) supply agreement or contract with any Governmental Entity and any pending bids or proposals under any such agreement or contract, in each case involving total payments in excess of $175,000;

(xv) any agreement which provides for payments that are contingent upon the revenues of the Company and/or its Subsidiaries;

(xvi) any consulting contract and material agreement relating to the trading platforms, information technology or trading floors of AMEX or the Company that is not terminable by the Company or the Company Subsidiaries on notice of thirty (30) days or less and without penalty; or

(xvii) any agreement the termination of which would reasonably be expected to result in a Company Material Adverse Effect.

(b) The agreements, commitments, arrangements and plans, whether written or oral, listed or required to be listed in Section 3.17(a) of the Company Disclosure Letter are referred to herein as the “Company Contracts.” Each Company Contract is a valid and binding agreement of the Company or a Company Subsidiary, as the case may be, and is in full force and effect, and none of the Company, any Company Subsidiary or, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such Company Contract; and no event has occurred, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material default by the Company or any Company Subsidiary or, to the knowledge of the Company, any other party under such Company Contract. Since January 3, 2005, neither the Company nor any Company Subsidiary has released or waived any material right under any such Company Contract. True, correct and complete copies of (i) each such Company Contract (including all modifications and amendments thereto and waivers thereunder) and (ii) all form contracts, agreements or instruments used in and material to the business of the Company and the Company Subsidiaries have been made available to Parent.

Section 3.18 Environmental Laws and Regulations.

(a) Except for matters that the Company reasonably believes have been fully resolved in writing, including the payment of any fines and payments with respect thereto, the Company and each Company Subsidiary has complied in the eight (8) years prior to the date of this Agreement and is in compliance with all applicable Environmental Laws and has obtained and is in compliance with all Environmental Permits, except, in either case, where the failure to so comply would not reasonably be expected to result in a Company Material Adverse Effect.

(b) Except for matters that the Company reasonably believes have been fully resolved in writing with the relevant claimant, in the eight (8) years prior to the date of this Agreement, (i) no notice, demand, request for information, citation, summons or Order involving the Company or any Company Subsidiary or any properties currently or, to the knowledge of the Company, formerly owned, leased, operated or used by the Company or any Company Subsidiary, relating to or arising out of or asserting any material violation or material liability under any applicable Environmental Law has been received by the Company or any Company Subsidiary, and (ii) no complaint has been filed, no penalty or fine has been assessed, and, to the knowledge of the Company, no investigation, action, claim, suit or proceeding is pending or threatened by any Person involving the Company or any Company Subsidiary, relating to or arising out of or asserting any material violation of or any material liability under, any Environmental Law.

(c) No Releases of Hazardous Substances have occurred at, on, above, under or from any properties currently or, to the knowledge of the Company, formerly owned, leased, operated or used by the Company or any Company Subsidiary that, in each case, would reasonably be expected to result in a Company Material Adverse Effect.

(d) Except in each case below as would not reasonably be expected to result in a Company Material Adverse Effect, there are and have been no circumstances, actions, activities, conditions, events or incidents that could reasonably be expected to result in liability against or any investigatory, corrective or remedial obligation of the Company or the incurring or expenditure of costs and expenses by the Company (collectively, “Environmental Liability”) arising from or as a result of (i) the presence of or exposure of or by any person to any Hazardous Substance at, on, above, under, or about any properties or assets currently or formerly owned, leased, operated or used by the Company or any Company Subsidiary (including, in the case of buildings or improvements, the presence or existence of asbestos-containing materials or polychlorinated biphenyls, or other toxic materials, whether or not friable or encapsulated), or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal, Release or threatened Release of Hazardous Substances (including, in the case of buildings or improvements, the presence or existence of asbestos-containing materials or polychlorinated biphenyls, or other toxic materials, whether or not friable or encapsulated), including without limitation in the case of subdivisions (i) and (ii), arising out of or as a result of the occurrences on or about September 11, 2001, or (iii) any future remediation, repair or abatement of any Hazardous Substances as a result of any reasonably anticipated repair, alteration, renovation, improvement, modification, construction, restoration or demolition (including without limitation any of the forgoing required by reason of unforeseen damage or destruction by fire or other casualty or Act of God) of or at any existing buildings or improvements or any portion thereof).

(e) To the Company’s knowledge, the Company has provided to Parent all material environmental site assessments, audits, investigations and studies in the possession, custody or control of the Company or any Company Subsidiary and prepared in the ten (10) years prior to the date of this Agreement relating to environmental conditions at the properties or assets currently or formerly owned, leased, operated or used by the Company or any Company Subsidiary. Except as set forth in Schedule 3.18(e), none of the site assessments, audits, investigations and studies provided by the Company under this Section 3.18 (e) describe matters which would reasonably be expected to have a Company Material Adverse Effect and all environmental remediation or abatement work (including removal, transportation and disposal of asbestos-containing materials) as indicated or recommended in any such site assessments, audits, investigations and studies has been completed in material compliance with applicable Environmental Law.

Section 3.19 Insurance Coverage. The Company and the Company Subsidiaries maintain policies of insurance (including without limitation Directors and Officers Insurance) in such amounts and against such risks as are customary in the industry in which the Company and the Company Subsidiaries operate. Except as would not reasonably be expected to result in a Company Material Adverse Effect, all such insurance policies are in full force and effect and will not in any way be affected by, or terminate or lapse by reason of, this Agreement or the consummation of any of the transactions contemplated hereby.

Section 3.20 Foreign Corrupt Practices and International Trade Sanctions. Neither the Company, nor any Company Subsidiary, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, federal or state Law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws, in each case, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

Section 3.21 Opinion of Financial Advisor. The Company has received the opinion of Morgan Stanley & Co. Incorporated (the “Company Financial Advisors”), dated as of January 17, 2008, to the effect that, as of the date of such opinion and subject to the procedures followed, and the qualifications and limitations set forth therein, the combined amount of the NYSE/AMEX Merger Consideration plus the Contingent Consideration to be received by the holders of the Membership Interests who receive Holdings Common Stock pursuant to this Agreement was fair from a financial point of view to such holders.

Section 3.22 Brokers. No Person other than the Company Financial Advisors is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by any Party hereto in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has made available to Parent a true, correct and complete copy of each agreement between the Company or any Company Subsidiary and the Company Financial Advisor relating to the Mergers and the other transactions contemplated by this Agreement.

Section 3.23 Takeover Statute; No Restrictions on the Mergers.

(a) No state “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute is applicable to the Mergers or the other transactions contemplated by this Agreement.

(b) The Company has or caused to be taken all necessary action in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements in the Constituent Documents of the Company and the Company Subsidiaries concerning “business combination,” “fair price,” “voting requirement” or other related provisions.

Section 3.24 AMEX as an Exchange and Network B Administrator.

(a) AMEX is registered as a national securities exchange and as a self-regulatory organization (as registered under Section 6 and as defined in Section 3(a)(26), respectively, of the Exchange Act) and has in effect rules (i) in accordance with the provisions of the Exchange Act for the trading of securities listed or accepted for trading on AMEX and (ii) with respect to all other matters for which rules are required under the Exchange Act.

(b) AMEX is the designated Network B Administrator under the CTA/CQ Plans. AMEX will not cease to be the designated Network B Administrator under the CTA/CQ Plans as a result of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of the Company, AMCAS, Holdings, AMEX and AMEX Merger Sub.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as otherwise disclosed or identified in the Parent SEC Documents filed prior to the date hereof or in a letter (the “Parent Disclosure Letter”) delivered to the Company by Parent prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article IV to which the information in such letter relates; provided that disclosure in the Parent Disclosure Letter as to a specific representation or warranty shall qualify any other sections of this Agreement to the extent that it is reasonably apparent that the substance of such disclosure relates to such other sections), Parent represents and warrants to the Company as follows:

Section 4.1 Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties and assets or conduct of its business requires such qualification, except where the failure to be so organized, existing and in good standing or to have such power or authority, when taken together with all other such failures, individually or in the aggregate, has not had and is not reasonably expected to have a Parent Material Adverse Effect. Parent has made available to the Company true, correct and complete copies of its Constituent Documents, as amended and in effect on the date of this Agreement and such Constituent Documents are in full force and effect.

Section 4.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 800,000,000 shares of Common Stock, par value $0.01 per share (the “Parent Common Stock”) and (ii) 400,000,000 shares of Preferred Stock, par value $0.01 per share (the “Parent Preferred Stock”).

(b) At the close of business on January 16, 2008, (i) 264,823,308 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) 1,670,280 shares of Parent Common Stock where held in treasury by either Parent or a direct or indirect wholly owned subsidiary of Parent and (iv) 11,327,814 shares of Parent Common Stock were reserved for issuance pursuant to Parent’s equity or equity-based compensation plans. Except as set forth above, as of January 16, 2008, no shares of capital stock of Parent were issued, reserved for issuance or outstanding. All issued and outstanding shares of Parent Common Stock and Parent Preferred Stock have been, and all shares of Parent Common Stock that may be issued pursuant to the exercise of outstanding options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully-paid and nonassessable and are subject to no preemptive or similar rights.

(c) Other than equity compensation awards to current or prospective directors, officers, employees and consultants or Parent, there are no preemptive or similar rights on the part of any holder of any class of Securities of Parent or any subsidiary of Parent. Neither Parent nor any subsidiary of Parent has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of any class of Securities of Parent or any subsidiary of Parent on any matter submitted to such holders of Securities. As of the date of this Agreement, there are no options, warrants, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which Parent or any subsidiary of Parent is a party or by which any of them is bound (i) obligating Parent or any subsidiary of Parent to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any Securities of Parent or any subsidiary of Parent, or any security convertible or exercisable for or exchangeable into any Securities of Parent or any of subsidiary of Parent, (ii) obligating Parent or any subsidiary of Parent to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Securities of Parent or any subsidiary of Parent. As of the date of this Agreement, there are no outstanding contractual obligations of Parent or any subsidiary of Parent to repurchase, redeem or otherwise acquire any Securities of Parent or any subsidiary of Parent. There are no proxies, voting trusts or other agreements or understandings to which Parent is a party or is bound with respect to the voting of the Securities of Parent.

(d) All shares of Parent Common Stock to be issued in connection with the NYSE/AMEX Merger (including the Contingent Consideration, if any) will be, when issued in accordance with the terms of this Agreement, duly authorized, validly issued, fully-paid and nonassessable and subject to no preemptive or similar rights.

(e) As of the date of this Agreement, Parent is, and at the Effective Time Parent will be, the sole member of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement.

Section 4.3 Authorization.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, to consummate the NYSE/AMEX Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the NYSE/AMEX Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate actions, and no other corporate proceedings on the part of Parent or Merger Sub are necessary for Parent or Merger Sub to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by each of the Company, Holdings, AMCAS, AMEX and AMEX Merger Sub, is a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The Board of Directors of Parent has duly and unanimously adopted resolutions (i) determining that the terms of the NYSE/AMEX Merger and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of Parent and its stockholders and (ii) approving this Agreement, the NYSE/AMEX Merger and the other transactions contemplated by this Agreement.

Section 4.4 Consents and Approvals; No Violations.

(a) The execution and delivery of this Agreement by Parent or Merger Sub does not and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not: (i) conflict with any provisions of the Constituent Documents of Parent or Merger Sub; (ii) violate any Law or Order (subject to compliance with the matters set forth in Section 4.4(b)); (iii) result in any violation of or default or loss of a benefit under or require any consent under, or permit the acceleration or termination of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license; (iv) result in the creation or imposition of any Lien upon any properties or assets of Parent or any subsidiary of Parent; or (v) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for Parent to conduct its business as currently conducted, except, in the case of clauses (ii), (iii), (iv) and (v), as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect and as would not reasonably be expected to materially delay or impair the consummation of the Mergers.

(b) No consent, approval, Order or authorization of, or declaration, registration or filing with, or notice to any Governmental Entity or Self-Regulatory Organization is required to be made or obtained by Parent or any subsidiary of Parent in connection with the execution or delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, except for: (i) compliance by Parent with the HSR Act and any applicable Foreign Competition Laws; (ii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and/or New York, as applicable, in accordance with the DGCL DLLCA and/or N-PCL, as applicable; (iii) the filings with the SEC of (A) the Proxy Statement/Prospectus, (B) the registration statement on Form S-4 promulgated under the Securities Act and (C) such reports under and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby; (iv) such clearances, consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state securities Laws; (v) any other filings, notices, approvals and/or consents to be obtained from the SEC or any European Regulator; and (vi) any consent, approval, Order or authorization of, or declaration, registration or filing with, or notice to any Governmental Entity or Self-Regulatory Organization (other than any of the foregoing addressed in clauses (i) through (v) above), the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

Section 4.5 SEC Reports; Parent Financial Statements.

(a) Each of Parent and its Subsidiaries has filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished with or by it to the SEC since January 1, 2005 (together with all exhibits, financial statements and schedules thereto and all information incorporated therein by reference, the “Parent SEC Documents”). As of its respective date, or, if amended, as of the date of the last such amendment, each of the Parent SEC Documents, complied when filed or furnished (or, if applicable, when amended) in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act applicable to such Parent SEC Documents, and did not, and any Parent SEC Documents filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Parent Financial Statements have been derived from the accounting books and records of Parent and the subsidiaries of Parent and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented, except as otherwise noted therein. The consolidated balance sheets (including the related notes) included in the Parent Financial Statements present fairly in all material respects the financial position of Parent and the subsidiaries of Parent as at the respective dates thereof, and the consolidated statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows (in each case including the related notes) included in such Parent Financial Statements present fairly in all material respects the results of operations, stockholders’ equity and cash flows of Parent and the subsidiaries of Parent for the respective periods indicated.

(c) There are no amendments or modifications, which are or, to the knowledge of Parent, will be required to be filed with the SEC, but have not yet been filed with the SEC, to (i) agreements, documents or other instruments which previously have been filed by Parent with the SEC pursuant to the Exchange Act or (ii) the Parent SEC Documents. Parent has timely responded to all comment letters of the staff of the SEC relating to the Parent SEC Documents, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. Parent has made available to the Company true, correct and complete copies of all correspondence with the SEC occurring since January 1, 2005. None of the Parent SEC Documents is, to the knowledge of Parent, the subject of ongoing SEC review.

Section 4.6 Absence of Undisclosed Liabilities. Parent and the subsidiaries of Parent do not have any liabilities or obligations, whether or not accrued, known or unknown, contingent or otherwise and whether or not required to be disclosed or reflected on or reserved against in the consolidated balance sheet of Parent and the subsidiaries of Parent, except liabilities and obligations that would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

Section 4.7 Form S-4; Proxy Statement/Prospectus. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC or at any time it is supplemented or amended or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement/Prospectus will, on the date mailed to the Members of the Company and at the time of the Company Members Meeting, contain any untrue statement of a fact or omit to state any fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.8 Absence of Certain Changes. Since September 30, 2007, (i) Parent and the subsidiaries of Parent have conducted their respective businesses only in the ordinary course consistent with past practice, (ii) except as required by GAAP, there has not been any change by Parent in its financial accounting principles, practices or methods and (iii) there has not been any change by Parent in its system of internal accounting controls. Since September 30, 2007, there has not been (x) any change, circumstance or event that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Parent Material Adverse Effect or (y) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or any of its Subsidiaries.

Section 4.9 Taxes. None of Parent or any subsidiary of Parent has taken or has agreed to take any action, or has knowledge of any facts or circumstances, that would prevent or impede, or would be reasonably likely to prevent or impede, the NYSE/AMEX Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.10 Opinions of Financial Advisors. Parent has received the opinion of Lehman Brothers (the “Parent Financial Advisors”), dated as of January 17, 2008, to the effect that, as of the date of such opinion and subject to the procedures followed, and the qualifications and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to Parent.

Section 4.11 Brokers. No Person other than the Parent Financial Advisors is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Parent in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent. Parent has made available to the Company a true, correct and complete copy of each agreement between Parent or any subsidiary of Parent and any Parent Financial Advisor relating to the Merger and the other transactions contemplated by this Agreement.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1 Covenants of the Company. From the date of this Agreement until the Effective Time, unless Parent shall otherwise consent in writing or except as set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly provided for in this Agreement, the Company (i) shall, and shall cause each of the Company Subsidiaries to, conduct its business in a reasonable manner consistent with past practice, (ii) shall use its reasonable best efforts to preserve intact its business organization and goodwill and relationships with all Governmental Entities, Self-Regulatory Organizations, providers of order flow, customers, suppliers, business associates, Members and others having business dealings with it, to keep available the services of its current officers and key employees and to maintain its current rights and franchises, in each case, consistent with industry practice, and (iii) shall not to take any action inconsistent with this Agreement. In addition to and without limiting the generality of the foregoing, except as expressly set forth in Section 5.1 of the Company

Disclosure Letter or as otherwise expressly provided for in this Agreement or as required by applicable Law, from the date hereof until the Effective Time, without the prior written consent of Parent (not to be unreasonably withheld or delayed), the Company shall not, and shall not permit any Company Subsidiary to:

(a) amend or modify any of the Constituent Documents of the Company, AMCAS, Holdings, AMEX or AMEX Merger Sub, other than rule changes made in the ordinary course of business that would not be material;

(b)(i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its Securities (including Membership Interests), other than dividends or distributions by wholly owned Company Subsidiaries to the Company or a wholly owned Company Subsidiary, (ii) split, combine or reclassify any of its Securities or issue or propose or authorize the issuance of any other Securities or any Equity Rights in respect of, in lieu of, or in substitution for, shares of its Securities or (iii) repurchase, redeem or otherwise acquire any Securities or Equity Rights of the Company or any Company Subsidiary, or any other equity interests or any rights, warrants or options to acquire any such Securities;

(c) issue, sell, grant, pledge or otherwise encumber any Securities or Equity Rights;

(d)(i) merge or consolidate with any Person or (ii) acquire an amount of assets or equity with a fair market value in excess of $100,000 in the aggregate, other than expenditures reflected in the 2008 Budget (the “2008 Budget”) provided to Parent prior to the date hereof, or enter into any confidentiality agreement with respect to any such transaction with any other Person;

(e) sell, lease, license, subject to a Lien (other than a Permitted Lien), encumber or otherwise surrender, relinquish or dispose of any assets, property or rights (including Securities of a Company Subsidiary) except pursuant to the terms of a Company Contract existing as of the date of this Agreement (set forth on Section 5.1(e) of the Company Disclosure Letter and a copy of which has been made available, or the terms of which have been disclosed in writing, to Parent prior to the date hereof) or as otherwise disclosed in Section 5.1(e) of the Company Disclosure Letter;

(f)(i) make any loans, advances or capital contributions to, or investments in, any other Person other than pursuant to any contract, other legal obligation existing as of the date of this Agreement or other arrangement currently contemplated, in each case as set forth on Section 5.1(f) of the Company Disclosure Letter, (ii) create, incur, guarantee or assume any Indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement, except Indebtedness incurred in the ordinary course of business not to exceed $100,000 in the aggregate under credit facilities existing as of the date of this Agreement or (iii) make or commit to make any capital expenditure other than expenditures reflected in the 2008 Budget or fail to make any capital expenditure reflected in the 2008 Budget;

(g) grant any increase in the compensation or benefits of directors, officers, employees or consultants of the Company or any Company Subsidiary or grant any severance or termination pay to such individuals, other than (i) 2008 ordinary course of business one-time annual base salary increases not to exceed 3% of aggregate base salaries or 10% of any individual’s base salary, in each case, as of the date of such increase, (ii) severance or termination payments made pursuant to agreements or arrangements existing as of the date hereof (set forth on Section 5.1(g) of the Company Disclosure Letter and a copy of which has been made available, or the terms of which have been disclosed in writing, to Parent prior to the date hereof) and (iii) 2007 bonus payments, which are fully accrued on the Company’s financial statements for the Company’s fiscal year ended December 31, 2007, in the ordinary course of business consistent with past practice, pursuant to its Incentive Compensation Program, in an aggregate amount of not more than $8,400,000;

(h)(i) enter into, establish, adopt, amend or modify any compensation or benefit plan, policy, arrangement or agreement, collective bargaining agreement, plan, trust, fund, policy or arrangement including any change of control, severance, consulting, retention or employment agreement, plan, program or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries (ii) except as required pursuant to agreements or arrangements or Employee Benefit Plans existing as of the date hereof, make any deposits or contributions of cash or other property to, or take any action to fund or in any other way secure the payment of compensation or benefits under, any Employee Benefit Plan, (iii) take any action to accelerate the vesting or payment of any compensation or benefit under any Employee Benefit Plan, or (iv) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Employee Benefit Plan or change the manner in which contributions to any Employee Benefit Plan are made or the basis on which such contributions are determined;

(i) hire or terminate the employment or contractual relationship of any officer, employee or consultant of the Company or any Company Subsidiary, as the case may be, other than hirings or terminations of employees or consultants below the officer level with aggregate annual compensation of less than $150,000; provided, however, that the Company may terminate any executive officer of the Company for cause if Parent does not respond within 24 hours of the Company having requested Parent’s consent;

(j) settle or compromise any material action, suit, claim, litigation, proceeding, arbitration, investigation, audit or controversy (each, a “Proceeding”) or enter into any consent, decree, injunction or similar restraint or form of equitable relief in settlement of any Proceeding other than such settlements and compromises that relate to Taxes (which are the subject of Section 5.1(l));

(k) enter into a collective bargaining agreement or similar labor agreement with a labor union or labor organization or renew or renegotiate any existing collective bargaining agreement or similar labor agreement with respect to employees of the Company or any Company Subsidiary other than negotiations regarding existing collective bargaining agreements expiring in the ordinary course of business;

(l)(i) make or change any material Tax election, (ii) change any material method of Tax accounting, (iii) enter into any closing agreement or settle, compromise or abandon any material audit or other proceeding relating to Taxes, or (iv) file any material amended Tax Return;

(m)(i) modify or amend in any material respect or terminate any Company Contract, (ii) enter into any successor agreement to an expiring Company Contract that changes the terms of such expiring Company Contract in a way that is materially adverse to the Company or any Company Subsidiary or (iii) enter into any new agreement that would have been considered a Company Contract if it were entered into at or prior to the date hereof;

(n) enter into any Contract between the Company or any Company Subsidiary, on the one hand, and any of their respective affiliates, employees, officers or directors, on the other hand;

(o) terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it covering the Company or any Company Subsidiary or their respective properties which is not promptly replaced by a comparable amount of insurance coverage;

(p) change any credit practice, method of financial accounting or financial accounting principles or practices (including, without limitation, any of its practices with respect to accounts receivable or payable) by the Company or any Company Subsidiary, except for any such change required by a change in GAAP or by a Governmental Entity;

(q) take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act would (i) prevent or impede, or would be reasonably likely to prevent or impede, any Merger (other than the LLC Merger) from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) reasonably be expected to have the legal or practical effect of preventing, reducing the likelihood of consummation of or materially delaying the Mergers or the obtaining of any regulatory or other consent or approval contemplated hereby prior to the Outside Date;

(r) enter into or renew or extend any agreements or arrangements that limit or restrict the Company or any of the Company Subsidiaries or any of their respective Affiliates or any successor thereto, or that could, after the Effective Time, limit or restrict the Surviving Entity or any of its Affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area;

(s) adopt or implement a plan of complete or partial liquidation or resolution providing for or authorizing such liquidation or a dissolution, merger, restructuring, consolidation, recapitalization or other reorganization of the Company or any of the Company Subsidiaries;

(t) enter into any agreement binding or restricting Parent or any of its Subsidiaries;

(u) fail to use reasonable best efforts to maintain each of the trading systems of AMEX and each related system that is run or maintained by the Company or its Subsidiaries, including but not limited to those systems that are used to process trades and all other critical business processes (including but not limited to clearing and surveillance) of AMEX if such failure to use such efforts would cause any such system not to operate without sustained or repeated interruption; or

(v) agree or commit to do any of the foregoing.

Section 5.2 Covenants of Parent. From the date of this Agreement until the Effective Time (or for such other specified time period), unless the Company shall otherwise consent in writing or except as set forth in Section 5.2 of the Parent Disclosure Letter or as otherwise expressly provided for in this Agreement, Parent shall, and shall cause each of the subsidiaries of Parent to, conduct its business in a commercially reasonable manner, and shall use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with all Governmental Entities, Self-Regulatory Organizations, providers of order flow, customers, suppliers, business associates and others having business dealings with it, to maintain its current rights and franchises, in each case, consistent with industry practice. In addition to and without limiting the generality of the foregoing, except as expressly set forth in Section 5.2 of the Parent Disclosure Letter or as otherwise expressly provided for in this Agreement or as required by applicable Law, from the date hereof until the Effective Time, without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), Parent shall not, and shall not permit any subsidiary of Parent to:

(a) amend or modify any of the Constituent Documents of Parent except (A) in a manner that would not adversely affect the economic benefits of the NYSE/AMEX Merger to the Members or (B) for amendments or modifications to the rules and regulations in the ordinary course of business that are consistent with past practice, that are not material;

(b) take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act would (i) prevent or impede, or would be reasonably likely to prevent or impede, the NYSE/AMEX Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) reasonably be expected to have the legal or practical effect of preventing, reducing the likelihood of consummation of or materially delaying the Mergers or the obtaining of any regulatory or other consent or approval contemplated hereby prior to the Outside Date;

(c) adopt or implement a plan of complete or partial liquidation or dissolution of Parent;

(d) During the Pre-Closing Period only, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of the Parent Common Stock, split, combine or reclassify the Parent Common Stock or issue or propose or authorize the issuance of any other Securities or any Equity Rights in respect of, in lieu of, or in substitution for, shares of the Parent Common Stock, in each case with a record date or payment date in respect of such declaration, distribution, split, combination or reclassification during the Pre-Closing Period; provided however that Parent may at any time (1) declare, make and pay regular cash dividends declared, made, distributed or paid in the ordinary course of business and (2) grant any equity compensation awards to current or prospective directors, officers, employees and consultants; or

(e) agree or commit to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Preparation of Proxy Statement and Prospectus.

(a) As promptly as reasonably practicable following the date hereof, Parent and the Company shall prepare mutually acceptable proxy materials that shall constitute the proxy statement/prospectus relating to the matters to be submitted to the Members of the Company at the Company Members Meeting (such proxy statement/prospectus, and any amendments or supplements thereto, the “Proxy Statement/Prospectus”), and Parent shall prepare and file the Form S-4. The Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4. The Form S-4 and the Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

(b) Each of Parent and the Company shall use reasonable best efforts to file the Form S-4 and have the Form S-4 declared effective by the SEC as promptly as practicable after the date hereof and to keep the Form S-4 effective as long as is necessary to consummate the Mergers and the other transactions contemplated by this Agreement.

(c) Each of Parent and the Company shall, as promptly as practicable after receipt thereof, provide to the other Parties copies of any written comments and advise the other Parties of any oral comments, with respect to the Proxy Statement/Prospectus or the Form S-4 received from the SEC. Parent shall provide the Company with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 and any communications prior to filing such with the SEC and will promptly provide the Company with a copy of all such filings and communications made with the SEC.

(d) The Company shall use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed its Members as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Parent shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the Mergers, and each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock or membership interests, as applicable, as may be reasonably requested in connection with any such action. Each Party will advise the other Parties, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4.

(e) If, at any time prior to the Effective Time, any information relating to Parent or the Company or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto and, to the extent required by Law, and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the Members of the Company.

Section 6.2 Company Member Meetings; Recommendations. The Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to call, give notice of, convene and hold a meeting of the Members of the Company (the “Company Members Meeting”), on a date as soon as reasonably practicable after the Form S-4 is declared effective for the purpose of obtaining the Company Member Approval, and shall, subject to Section 6.5, take all lawful actions and use its best efforts to solicit the Company Member Approval. The Board of Directors of the Company does hereby, and shall continue to, recommend the adoption of this Agreement by the Members of the Company to the effect as set forth in Section 3.4(b) (collectively, the “Company Recommendation”), and the Board of Directors of the Company, subject to Section 6.5, shall not (i) withdraw, modify or qualify in any manner adverse to Parent such recommendation, or (ii) make any public statement that it is approving, recommending, supporting or encouraging a third party Takeover Proposal with respect to the Company or failing to recommend the adoption of this Agreement and the Mergers and the other transactions contemplated hereby (each action in clauses (i) and (ii), a “Change in Company Recommendation”); provided that the Board of Directors of the Company may make a Change in Company Recommendation pursuant to Section 6.5(d). In the event of a Change in Company Recommendation, the Company shall nevertheless submit this Agreement to its Members for adoption at the Company Members Meeting unless this Agreement shall have been terminated in accordance with its terms prior to the Company Members Meeting. Either prior to the Company Members Meeting the Company shall have submitted or at the Company Members Meeting the company shall submit, to a vote of the members of the Company for their determination, all payments or benefits that in the absence of such a vote could reasonably be viewed as “parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder), made to any individuals that are “disqualified individuals” (within the meaning of Section 280G(c) of the Code and the regulations thereunder). Such shareholder vote shall meet the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder, and shall be in a form reasonably satisfactory to Parent.

Section 6.3 Access to Information; Confidentiality.

(a) Subject to applicable Law relating to the sharing of information, upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, financial advisors, consultants, financing sources and other advisors or representatives (collectively, “Representatives”) of Parent access during normal business hours to all of the Company’s and its Subsidiaries’ properties, books, records, contracts, commitments and key personnel and shall furnish, and shall cause to be furnished, as promptly as practicable to Parent (i) a copy of each material report, schedule and other document filed, furnished, published, announced or received by it during such period pursuant to the requirements of federal or state securities laws or a Governmental Entity or Self-Regulatory Organization and (ii) all other information with respect to the Company and its Subsidiaries as Parent may reasonably request; provided that the Company may restrict the foregoing access to the extent required by applicable Law; provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any Trade Secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries.

(b) Subject to applicable Law relating to the sharing of information, upon reasonable notice, Parent shall, and shall cause its Subsidiaries to, afford to the Representatives of the Company access during normal business hours to Parent’s senior financial management personnel to receive periodic updates on financial information regarding Parent and its Subsidiaries; provided that Parent may restrict the foregoing access to the extent required by applicable Law; provided, further, that the foregoing shall not require Parent (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of Parent would result in the disclosure of any Trade Secrets of third parties or violate any of its obligations with respect to confidentiality if Parent shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure; (ii) to disclose any privileged information of Parent or any of its Subsidiaries; or (iii) to permit any inspection, or to disclose information relating to any regulatory enforcement, investigations or inquiries conducted by Parent or any of its Subsidiaries (including NYSE Regulation, Inc.) or any other regulatory activities.

(c) All information furnished pursuant to this Section 6.3 shall be subject to the confidentiality agreement, dated as of October 31, 2007, between the Company and AMEX (the “Confidentiality Agreement”). No investigation pursuant to this Section 6.3 shall affect the representations, warranties or conditions to the obligations of the Parties contained herein.

Section 6.4 Consents and Approvals.

(a) Subject to the terms and conditions of this Agreement, each of Parent and the Company will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the NYSE/AMEX Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities or Self-Regulatory Organizations and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities or Self-Regulatory Organizations, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity or Self-Regulatory Organization, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity or Self-Regulatory Organization vacated or reversed, (v) the taking of all reasonable acts and efforts, from the date of this Agreement to the Effective Time, to cause the NYSE/AMEX Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and (vi) the execution or delivery of additional instruments necessary to consummate the Mergers and the other transactions contemplated by, and to fully carry out the purposes of, this Agreement. In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (A) make or cause to be made the filings required of such Party under the HSR Act (for which the filings shall be made within twenty (20) Business Days of the date of this Agreement or at such other time as the Representatives of the Parties agree), the Exchange Act, the Securities Act and the Foreign Competition Laws with respect to the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement, (B) comply at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials received by such Party from the FTC or the Antitrust Division of the U.S. Department of Justice, or by any other Governmental Entity or Self-Regulatory Organization (including under any Foreign Competition Laws), in respect of such filings or such transactions and (C) act in good faith and reasonably cooperate with the other Party in connection with any such filings (including, if requested by the other Party, to accept all reasonable additions, deletions or changes suggested by the other Party in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity or Self-Regulatory Organization under any of the HSR Act, the Exchange Act, the Securities Act, the Foreign Competition Laws, the Sherman Act, the Clayton Act and any other Laws or Orders that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”) with respect to any such filing or any such transaction. To the extent not prohibited by applicable Law, the Company shall use reasonable best efforts to furnish to Parent all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Mergers and the other transactions contemplated by this Agreement. Each Party shall give each other Party reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity or Self- Regulatory Organization regarding any such filings or any such transaction. No Party shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity or Self-Regulatory Organization in respect of any such filings, investigation or other inquiry without giving the other Party prior notice of the meeting or conversation and, unless prohibited by such Governmental Entity or Self-Regulatory Organization, the opportunity to attend or participate. Each Party shall consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the HSR Act, the Exchange Act, the Securities Act, the Foreign Competition Laws or other Antitrust Laws. Parent and the Company shall mutually cooperate in coordinating any filings and obtaining any necessary approvals under the HSR Act, the Foreign Competition Laws or any other Antitrust Laws, including the timing of the initial filing, which will be made as promptly as practicable after the date of this

Agreement. Parent and the Company shall provide to the other and/or its counsel a copy of any communication received by such Party from, or given by such Party to, any Governmental Entity or Self-Regulatory Organization (other than the IRS (except to the extent otherwise provided in Section 6.14)) and permit the other Party and/or its counsel to review in advance any communication intended to be given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Entity or Self-Regulatory Organization. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Party under this clause (a) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this clause (a), materials provided to the other Party or its outside counsel may be redacted to remove references concerning the valuation of the Company, its business or its shares, or as regards Parent’s plans for conducting its business or that of the Company after the transactions contemplated by this Agreement.

(b) Subject to clause (a), each of Parent and the Company shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity or Self-Regulatory Organization with respect to the transactions contemplated by this Agreement. In connection therewith and subject to clause (a), if any Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as inconsistent with or violative of any Law, each of Parent and the Company shall cooperate with the other Party with respect to such objection and use its reasonable best efforts to vigorously contest and resist (by negotiation, litigation or otherwise) any action or proceeding related thereto, including any administrative or judicial action, and to have vacated, lifted, reversed or overturned any Order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the transactions contemplated by this Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal.

(c) In furtherance and not in limitation of the covenants of the Parties contained in clauses (a) and (b), if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any suit is instituted (or threatened to be instituted) by any Governmental Entity or Self-Regulatory Organization or any private party challenging any of the transactions contemplated hereby as violative of any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent and the Company shall take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as may be necessary to resolve such objections, if any, as any Governmental Entity or Self-Regulatory Organization may assert under any Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity or Self-Regulatory Organization with respect to the transactions contemplated hereby so as to enable the Closing to occur as soon as reasonably practicable (and in any event no later than the Outside Date). Notwithstanding the foregoing and any other provision of this Agreement, in no event will Parent or its Subsidiaries be obligated to (i) propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of the Company or its Subsidiaries or the Surviving Entity or its Subsidiaries or otherwise take any actions or commit to take any actions that, in each case, would be reasonably likely to result in a Detriment individually or in the aggregate, or (ii) propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent or its Subsidiaries (other than the Surviving Entity and its Subsidiaries as provided for in this Section 6.4(c)), or otherwise take or commit to take any actions that after the Closing Date would limit the freedom of Parent or its Subsidiaries’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ businesses, product lines or assets, in each case, excluding any such sale, divestiture, disposition or action that to the Knowledge of Parent has been requested of Parent or proposed to Parent by any Governmental Entity or Self-Regulatory Organization prior to the date hereof.

(d) With regard to any Governmental Entity or Self-Regulatory Organization, neither the Company nor any of its Subsidiaries, nor any of their Representatives, shall, without Parent’s prior written consent in Parent’s sole discretion, discuss or commit to any divestiture transaction, extension of any waiting period under any Law or any agreement not to consummate the transactions contemplated by this Agreement, or discuss or commit to alter their businesses or commercial practices, or the businesses or commercial practices of Parent or any of Parent’s Subsidiaries (other than the Surviving Entity and its Subsidiaries as provided for in Section 6.4(c)), in any way, or otherwise take or commit to take any action that limits Parent’s ability to retain, or Parent’s freedom of action with respect to, any of the businesses, product lines or assets of Parent, the Company, the Surviving Entity or any of their respective Subsidiaries, or otherwise receive the economic benefits to Parent reasonably expected by Parent to be realized from the transactions contemplated by this Agreement, in each case, excluding any such commitments or actions that to Parent’s knowledge has been requested from Parent or proposed to Parent by any Governmental Entity or Self Regulatory Organization prior to the date hereof.

(e) The Boards of Directors of Parent and the Company shall each consider and make such determination with respect to the other Party, its Related Persons (as defined in the certificate of incorporation of Parent) and the Persons of which Parent and the Company are Related Persons, as required by any Governmental Entity and any Self-Regulatory Organization whose consent is required for the consummation of the Mergers. The Company, Parent and their respective Boards of Directors shall use their respective reasonable best efforts to provide such information to the SEC, the European Regulators and any other Governmental Entity as is required with respect to the consideration by the SEC, the European Regulators and any other Governmental Entity as may be required to consummate and make effective the Mergers and the other transactions contemplated by this Agreement.

Section 6.5 No Solicitation.

(a) From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, none of the Company, AMCAS, Holdings, AMEX or AMEX Merger Sub shall, nor shall they authorize or permit any of their respective Subsidiaries to, and they shall use their reasonable best efforts to cause their Representatives and their Subsidiaries’ respective Representatives not to, directly or indirectly (i) initiate, solicit, facilitate or knowingly encourage (including by way of furnishing information), or induce any inquiries or the making, submission or announcement of, any proposal or offer that constitutes, or would reasonably be expected to result in, a Takeover Proposal for the Company or any of its Affiliates, (ii) have any discussions with or provide any confidential information or data to any Person relating or with respect to a Takeover Proposal for the Company or any of its Affiliates, or engage in any negotiations concerning a Takeover Proposal for the Company or any of its Affiliates, or otherwise cooperate with or take any other action to knowingly facilitate any effort or attempt to make or implement a Takeover Proposal for the Company or any of its Affiliates, (iii) approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal for the Company or any of its Affiliates or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other similar agreement, arrangement or understanding relating to any Takeover Proposal for the Company or any of its Affiliates (“Alternative Agreement”) or propose publicly or agree to do any of the foregoing related to any Takeover Proposal for the Company or any of its Affiliates.

(b) Notwithstanding the foregoing, the Company may, prior to the receipt of the Company Member Approval, in response to a bona fide written Takeover Proposal for the Company or any of its Affiliates (so long as such Takeover Proposal was not initiated, solicited or facilitated, directly or indirectly, by a breach of this Section 6.5 and the Party in receipt of such Takeover Proposal has otherwise complied with the terms of this Section 6.5 with respect to such Takeover Proposal), and subject to compliance with Section 6.5(d):

(i) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal and its Representatives pursuant to and in accordance with a confidentiality agreement containing terms and conditions no less favorable to the Company (and/or AMEX as applicable) than those contained in the Confidentiality Agreement; provided that such confidentiality agreement shall not contain any provisions that would prevent the Company, as applicable, from complying with its obligation to provide the required disclosure to Parent pursuant to Section 6.5(b); provided, further, that all such information provided to such Person has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such Person; and

(ii) participate in discussions or negotiations with such Person or its Representatives regarding such Takeover Proposal;

provided, in each case, that the Board of Directors of the Company determines in good faith after consultation with its outside counsel and a financial advisor of nationally recognized reputation that (i) furnishing such information or participating in such discussions or negotiations would be reasonably necessary to perform its fiduciary duties and (ii) such Takeover Proposal is or is reasonably likely to lead to a Superior Proposal. The Company shall (A) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons or their Representatives conducted prior to the date of this Agreement with respect to any Takeover Proposal and will request the prompt return of any confidential information previously furnished to such Persons that has not been previously returned in connection therewith and (B) promptly inform its Representatives of the obligations undertaken in this Section 6.5. Without limiting the foregoing, any violation of the restrictions set forth in this Section 6.5 by any Representative of the Company or any of its Affiliates shall be deemed to be a breach of this Section 6.5 by the Company.

(c) As promptly as practicable after the receipt by the Company of any Takeover Proposal, and in any case within one (1) Business Day after the receipt thereof, the Company shall provide oral and written notice to Parent of (i) such Takeover Proposal, (ii) the identity of the Person making any such Takeover Proposal and (iii) a summary of all material terms and conditions of any such Takeover Proposal (including any amendments or material modifications thereto). The Company shall keep Parent informed on a timely basis of the status of any such Takeover Proposal (and, in any event, upon the request of Parent), including any amendments or material modifications to the terms and conditions thereof, and promptly, and in any case within one (1) Business Day after the receipt thereof, provide Parent with copies of a summary of the material terms of all Takeover Proposals (and amendments or material modifications thereof) and related agreements, draft agreements exchanged by the Parties and modifications thereof.

(d)(I) Neither the Board of Directors of the Company nor any committee thereof shall directly or indirectly (i) effect a Change in the Company Recommendation or (ii) approve any Alternative Agreement for the Company or any of its Affiliates.

(II) Notwithstanding the provisions of Section 6.5(d)(I), at any time prior the Company Member Approval, the Company Board of Directors may, in response to a Superior Proposal for the Company, effect a Change in Company Recommendation and recommend such Superior Proposal. Notwithstanding the foregoing, the Company Board of Directors may not effect such a Change in Company Recommendation unless (i) the Company Board of Directors shall have first provided prior written notice Parent that it is prepared to effect such a Change in Company Recommendation in response to a Superior Proposal, which notice shall attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal and (ii) Parent does not make, prior to midnight, New York time, on the fifth (5th) Business Day following the date of receipt of such notice (or, in the event of a Takeover Proposal that has been materially revised or modified, prior to midnight, New York time, on the second (2nd) Business Day following the date of receipt of notice of such material revision or modification, if later), a proposal that the Company Board of Directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation, is at least as favorable, in the aggregate (taking into account all of the factors and other aspects of such proposal included in the definition of Superior Proposal), to its Members as such Superior Proposal (“Matching Bid”). The Company agrees that, during the five-(5)-Business-Day period (as extended, in accordance with the terms set forth above, in the case of a Takeover Proposal that has been materially revised or modified) prior to its effecting a Change in Company Recommendation it and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent.

(III) Notwithstanding the provisions of Section 6.5(d)(I), in circumstances other than as provided in Section 6.5(d)(II), at any time prior to the Company Member Approval, the Company Board of Directors may effect a Change in Company Recommendation if it determines in good faith in accordance with the advice of outside counsel, that such action is reasonably necessary for such Board of Directors to perform its fiduciary duties, but only after (A) providing written notice to Parent that it is prepared to make the determination permitted by this Section 6.5(d)(III) and setting forth the reasons therefore and (B) for a period of seven (7) Business Days after providing such notice, the Company Board of Directors or committee that is proposing to effect such Change in Company Recommendation negotiates with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company Board of Directors to proceed with its recommendation of this Agreement and the transactions contemplated hereby, and at midnight, New York time, on the seventh (7th) Business Day following the date of receipt of such notice at the end of such period, the applicable Board of Directors or committee maintains its determination permitted by this Section 6.5(d)(III) (after taking into account the proposed adjustments).

(e) For purposes of this Agreement:

“Superior Proposal” means any bona fide written Takeover Proposal made by a Third Party obtained not in breach of this Section 6.5 for or in respect of a Business Combination Transaction involving, or any transaction involving the purchase or acquisition of, (i) 100% of the voting power of the equity Securities of the Company or (ii) 100% of the consolidated assets of the Company and its Subsidiaries, which transaction the Board of Directors of the Company determines in good faith, after consultation with its outside counsel and a financial advisor of nationally recognized reputation, and taking into account, among other things, all legal, financial, regulatory and other aspects of the Takeover Proposal and this Agreement (including the expected timing of the proposed Business Combination Transaction as opposed to the NYSE/AMEX Merger), and taking into account any improved terms proposed by Parent, (x) would be, if consummated, more favorable from a financial point of view to its Members than the Mergers; (y) is reasonably likely to be consummated on the terms so proposed, taking into account all relevant financial, regulatory, legal and other aspects of such proposal, including any conditions, and the identity of the Third Party and (z) for which financing, to the extent required, is then fully committed or which, in the good-faith judgment of a Board of Directors (based on the advice of independent financial advisors), is reasonably capable of being timely financed by such Third Party.

“Takeover Proposal” means any proposal or offer for, or any indication of interest in, (i) a merger, consolidation, business combination, share exchange, reorganization, recapitalization, liquidation, dissolution, or similar transaction involving the Company or AMEX, as applicable, or any of the Company’s Affiliates which represent, individually or in the aggregate, 20% or more of its consolidated assets with any Person other than Parent or its Affiliates (a “Third Party”), in which such Third Party or the stockholders of the Third Party immediately prior to consummation of such Business Combination Transaction will own, directly or indirectly, more than 20% of the outstanding equity Securities of the Company or AMEX, as applicable, immediately following such Business Combination Transaction, including the issuance by the Company or AMEX of more than 20% of any class of the voting equity Securities of the Company or AMEX, as applicable, as consideration for assets or securities of a Third Party or (ii) any direct or indirect acquisition, whether by tender or exchange offer or otherwise, by any Third Party of 20% or more of any class of outstanding equity Securities of the Company or AMEX or 20% or more of the consolidated assets of the Company or AMEX in a single transaction or a series of related transactions (any of the foregoing, a “Business Combination Transaction”).

Section 6.6 Employee Matters.

(a) Parent shall honor all Employee Benefit Plans in accordance with their terms to the extent previously provided to Parent as in effect on the date hereof or as amended subsequently hereto in accordance with Section 5.1, provided, however, that nothing herein shall prohibit Parent or the Company or any of their respective Subsidiaries from amending or terminating any such plan in accordance with its terms. After the Effective Time and until December 31, 2008, Parent shall provide or cause to be provided, to employees of the Company and its Subsidiaries (“Company Employees”) base salary and annual cash bonus opportunities and welfare benefits that are no less favorable in the aggregate than those provided to the Company Employees immediately before the Effective Time, provided, that for this purpose, the welfare benefits provided under Parent Benefit Plans shall be considered no less favorable in the aggregate than those provided to Company Employees immediately prior to the Effective Time, provided, further, that Parent shall, to the extent Company Employees become eligible to participate in Parent Benefit Plans providing welfare benefits, (i) cause there to be waived any pre-existing condition or eligibility limitations or exclusions and actively-at-work requirements with respect to Company Employees and their eligible dependents to the extent such condition or limitations did not apply to such Company Employee immediately prior to the Effective Time and (ii) give effect, for the year in which the Company Employee becomes eligible to participate in such Parent Benefit Plan, for purposes of satisfying any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees and their eligible dependents under similar plans maintained by the Company in which such Company Employees and their eligible dependents participated immediately prior to such eligibility.

(b) Parent shall honor until the first anniversary of the Effective Time in accordance with its terms the Company’s Severance Pay Plan to the extent previously provided to Parent as in effect on the date hereof or as amended subsequently hereto in accordance with Section 5.1. Parent shall honor in accordance with their terms the American Stock Exchange LLC Employees Retirement Plan, the American Stock Exchange LLC Supplemental Executive Retirement Plan and the Company’s retiree welfare program to the extent previously provided to Parent as in effect on the date hereof or as amended subsequently hereto in accordance with Section 5.1; provided, that, notwithstanding the foregoing, nothing herein shall prohibit Parent or the Company or any of their respective Subsidiaries from amending or terminating any such plan in accordance with its terms.

(c) Parent shall provide that any Company Employees who become participants in Parent Benefit Plans will be given credit under such plans and programs, for purposes of eligibility, vesting and benefit accrual thereunder, for all service recognized by the Company or any of its Subsidiaries as if such service were with Parent and its Subsidiaries, to the same extent such service was credited under a comparable plan of the Company, except (i) for purposes of any retiree welfare plan, (ii) as such service credit would result in a duplication of benefits, (iii) to the extent that any new plan is established by Parent that does not recognize service of similarly-situated employees of NYSE and its Subsidiaries and (iv) benefit accrual will not be provided under defined benefit pension benefit plans.

(d) This Section 6.6 shall inure exclusively to the benefit of and be binding upon the Parties hereto and their respective successors, assigns, executors and legal representatives. Without limiting the generality of Section 9.5(b), nothing in this Section 6.6, express or implied: (i) is intended to confer on any person other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement; (ii) shall require the Parent to maintain any specific Plan or to guarantee employment of any employee for any period of time after the Effective Time; and (iii) shall constitute an amendment to any Plan.

Section 6.7 Fees and Expenses. Subject to Section 8.3, whether or not the NYSE/AMEX Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such Expenses, except with respect to Expenses of printing and mailing the Proxy Statement/Prospectus, all filing and other fees paid to the SEC in connection with the

NYSE/AMEX Merger and all filing fees associated with the HSR Act, which shall be borne equally by Parent and the Company. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing, as the case may be, of the Proxy Statement/Prospectus and the Form S-4 and any amendments or supplements thereto, and the solicitation of the Company Member Approval and all other matters related to the transactions contemplated hereby.

Section 6.8 Directors’ and Officers’ Indemnification and Insurance. From and after the Effective Time, the Surviving Entity and Parent (the “Indemnifying Persons”) shall (i) indemnify and hold harmless, against any costs or expenses (including attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses to, all past and present directors and officers of the Company and the Company Subsidiaries (in all of their capacities) (the “Indemnified Persons”) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company’s Constituent Documents and indemnification agreements, if any, in existence on the date hereof with any Indemnified Persons, (ii) honor the provisions regarding elimination of liability of directors, indemnification of officers and directors and advancement of expenses contained in the Company’s Constituent Documents immediately prior to the Effective Time and (iii) maintain for a period of six years after the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (“D & O Insurance”) maintained by the Company (provided that the Indemnifying Persons (or any successors) may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby); provided, further, that in no event shall the Indemnifying Persons be required to expend in any one year more than 200% of the current annual premium expended by the Company and the Company Subsidiaries to maintain or procure such D & O Insurance immediately prior to the Effective Time (such 200% amount, the “Maximum Annual Premium”); provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Indemnifying Persons shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Notwithstanding the foregoing, the Company may, at Parent’s option, in lieu of maintaining the insurance described in clause (iii) of this Section 6.8, purchase a six-year “tail” prepaid policy on terms and conditions no less advantageous to the insured than the current directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company; provided that the amount paid by the Company shall not exceed 200% of the aggregate amount per annum that the Company and its Subsidiaries paid for such coverage in the last full fiscal year. The obligations of the Indemnifying Persons under this Section 6.8 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person to whom this Section 6.8 applies without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 6.8 applies shall be third-party beneficiaries of this Section 6.8). The rights of any Indemnified Person under this Section 6.8 shall be in addition to any other rights such Indemnified Person may have under the certificate of incorporation or bylaws of the Indemnifying Persons or any of their Subsidiaries, under the DGCL, or otherwise. The provisions of this Section 6.8 shall survive the consummation of the NYSE/AMEX Merger. In the event that any Indemnifying Persons or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, such Indemnifying Persons shall cause proper provision to be made so that the successors and assigns of such Indemnifying Persons, as the case may be, shall assume the obligations set forth in this Section 6.8.

Section 6.9 Public Announcements. The initial press release regarding this Agreement and the Mergers shall be a joint press release. Thereafter, Parent and the Company shall use reasonable best efforts to develop a joint communications plan, and Parent and the Company shall use reasonable best efforts (a) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan and (b) unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Proxy Statement/Prospectus in accordance with the provisions of Section 6.1, neither Parent nor the Company nor any of their respective Subsidiaries shall issue any press release or otherwise make any public statement or disclosure concerning the other Party or the other Party’s business, financial condition or results of operations without the consent of the other Party, which consent shall not be unreasonably withheld or delayed.

Section 6.10 Notification of Certain Matters. The Company, AMCAS, Holdings, AMEX and AMEX Merger Sub shall use all reasonable best efforts to give prompt notice to Parent, and Parent and Merger Sub shall use all reasonable best efforts to give prompt notice to the Company, to the extent that they acquire actual knowledge of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate as of the date hereof or as of the Closing Date and (ii) any failure of Parent, the Company, AMCAS, Holdings, AMEX or AMEX Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

Section 6.11 Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued as the NYSE/AMEX Merger Consideration to be approved for listing on the NYSE and Euronext Paris, subject to official notice of issuance, prior to the Closing Date.

Section 6.12 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or shall become applicable to the transactions contemplated hereby, Parent, the Company and their respective Board of Directors shall use reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 6.13 Consultation. The Company, shall consult on a timely basis with Parent in its defense or conduct of any Member litigation against the Company or any of its directors, officers or affiliates relating to the transactions contemplated by this Agreement.

Section 6.14 IRS Ruling Process. Parent, the Company and their respective counsel shall cooperate in seeking the IRS private letter ruling(s) specified in Section 7.2(d) and Section 7.3(d) hereof. Each of Parent and the Company shall (i) provide the other with regular and timely updates regarding the status of the ruling request(s) (including copies of all written submissions to the IRS and any correspondence received from the IRS in relation to the ruling request(s)) or any discussions with the IRS, and (ii) provide the other Parties’ counsel with the opportunity to review and comment on all substantive submissions to the IRS relating to such ruling request and, to the extent practicable, attend all substantive meetings and participate in all substantive discussions with the IRS relating to such submissions). To the extent the IRS will accept a private letter ruling request filed on that basis, the Parties intend to submit a joint request to the IRS with respect to the transactions contemplated by this Agreement.

Section 6.15 FIRPTA Certificate. At or prior to the Effective Time, Holdings shall deliver to Parent (a) a certification from Holdings that complies with Treasury Regulation Section 1.1445-2(c)(3), dated no more than thirty (30) days prior to the Effective Time and signed by a responsible corporate officer of Holdings, that no interest in Holdings is a “United States real property interest” (as defined in Section 897(c)(1) of the Code) (a “FIRPTA Certificate”), and (b) proof reasonably satisfactory to Parent that Holdings has provided notice of such certification to the IRS in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2). If Holdings fails to deliver the documentation described in the preceding sentence, notwithstanding anything contained herein to the contrary, Parent shall be entitled, pursuant to Section 2.3 hereof, to withhold from the portion of the NYSE/AMEX Merger Consideration otherwise issuable to a holder of Holdings Common Stock (and from any shares of Parent Common Stock otherwise required to be issued to a holder of Holdings Common Stock pursuant to Section 6.17) any amounts required to be withheld pursuant to Section 1445 of the Code, unless such holder provides Parent with a duly executed certificate of non-foreign status, substantially in the form of the applicable sample certification contained in Treasury Regulation Section 1.1445-2(b)(2)(iv). The number of shares of Parent Common Stock to be withheld shall be based on the Pre-Merger Share Price (or, if such shares are delivered pursuant to Section 6.17 and the Sale Date is after the Closing Date, based on the Pre-Building Sale Share Price).

Section 6.16 2007 Company Audited Financials and Independent Regulatory Auditor Report. The Company shall use its reasonable best efforts to deliver to Parent no later than March 31, 2008, and in any event shall deliver to Parent prior to the Closing Date, (1) the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2007, which shall include a FIN 48 Review and (2) either (i) the report to be prepared by Daylight Forensic & Advisory in connection with its completion of the first independent regulatory audit of AMEX being performed pursuant to the Settlement Agreement, dated March 22, 2007, by and between AMEX and the SEC, or (ii) if (i) shall not have become available prior to the Closing Date, one or more interim written reports of Daylight Forensic & Advisory regarding its findings in connection with such regulatory audit up to the date of such report(s), with the last report to be dated no less than 10 days prior to Closing.

Section 6.17 Contingent Consideration Upon Sale of the Company Owned Real Properties.

(a) Contingent Consideration

(1) If the Sale Date shall occur prior to the Contingent Payment End Date, then no later than 45 Business Days following the Sale Date, or such longer period as shall be reasonably necessary to determine and provide an accounting for the Building Sale Net Proceeds, or at such time as otherwise mutually agreed upon by Parent and the Former Member Representative (but, in no event on or after the five-year anniversary of the Closing Date or, unless Parent otherwise agrees, prior to the 20th Business Day following the Closing Date), Parent shall deliver to each former holder of Holdings Common Stock as of immediately prior to the Effective Time (the “Former Members”), as additional consideration in the NYSE/AMEX Merger, a number of fully paid and nonassessable shares of Parent Common Stock equal to the Building Sale Exchange Ratio, rounded down to the nearest whole share (the “Contingent Consideration”), provided, that if the aggregate number of shares of Parent Common Stock otherwise required to be issued pursuant to this Section 6.17 exceeds the aggregate number of shares of Parent Common Stock issued pursuant to Section 1.8(a) (such amount, as appropriately adjusted for any stock splits, combinations, reclassifications or other similar actions occurring after the Closing Date, the “Contingent Consideration Cap”), the aggregate number of shares to be issued pursuant to this Section 6.17 shall be equal to the Contingent Consideration Cap and the Contingent Consideration shall be reduced proportionately.

(2) Parent’s obligation to issue the Contingent Consideration shall be conditioned on no court or other Governmental Entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits or imposes any penalty (other than penalties which are absolute dollar amounts, which shall be included in Building Sale Costs and which shall not, together with all other Building Sale Costs, exceed the Gross Amount) upon the payment of the Contingent Consideration. If the Contingent Consideration shall not have been issued by the fifth anniversary of the Closing Date, neither Parent nor any of its Subsidiaries shall have any further obligation to issue the Contingent Consideration.

(3) The right to receive the Contingent Consideration shall be non-transferable and non-assignable except by operation of Law.

(b) Former Member Representative

(1) Prior to the Closing Date, the Company shall designate a third party that shall not be an Affiliate of Parent, a Subsidiary of or in any part owned by the Company, or, following the Effective Time, an Affiliate of the Surviving Corporation, to serve as the sole and exclusive representative of the Former Members for purposes of this Section 6.17 (the “Former Member Representative”), provided, however, that the Former Member Representative shall act free of direction or instruction from Former Members, Parent or any Subsidiaries of Parent. Subject to the proviso in the preceding sentence and compliance with appropriate procedures to avoid the dissemination of material non-public information regarding Parent or any of its Subsidiaries, the Former Member Representative may communicate with Former Members. From the Closing Date until the earlier of the Sale Date or the Contingent Payment End Date, Parent shall advance all reasonable Former Member Representative Expenses. Parent shall be entitled to rely upon any action taken by the Former Member Representative with respect to any matter set forth in this Section 6.17. None of Parent, the Company or any of their respective Subsidiaries shall indemnify such Former Member Representative.

(2) The Company, the Former Member Representative and Parent (on behalf of itself and its Subsidiaries) shall exclusively have the right to enforce this Section 6.17; provided, however, for the avoidance of doubt, that (with the exception of expenses incurred in bringing actions or claims which result in a final judgment from a court of competent jurisdiction that Parent knowingly and willfully breached the provisions of this Section 6.17 (provided, that, prior to any claim or action being brought, Parent shall have been given written notice of and not have cured such breach within thirty (30) Business Days following such written notice)), any expenses they incur in doing so shall be included in the Former Member Representative Expenses. Following the Effective Time, this Section 6.17 may be amended, and may only be amended, in writing as mutually agreed upon by Parent and the Former Member Representative; provided, further that the Former Member Representative shall only be entitled to seek specific performance and shall not be entitled to seek monetary damages.

(3)(i) No later than 10 Business Days following the Sale Date, the Former Member Representative shall present Parent with a good faith written calculation, in reasonable detail, certified by one or more officers of the Former Member Representative (or if the Former Member Representative shall be a natural person, by the Former Member Representative), of total Former Member Representative Expenses; and (ii) from time to time upon Parent’s request, the Former Member Representative shall present Parent with a good faith written calculation, in reasonable detail, certified by one or more officers of the Former Member Representative (or if the Former Member Representative shall be a natural person, by the Former Member Representative), of Former Member Representative Expenses incurred to date. If requested by the Parent, the Former Member Representative shall promptly furnish or cause to be furnished to the Parent and its Representatives such work papers, receipts and other documents and information relating to the calculation of the Former Member Representative Expenses.

(4) For the avoidance of doubt, the Former Member Representative shall not have the authority to and shall not enter into any Sale Arrangements.

(c) Parent, the Company and the Company Subsidiaries shall use their commercially reasonable efforts to cooperate in connection with the sale process, including without limitation, in obtaining one or more owner’s ALTA policy of title insurance (including all endorsements) and an ALTA survey(s) with respect to the Company Owned Real Properties, executing, acknowledging and delivering all customary owner’s/title affidavits (or other customary documents as reasonably requested by such purchaser’s title insurer), executing and delivering all brokerage contracts and/or agreements, participating in any meetings or negotiations with any and all industrial development, economic development and/or Governmental Entities (the “Economic Development Entities”) relating to any arrangements concerning the Company Owned Real

Properties (the “Economic Development Agreements”) and executing contracts of sale and other customary documents as reasonably requested or required to consummate such sale transaction. Promptly following the execution of this Agreement and continuing for so long as shall be reasonably necessary, Parent and the Company shall together (and neither party shall do so separately) meet with the Economic Development Entities for the purposes of renegotiating the Economic Development Agreements. Notwithstanding any provision to the contrary in this Agreement, with regard to the Company Owned Real Properties, (i) no preliminary or pre-sale, sale or other preparations, activities or communications whatsoever (including without limitation discussions with brokers or any other consultants, prospective buyers, or pre-marketing or marketing) shall be initiated, solicited, undertaken or participated in by any of the Parties or their Representatives with respect to any such pre-sale, sale or sale process and (ii) no provision of this Agreement shall be, nor shall be deemed to constitute, an intention or proposal to sell or prepare for sale or to initiate the sale process with respect to any of the Company Owned Real Properties, in any event until and unless the Parties have met with representatives of the Economic Development Entities with respect to the Economic Development Agreements. Following the Effective Time, Parent or its Subsidiaries shall use commercially reasonable efforts to, except as otherwise agreed between Parent and the Former Member Representative, (1) defend against any proceeding or litigation brought by a third party seeking to delay or prevent the sale of the Company Owned Real Properties or (2) bring such claims or actions that Parent in its reasonable judgment believes to be meritorious and advantageous against any potential buyer of the Company Owned Real Properties that has materially breached a Sale Arrangement to compel such buyer to perform its duties under such Sale Arrangement; provided, that (i) any costs fees and expenses (including all attorneys’ fees and expert’s and consultants’ fees) incurred in doing so shall be included in Building Sale Costs and, together with all other Building Sale Costs, shall be less than the Gross Amount in Parent’s reasonable estimation, and (ii) Parent shall not be required to take any action which, if taken, would be reasonably likely to have a materially negative effect on Parent’s business or reputation. Any intended or proposed sale of the Company Owned Real Properties shall be subject to Section 6.17(i) and, subject to Section 6.17(f), may include a provision permitting Parent, the Company or any of their respective Subsidiaries to lease the Company Owned Real Properties following the Sale Date.

(d) Subject to Section 6.17(c), Section 6.17(i) and Section 6.17(l), from the Closing Date until the earlier of the Sale Date or the three-year anniversary of the Closing Date (the “Company Sale Period”):

(1) The Former Member Representative shall be responsible for conducting the sale process with respect to the Company Owned Real Properties, provided, however, that, without Parent’s prior written consent, no letter of intent, memorandum, term sheet, contract, agreement, or other arrangement providing for the negotiation, option to purchase or sale of any Company Owned Real Properties (collectively, “Sale Arrangements”) shall be entered into unless and until (1) the cash price being paid in connection with such sale is in Parent’s reasonable estimation greater than the Building Sale Costs and (2) Parent has consented to the other terms and conditions of such sale, including without limitation the identity and creditworthiness of the buyer, the buyer’s source of funds and/or financing, due diligence period and timing of the closing of such sale, which consent (except as provided in Section 6.17(f)) shall not be unreasonably withheld, conditioned or delayed;

(2) Parent shall be provided with, upon its request, such information and materials regarding the marketing and/or sale of the Company Owned Real Properties as Parent may reasonably request, including without limitation buyers’ financial statements and copies of all proposed Sale Arrangements (which information and materials shall be kept strictly confidential by Parent); and

(3) The Former Member Representative shall use its reasonable best efforts to negotiate the sale of the Company Owned Real Properties as promptly as practicable at the highest cash price reasonably available and on otherwise customary terms, including using a reputable real estate broker with knowledge of the downtown Manhattan real estate market.

(e) If no definitive contract providing for the Sale of all Company Owned Real Properties shall have been entered into and be in effect prior to the termination of the Company Sale Period, the Former Member Representative and Parent or a Subsidiary of Parent shall submit the Company Owned Real Properties to a sale by auction for a period of up to 120 days from the termination of the Company Sale Period (the “Auction Period”) (provided, that the closing date of any contract providing for the sale of the Company Owned Real Properties entered into pursuant to such auction may be outside of such 120 day period), shall mutually select a third party auctioneer with experience in auctioning commercial real properties and shall direct such auctioneer to, subject to the terms and conditions set forth in this Section 6.17, sell the Company Owned Real Properties at the highest cash price reasonably available; provided, however, that (1) unless otherwise consented to by Parent in writing, the bidding in such auction shall start at, and no bid will be accepted which shall be less than, Parent’s reasonable estimation of the Building Sale Costs and (2) the terms and conditions of such sale by auction, including without limitation the identity and creditworthiness of the buyer, the buyer’s source of funds and/or financing, due diligence period and timing of the closing of such sale, shall be subject to Parent’s consent, which consent (except as provided in Section 6.17(f)) shall not be unreasonably withheld, conditioned or delayed. If either, the auction provided for in this Section 6.17(e) does not produce a buyer for the Company Real Owned Properties or the Sale Arrangements entered into with a prospective buyer as a result of such auction are terminated, then the process described in this Section 6.17(e) shall be repeated.

(f) Notwithstanding anything herein to the contrary, Parent shall have the right to withhold its consent in its absolute discretion with respect to any Sale Arrangement (and without Parent’s prior consent which it shall have the right to withhold in its absolute discretion, no Sale Arrangement shall be entered into and no sale of the Company Owned Real Properties shall occur, whether before or after the Effective Time), if such Sale Arrangement or sale would create any continuing obligation or liability after the later of the Sale Date or the Effective Time on the part of Parent, the Company or any of their respective Affiliates (including, but not limited to any post-closing survival of seller representations and warranties, escrow or indemnity); provided, however, Parent’s consent shall not be required if (1) such continuing obligation or liability (including the last day for any payment) shall (i) terminate within one year from the Sale Date and (ii) be expressed in an absolute maximum dollar amount in the applicable Sale Arrangement, which maximum dollar amount shall be a Building Sale Cost and (2) Building Sale Costs (including the maximum amount of such continuing obligation or liability) shall not reasonably be expected by Parent to exceed the Gross Amount.

(g) For the purposes of this Agreement:

(1) “Sale Date” shall mean the date on which the sale of the last of the Company Owned Real Properties (if such sale shall occur) shall close and Parent or one of its Subsidiaries shall receive the proceeds from such sale.

(2) “Contingent Payment End Date” shall mean the date that is four (4) years and 240 days following the Closing Date otherwise.

(3) “Net Building Sale Proceeds” shall mean the sum of (1) any Building Rent and (2) the gross cash proceeds from the sale of the Company Owned Real Properties (together with (1), the “Gross Amount”), minus, without duplication and subject to any time periods specified below, all costs, fines, penalties, fees and expenses of whatever nature paid or incurred (or reasonably anticipated to be incurred) in connection with the operation of the Company Owned Real Properties, marketing and sale of the Company Owned Real Properties, and costs of determining (including the costs of resolving, enforcing or defending against any claim or dispute relating to this Section 6.17) and paying the Contingent Consideration including without limitation: (i) all mortgage payments, prepayments or defeasance costs, including without limitation all payments of principal, interest, and penalties and mortgagee’s fees, expenses and charges, and associated expenses with respect to mortgages existing on the Closing Date, including financial analyses, accounting and legal opinions, purchase of financial instruments, consultants’ and attorneys’ fees and expenses, (ii) all real estate broker commissions, marketing and advertising costs, costs and expenses (including repairs, restorations, demolition, renovations and alterations) associated with readying the Company Owned Real Properties for sale, and fees and expenses of physical and environmental engineers, auctioneers and other consultants, (iii) all costs, fees and expenses associated with owning, operating and/or maintaining the Company

Owned Real Properties between the Closing Date and the Sale Date including, but not limited to, non-income Taxes or payment in lieu of real estate Taxes (“PILOT”), security, insurance, utilities, repairs, restorations, renovation, demolition and alterations and other costs associated with maintaining the physical condition of the Company Owned Real Properties, (iv) all costs, fees and expenses incurred with respect to any contract of sale or other Sale Arrangements and closing costs, including attorneys’ fees, transfer or other Taxes, title insurance premiums and charges and all other seller costs and expenses, including closing costs and prorations (including post-closing prorations and adjustments if any), (v) all costs, fees, payments, interest, penalties, and other amounts paid or incurred under any PILOT, Tax benefit or abatement, grant, economic development, incentive or other similar agreements or leases with any Economic Development Entity, including without limitation with respect to any termination of or breach or default under Tax benefit agreements and payment or repayment or recapture (whether or not scheduled in the applicable agreement) of grants and/or Tax or economic benefits including penalties and interest and/or renegotiation or settlement of same (including payments made by Parent in its sole discretion in connection therewith) together with attorneys’ fees and expenses as a result of, or in connection with, the transactions contemplated by this Agreement (including without limitation in connection with the Mergers) or any Company Owned Real Properties or the relocation or reduction of any facilities or employees, (vi) all transfer Taxes, as reasonably determined by Parent to be incurred in connection with the transfer and/or sale of the Company Owned Real Properties (including any transfer Taxes imposed or incurred by reason of any change in control or beneficial interest) whether as a result of the Mergers or as a result of any other direct or indirect sale or transfer of the Company Owned Real Properties, (vii) all unpaid transfer and other Taxes with respect to the Company Owned Real Properties and penalties thereon incurred in connection with the reacquisition of AMEX by the seat holders from National Association of Broker Dealers (now FINRA) in 2004 and all costs, fees, payments, interest, penalties, and other amounts incurred in connection therewith or with any late payment thereof (net of any amounts received from FINRA prior to the Sale Date with respect thereto), (viii) the cost of obtaining an errors and omissions policy or other insurance by the Former Member Representative in connection with its duties as such, (ix) all expenses of the Former Member Representative incurred in the performance of its duties and obligations under this Section 6.17, including but not limited to amounts paid to any of such Former Member Representative’s agents, counsel and other advisors for such purpose (the “Former Member Representative Expenses”) paid or required to be paid by Parent, the Company or any of their respective Subsidiaries, (x) the ITA, (xi) all amounts assessed, imposed, incurred, paid or payable after the date hereof under any Environmental Law, whether remedial or otherwise (including as a result of any repairs, restorations, demolition, renovations or alterations), with respect to the Company Owned Real Properties, and (xii)(A) the amount of any post-closing obligation or liability, including all amounts escrowed at closing for payment of post-closing matters, including indemnities and escrows and (B) reasonable reserves for the future payment of any of the foregoing items described in clauses (i) through (xi) which are not fully or finally known or determined at the time of sale (including without limitation indemnities (if any) to the buyer).

(4) “Building Sale Costs” shall mean all those deductions from the gross proceeds from the sale of the Company Owned Real Properties described in the definition of Net Building Sale Proceeds above.

(5) “Pre-Building Sale Share Price” shall equal the volume weighted average price of Parent Common Stock on the NYSE for the Pre-Sale Period.

(6) “Pre-Sale Period” means (i) if the Sale Date occurs prior to the Closing Date, the Pre-Closing Period or (ii) if the Sale Date occurs on or after the Closing Date the fifteen (15) consecutive trading days ending on the day immediately prior to the date on which the Sale Date occurs or ending on such other date as mutually agreed by Parent and the Former Member Representative.

(7) “Contingent Consideration Amount” shall equal the quotient of the Net Building Sale Proceeds divided by the number of Membership Interests issued and outstanding immediately prior to the effective time of the Holdings Merger.

(8) “Building Sale Exchange Ratio” shall equal that number of shares of Parent Common Stock, or fraction thereof, determined by dividing the Contingent Consideration Amount by the Pre-Building Sale Share Price (rounded down to the nearest whole share).

(9) “Building Rent” shall mean an amount agreed to by the Company or the Former Member Representative, as applicable, and Parent, equal to the sum of (i) the fair market rental value (to be calculated taking into account the fact that the Company Owned Real Properties are in the process of being sold) of the space occupied by the employees of Parent and (ii) actual rent received from any other Person (if any), in each case for the period commencing after the date which is one (1) month following the Closing Date.

(10) “ITA” shall mean an amount equal to the product of (i) the sum of the net income, gain or loss for federal income Tax purposes, as determined by Parent acting in good faith, arising from (A) the ownership or operation of the Company Owned Real Properties between the Closing Date and the Sale Date (which shall be determined by treating Building Rent as income and by deducting any Building Sale Costs that are deductible expenses for federal income tax purposes) and (B) the sale or disposition of the Company Owned Real Properties, and (ii) the Applicable Tax Rate (as defined below), provided, however that if the amount computed pursuant to clause (i)(B) is a negative amount, such amount shall be deemed to be zero. For the avoidance of doubt, (x) in determining the ITA, any net operating losses or capital losses of Parent, the Company, or any of their respective Subsidiaries shall be disregarded, and (y) the ITA may be a negative amount. “Applicable Tax Rate” shall mean (x) if the Sale Date shall occur on or after the Closing Date, 45% and (y) if the Sale Date shall occur prior to the Closing Date, the actual effective tax rate applicable to the sale or disposition of the Company Owned Real Properties as reasonably agreed by Parent and the Company, provided that any dispute concerning the determination of the Applicable Tax Rate shall be resolved by a nationally recognized accounting firm jointly retained by, and mutually acceptable to, Parent and the Company (or if such dispute shall arise after the Closing Date, the Former Member Representative).

(h) During the Pre-Sale Period, Parent shall not declare, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of the Parent Common Stock, split, combine or reclassify the Parent Common Stock or issue or propose or authorize the issuance of any other Securities or any Equity Rights in respect of, in lieu of, or in substitution for, shares of the Parent Common Stock, in each case with a record date or payment date in respect of such declaration, distribution, split, combination or reclassification during the Pre-Sale Period; provided however that Parent may at any time (1) declare, make and pay regular cash dividends declared, made, distributed or paid in the ordinary course of business and (2) grant any equity compensation awards to current or prospective directors, officers, employees and consultants.

(i) Notwithstanding anything herein to the contrary, Parent and its Subsidiaries shall have the right, at the option of Parent, to occupy the Company Owned Real Properties for a period of up to twelve (12) months following the Effective Time. Any Sale Arrangements entered into during such time or prior to the Effective Time must be subject to Parent’s occupancy right.

(j) Parent shall maintain the Company Owned Real Properties in a commercially reasonable manner consistent with the level or nature of use or occupancy from time to time until the earlier of the Sale Date or the Contingent Payment End Date. Except as provided in Section 6.17(c) and Section 6.17(i), prior to the Sale Date, Parent shall cause the Company Owned Real Properties to be vacated.

(k) In the event the Sale Date occurs after the Closing Date, Parent shall prepare and submit to the Former Member Representative, not later than 35 Business Days following the Sale Date, or at such time as otherwise mutually agreed upon by Parent and the Member Representative, a good faith written calculation, in reasonable detail, certified by the chief financial officer of Parent, of the Building Sale Costs and Net Building Sale Proceeds. If requested by the Former Member Representative, Parent shall promptly furnish or cause to be furnished to the Former Member Representative and its Representatives such work papers and other documents and information relating to the calculation of the Building Sale Costs and Net Building Sale Proceeds.

(l) Notwithstanding anything contained herein to the contrary except as provided in Section 6.17(b)(2), but without limiting the express rights and obligations of the named Parties hereto, nothing herein shall be deemed to create any duty, liability or obligation on the part of Parent or any of its Subsidiaries or the Former Member Representative to, or any claim or right on the part of, any other Person or third party, including any Former Members (and there shall be no third-party beneficiaries) with respect to any Sale Arrangements or the price at or manner in which the Company Owned Real Properties are sold or the timing or any other terms or conditions of any such sale or the management or operation of the Company Owned Real Properties and related agreements (including any negotiations or arrangements with any Economic Development Entities) prior to such sale.

(m) Notwithstanding anything herein to the contrary, if the Sale Date shall occur at any time after the Contingent Payment End Date, no contingent consideration shall be due or paid and no person other than Parent and/or its Subsidiaries (including but not limited to the holders of Membership Interests as of immediately prior to the effective time of the Holdings Merger) shall have any rights to or hold any interest with respect to any part of the Company Owned Real Properties or any proceeds from any sale thereof as a result of this Agreement.

(n) Parent shall use its reasonable best efforts to cause any shares of Parent Common Stock to be issued as the Contingent Consideration to be approved for listing on the NYSE and Euronext Paris, subject to official notice of issuance, prior to the date on which any such Consideration is to be delivered to the Former Members pursuant to the terms of this Section 6.17.

Section 6.18 Transfer Taxes. The Parties shall cooperate to minimize any transfer Taxes that may be imposed as a result of any of the transactions contemplated by this Agreement.

Section 6.19 AMEX Trading Privileges. For a period of 1 (one) year following the Effective Time, provided that the market structure of AMEX remains substantially the same as it is as of the date of this Agreement, the costs of trading privileges on AMEX shall be no greater than the current cost of trading licenses on the NYSE.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of each of the Company, AMCAS, Holdings, AMEX, AMEX Merger Sub, Parent and Merger Sub to effect the Mergers are subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(a) Company Member Approval. The Company shall have obtained the Company Member Approval.

(b) HSR Approval. The waiting period (and any extension thereof) applicable to the consummation of the NYSE/AMEX Merger under the HSR Act shall have expired or been terminated.

(c) Requisite Regulatory Approvals. All approvals, Orders or authorizations of, or declarations, registrations or filings with, or notices to any Governmental Entity required to be made or obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement by the Company and Parent shall have been made or obtained (including the approval by the SEC of the applications under Rule 19b-4 of the Exchange Act submitted by the NYSE (if required), NYSE Arca, Inc. (if required) and AMEX in connection with the transactions contemplated by this Agreement, the approval or non-objection, if required, of the Euronext College of Regulators, and expiration or termination of the waiting period under the HSR Act), unless the failure to receive or make any such approval, Order, authorization, declaration, registration, filing or notice would not be reasonably expected to result in a Detriment, and all such approvals, orders, authorizations, declarations, registrations, filings and notices that have been obtained shall be on terms that, individually or in the aggregate, would not reasonably likely to result in, a Detriment.

(d) No Injunctions or Illegality. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Mergers or the other transactions contemplated by this Agreement.

(e) Effectiveness of the Form S-4. The Form S-4 shall have become effective under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

Section 7.2 Conditions to Obligations of Parent. The obligations of Parent to effect the Mergers are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Section 3.3 (Capitalization; Membership Interests) and Section 3.23 (Takeover Statute; No Restrictions on the Mergers) shall be true and correct in all respects (except for any de minimis inaccuracy), in each case (A) on the date of this Agreement and (B) on the Closing Date with the same effect as though such representation and warranties had been made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specified date, in which case such representation and warranty shall be true and correct as of such specified date); and (ii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects, in each case (A) on the date of this Agreement and (B) on the Closing Date with the same effect as though such representation and warranties had been made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specified date, in which case such representation and warranty shall be true and correct as of such specified date); provided, however, that the condition set forth in Section 7.2(a)(ii) shall be deemed to have been satisfied unless the failure of such representations and warranties of the Company to be so true and correct (read for purposes of this Section 7.2(a)(ii) without any materiality, Company Material Adverse Effect or similar qualifications), individually or in the aggregate, has had or is reasonably expected to have a Company Material Adverse Effect. Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company AMCAS, Holdings, AMEX and AMEX Merger Sub. Each of the Company AMCAS, Holdings, AMEX and AMEX Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement (including, without limitation, the delivery of the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2007 and independent regulatory auditor report or interim reports as required by Section 6.16) at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that the condition set forth in this Section 7.2(b) has been satisfied.

(c) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred on or after the date of this Agreement.

(d) IRS Ruling or Tax Opinion. Parent shall have received a private letter ruling from the IRS or an opinion of Wachtell, Lipton, Rosen & Katz, special counsel to Parent, based on facts, representations and assumptions set forth or referred to in such opinion, dated as of the Closing Date, in either case, to the effect that the NYSE/AMEX Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations contained in certificates of officers of Parent, Merger Sub, the Company, Holdings and others.

(e) Approvals Under Foreign Competition Laws. With respect to any approval of the transactions contemplated by this Agreement by any Governmental Authority of competent jurisdiction required under any Foreign Competition Laws without which the Closing would be unlawful or otherwise prohibited or restricted (i) the applicable Governmental Authority shall have declined jurisdiction over the transactions contemplated by this Agreement, (ii) the applicable Governmental Authority either (A) shall have granted explicit clearance of the transactions contemplated by this Agreement or (B) through the expiration of time periods available for its investigation, shall be deemed under Applicable Law to have granted clearance of the transactions contemplated by this Agreement, in each case, either unconditionally or on terms reasonably satisfactory to Parent consistent with its obligations hereunder, or (iii) the applicable waiting periods thereunder shall have expired. With respect to any jurisdiction, other than the United States, where any Antitrust Laws require the notification of the transactions contemplated by this Agreement to any Governmental Authority and where the Closing would be unlawful or otherwise prohibited or restricted prior to such notification, a complete notification of the transactions contemplated by this Agreement shall have been submitted to the relevant Governmental Authority.

(f) No Detriment. No Governmental Entity shall have instituted any proceeding or threatened to institute any proceeding seeking any such Order, in each case if such Order would result in, would be reasonably likely to result in or has resulted in, a Detriment.

Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Mergers are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Parent set forth in Section 4.2 (Capitalization) shall be true and correct in all respects (except for any de minimis inaccuracy), in each case (A) on the date of this Agreement and (B) on the Closing Date with the same effect as though such representation and warranties had been made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specified date, in which case such representation and warranty shall be true and correct as of such specified date); and (ii) each of the other representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects, in each case (A) on the date of this Agreement and (B) on the Closing Date with the same effect as though such representation and warranties had been made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specified date, in which case such representation and warranty shall be true and correct as of such specified date); provided, however, that the condition set forth in Section 7.3(a)(ii) shall be deemed to have been satisfied unless the failure of such representations and warranties of Parent to be so true and correct (read for purposes of this Section 7.3(a)(ii) without any materiality, Parent Material Adverse Effect or similar qualifications), individually or in the aggregate, has had or is reasonably expected to have a Parent Material Adverse Effect. The Company shall have received at the Closing a certificate signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent to the effect that the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent to the effect that the condition set forth in this Section 7.3(b) has been satisfied.

(c) Exchange Listing. The shares of Parent Common Stock to be issued as the NYSE/AMEX Merger Consideration shall have been approved for listing on the NYSE and Euronext Paris, subject to official notice of issuance.

(d) IRS Ruling or Tax Opinion. The Company shall have received a private letter ruling from the IRS and/or an opinion of Milbank, Tweed, Hadley & McCloy LLP, special counsel to the Company, based on facts, representations and assumptions set forth or referred to in such opinion, dated as of the Closing Date, in either case or collectively to the effect that (i) the AMCAS Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and/or as a tax-free liquidation under Sections 332 and 337 of the Code, (ii) the Holdings Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and no gain or loss will be recognized by Members upon their exchange of Membership Interests for Holdings Common Stock pursuant to the Holdings Merger, (iii) the NYSE/AMEX Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and no gain or loss will be recognized by Members upon their exchange of Holdings Common Stock for Parent Common Stock pursuant to the NYSE/AMEX Merger, except with respect to (A) cash received in lieu of fractional shares of Parent Common Stock and (B) any portion of the consideration issued pursuant to Section 6.17 that is required to be treated as interest for U.S. federal income tax purposes. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations contained in certificates of officers of Parent, Merger Sub, the Company, Holdings and others.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Member Approval:

(a) Mutual Consent. By mutual written consent of Parent and the Company;

(b) Outside Date. By either Parent or the Company, if the Mergers shall not have been consummated by July 15, 2008 (such date, including any such permitted extensions thereof, the “Outside Date”), whether such date is before or after the receipt of the Company Member Approval; provided that in the event that, as of such date, all conditions to Closing set forth in Article VII have been satisfied or waived (other than such conditions that are satisfied at the Closing) other than the conditions set forth in Section 7.1(b) (HSR Approval), Section 7.1(c) (Requisite Regulatory Approvals), Section 7.1(d) (No Injunctions or Illegality), Section 7.2(e) (Approvals Under Foreign Competition Laws) or Section 7.2(f) (No Detriment), the termination date may be extended from time to time by either Parent or the Company until September 30, 2008; provided, further, that in the event that as of September 30, 2008 all conditions to Closing set forth in Article VII have been satisfied or waived (other than such conditions that are satisfied at the Closing) other than the condition set forth in Section 7.1(c) (Requisite Regulatory Approvals) that the SEC shall have approved the applications under Rule 19b-4 of the Exchange Act submitted by the NYSE (if required), NYSE Arca, Inc. (if required) and AMEX in connection with the transactions contemplated by this Agreement, the termination date may be extended from time to time by either Parent or the Company until December 31, 2008. Notwithstanding anything in this Agreement to the contrary, the right to terminate the Agreement pursuant to this Section 8.1(b) or extend the Outside Date pursuant to this Section 8.1(b) shall not be available to any Party whose failure to perform any of its obligations under this Agreement has caused or resulted in the failure of the Mergers to be consummated by such date;

(c) Illegality. By either Parent or the Company, if there shall be any Order having the effect of making the Mergers, as contemplated by this Agreement, illegal or otherwise prohibiting consummation of the Mergers, as contemplated by this Agreement, and such Order shall be in effect and shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have otherwise complied in all material respects with the terms of Section 6.4;

(d) No Company Member Approval. By either Parent or the Company, if the Company Member Approval shall not have been obtained after the vote of the Members of the Company at the Company Members Meeting or any adjournment or postponement thereof; provided that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Company if the Company has not complied with its obligations under Section 6.2 and Section 6.5;

(e) General Breach by the Company. By Parent, if the Company, AMCAS, Holdings, AMEX or AMEX Merger Sub shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) is incapable of being cured by the

Company, AMCAS, Holdings, AMEX or AMEX Merger Sub prior to the Outside Date or is not cured by the earlier of (A) thirty (30) Business Days following written notice to the Company by Parent of such breach or (B) the Outside Date and (ii) would result in a failure of any condition set forth in Sections 7.2(a) or 7.2(b);

(f) Breach of Non-Solicitation by the Company. By Parent, if the Company, AMCAS, Holdings, AMEX, AMEX Merger Sub or any of their respective Subsidiaries or Representatives shall have breached in any material respect any of their respective obligations under Section 6.5;

(g) General Breach by Parent. By the Company, if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) is incapable of being cured by Parent or Merger Sub prior to the Outside Date or is not cured by the earlier of (A) thirty (30) Business Days following written notice to Parent by the Company of such breach or (B) the Outside Date and (ii) would result in a failure of any condition set forth in Sections 7.3(a) or 7.3(b);

(h) Change in Company Recommendation. By Parent, if (i) there has been a Change in Company Recommendation, (ii) the Board of Directors of the Company, shall have recommended a Takeover Proposal other than the Mergers or (iii) the Company Members Meeting shall have not been called and held as required by Section 6.2.

Section 8.2 Effect of Termination. In the event of any termination of this Agreement as provided in Section 8.1, the obligations of the Parties hereunder shall terminate and there shall be no liability on the part of any Party hereto with respect thereto, except for the confidentiality provisions of Section 6.3, this Section 8.2, Section 8.3 (which, subject to the proviso of this sentence, shall constitute the sole and exclusive remedy of the Party receiving payment thereunder) and Article IX, each of which shall remain in full force and effect in accordance with its terms; provided, however, that nothing contained in this Agreement, including the payment of the Termination Fee pursuant to Section 8.3 shall release or relieve any Party from any liability or damages arising from an intentional or willful breach of any provision of this Agreement, and any Party receiving a Termination Fee shall not, in the case of an intentional willful breach of this Agreement by the other Party, be precluded from seeking additional damages from any other Party on account of such willful breach.

Section 8.3 Termination Fee and Expense Reimbursement.

(a) Termination Fee and Expense Reimbursement Payable by the Company.

(i) If this Agreement is terminated pursuant to (1) Section 8.1(f) (Breach of Non-Solicitation by the Company) other than as a result of the Company’s accountants’, outside counsel’s, financial advisors’ or other outside consultants’ inadvertent and unknowing one-time facilitation of inquiries or the making, submission or announcement of, any proposal or offer that constitutes, or would reasonably be expected to result in, a Takeover Proposal for the Company or any of its Affiliates or (2) Section 8.1(h) (Change in Company Recommendation), then the Company shall pay to Parent, by wire transfer of immediately available funds, $10 million (the “Termination Fee”) on the second Business Day following such termination (provided, however, that any Termination Fee shall be net of any amounts previously paid under Section 8.3(a)(iii)).

(ii) If (A) this Agreement is terminated (1) pursuant to Section 8.1(e) (General Breach by the Company), (2) pursuant to Section 8.1(d) (No Company Member Approval), or (3) pursuant to Section 8.1(b) (Outside Date) without a vote of the Members of the Company contemplated by this Agreement at the Company Members Meeting having occurred, and (B) a Takeover Proposal shall have been publicly announced or otherwise communicated to the Board of Directors of the Company (or any person shall have publicly announced or communicated a bona fide intention, whether or not conditional, to make a Takeover Proposal) at any time after the date of this Agreement and prior to the date of the taking of the votes of the members of the Company contemplated by this Agreement at the Company Members Meeting in the case of clause (2), or the date of termination, in the case of clauses (1) or (3), then the Company shall pay to Parent, by wire transfer of immediately available funds, an amount equal to one-half of the Termination Fee on the (2nd) second Business Day following such termination (in the case of a termination by Parent) and prior to such termination (in the case of a termination by the Company); provided that, if within 18 months after the date of such termination, the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by any Takeover Proposal, then the Company shall pay to Parent, by wire transfer of immediately available funds, an additional amount equal to one-half of the Termination Fee concurrently with or prior to the execution of such agreement or consummation of such transactions, as the case may be (provided, however, that any Termination Fee shall be net of any amounts previously paid under Section 8.3(a)(iii)).

(iii) In the event that this Agreement is terminated pursuant to Section 8.1(e) (General Breach by the Company), Section 8.1(f) (Breach of Non-Solicitation by the Company) or Section 8.1(h) (Change in Company Recommendation) then the Company shall reimburse Parent, if this Agreement is terminated by the Company, at or prior to such termination, and if this Agreement is terminated by Parent, promptly upon demand, but in no event later than two Business Days after the date of such demand, by wire transfer of immediately available funds, for all Reimbursable Expenses of Parent. For purposes of this Agreement, the “Reimbursable Expenses” of a Party shall be the cash amount necessary to fully reimburse such Party, its Subsidiaries and Affiliates for all out-of-pocket fees and expenses incurred (whether or not billed) at any time (whether before or after the date of this Agreement) prior to the termination of this Agreement by any of them or on their behalf in connection with the Mergers, the preparation of this Agreement, their due diligence investigation of the other Parties and the transactions contemplated by this Agreement (including any currency or interest rate hedging activities in connection with the transactions contemplated hereby), including all fees and expenses of counsel, investment banking firms or financial advisors (and their respective counsel and Representatives), accountants, experts and consultants to such Party or any of their Subsidiaries or Affiliates in connection with the Mergers, the preparation of this Agreement, their due diligence investigation of the other Parties and the transactions contemplated by this Agreement.

(iv) Notwithstanding anything to the contrary, the sum of any amounts paid by the Company to Parent pursuant to Section 8.3(a)(i), Section 8.3(a)(ii) and Section 8.3(a)(iii) shall in no event exceed an amount equal to the Termination Fee.

(b) Expense Reimbursement Payable by Parent. In the event that this Agreement is terminated pursuant to Section 8.1(g) (General Breach by Parent), then Parent shall reimburse the Company, if this Agreement is terminated by Parent, at or prior to such termination, and if this Agreement is terminated by the Company, promptly upon demand, but in no event later than two Business Days after the date of such termination, by wire transfer of immediately available funds, for all Reimbursable Expenses of the Company; provided, however, that in no event shall the amount of the Reimbursable Expenses that Parent is obligated to reimburse the Company pursuant to this Section 8.3(b) exceed an amount equal to the Termination Fee.

(c) The Parties each agree that the agreements contained in this Section 8.3 are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if a Party fails promptly to pay any amounts due under this Section 8.3 and, in order to obtain such payment, Parent or the Company, as the case may be, commences a suit that results in a judgment against such Party for such amounts, such Party shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the prime rate of Chase Manhattan Bank in effect on the date such payment was due, together with the costs and expenses of the other Party (including reasonable legal fees and expenses) in connection with such suit.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including Section 6.8) that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.

Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (ii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (iii) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to Parent or Merger Sub, to:

NYSE EURONEXT

11 Wall Street

New York, NY 10005

Telecopier: (212) 656-3939

Attention: Rachel F. Robbins

with a copy (which shall not constitute notice) to:

Wachtell, Lipton Rosen & Katz

51 West 52nd Street

New York, NY 10019

Telecopier: (212) 403-2000

Attention: David C. Karp

If to the Company, AMCAS, Holdings, AMEX or AMEX Merger Sub, to:

THE AMEX MEMBERSHIP CORPORATION

86 Trinity Place

New York, New York 10006

Telecopier: (212) 306-5402

Attention: Claire P. McGrath

with a copy (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy, LLP

One Chase Manhattan Plaza

New York, New York 10005

Telecopier: (212) 530-5219

Attention: Roland Hlawaty

         John D. Franchini

and to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Telecopier: (212) 492-0368

Attention: Mark A. Underberg

Section 9.3 Interpretation; Construction.

(a) When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the disclosure letters delivered pursuant hereto. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

(b) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 9.4 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each Party hereto shall have received counterparts thereof signed and delivered by the other Party hereto. Copies of executed counterparts transmitted by telecopy, telefax or electronic transmission shall be considered original executed counterparts for purposes of this Section 9.4 provided that receipt of copies of such counterparts is confirmed.

Section 9.5 Entire Agreement; Third-Party Beneficiaries.

(a) This Agreement (including the Exhibits and the Parties’ disclosure letters hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

(b) This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a Party to this Agreement any rights, benefits or remedies of any nature whatsoever, other than Section 6.8 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

Section 9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.8 Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after receipt of the Company Member Approval; provided that following the receipt of the Company Member Approval, no amendment shall be made which any applicable Law or regulation requires further approval by such Members without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 9.9 Extension; Waiver. At any time prior to the Effective Time, the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 9.10 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS RULES OF CONFLICT OF LAWS. The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware in respect of all matters arising out of or relating to this Agreement the interpretation and enforcement of the provisions of this Agreement, and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined exclusively in such a Delaware State or Federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(b).

Section 9.11 Enforcement. The Parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

NYSE EURONEXT

By:	/s/ DUNCAN L. NIEDERAUER
Name:	Duncan L. Niederauer
Title:	Chief Executive Officer

AMSTERDAM MERGER SUB, LLC

By:	/s/ DUNCAN L. NIEDERAUER
Name:	Duncan L. Niederauer
Title:	Chief Executive Officer

THE AMEX MEMBERSHIP CORPORATION

By:	/s/ MATTHEW H. FRANK
Name:	Matthew H. Frank
Title:	Chairman

AMC ACQUISITION SUB, INC.

By:	/s/ NEAL L. WOLKOFF
Name:	Neal L. Wolkoff
Title:	Chairman and CEO

AMERICAN STOCK EXCHANGE HOLDINGS, INC.

By:	/s/ NEAL L. WOLKOFF
Name:	Neal L. Wolkoff
Title:	Chairman and CEO

AMERICAN STOCK EXCHANGE LLC

By:	/s/ NEAL L. WOLKOFF
Name:	Neal L. Wolkoff
Title:	Chairman and CEO

AMERICAN STOCK EXCHANGE 2, LLC

By:	/s/ NEAL L. WOLKOFF
Name:	Neal L. Wolkoff
Title:	Chairman and CEO

[agreement and plan of merger signature page]

Exhibit A

Persons with Knowledge at Parent

Duncan L. Niederauer

Dale Bernstein

Catherine Kinney

Lawrence Leibowitz

Rachel Robbins

Andrew Brandman

Joost van der Does de Willebois

Richard Ketchum

A–Exhibit A

Exhibit B

Persons with Knowledge at the Company

Neal L. Wolkoff

Paul Warner

Claire P. McGrath

Antoine Shagoury

Ivonne Natal

Claudia Crowley

Patricia Rado

Michael Bickford

Scott Ebner

Oscar Onyema

A–Exhibit B

Annex B

January 17, 2008

Board of Directors

NYSE Euronext

11 Wall Street

New York, NY 10005

Members of the Board of Directors:

We understand that NYSE Euronext (“NYSE” or “Parent”) intends to enter into a transaction (the ‘‘Proposed Transaction”) with the AMEX Membership Corporation (the “Company”), of which American Stock Exchange LLC (the “SRO” and together with the Company (“Amex”)) is a wholly owned subsidiary, pursuant to an Agreement and Plan of Merger, dated as of January 17, 2008, by and among Parent, Amsterdam Merger Sub, LLC, a direct wholly owned subsidiary of Parent (“Merger Sub”), the Company, the SRO, AMC Acquisition Sub, Inc., a wholly owned subsidiary of the Company (“AMCAS”), American Stock Exchange Holdings, Inc., a wholly owned subsidiary of the Company (“Holdings”), American Stock Exchange, LLC, owned 99% by the Company and 1% by AMCAS (“Amex”), and American Stock Exchange 2, LLC, a wholly owned subsidiary of Holdings (“Amex Merger Sub”) (the “Agreement”). We further understand that, pursuant to the Agreement, (i) AMCAS will merge with and into the Company (the “AMCAS Merger”), the Company will merge with and into Holdings (the “Holdings Merger”), the SRO will merge with and into American Stock Exchange Merger Sub (the “LLC Merger”), and the surviving corporation of the Holdings Merger will merge with and into Merger Sub (the “NYSE/Amex Merger” and together with the Holdings Merger and the LLC Merger the “Mergers”) and (ii) through the Mergers, the membership interests of the Company issued and outstanding immediately prior to the effective time of the Holdings Merger (other than those held by the Company) shall automatically be converted into the right to receive a number of shares of NYSE Common Stock equal to $260 million in aggregate, subject to adjustment as set forth in the Agreement (the “Consideration”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and the summary set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Board of Directors of NYSE to render our opinion with respect to the fairness, from a financial point of view, to NYSE of the consideration to be paid by NYSE in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, NYSE’s underlying business decision to proceed with or effect the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration paid in the Proposed Transaction or otherwise.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning NYSE that we believe to be relevant to our analysis, including NYSE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and NYSE’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, (3) publicly available information concerning Amex that we believe to be relevant to our analysis, (4) financial and operating information with respect to the business, operations and prospects of NYSE furnished to us by NYSE, including, in particular, the amounts of certain cost savings and operating synergies expected by the management of NYSE to result from the Proposed Transaction (the ‘‘Expected Synergies”), (5) financial and operating information with respect to the business, operations and prospects of Amex furnished to us by NYSE, including financial projections of Amex prepared by management of NYSE (the “NYSE’s Amex Projections”), (6) published estimates of independent research analysts with respect to the future financial performance of NYSE (the “NYSE Research Estimates”), (7) a comparison of the historical financial results and present financial condition of Amex with those of other companies that we deemed relevant, (8) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, (9) a transaction history of Amex’s membership interests, and (10) the potential pro forma effect of the Proposed Transaction on the future financial performance of NYSE, including the Expected Synergies. In addition, we have had discussions with the management of NYSE and Amex concerning their respective businesses, operations, assets, liabilities, financial condition and prospects and the potential strategic benefits expected by the management of NYSE to result from the combination of the businesses of NYSE and Amex. Furthermore, we have also undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information and have further relied upon the assurances of management of NYSE that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the NYSE’s Amex Projections, at the request of NYSE, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of NYSE as to the future financial performance of Amex and that Amex will perform substantially in accordance with such projections. We have not been provided with financial projections of NYSE prepared by management of NYSE. Accordingly, with NYSE’s consent, we have assumed that the NYSE Research Estimates are a reasonable basis upon which to evaluate the future financial performance of NYSE and that NYSE will perform substantially in accordance with such estimates. With respect to the Expected Synergies, we have assumed that the amount and timing of the Expected Synergies are reasonable and, at the request of NYSE, we also have assumed that the Expected Synergies will be realized substantially in accordance with such estimates. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of Amex and have not made or obtained any evaluations or appraisals of the assets or liabilities of Amex. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be paid by NYSE in the Proposed Transaction is fair to NYSE.

We have acted as financial advisor to NYSE in connection with the Proposed Transaction and will receive fees for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, NYSE has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking and financial services for NYSE in the past and have received customary fees for such services. Specifically, in the past two years, we have performed the following investment banking and financial services for NYSE: (i) acted as Joint Global Coordinator on NYSE’s $1.8 billion secondary stock offering in May 2006, (ii) acted as agent and dealer on NYSE’s U.S. commercial paper program and was recently appointed as a dealer on NYSE’s European commercial paper program, (iii) acted as a dealer on a portion of the foreign currency transaction that NYSE completed in connection with closing the Euronext acquisition, and (iv) acted as managing agent in NYSE’s 2007 credit facilities. We also expect to provide various investment banking and financial services for NYSE in the future and expect to receive fees for such services. In addition, prior to NYSE’s merger with Archipelago, Lehman Brothers was a NYSE member holding 22 NYSE seats and Lehman Brothers took the standard election in NYSE’s initial public offering receiving $300,000 in cash plus 87,000 shares per seat. Lehman Brothers sold 450,937 shares in NYSE’s follow-on offering. In addition, Lehman Brothers currently holds two seats on Amex, which represents less than 1% of the outstanding membership interests in Amex. In the ordinary course of our business, we actively trade in the securities of NYSE for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is solely for the use and benefit of the Board of Directors of NYSE and shall not be disclosed publicly or made available to, or relied upon by, any third party without our prior approval.

Very truly yours,

/s/ Lehman Brothers
LEHMAN BROTHERS

B-2

Annex C

1585 Broadway

New York, NY 10036

January 17, 2008

Board of Directors

The Amex Membership Corporation

86 Trinity Place

New York, NY 10006

Members of the Board:

We understand that NYSE Euronext (the “Parent”), Amsterdam Merger Sub, LLC, a wholly owned subsidiary of the Parent (“Merger Sub”), The Amex Membership Corporation (the “Company”), AMC Acquisition Sub, Inc., a wholly owned subsidiary of the Company (“AMCAS”), American Stock Exchange Holdings, Inc., a wholly owned subsidiary of the Company (“Holdings”), American Stock Exchange LLC, an entity owned 99% by the Company and 1% by AMCAS (“AMEX”) and American Stock Exchange 2, LLC, a wholly owned subsidiary of Holdings (“AMEX Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated January 16, 2008, (the “Merger Agreement”), which provides, among other things, for (i) the merger of the Company with and into Holdings (the “Holdings Merger”), pursuant to which (x) all holders of regular membership interests of the Company (the “Regular Membership Interest Holders”) shall be entitled to receive a certain number of shares of common stock, par value $0.01 per share, of Holdings (the “Holdings Common Stock”) determined pursuant to the formula set forth in the Merger Agreement, and (y) all holders of options principal membership interests of the Company (“OPM Holders” and, together with the Regular Membership Interest Holders, the “Company Holders”) shall be entitled to receive a certain number of shares of Holdings Common Stock, after the application of the OPM Discount (as defined in the Merger Agreement), determined pursuant to the formula set forth in the Merger Agreement, and (ii) the merger of Holdings with and into Merger Sub (the “NYSE/AMEX Merger” and, together with the Holdings Merger and the various other related ancillary transactions set forth in the Merger Agreement, the “Merger”). Pursuant to the Merger, Merger Sub will continue as the surviving entity, and (i) each issued and outstanding share of Holdings Common Stock will be converted into the right to receive a certain number of shares of common stock, par value $0.01 per share, of the Parent (the “Parent Common Stock”), as set forth in the Merger Agreement (the “Closing Consideration”), and (ii) each former holder of Holdings Common Stock will receive an additional number of shares of Parent Common Stock, determined by reference to a pro rata portion of the Net Building Sale Proceeds (as defined in the Merger Agreement) of the proposed sale of the Company Owned Real Property (as defined in the Merger Agreement), which we have assumed, per your instruction, will consist of aggregate Net Building Sale Proceeds of not less than $56 million (the “Contingent Consideration” and, together with the Closing Consideration, the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the Company Holders who receive Holdings Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such Company Holders.

For purposes of the opinion set forth herein, we have:

(a)	reviewed certain publicly available financial statements and other business and financial information of the Company;

(b)	reviewed certain internal financial statements and other financial and operating data concerning the Company;

(c)	reviewed certain financial projections prepared by the management of the Company;

(d)	discussed the past and current operations and financial condition and the prospects of the Company;

(e)	reviewed certain publicly available financial statements and other business and financial information of the Parent;

(f)	discussed the past and current operations and financial condition and the prospects of the Parent with senior executives of the Parent;

(g)	discussed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the management of the Company, with senior executives of the Company and the Parent;

(h)	reviewed the reported prices and trading activity for the Company regular membership interests and the Parent Common Stock, respectively;

(i)	compared the prices and trading activity of the Company regular membership interests and Parent Common Stock with the securities of certain other publicly-traded companies comparable with the Company and the Parent;

(j)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(k)	participated in discussions and negotiations among representatives of the Company and the Parent and their financial and legal advisors;

(1)	reviewed the Merger Agreement and certain related documents; and

(m)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Parent, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, we have assumed that the Holdings Merger and the NYSE/AMEX Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986, as amended. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Parent and the Company and their legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals other than preliminary real estate broker building valuation estimates, upon which we have relied without independent verification. Although we have included the Contingent Consideration in our analyses, we express no opinion as to the likelihood that the sale of the Company Owned Real Property will be achieved, or as to the actual amount of the proceeds, if any, that may be received in connection with any such sale, or whether the Contingent Consideration will be paid. Furthermore, Morgan Stanley expresses no opinion as to the fairness or sufficiency of (i) the OPM Discount employed by the Company in connection with the calculation of the consideration to be received by OPM Holders, or (ii) the consideration to be received by the Company Holders pursuant to the Merger Agreement in connection with the Holdings Merger. Our opinion is necessarily based on financial,

C-2

economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Parent and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to the Parent in the future and expects to receive fees for the rendering of these services. As of September 30, 2007, affiliates of Morgan Stanley owned approximately 0.53% of the common stock of NYSE Euronext. In the ordinary course of our securities underwriting, trading, brokerage, foreign exchange, commodities and derivatives trading, prime brokerage, investment management, financing and financial advisory activities, Morgan Stanley or its affiliates may at any time hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for our own account or the accounts of customers, in debt or equity securities, membership interests or loans of the Parent, the Company or any other company or any currency or commodity that may be involved in this transaction or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley employees in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law or regulation. In addition, this opinion does not in any manner address the prices at which the Parent Common Stock will trade following consummation of the Merger and Morgan Stanley expresses no opinion or recommendation as to how the Company members should vote at the members’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received pursuant to the Merger Agreement by the Company Holders who receive shares of Holdings Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such Company Holders.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Charles A. Smith
Charles A. Smith
Managing Director

C-3

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Pursuant to the Delaware General Corporation Law, a corporation may indemnify any person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) who is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The Delaware General Corporation Law also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by the Delaware General Corporation Law to indemnify such person for actual and reasonable expenses incurred thereby. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified.

The Delaware General Corporation Law provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its bylaws, disinterested directors’ vote, stockholders’ vote, and agreement or otherwise.

The Delaware General Corporation Law also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

The NYSE Euronext certificate of incorporation requires NYSE Euronext to indemnify and hold harmless any director, officer or employee of NYSE Euronext to the fullest extent permitted by Delaware law, against all expenses, liabilities and losses, including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement, reasonably incurred by those persons in connection with any action, suit or proceeding in which they were, are, or have been threatened to be involved by virtue of their service as a director or officer of NYSE Euronext or their service at the request of NYSE Euronext as a director, officer, employee or agent of, or in any other capacity with respect to, another corporation or a partnership, joint venture, trust or other entity or enterprise, including service with respect to employee benefit plans. In general, NYSE Euronext indemnifies such a director or officer who initiates an action, suit or proceeding only if such action, suit or proceeding was authorized by the NYSE Euronext board of directors.

In addition, under the NYSE Euronext certificate of incorporation, NYSE Euronext is required to pay, in advance of the disposition of any action, suit or proceeding, any reasonable expenses incurred by such a director or officer subject (if required by the Delaware General Corporation Law) to such person agreeing to repay any such amounts if it is judicially determined that such person is not entitled to be indemnified for such expenses.

The foregoing statements are subject to the detailed provisions of Section 145 of the Delaware General Corporation Law, the full text of the NYSE Euronext certificate of incorporation, which is filed as Exhibit 3.1 to this registration statement, and the full text of the form of NYSE Euronext bylaws expected to be in effect upon completion of the mergers, which is attached as Annex D hereto.

ITEM	21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) The following exhibits are filed herewith or incorporated herein by reference unless otherwise indicated:

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of January 17, 2008, by and among NYSE Euronext, Amsterdam Merger Sub, LLC, The Amex Membership Corporation, AMC Acquisition Sub, Inc., American Stock Exchange Holdings, Inc., American Stock Exchange LLC and American Stock Exchange 2, LLC (included as Annex A to the proxy statement/prospectus forming a part of this registration statement).

2.2	Purchase Agreement, entered into as of January 12, 2008 by and among (i) Wombat Financial Software, Inc., a Nevada corporation, (ii) TransactTools, Inc., a Delaware corporation, an indirect, wholly owned subsidiary of NYSE Euronext, a Delaware corporation, (iii) Ronald B. Verstappen, Daniel Moore, ML IBK Positions, Inc. and certain other individual parties; (iv) NYSE Euronext, a Delaware corporation (for the limited purposes specified in the agreement only), and (v) Ronald B. Verstappen, as the seller representative (for the limited purposes set specified in the agreement only) (Incorporated by reference to Exhibit 2.1 to NYSE Euronext’s current report on Form 8-K filed with the SEC on January 16, 2008).

2.3	Amended and Restated Combination Agreement, dated as of November 24, 2006, by and among NYSE Group, Inc., Euronext N.V., NYSE Euronext, Inc., and Jefferson Merger Sub, Inc. (Incorporated by reference to Annex A to NYSE Euronext’s registration statement on Form S-4/A filed with the SEC on November 27, 2006 (File No. 333-137506)).

2.4	Agreement and Plan of Merger, dated as of April 20, 2005, as amended and restated as of July 20, 2005, by and among New York Stock Exchange, Inc., Archipelago Holdings, Inc., NYSE Merger Sub LLC, NYSE Merger Corporation Sub, Inc. and Archipelago Merger Sub, Inc. (Incorporated by reference to Annex A to NYSE Group, Inc.’s registration statement on Form S-4 (File No. 333-126780)).

2.5	Amendment No. 1, dated as of October 20, 2005, to the Amended and Restated Agreement and Plan of Merger, by and among New York Stock Exchange, Inc., Archipelago Holdings, Inc., NYSE Merger Sub LLC, NYSE Merger Corporation Sub, Inc. and Archipelago Merger Sub, Inc. (Incorporated by reference to Annex A to NYSE Group, Inc.’s registration statement on Form S-4 filed with the SEC (File No. 333-126780)).

2.6	Amendment No. 2, dated as of November 2, 2005, to the Amendment and Restated Agreement and Plan of Merger, by and among New York Stock Exchange, Inc., Archipelago Holdings, Inc., NYSE Merger Sub LLC, NYSE Merger Corporation Sub, Inc. and Archipelago Merger Sub, Inc. (Incorporated by reference to Annex A to NYSE Group, Inc.’s registration statement on Form S-4 (File No. 333-126780)).

3.1	Amended and Restated Certificate of Incorporation of NYSE Euronext (Incorporated by reference to Exhibit 3.1 to the NYSE Euronext’s registration statement on Form S-8 (File No. 333-141869)).

3.2.1	Amended and Restated Bylaws of NYSE Euronext, as in effect as of the date of the registration statement (Incorporated by reference to Exhibit 3.2 to NYSE Euronext’s registration statement on Form S-8 (File No. 333-141869)).

3.2.2	Form of Amended and Restated Bylaws of NYSE Euronext, as are expected to be in effect following the completion of the mergers. §

Exhibit No.	Description

5.1	Form of Opinion of Wachtell, Lipton, Rosen & Katz regarding legality of securities being registered. †

8.1	Form of Opinion of Wachtell, Lipton, Rosen & Katz regarding U.S. federal income tax matters. †

8.2	Form of Opinion of Milbank, Tweed, Hadley & McCloy, LLP regarding U.S. federal income tax matters. †

10.1	Amended and Restated Support and Lock-Up Agreement, dated as of July 20, 2005, by and among GS Archipelago Investment, L.L.C., SLK-Hull Derivatives LLC, Goldman Sachs Execution and Clearing, L.P. and New York Stock Exchange, Inc. (Incorporated by reference to Annex C to NYSE Group, Inc.’s registration statement on Form S-4 (File No. 333-126780)).

10.2	Amended and Restated Support and Lock-Up Agreement, dated as of July 20, 2005, by and among General Atlantic Partners 77, L.P., GAP-W Holdings, L.P., GapStar, LLC, GAP Coinvestment Partners II, L.P., GAPCO GmbH & Co. KG and New York Stock Exchange, Inc. (Incorporated by reference to Annex B to NYSE Group, Inc.’s registration statement on Form S-4 (File No. 333-126780)).

10.3	Employment Agreement, dated as of August 27, 2003, by and between New York Stock Exchange, Inc. and Richard A. Grasso (Incorporated by reference to Exhibit 10.6 to NYSE Group, Inc.’s registration statement on Form S-4 (File No. 333-126780)).

10.4	Letter Agreement, dated as of December 1, 2004, by and between New York Stock Exchange, Inc. and John Thain (Incorporated by reference to Exhibit 10.8 to NYSE Group, Inc.’s registration statement on Form S-4 (File No. 333-126780)).

10.5	Letter Agreement, dated as of April 6, 2005, by and between New York Stock Exchange, Inc. and Catherine R. Kinney (Incorporated by reference to Exhibit 10.10 to NYSE Group, Inc.’s registration statement on Form S-4 (File No. 333-126780)).

10.6	Letter Agreement, dated as of December 7, 2006, by and between NYSE Group, Inc. and John A. Thain (Incorporated by reference to Exhibit 10.1 to NYSE Group, Inc.’s current report on Form 8-K filed with the SEC on December 15, 2006).

10.7	Form of Indemnification Agreement, between Archipelago Holdings, L.L.C. and certain indemnitees specified therein (Incorporated by reference to Exhibit 10.29 to Archipelago’s registration statement on Form S-1 (File No. 333-11326)).

10.8	Amended and Restated Change In Control Severance Agreement, dated as of June 15, 2004, between Archipelago Holdings, L.L.C. and Nelson J. Chai (Incorporated by reference to Exhibit 10.34 to Archipelago’s registration statement on Form S-1 (File No. 333-11326)).

10.9	Form of Agreement by and between Archipelago Holdings, Inc. and each other executive officer, dated as of December 30, 2005 (Incorporated by reference to Exhibit 10.1 to Archipelago’s current report on Form 8-K filed with the SEC on December 30, 2005).

10.10	Registration Rights Agreement, dated as of October 20, 2005, by and among General Atlantic Partners 77, L.P., GAP-W Holdings, L.P., GapStar, LLC, GAP Coinvestment Partners II, L.P., GAPCO GmbH & Co. KG, NYSE Group, Inc., and New York Stock Exchange, Inc. (Incorporated by reference to Exhibit 10.15 to NYSE Group, Inc.’s registration statement on Form S-4 (File No. 333-126780)).

10.11	Credit Agreement, dated as of January 5, 2007, among NYSE Euronext, Inc., NYSE Group, Inc., the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and (for the sole purposes of Sections 2.03, 2.04, 2.06(b), 4.03, 7.02 and 9.01 of the Credit Agreement) the presenting bank parties thereto (Incorporated by reference to NYSE Euronext’s current report on Form 8-K filed with the SEC on January 9, 2007).

Exhibit No.	Description
10.12	Share Purchase Agreement, dated January 10, 2007, among NYSE Group, Inc., IL&FS Trust Company Limited, ICICI Bank Limited, IFCI Limited, Punjab National Bank, and General Insurance Corporation of India (Incorporated by reference to Exhibit 10.37 to NYSE Group, Inc.’s Annual Report on Form 10-K filed with the SEC on March 22, 2007).

10.13	Amended and Restated Clearing Agreement dated October 31, 2003 among LCH.Clearnet Group S.A., LCH.Clearnet Group, Euronext Amsterdam, Euronext Brussels, Euronext Lisbon and Euronext Paris (Incorporated by reference to Exhibit 10.47 to NYSE Euronext’s registration statement on Form S-4 (File No. 333-137506)).*

10.14	Amended and Restated Clearing Agreement between Liffe Administration and Management and LCH.Clearnet Limited dated July 16, 1996 (Incorporated by reference to Exhibit 10.48 to NYSE Euronext’s registration statement on Form S-4 (File No. 333-137506)).*

10.15	The Umbrella Services Agreement among Euronext N.V., Atos Origin SA, Atos Euronext SA and Atos Euronext Market Solutions Holdings S.A.S. dated July 22, 2005 (Incorporated by reference to Exhibit 10.49 to NYSE Euronext’s registration statement on Form S-4 (File No. 333-137506)).*

10.16	Agreement governing the lease of Palais de la Bourse/Beurspaleis, Place de la Bourse/ Beursplein, 1000 Brussels, Belgium (unofficial English translation) (Incorporated by reference to Exhibit 10.50 to NYSE Euronext’s registration statement on Form S-4 (File No. 333-137506)).*

10.17	Agreement governing the lease of Avenida da Liberdade, n.°196, 7°Piso, 1250-147, Lisbon, Portugal (Incorporated by reference to Exhibit 10.51 to NYSE Euronext’s registration statement on Form S-4 (File No. 333-137506)).*

10.18	Agreement governing the lease of 39, rue Cambon, 75039 Paris Cedex 01, France (Incorporated by reference to Exhibit 10.52 to NYSE Euronext’s registration statement on Form S-4 (File No. 333-137506)).*

10.19	Agreement governing the lease of Cannon Bridge House, 1 Cousin Lane, EC4R 3XX London, United Kingdom (Incorporated by reference to Exhibit 10.53 to NYSE Euronext’s registration statement on Form S-4 (File No. 333-137506)).*

10.20	Issuing and Paying Agency Agreement, between NYSE Euronext, Inc. and JPMorgan Chase Bank, National Association, dated March 28, 2007 (Incorporated by reference to Exhibit 10.1 to NYSE Euronext’s current report on Form 8-K filed with the SEC on April 2, 2007).

10.21	Commercial Paper Dealer Agreement 4(2) Program, between NYSE Euronext, Inc., as Issuer, and Lehman Brothers, Inc., as Dealer, dated March 28, 2007 (Incorporated by reference to Exhibit 10.2 to NYSE Euronext’s current report on Form 8-K filed with the SEC on April 2, 2007).

10.22	Commercial Paper Dealer Agreement 4(2) Program, between NYSE Euronext, Inc., as Issuer, Merrill Lynch Money Markets Inc., as Dealer, Merrill, Lynch, Pierce, Fenner & Smith Incorporated, as Dealer, dated March 28, 2007 (Incorporated by reference to Exhibit 10.3 to NYSE Euronext’s current report on Form 8-K filed with the SEC on April 2, 2007).

10.23	Note Agency Agreement Relating to a Euro-Commercial Paper Programme, between NYSE Euronext, Inc. and Citibank, N.A., as Issue and Paying Agent, dated March 30, 2007 (Incorporated by reference to Exhibit 10.4 to NYSE Euronext’s current report on Form 8-K filed with the SEC on April 2, 2007).

10.24	Dealer Agreement Relating to a Euro-Commercial Paper Programme, between NYSE Euronext, Inc., as Issuer, Citibank International plc, as Arranger, and Citibank International plc, Credit Suisse Securities (Europe) Limited and Socit Gnrale, as Dealers, dated March 30, 2007 (Incorporated by reference to Exhibit 10.5 to NYSE Euronext’s current report on Form 8-K filed with the SEC on April 2, 2007).

Exhibit No.	Description
10.25	364-Day Credit Agreement ($1,000,000,000), dated as of April 4, 2007, between NYSE Euronext, the Subsidiary Borrowers party hereto, the Lenders party thereto, JPMorgan Chase Bank, N.A. as Administrative Agent, and the other financial institutions party thereto as agents (Incorporated by reference to Exhibit 10.5 to NYSE Euronext’s current report on Form 8-K filed with the SEC on April 9, 2007).

10.26	Credit Agreement ($2,000,000,000), dated as of April 4, 2007, between NYSE Euronext, the Subsidiary Borrowers party thereto, the Lenders party hereto, JPMorgan Chase Bank, N.A. as Administrative Agent, and the other financial institutions party thereto as agents (Incorporated by reference to Exhibit 10.5 to NYSE Euronext’s current report on Form 8-K filed with the SEC on April 9, 2007).

10.27	Trust Agreement, dated as of April 4, 2007, by and among NYSE Euronext, NYSE Group, Inc., Wilmington Trust Company, as Delaware Trustee, Jacques de Larosière de Champfeu, as Trustee, Charles K. Gifford, as Trustee and, John Shepard Reed, as Trustee (Incorporated by reference to Exhibit 10.27 to Amendment No. 1 to NYSE Euronext’s Annual Report on Form 10-K filed with the SEC on May 1, 2007).

10.28	Governance and Option Agreement, dated as of April 4, 2007, by and among NYSE Euronext, Euronext N.V., NYSE Euronext (Holding) N.V. and Stichting NYSE Euronext. (Incorporated by reference to Exhibit 10.28 to Amendment No. 1 to NYSE Euronext’s Report on Form 10-K filed with the SEC on May 1, 2007).

10.29	NYSE Group, Inc. 2006 Stock Incentive Plan (Incorporated by reference to Exhibit 99.1 to NYSE Group, Inc.’s registration statement on Form S-8 (File No. 333-132284)) (Incorporated by reference to Exhibit 10.28 to Amendment No. 1 to NYSE Euronext’s Annual Report on Form 10-K filed with the SEC on May 1, 2007).

10.30	Form of Restricted Stock Unit Agreement Pursuant to NYSE Group, Inc. 2006 Stock Incentive Plan (Incorporated by reference to Exhibit 10.1 to NYSE Group Inc.’s current report on Form 8-K filed with the SEC on June 7, 2006).

10.31	NYSE Group, Inc. 2006 Annual Performance Bonus Plan (Incorporated by reference to Exhibit 10.22 to NYSE Group, Inc.’s registration statement on Form S-1 (File No. 333-132390)).

10.32	New York Stock Exchange, Inc. Supplemental Executive Retirement Plan (Incorporated by reference to Exhibit 10.23 to NYSE Group, Inc.’s Annual Report on Form 10-K filed with the SEC on March 31, 2006).

10.33	Amendment No. 1 to the New York Stock Exchange, Inc. Supplemental Executive Retirement Plan (Incorporated by reference to Exhibit 10.24 to NYSE Group, Inc.’s Annual Report on Form 10-K filed with the SEC on March 31, 2006).

10.34	Amendment No. 2 to the New York Stock Exchange, Inc. Supplemental Executive Retirement Plan (Incorporated by reference to Exhibit 10.25 to NYSE Group, Inc.’s Annual Report on Form 10-K filed with the SEC on March 31, 2006).

10.35	Amendment to the New York Stock Exchange, Inc. Supplemental Executive Retirement Plan (Incorporated by reference to Exhibit 10.26 to NYSE Group, Inc.’s Annual Report on Form 10-K filed with the SEC on March 31, 2006).

10.36	Trust Under the New York Stock Exchange, Inc. Supplemental Executive Retirement Plan (Incorporated by reference to Exhibit 10.27 to NYSE Group, Inc.’s Annual Report on Form 10-K filed with the SEC on March 31, 2006).

10.37	New York Stock Exchange, Inc. Supplemental Executive Savings Plan (Incorporated by reference to Exhibit 10.28 to NYSE Group, Inc.’s Annual Report on Form 10-K filed with the SEC on March 31, 2006).

Exhibit No.	Description
10.38	Amendment No. 1 to the New York Stock Exchange, Inc. Supplemental Executive Savings Plan (Incorporated by reference to Exhibit 10.29 to NYSE Group, Inc.’s Annual Report on Form 10-K filed with the SEC on March 31, 2006).

10.39	Amendment No. 2 to the New York Stock Exchange, Inc. Supplemental Executive Savings Plan (Incorporated by reference to Exhibit 10.30 to NYSE Group, Inc.’s Annual Report on Form 10-K filed with the SEC on March 31, 2006).

10.40	Amendment No. 3 to the New York Stock Exchange, Inc. Supplemental Executive Savings Plan (Incorporated by reference to Exhibit 10.31 to NYSE Group, Inc.’s Annual Report on Form 10-K filed with the SEC on March 31, 2006).

10.41	Amendment No. 4 to the New York Stock Exchange, Inc. Supplemental Executive Savings Plan (Incorporated by reference to Exhibit 10.32 to NYSE Group, Inc.’s Annual Report on Form 10-K filed with the SEC on March 31, 2006).

10.42	Trust Under the New York Stock Exchange, Inc. Supplemental Executive Benefits Plans (Incorporated by reference to Exhibit 10.33 to NYSE Group, Inc.’s Annual Report on Form 10-K filed with the SEC on March 31, 2006).

10.43	New York Stock Exchange, Inc. Capital Accumulation Plan (Incorporated by reference to Exhibit 10.34 to NYSE Group, Inc.’s Annual Report on Form 10-K filed with the SEC on March 31, 2006).

10.44	Amendment No. 1 to the New York Stock Exchange, Inc. Capital Accumulation Plan (Incorporated by reference to Exhibit 10.35 to NYSE Group, Inc.’s Annual Report on Form 10-K filed with the SEC on March 31, 2006).

10.45	Amendment No. 2 to the New York Stock Exchange, Inc. Capital Accumulation Plan (Incorporated by reference to Exhibit 10.36 to NYSE Group, Inc.’s Annual Report on Form 10-K filed with the SEC on March 31, 2006).

10.46	Amendment No. 3 to the New York Stock Exchange, Inc. Capital Accumulation Plan (Incorporated by reference to Exhibit 10.37 to NYSE Group, Inc.’s Annual Report on Form 10-K filed with the SEC on March 31, 2006).

10.47	New York Stock Exchange, Inc. Deferred Compensation Plan for Performance Awards (Incorporated by reference to Exhibit 10.38 to NYSE Group, Inc.’s Annual Report on Form 10-K filed with the SEC on March 31, 2006).

10.48	Amendment No. 1 to the New York Stock Exchange, Inc. Deferred Compensation Plan for Performance Awards (Incorporated by reference to Exhibit 10.39 to NYSE Group, Inc.’s Annual Report on Form 10-K filed with the SEC on March 31, 2006).

10.49	Amendment No. 2 to the New York Stock Exchange, Inc. Long Term Incentive Deferral Plan (Incorporated by reference to Exhibit 10.40 to NYSE Group, Inc.’s Annual Report on Form 10-K filed with the SEC on March 31, 2006).

10.50	New York Stock Exchange, Inc. ICP Award Deferral Plan (Incorporated by reference to Exhibit 10.41 to NYSE Group, Inc.’s Annual Report on Form 10-K filed with the SEC on March 31, 2006).

10.51	Amendment No. 1 to the New York Stock Exchange, Inc. ICP Award Deferral Plan (Incorporated by reference to Exhibit 10.42 to NYSE Group, Inc.’s Annual Report on Form 10-K filed with the SEC on March 31, 2006).

Exhibit No.	Description
10.52	Archipelago Holdings, L.L.C. 2000 Long-Term Incentive Plan (Incorporated by reference to Exhibit 10.16 to Archipelago Holdings, Inc.’s registration statement on Form S-1 filed with the SEC on March 31, 2004 (File No. 333-113226)).

10.53	Archipelago Holdings, L.L.C. 2003 Long-Term Incentive Plan (Incorporated by reference to Exhibit 10.17 to Archipelago Holdings, Inc.’s registration statement on Form S-1 filed with the SEC on March 31, 2004 (File No. 333-113226)).

10.54	Archipelago Holdings 2004 Stock Incentive Plan (Incorporated by reference to Exhibit 10.18 to Archipelago Holdings, Inc.’s registration statement on Form S-1 filed with the SEC on March 31, 2004 (File No. 333-113226)).

10.55	Société des Bourses Françaises (SFB) stock option plan (Incorporated by reference to Exhibit 10.54 to NYSE Euronext’s registration statement on Form S-4 (File No. 333-137506)).

10.56	Euronext 2001 stock option plan (Incorporated by reference to Exhibit 10.55 to NYSE Euronext’s registration statement on Form S-4 (File No. 333-137506)).

10.57	Euronext 2002 stock option plan (Incorporated by reference to Exhibit 10.56 to NYSE Euronext’s registration statement on Form S-4 (File No. 333-137506)).

10.58	Euronext 2004 stock option plan (Incorporated by reference to Exhibit 10.57 to NYSE Euronext’s registration statement on Form S-4 (File No. 333-137506)).

10.59	Euronext 2005 Executive Incentive Plan and rules (Incorporated by reference to Exhibit 10.58 to NYSE Euronext’s registration statement on Form S-4 (File No. 333-137506)).

10.60	Employment Agreement, dated as of September 8, 2004 between Euronext Amsterdam N.V. and Mr. J.J.M. van der Does de Willebois (Incorporated by reference to Exhibit 10.59 to NYSE Euronext’s registration statement on Form S-4 (File No. 333-137506)).

10.61	Employment Agreement, dated as of July 8, 1999 between Liffe Administration and Management and Mr. Hugh Ronald Freedberg (Incorporated by reference to Exhibit 10.60 to NYSE Euronext’s registration statement on Form S-4 (File No. 333-137506)).

10.64	Employment Agreement, dated as of January 26, 2005 between Euronext Lisbon and Dr. Miguel Athayde Marques (Incorporated by reference to Exhibit 10.63 to NYSE Euronext’s registration statement on Form S-4 (File No. 333-137506)).

10.65	Euronext N.V. All Employee Share Purchase and Match Plan 2006 (Incorporated by reference to Exhibit 99.10 to NYSE Euronext’s registration statement on Form S-8 (File No. 333-141869)).

10.66	Euronext N.V. HM Revenue and Customs Approved Share Incentive Plan 2006 (Incorporated by reference to Exhibit 99.11 to NYSE Euronext’s registration statement on Form S-8 (File No. 333-141869)).

10.67	Euronext N.V. Share Purchase and Match French Plan (Incorporated by reference to Exhibit 99.12 to NYSE Euronext’s registration statement on Form S-8 (File No. 333-141869)).

10.68	Asset Purchase Agreement by and among NYSE Group, Inc., NYSE Regulation, Inc. and National Association of Securities Dealers, Inc. dated as of July 30, 2007 (Incorporated by reference to Exhibit 10.1 to NYSE Euronext’s Quarterly Report on Form 10-Q filed with the SEC on November 13, 2007).

10.69	Separation Agreement, by and between NYSE Euronext and Gerald D. Putnam, dated September 17, 2007 (Incorporated by reference to Exhibit 99.1 to NYSE Euronext’s current report on Form 8-K filed with the SEC on September 20, 2007).

Exhibit No.	Description
10.70	Consulting Agreement, by and between NYSE Euronext and Gerald D. Putnam, dated September 17, 2007 (Incorporated by reference to Exhibit 99.2 to NYSE Euronext’s current report on Form 8-K filed with the SEC on September 20, 2007).

10.71	Letter Agreement by and between Duncan L. Niederauer and NYSE Euronext, dated November 14, 2007 (Incorporated by reference to Exhibit 99.1 to NYSE Euronext’s current report on Form 8-K filed with the SEC on November 16, 2007).

10.72	Employment Agreement by and between Bruno Colmant and Euronext Brussels N.V./S.A., dated September 7, 2007. ‡

10.73	Employment Agreement by and between Philippe Duranton and NYSE Euronext, dated February 5, 2008. ‡

10.74	Employment Agreement by and between John Halvey and NYSE Euronext, dated February 11, 2008. †

21.1	List of Subsidiaries of NYSE Euronext. †

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for NYSE Euronext.

23.2	Consent of KPMG Accountants N.V., joint independent accountants for Euronext N.V.

23.3	Consent of Ernst & Young Accountants, joint independent accountants for Euronext N.V.

23.4	Consent of Wachtell, Lipton, Rosen & Katz for opinion regarding legality of securities being registered (included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference).§

23.5	Consent of Wachtell, Lipton, Rosen & Katz for opinion regarding U.S. federal income tax matters (included as part of its opinion filed as Exhibit 8.1).§

23.6	Consent of Milbank, Tweed, Hadley & McCloy LLP for opinion regarding U.S. federal income tax matters (included as part of its opinion filed as Exhibit 8.2).§

24.1	Power of Attorney. ‡

99.1	Opinion of Lehman Brothers (included as Annex B to the proxy statement-prospectus forming a part of this Registration Statement).

99.2	Opinion of Morgan Stanley & Co. Incorporated (included as Annex C to the proxy statement-prospectus forming a part of this Registration Statement).

99.3	Consent of Lehman Brothers.

99.4	Consent of Morgan Stanley & Co. Incorporated. ‡

99.5	Form of Proxy of The Amex Membership Corporation. †

*	Portions of the exhibit have been omitted pursuant to a request for confidential treatment.
§	To be filed by amendment.
‡	Previously filed with the initial filing of this Registration Statement.
†	Previously filed with Amendment No. 1 to this Registration Statement.

ITEM	22. UNDERTAKINGS

(A)    The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B)  (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(D)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into this registration statement pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; this includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(E)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on April 18, 2008.

NYSE EURONEXT

By:	/S/ DUNCAN L. NIEDERAUER
Name:	Duncan L. Niederauer
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ DUNCAN L. NIEDERAUER Duncan L. Niederauer	Chief Executive Officer and Director (Principal Executive Officer)	April 18, 2008

/S/ JOOST VAN DER DOES DE WILLEBOIS Joost van der Does de Willebois	Acting Chief Financial Officer (Principal Financial Officer)	April 18, 2008

/S/ STÉPHANE BIEHLER Stéphane Biehler	Senior Vice President, Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)	April 18, 2008

* Jan-Michiel Hessels	Director (Chairman)	April 18, 2008

* Marshall N. Carter	Director (Deputy Chairman)	April 18, 2008

* Jean-François Théodore	Director (Deputy Chief Executive Officer)	April 18, 2008

* Ellyn L. Brown	Director	April 18, 2008

* Sir George Cox	Director	April 18, 2008

* Andre Dirckx	Director	April 18, 2008

* William E. Ford	Director	April 18, 2008

* Sylvain Hefes	Director	April 18, 2008

Signature	Title	Date

* Dominique Hoenn	Director	April 18, 2008

* Patrick Houël	Director	April 18, 2008

* Shirley Ann Jackson	Director	April 18, 2008

* James S. McDonald	Director	April 18, 2008

* Duncan M. McFarland	Director	April 18, 2008

* James J. McNulty	Director	April 18, 2008

* Baron Jean Peterbroeck	Director	April 18, 2008

* Alice M. Rivlin	Director	April 18, 2008

* Ricardo Salgado	Director	April 18, 2008

* Robert B. Shapiro	Director	April 18, 2008

* Rijnhard van Tets	Director	April 18, 2008

* Karl M. von der Heyden	Director	April 18, 2008

* Sir Brian Williamson	Director	April 18, 2008

*By:	/S/ JANET KISSANE
Janet Kissane Attorney-in-Fact